As filed with the Securities and Exchange Commission on October 1, 2008

Registration No. 333-151670

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HECKMANN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6770	26-0287117
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75080 Frank Sinatra Drive

Palm Desert, California 92211

(760) 341-3606

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Heckmann

Chairman and Chief Executive Officer

75080 Frank Sinatra Dr.

Palm Desert, California 92211

(760) 341-3606

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven D. Pidgeon, Esq. David P. Lewis, Esq. Jeffrey Thacker, Esq. DLA Piper LLP (US) 2415 East Camelback Road, Suite 700 Phoenix, Arizona 85016 (480) 606-5100	Xu Hong Bin President China Water and Drinks Inc. Unit 607, 6/F Concordia Plaza 1 Science Museum Road Tsimshatsui East, Kowloon, Hong Kong, Peoples’ Republic of China +86-755-25526332	Richard S. Green, Esq. Joseph R. Tiano, Jr., Esq. Thelen Reid Brown Raysman & Steiner LLP 875 Third Avenue, 10th Floor New York, New York 10022 (212) 603-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐  Large accelerated filer    ☐  Accelerated filer    ☒  Non-accelerated filer    ☐  Smaller reporting company

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy and information statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy and information statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy and information statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED October 1, 2008

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF HECKMANN CORPORATION

INFORMATION STATEMENT FOR THE STOCKHOLDERS OF CHINA WATER AND DRINKS INC.

PROSPECTUS FOR UP TO 64,308,149 SHARES OF COMMON STOCK OF HECKMANN CORPORATION

Heckmann Corporation	China Water and Drinks Inc.

PROPOSED MERGER

The boards of directors of Heckmann Corporation (“Heckmann”) and China Water and Drinks Inc. (“China Water”), and the stockholders of China Water, have approved a merger between Heckmann and China Water. Heckmann and China Water believe that the proposed merger will better position the combined company to compete in the rapidly growing bottled water industry in China.

Heckmann and China Water have entered into an Agreement and Plan of Merger and Reorganization pursuant to which China Water will merge with and into a newly formed, wholly-owned subsidiary of Heckmann, with the subsidiary surviving and continuing its existence as a wholly-owned subsidiary of Heckmann.

In the proposed merger, each outstanding share of China Water common stock will be converted into the right to receive (i) for each share of China Water common stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to the terms of the merger agreement, $5.00 in cash; and (ii) for each share of China Water common stock with respect to which an election to receive cash has not been effectively made or has been revoked pursuant to the terms of the merger agreement, the right to receive 0.8 of a share of Heckmann common stock, which we refer to as the exchange ratio. Holders of China Water common stock may elect to receive cash for all or any part of their shares of China Water common stock. They will receive Heckmann common stock for shares with respect to which they do not make a cash election. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. Heckmann stockholders will continue to own their existing shares, which will not be exchanged in connection with the merger. The value of the stock merger consideration that may be received by China Water stockholders in exchange for their shares of China Water common stock will fluctuate with the market price of Heckmann common stock. Heckmann common stock is listed on the New York Stock Exchange under the symbol “HEK.” China Water common stock is quoted on the OTC Bulletin Board under the symbol “CWDK”.

Based on the average closing sale price for Heckmann common stock during the five-day trading period beginning two days before the date of the announcement of the merger on May 20, 2008 of $7.77, the 0.8 exchange ratio represented approximately $6.21 in value for each share of China Water common stock, a discount of 36.3% from the closing price of China Water common stock quoted on the OTC Bulletin Board on May 19, 2008. Based on the closing sale price for Heckmann common stock on September 30, 2008 of $8.25, the latest practicable date before the printing of this joint proxy and information statement/prospectus, which we refer to as this “Proxy Statement,” the 0.8 exchange ratio represented approximately $6.60 in value for each share of China Water common stock, a discount of 32.3% from the closing price of China Water common stock quoted on the OTC Bulletin Board on May 19, 2008. As of September 30, 2008, based on Heckmann’s closing stock price on such date and on cash and stock elections made by China Water stockholders to date and the assumption that all China Water stockholders that have not made an election to date will elect to take Heckmann common stock, the aggregate consideration that may be payable by Heckmann in connection with the merger is $562.7 million.

The $5.00 cash price per share in the merger represented a discount of 48.7% from the closing price of China Water common stock quoted on the OTC Bulletin Board on May 19, 2008. For the reasons explained in this Proxy Statement, including China Water’s de minimis public float of approximately 150,000 shares (out of 111.4 million outstanding shares on a fully diluted basis) and minimal average daily trading volume of approximately 4,100 shares between May 30, 2007 (the date of China Water’s 2007 reverse merger) and the date of the merger agreement, Heckmann and China Water do not believe that the quoted price of China Water common stock conclusively reflects China Water’s value.

Pursuant to agreements entered into with Heckmann and China Water when the merger agreement was executed, existing and former members of China Water’s management, and China Water’s existing noteholders and private placement investors irrevocably elected to receive Heckmann common stock in the merger in respect of approximately 70.1 million shares of China Water common stock (out of approximately 111.4 million shares of China Water common stock outstanding on an as converted basis), and to receive cash in the merger in respect of approximately 33.0 million shares of China Water common stock (for aggregate cash proceeds of $165.0 million).

However, in light of the recent instability in the credit and capital markets, Heckmann determined that it would be prudent to preserve more of its cash to fulfill its acquisition strategy and, conversely, to reduce its potential dependence on credit arrangements to finance planned growth. To facilitate implementation of this plan of action, Heckmann and existing and former members of China Water management as well as certain stockholders that are parties to an undertaking agreement entered into amendments to the majority stockholder written consent and undertaking agreements and related documents. Pursuant to these agreements, (i) Mr. Xu, the President of China Water, agreed to reduce his cash consideration from the $5.00 per share payable in the merger, to $2.77, for 5.4 million of his shares of China Water common stock (ii) two other members of management of China Water agreed to sell an aggregate of 4.4 million shares of their China Water common stock to Heckmann prior to the merger at an average price of $1.35 per share, and (iii) Chen Xing Hua, China Water’s former chief executive officer, and the China Water stockholders that are party to the undertaking agreement, agreed to sell their current China Water stockholdings (23.2 million shares in the aggregate) to Heckmann immediately prior to the merger for an average of $1.04 per share.

As a result, Heckmann will reduce from $165 million to $45 million the cash required to purchase these 33.0 million shares, preserving $120 million in additional cash to fund future planned growth. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Instead, Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer to certain stockholders, in order to induce them to accept less than the $5.00 per share in cash that would have been payable to them in the merger, 7.6 million of his remaining 30.6 million shares of China Water common stock. Each of the recipients of Mr. Xu’s shares of China Water common stock will receive Heckmann common stock in exchange for such shares at the exchange ratio in the merger. No other stockholders of China Water are directly affected by these changes. All China Water stockholders who have not yet made elections relating to the merger will receive 0.8 shares of Heckmann common stock, or if they so elect, $5.00 in cash for each share of China Water common stock they own.

In addition to the aggregate consideration that may be payable by Heckmann to holders of China Water’s common stock if the merger is completed, Heckmann has agreed, if it achieves certain financial milestones described herein for its fiscal year ending December 31, 2009, to make contingent payments in 2010 of $45.0 million to China Water’s existing noteholders and $85.5 million to China Water’s existing private placement investors, in each case in consideration for granting certain waivers, releases, suspensions, and relinquishments of rights related to their China Water securities, and $15.0 million to China Water’s management. See “Related Agreements.”

Heckmann stockholders: Your vote is very important. The merger cannot be completed unless Heckmann stockholders adopt and approve the amendment to Heckmann’s certificate of incorporation to provide for its perpetual existence, approve the merger and adopt and approve the merger agreement, and approve the issuance of Heckmann common stock in the merger. In addition, the merger cannot be completed if public stockholders of Heckmann owning 30% or more of the shares issued by Heckmann in its initial public offering vote against the merger and exercise their rights to have their shares converted into the right to receive cash from Heckmann’s trust account, in the manner described herein. Heckmann is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about this meeting, the merger and the other business to be considered by Heckmann stockholders is contained in this Proxy Statement. We urge you to read this Proxy Statement carefully. You should also carefully consider the risk factors beginning on page 28.

Whether or not you plan to attend the Heckmann special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The Heckmann board of directors recommends that you vote FOR the proposal to adopt and approve an amendment to Heckmann’s certificate of incorporation to provide for its perpetual existence, FOR the proposal to approve the merger and adopt and approve the merger agreement, and FOR the proposal to approve the issuance of Heckmann common stock in the merger.

China Water stockholders: The holders of a majority of the outstanding shares of China Water common stock have approved the merger and adopted and approved the merger agreement. No further vote of China Water stockholders will be taken, and no proxies or consents from China Water stockholders are being solicited hereby. Rather, for China Water stockholders, this Proxy Statement is intended to serve as an information statement of China Water and prospectus of Heckmann Corporation to provide China Water stockholders with information about the terms of the merger agreement, as amended, the merger, the impact of the transactions contemplated thereby and the business of the combined companies. We urge you to read this Proxy Statement carefully. You should also carefully consider the risk factors beginning on page 28.

Richard J. Heckmann	Xu Hong Bin
Chairman and Chief Executive Officer	President
Heckmann Corporation	China Water and Drinks Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this Proxy Statement is accurate or complete. Any representation to the contrary is a criminal offense.

This Proxy Statement is dated October 2, 2008, and is first being mailed to stockholders of Heckmann and China Water on or about October 2, 2008.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON October 30, 2008

To the Stockholders of Heckmann Corporation:

A special meeting of stockholders of Heckmann Corporation will be held at Heckmann’s headquarters, which are located at 75080 Frank Sinatra Drive, Palm Desert, California 92211, on October 30, 2008 at 10:00 a.m., local time, for the following purposes:

1. To adopt and approve an amendment to Heckmann’s certificate of incorporation to provide for the corporation to have perpetual existence (the “Charter Amendment Proposal”).

2. To adopt and approve the Agreement and Plan of Merger and Reorganization, dated as of May 19, 2008, by and among Heckmann Corporation, Heckmann Acquisition II Corporation, and China Water and Drinks Inc., as the same may be amended from time to time, and approve the merger contemplated thereby and related transactions, which include Heckmann’s planned purchase immediately prior to the effective time of the merger of approximately 33.0 million shares of China Water and Drinks, Inc. common stock from certain existing and former members of China Water and Drinks Inc.’s management as well as certain other stockholders at cash prices ranging from $1.04 to $2.77 per share. (the “Business Combination Proposal”).

3. To approve the issuance of Heckmann common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 19, 2008, by and among Heckmann Corporation, Heckmann Acquisition II Corporation, and China Water and Drinks Inc., as the same may be amended from time to time (the “Share Issuance Proposal”).

4. To approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first three proposals listed above (the “Adjournment and Postponement Proposal”).

5. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The first three proposals listed above are conditioned upon each other and the approval of each of the first three proposals is required for completion of the merger. The accompanying Proxy Statement further describes the matters to be considered at the meeting. A copy of the merger agreement has been included as Annex A to the Proxy Statement.

The Heckmann board of directors has set September 15, 2008 as the record date for the special meeting. Only holders of record of Heckmann common stock at the close of business on September 15, 2008 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. The special meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:30 a.m., local time, and you should allow ample time for check-in procedures. Any stockholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Heckmann common stock. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

The Heckmann board of directors recommends that you vote FOR the Charter Amendment Proposal, FOR the Business Combination Proposal, FOR the Share Issuance Proposal, and FOR the Adjournment and Postponement Proposal.

By Order of the Board of Directors,

Richard J. Heckmann
Chairman and Chief Executive Officer
Palm Desert, California
October 2, 2008

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL DF KING & CO., INC. AT (800) 735-3591 (TOLL FREE) OR (212) 269-5550 (COLLECT).

SUBMITTING A PROXY BY INTERNET OR BY TELEPHONE

Heckmann stockholders of record on the close of business on September 15, 2008, the record date for the Heckmann special meeting, may submit their proxies by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by Internet, please contact DF King & Co., Inc. by telephone at (800) 735-3591 (toll free) or (212) 269-5550 (collect).

China Water and Drinks Inc.

PROXY AND INFORMATION STATEMENT/PROSPECTUS, DATED OCTOBER 2, 2008

To the Stockholders of China Water and Drinks Inc.:

This Proxy and Information Statement/Prospectus is intended to serve as an information statement of China Water and prospectus of Heckmann Corporation to provide China Water stockholders with information about the terms of the Agreement and Plan of Merger and Reorganization dated May 19, 2008 by and among China Water, Heckmann Corporation and Heckmann Acquisition II Corp., which is the wholly-owned subsidiary of Heckmann Corporation, the merger, the impact of the transactions contemplated thereby and the business of the combined companies.

This Proxy and Information Statement/Prospectus is first being mailed on or about October 2, 2008 to the holders of record of the outstanding shares of common stock, $.001 par value per share, of China Water as of the close of business on September 15, 2008.

This Proxy and Information Statement/Prospectus relates to two majority stockholder written consent agreements, both dated May 19, 2008, as amended, pursuant to which holders of a majority of the outstanding shares of China Water common stock executed and delivered a written consent in lieu of a meeting of stockholders adopting and approving the merger agreement and approving the merger in accordance with the merger agreement, Chapters 78 and 92A of the Nevada Revised Statutes and China Water’s bylaws. Adoption of the merger agreement also constitutes approval of the other transactions contemplated by the merger agreement.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

PLEASE NOTE THAT THIS PROXY AND INFORMATION STATEMENT/PROSPECTUS IS NOT A REQUEST FOR A VOTE BY OR PROXY FROM ANY STOCKHOLDER OF CHINA WATER, BUT RATHER SERVES AS AN INFORMATION STATEMENT FOR CHINA WATER STOCKHOLDERS DESIGNED SOLELY TO INFORM THEM OF THE MERGER AGREEMENT AND THE IMPACT OF THE MERGER TRANSACTION CONTEMPLATED THEREBY PURSUANT TO THE REQUIREMENTS OF APPLICABLE LAW.

Brokerage houses, nominees, custodians, fiduciaries and other like parties are being asked to forward this Proxy and Information Statement/Prospectus to the beneficial owners of China Water common stock held of record as of the close of business on September 15, 2008.

By Order of the Board of Directors,

Xu Hong Bin
President

i

(continued)

(continued)

(continued)

ANNEXES

Annex A	Agreement and Plan of Merger and Reorganization, dated as of May 19, 2008, by and among Heckmann Corporation, Heckmann Acquisition II Corporation, and China Water and Drinks Inc. and Amendment No. 1

Annex B	Form of Majority Stockholder Written Consent Agreement (Xu Hong Bin), Form of Amendment No. 1, and Form of Amendment No. 2

Annex C	Form of Majority Stockholder Written Consent Agreement (Chen Xing Hua) and Form of Amendment No. 1

Annex D	Form of Undertaking Agreement and Form of Amendment No. 1

Annex E	Form of Release Agreement

Annex F	Form of Conversion Agreement

Annex G	Form of Registration Rights Agreement

Annex H	Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation of Heckmann Corporation

QUESTIONS AND ANSWERS ABOUT THE HECKMANN SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the Heckmann special meeting and about the merger transaction. The following questions and answers may not include all the information that is important to stockholders of Heckmann or China Water. We urge stockholders to read carefully this entire Proxy Statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving these materials?

A.	Heckmann or China Water is sending you these materials to provide information to the holders of Heckmann common stock and China Water common stock about the proposed merger and related transactions, and to help holders of shares of Heckmann common stock to decide how to vote their shares of Heckmann common stock with respect to these matters.

Q:	What is being voted on?

A.	Heckmann stockholders are being asked to vote on four proposals:

•

To adopt and approve an amendment to the certificate of incorporation of Heckmann to provide for Heckmann to have perpetual existence. We refer to this proposal in this Proxy Statement as the “Charter Amendment Proposal.”

•

To adopt and approve the Agreement and Plan of Merger and Reorganization, dated as of May 19, 2008, by and among Heckmann Corporation, Heckmann Acquisition II Corporation, and China Water and Drinks Inc., as the same may be amended from time to time, and to approve the merger contemplated thereby and the related transactions, which include Heckmann’s planned purchase immediately prior to the effective time of the merger of approximately 33.0 million shares of China Water common stock from certain existing and former members of China Water management as well as certain other stockholders at cash pries ranging from $1.04 to $2.77 per share. We refer to this proposal in this Proxy Statement as the “Business Combination Proposal.”

•

To approve the issuance of Heckmann common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 19, 2008, by and among Heckmann Corporation, Heckmann Acquisition II Corporation, and China Water and Drinks Inc., as the same may be amended from time to time. We refer to this proposal in this Proxy Statement as the “Share Issuance Proposal.”

•

To approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first three proposals listed above. We refer to this proposal in this Proxy Statement as the “Adjournment and Postponement Proposal.”

The merger cannot be completed unless Heckmann stockholders approve each of the Charter Amendment Proposal, the Business Combination Proposal, and the Share Issuance Proposal. Heckmann is holding its special meeting of stockholders to vote on the proposals necessary to complete the merger. Information about this meeting, the merger and the other business to be considered by Heckmann stockholders is contained in this Proxy Statement.

We are delivering this document to you as a proxy statement and prospectus of Heckmann and as an information statement of China Water. It is a proxy statement of Heckmann because the board of directors of Heckmann is soliciting proxies from its stockholders, and it is a prospectus of Heckmann because Heckmann will exchange shares of its common stock for shares of China Water common stock in the merger. It is an information statement of China Water because, insofar as the holders of a majority of the outstanding shares of common stock of China Water have approved the merger, no further vote by China Water stockholders is required. The board of directors of China Water is not soliciting proxies or consents but only providing information about the transaction to China Water stockholders.

v

Q.	Why is Heckmann proposing the merger?

A.	Heckmann is a blank-check company formed specifically as a vehicle for the acquisition of or merger with a business whose net assets have a fair market value of at least 80% of the net assets of Heckmann (sometimes referred to herein as a “qualifying business combination”). In the course of Heckmann’s search for a business combination partner, Heckmann was introduced to China Water, a company involved in the bottled water business in China. The board of directors of Heckmann is attracted to China Water because of the opportunity it presents to capitalize on the significant growth in the consumption of bottled water in China, to capitalize on China Water’s well-established bottled water platform and strong growth potential, to combine China Water’s business and management with the Heckmann management team’s proven track record in the water sector and strong operating, strategic, and transaction experience, and to provide Heckmann with a platform to build a global company in an industry that it believes is ready for significant consolidation. As a result, Heckmann believes that the merger with China Water will provide Heckmann stockholders with an opportunity to merge with, and participate in, a company with significant growth potential.

Q:	What will stockholders receive in the merger?

A.	At the effective time of the merger, each holder of an outstanding share of China Water common stock will be entitled to receive the following:

•

for each share of China Water common stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to the terms of the merger agreement, the right to receive $5.00 in cash from Heckmann; and

•

for each share of China Water common stock with respect to which an election to receive cash has not been effectively made or has been revoked pursuant to the terms of the merger agreement, the right to receive 0.8 of a share of Heckmann common stock, which we refer to as the exchange ratio. Holders of China Water common stock receiving Heckmann common stock in the merger will not receive any fractional Heckmann shares in the merger. Instead, the total number of shares of Heckmann common stock that a holder of China Water common stock will receive for any shares of China Water common stock as to which a cash election is not made will be rounded down to the nearest whole number, and Heckmann will pay cash for any resulting fractional share that a China Water stockholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of Heckmann common stock will be determined by multiplying the fraction by the closing price for Heckmann common stock on the New York Stock Exchange on the date that the merger becomes effective.

Pursuant to agreements entered into with Heckmann and China Water when the merger agreement was signed, existing and former members of China Water’s management, and China Water’s existing noteholders and private placement investors irrevocably elected to receive Heckmann common stock in the merger in respect of approximately 70.1 million shares of China Water common stock (out of approximately 111.4 million shares of China Water common stock outstanding on an as converted basis), and to receive cash in the merger in respect of approximately 33.0 million shares of China Water common stock (for aggregate cash proceeds of $165.0 million). See the section of this Proxy Statement entitled “Related Agreements” for more information.

However, in light of the recent instability in the credit and capital markets, Heckmann determined that it would be prudent to preserve more of its cash to fulfill its acquisition strategy and, conversely, to reduce its potential dependence on credit arrangements to finance planned growth. In addition, Mr. Heckmann believed that an overall purchase price reduction (offset in part by a rise in the price of Heckmann stock since the merger was announced) was appropriate in light of the marked increase in volatility in the capital markets, overall loss of significant value in those markets, and, in particular, the recent downturn in the price of small cap China-based companies. To facilitate implementation of this plan of action, Heckmann and existing and former members of China Water management as well as certain stockholders that are parties to the undertaking agreement entered into amendments to the majority stockholder written consent and undertaking agreements and related documents. Pursuant to these agreements, (i) Xu Hong Bin, the president of China Water, agreed to reduce his cash consideration from the $5.00 per share payable in the merger, to $2.77, for 5.4 million of his shares of China Water common stock (ii) Ng Tak Kau and Jin Shu Xing, two members of China Water’s management, agreed to sell an aggregate of 4.4 million shares of their China Water common stock to Heckmann prior to the merger at an average price of $1.35 per share, and (iii) Chen Xing Hua, China Water’s former chief executive officer, and certain China Water stockholders that are party to the undertaking agreement, agreed to sell their current China Water stockholdings (23.2 million shares in the aggregate) to Heckmann immediately prior to the merger for an average of $1.04 per share.

As a result, Heckmann will reduce from $165 million to $45 million the cash required to purchase these 33.0 million shares, preserving $120 million in additional cash to fund future planned growth. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Instead, Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer to Mr. Chen and Lap Woon Wong, Sze Tang Li, IBroader Developments Limited and Canary Global Investments Inc. (parties to the undertaking agreement), in order to induce them to accept less than the $5.00 per share in cash that would have been payable to them in the merger, 7.6 million of his remaining 30.6 million shares of China Water common stock. Each of the recipients of Mr. Xu’s shares of China Water common stock will receive Heckmann common stock in exchange for such shares at the exchange ratio in the merger. No other stockholders of China Water are directly affected by these changes. All China Water stockholders who have not yet made elections relating to the merger will receive 0.8 shares of Heckmann common stock or, if they so elect, $5.00 in cash for each share of China Water common stock they own. See the section of this Proxy Statement entitled “Related Agreements” for more information.

In addition, in consideration for granting certain waivers, releases, suspensions, and relinquishments of rights related to their China Water securities, China Water’s existing noteholders and private placement investors are eligible to share in contingent payments of $45.0 million and $85.5 million, respectively, payable in 2010, if Heckmann achieves a stated net income target for its fiscal year ending December 31, 2009. See “Related Agreements.”

Heckmann stockholders will continue to own their existing shares, and will not need to exchange their existing shares in connection with the merger.

Q:	When do Heckmann and China Water expect to complete the merger?

A.	Heckmann and China Water expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including the receipt of stockholder approvals at the special meeting of Heckmann. Heckmann and China Water currently expect to complete the merger promptly following the stockholders meeting of Heckmann Corporation. However, it is possible that factors outside of either company’s control could cause the merger to be competed at a later time or not at all.

Q:	How does the board of directors of Heckmann recommend that I vote?

A.	The Heckmann board of directors recommends that holders of Heckmann common stock vote FOR the Charter Amendment Proposal, FOR the Business Combination Proposal, FOR the Share Issuance Proposal, and FOR the Adjournment and Postponement Proposal.

Q:	What vote is required of Heckmann stockholders to approve each proposal?

A.	To approve the Charter Amendment Proposal: the affirmative vote of a majority of the outstanding shares of common stock of Heckmann entitled to vote at the special meeting, including a majority of the shares of Heckmann common stock voted by Heckmann’s public stockholders, is required to approve the Charter Amendment Proposal.

To approve the Business Combination Proposal: the affirmative vote of a majority of the outstanding shares of common stock of Heckmann entitled to vote at the special meeting, including a majority of the shares of Heckmann common stock voted by Heckmann’s public stockholders, is required to approve the Business Combination Proposal.

To approve the Share Issuance Proposal: the affirmative vote of a majority of votes cast by holders of Heckmann common stock entitled to vote at the special meeting is required to approve the Share Issuance Proposal.

To approve the Adjournment and Postponement Proposal: the affirmative vote of a majority of votes cast by holders of Heckmann common stock entitled to vote at the meeting is required to approve the Adjournment and Postponement Proposal.

The approval of the Charter Amendment Proposal, the Business Combination Proposal, and the Share Issuance Proposal are conditioned on each other, and approval of each is required for completion of the merger.

In addition to the votes required to approve the foregoing proposals, Heckmann may proceed with the merger only if public stockholders owning less than 30% of the shares issued by Heckmann in its initial public offering vote against the merger and exercise their conversion rights, as described below.

Q:	What was the recommendation of China Water’s board of directors concerning the merger agreement and the merger?

A.	The China Water board of directors previously recommended to its stockholders they adopt and approve the merger agreement, as amended, and approve the merger.

Q:	Are China Water stockholders voting on the proposals?

A.	No.

China Water stockholders holding a majority of the outstanding shares of China Water common stock entitled to vote have already adopted and approved the merger agreement, as amended, and approved the merger by written consent. No further vote of China Water stockholders is required and no proxies or consents from China Water stockholders are being sought hereby. Rather, for China Water stockholders, this Proxy Statement is intended to serve as an information statement of China Water and prospectus of Heckmann Corporation to provide China Water stockholders with information about the terms of the merger agreement, as amended, the merger, the impact of the transactions contemplated thereby and the business of the combined companies.

Q:	What if I do not vote on the matters relating to the merger?

A.	If you are a Heckmann stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote your shares on the Charter Amendment Proposal or the Business Combination Proposal, your failure to vote or instruct your broker or other nominee how to vote will have the same effect as a vote against the Charter Amendment Proposal or the Business Combination Proposal, as applicable. If you “abstain” from voting on the Charter Amendment Proposal or the Business Combination Proposal, your shares will be counted as present for purposes of determining whether a quorum exists but will be counted as voting against the proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Charter Amendment Proposal or the Business Combination Proposal, your shares will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Charter Amendment Proposal or the Business Combination Proposal.

If you are a Heckmann stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote your shares on the Share Issuance Proposal, your failure to vote or instruct your broker or other nominee how to vote will have no effect on the outcome of the vote for this proposal. Similarly, if you “abstain” from voting on the Share Issuance Proposal, your shares will be counted as present for purposes of determining whether a quorum exists but will have no effect on the outcome of the vote for this proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Share Issuance Proposal, your shares will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Share Issuance Proposal.

Q:	What happens to the funds in the Heckmann trust account if the merger is consummated?

A.	Heckmann is a blank check development stage company formed to acquire or acquire control of one or more operating businesses through a business combination. On November 16, 2007, Heckmann consummated its initial public offering of units, each consisting of one share of common stock and one warrant exercisable for an additional share of common stock, and received proceeds of approximately $401.6 million, including net proceeds of approximately $30.6 million resulting from the underwriters’ partial exercise of their over-allotment option. Heckmann also consummated a private placement of warrants to its founders at an aggregate purchase price of $7.0 million, immediately prior to the consummation of the initial public offering. Upon the closing of the initial public offering, approximately $428.1 million was placed in a trust account to be held until the earlier of (i) the consummation of an initial business combination, or (ii) the liquidation of the company. The amount placed in the trust account consists of the proceeds of the initial public offering and the private placement, discussed above, as well as approximately $19.5 million of deferred underwriting discounts and commissions that will be released to the underwriters on completion of a business combination.

If the merger is consummated, Heckmann stockholders voting against the merger and properly exercising their conversion rights will receive their pro rata portion of the cash held in the trust account. The balance of the funds in the trust account will be released to Heckmann and will be utilized to pay the expenses of this transaction and for working capital and general corporate purposes.

Q:	What happens if the merger is not consummated?

A.	If the merger between Heckmann and China Water is not consummated, Heckmann may seek an alternative business combination. Under its certificate of incorporation as currently in effect, however, if Heckmann is unable to complete the merger with China Water, or another qualifying business combination, by November 16, 2009, its existence will automatically terminate and as promptly as practicable thereafter it will adopt a plan of distribution in accordance with Section 281(b) of the Delaware General Corporation Law. Upon adoption of the plan of distribution, the trustee will commence liquidating the investments constituting the trust account and distribute the proceeds to Heckmann’s public stockholders. Following this liquidation process, Heckmann would no longer exist as a corporation.

In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of interest amounts of up to $4.5 million previously distributed to Heckmann to cover operating expenses, up to $75,000 to pay the cost of liquidation, and income taxes payable), together with any remaining out-of-trust net assets, less any liabilities not indemnified by certain members of Heckmann’s board and not waived by the creditors, will be distributed pro rata to Heckmann’s public stockholders.

Q:	Do Heckmann stockholders have conversion rights?

A.	If you hold shares of Heckmann common stock issued in Heckmann’s initial public offering, then you have the right to vote against the Business Combination Proposal and demand that Heckmann convert these shares into a pro rata portion of the cash held in the trust account described above. The right to vote against the Business Combination Proposal and demand that your shares be converted into a pro rata portion of the cash held in the trust account is sometimes referred to herein as the “conversion right.” Holders of warrants issued by Heckmann do not have any conversion rights.

SIMPLY VOTING AGAINST THE BUSINESS COMBINATION PROPOSAL OR CHECKING THE “EXERCISE CONVERSION RIGHTS” BOX ON A PROXY CARD DOES NOT PERFECT YOUR CONVERSION RIGHTS. YOU MUST ALSO TENDER YOUR SHARES PRIOR TO THE HECKMANN SPECIAL MEETING AS DESCRIBED HEREIN.

Pursuant to the arrangements established at the time of Heckmann’s initial public offering, the merger may be consummated if the Business Combination Proposal is approved and Heckmann stockholders representing less than 30% of the outstanding shares issued in Heckmann’s initial public offering vote against the Business Combination Proposal and exercise their conversion rights in the manner described below and in the section entitled “Heckmann Special Meeting.”

Q:	If I have conversion rights, how do I exercise them?

A.	If you wish to exercise your conversion rights, you must vote against the Business Combination Proposal, demand that Heckmann convert your shares into cash by marking the appropriate space on the proxy card, and provide physical or electronic delivery of your Heckmann stock certificates prior to the special meeting. If, notwithstanding your vote against the Business Combination Proposal and exercise of your conversion rights, the Business Combination Proposal is approved and the merger is completed, then you will be entitled to receive a pro rata portion of the cash held in the trust account, which will be calculated as (a) the amount held in the trust account, including any undistributed interest earned thereon, less income taxes payable on the interest earned on the trust account (each calculated as of two business days prior to the consummation of the merger) and less any portion of the underwriters’ deferred discount, divided by (b) the total number of shares issued in Heckmann’s initial public offering. If you exercise your conversion rights, then you will be exchanging your shares of Heckmann common stock for cash and will no longer own these shares, although you will still have the right to exercise any warrants you still hold. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the merger. If you do not make a demand to exercise your conversion rights at the time you vote against the Business Combination Proposal and deliver your stock certificates prior to the special meeting (or if you do not vote against the Business Combination Proposal), you will lose your conversion rights, and that loss cannot be remedied.

Q:	How do I submit a proxy?

A.	Heckmann stockholders may submit a proxy before Heckmann’s special meeting in one of the following ways:

•	by telephone, using the toll free number shown on the instructions to your proxy card;

•	via the Internet, by visiting the website shown on the instructions to your proxy card; or

•	by mail, by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

Heckmann stockholders may also cast their votes in person at Heckmann’s special meeting.

If your shares of Heckmann common stock are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	What do I do now?

A.	If you are a Heckmann stockholder, after carefully reading and considering the information contained in this Proxy Statement, please submit a proxy to vote your shares as soon as possible so that your shares will be represented at the Heckmann special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

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Q:	When and where is the Heckmann special meeting of stockholders?

A.	The special meeting of Heckmann stockholders will be held at Heckmann’s headquarters, which are located at 75080 Frank Sinatra Drive, Palm Desert, California 92211, on October 30, 2008 at 10:00 a.m., local time. Subject to space availability, all Heckmann stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A.	A broker or other nominee of a Heckmann stockholder does not have authority to vote on the proposals described in this Proxy Statement without receiving instructions from the beneficial owner as to how the shares are to be voted. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions that your broker or other nominee provides.

Q:	What constitutes a quorum?

A.	Stockholders who hold a majority of the Heckmann common stock issued and outstanding as of the close of business on the record date for the Heckmann special meeting and who are entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the Heckmann special meeting.

Q:	May I change my vote after I have submitted my proxy?

A.	Yes. If you are a Heckmann stockholder, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of Heckmann;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•

by submitting a later dated proxy via the Internet in the same manner that you submitted your earlier proxy via the Internet or by calling the telephone number specified on your proxy card, in each case if you are eligible to submit a proxy by Internet or telephone and following the instructions on the proxy card; or

•	by attending the Heckmann special meeting and voting in person.

Your attendance at the Heckmann special meeting alone will not revoke any proxy. If you choose any of the first three methods, you must take the described action no later than the beginning of the Heckmann special meeting.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What are the material United States federal income tax consequences of the merger?

A.	In general, for United States federal income tax purposes:

•

China Water stockholders who exchange all of their shares of China Water common stock solely for cash in the merger will recognize gain or loss in an amount equal to the difference between the cash received and that stockholder’s adjusted tax basis in the shares surrendered;

•

China Water stockholders who exchange all of their shares of China Water common stock solely for Heckmann common stock in the merger will not recognize any gain or loss as a result of the exchange (other than for cash received in lieu of a fractional share of Heckmann common stock); and

•

China Water stockholders who exchange all of their shares of China Water common stock for a combination of cash and Heckmann common stock in the merger will not generally recognize any loss but will generally recognize gain, if any, on the shares so exchanged to the extent of any cash received. China Water stockholders should consult their tax advisors for a full understanding of the tax consequences to them of the merger. For further information regarding the U.S. federal income tax consequences of the merger, please see “Material United States Federal Income Tax Consequences of the Merger.”

Q:	Do I have appraisal or dissenters’ rights?

A.	Heckmann is a Delaware corporation and, under the Delaware General Corporation Law, the holders of Heckmann common stock will not be entitled to exercise any appraisal rights in connection with the merger.

China Water is a Nevada corporation and, under the Nevada Revised Statutes, the holders of China Water common stock will be entitled to exercise dissenters’ rights in connection with the merger. In general, shares of China Water common stock issued and outstanding immediately prior to the effective time of the merger that are held by a holder who (i) has not voted such shares in favor of the adoption and approval of the merger agreement and the approval of the merger, (ii) is entitled to, and who has, properly demanded and perfected dissenter’s rights for such shares of China Water common stock in accordance with Section 92A.420 of the Nevada Revised Statutes, and (iii) has not effectively withdrawn or forfeited such dissenter’s rights prior to the effective time of the merger, will not be converted into a right to receive merger consideration at the effective time. If, after the effective time of the merger, such holder fails to perfect or withdraws, forfeits or otherwise loses such holder’s dissenter’s rights, then (A) such shares of China Water common stock will be treated as if they had been converted as of the effective time of the merger into a right to receive the merger consideration, without interest thereon, and (B) such holder will receive merger consideration in accordance with the terms of the merger agreement.

Q:	If I am a China Water stockholder, should I send in my stock certificates now?

A.	No. Please do not send your stock certificates.

If you are a holder of China Water common stock, you will receive written instructions from the exchange agent on how to exchange your China Water stock certificates for cash, for certificates representing shares of Heckmann common stock or evidence of such shares in book entry form, or for some combination thereof depending on what consideration you elected to receive. Heckmann stockholders will not be exchanging their stock certificates in connection with the merger. Accordingly, Heckmann stockholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:	What if I hold warrants to purchase shares of China Water common stock?

A.	Unless previously exercised, warrants to purchase shares of China Water common stock will remain outstanding and will not be exchanged in connection with the merger. In the merger, subject to any necessary consent of holders of warrants, all outstanding China Water warrants will be converted into warrants to purchase Heckmann common stock. The number of shares issuable upon exercise of such warrants, and the exercise prices for such warrants, will be adjusted based on the exchange ratio.

Q:	Whom should I contact if I have any questions about the merger, the proxy materials or voting power?

A.	If you have any questions about the merger or if you are a Heckmann stockholder and need assistance in submitting your proxy or voting your shares or need additional copies of the Proxy Statement or the enclosed proxy card, you should contact DF King & Co., Inc., the proxy solicitation agent for Heckmann, by telephone at (800) 735-3591 (toll free) or (212) 269-5550 (collect). If your shares of Heckmann common stock are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information contained in this joint proxy and information statement/prospectus, referred to as this Proxy Statement, and does not contain all the information that may be important to you. Each section of this summary is qualified in its entirety by reference to the full discussions of the related matters in the body of this Proxy Statement, and Heckmann and China Water urge you to read carefully this Proxy Statement, including the annexes, in its entirety. Unless stated otherwise, all references in this Proxy Statement to Heckmann are to Heckmann Corporation, all references to Merger Sub are to Heckmann Acquisition II Corporation, all references to China Water are to China Water and Drinks Inc. and all references to the merger agreement are to the Agreement and Plan of Merger and Reorganization, dated as of May 19, 2008, by and among Heckmann, Merger Sub, and China Water, as amended on September 29, 2008 by Amendment No. 1 to the Agreement and Plan of Merger and Reorganization, copies of which are included as Annex A to this Proxy Statement.

The Merger

Each of the boards of directors of Heckmann and China Water, and the stockholders of China Water, have approved a merger of Heckmann and China Water. Heckmann and China Water have entered into an Agreement and Plan of Merger and Reorganization pursuant to which a newly formed, wholly-owned subsidiary of Heckmann will merge with China Water, with the subsidiary surviving and continuing its existence as a wholly-owned subsidiary of Heckmann. As a pre-condition to the merger, certain existing and former members of China Water’s management as well as certain stockholders have agreed to sell to Heckmann for $45.0 million, an average of $1.36 per share, approximately 33.0 million shares of China Water common stock. See the section of this Proxy Statement entitled “Related Agreements” for more information.

In the proposed merger, China Water stockholders will be entitled, with respect to all or any portion of their shares, to make an unconditional election to receive cash, Heckmann common stock, or a combination thereof, as described below. Heckmann’s stockholders will continue to own their existing shares, and will not need to exchange them in connection with the merger.

A copy of the merger agreement is attached as Annex A to this Proxy Statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see “The Merger Agreement” beginning on page 75.

The Parties

Heckmann

Heckmann is a blank check development stage company organized under the laws of the State of Delaware on May 29, 2007 that was formed to acquire or acquire control of one or more operating businesses through a merger. On November 16, 2007, Heckmann consummated an initial public offering of 54.1 million units, each consisting of one share of common stock and one warrant exercisable for an additional share of common stock, and received proceeds of approximately $401.6 million, plus additional net proceeds of approximately $30.6 million resulting from the underwriters’ partial exercise of their over-allotment option. Heckmann also consummated a private placement of warrants to its founders at an aggregate purchase price of $7.0 million, or $1.00 per warrant, immediately prior to the consummation of the initial public offering. As a result, net of initial public offering expenses, approximately $428.1 million was placed in trust.

Heckmann has broad discretion with respect to the specific application of the net proceeds of the initial public offering, although substantially all of the net proceeds of the initial public offering are intended to be generally applied toward consummating a merger with an operating company or companies that at the time of such merger has a fair market value of at least 80% of Heckmann’s net assets (excluding deferred underwriting discounts and commissions).

Heckmann’s executive offices are located at 75080 Frank Sinatra Dr., Palm Desert, California 92211, and its telephone number is (760) 341-3606.

China Water

China Water is a licensed bottled water producer and operates bottled water production plants in China through six subsidiaries in the cities of Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Feixian (Shandong Province), Nanning (Guangxi Province) and Shenyang (Liaoning Province). Each of its six production plants has two types of production lines: one type produces bottle-sized (350ml-1,500ml) bottled water and the other produces carboy-sized (18.9L) bottled water. China Water produces a variety of bottled water products, including purified water, mineralized water, and oxygenated water, and it plans to produce other specialized bottled water products, including vitamin and nutrient enriched water and flavored water products in the future. China Water produces and markets its bottled water products primarily under the brand name “Darcunk,” which in Chinese means “Absolutely Pure.” It also supplies bottled water products to globally recognized beverage companies, including Coca-Cola and Uni-President, under their own brand names. In addition, it provides private label bottled products to companies in the service industry, such as hotels and casinos.

China Water was incorporated in the State of Nevada on February 8, 2005 as an exploration stage company and was a publicly listed shell company with no operating business until early 2007. In February 2007, China Water acquired all of the issued and outstanding shares of Guangdong Taoda Beverage Company Limited (“Guangdong Taoda”) and Zhanjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited and Shandong Olympic Forward Drink Co. Limited (collectively, the “Taoda Group”) from Mr. Xu Hong Bin, the sole shareholder of Guangdong Taoda and Taoda Group. In May 2007, China Water and Mr. Xu entered into an amended transaction agreement pursuant to which China Water instead acquired from Mr. Xu all of the issued and outstanding shares of Gain Dynasty Investments Limited (“Gain Dynasty”), the parent of Olympic Forward Trading Company Limited (“Olympic”), which, in turn, is the owner of 100% of the issued and outstanding shares of Guangdong Taoda and the entities comprising the Taoda Group. As a result of these transactions, Mr. Xu became the president and largest stockholder of China Water, Gain Dynasty became a direct wholly owned subsidiary of China Water, and Olympic, Guangdong Taoda and the entities comprising the Taoda Group became indirect wholly owned subsidiaries of China Water.

For the year ended December 31, 2007, China Water had revenue of $56.8 million, a 59% increase over the $35.7 million in revenue in the prior year, and had gross profit of $19.4 million, a 114% increase over the $9.1 million in gross profit in the prior year. Its products currently are sold in multiple regions of China including Guangdong Province, Guangxi Province, Shandong Province, Heilongjiang Province, Jilin Province, Shanxi Province, Shaanxi Province, Gansu Province, Liaoning Province, Anhui Province, Sichuan Province, Hebei Province, Hunan Province and Macau. In 2007, China Water produced 844 million liters of bottled water, which constituted approximately 6.3% of the total estimated bottled water consumption by volume in China, an increase over the 485 million liters of bottled water, constituting approximately 5.2% of total estimated bottled water consumption by volume in China, it produced in 2006.

During 2007, China Water successfully acquired and integrated two additional bottled water operations, bringing its production capacity to 890 million liters. Through organic expansions as well as acquisitions, China Water’s production capacity is expected to grow significantly in the future.

Specifically, China Water recently completed an expansion of its facility located in Feixian, Shandong Province at a cost of $2 million. This expansion increased the Feixian facility’s annual production capacity from 81.6 million small bottles and 3.4 million carboy bottles to an expected annual production capacity of 260.1 million small bottles and 6.8 million carboy bottles.

Additionally, China Water has in place plans for plant expansions at existing locations, as follows:

	Anticipated Capital Expenditure	Anticipated Completion Date	Current Existing Production Capacity		Projected Production Capacity after Expansion
Location of Plant			Small Bottles	Carboy Bottles	Small Bottles	Carboy Bottles
Changchun, Jilin Province	$6 million	2008	178.5 million	3.4 million	425.6 million	9.6 million
Shenyang, Liaoning Province	$2 million	2008	151.0 million	2.1 million	343.2 million	10.3 million
Guangzhou, Guangdong Province	$6 million	2009	178.5 million	3.4 million	425.6 million	11.6 million

To date, China Water has not commenced construction of these plant expansions. Pursuant to the terms of the merger agreement, any capital expenditures in excess of $25,000 per month, including the plant expansions, will require Heckmann’s prior approval.

On June 12, 2008, China Water executed a definitive agreement relating to the acquisition of 67% of the equity of Guangzhou Grand Canyon Distilled Water Co. Ltd. (“Grand Canyon”), a distilled bottled water producer and distributor that has an established brand awareness, a well-established distribution network in Guangdong Province, and an annual production capacity of 240.2 million small bottles and 9.6 million carboy bottles. On June 16, 2008, China Water completed the acquisition. The consideration for the acquisition consisted of approximately $19.1 million, paid in cash at closing. China Water believes the consolidation with this producer will further elevate brand awareness of both China Water’s Darcunk brand and Grand Canyon’s brands, both of which China Water will continue to support, and that China Water will benefit from the joined network and platform. Pro forma financial statements as well as historical financial statements of Grand Canyon are included elsewhere in this Proxy Statement.

China Water continually evaluates additional acquisitions and add-on investment in existing facilities. China Water is in negotiations or has obtained non-binding letters of intent for the following acquisitions:

Acquisitions in Process

	Percentage of Business to be Acquired	Anticipated Purchase Price (1)	Anticipated Closing Date (by quarter)	Annual Production Capacity
Location of Target				Small Bottles	Carboy Bottles
Beijing (2)	100%	$6.0 million	Fourth quarter of 2008	247.1 million	8.2 million
Changsha, Hunan Province	100%	$5.3 million	Fourth quarter of 2008	178.5 million	—
Harbin, Heilongjiang Province	100%	$13.6 million	Fourth quarter of 2008	329.5 million	3.4 million

(1)	Some acquisitions could include stock, subject to consent of Heckmann Corporation.
(2)	Acquisition of a plant under construction.

As of June 30, 2008, China Water had $23.9 million in cash and cash equivalents and has paid deposits related to potential acquisitions of $24.5 million. In addition, based on cash elections made by China Water stockholders to date, recent amendments to the majority stockholder written consent and undertaking agreements and related documents, Heckmann and China Water expect that the combined company will have a minimum of $225.2 million in cash and cash equivalents even if all China Water stockholders that have not made an election to date elect to take cash in the merger and Heckmann’s public stockholders convert the maximum 29.99% of the shares sold in the initial public offering into a pro rata portion of the cash held in the Heckmann trust account. Accordingly, China Water believes that the plant expansions and proposed business acquisitions described above can be paid for with cash on hand, and leave sufficient cash for working capital and additional expansion or acquisitions that it may consummate over the next few months.

China Water’s principal executive offices are located at Unit 607, 6/F Concordia Plaza, 1 Science Museum Road, Tsimshatsui East, Kowloon, Hong Kong, Peoples’ Republic of China. China Water’s telephone number at that address is +852-26206518.

Merger Sub

Heckmann Acquisition II Corporation, or Merger Sub, a wholly-owned subsidiary of Heckmann, is a Delaware corporation formed on May 13, 2008 for the purpose of effecting the merger. Upon completion of the merger, China Water will merge with and into Merger Sub, and Merger Sub will continue its existence as a wholly-owned subsidiary of Heckmann.

Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Heckmann’s Reasons for the Merger (see page 54)

In the course of determining that the merger and the merger agreement are advisable and in the best interests of Heckmann and its stockholders, the Heckmann board of directors consulted with Heckmann’s management, as well as its financial and legal advisors. The Heckmann board of directors concluded that the merger could enhance stockholder value by:

•	Capitalizing on the significant growth in the consumption of bottled water in China;

•	Capitalizing on China Water’s well-established bottled water platform and strong growth potential;

•	Combining China Water’s business and management with the Heckmann management team’s proven track record in the water sector and strong operating, strategic, and transaction experience; and

•	Providing Heckmann with a platform to build a global company in an industry that appears ready for significant consolidation.

The Heckmann board of directors also considered a number of other factors and risks concerning the merger, which are described in greater detail in “The Merger—The Heckmann Board of Directors’ Recommendations and Reasons for the Merger.”

China Water’s Reasons for the Merger (see page 61)

In the course of determining that the merger and the merger agreement are advisable and in the best interests of China Water and its stockholders, the China Water board of directors consulted with China Water’s management, as well as its financial and legal advisors. The China Water board of directors concluded that the merger could enhance stockholder value by:

•	Enhancing China Water’s ability to achieve its strategic objective of growing its business by acquisition;

•

Bringing together Heckmann’s experienced management team possessing industry-specific expertise and substantial capital with China Water’s strong existing management team and existing platform, producing an enterprise that would be well positioned to consolidate the bottled water business in China;

•

Providing for China Water’s existing senior secured noteholders and private placement investors to waive, release, suspend, and relinquish rights related to their China Water securities, thereby benefiting China Water’s stockholders; and

•

Providing China Water stockholders with the flexibility to liquidate their investment by exchanging their shares of China Water common stock for cash or to maintain their investment in the combined company by exchanging their shares of China Water common stock for Heckmann common stock.

The China Water board of directors also considered a number of other factors and risks concerning the merger, which are described in greater detail “The Merger—The China Water Board of Directors’ Reasons for the Merger.”

What China Water Stockholders Will Receive in the Merger (see page 76)

Subject to the agreements between Heckmann and certain China Water stockholders described below, China Water stockholders will be entitled, with respect to all or any portion of their shares, to make an unconditional election to receive either cash or Heckmann common stock, as follows:

•

for each share of China Water common stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to the terms of the merger agreement, the holder thereof will receive $5.00 in cash from Heckmann; and

•

for each share of China Water common stock with respect to which an election to receive cash has not been effectively made or has been revoked pursuant to the terms of the merger agreement, the holder thereof will receive 0.8 of a share of Heckmann common stock, which we refer to as the exchange ratio. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. Holders of China Water common stock will not receive any fractional Heckmann shares in the merger. Instead, the total number of shares that each holder of China Water common stock will receive in the merger will be rounded down to the nearest whole number, and Heckmann will pay cash for any resulting fractional share that a China Water stockholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of Heckmann common stock will be determined by multiplying the fraction by the closing price for Heckmann common stock on the New York Stock Exchange on the date the merger becomes effective.

Example: If you currently own 18 shares of China Water common stock, absent the treatment of the fractional shares described above, you would be entitled to receive (18 x $5.00) or $90 if you elected to receive all cash in the merger, (18 x 0.8) or 14.4 shares of Heckmann common stock if you did not effectively make or otherwise revoked a cash election, or some combination thereof if you made a partial election to receive cash. In the example where you would receive 14.4 shares of Heckmann common stock, since fractional shares will not be issued, you would instead receive 14 shares of Heckmann common stock and a check for the market value of 0.4 shares of Heckmann common stock-based on its closing price on the New York Stock Exchange on the date that the merger becomes effective.

The merger agreement provides for adjustments to the exchange ratio to reflect fully the effect of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction with respect to Heckmann common stock or China Water common stock with a record date prior to the merger.

Pursuant to agreements entered into with Heckmann and China Water when the merger agreement was signed, existing and former members of China Water’s management, and China Water’s existing noteholders and private placement investors irrevocably elected to receive Heckmann common stock in the merger in respect of approximately 70.1 million shares of China Water common stock (out of approximately 111.4 million shares of China Water common stock outstanding on an as converted basis), and to receive cash in the merger in respect of approximately 33.0 million shares of China Water common stock (for aggregate cash proceeds of $165.0 million). See the section of this Proxy Statement entitled “Related Agreements” for more information.

However, in light of the recent instability in the credit and capital markets, Heckmann determined that it would be prudent to preserve more of its cash to fulfill its acquisition strategy and, conversely, to reduce its potential dependence on credit arrangements to finance planned growth. In addition, Mr. Heckmann believed that an overall purchase price reduction (offset in part by a rise in the price of Heckmann stock since the merger was announced) was appropriate in light of the marked increase in volatility in the capital markets, overall loss of significant value in those markets, and, in particular, the recent downturn in the price of small cap China-based companies. To facilitate implementation of this plan of action, Heckmann and existing and former members of China Water management as well as certain stockholders that are parties to the undertaking agreement entered into amendments to the majority stockholder written consent and undertaking agreements and related documents.

Pursuant to these agreements, (i) Mr. Xu, the president of China Water, agreed to reduce his cash consideration from the $5.00 per share payable in the merger, to $2.77, for 5.4 million of his shares of China Water common stock (ii) Ng Tak Kau and Jin Shu Xing, two members of China Water’s management, agreed to sell an aggregate of 4.4 million shares of their China Water common stock to Heckmann prior to the merger at an average price of $1.35 per share, and (iii) Chen Xing Hua, China Water’s former chief executive officer, and the China Water stockholders that are party to the undertaking agreement, agreed to sell their current China Water stockholdings (23.2 million shares in the aggregate) to Heckmann immediately prior to the merger for an average of $1.04 per share.

As a result, Heckmann will reduce from $165 million to $45 million the cash required to purchase these 33.0 million shares, preserving $120 million in additional cash to fund future planned growth. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Instead, Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer to Mr. Chen and Lap Woon Wong, Sze Tang Li, IBroader Developments Limited and Canary Global Investments Inc. (parties to the undertaking agreement), in order to induce them to accept less than the $5.00 per share in cash that would have been payable to them in the merger, 7.6 million of his remaining 30.6 million shares of China Water common stock. Each of the recipients of Mr. Xu’s shares of China Water common stock will receive Heckmann common stock in exchange for such shares at the exchange ratio in the merger. No other stockholders of China Water are directly affected by these changes. All China Water stockholders who have not yet made elections relating to the merger will still receive 0.8 shares of Heckmann common stock or if they so elect, $5.00 in cash for each share of China Water common stock they own.

In addition, in consideration for granting certain waivers, releases, suspensions, and relinquishments of rights related to their China Water securities, China Water’s existing noteholders and private placement investors are eligible to share in contingent payments of $45.0 million and $85.5 million, respectively, payable in 2010, if Heckmann achieves a stated net income target for its fiscal year ending December 31, 2009. Subject to certain conditions described below, these contingent payments can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof. See “Related Agreements.”

Giving effect to the cash and stock elections received to date and assuming that all remaining China Water stockholders that have not made an election to date will elect to take Heckmann common stock in the merger, the aggregate consideration payable to holders of China Water common stock under the merger agreement, exclusive of the contingent consideration, based on the closing price of Heckmann common stock on the New York Stock Exchange on September 30, 2008 of $8.25, is valued at approximately $517.7 million, or $6.60 per share. Accordingly, the aggregate consideration payable under the merger agreement values China Water at a 55.3% premium to the $4.25 per share conversion price of the China Water common stock underlying the notes sold in the January 2008 convertible note offering, a 14.3% discount to the $7.70 per share valuation placed on China Water common stock in connection with its August 2007 acquisition of 48% of China Bottles, Inc., a 17.5% discount to the $8.00 per share valuation placed on China Water common stock in connection with its August 2007 acquisition of Pilpol (HK) Biological Limited, and a 392.5% premium to the $1.34 per share valuation placed on China Water common stock in connection with its June 2007 private placement.

Treatment of Outstanding Warrants (see page 76)

At the effective time of the merger, subject to any necessary consent of holders of warrants, each outstanding warrant issued by China Water to purchase shares of China Water common stock shall be assumed by Heckmann and converted automatically into a warrant to purchase shares of Heckmann common stock. The number of shares of Heckmann common stock issuable under such warrants, and the exercise prices for such warrants, will be adjusted based on the exchange ratio. Outstanding warrants to purchase Heckmann common stock will remain outstanding and will not be exchanged in connection with the merger.

Directors and Executive Management of Heckmann Following the Merger (see page 75)

Upon the consummation of the merger, Heckmann will expand its board of directors to eight members. Mr. Xu Hong Bin, China Water’s president, along with one additional person to be designated by China Water and acceptable to Heckmann, will become members of the board of directors of Heckmann. In addition, Mr. Andrew D. Seidel, chairman and chief executive officer of Underground Solutions, Inc. and former chief executive officer of United States Filter Corporation, and Mr. Timothy L. Traff, managing partner of Desert Springs Investments and former co-founder, director and executive vice president of corporate development for United States Filter Corporation, will also become members of the board of directors. The other members of the board of directors of Heckmann will remain the same.

Recommendations of the Heckmann Board of Directors (see page 54)

After careful consideration, the Heckmann board of directors recommends that holders of Heckmann common stock vote FOR the Charter Amendment Proposal, FOR the Business Combination Proposal, FOR the Share Issuance Proposal, and FOR the Adjournment and Postponement Proposal.

Interests of Heckmann’s Management in the Merger (see page 66)

You should be aware that some of Heckmann’s directors, executive officers and significant stockholders have interests in the merger that are different from, or are in addition to, the interests of Heckmann stockholders generally. These interests relate to the opportunity, if the merger is completed, to achieve value for the outstanding shares and warrants they purchased from Heckmann in private placements, and to avoid reimbursement obligations that could arise if third party claims by vendors or prospective target businesses reduce the amounts in the trust account available for distribution to its public stockholders in the event of a liquidation.

Interests of China Water’s Management in the Merger (see page 67)

You should be aware that some of China Water’s directors, executive officers and significant stockholders have interests in the merger that are different from, or are in addition to, the interests of China Water stockholders generally. These interests relate to the ability to obtain incentive payments based on the future performance of China Water; indemnification of China Water’s directors and officers by Heckmann following the merger; the appointment of Mr. Xu Hong Bin, currently China Water’s president, as a member of the board of directors of Heckmann; and, with respect to Mr. Xu, the release in full, pursuant to the release agreement described below, of encumbrances on the shares of China Water common stock owned or controlled by Mr. Xu that are currently subject to an escrow agreement and pledge agreements entered into in connection with prior financing transactions, in each case if the merger is consummated.

Ownership and Structure of Heckmann Following the Merger (see page 68)

Based on the number of shares of China Water common stock as to which an election to receive stock has been made to date and assuming that:

•

all remaining China Water stockholders that have not made an election to date will elect to take cash in the merger and none of Heckmann’s public stockholders elect to convert their shares into cash as described herein, upon completion of the merger, China Water’s former stockholders will own approximately 46.5% of the then outstanding Heckmann common stock following the merger (or 29.2% if all currently outstanding Heckmann warrants are exercised for Heckmann common stock); and

•

all remaining China Water stockholders that have not made an election to date will elect to take Heckmann common stock in the merger and Heckmann’s public stockholders elect to convert the maximum 29.99% of their shares into cash as described herein, upon completion of the merger, China Water’s former stockholders will own approximately 55.0% of the then outstanding Heckmann common stock following the merger (or 33.2% if all outstanding Heckmann warrants are exercised for Heckmann common stock).

Following the merger, the organizational structure of Heckmann will be as follows:

Material U.S. Federal Income Tax Consequences of the Merger (see page 71)

The merger has been structured to qualify as a tax-free “reorganization” for United States federal income tax purposes. In general, for United States federal income tax purposes, (i) China Water stockholders who exchange all of their shares of China Water common stock for cash in the merger will recognize gain or loss in an amount equal to the difference between the cash received and that stockholder’s adjusted tax basis in the shares surrendered, (ii) China Water stockholders who exchange all of their shares of China Water common stock solely for Heckmann common stock in the merger will not recognize any gain or loss as a result of the exchange (other than for cash received in lieu of any fractional share of Heckmann common stock), and (iii) China Water stockholders who exchange all of their shares of China Water common stock for a combination of cash and Heckmann common stock in the merger will not generally recognize any loss but will generally recognize gain, if any, on the shares so exchanged to the extent of any cash received. Heckmann, Merger Sub and China Water will not recognize gain or loss as a result of a merger. It is a condition to the obligations of Heckmann and China Water to complete the merger that each receives a legal opinion from its counsel that the merger will constitute a “reorganization” for U.S. federal income tax purposes.

Tax matters are very complicated and the tax consequences of the merger to China Water stockholders will depend on their individual circumstances. Stockholders should consult their own tax advisors for a full understanding of the tax consequences to them of the merger. See “Material United States Federal Income Tax Consequences of the Merger.”

Accounting Treatment of the Merger (see page 68)

The merger will be accounted for as an acquisition by Heckmann of China Water under the purchase method of accounting according to U.S. generally accepted accounting principles.

Appraisal Rights and Dissenters’ Rights (see page 70)

Under Section 262 of the Delaware General Corporation Law, the holders of Heckmann common stock will not have appraisal rights in connection with the merger. Under Chapter 92A of the Nevada Revised Statutes, however, the holders of China Water common stock will have dissenters’ rights in connection with the merger.

Conditions to Completion of the Merger (see page 81)

Heckmann and China Water expect to complete the merger after all the conditions to the merger in the merger agreement are satisfied or waived, including after the receipt of stockholder approval at the Heckmann special meeting. Heckmann and China Water currently expect to complete the merger during the second half of 2008. However, it is possible that factors outside of either company’s control could cause the merger to be competed at a later time or not at all.

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	the receipt of the required stockholder approvals from Heckmann stockholders;

•

the holders of 30% or more of the outstanding shares of Heckmann common stock issued in Heckmann’s initial public offering not exercising their rights to convert their shares into a pro rata portion of the cash held in the trust account;

•	the effectiveness of the registration statement of which this Proxy Statement is a part, and the registration statement not being subject to any stop order or threatened stop order;

•	the absence of any injunctions or legal prohibitions preventing the consummation of the merger;

•	the receipt of opinions of counsel relating to the U.S. federal income tax treatment of the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement, including the other party’s representation that no material adverse effect has occurred;

•	the other party’s compliance in all material respects with its obligations under the merger agreement; and

•	the receipt of authorization from the New York Stock Exchange for the listing of Heckmann common stock to be issued in connection with the merger.

The merger agreement provides that certain of these conditions may be waived, in whole or in part, by Heckmann or China Water, to the extent legally allowed. Neither Heckmann nor China Water currently expects to waive any material condition to the completion of the merger. If either Heckmann or China Water determines to waive any condition to the merger that would result in a material and adverse change in the terms of the merger to Heckmann or China Water stockholders (including any change in the tax consequences of the transaction to China Water stockholders), proxies would be resolicited from, or consents sought from, the Heckmann stockholders and China Water stockholders, as applicable.

Termination of the Merger Agreement (see page 84)

Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (including after stockholder approval):

•	by mutual written consent of Heckmann, Merger Sub and China Water;

•	by either party, if:

•

the merger is not consummated on or before December 31, 2008; except that right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such failure;

•

a governmental entity enacts a legal requirement or issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger;

•

the required Heckmann stockholder vote has not been obtained at the Heckmann stockholder meeting or any adjournment or postponement thereof (except that this right is not available to any party who is in material breach of or has materially failed to fulfill its obligations under the merger agreement); or

•

the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured after 20 days’ written notice;

•	by Heckmann, if:

•

the holders of 30% or more of the outstanding shares of Heckmann common stock issued in Heckmann’s initial public offering exercise their rights to convert their shares into a pro rata portion of the cash held in the trust account; or

•	China Water willfully and materially breaches its covenants with respect to non-solicitation of a competing acquisition proposal.

Termination Fees and Expenses (see page 84)

If the merger agreement is terminated by China Water because the required Heckmann stockholder vote has not been obtained at the Heckmann stockholder meeting, or by Heckmann because the holders of 30% or more of the outstanding shares of Heckmann common stock issued in Heckmann’s initial public offering exercise their rights to convert their shares into a pro rata portion of the cash held in the trust account, and thereafter, but prior to November 16, 2009, Heckmann consummates a different qualifying business combination, then Heckmann is required to pay to China Water, as China Water’s sole right and remedy, an amount equal to all of China Water’s fees, costs and expenses of attorneys, accountants, and other service providers incurred by China Water in connection with the transactions contemplated by the merger agreement prior to the date of such termination, up to a maximum of $2.0 million.

Timing of the Merger (see page 75)

The merger is expected to be completed during the second half of 2008, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

No Solicitation of Other Offers (see page 83)

In the merger agreement, China Water has agreed that it will not, directly or indirectly:

•

solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any competing acquisition proposal; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any non-public information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any competing acquisition proposal.

Insofar as the stockholders of China Water have already approved the merger, the merger agreement does not permit China Water to consider any acquisition proposals from third parties or otherwise to terminate the agreement to accept a different proposal.

Proposals to be Considered at the Heckmann Special Meeting (see page 133)

At the Heckmann stockholder meeting, Heckmann stockholders will be asked to vote on the following proposals:

•

to adopt and approve an amendment to Heckmann’s certificate of incorporation to provide for Heckmann to have perpetual existence, which is referred to in this Proxy Statement as the “Charter Amendment Proposal”;

•	to adopt and approve the merger agreement and approve the merger and related transactions contemplated thereby, which is referred to in this Proxy Statement as the “Business Combination Proposal”;

•	to approve the issuance of Heckmann common stock in the merger, which is referred to in this Proxy Statement as the “Share Issuance Proposal”; and

•

to approve any motion to adjourn or postpone the Heckmann special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first three proposals listed above, which is referred to herein as the “Adjournment and Postponement Proposal.”

The first three proposals listed above are conditioned upon each other and the approval of each such proposal is required for completion of the merger.

The Heckmann board of directors recommends that Heckmann stockholders vote FOR all of the proposals set forth above, as more fully described under “Heckmann Special Meeting.”

Required Vote to Approve Heckmann Proposals (see page 129)

Heckmann must receive the following approvals of the Heckmann stockholders to approve the proposals considered at the Heckmann special meeting:

•

Charter Amendment Proposal: the affirmative vote of a majority of the outstanding shares of common stock of Heckmann entitled to vote, including a majority of the shares of Heckmann common stock voted by the Heckmann public stockholders, is required to approve the Charter Amendment Proposal;

•

Business Combination Proposal: the affirmative vote of a majority of the outstanding shares of common stock of Heckmann entitled to vote, including a majority of the shares of Heckmann common stock voted by the Heckmann public stockholders, is required to approve the Business Combination Proposal;

•

Share Issuance Proposal: the affirmative vote of a majority of votes cast by holders of Heckmann common stock entitled to vote at the Heckmann special meeting is required to approve the Share Issuance Proposal; and

•

Adjournment and Postponement Proposal: the affirmative vote of a majority of votes cast by holders of Heckmann common stock entitled to vote at the Heckmann special meeting is required to approve the Adjournment and Postponement Proposal.

The approval of the Charter Amendment Proposal, the Business Combination Proposal, and the Share Issuance Proposal are conditioned on each other, and approval of each is required for completion of the merger.

Heckmann’s officers and directors must vote all shares of Heckmann common stock that they purchased from Heckmann in private placements in the same manner as the vote of a majority of the Heckmann common stock voting at the Heckmann special meeting. Neither the merger agreement nor any of Heckmann’s charter documents contain any provisions that would prevent management of Heckmann or China Water from purchasing shares of Heckmann common stock on the open market, in compliance with applicable federal and state securities law, and voting in favor of the various proposals.

In addition to the vote required to approve the Business Combination Proposal, Heckmann will proceed with the merger only if Heckmann public stockholders owning less than 30% of the shares sold in the initial public offering vote against the Business Combination Proposal and properly exercise their conversion rights, as described above. Based on the number of shares of China Water common stock as to which an election to receive stock has been made to date, Heckmann has sufficient funds on hand to complete the merger with China Water even if Heckmann’s public stockholders convert the maximum 29.99% of the shares sold in the initial public offering into a pro rata portion of the cash held in the trust account, and all of China Water’s remaining stockholders elect to receive cash in the merger. As a result, Heckmann is not required and does not intend to raise any additional capital in connection with the merger.

Voting by Heckmann Directors and Executive Officers (see page 132)

On the Heckmann record date, directors and executive officers of Heckmann and their affiliates owned and were entitled to vote 13.5 million shares of Heckmann common stock, or approximately 20.0% of the total voting power of the shares of Heckmann common stock outstanding on that date. These directors and officers have agreed to vote their respective shares of common stock in accordance with the majority of the shares of common stock voted by the Heckmann public stockholders.

China Water Majority Stockholder Written Consent, Undertaking, Conversion, and Release Agreements, and Other Written Elections (see page 86)

Majority Stockholder Written Consent Agreements. Mr. Xu Hong Bin, China Water’s president, and Mr. Chen Xing Hua, China Water’s former chief executive officer, together own a majority of the outstanding shares of China Water common stock. Promptly after the execution of the merger agreement, and in compliance with Nevada law and China Water’s bylaws, Messrs. Xu and Chen each executed and delivered a majority stockholder written consent agreement with Heckmann and China Water, pursuant to which each of them:

•	consented to and approved the merger agreement and the merger pursuant to a written consent;

•

in the case of (A) Mr. Xu, irrevocably elected to receive in the merger cash, at the $5.00 per share cash election price, in respect of 15%, or 5.4 million, of the 36.0 million outstanding shares of China Water common stock held by Mr. Xu and Heckmann common stock, at the 0.8 exchange ratio, in respect of the remaining 85%, or 30.6 million, of his shares, and (B) Mr. Chen, irrevocably elected to receive cash, at the $5.00 per share cash election price, in respect of all 12.2 million outstanding shares of China Water common stock held by Mr. Chen;

•	made certain representations and warranties to Heckmann concerning China Water;

•	provided a general release of claims against Heckmann, Merger Sub, and China Water;

•	in the case of Mr. Xu, agreed to certain restrictions on transfer of the shares of Heckmann common stock to be held by Mr. Xu following the merger; and

•

agreed to indemnify Heckmann in respect of losses suffered by Heckmann arising from any breach of any representations, warranties, and covenants made by Messrs. Xu or Chen, respectively, in such agreements.

Under the agreement with Mr. Xu, upon the consummation of the merger, Heckmann will retain in escrow certificates representing 90% of the shares of Heckmann common stock issuable to Mr. Xu in the merger as security for Mr. Xu’s indemnification obligations in favor of Heckmann. Pursuant to the terms of the escrow arrangement, on March 31, 2010, Heckmann will deliver to Mr. Xu certificates evidencing 80% of the shares held in escrow and, on the date that is the two year anniversary of the effective time of the merger, Heckmann will deliver to Mr. Xu certificates representing the remaining shares, less, in each case, a number of shares having a value equal to the amount of any losses suffered by Heckmann and which are the subject of any pending claims for indemnification.

On September 19, 2008, the agreement with Mr. Xu was amended to: (i) add a tax-related provision, that limits the amount of stock that can be used to satisfy any indemnity obligation (which Heckmann does not believe poses any practical restriction on its remedies), and (ii) require that Mr. Xu contribute upon the merger, for no consideration, companies that he owns or controls that lease property in Hong Kong for the benefit of China Water, and that are negotiating for land use rights to build the plant expansion in the Guangdong Province referenced on page 3. The operating costs of these companies are paid for by China Water and are reflected in its consolidated financial statements included herein.

On September 26, 2008, in light of the recent instability in the credit and capital markets, Mr. Xu and Mr. Chen agreed to amend their majority stockholder written consent agreements to sell 5.4 million and 12.2 million shares, respectively, of China Water common stock to Heckmann immediately prior to the effective time of the merger and to reduce their cash consideration from the $5.00 per share payable in the merger, to $2.77 and $1.04, respectively. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer 4.2 million of his remaining 30.6 million shares of China Water common stock to Mr. Chen to induce him to accept less than the $5.00 per share that would have been payable to him in the merger. Mr. Chen will receive Heckmann common stock in exchange for such shares at the exchange ratio in the merger.

Undertaking Agreement. Concurrently with the execution of the merger agreement, six holders of China Water’s common stock holding in the aggregate approximately 8.9 million shares of China Water common stock executed and delivered an undertaking agreement with Heckmann and China Water, pursuant to which such holders agreed to (i) elect to receive only cash at the $5.00 per share cash election price for each share of China Water common stock held by such holder, (ii) and provide a general release of claims against Heckmann, Merger Sub, and China Water.

On September 26, 2008, in light of the recent instability in the credit and capital markets, Heckmann and the China Water stockholders that are parties to the undertaking agreement (including one China Water stockholder that had signed the undertaking agreement as to 908,000 shares and a separate election as to 2.1 million shares) executed an amendment to the undertaking agreement to provide for the sale of approximately 11.0 million shares of China Water common stock to Heckmann immediately prior to the effective time of the merger at a reduced per share price of $1.04 per share. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Instead, Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer to Lap Woon Wong, Sze Tang Li, IBroader Developments and Canary Global Investments Inc. (parties to the undertaking agreement), in order to induce them to accept less than the $5.00 per share in cash that would have been payable to them in the merger, 3.4 million of his remaining 30.6 million shares of China Water common stock. Each of the recipients of Mr. Xu’s shares of China Water common stock will receive Heckmann common stock in exchange for such shares at the exchange ratio in the merger.

Conversion Agreement. In connection with the execution of the merger agreement, holders of China Water’s secured convertible notes due January 29, 2011, which notes are convertible into a total of approximately 12.0 million shares of China Water common stock, executed and delivered a conversion agreement with Heckmann and China Water, pursuant to which such holders, subject to the conditions therein, agreed to:

•	convert their notes into China Water common stock in accordance with their terms immediately prior to the effective time of the merger;

•	elect to receive in the merger only Heckmann common stock at the exchange ratio for each share of China Water common stock acquired in respect of the conversion as of the effective time;

•	waive or suspend certain defaults, potential defaults and obligations of China Water under the notes and related documents; and

•	as of the effective time of the merger, release various liens and other rights under and terminate the notes and related documents.

In consideration for such waivers, releases, suspensions, and relinquishment of rights, Heckmann agreed, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, to pay to each holder a pro rata portion of a contingent payment equal to approximately $45.0 million. This contingent payment can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof; provided that, for Heckmann to satisfy the contingent payments through the issuance of Heckmann common stock, the Heckmann common stock must then be listed on a national securities exchange, Heckmann must be current in its reporting obligations under the Securities Exchange Act of 1934, as amended, and a registration statement covering the resale of such shares must be effective.

Release Agreement. In connection with the execution of the merger agreement, holders of China Water common stock, who hold in the aggregate approximately 22.4 million shares of China Water common stock and who purchased such shares in a 2007 private offering, executed and delivered a release agreement with Heckmann and China Water, pursuant to which each such holder, subject to the conditions therein, agreed to:

•	elect to receive in the merger only Heckmann common stock at the exchange ratio for each share of China Water common stock held by such holders as of the effective time of the merger;

•	waive or suspend certain defaults and potential defaults of China Water under certain documents related to the financing transaction;

•	as of the effective time of the merger, terminate the 2007 financing documents; and

•

release in full any and all rights of such holders in any shares of China Water common stock owned or controlled by Mr. Xu Hong Bin that are subject to that certain Make Good Escrow Agreement dated May 31, 2007 by and among Xu Hong Bin, The Pinnacle Fund, L.P., as agent, and the investors party thereto, which investors include the releasors under the release agreement.

In consideration for such waivers, releases and suspensions, Heckmann agreed, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, to pay to each releasor a pro rata portion of a contingent payment equal to approximately $85.5 million. This contingent payment can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof, subject, in the case of the issuance of Heckmann common stock, to the conditions described above.

Other Written Elections. Subsequent to the execution of the merger agreement, two additional holders of China Water common stock, who hold in the aggregate 9.5 million shares of China Water common stock and who are founders and current members of management of China Water, executed and delivered a written cash stock election, pursuant to which:

•

Ng Tak Kau, China Water’s chief operating officer, irrevocably elected to receive in the merger cash, at the $5.00 per share cash election price, in respect of 15%, or 900,000, of the 6.0 million outstanding shares of China Water common stock held by him and Heckmann common stock, at the 0.8 exchange ratio, in respect of the remaining 85%, or 5.1 million, of his shares; and

•

Jin Shu Xing, a founder and plant manager of China Water, irrevocably elected to receive in the merger cash, at the $5.00 per share cash election price, in respect of all of the 3.5 million outstanding shares of China Water common stock held by him.

On September 26, 2008, in light of the recent instability in the credit and capital markets, each of these two individuals executed agreements with Heckmann. Pursuant to these agreements, these two holders agreed to terminate their cash elections in respect of approximately 4.4 million shares of China Water common stock and sell these previously cash-electing shares of China Water common stock to Heckmann immediately prior to the effective time of the merger at a price significantly lower than the cash election price under the merger. Specifically, Mr. Jin agreed to sell his previously cash-electing shares, 3.5 million in total, for $5.0 million, or $1.43 per share, and Mr. Ng agreed to sell his previously cash-electing shares, 900,000 in total, for $933,687, or $1.04 per share.

As a result of these stock sale agreements and the amendments to the majority stockholder written consent and undertaking agreements described above, Heckmann will reduce from $165 million to $45 million the cash required to purchase approximately 33.0 million shares, preserving $120 million in additional cash to fund future planned growth.

Effect of Majority Stockholder Written Consent Agreements and Related Agreements, and Other Written Elections (see page 90)

As a result of the execution and delivery of the majority stockholder written consent agreements and related written consents by Messrs. Xu and Chen, the merger agreement and the merger have been approved by China Water stockholders and no further vote by such stockholders is required to consummate the merger. In addition, pursuant to the majority stockholder written consent, undertaking, conversion, and release agreements, and the other written elections, China Water securityholders have irrevocably elected to receive Heckmann common stock in the merger in respect of approximately 70.1 million shares of China Water common stock (out of approximately 111.4 million shares of China Water common stock outstanding on an as converted basis), and to receive cash in the merger in respect of approximately 33.0 million shares of China Water common stock (for aggregate cash proceeds of $165.0 million). See the section of this Proxy Statement entitled “Related Agreements” for more information.

However, in light of the recent instability in the credit and capital markets, Heckmann determined that it would be prudent to preserve more of its cash to fulfill its acquisition strategy and, conversely, to reduce its potential dependence on credit arrangements to finance planned growth. In addition, Mr. Heckmann believed that an overall purchase price reduction (offset in part by a rise in the price of Heckmann stock since the merger was announced) was appropriate in light of the marked increase in volatility in the capital markets, overall loss of significant value in those markets, and, in particular, the recent downturn in the price of small cap China-based companies. To facilitate implementation of this plan of action, Heckmann and existing and former members of China Water management as well as certain stockholders that are parties to the undertaking agreement entered into amendments to the majority stockholder written consent and undertaking agreements and related documents. Pursuant to these agreements, Heckmann will reduce from $165 million to $45 million the cash required to purchase the 33.0 million shares of China Water common stock, preserving $120 million in additional cash to fund future planned growth. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. See the section of this Proxy Statement entitled “Related Agreements” for more information.

At the time the majority stockholder written consents were executed, China Water’s board of directors determined that Messrs. Xu and Chen held a number of shares of China Water common stock sufficient to approve the merger and the merger agreement. Therefore, although China Water stockholders other than Messrs. Xu and Chen were entitled to vote on the merger and the merger agreement, a vote by all of China Water’s stockholders would not have affected the outcome, and China Water’s board of directors concluded that such a vote was unnecessary.

Risk Factors (see page 28)

The combined company may not achieve the expected benefits of the merger because of the risks and uncertainties discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

SELECTED HISTORICAL FINANCIAL DATA OF HECKMANN

The following table sets forth certain of Heckmann’s historical financial data as of and for each of the periods indicated. The financial information as of December 31, 2007, and for the period from May 29, 2007 (date of inception) through December 31, 2007, is derived from Heckmann’s audited financial statements, which are included elsewhere in this Proxy Statement. The financial information as of June 30, 2008, and for the six month period then ended, is derived from Heckmann’s unaudited financial statements, which are also included elsewhere in this Proxy Statement. In Heckmann’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of Heckmann’s financial position and results of operations for such periods. Interim results for the six months ended June 30, 2008 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2008.

The selected historical financial data below should be read in conjunction with the audited financial statements that are included elsewhere in this Proxy Statement and the section entitled “Heckmann—Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained herein.

	May 29, 2007 (date of inception) through December 31, 2007	Six months ended June 30, 2008
Statement of Income Data:
Formation and general and administrative costs	$169,045	$787,515

Loss from operations	(169,045)	(787,515)
Interest income, net	2,486,027	6,846,848

Income before provision for taxes	2,316,982	6,059,333
Provision for income taxes	1,171,109	2,364,545

Net income	1,145,873	3,694,788
Deferred interest income, net of taxes, attributable to common stock subject to possible redemption	(264,976)	88,204

Net income attributable to common stockholders	$880,897	$3,782,992

Net income attributable to common stockholders per share
Basic and diluted	$0.03	$0.06
Weighted average shares outstanding
Basic and diluted	25,305,415	67,646,800

	As of December 31, 2007	As of June 30, 2008
Balance Sheet Data:
Total current assets (including cash and cash equivalents held in trust account)	$430,646,538	$432,542,062
Total current liabilities	20,838,274	19,764,548
Common stock subject to possible redemption, 16,229,628 shares at $7.91 per share	128,419,158	128,419,158
Deferred interest income attributable to common stock subject to possible redemption (net of taxes of $181,865 and $138,091 at December 31, 2007 and June 30, 2008, respectively)	264,976	176,772
Stockholders’ equity	281,124,130	284,907,122

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined financial information is designed to show how the merger of Heckmann and China Water, together with China Water’s acquisition of Guangzhou Grand Canyon Distilled Water Co. Ltd. (“Grand Canyon”), might have affected historical financial statement information if the merger and the acquisition of Grand Canyon had been completed at an earlier time and was prepared based on the historical financial information reported by Heckmann, China Water and Grand Canyon. The following should be read in connection with the “Unaudited Pro Forma Condensed Combined Financial Statements” and the Heckmann, China Water and Grand Canyon audited financial statements, which are included elsewhere in this Proxy Statement.

The unaudited pro forma balance sheet data assumes that the merger and China Water’s acquisition of Grand Canyon took place on June 30, 2008 and combines Heckmann’s balance sheet as of such date and China Water’s consolidated balance sheet as of such date. The unaudited pro forma statements of operations data for the six months ended June 30, 2008 and for the year ended December 31, 2007 give effect to the merger and China Water’s acquisition of Grand Canyon as if both occurred on January 1, 2007.

The summary unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

	Year ended December 31, 2007	Six months ended June 30, 2008
Statement of Income Data (in thousands, except per share amounts):

Revenue	$75,763	$59,472
Cost of goods sold	49,542	37,267

Gross profit	26,221	22,205
Operating expenses
General and administrative expenses	6,609	4,532
Selling and marketing expenses	1,126	3,260

Total operating expenses	7,735	7,792

Income before the following items and taxes	18,486	14,413

Other income	551	241
Interest income	2,490	6,847
Interest expense	(4)	(37)
Income from equity investment	1,797	3,698

Income before income taxes and minority interest	23,320	25,162
Income taxes	872	5,374
Minority interest	(1,373)	(1,608)

Net income	$21,075	$18,180

Net earnings per share:
Basic	$0.24	$0.14

Diluted	$0.21	$0.13

Weighted average number of shares outstanding
Basic	88,055	130,397

Diluted	98,533	144,641

As of June 30, 2008
Balance Sheet Data (in thousands):
Cash and cash equivalents	$381,639
Working capital	415,193
Total assets	978,962
Total current liabilities	23,840
Long term liabilities	20,719
Total liabilities	44,559
Minority interest	3,213
Stockholders’ equity	931,190

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CHINA WATER

The following table sets forth certain of China Water’s consolidated financial data as of and for each of the periods indicated. The consolidated financial information as of December 31, 2006 and 2007 and for each of the fiscal years ended December 31, 2005, 2006 and 2007, is derived from China Water’s audited financial statements, which are included elsewhere in this Proxy Statement. The unaudited selected consolidated financial information for each of the two fiscal years ended December 31, 2003 and 2004 has been derived from the internal financial statements of China Water’s operating subsidiaries Guangdong Taoda Drink Co. Ltd., Zhanjiang Taoda Drink Co. Ltd. and Changchun Taoda Beverage Co. Ltd. Earnings per share for 2003 and 2004 have been calculated as if China Water’s reverse merger had occurred at the inception of operations. The consolidated financial information as of June 30, 2007 and 2008, and for each of the six month periods then ended, is derived from China Water’s unaudited consolidated financial statements, which are also included elsewhere in this Proxy Statement. In China Water’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of China Water’s financial position and results of operations for such periods. Interim results for the six months ended June 30, 2008 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2008.

The selected consolidated financial information for the fiscal year ended December 31, 2007 reflects the acquisition of Pilpol (HK) Biological Limited on June 15, 2007, the acquisition of Shen Yang Aixin Industry Co. Ltd. on August 24, 2007, and the acquisition of 48% of China Bottles Inc. (formerly known as Hutton Holding Corporation) on August 31, 2007. The selected historical financial data below should be read in conjunction with the audited financial statements that are included elsewhere in this Proxy Statement and the section entitled “China Water—Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained herein.

	Year Ended December 31,					Six months ended June 30,
	2003	2004	2005	2006	2007 (1)	2007	2008 (1)(2)
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Consolidated Statement of Operations and Comparative Income Data (in thousands, except per share amounts):
Revenue	$7,163	$7,380	$27,680	$35,700	$56,773	$18,715	$47,943
Cost of goods sold	(5,442)	(6,176)	(19,666)	(26,621)	(37,342)	(12,452)	(29,748)

Gross Profit	1,721	1,204	8,014	9,079	19,431	6,263	18,195
Operating expenses
General and administrative expenses	(181)	(199)	(1,045)	(2,923)	(57,844)	(647)	(31,551)
Selling and marketing expenses	(13)	(10)	—	(178)	(64)	—	(830)

Total operating expenses	(194)	(209)	(1,045)	(3,101)	(57,908)	(647)	(32,381)

Income before the following items and taxes	1,527	995	6,969	5,978	(38,477)	5,616	(14,186)
Other income/(expense)	3	5	—	285	541	8	232
Interest expenses						(10)	(8,716)
Income from equity investment	—	—	—	—	1,797	—	3,698

Income/(loss) before income taxes and minority interest	1,530	1,000	6,969	6,263	(36,139)	5,614	(18,972)
Income taxes	—	—	—	—	(307)	—	(2,310)
Minority interest	—	—	—	—	(76)	—	(726)

Net income/(loss)	1,530	1,000	6,969	6,263	(36,522)	5,614	(22,008)

Foreign currency translation gain	—	—	245	48	1,516	467	2,511

Comprehensive income	$1,530	$1,000	$7,214	$6,311	$(35,006)	$6,081	$(19,497)

Net (loss) earnings per share:
Basic	$0.03	$0.02	$0.12	$0.10	$(0.47)	$0.28	$(0.23)

Diluted	$0.03	$0.02	$0.12	$0.10	$(0.47)	$0.28	$(0.23)

Weighted average number of shares outstanding
Basic	59,872	59,872	59,872	59,872	77,772	20,052	96,045

Diluted	59,872	59,872	59,872	59,872	77,772	20,052	96,045

	As of December 31,					Six months ended June 30,
	2003	2004	2005	2006	2007 (1)	2007	2008 (1)(2)
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Consolidated Balance Sheet Data (in thousands):
Cash and cash equivalents	$429	$793	$1,371	$1,836	$10,868	$28,180	$23,873
Working capital	2,114	2,795	6,078	(957)	37,691	35,926	57,124
Total assets	6,563	8,206	17,126	26,062	106,150	69,585	183,270
Total current liabilities	2,337	2,944	6,797	19,343	15,727	22,582	23,557
Long term liabilities	—	—	191	163	267	150	14,373
Total liabilities	2,337	2,944	6,988	19,506	15,994	22,732	37,930
Minority interest	—	—	—	—	517	0	3,213
Total stockholders’ equity	4,226	5,262	10,138	6,556	89,639	46,853	142,127

(1)	General and administrative expenses includes compensation expense related to Xu Hong Bin’s obligations under the make good escrow agreement with certain investors, which was entered into in connection with China Water’s 2007 equity financing transaction. Under the make good escrow agreement, Mr. Xu agreed to transfer 11.2 million shares of common stock owned by him to the investors in the event that China Water did not meet certain performance targets for its fiscal year ended December 31, 2007 and another 11.2 million shares of common stock owned by him to the investors in the event that China Water does not meet certain performance targets for its fiscal year ended December 31, 2008. The agreement to release the shares from escrow upon the achievement of the 2007 performance targets was presumed to be a separate compensatory arrangement between China Water and Mr. Xu. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) was charged to income as stock-based compensation during the year ended December 31, 2007. Through June 30, 2008, China Water has accrued an additional $28 million ($14 million for each of the quarters ended March 31, 2008 and June 30, 2008) as stock-based compensation as China Water believes it is probable that the performance target will be achieved for fiscal 2008. Pursuant to the release agreement, upon the consummation of the merger, the make good escrow agreement will terminate and the investors will release in full any rights they have to any shares of China Water common stock owned by Mr. Xu. Accordingly, the compensation expense related to Mr. Xu’s obligations under the make good escrow agreement will terminate upon consummation of the merger.
(2)	Interest expenses includes amortization of approximately $6.3 million relating to a beneficial conversion feature recorded in connection with China Water’s issuance of convertible notes. A beneficial conversion feature arises when a debt holder has the ability to convert debt into shares of common stock at a price per share that is less than the fair market value (quoted market price) of the common stock on the commitment date. At the time of the notes transaction, China Water’s quoted market price was $17.25 per share on the OTC-BB. China Water did not record a beneficial conversion at the time of the transaction believing that the quoted market price did not reflect fair value in light of the illiquidity of and small public float for its common stock. However, China Water subsequently determined that the quoted market price is the appropriate valuation measurement under relevant accounting standards and has recorded a beneficial conversion feature of $44 million, an amount equal to the proceeds realized upon issuance of the notes. Upon the closing of the merger, the remaining amount attributable to the beneficial conversion feature will be addressed through purchase accounting.

COMPARATIVE PER SHARE DATA

The following table shows per share data regarding income from continuing operations, book value per share and cash dividends for Heckmann and China Water on a historical and on a pro forma combined basis. The pro forma book value per share information was computed as if the merger had been completed on June 30, 2008. The pro forma income from continuing operations information was computed as if the merger had been completed on May 29, 2007, the date of inception of Heckmann. The China Water pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of 0.8 and assuming that 70% of the outstanding shares of China Water common stock are converted at the exchange ratio into Heckmann common stock. This information shows how each share of China Water common stock would have participated in the combined companies’ earnings from continuing operations and book value per share if the merger had been completed on the relevant dates. These amounts do not necessarily reflect future per share amounts of earnings (losses) from continuing operations and book value per share of Heckmann.

The following unaudited comparative per share data is derived from the historical financial statements of each of Heckmann and China Water. The information below should be read in conjunction with the audited financial statements and accompanying notes of Heckmann and China Water, which are included elsewhere in this Proxy Statement. We urge you also to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” appearing elsewhere in this Proxy Statement.

Heckmann Historical Financial Data:

	As of and for the
	May 29, 2007 (date of inception) through December 31, 2007	Six months ended June 30, 2008
Net income per common share—basic	$0.12	$0.06
Net income per common share—diluted	$0.12	$0.06
Cash dividends per common share	—	—
Book value per common share (1)	$4.16	$4.21

China Water Historical Financial Data:

	As of and for the
	Year ended December 31, 2007	Six months ended June 30, 2008
Net income (loss) per common share—basic	$(0.47)	$(0.23)
Net income (loss) per common share—diluted	$(0.47)	$(0.23)
Cash dividends per common share	—	—
Book value per common share (1)	$1.15	$1.48

(1)	The historical book value per common share is computed by dividing stockholder’s equity at the end of the period by the basic number of shares outstanding at the end of the period.

MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS

Stock Prices

Heckmann. Since May 23, 2008, Heckmann’s units, which consist of one share of common stock, par value $0.001 per share, and one warrant to purchase a share of Heckmann common stock, have traded on the New York Stock Exchange under the symbol “HEK.U” and its common stock and warrants have traded separately on the New York Stock Exchange under the symbols “HEK” and “HEK.WS,” respectively. From November 20, 2007 through May 22, 2008, Heckmann’s units, common stock, and warrants traded separately on the American Stock Exchange. Each warrant entitles the holder to purchase from Heckmann one share of common stock at an exercise price of $6.00 commencing on the later of the completion of a business combination or November 9, 2008. Heckmann’s warrants will expire on November 9, 2011, or earlier upon redemption.

The following table sets forth, for the calendar quarters indicated, the high and low closing sale prices for Heckmann’s units, common stock and warrants, respectively, as reported on the American Stock Exchange through May 22, 2008 and the New York Stock Exchange since May 23, 2008.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
2007
Fourth Quarter (from Nov. 20, 2007)	$7.35	$7.24	$0.79	$0.70	$8.08	$7.90

2008
First Quarter	$7.45	$7.26	$0.79	$0.60	$8.20	$6.95
Second Quarter	$10.09	$7.37	$3.70	$0.58	$13.89	$7.92
Third Quarter (through September 29, 2008)	$10.44	$8.04	$4.35	$1.87	$15.08	$10.85

On May 16, 2008, the last trading day before the public announcement of the signing of the merger agreement, the last sales price per share of Heckmann common stock, warrants, and units were $7.48, $0.87, and $8.32, respectively, in each case on the American Stock Exchange. On September 30, 2008, the latest practicable date before the date of this Proxy Statement, the last sales price per share of Heckmann common stock, units, and warrants were $8.25, $11.25, and $2.15, respectively, in each case on the New York Stock Exchange.

China Water. China Water’s common stock is quoted on the OTC Bulletin Board under the symbol “CWDK.” Until June 17, 2007, China Water’s common stock was traded under the symbol “UGOD.” Historically, trading in China Water’s common stock has been sporadic and limited.

The following table sets forth, for the calendar quarters indicated, the high and low reported bids for China Water’s common stock as reported on the OTC Bulletin Board. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. There were no reported bids for China Water’s common stock during 2006.

	Common Stock
	High	Low
2007
First Quarter	$5.00	$5.00
Second Quarter	$7.00	$5.00
Third Quarter	$12.00	$5.50
Fourth Quarter	$15.00	$5.30

2008
First Quarter	$18.00	$9.99
Second Quarter	$10.50	$6.75
Third Quarter (through September 29, 2008)	$8.23	$5.95

On May 16, 2008, the last trading day before the public announcement of the signing of the merger agreement, the last reported bid price per share of China Water’s common stock was $9.25. On September 30, 2008, 2008, the latest practicable date before the date of this Proxy Statement, the last reported bid price per share of China Water’s common stock was $6.25.

Dividends and Other Distributions

Heckmann has never paid cash dividends on its common stock. It currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

China Water’s predecessor entities paid $9.9 million in dividends during 2006. Since the date of its reverse merger in May 2007, China Water has never paid any dividends on its common stock. It currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

Neither Heckmann nor China Water have adopted equity compensation plans.

Security Holders

Heckmann: On September 30, 2008, there were approximately 325 record holders of Heckmann common stock. Heckmann believes that the number of beneficial owners may be greater than the number of record holders because a portion of its common stock is held of record through brokerage firms in “street name.”

China Water: On September 30, 2008, there were approximately 125 record holders of China Water common stock. China Water believes that the number of beneficial owners may be greater than the number of record holders because portion of its common stock is held of record through brokerage firms in “street name.”

Recent Developments

Chen Xing Hua, China Water’s chief executive officer, resigned on June 16, 2008. Mr. Chen has agreed to remain available to China Water on an informal basis during a transition period. Mr. Xu has assumed Mr. Chen’s duties, and will serve as China Water’s chief executive officer following the merger.

In light of the recent instability in the credit and capital markets, Heckmann determined that it would be prudent to preserve more of its cash to fulfill its acquisition strategy and, conversely, to reduce its potential dependence on credit arrangements to finance planned growth. In addition, Mr. Heckmann believed that an overall purchase price reduction (offset in part by a rise in the price of Heckmann stock since the merger was announced) was appropriate in light of the marked increase in volatility in the capital markets, overall loss of significant value in those markets, and, in particular, the recent downturn in the price of small cap China-based companies. To facilitate implementation of this plan of action, Heckmann and existing and former members of China Water management as well as certain stockholders that are parties to the undertaking agreement entered into amendments to the majority stockholder written consent and undertaking agreements and related documents. Pursuant to these agreements, (i) Mr. Xu agreed to reduce his cash consideration from the $5.00 per share payable in the merger, to $2.77, for 5.4 million of his shares of China Water common stock (ii) two other members of management of China Water agreed to sell an aggregate of 4.4 million shares of their China Water common stock to Heckmann prior to the merger at an average price of $1.35 per share, and (iii) Mr. Chen and the China Water stockholders that are party to the undertaking agreement agreed to sell their current China Water stockholdings (23.2 million shares in the aggregate) to Heckmann immediately prior to the merger for an average of $1.04 per share.

As a result, Heckmann will reduce from $165 million to $45 million the cash required to purchase these 33.0 million shares, preserving $120 million in additional cash to fund future planned growth. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Instead, Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer to certain stockholders, in order to induce them to accept less than the $5.00 per share in cash that would have been payable to them in the merger, 7.6 million of his remaining 30.6 million shares of China Water common stock. Each of the recipients of Mr. Xu’s shares of China Water common stock will receive Heckmann common stock in exchange for such shares at the exchange ratio in the merger. No other stockholders of China Water are directly affected by these changes. All China Water stockholders who have not yet made elections relating to the merger will receive 0.8 shares of Heckmann common stock or, if they so elect, $5.00 in cash for each share of China Water common stock they own.

On September 26, 2008, amendments to the majority stockholder written consent and undertaking agreements and related documents were executed and delivered to effectuate the reduction in the cash portion of the purchase price of the shares identified in those agreements.

On September 29, 2008, Heckmann and China Water amended the merger agreement to make conforming changes consistent with the amendments to the majority stockholder written consent and undertaking agreements, and related documents described above and to reflect a waiver of certain rights that may inure to the benefit of Heckmann as a result of the restatements of China Water’s financial statements, which are more fully described in the notes to China Water’s financial statements included in this Proxy Statement. Specifically, the merger agreement was amended to permit Heckmann to make the acquisitions of China Water common stock contemplated by the amendments and related documents, and to add to the conditions to Heckmann’s obligations to consummate the merger and the related transactions the execution and delivery of the amendments and related documents.

On September 29, 2008, the parties to the release and conversion agreements consented to the amendment to the merger agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Heckmann and China Water make forward-looking statements in this Proxy Statement and in the documents that are incorporated by reference. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition. Specifically, forward looking statements may include statements relating to:

•	the benefits of the transaction;

•	the future financial performance of Heckmann following the merger;

•	the growth of the market for bottled water in China;

•	expansion plans and opportunities;

•	plans to increase production capacity;

•	pending and future acquisitions by China Water and by Heckmann following the merger;

•	consolidation of the market for bottled water in China generally; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available to Heckmann and China Water as of the date of this Proxy Statement and current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Heckmann’s or China Water’s views as of any subsequent date and neither Heckmann nor China Water undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	difficulties encountered in integrating the merged businesses and management teams;

•	difficulties in completing targeted acquisitions or integrating them effectively, and differences in the type of consideration used in such acquisitions;

•	difficulties in identifying and completing additional acquisitions needed to achieve growth targets;

•	the adverse impact of competitive product announcements;

•	revenues and operating performance;

•	changes in overall economic conditions;

•	competitors’ actions;

•	pricing and gross margin pressures;

•	loss of key customers;

•	order cancellations or reduced bookings;

•	control of costs and expenses;

•	significant litigation;

•	risks associated with international operations;

•	the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally;

•	risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002);

•	risks involving environmental or other governmental regulation; and

•

other risks referenced from time to time in Heckmann and China Water’s filings with the Securities and Exchange Commission (“SEC”) and those factors listed in this Proxy Statement under “Risk Factors” beginning on page 28.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Proxy Statement. Except as required by law, neither Heckmann nor China Water undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the acquisition. If Heckmann completes the acquisition of China Water pursuant to the merger, the resulting company will be subject to a number of risks, including those relating to China Water’s business and risks associated with operating a business in China. Heckmann stockholders should carefully consider the risks described below and the other information included in this Proxy Statement before deciding how to vote on the proposals. Following the closing of the merger, the market price of Heckmann’s common stock could decline due to any of these risks, in which case stockholders could lose all or part of their investment. In assessing these risks, stockholders should also refer to the other information included in this Proxy Statement, including the financial statements and accompanying notes of Heckmann and China Water. Heckmann stockholders should pay particular attention to the fact that Heckmann would become a holding company with business operations in China. As a result, it would be subject to legal and regulatory environments that differ in many respects from those of the United States. Heckmann’s business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Related to China Water’s Business

China Water’s revenues are highly concentrated in a single customer, Coca-Cola China, Ltd., and its business will be harmed if Coca-Cola China reduces its orders.

In 2007 and 2006, approximately 20% and 23%, respectively, of China Water’s sales were made to Coca-Cola China Ltd. Coca-Cola China resells China Water’s bottled water products. China Water believes that its relationship with Coca-Cola China provides credibility for China Water in its target markets. However, China Water’s agreements with Coca-Cola China are not long-term agreements, do not impose minimum purchase commitments upon Coca-Cola China and are not exclusive supply arrangements for China Water. If Coca-Cola China discontinues or reduces purchases and China Water is unable to generate replacement sales from new and existing customers, China Water’s revenue and net income would decline considerably.

Due to China Water’s rapid growth in recent years, China Water’s past results may not be indicative of its future performance so evaluating China Water’s business and prospects may be difficult.

China Water’s business has grown and evolved rapidly in recent years as demonstrated by its growth in sales revenue from approximately $27.7 million in 2005 to $56.8 million in 2007. China Water may not be able to achieve similar growth in future periods, and its historical operating results may not provide a meaningful basis for evaluating its business, financial performance and prospects. Moreover, China Water’s ability to achieve satisfactory manufacturing results at higher volumes is unproven. Therefore, you should not rely on China Water’s past results or China Water’s historical rate of growth as an indication of China Water’s future performance.

China Water’s expansion strategy may not be proven successful.

One of China Water’s key strategies to grow its business is to aggressively expand its production capacity and distribution channels through organic expansion as well as through the acquisition of complementary companies. Consequently, China Water is subject to all of the risks inherent in the unforeseen costs and expenses, challenges, complications, and delays frequently encountered in connection with the expansion and acquisition of any new businesses or production lines, as well as those risks that are specific to the bottled water industry in general. As of June 30, 2008, China Water had $23.9 million in cash and cash equivalents and has paid deposits related to potential acquisitions of $24.5 million, and Heckmann had $3.2 million in cash and cash equivalents and $429.1 million in cash and cash equivalents held in trust. In addition, based on cash elections made by China Water stockholders to date, and recent amendments to the majority stockholder written consent and undertaking agreements and related documents, Heckmann and China Water expect that the combined company will have a minimum of approximately $225.2 million in cash and cash equivalents even if all China Water stockholders that have not made an election to date elect cash in the merger and Heckmann’s public stockholders convert the maximum 29.99% of the shares sold in the initial public offering into a pro rata portion of the cash held in the Heckmann trust account. Accordingly, China Water believes that the plant expansions and proposed business acquisitions discussed elsewhere in this Proxy Statement can be paid for with cash on hand. If due to unforeseen factors, however, there is insufficient cash on hand at the time of such plant expansions and/or proposed business acquisitions, China Water would be required to either forgo the expansions and/or proposed business acquisitions, use stock as consideration for the acquisitions, which could have a dilutive effect on existing stockholders, and/or seek debt financing for the plant expansions and/or proposed business acquisitions, which may not be available on commercially reasonable terms, or at all. No assurance can be given that these expansions or acquisitions will occur or result in revenue or profit.

China Water faces risks associated with future investments or acquisitions.

An important element of China Water’s growth strategy is to invest in or acquire businesses that will enable China Water, among other things, to increase China Water’s production capacity, to expand the bottled water products China Water offers to its existing target customer base, lower its costs for raw materials and components, and capitalize on opportunities to expand into new markets for its bottled water products. Within the past two years, China Water acquired a controlling interest in several complementary businesses through its acquisitions of Nanning Taoda Drink Company Limited (“Nanning Taoda”) and Shen Yang Aixin Industry Co. Ltd. (“Shen Yang Aixin”), and it also acquired a 48% equity interest in China Bottles Inc., formerly known as Hutton Holdings Corporation. These acquisitions have expanded China Water’s customer base, sales opportunities, production capacity, and distribution network and afforded it certain economies of scale with respect to its costs of operations. Future acquisitions may be made by utilizing cash (including the cash remaining on Heckmann’s balance sheet following this transaction or from borrowings), through the issuance of stock, or a combination of both.

Integrating these acquired businesses into China Water’s business is distracting and time consuming, as well as a potentially expensive process. The successful integration of these companies and any other acquired businesses require it to:

•	integrate and retain key management, sales, research and development, production and other personnel;

•	incorporate the acquired products or capabilities into China Water’s offerings from an engineering, sales and marketing perspective;

•	coordinate research and development efforts;

•	integrate and support pre-existing supplier, distribution and customer relationships; and

•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

Geographic distance between business operations, the compatibility of the technologies and operations being integrated, and the disparate corporate cultures being combined also present significant challenges. Acquired businesses are likely to have different standards, controls, contracts, procedures, and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information, and other systems. China Water’s focus on integrating operations may also distract attention from China Water’s day-to-day business and may disrupt key research and development, marketing, or sales efforts. If China Water cannot overcome these challenges, it may not realize actual benefits from past and future acquisitions, which will impair its overall business results.

In the future, China Water may be unable to identify other suitable investment or acquisition candidates or may be unable to make these investments or acquisitions on commercially reasonable terms, if at all. If China Water completes an investment or acquisition, it may not realize the anticipated benefits from the transaction. China Water’s acquisition strategy also depends on its ability to obtain necessary government approvals, as described under “Risks Related to Doing Business in China—China Water may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.”

Any difficulties or delays in delivery or poor handling by distributors and third party transport operators may affect China Water’s sales and damage its reputation.

China Water sells its own brands of bottled water through distributors. In 2007, China Water’s three largest distributors accounted for approximately 34% of its total sales. The supply of China Water’s bottled water products by its distributors to retailers could be delayed or interrupted in the case of unforeseen events and disruptions that occur for various reasons beyond China Water’s control, including poor handling by distributors or third party transport operators, transportation bottlenecks, natural disasters, and labor strikes. Poor handing by distributors and third-party transport operators could also result in damage to China Water’s products. If China Water’s products are not delivered to retailers on time, or are delivered damaged, it could lose business and its reputation could be harmed.

Any interruption in China Water’s production processes could impair China Water’s financial performance and negatively affect its brand.

China Water produces its bottled water products at facilities maintained by its six operating subsidiaries in the cities of Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Feixian (Shandong Province), Nanning (Guangxi Province) and Shenyang (Liaoning Province). China Water’s manufacturing operations are complicated and integrated, involving the coordination of sourcing of water and other raw materials from third parties, internal production processes, and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, China Water may experience difficulties in coordinating the various aspects of its manufacturing processes, thereby causing downtime and delays. China Water has also been steadily increasing its production capacity organically and through the addition of operating subsidiaries, but it has limited experience operating at higher production volume levels and may be unable to sustain production at current or higher levels. In addition, China Water may encounter interruption in its manufacturing processes due to events beyond its control, such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in China Water’s production could reduce its sales revenue and earnings for the affected period. If there is a stoppage in production at any of its bottled water production facilities, even if only temporary, or delays in delivery times to its customers, China Water’s business and reputation could be severely harmed. Any significant delays in deliveries to China Water’s distributors or customers could lead to increased returns or cancellations and cause it to lose future sales.

Part of China Water’s strategy involves the development of new products and if it fails to timely develop new products or incorrectly gauges the potential market for new products, its financial results may suffer.

China Water plans to utilize its in-house research and development capabilities to develop new bottled water products, such as flavored water and nutrient-enriched bottled water products that could become new sources of revenue for it in the future and help it to diversify its revenue base. China Water’s future research and development efforts will be focused on expanding its product offerings beyond purified water, mineralized water and oxygenated water. If China Water fails to timely develop new products or if it miscalculates market demand for new products that it develops, China Water may not be able to grow its sales revenue at expected growth rates and may incur expenses relating to the development of new products that are not offset by sufficient sales revenue generated by these new products.

China Water may ineffectively allocate and balance the supply of China Water’s bottled water products among its distribution channels.

China Water markets and sells its bottled water products to distributors that sell these bottled water products to end users under China Water’s own brands, to major global drink and beverage companies, and to other corporations, hotels, and casinos on a private label basis. Like any other manufacturer or producer of products, China Water has limited production capacity and there are times when China Water is resource and capacity constrained. As China Water’s production capacity reaches its limit, it becomes more difficult for it to produce, balance, and allocate its bottled water products for sales through its various distribution and sales channels. If China Water fails to strike an appropriate balance in producing and delivering its bottled water products for sale through these differing sales and distribution channels, it may be unsuccessful in meeting the relative demands of China Water’s distributors and the consumer market, which will hurt its sales, its reputation, and its relationship with its distributors and customers.

If China Water loses the services of its key executive officers on whom it heavily relies, China Water’s business will be harmed.

China Water was founded in 1996 by Mr. Xu Hong Bin, the president of China Water. Since then, Mr. Xu and China Water’s experienced senior management team have developed it into a large scale bottled water production company. Mr. Xu, together with other senior management, has been the key driver of China Water’s strategy and has been fundamental to China Water’s achievements to date. The successful management of China Water’s business is, to a considerable extent, dependent on the services of Mr. Xu and other senior management. The loss of the services of any key management employee or failure to recruit a suitable or comparable replacement could have a significant impact upon China Water’s ability to manage its business effectively and its business and future growth may be adversely affected.

China Water’s products may become subject to recall in the event of defects or other performance related issues.

Like many other bottled water producers, China Water is at risk for product recall costs, which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected contamination or other health or performance related defect. Costs typically include the cost of the product being replaced, the cost of the recall borne by China Water’s distributors, and the cost of removal of China Water’s bottled water products from the market. China Water’s bottled water products have not been the subject of an open recall. If a recall decision is made, China Water will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between it and the customer and, in some cases, the extent to which the supplier of the part or component will share in the recall cost. As a result, these estimates are subject to change. Excessive recall costs or China Water’s failure to adequately estimate these costs may negatively affect its operating results. Recalls could also create reputational damage that materially affects China Water’s business.

China Water’s results of operations may fluctuate due to seasonality.

China Water’s sales are subject to seasonality factors. China Water typically experiences higher sales of bottled water in summer time in coastal cities while sales remain constant throughout the entire year in some inland cities. In general, China Water believes its sales will be higher in the second and third quarters of the year when the weather is hot and dry, and lower in the first and fourth quarters of the year when the weather is cold and wet. Sales peak during the months from June to September. Sales can also fluctuate during the course of a financial year for a number of other reasons, including weather conditions and the timing of advertising and promotional campaigns. As a result of these reasons, China Water’s operating results may fluctuate. In addition, the seasonality of China Water’s results may be affected by other unforeseen circumstances, such as production interruptions. Due to these fluctuations, comparison of sales and operating results between periods within a single year, or between periods in different financial years, are not necessarily meaningful and may not present a meaningful indication of China Water’s performance.

Limitations on or the unavailability of natural resources or energy resources needed to operate China Water’s business could impair its ability to profitably operate its business.

In order to produce its bottled water products, China Water needs a readily available supply of water and electricity. China Water depends mainly on municipal water supplies to provide it with the water used in China Water’s bottled water products and on regulated electric companies to provide it with the electricity needed in its production facilities. In 2007, 57% of China Water’s water was sourced from municipal water supplies and the remaining 43% was sourced from well water. It is possible that municipal governments could put usage limits on these water resources in situations when water reserves for their cities are low or curtail electricity usage when the demand for energy resources is high relative to supply. China Water’s business operations, income, and profits could be highly impaired if such limits are imposed.

Increases in raw material prices that China Water is not able to pass on to its customers would reduce its profit margins.

The principal raw materials China Water uses in its production, including water, bottled water containers, caps and packaging materials, are subject to a high degree of price volatility caused by external conditions. In particular, PET, the material China Water uses to manufacture its bottles, is petroleum based, and therefore may be subject to significant price fluctuations. In 2007, PET accounted for approximately 40% of China Water’s cost of goods sold. Oil prices have reached record levels in recent times and the prices China Water pays for oil products and other raw materials may escalate higher in the future. Price changes to China Water’s raw materials may result in unexpected increases in production, packaging, and distribution costs, and it may be unable to increase the prices of its final products to offset these increased costs and therefore may suffer a reduction in its profit margins. China Water does not currently hedge against changes in its raw material prices.

China Water faces increasing competition from both domestic and foreign companies, which may negatively affect its market share and profit margin.

The bottled water industry in China is highly competitive, and China Water expects it to be even more competitive in the future. China Water primarily competes with Chinese bottled water producers, including Hangzhou Wahaha Group, Nongfu Spring Company Ltd., and Guangdong Robust Corp., and with global beverage companies and brands including Nestle S.A, Coca-Cola, C’est Bon, and Danone. Currently, there are several thousand water brands in China, including domestic and foreign-invested enterprises. China Water’s ability to compete against these enterprises is, to a significant extent, dependent upon China Water’s ability to leverage its superior brand recognition and to distinguish its products from those of its competitors by providing higher quality products at reasonable prices that appeal to consumers’ tastes and preferences. Some of China Water’s competitors may have been in business longer than China Water has been, may have substantially greater financial and other resources than China Water has, and may be better established in their markets. China Water’s competitors in any particular market may also benefit from raw material sources or production facilities that are closer to such markets, which provide them with competitive advantages in terms of costs and proximity to consumers.

China Water’s current or potential competitors may provide products comparable or superior to those it provides or adapt more quickly than China Water does to evolving industry trends or changing market requirements. It is also possible that there will be significant consolidation in the bottled water industry among China Water’s competitors. In addition, alliances may develop among China Water’s competitors and these alliances may rapidly acquire significant market share, or some of China Water’s distributors may commence production of products similar to those China Water sells to them. Furthermore, competition may lead competitors to substantially increase their advertising expenditures and promotional activities or to engage in irrational or predatory pricing behavior. Third parties may actively engage in activities, whether legal or illegal, designed to undermine China Water’s brand name and product quality or to influence consumer confidence in China Water’s product. Increased competition may result in price reductions, reduced margins, and loss of market share, any of which could materially adversely affect China Water’s profit margin. As a result of these factors, China Water may not be able to compete effectively against current and future competitors.

Changes to the existing environmental laws and regulations in China may cause China Water to incur significant capital expenditures, and it may not be able to comply with any such laws and regulations.

Participants in the bottled water industry in China are subject to the environmental protection laws and regulations of the People’s Republic of China. These laws and regulations require enterprises engaged in manufacturing and construction that may cause environmental waste to adopt effective measures to control and properly dispose of waste gases, waste water, industrial waste, dust, and other environmental waste materials, and provide for fee payments to be made by producers discharging waste substances. If failure to comply with such laws or regulations results in environmental pollution, the administrative department for environmental protection can levy fines. If the circumstances of the breach are serious, the central government of the PRC, including governmental subdivisions, may cease or close any operation failing to comply with such laws or regulations. There can be no assurance that China Water will be able to comply with such laws or regulations. There can also be no assurance that the PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulations, compliance with which may cause China Water to incur significant capital expenditures which it may be unable to pass on to its customers through higher prices for its products.

Changes in existing PRC food hygiene laws may cause China Water to incur additional costs which could have an adverse impact on its financial position.

As a China-based bottled water producer, China Water is subject to compliance with PRC food hygiene laws and regulations. These food hygiene laws require all enterprises engaged in the production of bottled water to obtain a hygiene license for each of their production facilities. They also set out hygiene standards with respect to food processing, packaging, and containers, and information to be disclosed on packaging, as well as hygiene requirements of food production and sites, facilities, and equipment used for the transportation and sale of food. Failure to comply with PRC food hygiene laws may result in fines, suspension of operations, loss of hygiene licenses, and, in more extreme cases, criminal proceedings against an enterprise and its management. In the event that the PRC government increases the stringency of such laws, China Water’s production and distribution costs may increase, and it may be unable to pass these additional costs on to its customers.

China Water has material weaknesses in its internal control over financial reporting. Following the merger, if Heckmann fails to develop or maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in its financial reporting, which would harm its business and the trading price of its common stock.

During the preparation of its annual report on Form 10-K for the fiscal year ended December 31, 2007, China Water’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2007. In making this assessment, China Water’s management used the framework set forth in the report Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. The COSO framework summarizes each of the components of a company’s internal control system, including (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication, and (v) monitoring. Based on the evaluation, China Water’s management concluded that its internal control over financial reporting was not effective as of December 31, 2007 due to the existence of several material weaknesses. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected on a timely basis by employees in the normal course of their work.

The material weaknesses in China Water’s internal controls over financial reporting related to:

•

Its failure to maintain an effective audit committee to oversee the effectiveness of the system of internal control due to the fact that it endeavored to employ an independent director who is a financial expert but failed to do so;

•

Its failure to maintain effective internal controls over its internal audit function due to the fact that it lacked sufficient qualified persons who are familiar with internal audit theory and practice;

•

Its failure to maintain effective internal controls over the financial closing process to ensure the accurate and timely preparation of local financial statements and financial data which is necessary for preparation of consolidated financial statements due to an insufficient complement of local financial and accounting staff with knowledge of local accounting and US GAAP financial reporting rules to support the size of the company’s current organizational structure; and

•

Its failure to adequately design and operate internal controls in a manner to effectively support the requirements of the financial reporting and period-end close process, including the proper cut-off of revenues and expenses and the proper accounting for value added taxes, due to the aggregate deficiencies in internal control activities.

Subsequent to filing its annual report on Form 10-K for the fiscal year ended December 31, 2007, the management of China Water determined that it was necessary to amend its annual report by reflecting a change for stock-based compensation relating to a separate compensatory arrangement between China Water and Mr. Xu Hon Bin, and a change in the valuation of shares it issued in connection with its acquisition of Pilpol (HK) Biological Limited and the shares it issued in connection with its investment in China Bottles, Inc. (formerly known as Hutton Holdings Corporation). Management of China Water made this determination after reaching the conclusion that when assessing the value of its shares as of the dates of the two transactions, it should have used the quoted market price for its shares instead of basing the valuation on, among other factors, the illiquidity of and small public float for its common stock. China Water has also determined that it should have recorded a beneficial conversion feature of $44 million on the issuance of $50 million in convertible notes in January 2008, and has amended its quarterly reports on Form 10-Q for the periods ended March 31, and June 30, 2008.

China Water is in the process of remediating these material weaknesses, but has not yet been able to complete its remediation efforts. It will take additional time to design, implement, and test the controls and procedures required to enable its management to conclude that its internal control over financial reporting is effective. It cannot at this time be estimated how long it will take to complete these remediation efforts, and these measures may not be effective in mitigating or preventing significant deficiencies or material weaknesses in China Water’s internal control over financial reporting. Following the merger, any failure to maintain or implement required new or improved controls, or any difficulties encountered in their implementation, could result in additional material weaknesses, cause Heckmann to fail to meet its periodic reporting obligations or result in material misstatements in its financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of Heckmann’s internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002. The existence of a material weakness could result in errors in Heckmann’s financial statements that could result in a restatement of its financial statements, cause it to fail to meet its reporting obligations and cause investors to lose confidence in its reported financial information, leading to a decline in its stock price.

Changes to or restatements of the financial statements of China Bottles, Inc., China Water’s unconsolidated equity investee, could affect China Water’s investment in and income it records from its investment in China Bottles, Inc.

China Water owns 48% of the outstanding equity of China Bottles, Inc. At June 30, 2008, its investment in China Bottles, Inc. totaled $30.9 million, and for the six month period then ended, China Water recorded $3.7 million in equity income from this investment. In preparing its consolidated financial statements that are included in this Proxy Statement, China Water relied upon the 2007 audit report of China Bottles, Inc., which was prepared by its independent auditors. China Water has been advised that the financial statements of China Bottles, Inc. are being reviewed by the Securities and Exchange Commission, which has issued several comments, including comments that relate to the method and disclosures of the accounting for transactions in which China Bottles, Inc. acquired various operating companies. Neither Heckmann nor China Water can give any assurance that China Bottles, Inc.’s financial statements will not need to be modified or restated. Any changes to or restatements of the financial statements of China Bottles, Inc. could affect China Water’s investment in and income it records from its investment in China Bottles, Inc. For example, if a restatement of the accounting for China Bottles, Inc.’s acquisitions were to produce an increase in amortizable intangible assets, its income and the equity income recorded by China Water would be reduced both retroactively and in future results of operations, and those reductions could be material. In addition, adverse changes in China Bottles, Inc.’s business or financial results could result in China Water having to write-down or write off this investment.

The references above to the financial statements of China Bottles, Inc. include the financial statements of the predecessor companies of China Bottles, Inc. To explain further, on August 31, 2007 Hutton Holdings Corporation (now known as China Bottles, Inc.) acquired 100% of the outstanding shares of China Valley Development Limited, a British Virgin Islands corporation (“China Valley”) from the shareholders of China Valley. China Valley owns 100% of the outstanding equity of Guozhu Holdings Limited, a Hong Kong company (“Guozhu”). Guozhu owns 100% of each of Fogang Guozhu Plastics Company Limited, Fogang Guozhu Blowing Equipment Company Limited and Guangdong Guozhu Precision Mold Company Limited (collectively, the “Guozhu Operating Companies”). The audited historical financial statements of the Guozhu Operating Companies for the years ended December 31, 2006 and 2005 and the pro forma financial information of Hutton Holdings Corporation for the years ended December 31, 2006 and 2005 and the six months ended June 30, 2007 are included elsewhere in this Proxy Statement. On April 3, 2008 Hutton Holdings Corporation changed its name to China Bottles, Inc. The above referenced financial statements for the Guozhu Operating Companies represent the predecessor financial statements of those acquired companies.

Certain of the projections provided to Heckmann management and its financial advisers contain aggressive assumptions regarding the impact of acquisitions that have not yet occurred.

During the due diligence investigation of China Water, management of Heckmann and its financial advisers were provided with forward-looking information concerning China Water’s good faith estimate regarding its projected operating results and business outlook giving effect to the Grand Canyon acquisition and the other proposed business acquisitions with respect to which China Water was in various stages of negotiation. This forward-looking information was prepared by management of China Water and its financial advisors based on the historical financial results of China Water and the anticipated impact of the proposed acquired businesses on China Water’s revenues and direct and indirect expenses. Because these proposed business acquisitions have not yet occurred, and Heckmann has not conducted any due diligence on such businesses, it is possible that these projections may contain overly aggressive assumptions regarding growth or underestimate expenses necessary to run the combined businesses. To the extent that any of such proposed business acquisitions are not consummated or that, if consummated, the actual combined results for China Water and the proposed acquired businesses differ significantly from the projected results, or if there are unknown liabilities or defects in the businesses that were not disclosed to or discovered by China Water during its due diligence, there could be adverse consequences to Heckmann in the future. These consequences could include a decline in the stock price, and potential claims by stockholders against Heckmann or its directors and officers.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

China Water conducts substantially all of its operations and generates most of its revenue in China. Accordingly, its business, financial condition, results of operations and prospects will be affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement in commercial activities;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on China Water’s business.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of investments and expenditures in China, which in turn could lead to a reduction in demand for China Water’s products and consequently have a material adverse effect on its business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to Heckmann and its stockholders.

Following the merger, Heckmann will conduct substantially all of its business through China Water’s operating subsidiaries in the PRC. China Water’s operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to Heckmann and its stockholders. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, following the merger, substantially all of Heckmann’s assets and several of its directors and executive officers will be located in, or residents of, China. As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against Heckmann’s Chinese operations and subsidiaries.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Following the merger, Heckmann’s ability to operate in China may be harmed by changes in the PRC’s laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. Heckmann believes that China Water’s bottled water production operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which China Water operates may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on Heckmann’s part to ensure compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require Heckmann to divest itself of any interest it then holds in Chinese properties or joint ventures.

China Water’s business will suffer if it loses its land use rights.

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies, and collectives. Land use rights can be obtained from the government for a period up to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. China Water has received the necessary land use right certificate for its primary operating facilities, but no assurance can be given that these land use rights will be renewed on terms favorable to China Water or renewed at all. If China Water loses its land use right certificates, it may lose production facilities that may be difficult or impossible to replace. Should it have to relocate, China Water’s workforce may be unable or unwilling to work in the new location and its operations will be disrupted during the relocation. The relocation or loss of facilities could cause China Water to lose sales and/or increase its costs of production, which will negatively impact financial results.

Accounting laws in China mandate accounting practices which may not be consistent with U.S. generally accepted accounting principles and therefore our financials and their interpretation involve uncertainties.

The PRC accounting laws require an annual “statutory audit” to be performed in accordance with PRC accounting standards and the books of foreign invested enterprises to be maintained in accordance with Chinese accounting laws. These Chinese accounting practices may not be consistent with U.S. generally accepted accounting principles, or GAAP. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities. Noncompliance with such requirements may cause revocation of China Water’s business license. The translation of the financial statements from the requirements of the PRC to U.S. GAAP requires interpretation and exercise of judgment. This may increase costs or cause additional errors. Moreover, China Water’s PRC accounting records may not convert directly into the needed U.S. GAAP accounting records, causing inaccuracies or misstatements that could negatively impact Heckmann’s ability to get a clean audit opinion in the U.S. or may lead to fines by certain governmental bodies, which could negatively impact Heckmann’s financial performance and/or stock price.

Restrictions on currency exchange may limit Heckmann’s ability to receive and use sales revenue effectively.

Following the merger, most of Heckmann’s sales revenue and expenses will be denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, China Water’s PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to Heckmann, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of Heckmann’s future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit Heckmann’s ability to utilize revenue generated in RMB to fund its business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if, following the merger, Heckmann’s PRC operating subsidiaries borrow foreign currency through loans from Heckmann or other foreign lenders, these loans must be registered with SAFE, and if Heckmann finances the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect China Water’s ability to obtain foreign exchange through debt or equity financing.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject PRC resident stockholders to personal liability, limit Heckmann’s ability to acquire PRC companies or to inject capital into PRC subsidiaries, limit PRC subsidiaries’ ability to distribute profits to Heckmann or otherwise materially adversely affect Heckmann’s business.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75. Circular 75 requires PRC residents to register with an applicable branch of SAFE before establishing or acquiring control over an offshore special purpose company for the purpose of engaging in an equity financing outside of China that is supported by domestic PRC assets originally held by those residents. Following the issuance of Circular 75, SAFE issued internal implementing guidelines for Circular 75 in June 2007. These implementing guidelines, known as Notice 106, effectively expanded the reach of Circular 75 by:

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purporting to regulate the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership;

•	adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity;

•	regulating the use of existing offshore entities for offshore financings;

•	purporting to regulate situations in which an offshore entity establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China;

•

making the domestic affiliate of the offshore entity responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds; and

•	requiring that the registrant establish that all foreign exchange transactions undertaken by the offshore entity and its affiliates were in compliance with applicable laws and regulations

Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the offshore entity’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity, or from engaging in other transfers of funds into or out of China.

We believe China Water’s stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in China Water and its acquisitions of equity interests in its PRC subsidiaries. However, no assurance can be given that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to Heckmann following the merger, Heckmann cannot predict how it will affect its business operations or future strategies following the merger. For example, the ability of China Water’s present and prospective PRC subsidiaries to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by Heckmann’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. Heckmann has little control over either its present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict Heckmann’s overseas or cross-border investment activities, limit its subsidiaries’ ability to make distributions or pay dividends or affect its ownership structure, which could adversely affect its business and prospects.

Any failure to fully comply with PRC labor laws could cause potential liability.

Companies operating in China must comply with a variety of labor laws. Certain of these labor laws require Chinese companies to have an executed labor contract with employees and make certain pension, housing, and other welfare-oriented payments. For a period of time in 2007, all of China Water’s operating subsidiaries (except Nanning Taoda, Changchun Taoda Beverage Company Ltd. and Guangdong Taoda Drink Co. Ltd.) failed to have in place effective labor contracts with each of their employees and failed to make related payments in violation of applicable PRC labor laws. Recently, China Water has taken corrective actions by entering into the required labor contracts and intends to make the payments, which it believes are immaterial in amount to its overall operations, as required under PRC labor laws. Although China Water believes these actions are sufficient to ensure that it is currently in compliance with applicable Chinese labor laws and are the appropriate remediative measures, no assurance can be given that PRC governmental authorities will concur with such a view and will not impose additional penalties.

China Water may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, China Water’s ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and it may not be able to negotiate a transaction that is acceptable to Heckmann or sufficiently protective of its interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits China Water’s ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede China Water’s ability to negotiate and complete a business combination transaction on satisfactory financial terms.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Following the merger, the value of Heckmann common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which sales may be denominated. Because substantially all of Heckmann’s earnings and cash assets will be denominated in RMB, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect its financial results reported in U.S. dollar terms without giving effect to any underlying change in its business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend China Water may issue to Heckmann that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments Heckmann makes in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar at a constant exchange rate. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce exposure to exchange rate fluctuations. To date, China Water has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. Following the merger, while Heckmann may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and Heckmann may not be able to successfully hedge its exposure at all. In addition, Heckmann’s foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert RMB into foreign currencies.

Currently, some of China Water’s raw materials and major equipment are imported. In the event that the U.S. dollars or other currencies appreciate against RMB, costs of such materials and equipment will increase. If China Water cannot pass-through the resulting cost increases on to its customers, profitability and operating results will suffer. In addition, since China Water’s sales to international customers are growing rapidly, the risk of foreign currency depreciation will increase.

Risks Related to Heckmann’s Business

A stockholder may make a claim against Heckmann for taking actions inconsistent with its initial public offering prospectus as such stockholder may interpret the requirement that Heckmann’s board of directors determine the fair value of acquisition targets based upon certain standards set forth in Heckmann’s initial public offering prospectus differently than Heckmann’s management interpreted such standards and as a result, Heckmann may suffer monetary losses.

Heckmann’s prospectus states that the fair market value of a business to be acquired by Heckmann will be determined by its board of directors based upon standards generally accepted by the financial community such as actual and potential sales, earnings and cash flow and book value. In consultation with its financial advisors, Heckmann’s board considered these factors and, after reviewing China Water’s valuation and the proposed merger consideration described in the merger agreement, concluded that the proposed merger consideration fairly reflected China Water’s fair market value. In reaching such conclusion, Heckmann’s board did not seek a separate third party fairness opinion because it was deemed not to be cost justified under the circumstances. Nevertheless, a stockholder may make a claim against Heckmann that it failed to comply with the terms of its initial public offering prospectus when evaluating the acquisition of China Water. Although Heckmann would vigorously contest any such claim, it could incur considerable expense in defending such a claim. If Heckmann were not successful, it would be liable for damages as determined by a court or may have to make payments in connection with settling such claim.

If third parties bring claims against Heckmann, the proceeds held in trust could be reduced and the liquidation price received by Heckmann’s public stockholders could be reduced.

Heckmann’s placing of funds in trust may not fully protect those funds from third party claims against it. Pursuant to Delaware General Corporation Law Sections 280 and 281, upon Heckmann’s dissolution it will be required to pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional, or unmatured claims. These amounts must be paid or provided for before Heckmann makes any distributions to its stockholders. While Heckmann intends to pay such amounts, if any, from the interest on the trust account available to it for working capital, those funds may not be sufficient to cover such claims and obligations. Although Heckmann seeks to have all vendors, prospective target businesses, or other entities it engages execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements, or if executed, that such waivers will be enforceable or otherwise prevent them from making claims against the trust account. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Heckmann and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of Heckmann’s public stockholders and, as a result, the actual liquidation price could be less than the liquidation price based upon the proceeds of our initial public offering and the concurrent private placement of the warrants to the founders placed in the trust account, without taking into account interest earned on the trust account subsequent to the initial public offering, due to claims of such creditors. If Heckmann is unable to complete a business combination and is forced to liquidate, Mr. Heckmann will be personally liable for ensuring that the proceeds in the trust account are not reduced by the claims of any third party if such third party does not execute a waiver of its rights, title, interest or claim of any kind in or to the trust account, but only to the extent any claims made against the trust account and the payment of such debts or obligations actually reduces the amount in the trust account. However, there can be no assurance that Mr. Heckmann will be able to satisfy those obligations.

Management of Heckmann and China Water may purchase additional shares of Heckmann common stock in the open market, which may give them greater influence over the approval of the merger.

In the event that management of Heckmann and China Water, or their respective affiliates, acquire additional shares of Heckmann common stock in the open market prior to the Heckmann special meeting, they could vote such shares in favor of the merger. Thus, additional purchases of shares of Heckmann common stock by such persons would allow them to exert additional influence over the approval of the merger and increase the chances that the merger will be approved. In addition, if such persons acquire additional shares of Heckmann common stock, then Heckmann’s other public stockholders will hold proportionately fewer shares, and therefore it is likely that such public stockholders will ultimately convert fewer shares into a pro rata portion of the trust account, making it more likely that Heckmann’s public stockholders will convert less than 30% of their shares, which is required in order to approve the merger.

The ability of Heckmann and China Water management to acquire Heckmann common stock in the open market, vote such acquired shares as they desire and effectively reduce the number of shares that Heckmann’s other public stockholders may elect to convert into a pro rata portion of the trust account may allow Heckmann and China Water to consummate the merger even if it would not have otherwise been approved but for such additional purchases. In addition, because members of Heckmann’s management have purchased their existing securities at a lower average cost than Heckmann’s public stockholders, they may profit from a business combination that would be unprofitable for Heckmann’s public stockholders.

Heckmann stockholders may be held liable for claims by third parties against Heckmann to the extent of distributions received by them.

Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution conducted in accordance with the Delaware General Corporation Law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Heckmann’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after it liquidates, if it is required to do so, and therefore it does not intend to comply with those procedures.

Because Heckmann will not be complying with those procedures, it is required, pursuant to Section 281(b) of the Delaware General Corporation Law, to adopt a plan of distribution that will reasonably provide for the payment, based on facts known to it at such time, of (i) all existing claims including those that are contingent, (ii) all pending proceedings to which it is a party and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, Heckmann would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. However, because Heckmann is a blank check company, rather than an operating company, and its operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors that it engaged after the closing of its initial public offering (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. If the plan of distribution complies with Section 281(b) of the Delaware General Corporation Law, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share or the amount distributed to the stockholder. Heckmann cannot assure that it will properly assess all claims that may be potentially brought against it. As such, Heckmann stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of such stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Heckmann cannot be sure that third parties will not seek to recover from its stockholders amounts owed to them by Heckmann.

Because the shares of Heckmann common stock issued prior to its initial public offering are prohibited from participating in any liquidation distribution, its founders may have had a conflict of interest when deciding that China Water is a good candidate for a business combination.

Prior to its initial public offering, Heckmann completed two private placements with its initial stockholders. In the first, which took place upon inception, Heckmann issued an aggregate of 14.375 million units, 845,000 of which were redeemed as a result of the underwriters in Heckmann’s initial public offering not exercising their over-allotment option in full, with each unit consisting of one share of common stock and one warrant to purchase a share of common stock for an exercise price of $6.00, for an aggregate purchase price of $71,875, or $0.005 per unit. In the second, which took place immediately prior to Heckmann’s initial public offering, Heckmann issued warrants to purchase 7.0 million shares of Heckmann common stock for an exercise price of $6.00 per share, for an aggregate purchase price of $7.0 million. Thus, the Heckmann founders currently own, in the aggregate, 13.5 million shares of Heckmann common stock and warrants to purchase an additional 20.5 million shares of Heckmann common stock. Accordingly, based on the trading price of Heckmann’s common stock as of September 30, 2008 ($8.25), the current aggregate value of Heckmann common stock and warrants owned by the Heckmann founders is approximately $280.5 million. Since the warrants issued to the Heckmann founders cannot be exercised or redeemed prior to a qualifying business combination, and since the Heckmann founders have waived their right to receive distributions with respect to the shares of common stock and warrants underlying the units purchased by them before its initial public offering if it liquidates because it failed to complete a qualifying business combination, the Heckmann founders may lose their entire investment in such shares and warrants if Heckmann fails to complete a qualifying business combination. Accordingly, the personal and financial interests of Messrs. Heckmann, Holtz, Osborne and Quayle may influence their identification and selection of a target business, including China Water, and may affect how or when Heckmann completes a business combination. The exercise of discretion by Messrs. Heckmann, Holtz, Osborne and Quayle in identifying and selecting China Water as a suitable target business may have resulted in a conflict of interest when they decided that the terms, conditions and timing of the merger were appropriate and in stockholders’ best interest.

If Heckmann’s due diligence investigation of China Water was inadequate and requires subsequent write-offs that impair its financial condition and stock price, then Heckmann’s stockholders could lose some or all of their investment.

In order to meet its disclosure and financial reporting obligations under the federal securities laws, and in order to develop and seek to execute strategic plans for how it can increase the revenues and/or profitability of China Water, realize operating synergies, and capitalize on market opportunities, Heckmann conducted a due diligence investigation of China Water. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even though Heckmann conducted extensive due diligence on China Water, it cannot be sure that this diligence identified all material issues that may be present inside China Water or its business, or that factors outside of China Water and its business and outside of its control will not later arise. If Heckmann failed to identify issues specific to China Water, its industry, or the environment in which it operates, it may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on its liquidity, the fact that Heckmann reports charges of this nature could contribute to negative market perceptions about it or its common stock and may cause Heckmann to violate net worth or other covenants to which it may be subject as a result of obtaining post-combination debt financing.

The estimates of China Water’s potential revenue and net income for fiscal year 2008 that were prepared by Heckmann’s management during its due diligence investigation of China Water contain aggressive assumptions regarding the impact of plant expansions and business acquisitions that have not yet occurred.

During Heckmann’s due diligence investigation of China Water, Heckmann’s management created a model that estimated the levels of pro forma annualized revenue and net income that China Water could achieve by the end of 2008. This forward looking information was based on Heckmann’s review of one set of internal financial projections prepared by China Water, substantial financial due diligence materials provided by China Water, and its assessment of China Water’s then current capacity levels and ability to generate organic growth, business trends, and anticipated plant expansions and acquisitions. Because these plant expansions and acquisitions have not yet occurred, and Heckmann has not conducted any due diligence on such plant expansions and businesses, it is possible that Heckmann’s estimates may contain overly aggressive assumptions regarding growth or underestimate expenses necessary to run the combined businesses and/or the expanded plants. To the extent that any of such proposed plant expansions or business acquisitions are not consummated or that, if consummated, the actual combined results for China Water and the proposed acquired businesses differ significantly from the estimated results, or if there are unknown liabilities or defects in the businesses that were not disclosed to or discovered by China Water during its due diligence, there could be adverse consequences to Heckmann in the future. These consequences could include a decline in the stock price, and potential claims by stockholders against Heckmann or its directors and officers.

Heckmann’s stockholders may experience substantial dilution in their investment as a result of subsequent exercises of outstanding warrants or the issuance by Heckmann of Heckmann common stock in satisfaction of the contingent payments.

In connection with its initial public offering, Heckmann issued warrants to purchase 54.1 million shares of common stock, and also has issued warrants to purchase 20.5 million shares of Heckmann common stock to its founders. The warrants have an exercise price of $6.00 per share and are exercisable on the later of a qualifying business combination or November 16, 2008. The exercise of these warrants will increase the number of issued and outstanding shares of Heckmann common stock and the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for Heckmann securities or on its ability to obtain future financing. If and to the extent these warrants are exercised, Heckmann stockholders would experience dilution to their holdings.

Under the terms of the conversion agreement and the release agreement described herein, Heckmann has agreed, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, to pay to China Water’s existing noteholders and private placement investors a pro rata portion of contingent payments of $45.0 million and $85.5 million, respectively. In addition, the merger agreement provides for the creation of a $15.0 million bonus plan to be paid out to Mr. Xu and other officers of China Water (who have not yet been identified or selected) if the $90.0 million adjusted net income target for 2009 is achieved. These contingent payments can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof; provided that, for Heckmann to satisfy the contingent payments through the issuance of Heckmann common stock, the Heckmann common stock must then be listed on a national securities exchange, Heckmann must be current in its reporting obligations under the Securities Exchange Act of 1934, as amended, and a registration statement covering the resale of such shares must be in effect. If and to the extent Heckmann satisfies such contingent payments through the issuance of Heckmann common stock, Heckmann stockholders may experience dilution to their holdings.

If Heckmann’s founders exercise their registration rights, it may have an adverse effect on the market price of its common stock.

On the effective date of the registration statement with respect to Heckmann’s initial public offering, its founders placed their founders’ units into an escrow account maintained by American Stock Transfer & Trust Company, LLC, acting as escrow agent. Subject to certain limited exceptions (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), none of these founders’ units (and the underlying common stock and warrants and shares issuable upon exercise of the warrants) can be sold or transferred until one year following the consummation of the merger. In addition, the Heckmann founders placed their sponsors’ warrants into escrow. Subject to the same limited exceptions, none of the sponsors’ warrants can be sold or transferred until after the 90th day following the consummation of an initial qualifying business combination. Heckmann’s founders are entitled to make a demand that it register the resale of their securities at any time commencing three months prior to the date on which their securities are released from escrow. If Heckmann’s founders exercise their registration rights with respect to all of their securities, then there will be an additional 13.5 million shares of Heckmann common stock and warrants to purchase an additional 20.5 million shares of Heckmann common stock eligible for trading in the public market. The presence of these additional securities trading in the public market may have an adverse effect on the market price of Heckmann’s securities.

Heckmann’s obligation to pay contingent payments of $145.5 million if it achieves the stated adjusted net income milestone could affect its liquidity and its ability to operate its business if it is unable to satisfy such payments in stock.

As described above, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, it will be obligated to make contingent payments, including a management incentive payment, of $145.5 million. If Heckmann does not meet the conditions that would allow it to make such payments through the issuance of stock, then Heckmann would incur a significant cash obligation. While Heckmann expects that cash on hand and generated from operations would be sufficient to fund the contingent payments if they become due, if the contingent payments exceeded available cash at that time, then Heckmann would need to finance such payments, through debt, equity issuances, or otherwise, in order to meet its obligations. There can be no assurance that such financing would be available at that time or on acceptable terms.

Heckmann did not obtain an opinion from an unaffiliated third party as to the fair market value of China Water or that the price it is paying for the business is fair to its stockholders.

Heckmann’s charter documents do not require Heckmann’s board of directors to obtain an opinion from an unaffiliated third party that China Water has a total fair market value in excess of 80% of Heckmann’s net assets (excluding the amount held in the trust account representing a portion of the underwriters’ discount) or that the price that Heckmann is paying for China Water is fair to the Heckmann stockholders. The Heckmann board of directors, in valuing China Water and approving this transaction, determined based on the information provided or developed during the due diligence process that they had sufficient information and expertise to determine that China Water’s fair market value exceeded 80% of Heckmann’s net assets and that the merger consideration to be issued in the merger is fair to the Heckmann stockholders. Accordingly, in considering to approve this transaction, the Heckmann stockholders will be relying on the determination made by the Heckmann board of directors.

Heckmann’s financial advisor, Credit Suisse, and China Water’s financial advisor, Roth Capital Partners, may have conflicts of interest.

Credit Suisse served as the lead managing underwriter and Roth Capital Partners as the co-managing underwriter of Heckmann’s initial public offering. As part of the terms of their engagement in that transaction, and in connection with Heckmann’s formation as a special purpose acquisition company, the underwriters agreed to defer their receipt of, and deposit in the trust account, underwriting commissions and discounts in the amount of 4.5% of the gross proceeds of the offering, or $20.7 million, until such time as Heckmann completes an initial qualifying business combination and following the payment of amounts due to any public stockholders who exercise their conversion rights. In addition, the underwriters agreed to waive their rights to the deferred underwriting discounts and commissions deposited in the trust account in the event Heckmann dissolved prior to the consummation of a qualifying business combination. In respect of the services rendered in this transaction by Credit Suisse and Roth Capital Partners to Heckmann and China Water, respectively, including in conducting due diligence, helping the parties assess China Water’s enterprise value, and assisting the parties in structuring and negotiating the transaction, each of Credit Suisse and Roth Capital Partners may have a conflict of interest insofar as their respective efforts to assist Heckmann and China Water in consummating the merger will have the effect, if successful, of causing the release from trust of the deferred underwriting fees and commissions. In addition if Heckmann achieves adjusted net income of $90.0 million for its fiscal year ending December 31, 2009, and pays the contingent consideration due under the conversion agreement, the release agreement, and the management bonus plan, then Roth Capital Partners will receive a contingent investment banking fee of $4.5 million. Also, Credit Suisse and Roth Capital Partners have been retained by Heckmann and China Water, respectively, as investment bankers for the merger and will receive investment banking fees contingent upon the closing of the merger. In considering to approve this transaction, Heckmann stockholders and China Water stockholders will need to consider the respective roles of Credit Suisse and Roth Capital Partners in light of their material interest in the transaction being consummated.

If Heckmann is deemed to be an investment company, it must meet burdensome compliance requirements and restrictions on its activities may increase the difficulty of completing a business combination.

Heckmann does not believe that its planned principal activities will subject it to the Investment Company Act of 1940. In this regard, its agreement with the trustee states that proceeds in the trust account will only be invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and one or more money market funds, selected by Heckmann, which invest principally in either short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or tax exempt municipal bonds issued by governmental entities located within the United States and otherwise meeting the conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. This investment restriction is intended to facilitate Heckmann not being considered an investment company under the Investment Company Act of 1940. However, if Heckmann is deemed to be subject to that act, compliance with these additional regulatory burdens would increase its operating expenses and could make a business combination more difficult to complete.

Heckmann’s ability to successfully consummate a business combination and to be successful thereafter will largely depend upon the efforts of its directors and chief executive officer, Mr. Richard J. Heckmann. The loss of Mr. Heckmann could affect its ability to operate.

Heckmann’s ability to successfully consummate a business combination is largely dependent upon the efforts of its chief executive officer and directors, especially Mr. Heckmann, its chairman and chief executive officer. Even though Heckmann believes that its success depends on the continued services of Mr. Heckmann, Heckmann has not entered into an employment agreement with Mr. Heckmann, nor has it obtained “key man” life insurance. Accordingly, Heckmann cannot be sure that Mr. Heckmann will remain with it for the immediate or foreseeable future. In addition, though Mr. Heckmann has expressed his full time commitment to its success, he is not required to commit any specified amount of time to Heckmann’s affairs and, as a result, he may have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. The loss of the services of Mr. Heckmann or any other of Heckmann’s other directors could have a material adverse effect on Heckmann’s ability to successfully achieve its business objectives, including seeking suitable target acquisitions to consummate a business combination.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Heckmann and China Water. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein.

Background of the Merger

Since May 2007, China Water and its board of directors and management have focused primarily on developing a strategy to grow its business by acquiring companies and building new facilities in diverse regions of China, and on obtaining the capital needed to implement that strategy. China Water’s board of directors and management believed that China Water could achieve its strategic objectives and enhance stockholder value most effectively as an independent company.

In June 2007, China Water raised approximately $30 million in gross proceeds through the issuance of Series A convertible preferred stock in a private placement to accredited investors, led by Pinnacle China Advisers, L.P. These shares were converted into 22.4 million shares of China Water’s common stock on July 11, 2007, when China Water filed an amendment to its Articles of Incorporation with the Nevada Secretary of State. Following this financing, China Water expanded its business operations by acquiring Nanning Taoda, a 67% interest in Shen Yang Aixin, and a 48% interest in China Bottles Inc., formerly known as Hutton Holdings Corporation, and has since entered into negotiations or preliminary letters of intent to acquire approximately three additional businesses. In January 2008, China Water raised additional capital through the issuance and sale of $50 million aggregate principal amount of its secured convertible promissory notes due 2011 to institutional investors in a financing transaction led by Goldman Sachs.

Heckmann is a blank check development stage company organized under the laws of the State of Delaware on May 29, 2007 for the purpose of acquiring or acquiring control of one or more operating businesses through a business combination. Shortly after Heckmann completed its initial public offering in November 2007, it actively started to seek a target business for a business combination. The focus of this effort was not limited to a particular industry or geographic region, but was instead to find a suitable acquisition candidate that was an operating business in an industry that capitalizes on growth in the global economy. Heckmann identified certain general criteria that it believed important in evaluating business combination opportunities, as follows:

•	defensible business niche;

•	opportunities for add-on acquisitions;

•	spin-off / divestitures from larger companies; and

•	history of profitability and strong free cash flow.

While Heckmann management intended to utilize the above criteria in evaluating business combination opportunities, it expected that no individual criterion would entirely determine a decision to pursue a particular opportunity, and that any particular business combination opportunity which Heckmann ultimately determined to pursue may not meet one or more of those criteria.

In connection with its efforts to seek a target business for an acquisition, during the months of December 2007 and January and February 2008, Heckmann was approached by dozens of investment banks, M&A advisors and private equity firms. Heckmann initiated meetings with approximately 20 private equity firms to discuss portfolio companies of such firms that could be suitable acquisition candidates for Heckmann. In addition, Heckmann selected and entered into non-disclosure agreements with approximately ten operating companies for the same purpose. The ten operating companies were an automobile sales and financing company, three sporting goods companies, a publishing company, a water company, a waste water processing company, a service company specializing in military logistics, an industrial chemicals and solvents company, and a professional sports team. Heckmann exchanged term sheets and had extensive negotiations toward a proposed merger agreement with one of these companies but the parties ultimately were unable to arrive at a mutually acceptable valuation and the negotiations terminated on or about January 31, 2008. While many of these meetings were initiated by Credit Suisse, the lead managing underwriter of Heckmann’s initial public offering, others were initiated directly by Richard J. Heckmann, the chairman and chief executive officer of Heckmann, and Dan Quayle, a director of Heckmann, through their personal contacts. Two meetings were initiated by Roth Capital Partners, the co-managing underwriter of Heckmann’s initial public offering. In each case, Heckmann determined not to pursue these opportunities.

In January 2008, China Water was invited by Byron Roth of Roth Capital Partners, which had acted as China Water’s financial advisor in connection with its January 2008 note financing transaction, to make an investment presentation at the 20th Annual Roth Capital Growth Conference held in Dana Point, California from February 18-21, 2008. The Roth conference featured over 300 small-cap companies, including over 40 U.S.-listed Chinese companies, making presentations to more than 1,000 institutional investors. Mr. Roth, a long-time acquaintance of Mr. Heckmann, believed that Mr. Heckmann’s extensive background in the water and consumer products industries, together with his success in industry consolidations and business combinations, could be of significant benefit to a few of the Chinese companies in attendance that were involved in the water industry. Accordingly, Mr. Roth invited Mr. Heckmann to attend the conference and to meet with three China-based water companies, including China Water. By the time he received this invitation, Mr. Heckmann had become aware of the announcement of China Water’s January 2008 note financing transaction, but Messrs. Roth and Heckmann had not discussed a possible transaction between Heckmann and China Water, and Mr. Heckmann had no other knowledge or information regarding China Water.

On February 19, 2008, Messrs. Roth, Xu and Heckmann, together with Mitchell Truelock of Roth Capital Partners, held an introductory meeting during which they discussed in general terms a potential business combination transaction between China Water and Heckmann. At these meetings and thereafter, representatives of Roth Capital Partners also acted as interpreters in order to bridge the language barrier between the principals.

On February 20, 2008, Messrs. Roth, Xu and Truelock had a follow-up meeting with Mr. Heckmann during which they continued to discuss the potential benefits of a business combination and considered expanding the discussions and negotiations to include a broader group of advisors and investors.

Thereafter, Messrs. Xu, Roth and Truelock had meetings in Las Vegas, Nevada on February 21, 2008 during which they assessed the initial meetings with Mr. Heckmann and discussed whether to proceed with further discussions on a possible combination transaction with Heckmann. Although China Water management’s initial preference was to manage and build an independent bottled water business, rather than to explore a sale of China Water to a third party, Mr. Xu acknowledged the potential advantages that a combination with Heckmann could offer to China Water, and agreed to pursue further discussions with Heckmann.

Later that same week, Messrs. Xu, Roth, and Truelock met with Mr. Heckmann in Phoenix, Arizona. This time, in a series of meetings, the parties discussed, in general terms, China Water’s business, the potential opportunity for a business combination between Heckmann and China Water, the approximate enterprise value of China Water, and China Water’s recent financing activities.

Following these meetings, on February 25, 2008, Heckmann engaged Credit Suisse to provide financial advisory services in connection with a potential transaction with China Water, while China Water similarly engaged Roth Capital Partners. In making their respective decisions to engage Credit Suisse and Roth Capital Partners, each of Heckmann and China Water were aware of the potential conflicts of interest faced by Credit Suisse and Roth Capital Partners by virtue of their having served as underwriters of Heckmann’s initial public offering and having a material amount of their underwriting fees and commissions from that transaction held in escrow and subject to release only upon Heckmann’s completion of a qualifying business combination. Nevertheless, given Credit Suisse’s role as the lead managing underwriter on Heckmann’s initial public offering, its long relationships with members of Heckmann’s senior management, and its expertise in the water industry, and Roth Capital Partners’ prior role as financial advisor to China Water on its January 2008 convertible note offering, each party made the determination that the expertise that could be provided by Credit Suisse and Roth Capital Partners in the context of this transaction outweighed the risk associated with any such potential conflicts of interest.

Thereafter and throughout the remainder of the last week of February 2008, Mr. Heckmann engaged in a series of telephone calls and email communications with representatives of Roth Capital Partners in which they addressed more specifically the potential business combination opportunity and China Water’s current investor base. They also discussed the wide range of China Water’s potential valuation, from the $4.25 per share conversion price for the China Water common stock underlying the notes sold in the January 2008 convertible note offering, to its recent trading price on the OTC Bulletin Board, which at times exceeded $15.00 per share. With regard to the trading price, the parties discussed the fact that China Water’s public float was de minimis (believed to be only about 150,000 shares in total out of 111.4 million outstanding shares on a fully diluted basis), that trading in the stock was limited and sporadic (with an average daily trading volume between May 30, 2007 (the date of China Water’s 2007 reserve merger) and February 29, 2008 of approximately 3,300 shares), and that, consequently, the trading price was not a reliable indicator of China Water’s enterprise value. In addition, Mr. Heckmann and the representatives of Roth Capital Partners engaged in discussions concerning potential transaction structures, including the type of consideration to be offered. Finally, on February 29, 2008, Heckmann and China Water entered into a mutual non-disclosure agreement in connection with which China Water agreed not to consider any acquisition proposals, other than a proposal from Heckmann, for a 60-day period.

During the first week of March 2008, Mr. Heckmann and Don Ezzell, Heckmann’s vice president and general counsel, traveled to the PRC to meet with Mr. Xu and other members of China Water’s management team. As part of this trip, Messrs. Heckmann and Ezzell toured several of China Water’s bottling plants located in various provinces in the PRC and also engaged in a series of meetings with Mr. Xu and Heckmann’s and China Water’s respective financial advisers from Credit Suisse and Roth Capital Partners. During these meetings, the parties further discussed potential transaction structures, as well as growth prospects for the bottled water industry in China and prospects for China Water’s acquisitions of other China-based bottled water companies and plant assets.

For the next several weeks following the meetings in China, the parties, together with their financial advisers and outside legal counsel, continued to discuss in more detail the terms of a potential business combination and Heckmann commenced its due diligence review of China Water’s business and legal and financial matters. During this time, Heckmann and Credit Suisse focused their efforts on the appropriate valuation and deal structure for a transaction that would be satisfactory to all interested constituencies. On the issue of valuation, Heckmann and Credit Suisse determined that the lower end of the valuation range, established in the January 2008 convertible note offering, was a far more reliable indicator of valuation than China Water’s trading price due to China Water’s de minimis public float and limited volume and that the ultimate purchase price for China Water should be based upon a premium to the January 2008 valuation.

From March 9, 2008 through May 15, 2008, Mr. Heckmann engaged in regular communications via telephone, email, and meetings with the members of Heckmann’s board of directors, each of whom has deep experience in the water industry, regarding the progress and proposed terms of the transaction.

On March 11, 2008, Heckmann sent China Water an initial due diligence request list requesting various information and documents relating to China Water. From that date until the execution of the merger agreement, Heckmann and its representatives conducted extensive due diligence covering a broad range of business and legal issues on China Water. As part of its due diligence, Heckmann became aware of what it believed to be material deficiencies in China Water’s prior SEC filings and financial statements, and engaged its accountants and other financial advisers to understand these deficiencies and determine if they were material in the context of the acquisition and in valuing the China Water business. Ultimately, through its due diligence, Heckmann became comfortable with China Water’s financial statements and the disclosed deficiencies, although Heckmann also determined, as part of the negotiations, to require China Water, in connection with the acquisition, to correct any material deficiencies its prior filings through the filing of a fulsome Form 10-K, and to require China Water’s accountants to deliver a comfort letter at the closing of the transaction.

On March 17, 2008, Mr. Heckmann and representatives of Credit Suisse and Roth Capital Partners met in California to discuss the business terms of an acceptable transaction to both parties. Leading up to and in connection with this meeting, Heckmann proposed a purchase price in the $475 million to $500 million range, while China Water countered with a range of $725 million to $775 million.

Later during the third week of March 2008, Heckmann’s outside legal counsel, DLA Piper, circulated a draft term sheet summarizing the principal terms of a proposed transaction, which reflected the terms discussed at the March 17, 2008 meeting. The term sheet, which was not executed but served as the basis for negotiations and for the preparation of draft definitive agreements, addressed the major substantive provisions that were eventually incorporated into the definitive agreement regarding the structure, including:

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the consideration to be paid to China Water stockholders, which approximated $625.0 million in the aggregate and consisted of an election to receive (i) a cash payment of $5.00, or (ii) shares of Heckmann common stock at a fixed exchange ratio of 0.817 shares of Heckmann common stock for each share of China Water common stock, or (iii) a combination of the foregoing;

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a proposal to offer the investors in China Water’s January 2008 convertible note offering and the investors in China Water’s June 2007 private placement the opportunity to earn contingent consideration if future earnings targets were met; and

•	the composition of the board of directors of Heckmann following the merger.

In connection with the discussions concerning the contingent consideration, Heckmann considered the fact that the noteholders and private placement investors had significant rights in respect of China Water that could have a great impact on its value and on the ability of the parties to effect the transaction at all. These rights included, in the case of the noteholders, security interests in China Water’s assets, the current right to enforce such interests as a result of existing defaults, and the right to consent to, or accelerate the notes upon, any sale of the company, and, in the case of the private placement investors, a significant ownership stake in China Water and the right to seek significant monetary penalties against China Water as a result of breaching a registration rights agreement with such investors. At the same time, Heckmann was reluctant to increase its proposed consideration to the level initially proposed by China Water because it believed that much of China Water’s future value was dependent upon acquisitions and operating improvements that had not yet occurred. In this context, Heckmann sought to resolve the difference of opinion on value by offering the contingent consideration if China Water’s projected growth was, in fact, achieved, and to make a bonus pool available to China Water’s management as an incentive to achieve this growth.

Following delivery of the term sheet, formal drafting of the definitive agreements began and the due diligence process continued. In addition, during the latter part of March 2008 and through the execution of the merger agreement, representatives of Heckmann, China Water, and their respective financial and legal advisers were in nearly daily communication via telephone and email as they addressed specific issues concerning the proposed business combination, valuation issues, China Water’s capital structure, China Water’s contemplated acquisitions, and other deal structuring issues.

Over this period, China Water’s management, working with its outside legal counsel, Thelen Reid Brown Raysman & Steiner LLP, and its outside auditors, also devoted substantial effort to completing China Water’s annual report on Form 10-K, with the objective of providing more accurate and comprehensive disclosure concerning China Water. Further, Credit Suisse, using representatives from both the U.S. and the PRC, continued business and financial diligence on China Water and its proposed acquisitions. Also during this period, progress continued on the drafting of the definitive agreements and the due diligence process, and representatives of Roth Capital Partners apprised Thian Chew of Goldman Sachs and Barry Kitt and Ling Howlison of

Pinnacle China Advisers, L.P., the principal outside investors in China Water, of the general progress of the discussions between Heckmann and China Water. During this period Heckmann and Credit Suisse further refined their financial analysis to reflect the evolving structure of the transaction.

On April 10, 2008, DLA Piper, Heckmann’s outside legal counsel, delivered a draft of the definitive merger agreement to China Water and followed up with deliveries of drafts of the other related agreements. At this time, the parties commenced the review and negotiation of such agreements, as well as the preparation of related exhibits and disclosure schedules.

From April 10, 2008 until the execution of the merger agreement, Heckmann and China Water and their representatives exchanged drafts of the merger agreement and related documents and held extensive negotiations relating to their respective terms and conditions.

On April 29, 2008, Heckmann and China Water entered into an amendment to the mutual non-disclosure agreement in connection with which China Water agreed not to consider any acquisition proposals, other than a proposal from Heckmann, through June 1, 2008.

On May 5 and May 6, 2008, legal representatives of Heckmann and China Water met at the offices of Thelen in New York, New York to negotiate the terms of the merger agreement and related agreements. Following these meetings, counsel to Goldman Sachs, on behalf of the holders of the notes, and counsel to Pinnacle China Advisers, L.P., on behalf of the investors in the June 2007 Series A convertible preferred stock financing, became involved in the negotiations and continued until the execution and delivery of such documents. During these meetings and following, the negotiations principally focused on matters other than valuation, including the extent of the representations and warranties being given by China Water and its individual officers, indemnification covenants on individual officers, post-closing lockup periods to be imposed on China Water management and key stockholders with respect to the Heckmann common stock to be received in the merger and related registration rights, and the default waivers and releases to be given by the noteholders and private placement investors in respect of the contingent consideration.

On May 11, 2008, Messrs. Heckmann and Ezzell, together with Brian Anderson, the financial officer of Heckmann, and Tom Heckmann, market and business development analyst of Heckmann, traveled to the PRC to meet with Mr. Xu and complete negotiations of the definitive agreements. During a series of meetings among Heckmann, China Water and their respective representatives from Credit Suisse and Roth Capital Partners, the parties reached agreement in principle on terms.

On May 14, 2008, the board of directors of China Water met to discuss the merger transaction. At that meeting, the board received advice from Thelen concerning its fiduciary duties under Nevada law, the legal actions required in connection with the merger, the history of the negotiations with Heckmann until that point, the material provisions of the transaction documents, and the proposed terms of the transaction. At that meeting, the board of directors of China Water also was advised that, as part of the transaction, Heckmann would agree to pay to China Water’s existing noteholders and private placement investors a pro rata portion of contingent payments of $45.0 million and $85.5 million, respectively, and to pay to Mr. Xu and other members of China Water’s management (who have not yet been identified or selected) an incentive bonus of $15.0 million, in each case if Heckmann’s adjusted net income for its fiscal year ending December 31, 2009, assuming consummation of the merger, exceeded $90 million. At the conclusion of that meeting, the board of directors of China Water unanimously authorized China Water’s management to continue negotiations with Heckmann.

On May 15, 2008, Messrs. Heckmann, Xu, Roth, and Truelock had a meeting at which they discussed China Water’s acquisition strategy and the status of negotiations of several anticipated acquisitions. The parties mutually agreed that it was appropriate to adjust the share exchange ratio for those China Water stockholders accepting stock consideration in the merger from 0.817 to 0.8 shares of Heckmann common stock for each share of China Water common stock in light of the delays in the targeted completion dates of the acquisitions and the increase in the relative value of the Heckmann common stock as compared to the China Water common stock, which had the effect of potentially causing the aggregate consideration payable to China Water stockholders to exceed Heckmann’s approximately $625.0 million target value at the 0.817 share exchange ratio.

On May 16, 2008, following a series of direct emails and telephone conferences among board members and circulation and review of a detailed deal memorandum, the Heckmann board of directors held a special meeting via teleconference at which it reviewed with management and representatives of DLA Piper and Credit Suisse the status of Heckmann’s negotiations with China Water. DLA Piper reviewed the open issues in the merger agreement and provided advice concerning the board’s fiduciary duties under Delaware law with respect to its consideration of the proposed transaction, and a representative of Credit Suisse reviewed its financial analysis of Heckmann, China Water, and the proposed transaction. After these presentations, the Heckmann board of directors unanimously approved the merger agreement and recommended that the stockholders of Heckmann vote in favor of the adoption and approval of the merger agreement.

Between May 16, 2008 and May 18, 2008, representatives of Heckmann and China Water finalized the merger agreement and related agreement and the schedules thereto.

On May 18, 2008, the board of directors of China Water, acting by written consent without a meeting, unanimously adopted resolutions approving the execution and delivery of the merger agreement and the related agreements to which China Water is a party and recommending that the stockholders of China Water adopt and approve the merger agreement and approve the merger.

On May 19, 2008, Heckmann and China Water executed the merger agreement.

Concurrently with the execution and delivery of the merger agreement, the applicable parties executed and delivered the undertaking agreement, the form of which is included as Annex D to this Proxy Statement, the release agreement, the form of which is included as Annex E to this Proxy Statement, and the conversion agreement, the form of which is included as Annex F to this Proxy Statement. All potential recipients of funds or other value under the release agreement, together with the amounts each would receive if the contingent payment is made, are identified on Schedule A to Annex E to this Proxy Statement, and all potential recipients of funds or other value under the conversion agreement, together with the amounts each would receive if the contingent payment is made, are identified on Schedule A to Annex F to this Proxy Statement. Each of Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. is a party to the release agreement and the conversion agreement, and each would receive funds or other value under such agreements of $36,016,657, respectively, if the contingent payment is made. If the shares of Heckmann common stock that will be owned by Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. following the merger are aggregated, such parties would, on a combined basis, own 11.56% of the Heckmann common stock after the merger, assuming 62,749,926 shares of Heckmann common stock are issued in the merger, and further assuming that none of Heckmann’s public stockholders owning shares issued by Heckmann in its initial public offering vote against the merger and exercise their conversion rights. According to a Schedule 13G filed on August 6, 2007 by Pinnacle China Fund, L.P., The Pinnacle Fund, L.P., and Barry M. Kitt pursuant to a joint filing agreement, however, Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. do not report their shareholdings on an aggregate basis. To Heckmann’s knowledge, no other potential recipients of funds or value under the release agreement or the conversion agreement would be an affiliate of the combined company.

Immediately following the execution and delivery of the merger agreement, Messrs. Xu and Chen executed and delivered their respective majority stockholder written consent agreement, the forms of which are included as Annex B and Annex C, respectively, to this Proxy Statement, and thereafter, in accordance with the terms thereof, executed and delivered written consents adopting and approving the merger agreement and approving the merger. The execution and delivery of such written consents constituted action by China Water’s stockholders sufficient to approve the merger agreement and the merger without the action of any other holder of China Water common stock.

On May 19, 2008, Heckmann and China Water issued a joint press release announcing the transaction and the execution of the merger agreement.

On or about September 19, 2008, in light of the recent instability in the credit and capital markets, Mr. Heckmann became concerned that tightening credit markets could curtail the post-merger combined company’s ability to grow unless it could retain more cash in the business. In addition, Mr. Heckmann believed that an overall purchase price reduction (offset in part by a rise in the price of Heckmann stock since the merger was announced) was appropriate in light of the marked increase in volatility in the capital markets, overall loss of significant value in those markets, and, in particular, the recent downturn in the price of small cap China-based companies. Accordingly, Mr. Heckmann began extensive negotiations with China Water’s president, Mr. Xu, and the representatives of other early investors of China Water, including Mr. Chen, China Water’s former CEO, and Mr. Albert Li (Sze Tang Li), to explore the feasibility of a reduction of the cash portion of the purchase price. China Water’s investment advisors at Roth Capital Partners, including Byron Roth and Mitchell Truelock, advised China Water throughout these negotiations.

On September 23, 2008, Mr. Heckmann and China Water’s founders and management reached a consensus agreeing that an additional $120.0 million in cash would leave the combined company significantly stronger financially in a very uncertain market and provide the combined company with the capital to make additional acquisitions and fund any desired plant expansions.

To facilitate implementation of this plan of action, Mr. Xu agreed to reduce his cash consideration from the $5.00 per share payable in the merger, to $2.77, for 5.4 million of his shares of China Water common stock. Two other members of management of China Water agreed to sell an aggregate of 4.4 million shares of their China Water common stock to Heckmann prior to the merger at an average price of $1.35 per share. In addition, Mr. Chen and certain China Water stockholders that are party to the undertaking agreement, agreed to sell their current China Water stockholdings (23.2 million shares in the aggregate) to Heckmann immediately prior to the merger for an average of $1.04 per share. As a result of these transactions, Heckmann will reduce from $165 million to $45 million the cash required to purchase these 33.0 million shares, preserving $120 million in additional cash.

Throughout this process, Mr. Heckmann advised and consulted with members of the Heckmann board of directors about the proposed changes and, on September 25, 2008, the Heckmann board of directors approved the revised terms and conditions and authorized the transactions contemplated by the amendments and related documents.

From September 26 to September 29, 2008, amendments to the majority stockholder written consent and undertaking agreement and related documents were executed and delivered. The amendments to the majority stockholder consent and undertaking agreements are included in Annexes B, C and D, respectively, to this Proxy Statement.

On September 29, 2008, China Water’s board of directors convened a special telephonic board meeting to discuss, with the assistance of its legal counsel, the proposed changes to the terms of the merger transaction that are described above. During that meeting, China Water’s board also was advised by its auditors of the potential need for a restatement of China Water’s financial statements for the fiscal year ended December 31, 2007 and certain other quarterly financial statements, which arose during the course of the SEC’s review of the Proxy Statement/Prospectus. China Water’s board of directors was advised on and discussed the economic and legal implications of the proposed changes to the terms of the merger, the implications of the proposed restatement and other alternatives that may be available to China Water under the circumstances. Upon completion of the foregoing discussion, China Water’s board of directors authorized and approved the changes to the terms of the merger and determined that a restatement of its financial statements was appropriate and instructed management of China Water to effectuate the actions authorized by the board.

Heckmann and China Water amended the merger agreement to conform its terms to these new arrangements. On September 29, 2008, the merger agreement was amended to permit Heckmann to make the acquisitions of China Water common stock contemplated by the amendments and related documents to add to the conditions to Heckmann’s obligations to consummate the merger and the related transactions the execution and delivery of the amendments and related documents, as well as to reflect a waiver of certain rights that may inure to the benefit of Heckmann as a result of restatements of China Water’s financial statements, which are more fully described in the notes to China Water’s financial statements included in this Proxy Statement. Thereafter, Mr. Heckmann solicited and obtained the consent of the noteholders and private placement investors, which are party to the release and conversion agreements, to the amendment to the merger agreement.

The Heckmann Board of Directors’ Recommendations and Reasons for the Merger

The Heckmann board of directors believes that the merger and the merger agreement, and related transactions, are advisable and in the best interests of Heckmann and its stockholders. Accordingly, the Heckmann board of directors has approved adoption and approval of the merger agreement and approved the merger and related transactions, and recommends that Heckmann stockholders vote “FOR” approval of the Charter Amendment Proposal, “FOR” approval of the Business Combination Proposal, and “FOR” approval of the Share Issuance Proposal. When Heckmann’s stockholders consider the Heckmann board of directors’ recommendation, Heckmann’s stockholders should be aware that certain of Heckmann’s directors may have interests in the merger that may be different from, or in addition to, the interests of Heckmann’s stockholders generally. These interests are described in “Interests of Heckmann’s Management in the Merger” beginning on page 66.

In the course of determining that the merger and the merger agreement, and related transactions, are advisable and in the best interests of Heckmann and its stockholders, the Heckmann board of directors consulted with management as well as its financial and legal advisors and considered a number of factors in making its determination. In particular, the Heckmann board of directors and management considered the following:

China Water’s competitive strengths. During its due diligence review of China Water, Heckmann identified the following competitive strengths associated with China Water’s business:

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Strong long-term relationships with well known global brands. China Water has maintained stable and trusted long-term relationships with several globally recognized beverage companies in China, including Coca-Cola China, Ltd. and Uni-President. As a sponsor of the 2008 Olympic Games in Beijing, China Water believes that Coca-Cola expanded its sales and penetration rate and China Water has been expanding its own production capacity in order to leverage and capitalize upon Coca-Cola’s business plans in China.

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Top tier production capability and quality control. As a long-term supplier of Coca-Cola and other well known beverage companies, China Water has been required to comply with the production requirements and rigid quality control standards established by such customers, including being subject to frequent audits by independent assessors for compliance with its customers’ procedures and quality control requirements and hygiene standards. Consequently, China Water’s equipment and production facilities currently comply with Coca-Cola China’s strict production standards and it has implemented these high standards across all of its products lines.

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Production cost advantages. China Water has an integrated production process, the majority of which is standardized and fully automated, and it is upgrading the remaining production lines to be fully automatic. This increased automation is expected to increase production yields and efficiency as well as to reduce labor costs and minimize the impact of labor shortages. Lastly, given its strong, long-term relationships with its raw materials suppliers, China Water expects to be able to continue to obtain favorable pricing and terms for raw material purchases based on its increasing raw material volume requirements.

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Established distribution network. China Water sells the majority of its bottled water products through an extensive distribution network of more than 3,600 local and regional distributors, which helps it to establish a presence in each regional market it serves. It has maintained stable long-term relationships with the majority of its distributors.

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Established platform for growth. China Water has built an established platform for future growth. It currently owns and operates six facilities serving 14 provinces and regions throughout China, has developed a recognized brand of bottled water, has established long-term, stable relationships with customers and suppliers, and has successfully identified, acquired and integrated complementary acquisitions in the past which has given it the experience, critical mass and platform for future growth.

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Experienced management. China Water has an experienced management team with extensive inside knowledge of the bottled water industry in China and valuable relationships with customers and vendors. In addition, its management team has been successful in identifying and integrating acquisition opportunities and in leveraging their knowledge and expertise to help drive China Water’s growth.

China Water’s operating strategies. Heckmann believes that China Water’s competitive strengths will enable it to benefit from the anticipated growth in China’s bottled water market. Following the merger, Heckmann believes that China Water can enhance its sales, profitability and cash flows through the following strategies:

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Exploring acquisition opportunities. To complement China Water’s existing business, Heckmann will seek to acquire additional bottled water production facilities and/or bottled water brands from among the more than 250 other bottled water producers in China and to leverage China Water’s production expertise to enhance the efficiency, output and product quality of future acquired facilities. Heckmann believes that pursuing selective acquisitions will help expand China Water’s production capacity more quickly, enhance its market competitiveness and expand its geographical coverage.

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Increasing production capacity. Heckmann intends to continue to expand China Water’s production capacity organically and through acquisitions at strategic locations throughout China. Heckmann believes that rapid capacity expansion will help enhance profit margins for China Water’s bottled water products as well as help capitalize upon the favorable market demand for bottled water products.

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Capitalizing on China Water’s brand recognition to increase product sales. Heckmann intends to leverage the favorable market recognition of China Water’s “Darcunk” (Absolutely Pure) bottled water brand by expanding its product offerings to include specialty water products, such as flavored and nutrient enriched bottled water products. In addition, in order to further enhance brand recognition of China Water’s products, Heckmann intends to conduct more advertising and promotional activities.

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Expanding distribution channels for China Water’s branded products. Heckmann intends to expand China Water’s strong distribution network by seeking to establish relationships with new distributors, acquiring other bottled water manufacturers with existing distribution networks, and offering competitive incentive programs.

Potential to enhance stockholder value. The Heckmann board of directors concluded that the merger could enhance stockholder value by:

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Capitalizing on the growth in the consumption of bottled water in China. The Chinese bottled water industry represents a compelling opportunity for a well-capitalized and experienced operator. China currently lacks a water infrastructure and poor water quality has resulted in the need for clean, safe drinking water. It is estimated that 700 million people drink contaminated water every day in China and 300 million of those people drink water that is unsafe. According to the World Bank, 90% of the cities’ groundwater and 75% of the rivers and lakes are polluted in China, increasing the demand for China Water’s bottled water products, which contain water that is processed through a series of customary water purification and processing methods and procedures, including clarification, pre-filtration, final filtration through reverse osmosis, UV radiation, sterilization, oxy-hydrating, and water softening, to remove harmful contaminates. Meanwhile the growing middle class in China is experiencing increased spending power. The middle class is expected to be greater than 350 million people by 2011, accounting for over 50% of the urban population in China. The greater awareness of hygiene and water quality, combined with the increased spending power of the large middle class in China, has caused the demand for bottled water to increase to a point where it now exceeds the growth in consumption of carbonated sweet drinks. In 2008, total sales for bottled water in China are expected to reach approximately $4.6 billion. The consumption of bottled water in China grew at a compound annual growth rate of 17.5% between 2002 and 2007, which is double that of the United States and represents the fastest pace of growth worldwide.

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Capitalizing on the strong growth potential of the China Water business. China Water currently has built the required infrastructure to expand production and serve as a platform for growth. China Water has grown its annual capacity to over one billion small bottles and 21 million carboy-sized bottles, and it plans to expand its existing distribution network and leverage its “Darcunk” brand in order to introduce other product offerings, including high oxygen water (which contains higher levels of oxygen than China Water’s previously offered oxygenated water products and was introduced during the second half of 2008) and vitamin enriched water. Through the merger, China Water would gain the benefits of the positive aspects of a New York Stock Exchange-listed public company, including access to capital, brand distinction and the ability to use a valuable combination of cash and equity for potential acquisitions.

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Creating a global water company platform in a large industry that is ready for significant consolidation. China Water acquired two bottled water companies in the second half of 2007. Given the existence of more than 250 bottled water producers in China, Heckmann believes that there continue to be significant opportunities for consolidation in this highly-fragmented sector. Heckmann believes that China Water, through branding, positioning, and access to the capital markets that the merger will provide, will be well positioned as a consolidation platform. If these opportunities to acquire other bottled water producers in China can be secured, then Heckmann management believes that China Water’s prospects for growth are significant.

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Combining China Water’s business and management with the Heckmann management team’s proven track record in the water sector and strong operating, strategic, and transaction experience. A factor that was important to Heckmann’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. Heckmann’s board of directors concluded that China Water’s management generally, and Mr. Xu, who will serve as the chief executive officer of China Water following the merger, have demonstrated that ability, addressing critical issues such as business strategy, competitive differentiation, business development, operational experience, and speed to market. Before founding Heckmann, Mr. Heckmann served as chief executive officer of United States Filter Corporation, one of the world’s fastest growing water and wastewater treatment companies, from 1990 to 1999. During his tenure at United States Filter Corporation, the company consummated over 150 acquisitions, ranging up to $1.7 billion in value, and Mr. Heckmann was directly involved in locating targets and conducting business diligence with respect to a significant number of those acquisitions. Two of Heckmann’s other directors, Messrs. Osborne and Quayle, also served on the board of directors of United States Filter Corporation. In addition, Andrew D. Seidel, the chairman and chief executive officer of Underground Solutions, one of the fastest growing water infrastructure companies in the United States, and who previously had succeeded Mr. Heckmann as chief executive officer of United States Filter Corporation, and Timothy L. Traff, a managing partner of Desert Springs Investments and former co-founder, director and executive vice president of corporate development for United States Filter Corporation, each have significant experience in the water industry and have been designated by Heckmann to join its board of directors upon consummation of the merger. Heckmann believes that it can leverage the combined operating and transaction experience of the Heckmann and China Water management teams to grow the business into a much larger enterprise.

Other factors. The Heckmann board of directors also considered a variety of other factors and risks concerning the merger, including the following:

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The information concerning China Water’s historic business, financial results, and prospects, including the result of Heckmann’s extensive due diligence review of China Water and its business and operations;

•	Heckmann’s assessment that China Water can consummate the proposed business acquisitions and capitalize on the growth potential of the water business in China;

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The fact that, with respect to China Water stockholders accepting stock consideration in the merger, the exchange ratio of 0.8 shares of Heckmann common stock for each share of China Water common stock is fixed and will not fluctuate based upon changes in Heckmann’s stock price between signing and closing, reflecting the strategic purpose of the merger and consistent with market practice for a merger of this type;

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The fact that, pursuant to the cash/stock election feature of the merger agreement, the cash portion of the merger consideration will not exceed 60% of the total consideration, thereby leaving the combined company with sufficient cash from Heckmann’s trust account to fund working capital and general corporate purposes, including the proposed business acquisitions;

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The fact that the purchase price for China Water compares favorably to the price at which China Water’s shares were last quoted on the OTC Bulletin Board during the period in which the merger discussions and negotiations took place;

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The fact that the contingent consideration payable to the China Water noteholders and private placement investors for converting into common stock and/or providing various waivers and releases is contingent on 2009 financial performance, and can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof;

•	The fact that, based on its valuation of China Water, the transaction would exceed the 80% test requirement to be a qualifying business combination under Heckmann’s certificate of incorporation;

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The fact that a majority of China Water’s stockholders could approve the merger agreement and the merger immediately following execution of the merger agreement, thereby increasing the likelihood that the merger would be consummated;

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The terms of the merger agreement, including the circumstances under which Heckmann may terminate the merger agreement, and the fact that the stockholders of China Water have already acted to approve the transaction;

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The fact that the Heckmann board of directors, in approving the transactions, took into account China Water’s potential business acquisitions, including the acquisition of Grand Canyon and the other proposed business acquisitions referred to in “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments,” and the risk that China Water would not be able to consummate one or more of them;

•	The risks that the anticipated growth of, and consolidation opportunities associated with, the water business in China will not materialize;

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The expectation, based on cash elections made by China Water stockholders to date, recent amendments to the majority stockholder written consent and undertaking agreements and related documents, that the combined company would have a minimum of $225.2 million in cash and cash equivalents even if all China Water stockholders that have not made an election to date elect to take cash and Heckmann’s public stockholders convert the maximum 29.99% of the shares sold in its initial public offering into a pro rata portion of the cash held in the Heckmann trust account, which amount of cash will be sufficient to pay for China Water’s contemplated plant expansions, which are anticipated to cost a total of approximately $14.0 million, and proposed business acquisitions, which are anticipated to cost a total of approximately $24.9 million, all as more fully described in the sections of this Proxy Statement entitled “Summary—The Parties—China Water” and “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments”;

•	The significant risks involved in doing business in China generally, and engaging in the bottled water business in particular, as detailed in “Risk Factors—Risks Related to Doing Business in China”;

•	The difficulties involved in overcoming the language barrier between Heckmann’s senior management and China Water’s senior management;

•	The material deficiencies uncovered in China Water’s prior financial statements; and

•	The fees and expenses associated with completing the merger.

During the negotiations of the term sheet and the merger agreement, in determining the consideration to be paid to the China Water stockholders as part of the transaction, Heckmann’s board of directors and management relied most heavily on the earnings history of China Water, on projections that gave effect to the proposed business acquisitions that are contemplated to be made by China Water (as described under “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments”), on the valuation placed on China Water in its January 2008 convertible note offering, and on an analysis of certain ratios and public market multiples for a group of Asia-based and U.S. public companies operating in the food and beverage and water and filtration industries. In particular, Heckmann considered that:

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China Water reported revenues for 2007 of $56.8 million, a 59% increase from $35.7 million in 2006 and net loss of $36.5 million, a 679% increase from $6.3 million in 2006. This increase in revenue was driven by organic growth of 31%, and the Nanning Taoda and Shen Yang Aixin acquisitions in the second half of 2007, which increased the total capacity and expanded the company’s presence in the southwest and northeast regions of China and contributed approximately $10.0 million in 2007 revenue. The increase in the net loss is primarily attributable to the stock-based compensation charge relating to Mr. Xu’s obligations under the make good escrow agreement with certain investors, as more fully described in “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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China Water management had provided Heckmann with a set of projections based on internal financial forecasts that China Water believed were a realistic estimate of its 2008 financial performance, including its expectation that China Water would, by the end of 2008, have revenue and net income (on a pro forma annualized basis, as described below) of approximately $370.1 million and $89.0 million, respectively. Based on its review of such projections, its review of substantial due diligence materials provided by China Water, and its assessment of China Water’s current capacity levels, and ability to generate organic growth, business trends, and anticipated or potential plant expansions and acquisitions contemplated on page 3, Heckmann created its own model that estimated that China Water could, by the end of 2008, have revenue and net income (on a pro forma annualized basis, as described below) of approximately $220.0 million and $70.0 million, respectively. The foregoing projections were not based on China Water’s GAAP results, but were instead based on Heckmann’s calculation of China Water’s pro forma annualized results, which it calculated in the manner described below.

For purposes of creating its model, the Heckmann board of directors calculated pro forma, annualized net income by taking China Water’s actual net income for a fiscal quarter, (i) adding to such amount the anticipated full period impact of the interest income on the combined companies’ cash, (ii) eliminating from such amount the full interest expense on China Water’s secured convertible notes, duplicative public company costs, and legal and accounting expenses related to this transaction, and (iii) annualizing such resulting amount by multiplying it by four (the number of fiscal quarters in a fiscal year). In addition, the Heckmann board of directors calculated pro forma, annualized revenue by taking China Water’s actual revenue for a fiscal quarter, adding to such amount the anticipated revenue derived from the anticipated plant expansions and potential business acquisitions, as if such expansions and acquisitions had occurred as of the beginning of such quarter, and annualizing such amount by multiplying it by four. In creating its model, Heckmann anticipated that net income gains would be made throughout the year in connection with China Water’s organic operations, and that significant revenue increases and additional net income acceleration would occur in the second half of the year from the plant expansions and proposed business acquisitions. At the time of the Heckmann board’s evaluation, China Water had not determined to record stock-based compensation charge relating to Mr. Xu’s obligations under the make good escrow agreement with certain investors, as more fully described in “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or a beneficial conversion feature related to issuance of its secured convertible notes in January 2008, as more fully described in “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In any event, these charges will terminate upon the closing of the merger and the remaining amount attributable to the beneficial conversion feature will be addressed through purchase accounting.

By way of example, for the quarter ended June 30, 2008, China Water had a net loss of $8.9 million. If pro forma interest income of $1.5 million and the full period net income impact of the Grand Canyon acquisition of $1.5 million are added to the actual net income number, interest expense of $1.4 million and legal and accounting costs of $1.8 million (consisting of transaction expenses and duplicative public company expenses) for such quarter are eliminated, and stock-based compensation expense related to the make good arrangement of $14.0 million and expense related to the beneficial conversion feature of $3.7 million are disregarded in accordance with Heckmann’s projection model, Heckmann estimates that China Water would have had pro forma net income of approximately $15.0 million for the quarter, or $60.0 million for the year on an annualized basis, prior to giving effect to any of the contemplated plant expansions or proposed business acquisitions or any expected increased net income from organic growth.

In addition, for the quarter ended June 30, 2008, China Water had revenue of $32.5 million. If the incremental full period revenue impact of the Grand Canyon acquisition of $ 5.5 million is added to the actual revenue number in accordance with Heckmann’s projection model, Heckmann estimates that China Water would have had pro forma revenue of approximately $38.0 million for the quarter, or $152.0 million for the year on an annualized basis, prior to giving effect to the contemplated plant expansions or proposed business acquisitions or any expected increased revenue from organic growth.

Heckmann’s projections of $70.0 million in pro forma annualized net income and $220.0 million in pro forma annualized revenue will ultimately be based on the results for the fourth quarter of 2008. In order to achieve these projections, contributions from plant expansions, proposed business acquisitions and organic growth would need to provide on a combined basis incremental quarterly net income of $2.5 million and incremental revenue of $17 million, representing increases of 17% and 45%, respectively, over the June 30, 2008 pro forma results. Based on information provided by China Water regarding the status of its planned acquisitions, as well as China Water’s anticipated plant expansions and other organic growth, Heckmann believes that its projection of $70.0 million in pro forma annualized net income and $220.0 million in pro forma annualized revenue remain achievable.

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The $4.25 per share conversion price for the China Water common stock underlying the notes issued in the January 2008 convertible note offering, was a far more reliable indication of value than its recent trading prices on the OTC Bulletin Board, which on a de minimis public float (believed to be about 150,000 shares in total out of 111.4 million outstanding shares on a fully diluted basis) and average daily trading volume between January 1, 2008 and May 19, 2008 of 6,569 shares at times, exceeded $15.00 per share.

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A selected group of comparable companies, which although not directly comparable to China Water may be considered similar to certain operations of China Water, traded at price-to-estimated 2009 earnings per share multiples well in excess of the Heckmann/China Water combined P/E ratio. In particular, based on closing prices at May 16, 2007 and compared to Heckmann/China Water’s 2009 estimated P/E ratio of 13.1x (assuming achievement of the $90.0 million adjusted net income threshold and a Heckmann stock price equal to its initial public offering price of $8.00 per share):

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A selected group of domestic listed China food and beverage companies, including Kweichow Moutai, Yibin Wuliangye, Luzhoulaojiao, Yantai Changyu Pioneer Wine, Tsingtao Brewery, Beijing Yanjing Brewery, Inner Mongolia Yili, and Shanghai Bright Dairy, had mean and median 2009 estimated P/E ratios of 32.3x and 31.1x, respectively;

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A selected group of overseas listed China food and beverage companies, including Tingyi (Cayman Islands), Want Want China, China Mengniu Dairy, China Yurun Food, Uni-President China, China Foods, and China Huiyuan Juice Group, had mean and median 2009 estimated P/E ratios of 17.9x and 17.0x, respectively;

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A selected group of U.S. listed water, filtration, and infrastructure companies, including Pall Corp., Millipore Corp., Pentair Inc., Itron Inc., Esco Technologics Inc., Polypore International Inc., Calgon Cabron Corp., and Insituform Technologies, in the United States had mean and median 2009 estimated P/E ratios of 21.3x and 21.2x, respectively; and

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A selected group of domestic listed water and wastewater companies in Asia, including Shanghai Municipal Raw Water Co., Ltd., Beijing Capital Co., Ltd., Tianjin Capital Environmental Protection Company Limited, Hyflux Ltd., China Everbright International Limited, and Nanhai Development Co., Ltd., had mean and median 2009 estimated P/E ratios of 27.1x and 21.4x, respectively.

The terms regarding the contingent consideration to be paid were designed to take into account the potential future value that could be generated as a result of the proposed relinquishment by China Water’s noteholders and private placement investors of certain valuable rights. Specifically, under the conversion agreement, China Water’s existing noteholders agreed to: give up their senior secured position in China Water’s capital structure, their right to be paid in full in cash upon a change of control of China Water, and their right to future interest payments; waive or suspend certain defaults, potential defaults and other obligations of China Water under the note purchase agreements; release their liens and other rights under and terminate all agreements related to the purchase of China Water’s notes; and convert their China Water notes into China Water common stock immediately prior to the merger. These actions would allow the combined company to save the cash that would be necessary to redeem the notes upon the change of control and to have the flexibility to utilize its assets as it sees fit (including toward future acquisitions) without needing to comply with the note purchase agreement covenants and related liens. In addition, under the release agreement, China Water’s private placement investors agreed to: release China Water from its registration obligations; waive China Water’s defaults under the registration rights agreement entered into with such investors; terminate the private placement agreements; and terminate an escrow arrangement under which China Water common stock owned by Mr. Xu was subject to forfeiture if China Water did not meet certain financial milestones. These actions would allow the combined company, among other things, to avoid payment of penalty fees under the registration rights agreement, as well as to remove any distraction that might affect Mr. Xu regarding his stock ownership.

The terms regarding the contingent consideration to be paid were also designed, however, to take into account the uncertainty of any valuation that relies on expectations of future performance and/or the consummation of potential future acquisitions. In particular, if China Water, as a result of the relinquishment of such rights, meets the earnings targets for 2009, the value of the business would increase. If the stated targets are missed, the contingent consideration would not be payable. Heckmann management believes this variable component of the agreements with the noteholders and private placement investors helps protect the interests of Heckmann stockholders by reducing the prospects that it would have paid for the China Water business based on projections that include the impact of anticipated growth and acquisitions that may not materialize, and by setting the 2009 adjusted net income target at such expected growth levels so that the overall valuation of the business should increase sufficiently to benefit all stockholders of Heckmann.

As disclosed in Heckmann’s prospectus for its initial public offering and subsequent Exchange Act filings, for purposes of determining the fair market value of a target business and to make the determination that a proposed transaction is a qualifying business combination under its certificate of incorporation, the Heckmann board of directors must base such determinations upon standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and book value. If the Heckmann board of directors does not independently determine that a target business has a sufficient fair market value to meet the threshold criterion for being a qualifying business combination, it must obtain an opinion from an investment banking firm which is a member of the Financial Industry Regulatory Authority with respect to the satisfaction of such criterion and include such opinion in its proxy soliciting materials furnished to its stockholders in connection with such business combination. The Heckmann board of directors, however, is not required to obtain an opinion from an investment banking firm as to the fair market value of the target business if it independently determines that the target business has sufficient fair market value to meet the threshold criterion.

With respect to the proposed merger with China Water, the Heckmann board of directors considered China Water’s actual and potential sales, earnings and cash flow, and book value, the impact of the proposed business acquisitions, the structure of the transaction, and the other factors discussed above. In addition, in reviewing China Water’s business and its potential value and prospects, the Heckmann board relied heavily upon each of its member’s significant experience as senior executives, directors, and/or consultants to companies involved in the water industry. Based on these factors, the Heckmann board of directors was able independently to determine that China Water had an enterprise value of approximately $625.0 million, and that this valuation significantly exceeded the approximately $320.0 million threshold (equal to 80% of Heckmann’s net assets, excluding the amount held in the trust account representing a portion of the underwriters’ discount) for being a qualifying business combination. Because China Water’s enterprise value exceeded the qualifying business combination threshold by such a significant amount, the Heckmann board of directors determined that obtaining an opinion from an investment banking firm with respect to the satisfaction of the threshold criterion was not necessary and would not be cost justified under these circumstances.

The foregoing discussion of the factors considered by Heckmann’s board of directors is not intended to be exhaustive but summarizes the material factors and risks considered by Heckmann’s board of directors in making its recommendation. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Heckmann board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Heckmann board of directors may have given different weight to different factors.

In addition, the Heckmann board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above, including discussions with the Heckmann management team and Heckmann’s outside legal and financial advisors. Based on the totality of the information presented, Heckmann’s board of directors determined that Heckmann should proceed with the merger and the merger agreement, and recommends that Heckmann’s stockholders approve the Charter Amendment Proposal, the Business Combination Proposal, and the Share Issuance Proposal.

The China Water Board of Directors’ Reasons for the Merger

The China Water board of directors concluded that the merger and the merger agreement, and related transactions, are advisable and in the best interests of China Water and its stockholders. Accordingly, the China Water board of directors adopted and approved the merger agreement and approved the merger and related transactions, and recommended that the stockholders of China Water accept and approve the merger agreement and the merger. Although a majority of the outstanding shares of China Water common stock have adopted and approved the merger agreement and approved the merger, and no further vote is required, China Water stockholders should be aware that certain of China Water’s directors and officers may have interests in the merger that may be different from, or in addition to, the interests of China Water’s stockholders generally. These interests are described in “Interests of China Water’s Management in the Merger” beginning on page 67.

After careful consideration, the board of directors of China Water unanimously declared the merger agreement and the transactions contemplated by the merger agreement to be advisable and fair to, and in the best interests of, China Water and its stockholders. In the course of reaching its decision to adopt and approve the merger agreement and approve the merger and recommend that the stockholders of China Water accept and approve the merger agreement and the merger, the board of directors of China Water, in consultation with China Water’s senior management and with China Water’s financial and legal advisors, considered a number of factors, including the following:

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the familiarity of China Water’s board of directors with, and information provided by China Water’s management concerning, China Water’s business, financial condition, results of operations, current earnings and earnings prospects, particularly in relation to China Water’s strategic objective of growing its business by acquisition, and the risks involved in achieving that objective as an independent company;

•	the amount and form of the consideration to be paid in the merger, particularly in relation to the Company’s 2007 earnings and currently projected 2008 and 2009 earnings;

•	the fact that the merger agreement allows those stockholders who desire to do so to receive $5.00 per share in cash for their shares if the merger is completed;

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the fact that the merger agreement allows those stockholders who desire to do so to exchange their shares of China Water common stock for shares of Heckmann common stock, and thereby maintain their investment in China Water’s business if the merger is completed;

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the fact that sophisticated investors in China Water, including Pinnacle, Goldman Sachs, and the other noteholders and private placement investors had agreed to accept the contingent consideration in lieu of exercising various rights against China Water and would consent to and confirm their support for the transaction (without which the transaction could not occur) by entering into the release agreement and the conversion agreement described herein;

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the belief of the board of directors of China Water that the release and conversion agreements providing for the release, suspension, and relinquishment by certain China Water security holders of certain rights related to their China Water securities, would benefit China Water’s stockholders;

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the belief of the board of directors of China Water that Heckmann, the shares of which are listed for trading on the New York Stock Exchange, will be a source of strength for China Water, by bringing together Heckmann’s accomplished board of directors, experienced management team possessing industry-specific expertise, and substantial capital with China Water’s strong existing management team and existing platform, producing an enterprise that would be well positioned to consolidate the bottled water business in China;

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the fact that the merger agreement expressly permits China Water to pursue and complete the acquisition of Grand Canyon and the other proposed business acquisitions that were in the negotiation process at the time of the execution of the merger agreement;

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the expectation that, based on cash elections made by China Water stockholders to date, recent amendments to the majority stockholder written consent and undertaking agreements and related documents, the combined company will have a minimum of $225.2 million in cash and cash equivalents even if all China Water stockholders that have not made an election to date elect to take cash and Heckmann’s public stockholders convert the maximum 29.99% of the shares sold in its initial public offering into a pro rata portion of the cash held in its trust account, which amount of cash will be sufficient to pay for China Water’s contemplated plant expansions, which are anticipated to cost a total of approximately $14.0 million, and proposed business acquisitions, which are anticipated to cost a total of approximately $24.9 million, all as more fully described in the sections of this Proxy Statement entitled “Summary—The Parties—China Water” and “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments”; and

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the fact that, as a condition to the completion of the merger transaction, the parties are to receive opinions of their respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The China Water board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risks and costs to China Water if the merger transaction does not close, including the diversion of management time, and the potential effect on business and customer relationships;

•	the fact that following the closing of the merger transaction, China Water will no longer exist as an independent, stand-alone company;

•	the fact that certain directors and executive officers of China Water may have interests in the transaction that are in addition to those of China Water’s other stockholders;

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the restrictions on the conduct of China Water’s business prior to the completion of the merger, generally requiring China Water to conduct its business only in the ordinary course, subject to specific limitations, which could impact China Water’s ability to undertake business opportunities that may arise pending completion of the merger transaction that have not been expressly addressed in the merger agreement; and

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the fact that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, it is possible that the merger may not be completed, even though it has been approved by the board of directors and stockholders of China Water.

The board of directors of China Water also considered the potential payment of contingent consideration to a defined group of investors, rather than to all China Water stockholders. On this point, the board concluded that all stockholders would receive consideration for their shares representing a significant premium to the value placed on such shares in recent financings and acquisitions (and also had the opportunity to choose whether to receive cash or stock for their shares). The board also concluded that the contingent consideration was properly allocable to China Water’s noteholders and private placement investors because of the valuable rights that they were giving up that other investors did not have. Specifically, under the conversion agreement, China Water’s existing noteholders agreed to: give up their senior secured position in China Water’s capital structure, their right to be paid in full in cash upon a change of control of China Water, and their right to future interest payments; waive or suspend certain defaults, potential defaults and other obligations of China Water under the note purchase agreements; release their liens and other rights under and terminate all agreements related to the purchase of China Water’s notes; and convert their China Water notes into China Water common stock immediately prior to the merger. These actions would allow the combined company to save the cash that would be necessary to redeem the notes upon the change of control and to have the flexibility to utilize its assets as it sees fit (including toward future acquisitions) without needing to comply with the note purchase agreement covenants and related liens. In addition, under the release agreement, China Water’s private placement investors agreed to: release China Water from its registration obligations; waive China Water’s defaults under the registration rights agreement entered into with such investors; terminate the private placement agreements; and terminate an escrow arrangement under which China Water common stock owned by Mr. Xu was subject to forfeiture if China Water did not meet certain financial milestones. These actions would allow the combined company, among other things, to avoid payment of penalty fees under the registration rights agreement, as well as to remove any distraction that might affect Mr. Xu regarding his stock ownership. Accordingly, the board determined that, exclusive of the contingent consideration, the transaction was advisable and fair to, and in the bests interests of, China Water’s stockholders.

The board of directors of China Water, in consultation with its financial and legal advisors, determined that, in view of the very small number of publicly held shares of China Water common stock, obtaining an opinion from an investment banking firm concerning the fairness of the terms of the merger agreement from a financial point of view would not be cost justified under these circumstances.

The foregoing discussion of the factors considered by China Water’s board of directors is not intended to be exhaustive, but does set forth a summary of the material factors considered by China Water’s board of directors in its consideration of the merger. After considering these factors, China Water’s board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by the China Water board of directors, the China Water board of directors did not find it practical to quantify or otherwise assign relative weights to various factors. The China Water board of directors determined to approve and recommend the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Projected Financial Information of China Water

China Water does not as a matter of course make public projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, China Water and its financial advisers prepared certain non-public financial information for Heckmann, including projections by China Water’s management of its standalone financial performance for fiscal years 2008 and pro forma projections of the combined financial performance of China Water together with certain proposed acquisitions, taking anticipated synergies and cost savings into account, for 2008. These projections were in turn considered by Heckmann in determining the value of China Water and establishing the adjusted net income threshold for 2009 for purposes of the contingent consideration payout.

These projections were prepared by China Water’s management and its financial advisers. These projections were not prepared with a view toward public disclosure and were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. China Water’s management did not request examination, compilation, or the performance of any procedures with respect to the projections. They do not extend to the revenue and net income projections and should not be read to do so. These projections are not being included in this Proxy Statement to influence a Heckmann stockholder’s decision whether to vote in favor of the Business Combination Proposal. Instead, these projections were prepared solely to assist in an assessment by Heckmann’s management of the combined company’s future revenue and net income that was used in the Heckmann board of directors’ analysis in making its recommendation to Heckmann’s stockholders.

The China Water revenue and net income projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of China Water, including but not limited to, meeting certain sales performance criteria and implementing certain cost saving initiatives. In developing the projections, China Water reviewed various assumptions and alternative projections based on potential modifications to such assumptions. After the completion of that review process, China Water concluded that the alternative projections were not likely to be achieved. China Water adopted the internal financial forecast as its most realistic estimate of the combined company’s future financial performance. Important factors that may affect actual results and result in the projected results not being achieved include, but are not limited to, the possibility that the proposed business acquisitions will not occur, as well as the risks described in this Proxy Statement under the heading “Risk Factors.” The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond either Heckmann’s or China Water’s ability to control.

Accordingly, there can be no assurance that the revenue and net income projections will be realized, and actual results may vary materially from those shown. The inclusion of the projections in this Proxy Statement should not be regarded as an indication that any of Heckmann, China Water or any of their respective affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of Heckmann, China Water or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these projections. Neither Heckmann nor China Water intends to make publicly available any update or other revisions to the projections, except as required by law. None of Heckmann or China Water or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the combined company compared to the information contained in the projections or that forecasted results will be achieved. China Water has made no representation to Heckmann, in the merger agreement or otherwise, concerning the projections.

Authorization by the Board of Directors and the Majority Stockholders of China Water

Under the Nevada Revised Statutes and the bylaws of China Water, any action, except the election of directors, which may be taken by the vote of China Water’s stockholders at a meeting, may be taken without a meeting if consented to by the holders of a majority of the shares entitled to vote or such greater proportion as may be required by Nevada law, the articles of incorporation, or the bylaws. Whenever action is taken by written consent, a meeting of stockholders need not be called or noticed. The approval by China Water of the merger agreement required the affirmative vote or written consent of a majority of the issued and outstanding shares of China Water common stock.

As more fully described in the sections of this Proxy Statement entitled “Background of the Merger,” and “The China Water Board of Directors’ Reasons for the Merger,” respectively, China Water’s board of directors determined that it is in the best interest of China Water and its stockholders for China Water to enter into the merger agreement.

Accordingly, on May 18, 2008, the board of directors of China Water unanimously adopted resolutions approving the execution and delivery of the merger agreement and the related agreements to which China Water is a party and recommended that China Water’s stockholders adopt and approve the merger agreement and approve the merger. Immediately following the execution and delivery of the merger agreement, the holders of a majority of China Water’s outstanding shares of common stock each executed and delivered majority stockholder written consent agreements.

On May 19, 2008, pursuant to the majority stockholder written consent agreements, the following stockholders of China Water consented in writing to the adoption and approval of the merger agreement and the approval of the merger:

Name of Stockholder	Shares of Common Stock Held	Percent of Common Stock Held
Xu Hong Bin	36,000,000	38.09%
Chen Xing Hua	12,200,000	12.91%

Total	48,200,000	51.00%

On the record date for the written consent, there were 94,521,395 shares of China Water’s common stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

In addition, as discussed more fully in the sections of this Proxy Statement entitled “Background of the Merger,” near the end of September 2008, Heckmann, China Water and founders of China Water began discussions that culminated in amendments to the majority stockholder written consent, undertaking and merger agreements.

Accordingly, on September 29, 2008, the board of directors of China Water unanimously adopted resolutions reaffirming its approval of the execution and delivery of the merger agreement and the related agreements to which China Water is a party, approving the execution and delivery of the amendment to the merger agreement, and reaffirming its recommendation that China Water’s stockholders adopt and approve the merger agreement and approve the merger.

On September 26, 2008, the following stockholders of China Water consented in writing to the adoption and approval of the amendment to the merger agreement and reaffirmed the adoption and approval of the merger agreement and approval of the merger discussed above:

Name of Stockholder	Shares of Common Stock Held	Percent of Common Stock Held
Xu Hong Bin . . . . . . . . . . . . . . . . . .	36,000,000	37.48%
Chen Xing Hua . . . . . . . . . . . . . . . .	12,200,000	12.70%

Total . . . . . . . . . . . . . . . . . . . . . .	48,200,000	50.18%

On the record date for such written consent, there were 96,044,973 shares of China Water’s common stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

Based on the actions taken by China Water’s board of directors and the foregoing written consent of the holders of a majority of the outstanding China Water common stock, China Water has obtained all necessary corporate approvals in connection with the merger agreement. China Water is not seeking any proxies or written consents from any other stockholders, and China Water’s other stockholders will not be given an opportunity to vote with respect to the actions described in this Proxy Statement. This Proxy Statement is furnished to China Water stockholders solely for the purposes of advising them of the action taken by written consent and to give such stockholders notice of such action taken as required by applicable law.

Interests of Heckmann’s Management in the Merger

When Heckmann stockholders consider the recommendation of Heckmann’s Board of Directors that they vote in favor of the merger and related proposals, they should keep in mind that Heckmann’s founders have interests in the merger that are different from, or in addition to, theirs. These interests include the following:

•

Heckmann’s founders currently own in the aggregate 13.5 million shares of Heckmann common stock and warrants to purchase an additional 20.5 million shares of Heckmann common stock at an exercise price of $6.00 per share. The founders acquired the common stock and warrants as follows:

•

In June 2007, Heckmann’s founders acquired 14.4 million units, each consisting of one share of common stock and one warrant to purchase one share of common stock, for an aggregate purchase price of $71,875, or $0.005 per unit. However, 845,000 of the founders’ units were redeemed as a result of the underwriters in Heckmann’s initial public offering not exercising their over-allotment option in full. Accordingly, Heckmann’s founders paid approximately $67,650 for the shares and warrants underlying the units that were not redeemed.

•	Immediately prior to the initial public offering, Heckmann’s founders purchased 7.0 million warrants in a private placement for an aggregate purchase price of $7.0 million, or $1.00 per warrant.

Heckmann’s founders have waived their right to receive distributions upon Heckmann’s dissolution and liquidation prior to a merger with respect to their founders’ shares. In addition, there would be no distribution to Heckmann’s founders from the trust account with respect to their Heckmann warrants, and all rights in respect of these warrants would terminate upon a liquidation. If the merger is not approved and Heckmann is thereafter unable to consummate a qualifying business combination by November 16, 2009, Heckmann would be required to liquidate. In connection with a liquidation, the shares and the warrants owned by Heckmann’s founders will not be entitled to receive any of the assets held in the trust account and would expire and be terminated without consideration to the holders. Based on the closing price of Heckmann’s common stock on September 30, 2008 of $8.25, the current aggregate value of the shares of Heckmann common stock and warrants owned by Heckmann’s founders is approximately $280.5 million. Thus, if Heckmann is forced to liquidate, its founders would lose their $7.1 million investment in Heckmann common stock and warrants and approximately $150.4 million in appreciation on their investment after the cost to exercise their warrants.

•

Warrants to purchase Heckmann common stock held by Heckmann’s directors and officers are potentially exercisable only upon and following the consummation of a qualifying business combination, such as the merger with China Water. Accordingly, if the merger is not approved and Heckmann is thereafter unable to consummate a qualifying business combination by November 16, 2009, the warrants owned by Heckmann’s officers and directors will expire worthless.

•

If Heckmann is unable to complete a business combination by November 16, 2009, its existence will automatically terminate and as promptly as practicable thereafter it will adopt a plan of distribution in accordance with Section 281(b) of the Delaware General Corporation Law. Upon adoption of the plan of distribution, the trustee will commence liquidating the investments constituting the trust account and distribute the proceeds to Heckmann’s public stockholders. Under Section 281(b), the plan of distribution must provide for all claims against Heckmann to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Heckmann makes any distribution of its remaining assets to its public stockholders. While Heckmann intends to pay such amounts, if any, from the $4.5 million of interest income earned on the trust account available to it for working capital, it cannot be assured that those funds will be sufficient to pay or provide for all creditors’ claims. Although Heckmann seeks to have all third parties such as vendors and prospective target businesses enter into agreements with Heckmann waiving any interest to any assets held in the trust account, there is no guarantee that such persons will execute such agreements. Richard J. Heckmann, our chairman and chief executive officer, has agreed that he will be liable to Heckmann if and to the extent any claims by a vendor for services rendered or products sold to Heckmann or any claims by a prospective target business reduce the amounts in the trust account available for distribution to its public stockholders in the event of a liquidation, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account. If the business combination with China Water is consummated, Mr. Heckmann will not have to perform such obligations. To date, Heckmann has received waivers from each of its vendors, including its financial advisers and outside legal counsel. In addition, as part of the merger agreement, China Water waived its right to sue the trust account.

•

All rights specified in Heckmann’s certificate of incorporation relating to the right of directors and officers to be indemnified by Heckmann, and of Heckmann’s directors and officers to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the merger. If the merger is not approved and Heckmann liquidates, it will potentially not be able to perform its obligations under those provisions beyond that presently supported by directors and officers’ liability insurance. If the merger is ultimately completed, the combined company’s ability to perform such obligations will be substantially enhanced.

Interests of China Water’s Management in the Merger

When China Water stockholders review the information regarding the merger and related matters described herein, they should keep in mind that China Water’s officers and directors have interests in the merger that are different from, or in addition to, theirs. These interests include the following:

•

The merger agreement provides that for six years after the effective time of the merger and to the fullest extent permitted by law, Heckmann will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of China Water directors or officers as provided in China Water’s organizational documents and its indemnification agreements with such individuals.

•

The merger agreement provides that, effective as of the effective time, Heckmann will increase the size of its board of directors and cause to be appointed to its board two directors designated by China Water and acceptable to Heckmann. China Water has determined that one of its nominees to the Heckmann board of directors will be Mr. Xu Hong Bin, China Water’s president. The other members of the Heckmann board of directors will remain the same.

•

The merger agreement provides that, as a condition to Heckmann’s obligation to consummate the merger, Mr. Xu Hong Bin, China Water’s president, shall enter into an employment and non-competition agreement on terms mutually acceptable to Heckmann and Mr. Xu.

•

Under the terms of the release agreement, the releasors under such agreement have agreed to release in full any and all rights of such holders in any shares of China Water common stock owned or controlled by Mr. Xu that are subject to that certain Make Good Escrow Agreement dated May 31, 2007 by and among Xu Hong Bin, The Pinnacle Fund, L.P., as agent, and the investors party thereto, which investors include the releasors under the release agreement. Accordingly, if the merger is consummated, the shares subject to such escrow will no longer be subject to forfeiture under the terms thereof.

•

The merger agreement provides for the creation of a $15.0 million bonus plan to be paid out to Mr. Xu and other officers of China Water (who have not yet been identified or selected) if the $90.0 million adjusted net income target for 2009 is achieved.

Accounting Treatment

The merger will be accounted for as an acquisition of China Water by Heckmann under the purchase method of accounting of U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of Heckmann issued after the merger will reflect only the operations of China Water after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of China Water.

All unaudited pro forma condensed combined financial statements contained in this Proxy Statement were prepared using the purchase method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of China Water’s assets and liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of China Water as compared to the unaudited pro forma information included in this Proxy Statement will have the effect of increasing the amount of the purchase price allocable to goodwill.

Ownership and Structure of Heckmann Following the Merger

Based on the number of shares of China Water common stock as to which an election to receive stock has been made to date and assuming that:

•

all remaining China Water stockholders that have not made an election to date will elect to take cash in the merger and none of Heckmann’s public stockholders elect to convert their shares into cash as described herein, upon completion of the merger, China Water’s former stockholders will own approximately 46.5% of the then outstanding Heckmann common stock following the merger (or 29.2% if all currently outstanding Heckmann warrants are exercised for Heckmann common stock); and

•

all remaining China Water stockholders that have not made an election to date will elect to take Heckmann common stock in the merger and Heckmann’s public stockholders elect to convert the maximum 29.99% of their shares into cash as described herein, upon completion of the merger, China Water’s former stockholders will own approximately 55.0% of the then outstanding Heckmann common stock following the merger (or 33.2% if all currently outstanding Heckmann warrants are exercised for Heckmann common stock).

Following the merger, the organizational structure of Heckmann will be as follows:

Restrictions on Sales of Shares of Heckmann Common Stock Received in the Merger

Shares of Heckmann common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, or the Securities Act, except for Heckmann shares issued to any China Water stockholder who may be deemed to be an “affiliate” of Heckmann after completion of the merger. Former China Water stockholders who were affiliates of China Water at the time of the approval of the merger by China Water’s stockholders and who are not affiliates of Heckmann after the completion of the merger may sell their Heckmann shares at any time. Former China Water stockholders who are or become affiliates of Heckmann after completion of the merger will remain or be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of Heckmann. This Proxy Statement does not cover resales of Heckmann common stock received by any person upon completion of the merger, and no person is authorized to make any use of this Proxy Statement in connection with any resale.

Notwithstanding the above, pursuant to the majority stockholder written consent, conversion, and release agreements and related documents, the parties thereto have agreed not to, directly or indirectly, offer, sell, contract to sell (including any short sale), grant any option to purchase, or otherwise transfer or dispose of any shares of Heckmann common stock acquired pursuant to the merger, or enter into any hedging transactions, for stated periods of time following the consummation of the merger. In particular:

•

Each holder of China Water’s secured convertible notes who is a party to the conversion agreement has agreed to the foregoing limitations for a period of six months following the consummation of the merger, except that such holders may transfer to their affiliates shares of Heckmann common stock acquired pursuant to the merger, provided that such transferee will be similarly bound;

•	Each holder of shares of China Water’s common stock who is a party to the release agreement has agreed to the foregoing limitations for a period of six months following the consummation of the merger;

•

Mr. Xu Hong Bin, China Water’s president, has agreed to the foregoing limitations for a period of two years following the consummation of the merger, and has further agreed to enter into any such transactions in the third year following the merger only in conformity with the volume limitations set forth in Rule 144(e) under the Securities Act; and

•	Each China Water stockholder receiving shares from Mr. Xu will be subject to the same limitations as Mr. Xu with respect to the shares being transferred.

Appraisal Rights; Dissenters’ Rights

Under Section 262 of the Delaware General Corporation Law, the holders of Heckmann common stock will not have appraisal rights in connection with the merger.

Under Chapter 92A of the Nevada Revised Statutes, the holders of China Water common stock will have dissenters’ rights in connection with the merger. In general, shares of China Water common stock issued and outstanding immediately prior to the effective time of the merger that are held by a holder who (i) has not voted such shares in favor of the adoption of the merger agreement and the merger, (ii) is entitled to, and who has, properly demanded and perfected dissenter’s rights for such shares of China Water common stock in accordance with Section 92A.420 of the Nevada Revised Statutes, and (iii) has not effectively withdrawn or forfeited such dissenter’s rights prior to the effective time of the merger, will not be converted into a right to receive merger consideration at the effective time. If, after the effective time of the merger, such holder fails to perfect or withdraws, forfeits or otherwise loses such holder’s dissenter’s rights, then (A) such shares of China Water common stock will be treated as if they had been converted as of the effective time of the merger in a right to receive the merger consideration, without interest thereon, and (B) such holder will receive the merger consideration in accordance with the terms of the merger agreement.

In connection with the execution and delivery of the merger agreement and related agreements, each holder of China Water common stock or other securities who is a party to the conversion agreement or the release agreement, as well as Messrs. Xu and Chen, have released their dissenters’ rights in connection with the merger. After giving effect to those agreements, it is estimated that holders of only approximately 5.0 million, or 5.2%, of the outstanding shares of China Water common stock would be able to exercise dissenters’ rights in connection with the merger. Heckmann has the right to terminate the merger agreement if holders of more than 5.0% of China Water’s outstanding shares exercise dissenters’ rights. The parties do not believe that any exercise of dissenters’ rights will have a material negative effect on the merger.

Listing of Heckmann Common Stock on the New York Stock Exchange

Heckmann has agreed that prior to the completion of the merger, it will cause the shares of Heckmann common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Such approval is a condition to the completion of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion summarizes the material United States federal income tax consequences of the merger to Heckmann, China Water, Merger Sub and to holders of China Water common stock who are “United States persons,” as defined for United States federal income tax purposes and who hold their China Water common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

It is a condition to the consummation of the merger that (i) China Water receives an opinion from Thelen Reid Brown Raysman & Steiner LLP, dated as of the closing date, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) Heckmann receives an opinion from DLA Piper LLP (US), dated as of the closing date, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinions of counsel will be based on the facts, representations, and assumptions set forth or referred to in the opinions, including representations contained in certificates to be executed by officers of Heckmann, Merger Sub and China Water. If any of those representations or assumptions is inaccurate, the tax consequences of the transaction could differ materially from those summarized below. The opinions are not binding on the Internal Revenue Service (“IRS”) and there can be no assurance that the IRS will not take a contrary view.

For United States federal income tax purposes, a “United States person” is:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “non-United States person” means a person or holder other than a “United States person.”

If an entity treated as a partnership for United States federal income tax purposes holds shares of China Water common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of China Water common stock, and partners in a partnership holding shares of China Water common stock, should consult their tax advisors.

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons;”

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•

stockholders who acquired China Water common stock (i) by exercise of China Water’s secured convertible notes, or (ii) in connection with stock option or stock purchase plans or in other compensatory transactions;

•

stockholders who hold China Water common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•	stockholders who acquired their shares of China Water common stock through a 401(k) plan, deferred compensation plan or other retirement plan; or

•	stockholders entitled to receive contingent payments pursuant to the conversion agreements or the release agreements described herein. See “Related Agreements.”

No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of the merger, and the following summary is not binding on the IRS or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law.

China Water stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

Tax Consequences to China Water Stockholders

China Water stockholders will be entitled, with respect to all or any portion of their shares, to make an unconditional election to receive cash or Heckmann common stock in the merger, as follows:

•

for each share of China Water common stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to the terms of the merger agreement, the holder thereof will receive $5.00 in cash from Heckmann; and

•

for each share of China Water common stock with respect to which an election to receive cash has not been effectively made or has been revoked pursuant to the terms of the merger agreement, the holder thereof will receive 0.8 of a share of Heckmann common stock, which we refer to as the exchange ratio. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing.

Holders of China Water common stock will not receive any fractional Heckmann shares in the merger. Instead, the total number of shares that each holder of China Water common stock will receive in the merger will be rounded down to the nearest whole number, and Heckmann will pay cash for any resulting fractional share that a China Water stockholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of Heckmann common stock will be determined by multiplying the fraction by the closing price for Heckmann common stock on the New York Stock Exchange on the date the merger becomes effective.

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code with the following United States federal income tax consequences:

Cash Election with Respect to All Shares Held. A stockholder of China Water who makes the cash election with respect to all of his or her shares generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted tax basis in the shares of China Water common stock surrendered in exchange therefor. If a stockholder acquired different blocks of shares at different times or different prices, such stockholder must determine its tax basis and holding period separately with respect to each block of stock. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is more than one year. The deductibility of the capital losses is subject to limitations.

Stock Election with Respect to All Shares Held. A stockholder of China Water who makes a stock election with respect to all of his or her shares generally will not recognize any gain or loss upon such exchange (except with respect to cash received instead of a fractional share of Heckmann common stock, as discussed below). The aggregate adjusted tax basis of the shares of Heckmann common stock received in the merger will be equal to the aggregate adjusted tax basis of the China Water common stock surrendered in exchange therefor, and the holding period of the Heckmann common stock received will include the holding period of the shares of China Water common stock surrendered in exchange therefor.

Other Cases; Mixed Stock and Cash. A stockholder of China Water who is otherwise not described above and who receives a combination of shares of Heckmann common stock and cash (other than cash received in lieu of a fractional share) in the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger, and (ii) the excess, if any, of (A) the sum of the amount of cash and the fair market value of the Heckmann common stock received in the merger, over (B) the China Water stockholder’s tax basis in its China Water stock surrendered in exchange therefor. If a stockholder acquired different blocks of shares at different times or different prices, such stockholder should consult its tax advisor regarding the manner in which gain or loss should be determined. Any such recognized gain will generally be treated as capital gain. In some cases, the recognized gain could be treated as having the effect of the distribution of a dividend under Sections 302 or 356(a)(2) of the Code, in which case such gain would be treated as dividend income. The IRS has indicated in rulings, however, that any reduction in the interest of a minority stockholder that owns a small number of shares (i.e., less than 1%) of a publicly and widely held corporation and that exercises no control over the corporate affairs would receive capital gain rather than dividend treatment. Any capital gain will be long-term capital gain if, as of the date of the exchange, the holding period of the China Water common stock surrendered is greater than one year.

The aggregate adjusted tax basis of the shares of Heckmann common stock received in the merger will be equal to the aggregate tax basis of the China Water common stock surrendered in exchange therefor, decreased by the cash received and increased by the amount of gain recognized, if any. The holding period of Heckmann common stock will include the holding period of the shares of China Water common stock surrendered in exchange therefor.

Cash Received in Lieu of a Fractional Interest of Heckmann Common Stock. Cash received in lieu of a fractional share of Heckmann common stock generally will be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of China Water common stock allocable to such fractional interest. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year.

T ax Consequences to Heckmann, China Water, and Merger Sub

None of Heckmann, China Water, or Merger Sub will recognize gain or loss solely as a result of the merger.

Backup Withholding

Non-corporate holders of China Water common stock may be subject to information reporting and a 28% backup withholding on any cash payments received, including those cash payments received in lieu of a fractional share interest in Heckmann common stock. Such holders will not be subject to backup withholding, however, if they:

•

furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s United States federal income tax liability, provided the holder timely furnishes the required information to the IRS.

Tax Return Reporting Requirement

China Water stockholders who receive Heckmann common stock as a result of the merger will be required to retain records pertaining to the merger, and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulation Section 1.368-3.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. China Water stockholders are urged to consult their own tax advisers as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. We urge you to read the merger agreement carefully in its entirety, as well as this Proxy Statement, before making any decisions regarding the merger. A copy of the merger agreement, as amended on September 29, 2008, is attached as Annex A to this Proxy Statement and is incorporated by reference herein.

The representations and warranties described below and included in the merger agreement were made by Heckmann, Merger Sub, and China Water to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Heckmann and China Water in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Heckmann and China Water rather than establishing matters as facts. The merger agreement is described in this Proxy Statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Heckmann, China Water or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Heckmann or China Water, and you should read the information provided elsewhere in this Proxy Statement for information regarding Heckmann and China Water and their respective businesses. See “Where You Can Find More Information” beginning on page 178 of this Proxy Statement.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law and Nevada law, China Water will merge with and into Merger Sub, and Merger Sub will survive the merger and continue its existence as a wholly-owned subsidiary of Heckmann.

Closing and Effective Time of the Merger

The merger will become effective upon the filing of certificates of merger with the Secretary of State of the States of Delaware and Nevada or at such later time as may be agreed upon by China Water and Heckmann and as specified in the certificates of merger. The filing of the certificates of merger will occur no later than five business days after the conditions to completion of the merger have been satisfied or waived or as soon as practicable thereafter.

Directors and Executive Management Following the Merger

Heckmann chairman and chief executive officer Richard J. Heckmann will serve as chairman and chief executive officer of the combined company. The board of directors of Heckmann will be expanded to include Mr. Xu Hong Bin, president of China Water, and one additional member to be designated by China Water and acceptable to Heckmann. In addition, Mr. Andrew D. Seidel, chairman and chief executive officer of Underground Solutions, Inc. and former chief executive officer of United States Filter Corporation, and Mr. Timothy L. Traff, managing partner of Desert Springs Investments and former co-founder, director and executive vice president of corporate development for United States Filter Corporation, will also become members of the board of directors. The other members of the board of directors of Heckmann will remain the same.

Consideration to be Received in the Merger

China Water Common Stock

•

China Water common stock. At the effective time of the merger, each outstanding share of China Water common stock (other than treasury stock and shares owned by Heckmann or China Water or any of their wholly owned subsidiaries immediately prior to the effective time of the merger, which will be cancelled and extinguished) will be converted into the right to receive, at the election of the holder of China Water common stock, either (i) $5.00 per share in cash from Heckmann, or (ii) 0.8 shares of Heckmann common stock, together with any cash paid in respect of fractional shares; provided, however, that the sum of (A) all cash paid in respect of clause (i) above plus (B) all cash paid in lieu of fractional shares of Heckmann common stock plus (C) all cash paid for dissenting shares plus (D) all cash that may be paid for purposes of the continuity of interest requirement under Section 368(a) of the Internal Revenue Code, shall not exceed 60% of the total merger consideration. To the extent required, cash/stock elections by holders of China Water common stock will be adjusted in accordance with the terms of the merger agreement in order to comply with the cash limitation.

•

Fractional shares. Holders of China Water common stock will not receive any fractional shares of Heckmann common stock in the merger. Instead, the total number of shares of Heckmann common stock that any holder of China Water common stock may receive in the merger will be rounded down to the nearest whole number, and Heckmann will pay cash for any resulting fractional share that a holder of China Water common stock otherwise would be entitled to receive. The amount of cash payable for a fractional share of Heckmann common stock will be determined by multiplying the fraction by the closing price for Heckmann common stock on the New York Stock Exchange on the date on which the effective time of the merger occurs.

Example: If you currently own 18 shares of China Water common stock, absent the treatment of the fractional shares described above, you would be entitled to receive (18 x $5.00) or $90 if you elected to receive all cash in the merger, (18 x 0.8) or 14.4 shares of Heckmann common stock if you did not effectively make or otherwise revoked a cash election, or some combination thereof if you made a partial election to receive cash. In the example where you would receive 14.4 shares of Heckmann common stock, since fractional shares will not be issued, you would instead receive 14 shares of Heckmann common stock and a check for the market value of 0.4 shares of Heckmann common stock-based on its closing price on the date that the merger becomes effective.

•

Form of election. The parties have appointed an exchange agent to prepare and mail a form of election to the holders of China Water common stock. Any holder of China Water common stock that desires to receive all cash for such stockholder’s shares, or a mixture of cash and Heckmann common stock, will be required to complete this form of election and submit it to the exchange agent prior to the election deadline. To be valid, cash elections must be properly completed, signed and received by the exchange agent at the exchange agent’s designated office, by 5:00 p.m., New York City time, on the date specified in the form of election, which shall not be later than one business day prior to the closing date. If the exchange agent does not receive a form of election from, or if such form of election is revoked prior to the specified election date by, a holder of China Water common stock, the shares of China Water common stock held by such holders will be converted to Heckmann common stock at the 0.8 exchange ratio. Following the closing, holders of China Water common stock whose shares are converted into Heckmann common stock in the merger will need to follow the procedures for exchanging their China Water certificates for Heckmann certificates described below. See “Procedures for Exchange of Certificates.”

Treatment of Warrants to Purchase China Water Common Stock

At the effective time of the merger, subject to any necessary consent of holders of warrants, each outstanding warrant issued by China Water to purchase shares of China Water common stock shall be assumed by Heckmann and converted automatically into a warrant to purchase shares of Heckmann common stock. The number of shares of Heckmann common stock issuable under each warrant will be equal to the number of shares of China Water common stock underlying such warrant immediately prior to the effective time, multiplied by the 0.8 exchange ratio, rounded down to the nearest whole share. The per share exercise prices applicable to each such warrant will be equal to the exercise price per share under the China Water warrant divided by the exchange ratio, rounded up to the nearest cent. The duration and other terms of each converted warrant will be the same as those of the former China Water warrant, except that all references to China Water will be deemed to be references to Heckmann. Outstanding warrants to purchase Heckmann common stock will remain outstanding and will not be exchanged in connection with the merger.

Adjustments to the Exchange Ratio

The exchange ratio will be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Heckmann common stock or China Water common stock prior to the effective time of the merger.

Procedures for Exchange of Certificates

Heckmann will appoint an exchange agent for the purpose of exchanging certificates and uncertificated shares of China Water common stock for the merger consideration. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail transmittal materials to each holder of China Water common stock, advising such holders of the procedure for surrendering their share certificates (or an appropriate affidavit) to the exchange agent in exchange for the applicable merger consideration.

Each holder of a share of China Water common stock that has been converted into a right to receive the applicable merger consideration (including cash for fractional shares) will receive the applicable merger consideration upon surrender to the exchange agent of the applicable China Water common stock certificate (or an appropriate affidavit), together with an executed letter of transmittal covering such shares and such other documents as the exchange agent may reasonably require.

After the effective time and until surrendered, each certificate that previously represented shares of China Water common stock will represent only the right to receive the applicable merger consideration as described above under “Consideration to be Received in the Merger,” including cash for any fractional shares of Heckmann common stock. In addition, China Water will not register any transfers of the shares of China Water common stock after the effective time of the merger.

Holders of China Water common stock should not send in their China Water stock certificates until they receive and complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of China Water stock certificates.

China Water and Heckmann will not be liable to holders of China Water common stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

Heckmann stockholders need not exchange their stock certificates.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Heckmann and China Water to each other. The representations and warranties are subject in some cases to specified exceptions and qualifications. The parties’ reciprocal representations and warranties relate to, among other things:

•	organization, capital structure, corporate power and authority, and execution and delivery of the merger agreement;

•	consents and approvals of third parties, and permissions and authorizations of governmental entities, required in connection with the merger agreement and the merger;

•	subsidiaries;

•	the approval of the merger agreement and the merger by the parties’ respective boards of directors;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	financial statements;

•	interests of officers and directors;

•	compliance with applicable legal requirements;

•	legal proceedings; and

•	the absence of any material adverse effect or certain other changes or events since December 31, 2007.

In addition to the foregoing, the merger agreement contains representations and warranties made by China Water to Heckmann that relate to, among other things:

•	the stockholder votes required to approve the merger;

•	internal controls;

•	properties and assets;

•	intellectual property;

•	filing of tax returns, payment of taxes and other tax matters;

•	employee benefit plans;

•	environmental matters;

•	certain material contracts;

•	insurance matters;

•	labor and employment matters;

•	compliance with the Foreign Corrupt Practices Act and money laundering laws;

•	compliance with various PRC matters;

•	the absence of any stockholders rights plan; and

•	brokers used in connection with the merger.

In addition, the merger agreement contains representations and warranties made by Heckmann to China Water that relate to, among other things:

•	operation of Merger Sub;

•	funding of the trust account; and

•	qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Conduct of Business Pending the Merger

Under the merger agreement, until the effective time of the merger, each of China Water and its subsidiaries are required to carry on their respective businesses in the ordinary course consistent with past practice, pay their debts and taxes when due and use commercially reasonable efforts, consistent with past practices, to maintain and preserve their business organization, assets and properties, keep available the services of their present officers and employees and preserve their advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with them. Heckmann is required to conduct its business in the ordinary course consistent with past practice, use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with third parties and, except as would not cause a material adverse effect on Heckmann, keep available the services of its current key employees.

In addition, each of China Water and Heckmann and each of their respective subsidiaries may not, among other things and subject to certain exceptions, without the consent of the other party:

•	adopt or propose any material change to its organizational documents;

•	change any method of accounting or accounting principles or practices;

•	fail to file with the SEC any reports, schedules, forms, statements or other documents required to be filed or furnished; or

•	fail to comply in all material respects with the requirements of Sarbanes-Oxley Act (“SOX”) applicable to it.

In addition, China Water and each of its subsidiaries may not, among other things and subject to certain exceptions, without the consent of Heckmann:

•	declare or pay any dividends on or make other distributions in respect of its capital stock;

•	split, combine or reclassify any of its capital stock;

•	purchase or redeem any shares of its capital stock or any other securities;

•	issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock or any other securities;

•

merge with or acquire any business or material assets, other than (i) acquisitions of certain proposed acquired businesses, and (ii) as part of purchases of inventory, components or property, plant or equipment in the ordinary course of business consistent with past practices;

•	sell, lease, license, pledge, or otherwise dispose of or encumber any of its properties or assets, other than in the ordinary course of business consistent with past practice;

•	adopt or implement any stockholder rights plan;

•	enter into any agreement with respect to any merger, consolidation or disposition of all or substantially all of the assets of China Water or any of its subsidiaries;

•

incur any indebtedness for borrowed money in excess of $500,000, issue any guarantees, issue or amend any debt securities, make any loans or, other than in the ordinary course of business consistent with past practice, or enter into any hedging arrangements;

•	make any capital expenditures in an amount in excess of $25,000 per month;

•	change any assumption underlying or method of calculating any bad debt, contingency or other reserve, except as required by a change in generally accepted accounting principles or legal requirements;

•

pay or settle any claims or obligations except in the ordinary course of business consistent with past practice or, except as otherwise permitted by the merger agreement, waive or release any material benefit under or fail to enforce any confidentiality, standstill or similar agreements;

•	modify, amend, or terminate any material contract other than in the ordinary course of business consistent with past practice;

•

enter into any material contract or agreement or license any material intellectual property and/or technology to or from any third party, in each case other than in the ordinary course of business consistent with past practice;

•

except as required by law or pursuant to existing benefits plans, (i) enter into, amend or terminate any employee benefits plan, (ii) increase the compensation or fringe benefits of any director, officer, employee, or consultant, (iii) amend or accelerate the payment or vesting of any granted stock option, restricted stock unit or other benefits, (iv) pay any benefit not required by any employee benefit plan, or (v) grant awards under any bonus or compensation plan;

•	make or rescind any material tax election, settle any proceeding related to taxes or amend any tax return;

•	initiate or settle any material litigation or arbitration;

•	open or close any facility or office;

•	fail to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement; or

•	fail to pay accounts payable or other obligations in the ordinary course of business consistent with past practice, except with respect to any amounts disputed in good faith by China Water.

Efforts to Satisfy Conditions; Other Agreements

Efforts to Satisfy Conditions. Heckmann and China Water have each agreed to use all commercially reasonable efforts to take all actions necessary, proper or advisable under the merger agreement and applicable laws, rules and regulations to complete the merger and the other transactions contemplated by the merger agreement as promptly as practicable. Notwithstanding the foregoing, neither Heckmann nor China Water is required to make any proposal or carry out agreements providing for the (a) divestiture, sale, license or holding separate of any assets of Heckmann or any of its subsidiaries or China Water or any of its subsidiaries, (b) holding separate of the shares of China Water common stock, or (c) imposition of any material limitation on the ability of Heckmann or any of its subsidiaries to conduct their business or to hold or exercise full ownership of the China Water common stock or Merger Sub common stock.

Proxy Statement; Stockholders’ Meetings. Heckmann and China Water have agreed to cooperate in preparing and filing with the SEC this Proxy Statement and the registration statement of which it forms a part. Each has agreed to use its commercially reasonable efforts to resolve any SEC comments relating to this Proxy Statement and to have the registration statement of which it forms a part declared effective, and will cause this Proxy Statement to be mailed to its respective stockholders as early as practicable after it is declared effective. Heckmann has also agreed to hold a stockholders’ meeting as promptly as possible after the registration statement is declared effective and in any event within 45 days of such declaration.

Exchange. Heckmann has agreed that, if required by the rules of the New York Stock Exchange, it will file with the New York Stock Exchange a notification form to list the additional shares to be issued to China Water’s stockholders in connection with the merger.

Trust Account Waiver. China Water has agreed that it does not have and will not have any right, title, interest or claim of any kind or nature, in or to any monies held in the Heckmann trust account, and has waived any and all claims to any monies held in the trust account that it may have or seek to have in the future (including, but not limited to, any claims arising as a result of the termination of this merger agreement, any breach by Heckmann of the merger agreement or otherwise). In addition, China Water has agreed that it will not seek recourse against the trust account for any reason, and has waived any and all claims against any of Heckmann’s vendors that have issued a similar trust account waiver to Heckmann in connection with services provided to Heckmann. Such waiver, however, does not constitute a waiver by China Water of any other remedy of China Water under the merger agreement.

Other Agreements. The merger agreement contains certain other agreements, including agreements relating to access to information and cooperation between Heckmann and China Water, public announcements and certain tax matters.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	receipt of the approvals by the holders of China Water and Heckmann capital stock required for the completion of the merger;

•

fewer than thirty percent (30%) of the shares of Heckmann common stock issued in Heckmann’s initial public offering voting against the merger and electing to convert their shares into cash in accordance with Heckmann’s amended and restated certificate of incorporation;

•	the expiration or termination of the waiting period under any applicable antitrust laws and the receipt of any other necessary consents or approvals required under such laws;

•	the receipt of such additional governmental authorizations, consents, orders and approvals as may be required in connection with the merger, subject to certain exceptions;

•	the effectiveness of the registration statement of which this Proxy Statement is a part, and the registration statement not being subject to any stop order or threatened stop order;

•

the absence of any order, preliminary or permanent injunction, or other decree issued by any court of competent jurisdiction or other legal restraint making the merger illegal or otherwise preventing the consummation of the merger;

•

the receipt from each party’s counsel of a written opinion to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•

the other party’s representations and warranties being true and correct on the date of the merger agreement and as of the effective time of the merger or, if these representations and warranties expressly relate to an earlier date, then as of that specified date, in each case other than any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be likely to have a material adverse effect on the other party (except for China Water’s representations and warranties relating to its capitalization, which must be true and correct in all but de minimis respects);

•	the other party having performed its obligations under the merger agreement in all material respects; and

•	the certification by each party’s chief executive officer and chief financial officer as to the completion of certain merger conditions.

Heckmann’s obligation to effect the merger is subject to the satisfaction or waiver of certain additional conditions, which include the following:

•	no material adverse effect with respect to China Water and its subsidiaries, taken as whole, shall have occurred;

•

no action or proceeding shall be pending or overtly threatened by any governmental entity seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Heckmann of the business of China Water or to compel Heckmann to dispose of or hold separate all or any material portion of China Water’s business or assets or of Heckmann, or seeking to impose limitations on the ability of Heckmann to effectively exercise full rights of ownership of the shares of China Water common stock or shares of Merger Sub common stock;

•	holders of no more than five percent of the China Water common stock shall have exercised dissenters’ rights pursuant to applicable law;

•	Heckmann shall have received certain legal opinions from counsel to China Water and a comfort letter from China Water’s auditors;

•	China Water shall have corrected material deficiencies in its quarterly reports on Form 10-Q filed during 2007;

•

Heckmann shall have received a written report from China Water’s auditor setting forth any and all deficiencies, significant deficiencies, and/or material weaknesses noted in connection with China Water’s compliance efforts with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and a separate written description from China Water of the remediation and/or proposed remediation plans for such deficiencies, significant deficiencies, and/or material weaknesses;

•	certain officers, directors and employees of China Water or its subsidiaries shall have delivered resignations from their positions;

•

the majority stockholder written consent, undertaking, conversion, and release agreements executed by Messrs. Xu and Chen and other China Water securityholders in connection with the execution and delivery of the merger agreement shall remain in full force and effect and the transactions to be consummated under such agreements prior the effectiveness of the merger shall have been consummated;

•	Mr. Xu Hong Bin shall have entered into an employment and non-competition agreement on terms and conditions mutually acceptable to Heckmann and Mr. Xu; and

•

China Water shall have adopted a bonus plan, which is a condition to the closing of the merger and will be effective only in respect of fiscal year 2010, for Mr. Xu and other officers of China Water (who have not yet been identified or selected) consisting of a $15.0 million bonus pool that will be payable if China Water achieves the $90.0 million adjusted net income target for the fiscal year ending December 31, 2009, as adjusted for certain expenses, including the contingent payments payable under the conversion and release agreements.

•

the agreements pursuant to which two stockholder who are members of China Water’s management agreed to sell some or all of their shares of China Water common stock to Heckmann shall remain effective and the transactions contemplated thereby that are required to be consummated at or prior to the effective time of the merger shall have been consummated.

China Water’s obligation to effect the merger is also subject to the condition that the shares of Heckmann common stock to be issued in the merger shall have been authorized for listing on the New York Stock Exchange.

The merger agreement provides that certain of the conditions described above may be waived by Heckmann or China Water. Neither Heckmann nor China Water currently expects to waive any material condition to the completion of the merger. If either Heckmann or China Water determines to waive any condition to the merger that would result in a material adverse change in the terms of the merger to Heckmann or China Water stockholders (including any change in the tax consequences of the transaction to China Water stockholders), proxies will be resolicited from the Heckmann stockholders and consents obtained from the China Water stockholders, as applicable.

With respect to China Water and its subsidiaries, the merger agreement provides that none of the following shall be deemed to constitute a “material adverse effect” or be taken into account in determining whether one has occurred:

•	changes in economic conditions in any country in which they operate, except to the extent that such conditions have a disproportionate impact as compared to other similarly situated companies;

•

changes in economic conditions in the industries in which they operate, except to the extent such conditions have a disproportionate impact as compared to other companies in the industries in which they operate;

•	changes that are primarily attributable to the announcement of the merger agreement; and

•	changes in the market price or trading volume of the China Water common stock.

With respect to Heckmann, the merger agreement provides that none of the following shall be deemed to constitute a “material adverse effect” or be taken into account in determining whether one has occurred:

•	changes that are primarily attributable to the announcement of the merger agreement;

•	changes in the market price or trading volume of the Heckmann common stock; and

•

changes in legal requirements or generally accepted accounting principles, except to the extent that such changes disproportionately impact Heckmann compared to other companies affected by such changes.

No Solicitation; Changes in Recommendations

In the merger agreement China Water has agreed that it will not, directly or indirectly:

•	solicit, initiate, encourage or knowingly or intentionally encourage or facilitate any “acquisition proposal,” as described below;

•	enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or participate in, any acquisition proposal;

•	withdraw, qualify or modify its recommendation to China Water’s stockholders in a manner adverse to Heckmann;

•	adopt, approve or recommend any acquisition proposal; or

•	enter into, or permit China Water or its subsidiaries to enter into, any letter of intent or similar agreement constituting, or relating to, an acquisition proposal.

For purposes of the foregoing, the term “acquisition proposal” means any proposal or offer of a transaction consisting of:

•

a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving China Water or any of its subsidiaries, in which a person directly or indirectly acquires beneficial or record ownership of China Water common stock;

•	the issuance by China Water or any of its subsidiaries of any equity securities (other than pursuant to any underwritten or broadly distributed offering);

•	the acquisition in any manner, directly or indirectly, of assets of China Water or any of its subsidiaries;

•	any tender offer or exchange offer;

•

any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to China Water or its subsidiaries in which a person directly or indirectly acquires beneficial ownership of outstanding securities of any class of voting securities of any of China Water or its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the transactions contemplated by the merger agreement.

The merger agreement also provides that China Water must notify Heckmann within 24 hours of any acquisition proposal received by, or any information related to an acquisition proposal requested from, China Water or any request or inquiry with respect to an acquisition proposal.

In the merger agreement, Heckmann has agreed that its board will recommend that Heckmann’s stockholders approve of the Charter Amendment Proposal, the Business Combination Proposal, and the Share Issuance Proposal. The board of directors of Heckmann may not change or withdraw its recommendation regarding such proposals and Heckmann shall use its best efforts to solicit proxies from its stockholders in favor of such proposals.

Notwithstanding the foregoing, neither party shall be prohibited from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) or from making any required disclosure to its stockholders if, in the good faith judgment of its board, after consultation with outside counsel, disclosure would be required under applicable law.

Termination

Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by unanimous written consent of Heckmann, Merger Sub and China Water;

•	by either Heckmann or China Water, if:

–	the merger is not consummated on or before December 31, 2008, except that right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such failure;

–	a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger;

–	there is pending or overtly threatened in writing any action, suit or proceeding which, if successful, would reasonably be expected to have a material adverse effect on any of the parties;

–	any of the related agreements to the merger agreement described below are not executed and delivered by certain parties;

–	the Charter Amendment Proposal, Business Combination Proposal, and Share Issuance Proposal are not approved by the holders of Heckmann common stock; or

–	the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured after 20 days’ written notice.

•	by Heckmann, if:

–	China Water willfully and materially breaches its covenants with respect to non-solicitation of an acquisition proposal; or

–	the holders of 30% or more of the outstanding shares of Heckmann common stock issued in Heckmann’s initial public offering exercise their rights to convert their shares into a pro rata portion of the cash held in the trust account.

Termination Fees and Expenses

If the merger agreement is terminated by China Water because the required Heckmann stockholder vote has not been obtained at the Heckmann stockholder meeting, or by Heckmann because the holders of 30% or more of the outstanding shares of Heckmann common stock issued in Heckmann’s initial public offering exercise their rights to convert their shares into a pro rata portion of the cash held in the trust account, and thereafter, but prior to November 16, 2009, Heckmann acquires one or more operating businesses, in a single transaction or series of contemporaneous transactions, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar merger having collectively a fair market value (as calculated in accordance with Heckmann’s certificate of incorporation) of at least eighty percent (80%) of Heckmann’s net assets (excluding deferred underwriting discounts and commissions) at the time of the acquisition, then Heckmann is required to pay to China Water, as China Water’s sole right and remedy, an amount equal to all of China Water’s fees, costs and expenses of attorneys, accountants, and other service providers incurred by China Water in connection with the transactions contemplated by the merger agreement prior to the date of such termination, up to a maximum of $2 million.

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses, except that Heckmann and China Water will share equally the expenses incurred in connection with seeking approvals under applicable antitrust laws and the printing and mailing of this Proxy Statement.

Effect of Termination

If the merger agreement is terminated as described in “Termination” above, the merger agreement will be void, and there will be no liability or obligation of any party except that each party will remain liable for any breach of the merger agreement, fraud or knowing misrepresentation and designated provisions of the merger agreement, including the provisions relating to confidential treatment of information and the allocation of fees and expenses (including, if applicable, the termination fees described above), will survive termination.

Indemnification

The merger agreement provides that for six years after the effective time of the merger and to the fullest extent permitted by law, Heckmann will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger in favor of China Water directors or officers to the extent such obligations exist as of the effective time.

Amendment; Extension and Waiver

Subject to applicable law:

•

the merger agreement may be amended by the parties in writing at any time; provided however, that the merger agreement may not be amended in a manner that would be materially adverse to the holders of China Water common stock or that would treat such holders differently from each other and provided further, that certain amendments require the consent of the holders of China Water’s senior secured convertible notes; and

•

at any time before the effective time of the merger, a party may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party or waive compliance by the other party with any agreement or condition in the merger agreement.

Governing Law

Except to the extent that the corporate laws of the State of Nevada or the State of Delaware apply to a party, the merger agreement is governed by and will be construed in accordance with the laws of the State of New York.

Amendment No. 1 to Merger Agreement

On September 29, 2008, Heckmann and China Water amended the merger agreement to make conforming changes consistent with the amendments to the majority stockholder written consent and undertaking agreements and related documents, as more fully described in the section of this Proxy Statement entitled “Related Agreements.” The merger agreement was amended to permit Heckmann to make the acquisitions of China Water common stock contemplated by the amendments and related documents, to add to the conditions to Heckmann’s obligations to consummate the merger and the related transactions the execution and delivery of the amendments and related documents as well as to reflect a waiver of certain rights that may inure to the benefit of Heckmann as a result of the restatements of China Water’s financial statements, which are more fully described in the notes to China Water’s financial statements included in this Proxy Statement.

RELATED AGREEMENTS

In connection with the execution and delivery of the merger agreement, Heckmann, China Water, and/or certain existing officers, directors, and securityholders of China Water entered into various related agreements. The following discussion summarizes the material provisions of these agreements, copies of which are attached as Annexes B-G to this Proxy Statement and are incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of these agreements and not by this summary. The discussion of these agreements is not complete and is qualified in its entirety by reference to the complete text of the applicable agreement. We urge you to read these related agreements carefully in their entirety, as well as this Proxy Statement, before making any decisions regarding the merger.

Majority Stockholder Written Consent Agreements

Mr. Xu Hong Bin, China Water’s president, and Mr. Chen Xing Hua, China Water’s former chief executive officer, together own a majority of the outstanding shares of China Water common stock. Promptly after the execution of the merger agreement, and in compliance with Nevada law and China Water’s bylaws, Messrs. Xu and Chen each executed and delivered a majority stockholder written consent agreement with Heckmann and China Water, pursuant to which each of them (i) consented to and approved the merger agreement and the merger, (ii) in the case of (A) Mr. Xu, irrevocably elected to receive in the merger cash, at the $5.00 cash election price, in respect of 15%, or 5.4 million, of the 36.0 million outstanding shares of China Water common stock held by Mr. Xu and Heckmann common stock, at the 0.8 exchange ratio, in respect of the remaining 85%, or 30.6 million, of his shares, and (B) Mr. Chen, irrevocably elected to receive cash, at the $5.00 per share cash election price, in respect of all 12.2 million outstanding shares of China Water common stock held by Mr. Chen, (iii) made certain representations and warranties concerning China Water, (iv) provided a general release of claims against Heckmann, Merger Sub, and China Water, (v) in the case of Mr. Xu, agreed to certain restrictions on transfer of the shares of Heckmann common stock to be held by Mr. Xu following the merger, and (vi) agreed to indemnify Heckmann in respect of losses suffered by Heckmann arising from any breach of any representations, warranties, and covenants made by Messrs. Xu or Chen in such agreements.

Under the agreement with Mr. Xu, upon the consummation of the merger, Heckmann will retain in escrow certificates representing 90% of the shares of Heckmann common stock issuable to Mr. Xu in the merger as security for Mr. Xu’s indemnification obligations in favor of Heckmann. Pursuant to the terms of the escrow arrangement, on March 31, 2010, Heckmann will deliver to Mr. Xu certificates evidencing 80% of the shares held in escrow and, on the date that is the two year anniversary of the effective time of the merger, Heckmann will deliver to Mr. Xu certificates representing the remaining shares, less, in each case, a number of shares having a value equal to the amount of any losses suffered by Heckmann and which are the subject of any pending claims for indemnification.

As a result of the execution and delivery of the majority stockholder written consent agreements and related written consents by Messrs. Xu and Chen, the merger agreement and the merger were approved by China Water stockholders and no further vote by such stockholders is required to consummate the merger. At the time the majority stockholder written consents were executed, China Water’s board of directors determined that Messrs. Xu and Chen held a number of shares of China Water common stock sufficient to approve the merger agreement and the merger under applicable law and China Water’s bylaws. Therefore, although China Water stockholders other than Messrs. Xu and Chen were entitled to vote on the merger and the merger agreement, a vote by all of China Water’s stockholders would not have affected the outcome, and China Water’s board of directors concluded that such a vote was unnecessary.

On September 19, 2008, the agreement with Mr. Xu was amended to: (i) add a tax-related provision, that limits the amount of stock that can be used to satisfy any indemnity obligation (which Heckmann does not believe poses any practical restriction on its remedies), and (ii) require that Mr. Xu contribute upon the merger, for no consideration, companies that he owns or controls that lease property in Hong Kong for the benefit of China Water, and that are negotiating for land use rights to build the plant expansion in the Guangdong Province referenced on page 3. The operating costs of these companies (approximately $37,000 in 2007 and approximately $150,000 for the six months ended June 30, 2008) are paid for by China Water and are reflected in its consolidated financial statements included herein.

On September 26, 2008, in light of the recent instability in the credit and capital markets, Mr. Xu and Mr. Chen agreed to amend their majority stockholder written consent agreements to sell 5.4 million and 12.2 million shares, respectively, of China Water common stock to Heckmann immediately prior to the effective time of the merger and to reduce their cash consideration from the $5.00 per share payable in the merger, to $2.77 and $1.04, respectively. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer 4.2 million of his remaining 30.6 million shares of China Water common stock to Mr. Chen to induce him to accept less than the $5.00 per share that would have been payable to him in the merger. Mr. Chen will receive Heckmann common stock in exchange for such shares at the exchange ratio in the merger.

Undertaking Agreement

Concurrently with the execution of the merger agreement, holders of approximately 8.9 million shares of China Water common stock, executed and delivered an undertaking agreement with Heckmann and China Water, pursuant to which such holders agreed to (i) elect to receive only cash at the $5.00 per share cash election price for each share of China Water common stock held by such holders, and (ii) to provide a general release of claims against Heckmann, Merger Sub, and China Water. The stockholders purchased these shares in February 2007 from Alexander Long, China Water’s sole stockholder at the time, immediately prior to the acquisitions of Guangdong Taoda and the Taoda Group.

On September 26, 2008, in light of the recent instability in the credit and capital markets, Heckmann and the China Water stockholders that are parties to the undertaking agreement (including one China Water stockholder that had signed the undertaking agreement as to 908,000 shares and a separate election as to 2.1 million shares) executed an amendment to the undertaking agreement to provide for the sale of approximately 11.0 million shares of China Water common stock to Heckmann immediately prior to the effective time of the merger at a reduced per share price of $1.04 per share. Heckmann will not be required to issue any additional shares of its stock to compensate for the cash reduction. Instead, Mr. Xu, for the benefit of all of China Water’s and Heckmann’s stockholders, has agreed to transfer to Lap Woon Wong, Sze Tang Li, IBroader Developments Limited and Canary Global Investments Inc. (parties to the undertaking agreement), in order to induce them to accept less than the $5.00 per share in cash that would have been payable to them in the merger, 3.4 million of his remaining 30.6 million shares of China Water common stock. Each of the recipients of Mr. Xu’s shares of China Water common stock will receive Heckmann common stock in exchange for such shares at the exchange ratio in the merger.

Conversion Agreement

In connection with the execution of the merger agreement, holders of China Water’s secured convertible notes due January 29, 2011, which notes are convertible into a total of approximately 12.0 million shares (assuming that a full quarterly period of interest has accrued and not been paid by China Water prior to conversion) of China Water common stock, executed and delivered a conversion agreement with Heckmann and China Water, pursuant to which such holders, subject to the conditions therein, agreed to (i) convert their notes into China Water common stock in accordance with their terms immediately prior to the effective time of the merger, (ii) elect to receive in the merger only Heckmann common stock at the exchange ratio for each share of China Water common stock acquired in respect of the conversion as of the effective time, (iii) waive or suspend certain defaults, potential defaults and obligations of China Water under the notes and related documents, and (iv) as of the effective time of the merger, release various liens and other rights under and terminate the notes and related documents. In consideration for such waivers, releases, suspensions, and relinquishment of rights,

Heckmann agreed, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, to pay to each holder a pro rata portion of a contingent payment equal to approximately $45.0 million.

For purposes of the contingent payment under the conversion agreement and under the release agreement discussed below, the term “adjusted net income” of Heckmann is defined as the consolidated net income of Heckmann determined in accordance with generally accepted accounting principals for its fiscal year ending December 31, 2009, plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income included in Heckmann’s annual report on Form 10-K for its fiscal year ending December 31, 2009, the aggregate amount of (i) any stock compensation expenses, (ii) any expenses attributable to the office of the Chairman of Heckmann, and (iii) to the extent accrued in 2009, the amount accrued in respect of (A) the contingent payments payable under the conversion agreements or the release agreements, (B) any bonuses paid to China Water’s management under the bonus plan to be implemented by China Water at the closing of the merger (referred to above under “The Merger Agreement—Conditions to Completion of the Merger”), and (C) a contingent investment banking fee of up to $4.5 million payable to Roth Capital Partners, China Water’s financial adviser.

In the event that the adjusted net income target is achieved, then Heckmann will pay to each recipient its pro rata portion of the contingent payment within 15 days following the filing by Heckmann with the SEC of its annual report on Form 10-K for its fiscal year ending December 31, 2009. Such payment will be paid, at Heckmann’s sole option, by (i) wire transfer of immediately available funds to a bank account designated by the applicable recipient in writing for such purpose, (ii) the issuance to such holders of shares of Heckmann common stock having an aggregate value, based on the closing sale price per share of Heckmann common stock calculated on the date of filing of the 2009 annual report, equal to the amount of the contingent payment, with such shares to be subject to the registration rights set forth in the registration rights agreement described below, or (iii) any combination of (i) and (ii). In any case, Heckmann must inform the recipients of the form of the payment within three days of the filing of the 2009 annual report (which election shall be the same as to all recipients). Notwithstanding the foregoing, Heckmann must make the contingent payment in cash if, at the time of payment of the contingent payment, (A) Heckmann common stock is not then listed for trading on a national securities exchange, (B) Heckmann is not then current in its reporting obligations under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, or (C) the Heckmann common stock issued to such recipients in connection with the merger is not registered for resale pursuant to an effective registration statement, which is then available for use by the holders thereunder (subject to permitted black-outs thereunder).

All potential recipients of funds or other value under the conversion agreement, together with the amounts each would receive if the contingent payment is made, are identified on Schedule A to Annex F to this Proxy Statement. Each of Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. is a party to the conversion agreement, and each would receive funds or other value under such agreement of $1,798,148, respectively, if the contingent payment is made (in addition to the amounts that such parties would receive under the release agreement, as described below). For information about their stock ownership after the merger, see “Related Agreements—Release Agreement” below.

Release Agreement

In connection with the execution of the merger agreement, holders of approximately 22.4 million shares of China Water common stock, which were purchased in a June 2007 private offering, executed and delivered a release agreement with Heckmann and China Water, pursuant to which each such holder, subject to the conditions therein, agreed to (i) elect to receive in the merger only Heckmann common stock at the exchange ratio for each share of China Water common stock held by such holders as of the effective time of the merger, (ii) waive or suspend certain defaults and potential defaults of China Water under certain documents related to the 2007 financing transaction, (iii) as of the effective time of the merger, terminate the 2007 financing documents, and (iv) release in full any and all rights of such holders in any shares of China Water common stock owned or controlled by Mr. Xu Hong Bin that are subject to that certain Make Good Escrow Agreement dated May 31, 2007 by and among Xu Hong Bin, The Pinnacle Fund, L.P., as agent, and the investors party thereto, which investors include the releasors under the release agreement. In consideration for such waivers, releases and suspensions, Heckmann agreed, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, to pay to each releasor a pro rata portion of a contingent payment equal to approximately $85.5 million.

For purposes of the release agreement, adjusted net income has the same definition as it has under the conversion agreement, and any contingent payment will be paid in the same manner, and subject to the same conditions and requirements, as under the conversion agreement.

All potential recipients of funds or other value under the release agreement, together with the amounts each would receive if the contingent payment is made, are identified on Schedule A to Annex E to this Proxy Statement. Each of Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. is a party to the release agreement, and each would receive funds or other value under such agreement of $34,218,509, respectively, if the contingent payment is made (in addition to the amounts that such parties would receive under the conversion agreement, as described above). If the shares of Heckmann common stock that will be owned by Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. following the merger are aggregated, such parties would, on a combined basis, own 11.56% of the Heckmann common stock after the merger, assuming 62,749,926 shares of Heckmann common stock are issued in the merger, and further assuming that none of Heckmann’s public stockholders owning shares issued by Heckmann in its initial public offering vote against the merger and exercise their conversion rights. According to a Schedule 13G filed on August 6, 2007 by Pinnacle China Fund, L.P., The Pinnacle Fund, L.P., and Barry M. Kitt pursuant to a joint filing agreement, however, Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. do not report their shareholdings on an aggregate basis. To Heckmann’s knowledge, no other potential recipients of funds or value under the release agreement would be an affiliate of the combined company.

Registration Rights Agreement

In connection with the merger, Heckmann and the holders of notes executing the conversion agreement and the stockholders executing the release agreement entered into a registration rights agreement, pursuant to which Heckmann granted such holders and stockholders certain registration rights with respect to the shares of Heckmann common stock to be issued to them in the merger or in connection with the satisfaction of the contingent payment obligations described above. Under the registration rights agreement, Heckmann is obligated to file a registration statement under Rule 415 of the Securities Act to enable such persons to sell their Heckmann common stock from time to time. In addition, Heckmann granted such persons “piggyback rights” to register their shares in connection with the filing by Heckmann of a registration statement under certain circumstances.

Other Written Elections

Subsequent to the execution of the merger agreement, two additional holders of China Water common stock, who hold in the aggregate 9.5 million shares of China Water common stock and who are founders and current members of management of China Water, executed and delivered a written cash stock election, pursuant to which:

•

Ng Tak Kau, China Water’s chief operating officer, irrevocably elected to receive in the merger cash, at the $5.00 per share cash election price, in respect of 15%, or 900,000, of the 6.0 million outstanding shares of China Water common stock held by him and Heckmann common stock, at the 0.8 exchange ratio, in respect of the remaining 85%, or 5.1 million, of his shares; and

•

Jin Shu Xing, a founder and plant manager of China Water, irrevocably elected to receive in the merger cash, at the $5.00 per share cash election price, in respect of all of the 3.5 million outstanding shares of China Water common stock held by him.

On September 26, 2008, in light of the recent instability in the credit and capital markets, each of these two individuals executed agreements with Heckmann. Pursuant to these agreements, these two holders agreed to terminate their cash elections in respect of approximately 4.4 million shares of China Water common stock and sell these previously cash-electing shares of China Water common stock to Heckmann immediately prior to the effective time of the merger at a price significantly lower than the cash-election price under the merger. Specifically, Mr. Jin agreed to sell his previously cash-electing shares, 3.5 million in total, for $5.0 million, or $1.43 per share, and Mr. Ng agreed to sell his previously cash-electing shares, 900,000 in total, for $933,687, or $1.04 per share.

Effect of Majority Stockholder Written Consent Agreements and Related Agreements, and Other Written Elections

As a result of the execution and delivery of the majority stockholder written consent agreements and related written consents by Messrs. Xu and Chen, the merger agreement and the merger have been approved by China Water stockholders. Also, in connection with the amendments to the merger, majority stockholder written consent and undertaking agreements and related documents, Messrs. Xu and Chen executed and delivered new stockholder written consents reaffirming their adoption and approval of the merger agreement and the merger. Accordingly, no further vote by such stockholders is required to consummate the merger. In addition, pursuant to the majority stockholder written consent, undertaking, conversion, and release agreements, and the other written elections, China Water securityholders have irrevocably elected to receive Heckmann common stock in the merger in respect of approximately 70.1 million shares of China Water common stock (out of approximately 111.4 million shares of China Water common stock outstanding on an as converted basis), and to receive cash in the merger in respect of approximately 33.0 million shares of China Water common stock (for aggregate cash proceeds of $165.0 million). See the section of this Proxy Statement entitled “Related Agreements” for more information.

We have described above various transactions involving present and former management, and other selected stockholders. The effect of these agreements is:

•	A majority of the outstanding shares of China Water have approved adoption of the merger agreement by China Water’s board of directors, and no further stockholder or board action is required.

•

Elections to receive in the merger only shares of Heckmann common stock in exchange for China Water common stock have been made in respect of 70.1 million shares of China Water’s stock (out of approximately 111.4 million shares of stock outstanding on an as converted basis), and stock sale agreements have been made pursuant to which current and future management and other stockholders have agreed to sell 33.0 million shares for an aggregate of $45 million.

•

The remaining 8.3 million shares of China Water common stock have not made elections and the holders of these shares will receive in the merger 0.8 of a share of Heckmann common stock or, at their election, cash at $5.00 per share in exchange for each of their shares.

INFORMATION ABOUT HECKMANN

Heckmann is a blank check development stage company organized in May 2007 under the laws of the State of Delaware. Heckmann was formed to acquire or acquire control of one or more operating businesses through a business combination. To date, Heckmann’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations, including the proposed acquisition of China Water. Heckmann does not currently have any operations.

Initial Public Offering, Private Placement and Trust Account

On November 16, 2007, Heckmann completed its initial public offering of 54.1 million units at a public offering price of $8.00 per unit. Each unit consisted of one share of common stock and one warrant exercisable for an additional share of common stock. The warrants have an exercise price of $6.00 per warrant. The warrants are exercisable on the later of Heckmann’s consummation of an initial business combination or November 9, 2008. The holders of the shares of common stock issued by Heckmann in its initial public offering are collectively referred to herein as the “Heckmann public stockholders.”

Immediately prior to the initial public offering, Heckmann completed a private placement of warrants to its founders. The founders purchased warrants exercisable for 7.0 million shares of common stock for an aggregate purchase price of $7.0 million, or $1.00 per warrant. The warrants have an exercise price of $6.00 per warrant. The warrants purchased by the founding stockholders are identical to the warrants issued by Heckmann to the participants in its initial public offering, except the founding stockholders’ warrants are not redeemable as long as they are held by a founder or a founder’s permitted transferees. In addition, the founders have agreed not to transfer, assign or sell any of their warrants until the 90th day following the date Heckmann completes its initial business combination.

Following the closing of the initial public offering and private placement of warrants, $428.1 million was placed in a trust account to be held until the earlier of (i) the consummation of a business combination or (ii) the liquidation of Heckmann. The amount placed in the trust account consists of the proceeds of the initial public offering and the private placement of warrants, discussed above, as well as approximately $19.5 million of deferred underwriting discounts and commissions that will be released to the underwriters on completion of a business combination.

Founder’s Private Placement

In June 2007, Heckmann issued an aggregate of 14.4 million units to its founders for an aggregate purchase price of $71,875, or $0.005 per unit (845,000 of which were redeemed at the original purchase price of $0.005 as a result of the underwriters in the initial public offering not exercising their over-allotment option in full). Each unit consisted of one share of common stock and a warrant exercisable for one share of common stock. The warrants have an exercise price of $6.00 per warrant. The units issued to the founders are identical to the units issued by Heckmann in its initial public offering, except that:

•

Heckmann’s founders have agreed to vote their founders’ shares in the same manner as a majority of the outstanding shares held by Heckmann public stockholders who vote at the meeting called for the purpose of approving its initial business combination;

•	Heckmann’s founders will not be able to exercise conversion rights with respect to their founders’ shares;

•	Heckmann’s founders have agreed to waive their right to participate in any liquidation distribution with respect to their founders’ shares if Heckmann fails to consummate a business combination;

•

the founders’ warrants may not be exercised unless and until the last sale price of Heckmann’s common stock on the New York Stock Exchange, or other national securities exchange on which Heckmann’s common stock may be traded, equals or exceeds $11.50 for any 20 days within any 30 trading day period beginning 90 calendar days after consummation of its initial business combination;

•	the founders’ warrants will not be redeemable by Heckmann so long as they are held by a founder or a founder’s permitted transferee; and

•

Heckmann’s founders have agreed not to transfer, assign or sell any of these securities (subject to certain limited exceptions for estate planning purposes) until one year after Heckmann consummates its initial business combination, after which time they will be entitled to registration rights.

Fair Market Value of Target Business

Pursuant to Heckmann’s amended and restated certificate of incorporation, the initial target business that Heckmann acquires or merges with must have a collective fair market value equal to at least 80% of Heckmann’s net assets (excluding deferred underwriting discounts and commissions of approximately $19.5 million) at the time of the transaction. The fair market value of a target business or businesses will be determined by Heckmann’s board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and book value. Heckmann is not required to obtain an opinion from an investment banking firm as to the fair market value of the business if its board of directors independently determines that the target business has sufficient fair market value to meet the threshold criterion.

Opportunity for Stockholder Approval of Business Combination

Heckmann will proceed with a business combination only if the following two conditions are satisfied:

(i) a majority of the shares voted by the Heckmann public stockholders are voted in favor of the proposed merger; and

(ii) Heckmann public stockholders holding less than 30% of the shares of common stock issued by Heckmann in its initial public offering exercise their conversion rights.

If both of these requirements are not met, Heckmann may continue to seek other target businesses with which to effectuate its initial business combination until November 16, 2009.

In connection with the vote required to approve a business combination, the Heckmann founders have agreed to vote their respective shares of common stock acquired by them prior to or after the initial public offering in accordance with the majority of the shares of common stock voted by the Heckmann public stockholders.

Voting against the proposed acquisition of China Water at the Heckmann special meeting will not result in the conversion of a Heckmann stockholder’s shares into a pro rata share of the trust account. To do so, a Heckmann stockholder must follow the conversion procedures described below.

Conversion Rights

As a result of the proposed acquisition of China Water, each Heckmann public stockholder will have the right to have their shares of Heckmann common stock converted to cash if the stockholder votes against the merger and the merger is actually approved and completed. The per share conversion price will be equal to the aggregate amount then on deposit in the trust account, including accrued interest but net of deferred underwriting discounts and commissions, income taxes on any interest and interest income of up to $4.5 million released to Heckmann to fund its working capital requirements (subject to the tax holdback and calculated as of two business days prior to the consummation of the proposed merger), divided by the number of shares of Heckmann common stock issued in the initial public offering. Heckmann expects that the conversion price will be less than the per unit initial public offering price of $8.00 per unit.

In connection with the vote required for the proposed acquisition of China Water, the Heckmann founders have agreed to vote their shares of common stock in the same manner as a majority of the outstanding shares held by Heckmann public stockholders who vote at the special meeting called for the purpose of approving an initial business combination. As a result, the Heckmann founders will not be able to exercise conversion rights with respect to shares of common stock acquired by them before the initial public offering.

An eligible stockholder may request conversion at any time after the mailing of this Proxy Statement and prior to the vote taken with respect to the proposed acquisition of China Water at the Heckmann special meeting, but the request will not be granted unless the stockholder votes against the merger and the merger is actually approved and completed. If a stockholder votes against the merger but fails to properly exercise his, her or its conversion rights, the stockholder will not have his, her or its shares of common stock converted to a pro rata distribution of the trust account. Any request for conversion, once made, may be withdrawn at any time up to the date of the Heckmann special meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of the merger. Heckmann public stockholders who convert their stock into their pro rata share of the trust account will still have the right to exercise any warrants to purchase shares of Heckmann common stock that they hold. Heckmann will not complete the proposed merger if Heckmann public stockholders owning 30% or more of the shares issued in the initial public offering exercise their conversion rights.

Because the conversion price will likely be lower than the $8.00 per unit offering price of the units issued in the initial public offering, and may be less than the market price of the Heckmann common stock on the date of conversion, there may be a disincentive on the part of the Heckmann public stockholders to exercise their conversion rights.

Procedures Required for Conversion

An eligible Heckmann public stockholder may request conversion at any time after the mailing of this Proxy Statement and prior to the votes taken with respect to the proposed merger at the Heckmann special meeting. Any request for conversion, once made, may be withdrawn at any time prior to the date of the Heckmann special meeting. If a Heckmann public stockholder wishes to exercise his, her or its conversion rights, the stockholder must vote against the proposed merger, demand that Heckmann convert the shares held by such stockholder into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates as described below prior to the Heckmann special meeting. If, notwithstanding the stockholder’s vote, the proposed merger is consummated and the stockholder follows the procedures required for conversion, then the stockholder will be entitled to receive a pro rata share of the trust account, including any undistributed interest earned thereon as calculated two business days prior to the consummation of the proposed merger, but net of deferred underwriting discounts and commissions, income taxes on any interest and interest income of up to $4.5 million released to Heckmann to fund its working capital requirements. The stockholder will not be able to transfer his, her or its shares following the approval of the proposed merger unless the definitive agreement relating to the proposed merger is terminated. A stockholder who exercises his, her or its conversion rights will exchange the shares held by the stockholder for cash and will no longer own those shares of common stock, although the stockholder will still have the right to exercise any warrants he, she or it still holds. If the proposed merger is not consummated then a stockholder’s shares will not be converted into cash and will be returned to the stockholder, even if such stockholder elected to convert.

Heckmann public stockholders must tender their shares to American Stock Transfer & Trust Company, LLC, the transfer agent for Heckmann, prior to the Heckmann special meeting or deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. Traditionally, in order to perfect conversion rights in connection with a blank check company’s proposed business combination, a stockholder could simply vote against the proposed business combination and check a box on the proxy card indicating the stockholder was seeking to exercise their conversion rights. After the business combination was approved, the company would contact the stockholder to arrange for the stockholder to deliver his, her or its certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which the stockholder could monitor the price of the stock in the market. If the price rose above the conversion price, the stockholder could sell his, her or its shares in the open market before actually delivering his, her or its shares to the company for cancellation in consideration for the conversion price. Thus, the conversion right, to which the stockholders were aware they needed to commit before the stockholders’ meeting, became a “put” right surviving past the consummation of the business combination until the converting holder delivered his, her or its certificate. The requirement for physical or electronic delivery by the Heckmann public stockholders prior to the Heckmann special meeting ensures that a converting Heckmann public stockholder’s election to convert is irrevocable once the business combination is approved.

In order to physically deliver stock certificates, the Heckmann public stockholders must comply with the following steps. If the shares are held in street name, a Heckmann public stockholder must instruct his, her or its account executive at his, her or its bank or broker to withdraw the shares from the Heckmann public stockholder’s account and request that a physical certificate be issued in the Heckmann public stockholder’s name. American Stock Transfer & Trust Company, LLC, will be available to assist with the process. No later than the day prior to the Heckmann special meeting, a Heckmann public stockholder must present a written instruction to American Stock Transfer & Trust Company, LLC, that he, she or it wishes to convert his, her or its shares into a pro rata share of the trust account and confirm that the Heckmann public stockholder has held the shares since the record date and will not sell or transfer the shares prior to the closing of the proposed merger. Certificates that have not been tendered in accordance with these procedures by the day prior to the Heckmann special meeting will not be converted into cash. In the event that a Heckmann public stockholder tenders his, her or its shares and decides prior to the Heckmann special meeting that he, she or it does not want to convert his, her or its shares, the Heckmann public stockholder may withdraw his, her or its tender. In the event that a Heckmann public stockholder tenders shares and the proposed merger is not completed, these shares will not be converted into cash and the physical certificates representing the shares will be returned to the Heckmann public stockholder.

If the Proposed Merger is Not Consummated

If Heckmann does not complete the acquisition of China Water, it will continue to seek to acquire or acquire control of one or more operating businesses through a business combination until it is required to liquidate and dissolve. In this regard, Heckmann will continue to have all of the cash in its trust account available to use as consideration in another business combination. Heckmann also estimates that it will have in excess of $2.0 million in available funds to pay for its acquisition activities (from the $4.5 million released to Heckmann from the trust to fund its working capital requirements).

Liquidation If No Business Combination

If it does not complete a business combination by November 16, 2009, Heckmann will dissolve and distribute to the Heckmann public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, including any interest but net of any income taxes due on such interest, interest income on the trust account balance released to Heckmann to fund its working capital requirements and up to $75,000 of accrued interest to pay the costs of its dissolution and liquidation (subject to the tax holdback), plus any remaining assets.

Heckmann expects that the per share liquidation price will be lower than the per unit offering price of $8.00 per unit in its initial public offering. The liquidation price includes approximately $19.5 million in deferred underwriting discounts and commissions that would be distributable to the Heckmann public stockholders in the event of a liquidation.

Pursuant to Delaware General Corporation Law Sections 280 and 281, upon its dissolution, Heckmann will be required to pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional or unmatured claims. These amounts must be paid or provided for before it makes any distributions to the Heckmann public stockholders. While it intends to pay such amounts, if any, from the interest on the trust account available to it for working capital, Heckmann cannot assure you those funds will be sufficient to cover such claims and obligations. Although Heckmann will seek to have all vendors, prospective target businesses or other entities it engages execute agreements with Heckmann waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements, or if executed, that such waivers will be enforceable or otherwise prevent potential contracted parties from making claims against the trust account. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Heckmann and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over the claims of the Heckmann public stockholders and, as a result, the actual liquidation price could be less than the liquidation price based upon the proceeds of the initial public offering and the concurrent private placement of the warrants placed in the trust account, without taking into account interest earned on the trust account after the initial public offering, due to claims of such creditors. If Heckmann dissolves and liquidates prior to a business combination, Richard Heckmann, Heckmann’s Chief Executive Officer and Chairman, has agreed that he will be liable to Heckmann if and to the extent any claims by a vendor for services rendered or products sold to Heckmann, or a prospective target business reduce the amounts in the trust account available for distribution to the Heckmann public stockholders in the event of a liquidation, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims by the underwriters in connection with the initial public offering. Heckmann is satisfied that Mr. Heckmann will be able to satisfy this obligation; however, there is no guarantee that Mr. Heckmann will be able to do so. Additionally, the underwriters have agreed to forfeit any rights or claims against the proceeds held in the trust account which includes their deferred underwriter discounts and commissions.

Furthermore, creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to the Heckmann public stockholders. If Heckmann is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Heckmann which is not dismissed, the funds held in the trust account will be subject to applicable bankruptcy law, and may be included in the Heckmann bankruptcy estate and subject to the claims of third parties with priority over the claims of the Heckmann public stockholders. To the extent any bankruptcy claims deplete the trust account, Heckmann cannot assure you that Heckmann will be able to return to the Heckmann public stockholders the liquidation amounts due them. Accordingly, the actual per share amount distributed from the trust account to the Heckmann public stockholders could be significantly less than the liquidation price based upon the proceeds of the initial public offering and the concurrent private placement of the warrants placed in the trust account, without taking into account interest earned on the trust account subsequent to the initial public offering. Any claims by creditors could cause additional delays in the distribution of trust funds to the Heckmann public stockholders beyond the time periods required to comply with Delaware General Corporation Law procedures and federal securities laws and regulations.

Competition

If the proposed merger is completed, Heckmann will become subject to competition from competitors of China Water. Please see “Information about China Water—Competition” for a discussion of China Water’s competition.

Periodic Reporting and Audited Financial Statements

Heckmann is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, including the requirements to file annual and quarterly reports with the Securities and Exchange Commission. Heckmann will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2008.

Facilities

Heckmann currently maintains executive offices at 75080 Frank Sinatra Drive, Palm Desert, CA 92211. Heckmann considers its current office space adequate for its operations.

Legal Proceedings

Heckmann is not currently a party to any pending material legal proceedings.

HECKMANN MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Heckmann’s financial statements and the related notes and schedules thereto and other financial information appearing elsewhere in this Proxy Statement and other reports and filings made with the Securities and Exchange Commission. Readers are also urged to carefully review and consider the various disclosures made by Heckmann which attempt to advise interested parties of the factors that may affect Heckmann’s business and the proposed merger, including without limitation the disclosures made under the section Risk Factors.

Overview

Heckmann was formed in May 2007 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses. Heckmann has neither engaged in any operations nor generated any revenues from operations to date. To date, Heckmann’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations, including the proposed acquisition of China Water.

Financing History

On November 16, 2007, Heckmann completed its initial public offering of 54.1 million units at a public offering price of $8.00 per unit. Each unit consisted of one share of common stock and one warrant exercisable for an additional share of common stock. The warrants have an exercise price of $6.00 per warrant. The warrants are exercisable on the later of Heckmann’s consummation of an initial business combination and November 9, 2008.

Immediately prior to the initial public offering, Heckmann completed a private placement of warrants to its founders. The founders purchased warrants exercisable for 7.0 million shares of common stock for an aggregate purchase price of $7.0 million, or $1.00 per warrant. The warrants have an exercise price of $6.00 per warrant. Of that total, a warrant to purchase 5.0 million shares of common stock was sold to Heckmann Acquisition, LLC, an entity owned and controlled by Mr. Heckmann, Heckmann’s Chief Executive Officer and Chairman, and warrants to purchase the remaining 2.0 million shares were sold to the directors other than Mr. Heckmann. Subsequently, the 5.0 million warrants held by Heckmann Acquisition, LLC were transferred to Heckmann Enterprises, Inc, an entity owned and controlled by Mr. Heckmann. The warrants have an exercise price of $6.00 per share.

Following the closing of the initial public offering and private placement of warrants, $428.1 million was placed in a trust account to be held until the earlier of (i) the consummation of a business combination or (ii) the liquidation of Heckmann. The amount placed in the trust account consists of the proceeds of the initial public offering and the private placement of warrants, discussed above, as well as approximately $19.5 million of deferred underwriting discounts and commissions that will be released to the underwriters on completion of a business combination.

Results of Operations for the Period from Inception (May 29, 2007) to June 30, 2008.

Net income attributable to common stockholders for the period from May 29, 2007 (inception) to June 30, 2008 was $4.7 million, which consisted of $9.3 million in interest income partially offset by $1.0 million in formation and operating expenses and $3.6 million in income taxes. Net income attributable to common stockholders for the six months ended June 30, 2008 was $3.8 million, which consisted of $6.8 million in interest income partially offset by $0.8 million in formation and operating expenses and $2.2 million in income taxes. Through the trustee of the trust account, Heckmann will pay any taxes resulting from interest accrued on the funds held in the trust account out of the funds held in the trust account.

Results of Operations for the Period from Inception (May 29, 2007) to December 31, 2007

Net income attributable to common stockholders’ for the period from May 29, 2007 (inception) to December 31, 2007 was $0.9 million, which consisted of $2.5 million in interest income partially offset by $0.2 million in formation and operating expenses and $1.4 million in income taxes. Through the trustee of the trust account, Heckmann will pay any taxes resulting from interest accrued on the funds held in the trust account out of the funds held in the trust account.

Liquidity and Capital Resources

The net proceeds from (i) the sale of 54.1 million units at a public offering price of $8.00 per unit to the Heckmann public stockholders in the initial public offering (including the underwriters’ partial exercise of their over-allotment option), after deducting approximately $11.9 million for underwriting discounts and commissions and offering expenses and approximately $19.5 million of deferred underwriting discounts and commissions and (ii) the sale of warrants to purchase 7.0 million shares of common stock to Heckmann’s founders for a purchase price of $7.0 million, was approximately $428.1 million. All of these net proceeds were placed in trust account.

At June 30, 2008, Heckmann had cash outside of the trust account of approximately $3.2 million, cash held in the trust account of approximately $429.1 million and total liabilities of $19.8 million. Of the funds held outside of the trust account, Heckmann anticipates using these funds to cover the due diligence and investigation of a target business or businesses, legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination, and office space, administrative services and secretarial support prior to consummating a business combination. Heckmann believes that the funds available to it outside of the trust account will be sufficient to allow it to operate for the next twelve months (beginning July 1, 2008), assuming a business combination is not consummated during that time.

If the funds available to it outside of the trust account are insufficient to cover its expenses, Heckmann may be required to raise additional capital, the amount, availability and cost of which currently unascertainable. In this event, it could seek such additional capital through loans or additional investments from its sponsors, Mr. Heckmann or its directors, but none of such sponsors, Mr. Heckmann or its directors are under any obligation to advance funds to, or invest in, Heckmann. Any such interest income not used to fund working capital requirements or repay advances from the founders or for due diligence or legal, accounting and non-due diligence expenses will be usable to pay other expenses that may exceed current estimates.

Heckmann does not intend to raise additional funds to consummate the proposed acquisition of China Water. Funds remaining in the trust account not used in the acquisition of China Water will be used for general corporate purposes, including the maintenance and expansion of operations of the combined company.

In connection with the conversion and release agreements described herein, Heckmann has agreed to make contingent payments to China Water’s existing noteholders and private placement investors of $45.0 million and $85.5 million, respectively, and has also agreed to make contingent incentive payments to management of $15.0 million. In each case, such amounts are contingent upon and will be payable only if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009 exceeds $90.0 million. Heckmann will have no obligation to pay any contingent consideration if its adjusted net income is $90.0 million or less. These contingent payments can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof; provided that, for Heckmann to satisfy the contingent payments through the issuance of Heckmann common stock, the Heckmann common stock must then be listed on a national securities exchange, Heckmann must be current in its reporting obligations under the Securities Exchange Act of 1934, as amended, and a registration statement covering the resale of such shares must be in effect. Heckmann intends to, and believes that it will, meet the conditions to allow it to pay all or part the contingent consideration through the issuance of Heckmann common stock. If it does meet such conditions, Heckmann believes that it can satisfy the contingent payments without raising any additional funds and does not anticipate that its obligation to make the contingent payments will have any material impact on its liquidity. If

Heckmann does not meet the conditions that would allow it to make such payments through the issuance of stock, then Heckmann would incur a significant cash obligation. While Heckmann expects that cash on hand and generated from operations would be sufficient to fund the contingent payments if they become due, if the contingent payments exceeded available cash at that time, then Heckmann would need to finance such payments, through debt, equity issuances, or otherwise, in order to meet its obligations. There can be no assurance that such financing would be available at that time or on acceptable terms.

Recent Accounting Pronouncements

Fair Value Measurements. Effective January 1, 2008, Heckmann implemented Statement of Financial Accounting Standard No. 157, Fair Value Measurement, or SFAS 157, for its financial assets and liabilities that are remeasured and reported at fair value at each reporting period, and non-financial assets and liabilities that are remeasured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, Heckmann has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The adoption of SFAS 157 to Heckmann’s financial assets and liabilities and non-financial assets and liabilities that are remeasured and reported at fair value at least annually did not have an impact on the Heckmann’s financial results.

The Fair Value Option for Financial Assets and Financial Liabilities. Effective January 1, 2008, Heckmann implemented SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have an impact on Heckmann’s financial results.

Business Combinations. In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature of financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Heckmann expects SFAS No. 141R will have an impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions consummated after the effective date. Heckmann is still assessing the impact of this standard on its future consolidated financial statements.

Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51. In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. The provisions of SFAS No. 160 establish accounting and reporting standards for the noncontrolling interests of a subsidiary. The provisions of SFAS No. 160 are effective for Heckmann in fiscal year 2009 and will be applied prospectively, except for the presentation of the noncontrolling interests, which for all periods would be reclassified to equity in the consolidated balance sheet and adjusted out of net income in the consolidated statements of operations. Heckmann is currently evaluating the impact of the provisions of SFAS No. 160 on its future consolidated financial statements.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Heckmann has identified the following as its critical accounting policies:

Cash and cash equivalents. Heckmann considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Quantitative and Qualitative Disclosures About Market Risk

Heckmann’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, including recent reductions instituted by the U.S. Federal Reserve Bank, particularly because the majority of Heckmann’s investments held in the trust account are in rate-sensitive short-term marketable securities. Due to the nature of Heckmann’s short-term investments, it believes that it is not subject to any material market risk exposure other than interest rate fluctuations. Heckmann does not have any foreign currency or other derivative financial instruments.

INFORMATION ABOUT CHINA WATER

China Water is a licensed bottled water producer operating bottled water production plants in China through six subsidiaries in the cities of Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Feixian (Shandong Province), Nanning (Guangxi Province) and Shenyang (Liaoning Province). Each of its six water production plants has two types of production lines; one type produces bottle-sized (350ml-1,500ml) bottled water and the other produces carboy-sized (18.9L) bottled water. China Water produces a variety of bottled water products including purified water, mineralized water and oxygenated water, and it plans to produce other specialized bottled water products in the future, including vitamin and nutrient enriched water and flavored water products.

China Water’s market is China where it produces and markets bottled water products primarily under the brand name “Darcunk,” which in Chinese means “Absolutely Pure.” It also supplies bottled water products to globally recognized beverage companies, including Coca-Cola and Uni-President, that resell the products under their own brand names. In addition, China Water provides private label bottled water products to companies in the service industry, such as hotels and casinos.

China Water operates in a large and growing industry. According to a November 2007 report issued by Datamonitor, referred to herein as the 2007 Datamonitor Report, the global bottled water market reached a value of $61.0 billion in 2006 and is forecasted to increase by 41.6% to $86.4 billion in 2011. According to a February 2008 report of the Beverage Marketing Corporation, an industry consulting firm, referred to herein as the 2008 BMC Report, China had the highest growth rate in bottled water consumption, with a 17.5% compounded annual growth rate from 2002 to 2007, double the rate of the next fastest growing country, the United States. The high growth rate is driven by a number of factors, including poor quality of drinking water across China, increasing spending power of China’s growing middle class, increasing health consciousness of Chinese citizens and consolidation in the bottled water industry. In July 2007, the State Environment Protection Administration of China estimated that tap water in one-half of China’s major cities was polluted by industrial chemicals and agriculture fertilizers. Moreover, in a March 2005 story in China Daily, a senior official estimated that 360 million people in China were without safe water supplies. A large amount of wastewater is directly discharged into water bodies, and industrial wastewater treatment is underdeveloped, resulting in serious water pollution problems and growing demand for clean, drinkable water. In addition, according to research by McKinsey Global Institute published in 2006, referred to herein as the 2006 McKinsey Report, by 2011, the middle class in China will number more than 350 million people, representing the largest segment in urban China and accounting for more than 50% of the urban population. China Water believes that this segment, with its increasing spending power and demand for higher quality bottled water products, will foster growth of China Water’s business.

In 2006, China Water’s total revenue was $35.7 million and its gross profit was $9.1 million. In 2007, China Water’s total revenue was $56.8 million and its gross profit was $19.4 million, representing a 59% and 114% increase, respectively, compared to 2006. In 2006, China Water produced 485 million liters of bottled water, which constituted approximately 5.2% of total estimated bottled water consumption by volume in China. In 2007, China Water produced 844 million liters of bottled water, which constituted approximately 6.3% of the total estimated bottled water consumption by volume in China. By the end of 2007, the production capacity of China Water’s bottled water operations had increased to 890 million liters, which constituted approximately 6.4% of the total estimated bottled water consumption by volume in China. China Water intends to significantly expand its production capacity through organic expansion as well as acquisitions. China Water’s products currently are sold in multiple regions of China including Guangdong Province, Guangxi Province, Shandong Province, Heilongjiang Province, Jilin Province, Shanxi Province, Shaanxi Province, Gansu Province, Liaoning Province, Anhui Province, Sichuan Province, Hebei Province, Hunan Province and Macau.

China Water believes that the following key competitive strengths will enable it to compete effectively in the bottled water market in China:

•

Strong Long-term Relationships with Well Known Global Brands. China Water has maintained stable and trusted long-term relationships with several globally recognized beverage companies in China, including Coca-Cola China, Ltd. and Uni-President. China Water’s relationship with Coca-Cola China Ltd. dates back to 1996 and China Water believes that it supplies the largest volume of bottled water to Coca-Cola in China. As a sponsor of the 2008 Olympic Games in Beijing, Coca-Cola expanded its sales and penetration rate before commencement of the Olympics and China Water has expanded its own production capacity in order to leverage and capitalize upon Coca-Cola’s business plans in China. China Water’s contracts with Coca-Cola China have historically been for multi-year terms, which typically have not exceeded three years in duration. Currently, China Water’s Changchun, Guandong, Nanning and Shandong subsidiaries are operating under agreements with Coca-Cola China’s distributors and affiliates with expiration dates of September 1, 2008, December 31, 2008, December 31, 2008 and May 8, 2010 respectively. China Water’s agreements with other suppliers and distributors are usually for one-year terms. No assurances can be made that China Water’s agreements with Coca-Cola China or any of its other suppliers or distributors will be renewed on favorable terms to China Water, or at all.

•

Top Tier Production Capability and Quality Control. As a long-term supplier of Coca-Cola and other well known beverage companies, including Great Nature Life Technology, China Water has been required to comply with the production requirements and rigid quality control standards established by such customers. Consequently, China Water’s equipment and production facilities currently comply with Coca-Cola China’s strict production standards and China Water has implemented these high standards across all of its production lines. China Water’s plants are audited frequently by independent assessors for compliance with its customers’ procedures and quality control requirements and hygiene standards.

•

Production Cost Advantages. To minimize costs and maximize profitability, China Water has integrated its production process, which begins with the processing of raw materials and concludes with the sale of its bottled water products through its broad distribution network. In addition, the majority of China Water’s production processes are standardized and fully automated, and China Water is upgrading the remaining production lines to be fully automatic. Increased automation is expected to increase production yields and efficiency as well as to reduce labor costs and minimize the impact of labor shortages. Lastly, given China Water’s strong, long-term relationships with its PET (polyethylene terephthalate) vendors and suppliers of other raw materials, China Water believes that it can continue to obtain favorable pricing and terms for its raw material purchases based on its increasing raw material volume requirements.

•

Established Distribution Network. China Water sells the majority of its bottled water products through an extensive distribution network of local and regional distributors, which help China Water to establish a presence in each regional market its serves. China Water has maintained a stable long-term relationship with the majority of its distributors.

•

Established Platform for Growth. China Water has built an established platform for future growth. China Water currently owns and operates six facilities throughout China and has developed a recognized brand of bottled water. In addition, China Water has established long-term, stable relationships with customers and suppliers. It also has successfully built new greenfield plants and has successfully identified, acquired and integrated complementary acquisitions in the past and now believes that it has the experience, critical mass and platform for future growth.

•

Experienced Management. China Water has an experienced management team with extensive inside knowledge of the bottled water industry in China and valuable relationships with customers and vendors. In addition, China Water’s management team has been successful in identifying and integrating acquisition opportunities and in leveraging its knowledge and expertise to help drive the future growth of China Water.

Corporate History and Background

China Water’s predecessor was incorporated in the State of Nevada on February 8, 2005 as UGODS, Inc. for the purpose of pursuing mining opportunities in Canada. From its inception until February 2007, China Water was considered an exploration stage company. During February 2005, it acquired interests in 14 mining claims registered with the district office in Atlin, B.C. Canada and it acquired nine additional claims in November 2006. As a result of the transactions described below, China Water’s ownership and business operations changed and it discontinued pursuit of mining operations. Currently, it operates bottled water production facilities in China through six operating subsidiaries.

Beginning in February 2007, China Water completed the following series of transactions, which ultimately resulted in a change in the ownership of the company and its business operations and direction:

•

On February 12, 2007, China Water’s sole shareholder, Alexander Long, sold a total of 9.5 million shares, or 93.83%, of China Water’s then issued and outstanding common stock, to a group of accredited investors for a purchase price of $533,925. On February 13, 2007 and February 16, 2007, China Water entered into a share exchange transaction with Guangdong Taoda and Xu Hong Bin, the sole stockholder of Guangdong Taoda, and a second share exchange transaction with the Taoda Group and Xu Hong Bin, the sole stockholder of the Taoda Group, for the purpose of acquiring all of the issued and outstanding shares of Guangdong Taoda and the Taoda Group. Guangdong Taoda and the Taoda Group are now China Water’s subsidiaries and the entities comprising the Taoda Group now collectively own four bottled water production plants.

•

On May 1, 2007, China Water caused to be formed a corporation under the laws of the State of Nevada called China Water and Drinks Inc. On May 2, 2007, it acquired one hundred shares of China Water and Drinks’ common stock for cash. As such, the Nevada corporation became a wholly-owned subsidiary. On May 14, 2007, the Nevada corporation was merged with and into China Water, with the Nevada corporation as the surviving corporation in the merger.

•

On May 11, 2007, China Water entered into an Amended and Restated Share Exchange Agreement, which amended, restated, combined and superseded each of the aforementioned share exchange transactions and in which China Water issued to Xu Hong Bin a total of 59.9 million shares of its common stock in exchange for all of the issued and outstanding shares of Gain Dynasty, which is the 100% owner of Olympic Forward Trading Company Limited, which in turn is the 100% owner of Guangdong Taoda and the entities comprising the Taoda Group. On May 30, 2007, China Water consummated this share exchange, pursuant to which Gain Dynasty became a direct wholly-owned subsidiary and Olympic, Guangdong Taoda and the entities comprising the Taoda Group became indirectly wholly-owned subsidiaries. The Taoda Group operates 10 production lines with capacity of 650 million liters of bottled water per year.

•

On June 15, 2007, China Water agreed to acquire in exchange for $5.3 million in cash and 1.5 million shares of China Water common stock valued at $12.2 million to be issued at a future date, 100% of the outstanding equity of a bottled water production company located at Nanning City, Guangxi Province by acquiring through a wholly-owned subsidiary, Fine Lake International Ltd., Pilpol (HK) Biological Limited, Nanning Taoda’s parent. On August 15, 2007, the parties agreed to fix the number of shares of common stock to be issued at a future date to 1,523,578 shares of common stock. Nanning Taoda’s production plant produces bottled water in bottle sizes ranging from 350ml to 1,500ml as well as an 18.9L bottle. Nanning Taoda has two production lines with a capacity of 160 million liters of bottled water per year. In July 2008, China Water entered into an amendment of the agreement related to this acquisition and issued the 1.5 million shares of China Water common stock.

•

On August 24, 2007, China Water acquired 66.67% of the outstanding equity of Shen Yang Aixin, a bottled water production company located at Shenyang City, the Liaoning Province of PRC, in exchange for cash consideration of $2.1 million. Shen Yang Aixin has two production lines with a capacity of 80 million liters of bottled water per year.

•

On August 31, 2007, in exchange for $9.0 million in cash and 2.1 million shares of common stock, China Water acquired approximately 48% of the outstanding equity of China Bottles Inc., formerly known as Hutton Holdings Corporation, through a purchase of an aggregate of 11.0 million shares of common stock of China Bottles and 5.0 million shares of preferred stock of China Bottles, each of which is convertible into five shares of common stock.

The following chart reflects China Water’s current organizational structure:

The following is a brief description of China Water’s operating subsidiaries:

•

Guangdong Taoda Drink Co. Ltd. (“Guangdong Taoda”) is a bottled water producer that supplies bottled water for brands such as Coca-Cola and Uni-President. Guangdong Taoda is located in Guangzhou City, Guangdong Province. Guangdong Taoda’s geographic sales reach covers all of Guangdong Province.

Guangdong Taoda Corporate Milestones:

•	Formed in Guangzhou City as a PRC wholly foreign-owned enterprise (“WFOE”) in June 2003.

•	Entered into a bottled water supply agreement with Coca-Cola under the brand name “ICE DEW” in December 2002.

•	Established bottled water supply relationship with Uni-President in May 2007.

•	Acquired by China Water in May 2007.

•	Zhanjiang Taoda Drink Co. Ltd. (“Zhanjiang Taoda”) is a bottled water production company located in Zhanjiang City, Guangdong Province.

Zhanjiang Taoda Corporate Milestones:

•	Formed in Zhanjiang City as a PRC Sino-foreign equity joint venture in December 1995.

•	Entered into a bottled water supply agreement with Coca-Cola under the brand name “ICE DEW” in March 1996.

•	Approved as a WFOE in November 1998.

•	Acquired by China Water in May 2007.

•

Changchun Taoda Beverage Co. Ltd. (“Changchun Taoda”) is a bottled water producer that supplies bottled water for brands such as Coca-Cola. Changchun Taoda is located in Changchun City, Jilin Province. Changchun Taoda’s geographic sales reach covers Jilin, Liaoning and Harbin Provinces.

Changchun Taoda Corporate Milestones:

•	Formed in Changchun City as a WFOE in August 2005.

•	Acquired by China Water in May 2007.

•

Shandong Olympic Forward Drink Co. Ltd. (“Shandong Olympic”) is a bottled water production company located in Feixian City, Shandong Province. Shandong Olympic’s geographic sales reach covers Shandong, Hebei and surrounding Provinces. Shandong Olympic is the largest bottled water supplier in Feixian City.

Shandong Olympic Corporate Milestones:

•	Feixian Olympic Forward Drink Co. Ltd. formed in Feixian City as a SFJV in June 2002.

•	Approved as a WFOE in March 2003.

•	Changed name to Shandong Olympic in October 2003.

•	Established bottled water supply relationship with Great Nature Life Technology in December 2005.

•	Acquired by China Water in May 2007.

•

Nanning Taoda Drink Co. Ltd. (“Nanning Taoda”) is a bottled water producer that supplies bottled water for brands such as Coca-Cola and Uni-President. Nanning Taoda is located in Nanning City, Guangxi Province. Nanning Taoda’s geographic sales reach covers Guangxi and Guangdong Provinces. Nanning Taoda is the largest bottled water supplier in Nanning City.

Nanning Taoda Corporate Milestones:

•	Formed in Nanning City as a SFJV in October 2005.

•	Entered into a bottled water supply agreement with Coca-Cola under the brand name “ICE DEW” in January 2006.

•	Completed plant construction and commenced production processes in February 2006.

•	Established bottled water supply relationship with Uni-President in February 2006.

•	Acquired by China Water in June 2007.

•	Shen Yang Aixin Industry Company Ltd. (“Shen Yang Aixin”) is a bottled water production company in Shenyang City, Liaoning Province.

Shen Yang Aixin Corporate Milestones:

•	Formed in Shenyang City as a PRC limited liability company in March 2002.

•	66.67% of its equity interests acquired by China Water in August 2007.

The Global Industry for Bottled Water

According to the 2007 Datamonitor Report, the global bottled water market reached a value of $61.0 billion in 2006, on volume of 115.4 billion liters, and is forecasted to have a value of $86.4 billion, an increase of 41.6%, on volume of 174.2 billion liters, an increase of 51.0%, in 2011. The same report stated that, currently, the still unflavored water segment is the largest in the market, holding a 65.7% share, with sparkling flavored water, sparkling unflavored water and still flavored water representing growing segments, and also stated that Europe is the leading region in bottled water sales, holding a 52.9% share of the global market, with North America and Asia and others holding a 32.9% and 15.2% market share, respectively. According to the 2008 BMC Report, on a consumption per capita basis, United Arab Emirates holds the leading position with 260 liters of bottled water consumption per capita in 2007, followed by Mexico and Italy, with the global average consumption per capita at 29 liters, and China consuming only approximately 14 liters of bottled water per capita. If China’s consumption per capita grew to the global average of 29 liters, it would represent a 110% increase (or an additional 20 billion liters) in consumption of bottled water. If China’s consumption per capita grew to the average consumption per capita of the top 10 countries, it would represent over a 1,000% increase (or an additional 184 billion liters) in consumption of bottled water.

Industry Trends

China Water believes that its business and industry will mainly be influenced by the following factors:

•

Growth and Evolution of China’s Bottled Water Industry. The bottled water industry in China is in the process of rapid and continuous growth and development. Globally, according to the 2008 BMC Report, from 2002 to 2007, China was the fastest growing country in the world in terms of consumption of bottled water, showing a compound annual growth rate of 17.5%, double the rate of the next fastest growing country, the United States. With the growth in demand and addition of new industry participants offering new and varied bottled water products, the Chinese bottled water industry is poised for significant growth.

•

Health Consciousness of Chinese Individuals. Chinese citizens are becoming increasingly health conscious. Given concerns with quality and hygiene standards of available drinking water in China, China Water believes that consumers will increasingly purchase and consume bottled drinking water that has been purified and treated to afford consumers greater health benefits.

•

Consolidation in the Industry. The bottled water industry in China has historically been fragmented and highly regionalized, without a clear and dominant industry leader. In recent years, China Water has seen a trend towards larger national competitors consolidating with smaller competitors.

•

Growing Middle Class in China. According to the 2006 McKinsey Report, by 2011, the middle class in China will number more than 350 million people, representing the largest segment in urban China and accounting for more than 50% of the urban population. This group will come with increased spending power and a desire and ability to purchase consumer products, including bottled water.

•

Demand for Greater Product Mix Offerings. Consumers are demanding specialty bottled water products, such as flavored waters and nutrient enriched water products. China Water believes that bottled water producers that have the resources to offer to consumers a variety of specialty water products will be best positioned to compete within the market.

Strategy

China Water believes that its competitive position, relationships with well-known beverage companies, its ability to meet customer demands and its brand recognition will enable it to benefit from the anticipated growth in China’s bottled water market. China Water is committed to enhancing sales, profitability and cash flows through the following strategies:

•	exploring and exploiting acquisition opportunities;

•	increasing its production capacity;

•	capitalizing on brand recognition to increase sales of new and existing products; and

•	expanding distribution channels for branded products.

Products

China Water’s products currently are sold in multiple regions of China including Guangdong Province, Guangxi Province, Shandong Province, Heilongjiang Province, Jilin Province, Shaanxi Province, Shanxi Province, Gansu Province, Liaoning Province, Anhui Province, Sichuan Province, Hebei Province, Hunan Province and Macau.

China Water’s purified bottled water products are produced and marketed through a vertically integrated production and sales process that begins with the processing of raw materials and concludes with the sale of bottled water end products through its broad distribution network. China Water’s two major types of bottled water products are (i) handheld bottled water products ranging in size from 350ml to 1,500ml, which accounted for approximately 79% of its 2007 sales, and (ii) large carboy-sized bottled water products, which accounted for approximately 21% of its 2007 sales. Within these product lines, China Water bottles mineralized water, oxygenated water and purified water. Due to the scarcity of sources of natural mineral water and spring water in China, purified water is the most popular bottled water type in the PRC market.

The following chart indicates the percentage of China Water’s 2007 sales that it derived from handheld bottled water products and large carboy-sized bottled water products, as well as the percentage derived from sales of its own branded products and from those of its OEM customers. For this purpose, China Water defines “OEM” customers as those customers for whom China Water provides private label services. In these relationships, the OEM customer provides its branded labels to China Water, which China Water affixes to certain bottled water products and sells back to the customer.

The following table presents how much of China Water’s product, in terms of percentage, dollar value and volume, is sold under its own brands (Darcunk and others), Coca-Cola brands (Sensation and Ice-Dew), the Great Nature Life Technology brand, the Uni-President brand and other brands (i.e. private label brands).

	% of 2007 Sales	2007 Sales ($mil)	2007 Volume (mil Liters)
Darcunk and other China Water brands	64%	$36.3	589
Coca-Cola (Sensation, Ice-Dew)	20%	$11.4	144
Great Nature Life Technology	11%	$6.2	57
Uni-President	1%	$0.6	12
Others	4%	$2.3	33

Total	100%	$56.8	835

China Water’s Production Process

The initial stages of China Water’s production operations involve manufacturing the plastic containers in which its water is to be bottled and sourcing water from municipal water supplies (which have undergone initial treatment by the municipality before delivery into the water system) or natural water collected from streams, springs, lakes and wells. Other than with respect to a contract to obtain water from the Nanning Tianbao Reservoir that expires at the end of 2008, China Water obtains its water from publicly available sources and does not have any water supply contracts. Upon the completion of its acquisition of Grand Canyon, China Water obtained rights to a specified volume of mineral water to which Grand Canyon is entitled under a contract with a third party that expires in June 2009.

According to the World Bank, 90% of the cities’ groundwater and 75% of the rivers and lakes are polluted in China. Accordingly, before bottling, China Water processes the water through a series of customary water purification and processing methods and procedures, including two-step reverse osmosis filtration, based on established governmental and industry standards and China Water’s customers’ specifications. Clarification, pre-filtration, final filtration, UV radiation and sterilization are the most fundamental and necessary steps in processing water, but special treatment and additional processing, such as oxy-hydrating or water softening, may be required due to water quality standards, customers’ specifications and differing product requirements. Once the water treatment and processing stage is completed, the water is bottled and undergoes the final stage of quality and hygiene check. The bottled water is then packaged and delivered.

The cost of the filtration equipment needed to purify 30 tons of water per hour is less than $300,000 and the equipment can be used for up to 10 years. The membrane utilized in the two-step reverse osmosis purification process is required to be replaced every year at a cost that is usually less than $10,000. Other annual costs incurred by China Water in connection with processing water, including for clarification, pre-filtration, UV radiation, sterilization, oxy-hydrating, and water softening, are immaterial. However, China Water does intend to incur capital expenditures in connection with planned plant expansions. See “China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

All of the bottles China Water produces are PET (polyethylene terephthalate) bottles which are well known for their high standard in the industry and superiority to traditional PVC bottles and glass bottles because PET bottles are clearer, lighter weight and more durable with good resistance to heat and chemicals. China Water produces a wide range of PET bottles for bottled water sizes in volume from 350ml to 1.5L. China Water produces PET bottles for its own use and it does not supply bottles to any third parties.

China Water’s production process from manufacturing to end products is depicted below:

Distribution Network

China Water sells the majority of its bottled water products through a distribution network of independent local and regional distributors, which helps it establish a presence in each regional market that it serves. Under China Water’s distribution model, most distributors obtain bottled water products directly from China Water’s facilities and transport the products to their own warehouses or to retailers. The independent distributors bear most of the transportation and shipping expenses associated with distribution. However, in certain instances, as a service to a limited number of its customers, China Water will ship its products when necessary and on a non-recurring basis. In 2007, China Water incurred $123,800 of expense for these shipping and handling services.

Competition

The bottled water industry in China is highly fragmented, consisting of several large Chinese and international competitors and numerous smaller local and regional manufacturers. China Water primarily competes with Chinese bottled water producers, including Hangzhou Wahaha Group, Nongfu Spring Company Ltd. and Guangdong Robust Corp. In addition to local Chinese producers, China Water competes with global beverage companies and brands including Nestle S.A., Coca-Cola, C’est Bon and Danone. Many of these competitors have substantially greater resources than China Water has and pose significant competition. Notwithstanding, China Water believes that it can compete effectively against these larger competitors in this market based on the fragmentation of the market, the heavily regional, as opposed to national, aspect of bottled water in China, its strong brand recognition, established distributorships and its OEM supply arrangements.

Because its PRC based customers are price sensitive in nature and are concerned with the quality and hygiene standards of the bottled water they buy, China Water believes that it can compete effectively based on price, perceived quality and hygiene standards, strong branding and easy availability. In addition, high transportation costs constrain certain domestic competitors which have more limited sales and distribution networks than China Water and undeveloped or under-developed production facilities as compared with China Water’s existing facilities. Due to the high demand of the market, low penetration rate of bottled water production facilities and food safety regulation of the industry, China Water believes that it can effectively compete in the bottled water industry in China for the foreseeable future.

Research and Development

China Water conducts on-going research and development activities relating to the improvement of its bottled water products and production facilities. Its primary research and development facilities are located in Guangzhou and are led by Mr. Zhang Jie Sheng who has over 20 years of experience in the bottled water industry. Research and development activities are focused primarily on maintaining and enhancing quality control measures for its bottled water products, creating new and better methodologies for turning natural spring water into mineral water and enhancing its product mix through the development of flavored and nutrient-enriched water. The development and expansion of China Water’s product lines to include additional bottled water products, such as flavored water or nutrient enriched water, would require additional capital expenditures for equipment or new manufacturing facilities to the extent new facilities are constructed to produce such products. China Water may also acquire new products or product lines as a result of strategic acquisitions of other bottled water producers.

Intellectual Property

China Water sells its bottled water products primarily under the brand “Darcunk” in China, which means “Absolutely Pure”. China Water has applied for registration with the Trademark Office of the State Administration for Industry and Commerce of China the trademark for the Darcunk name and logo (registration number: 4879318), which is used on its products that are distributed in China. China Water relies on trade secrets to protect its proprietary technology and formulas; however, it currently does not own any patents and has not applied for patents on its proprietary technology. China Water does not believe that such protection is necessary to protect its intellectual property rights and business interests.

Employees

As of December 31, 2007, China Water had 1,332 full-time employees, of which 159 were sales, administrative and managerial staff, and 1,173 were manufacturing workers. It also hires temporary manufacturing workers to supplement its manufacturing capabilities at periods of high demand. None of China Water’s employees are under collective bargaining agreements, except for several employees in its Hong Kong office. China Water believes that it maintains a satisfactory working relationship with its employees and has not experienced any significant labor disputes or any difficulty in recruiting staff for operations.

China Water principal executive offices are located at Unit 607, 6/F Concordia Plaza, 1 Science Museum Road, Tsimshatsui East, Kowloon, Hong Kong, Peoples’ Republic of China and its telephone number at that address is +852-26206518. China Water’s corporate website is www.cwnd.net. For more information on China Water, see “Where You Can Find More Information” on page 178.

Legal Proceedings

From time to time, China Water may become involved in various lawsuits and legal proceedings in the ordinary course of its business. China Water is not aware of any legal proceedings the ultimate outcome of which, in its judgment based on information currently available, would have a material adverse affect on its business, financial condition or operating results.

CHINA WATER MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Developments

During 2007, China Water successfully acquired and integrated two additional bottled water operations, bringing its production capacity to 890 million liters. Through organic expansions as well as acquisitions, China Water’s production capacity is expected to grow significantly in the future.

Specifically, China Water recently completed an expansion of its facility located in Feixian, Shandong Province at a cost of $2 million. This expansion increased the Feixian facility’s annual production capacity from 81.6 million small bottles and 3.4 million carboy bottles to an expected annual production capacity of 260.1 million small bottles and 6.8 million carboy bottles.

China Water continually evaluates additional acquisitions and add-on investment in existing facilities. China Water has in place plans for plant expansions at existing locations, as follows:

	Anticipated Capital Expenditure	Anticipated Completion Date	Current Existing Production Capacity		Projected Production Capacity after Expansion
Location of Plant			Small Bottles	Carboy Bottles	Small Bottles	Carboy Bottles
Changchun, Jilin Province	$6 million	2008	178.5 million	3.4 million	425.6 million	9.6 million
Shenyang, Liaoning Province	$2 million	2008	151.0 million	2.1 million	343.2 million	10.3 million
Guangzhou, Guangdong Province	$6 million	2009	178.5 million	3.4 million	425.6 million	11.6 million

To date, China Water has not commenced construction of these plant expansions. Pursuant to the terms of the merger agreement, any capital expenditures in excess of $25,000 per month, including the plant expansions, will require Heckmann’s prior approval.

On June 12, 2008, China Water executed a definitive agreement relating to the acquisition of 67% of the equity of Guangzhou Grand Canyon Distilled Water Co. Ltd. (“Grand Canyon”), a distilled bottled water producer and distributor that has an established brand awareness, a well-established distribution network in Guangdong Province, and an annual production capacity of 240.2 million small bottles and 9.6 million carboy bottles. On June 16, 2008, China Water completed the acquisition. The consideration for the acquisition consisted of $19.1 million, paid in cash at closing. China Water believes the consolidation with this producer will further elevate brand awareness of both China Water’s “Darcunk” brand and Grand Canyon’s brands, both of which China Water will continue to market and support, and that China Water will benefit from the joined network and platform. Pro forma financial statements as well as historical financial statements of Grand Canyon are included elsewhere in this Proxy Statement.

In addition, China Water is in negotiations or has obtained non-binding letters of intent for the following acquisitions:

Acquisitions in Process

	Percentage of Business to be Acquired	Anticipated Purchase Price (1)	Anticipated Closing Date (by quarter)	Annual Production Capacity
Location of Target				Small Bottles	Carboy Bottles
Beijing (2)	100%	$6.0 million	Fourth quarter of 2008	247.1 million	8.2 million
Changsha, Hunan Province	100%	$5.3 million	Fourth quarter of 2008	178.5 million	—
Harbin, Heilongjiang Province	100%	$13.6 million	Fourth quarter of 2008	329.5 million	3.4 million

(1)	Some acquisitions could include stock, subject to consent of Heckmann Corporation.
(2)	Acquisition of a plant under construction.

As of June 30, 2008, China Water had $23.9 million in cash and cash equivalents and has paid deposits related to potential acquisitions of $24.5 million. To facilitate the financing of these acquisitions and other planned growth, China Water entered into a merger agreement with Heckmann Corporation, pursuant to which Heckmann Corporation will acquire China Water for a combination of cash and stock. Based upon the cash to be paid China Water stockholders in connection with the acquisition (assuming holders elect the maximum cash available under its terms), and that, as permitted by its charter, 29.99% of Heckmann’s stockholders demand a return of their investment in the company, the combined companies will have a minimum of $225.2 million in cash and cash equivalents at closing, more than sufficient to fund the expansions and acquisitions identified above.

Chen Xing Hua, China Water’s chief executive officer, resigned on June 16, 2008. Mr. Chen has agreed to remain available to China Water on an informal basis during a transition period. Mr. Xu has assumed Mr. Chen’s duties, and will serve as China Water’s chief executive officer following the merger.

Financing Transaction During the First Quarter of 2008

On January 24, 2008, China Water entered into a securities purchase agreement, with certain investors, for the purchase and sale of 5% secured convertible notes for an aggregate purchase price of $50 million in a financing transaction exempt from registration under the Securities Act of 1933, as amended. The financing transaction closed on January 29, 2008, and 60% of the purchase price, or $30 million, was released from escrow at the closing and the balance was disbursable when China Water filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The 5% secured convertible notes rank senior to all outstanding and future indebtedness of China Water and were secured by all of the capital stock owned directly or indirectly by the majority stockholder, Mr. Xu, and by China Water in each of its subsidiaries (other than its subsidiaries located in the People’s Republic of China) and China bottles, as evidenced by various pledge and share charge agreements executed at the closing of this financing transaction.

On March 31, 2008, China Water executed agreements amending certain terms of the aforementioned note financing transaction. Specifically, the pledge agreements securing repayment of the 5% secured convertible notes were amended to reduce the percentage of the equity pledged from a pledge of the equity China Water holds in its subsidiaries to a pledge of 65% of the equity interests it hold in its subsidiaries. The interest rate payable on the 5% secured convertible notes was also amended to increase the interest rate to 7% per annum. Additional information regarding this transaction and the issuance of the notes can be found in China Water’s Current Reports on Form 8-K, filed January 28, 2008 and April 15, 2008, as well as a Current Report on Form 8-K/A, filed on January 31, 2008.

At the time of the notes transaction, China Water’s quoted market price was $17.25 per share on the OTC-BB. China Water did not record a beneficial conversion at the time of the transaction believing that the quoted market price did not reflect fair value in light of the illiquidity of and small public float for its common stock. However, China Water subsequently determined that the quoted market price is the appropriate valuation measurement under relevant accounting standards and has recorded a beneficial conversion feature of $44 million, an amount equal to the proceeds realized upon issuance of the notes.

2007 Equity Financing Transaction

On June 4, 2007, China Water completed the sale of 4.5 million shares of its Series A convertible preferred stock in a private placement to accredited investors for aggregate gross proceeds of $30 million in a transaction exempt from registration under the Securities Act. Each share of Series A convertible preferred stock originally issued was convertible into five (5) shares of China Water’s common stock, subject to adjustment. On the closing date of this financing, China Water did not have a sufficient number of authorized shares of common stock available to accommodate the conversion of the Series A convertible preferred stock issued in the financing. China Water and the investors agreed that the shares of Series A convertible preferred stock would automatically convert into shares of common stock on the second trading day following the filing with the State of Nevada of an amendment to China Water’s articles of incorporation increasing the authorized shares of common stock from 70 million to 150 million shares. On July 11, 2007, China Water filed the required amendment, and the 4.5 million shares of Series A convertible preferred stock automatically converted into 22.4 million shares of China Water common stock.

The securities purchase agreement provides that until the date which is the first anniversary of the effective date of the initial registration statement required to be filed by China Water with respect to the shares of common stock underlying the shares of Series A convertible preferred stock purchased by the investors in the financing transaction, China Water may not sell any equity securities (or securities convertible into or exchangeable for equity securities) to any third party without first offering the investors the right to purchase such securities on the same terms and conditions as proposed to be sold to such third party.

The securities purchase agreement also provides that the investors shall have the right, by written notice to China Water, to demand payment, as liquidated damages, their entire investment amount in the event that either (i) any governmental agency in the People’s Republic of China challenges or otherwise takes any action that adversely affects the transactions contemplated by the amended share exchange agreement, and China Water cannot undo such governmental action or otherwise remedy the material adverse effect caused thereby such that the transaction contemplated by the amended share exchange agreement can legally occur to the reasonable satisfaction of the investors or (ii) at any time prior to the time that a registration statement with respect to the shares of common stock underlying the shares of Series A convertible preferred stock sold to the investors in the financing transaction is effective (A) for any or no reason either FINRA or the SEC takes any action which has the effect of suspending the effectiveness of any registration statement that China Water has filed with the SEC, or (B) the common stock is not listed on a trading market.

China Water also agreed to provide the investors rights to register for resale the shares of common stock underlying the Series A convertible preferred stock pursuant to the terms of a registration rights agreement. The registration rights agreement also requires China Water to register for resale any shares of common stock that may be released to the investors pursuant to the terms of the make good escrow agreement described below. Pursuant to the terms of the registration rights agreement, China Water agreed to file with the SEC a registration statement with respect to the resale of the shares of common stock underlying the Series A convertible preferred stock issued to the investors by no later than the date which is 90 days after the stock sale. On August 24, 2007, a majority of the investors consented to extend China Water’s deadline to file the registration statement until September 14, 2007. Thereafter, a majority of the investors further amended the agreement to extend China Water’s deadline to file the registration statement until 15 days following the filing of China Water’s annual report on Form 10-K for its fiscal year ended December 31, 2007, which China Water filed on May 1, 2008. Accordingly, under the terms of the agreement as so amended, in the event that China Water did not timely file such registration statement and/or in the event that such registration statement, once filed, is not declared effective on or prior to the date which is 75 days after the consummation of the filing date, China Water must pay liquidated damages to each investor in an amount equal to 1% of the aggregate investment amount originally paid by such investor for each month during which it has not complied with its registration obligations up to a maximum of 10% of such investor’s investment amount. The liquidated damages began to accrue as of May 16, 2008. In connection with the release agreement executed by the private placement investors in connection with the merger, however, such investors agreed to waive such damages and any such liability will not survive the closing of the merger.

In connection with the financing transaction, China Water, the investors, Mr. Xu Hong Bin, an officer, director and stockholder of China Water, the Pinnacle Fund, as agent for the investors, and Loeb & Loeb LLP, as escrow agent entered into a make good escrow agreement, whereby Mr. Xu Hong Bin agreed to transfer 11.2 million shares of common stock owned by him to the investors in the event that China Water did not meet certain performance targets for its fiscal year ended December 31, 2007 and another 11.2 million shares of common stock owned by him to the investors in the event that China Water does not meet certain performance targets for its fiscal year ended December 31, 2008. Subsequently, China Water determined that it would have to record compensation charges relating to this arrangement, based on the quoted market price of its stock on May 31, 2007, when the arrangement became effective. For 2007, since the performance target of $19 million in net income was achieved, China Water recorded approximately $56 million in compensation expense. For the first half of 2008, China Water has recorded $28 million of compensation expense through June 30, 2008.

The performance objective for 2007 was $19 million in net income, excluding any compensation relating to the make good escrow agreement, and for 2008 is $30 million in net income and 30 cents per share, excluding any compensation relating to the make good escrow agreement and expenses relating to any beneficial conversion feature attributable to the 5% convertible notes payable. On September 19, 2008, the agreements related to this arrangement were amended to make clear that any compensation relating to the make good arrangement, and any expense relating to the beneficial conversion feature relating to China Water’s notes, would be disregarded.

In connection with the release agreement executed by the private placement investors in connection with the merger, such investors have agreed to waive their right to the make good escrow, and it will not survive the closing of the merger.

In connection with this financing transaction, certain stockholders of China Water entered into lock-up agreements by which each of them agreed not to transfer any shares of China Water common stock owned by them until the date which is the one year anniversary of the effective date of the registration statement.

Results of Operations

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

The following table summarizes the results of China Water’s operations during the six-month periods ended June 30, 2008 and June 30, 2007, and provides information regarding the dollar and percentage increase or (decrease) from the six-month period ended June 30, 2007 to the six-month period ended June 30, 2008.

All amounts in thousands of U.S. dollars, except percentages.

	Six Months Ended June 30,		Increase (Decrease)	% Increase % (Decrease)
	2008	2007
Sales revenue	$47,943	$18,715	$29,228	156%
Cost of goods sold	(29,748)	(12,452)	17,296	139%

Gross profit	18,195	6,263	11,932	191%
Selling, general and administrative	(32,381)	(647)	(31,734)	(4,904)%

Income from operations	(14,186)	5,616	(19,802)	(353%)
Other income and (expense)	232	8	224	—
Interest expense	(8,716)	(10)	(8,706)	—
Minority interest	(726)	—	(726)	—
Income from equity investment	3,698	—	3,698	—

Income before income taxes	(19,698)	5,614	(25,312)	(451%)
Provision for income taxes	(2,310)	0	(2,310)	—

Net income/(loss)	$(22,008)	$5,614	$(27,622)	(492)%

Sales revenue. Sales revenue is derived from sales of bottled water products. In the first half of 2008, China Water produced approximately 460 million liters of bottled water, compared to approximately 205 million liters in the first half of 2007. Revenues increased $29.2 million, or 156%, to $47.9 million for the six months ended June 30, 2008 from $18.7 million for the same period in 2007. The increase in revenue and sales volume was partly attributable to the acquisitions of Nanning Taoda and Shen Yang Aixin and economic benefits from favorable exchange rates due to appreciation of the Chinese Renminbi. Nanning Taoda and Shen Yang Aixin contributed $16.2 million or 34% of revenues for the six months ended June 30, 2008. Also contributing to the revenue increase were sales of a new product, “high oxygen water,” to satisfy market demand, which contributed over 5% of second quarter 2008 sales. The new “high oxygen water” product offering contains more oxygen than China Water’s existing oxygenated water product offering. Moreover, sales of bottled water products, attributed to organic growth, increased significantly in the first half of 2008 compared to the first half of 2007 because China Water’s production lines became fully automated in the second half of 2007. China Water regularly invests in automation improvements to allow greater manufacturing efficiencies and increased capacity for existing and new bottled water products. Sustained improvements in the manufacturing process were necessary to respond to increasing demand for China Water’s private labeled and company branded products.

The following table shows the different components comprising China Water’s sales revenues during the six month periods ended June 30, 2008 and 2007.

	% of Sales Revenues
Sales by Product Category	Six months ended June 30, 2008	Six months ended June 30, 2007
Bottle-sized water	81%	69%
Carboy-sized bottled water	16%	31%
Others(1)	3%	—

Total sales volume	100%	100%

Sales by Source Category	Six months ended June 30, 2008	Six months ended June 30, 2007
Own-brand and private labels	79%	87%
OEM	18%	13%
Others(1)	3%	—

Total sales volume	100%	100%

(1) Consists of sales of excess pre-forms and PET raw materials.

Cost of goods sold. Cost of goods sold is primarily comprised of the cost of China Water’s new materials, components, labor and overhead. China Water’s cost of goods sold increased $17.3 million, or 139%, to $29.7 million for the six months ended June 30, 2008 from $12.4 million during the same period in 2007. China Water believes that this increase was in line with its increase in sales revenue. As a percentage of sales revenue, the cost of goods sold decreased to 62% during the six months ended June 30, 2008 from 67% in the same period in 2007, partly due to favorable pricing for prepaid PET raw materials.

Gross profit. Gross profit is equal to the difference between sales revenue and cost of goods sold. China Water’s gross profit increased $11.9 million, or 191%, to $18.2 million for the six months ended June 30, 2008 from $6.3 million during the same period in 2007. Gross profit as a percentage of revenues was 38% for the six months ended June 30, 2008, an increase of 5% from 33% during the same period in 2007. Such percentage increase was mainly due to the automated PET bottle production process and other automated functions which China Water introduced in late 2007 that boosted its efficiencies in all product categories.

Selling expenses. Selling expenses include sales representative commissions, the cost of advertising and promotional materials, salesperson salaries and expenses. China Water’s selling expenses were $0.8 million for the six months ended June 30, 2008. As a percentage of sales revenues, selling expenses accounted to 2% for the six months ended June 30, 2008. These increases mainly result from the increase in freight charges and other sales and marketing expenses.

Administrative expenses. Administrative expenses includes an expense of approximately $28.0 million relating to stock-based compensation pursuant to the make good escrow agreement entered into in connection with China Water’s 2007 equity financing transaction. The remaining costs are associated with staff and support personnel who manage China Water’s business activities and of professional fees paid to third party service providers. China Water’s administrative expenses excluding stock-based compensation were $3.6 million (7% of sales revenue) and $0.6 million (3% of sales revenue) for the six months ended June 30, 2008 and 2007, respectively. The increase in these administrative expenses were mainly due to increases in professional service fees related to its status as a public company.

Interest expense. China Water’s interest expense was $8.7 million during the first half of 2008. On January 24, 2008, China Water issued $50 million of convertible notes. The interest rate is 7%. During the period from January 24 through June 30, 2008, interest expense to pay the note investors was $1.5 million, resulting from the amortization of deferred financing cost of $0.85 million and amortization of $6.3 million relating to a beneficial conversion feature recorded in connection with issuance of the convertible notes. The balance was interest expenses for lines of credit and notes payable.

Income taxes. For the six months ended June 30, 2007, China Water was exempted from income tax and thus incurred no income tax expense. During the same period in 2008, it recognized an income tax expense of $2.3 million.

Net income (loss). Net income decreased $27.6 million, to $22.0 million for the six months ended June 30, 2008, from $5.6 million for the same period in 2007 due to the factors described above.

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

All amounts in thousands of U.S. dollars, except percentages.

Item	December 31,		Increase (Decrease)	% Increase % (Decrease)
	2007	2006
Sales revenue	$56,773	$35,700	$21,073	59%
Costs of goods sold	(37,342)	(26,621)	10,721	40%

Gross profit	19,431	9,079	10,352	114%
General and administrative expenses	(57,844)	(2,923)	(54,921)	—
Selling expenses	(64)	(178)	114	—

Income from operations	(38,477)	5,978	(44,455)	—
Other income (Expenses)	541	285	256	—
Income tax	(307)	—	(307)	—
Minority interest	(76)	—	(76)	—
Income from equity investment	1,797	—	1,797	—

Net income/(loss)	$(36,522)	$6,263	$(42,785)	—

Sales revenue. Sales revenue is derived from sales of China Water bottled water products. Sales revenue increased $21.1 million, or 59%, to $56.8 million in 2007 from $35.7 million in 2006. This increase was mainly attributable to the increase in its sales volume, which resulted from an increase in production of 74% to 844 million liters of bottled water in 2007 from 485 million liters in 2006. The increase in production was mainly due to China Water’s production lines becoming fully automated in the second half of 2007, which accounted for approximately 65% of the 74% production increase, and allowed China Water to meet the growing sales demand to existing customers and additional demand in Southwest China and Northeast China created by the mid-year acquisitions of Nanning Taoda and Shen Yang Aixin. Total annual production capacity in 2007 increased to 890 million liters from 650 million liters in 2006 through investments in the automated manufacturing process, which organically grew capacity by 34%, and through the mid-year acquisitions of the Nanning Taoda and Shen Yang Aixin water plants, which acquisitions contributed approximately 194 million liters of capacity in 2007.

Cost of goods sold. Cost of goods sold is primarily comprised of the costs of China Water’s raw materials, components, labor and overhead. Cost of goods sold increased $10.7 million, or 40%, to $37.3 million in 2007 from $26.6 million in 2006. This increase was mainly due to the increased cost of raw materials and increased labor costs in expanding production capacity. Direct labor costs rose as increased worker headcount rose from 709 at December 31, 2006 to 1,332 at December 31, 2007. Even though China Water experienced an increase in its raw materials and labor costs, these increases were partially offset by production operating efficiencies from the automation of its manufacturing process. As a percentage of sales revenue, cost of goods sold decreased to 66% during 2007 from 75% during 2006, because as revenue and production capacity increased, fixed costs recorded in cost of sales and other overhead expenses remained relatively constant.

The increase in worker headcount in 2007 compared to 2006 was primarily due to the acquisitions of Nanning Taoda and Shen Yang Aixin during 2007. Prior to the acquisitions, China Water was operating four water plants, namely Guangdong Taoda, Zhanjiang Taoda, Changchun Taoda and Shandong Taoda. The acquisitions in 2007 increased the total number of facilities to six. Moreover, in order to meet the market demand, China Water employed more night-shift workers in order to maximize production efficiencies and utilization rates.

Gross profit. Gross profit is equal to the difference between sales revenue and cost of goods sold. Gross profit increased $10.3 million, or 114%, to $19.4 million during 2007 from $9.1 million in 2006. Gross profit as a percentage of sales revenue was 34% during 2007 as compared to 25% during 2006. Such percentage increase was mainly due to a lower growth of production overhead compared with sales which resulted from production efficiencies through automation of production lines and from a shift in sales by product category to higher margin bottled water products. China Water enjoys a higher gross profit from sales of “Darcunk” branded products and of carboy-sized bottled water, and experienced an increase in gross profit from an increase in sales volume of carboy-sized bottled. The carboy-sized bottles can be re-used, and increased re-use of these bottles reduces the container related costs significantly. Combination of higher profit margin and increase in sales volume of carboy-sized bottled water contributed a higher gross profit in 2007 overall.

	% of Sales Revenues
Sales by Product Category	2007	2006
Bottle-sized water	79.0%	87.0%
Carboy-sized bottled water	21.0%	13.0%

Total sales volume	100.0%	100.0%

Sales by Source Category	2007	2006
Own-brand and private labels	66.0%	70.5%
OEM	34.0%	29.5%

Total sales volume	100.0%	100.0%

General and administrative expenses. General and administrative expenses consist of an expense of approximately $56.0 million for stock-based compensation relating to stock-based compensation pursuant to the make good escrow agreement entered into in connection with China Water’s 2007 equity financing transaction and the costs associated with staff and support personnel who manage business activities and of professional fees paid to third parties. Without the stock-based compensation charge, China Water’s general and administrative expenses decreased $1.0 million, or 36%, to $1.9 million during 2007 from $2.9 million in 2006. This decrease was mainly due to China Water’s recovery of $1.3 million of loans and prepaid costs in 2007 and a reversal in the amount of $252,000 of the allowance for bad debts in 2007, which together reduced general and administrative expense by $1.6 million. As a percentage of sales revenue, and without the stock-based compensation charge administrative expenses in 2007 decreased to 3%, as compared to 8% for 2006. This percentage decrease resulted primarily from an increase in revenues while administrative costs remained relatively constant due to efficiencies driven through centralized management of processes and operations.

Selling expenses. Selling expenses include sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel, after-sale support services and other sales related costs. China Water’s selling expenses remained relatively constant, on an absolute basis, decreasing $0.1 million, or 64%, to $0.1 million during 2007 from $0.2 million in 2006. China Water management’s resources focused significant efforts on merger and acquisition activities during the year ended December 31, 2007, as China Water reached production capacity limits at its water bottling plants. Given its production capacity limitations, promotion and advertising efforts were minimal. The acquisitions during 2007 also resulted in an increase in transportation expenses from $0.2 million in 2006 to $0.6 million in 2007 due to the fact that China Water acquired Shen Yang Aixin and Nanning Taoda as well as increased its production volume from 650 liters to 844 liters.

Other income (expenses). Other income (expenses) consists of interest expense and other allocated expenses. Other income (expenses) increased by $0.2 million to $0.5 million during 2007 from $0.3 million in 2006.

Income taxes. Income taxes increased $0.3 million during 2007 from $0 in 2006.

Income from equity investment. Income from equity investment increased $1.8 million in 2007, from $0 in 2006 because of China Water’s acquisition of a 48% shareholding in China Bottles Inc., formerly known as Hutton Holdings Corporation, in August 2007. China Water relies on the audited published financial information of China Bottles, Inc. Any changes to or restatements of the financial statements of China Bottles, Inc. could affect China Water’s investment in and income it records from its investment in China Bottles, Inc. In addition, adverse changes in China Bottles, Inc.’s business or financial results could result in China Water having to write-down or write off this investment.

Net income (loss). Net income decreased by $42.8 million to $(36.5) million during 2007 from $6.3 million in 2006 as a result of the factors described above.

Foreign currency translation gains. China Water had a foreign currency translation gain of $1.5 million in the year ended December 31, 2007 as compared with a foreign currency translation gain of $0 in the same period ended December 31, 2006. On July 21, 2005, China reformed its foreign currency exchange policy, revalued the RMB by 2.1 percent and allowed the RMB to appreciate as much as 0.3% per day against the U.S. dollar. As a result, China Water implemented different exchange rates in translating RMB into U.S. dollars in its financial statements for the year ended December 31, 2007. The exchange rates of RMB 1.0:US $0.13672 and RMB 1.0:US $0.13128 were used in calculating China Water’s total assets/liabilities and statement of income, respectively.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

All amounts in thousands of U.S. dollars, except percentages.

Item	December 31,		Increase (Decrease)	% Increase % (Decrease)
	2006	2005
Sales revenue	$35,700	$27,680	$8,020	29%
Costs of goods sold	(26,621)	(19,666)	6,955	35%

Gross profit	9,079	8,014	1,065	13%
General and administrative expenses	(2,923)	(1,045)	1,878	180%
Selling expenses	(178)	—	178	—

Income from operations	5,978	6,969	(991)	(14%)
Other income (expenses)	285	—	285	—
Income tax	—	—	—	—
Minority interest	—	—	—	—

Net income	$6,263	$6,969	$(706)	(10%)

Sales revenue. Sales revenue increased $8.0 million, or 29%, to $35.7 million during 2006 from $27.7 million in 2005. This increase was mainly attributable to the increase in demand associated with the growth of bottled water demand in China.

Cost of goods sold. China Water’s cost of goods sold increased $6.9 million, or 35%, to $26.6 million during 2006 from $19.7 million in 2005. This increase was mainly due to an increase in sales volume. As a percentage of sales revenue, the cost of goods sold increased to 75% during 2006 from 71% during 2005 due primarily to increased staff costs that were allocated to the cost of goods sold.

Gross profit. China Water’s gross profit increased $1.1 million, or 13%, to $9.1 million during 2006 from $8.0 million in 2005. Gross profit as a percentage of sales revenue was 25% during 2006 as compared to 29% during 2005. This percentage decrease was mainly due to rising staff costs.

General and administrative expenses. China Water’s general and administrative expenses increased $1.9 million, or 180%, to $2.9 million during 2006 from $1.0 million in 2005. This increase was mainly due to an increase of $0.3 million in China Water’s provision for doubtful accounts receivable and a $0.7 million write down of the value of loans and prepayments during 2006 that were not realized. China Water also wrote off $0.9 million of inventory and consumables in 2006. During 2006, China Water improved the quality of its suppliers for inventory and consumable products, which led to a write off of inventory and consumables that no longer met the revised standards.

Selling expenses. China Water’s selling expenses increased $0.2 million during 2006 from $0 in 2005. This increase was mainly due to the recognition of transportation and handling expenses incurred for shipment of products to customers.

Other income (expenses). Other income (expenses) increased $0.3 million during 2006 from $0 in 2005. This increase was mainly due to sales of plastic material amounting to $0.2 million. As a percentage of sales revenue, other income (expenses) in 2006 increased to 1%, as compared to 0% for 2005. This percentage increase was primarily attributable to above mentioned sales of plastic material that started in 2006.

Income Taxes. China Water’s income taxes in 2006 were $0 which represented no meaningful change from 2005.

Net Income. China Water’s net income decreased $0.7 million, or 10%, to $6.3 million during 2006 from $7.0 million in 2005 as a result of the factors described above.

Liquidity and Capital Resources

General. As of June 30, 2008, China Water had cash and cash equivalents (excluding restricted cash) of approximately $23.9 million. The following table provides detailed information about China Water’s net cash flow during this period.

All amounts in thousands of U.S. dollars.

	Six Months Ended June 30,
Cash Flow	2008	2007
Net cash provided by (used in) operating activities	$9,189	$(2,592)
Net cash used in investing activities	(39,019)	(1,306)
Net cash provided by financing activities	43,849	30,185

Net cash flow	$14,019	$26,287

Operating activities. Net cash provided by China Water’s operating activities was approximately $9.2 million for the six-month period ended June 30, 2008, which is an increase of approximately $11.8 million from approximately $2.6 million net cash used in operating activities for the same period of 2007. The increase of the cash provided by operating activities was mainly attributable to two acquisitions made by China Water in late 2007 which increased sales and revenue.

Investing activities. Net cash used in investing activities for the six-month period ended June 30, 2008 was $39.0 million, which is an increase of approximately $37.7 million from net cash used in investing activities of approximately $1.3 million for the same period of 2007. China Water’s main use of cash for investing activities consisted of deposits for business expansion, including the acquisition of Grand Canyon and other prospective acquisition targets.

Financing activities. Net cash provided by financing activities for the six-month period ended June 30, 2008 was approximately $43.8 million, which is an increase of approximately $13.6 million from approximately $30.2 million net financing activities during the same period of 2007. The increase of the cash provided by financing activities was mainly attributable to the $44.1 million of cash proceeds obtained from China Water’s issuance of convertible notes in January 2008.

China Water’s bank loans, other interest bearing borrowings and their maturities as of June 30, 2008 were as follows:

All amounts in thousands of U.S. dollars, except percentages.

Banks	Amounts	Beginning	Ending	Duration
Bank of China, Hong Kong	146	October 10, 2003	October 10, 2012	9 years

Total	146

China Water believes that its currently available working capital should be adequate to sustain operations at current levels through at least the next twelve months. However, depending on its future needs and changes and trends in the capital markets, China Water may determine to seek additional equity or debt financing in the private or public markets.

Obligations under Material Contracts and Commercial Lending Arrangements and Agreements

Obligations under material contracts as of June 30, 2008 are as follows:

	(All amounts in thousands of U.S. Dollars) Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations
Long-term debt obligations	$146	$32	$67	$47	—
Operating lease obligations	1,132	605	527	—	—
Senior secured convertible notes	50,000	—	50,000	—	—
Total	$51,278	$637	$50,594	$47	—

Operating Lease Commitments

As of December 31, 2007 and 2006, China Water’s five subsidiaries, including Guangdong Taoda Drink Co., Limited, Zhanjiang Taoda Drink Co., Limited, Changchun Taoda Beverage Co., Limited, Nanning Taoda Drink Company Limited and Shen Yang Aixin Industry Co. Ltd. had each arranged a non-cancelable operating lease with a third party for its production plant.

Item	Address	Leasing Period Until
1	No. 2 Zhu Ji Road, Ji Shan Village, Zhu Ji Street, Dong Pu, Tian He District, Guangzhou City, Guangdong Province, China	March, 2008

2	No. 88 Qian Jin Road, Chi Kan District, Zhanjiang City, Guangdong Province, China	December, 2011

3	449 Kao Shan Village, Economic and Technology Development District, Changchun City, Jilin Province, China	April, 2008

4	District 9 , Ke Yuan Xi Shi Road, Nanning City, Guangxi Province, China	July, 2011

5	Unit 55 Tao Yuen Road, Shang Zhi County, Feixian, Shandong Province, China	December, 2009

6	Unit 607, Concordia Plaza, No. 1, Science Museum Road, Kowloon, Hong Kong, China	October, 2009

Provision for Income Taxes

United States. China Water is subject to United States tax at a United States tax rate of 34%. No provision for income taxes in the United States has been made as China Water had no taxable income for the first half of fiscal year 2008.

British Virgin Islands. China Water’s subsidiaries, Gain Dynasty Investments Limited and Fine Lake International Limited, were incorporated in the British Virgin Islands, or BVI, and, under the current laws of the BVI, are not subject to income taxes.

PRC. Before the implementation of the enterprise income tax (“EIT”) law (as discussed below), Foreign Invested Enterprises (“FIE”) established in the PRC are generally subject to an EIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law (“EIT Law”), and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the FEIT, and its associated preferential tax treatments, beginning January 1, 2008.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that an enterprise should be classified as a resident enterprise, then the enterprise’s global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

As approved by the relevant PRC tax authority, China Water’s subsidiaries Guangdong Taoda Drink Co., Limited, Zhanjiang Taoda Drink Co., Limited, Changchun Taoda Beverage Co., Limited, Shandong Olympic Forward Drink Co., Limited and Nanning Taoda Drink Company Limited were entitled to a two-year exemption from EIT followed by a 50.0% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year. The tax holiday of the above companies commenced in 2006. Accordingly, the above companies were exempted from EIT for 2006 and 2007 and thereafter entitled to a 50% reduction on EIT tax rate of 12.5% for 2008, 2009 and 2010. Fiscal year 2010 is the last year that China Water will enjoy a 50.0% tax reduction. From 2011, it is subject to PRC EIT at a rate of 25.0% of assessable profits, consisting of a 25% national tax.

All of China Water’s PRC subsidiaries except for Shen Yang Aixin are entitled to a tax exemption through the end of 2007. China Water will begin recognizing income tax expense for those PRC subsidiaries in 2008. China Water’s PRC subsidiaries qualify as wholly-owned foreign enterprises, and as such enjoy a 100% tax exemption for the first two years after the first year of achieving profitability (2006) and a 50% tax exemption for the following three years.

Seasonality

China Water sales are subject to seasonality factors. It typically experiences higher sales of its bottled water products in summer time in coastal cities while sales remain constant throughout the entire year in some inland cities. In general, sales should be higher in the second and third quarters of the year when the weather is hot and dry, and lower in the first and fourth quarters of the year when the weather is cold and wet. Sales peak during the months from June to September. Sales can also fluctuate during the course of a fiscal year for a number of other reasons, including weather conditions and the timing of advertising and promotional campaigns. As a result of these reasons, China Water’s operating results may fluctuate. In addition, the seasonality of its results may be affected by other unforeseen circumstances, such as production interruptions.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 was effective for China Water on January 1, 2008 for all financial assets and liabilities. For all nonfinancial assets and liabilities, SFAS 157 is effective for China Water on January 1, 2009. As it relates to financial assets and liabilities, the adoption of SFAS 157 did not have a material impact on its consolidated financial statements. China Water is still in the process of evaluating the impact that SFAS 157 will have on its nonfinancial assets and liabilities.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS 159 specifies that unrealized gains and losses for that instrument be reported in earnings at each subsequent reporting date. SFAS 159 was effective for China Water on January 1, 2008. China Water did not apply the fair value option to any of its outstanding instruments and, therefore, SFAS 159 did not have an impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” SFAS No. 141 (Revised 2007) changes how a reporting enterprise accounts for the acquisition of a business. SFAS No. 141 (Revised 2007) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions, and applies to a wider range of transactions or events. SFAS No. 141 (Revised 2007) is effective for fiscal years beginning on or after

December 15, 2008 and early adoption and retrospective application is prohibited. SFAS No. 141R will have an impact on accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which is an amendment of Accounting Research Bulletin (“ARB”) No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Early adoption is not permitted. The adoption of SFAS No. 160 will revise the presentation of the consolidated financial statements and further impact will be dependent on the future changes in ownership in subsidiaries after the effective date.

Critical Accounting Policies and Estimates

The China Water Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon China Water’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires China Water to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, China Water evaluates these estimates, including those related to revenue recognition, allowance for doubtful accounts, and valuation of long-lived assets including identifiable intangibles and goodwill. China Water bases its estimates on historical experience and on various other assumptions and factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Based on ongoing review, China Water plans to adjust its judgments and estimates where facts and circumstances dictate. Actual results could differ from these estimates.

China Water believes the following critical accounting policies are important to the portrayal of its financial condition and results and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition. China Water recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104. All of the following criteria must exist in order for China Water to recognize revenue:

1.	Persuasive evidence of an arrangement exists;

2.	Delivery has occurred or services have been rendered;

3.	Seller’s price to the buyer is fixed or determinable; and

4.	Collectability is reasonably assured.

The majority of China Water’s revenue results from sales contracts with direct customers and revenues are generated upon the shipment of goods. China Water’s pricing structure is fixed and there are no rebate or discount programs. Management conducts credit background checks for new customers as a means to reduce the subjectivity of assuring collectability. Based on these factors, China Water believes that it can apply the provisions of SAB 104 with minimal subjectivity.

Business Combinations. China Water accounts for business combinations under SFAS No. 141, Business Combinations (“SFAS No. 141”). Acquisitions require significant estimates and judgments related to the fair value of assets acquired and liabilities assumed to which the transaction costs are allocated under the purchase method of accounting. Certain liabilities are subjective in nature. China Water reflects such liabilities based upon the most recent information available. The ultimate settlement of such liabilities may be for amounts that are different from the amounts initially recorded. A significant amount of judgment also is involved in determining the fair value of assets acquired. Different assumptions could yield materially different results.

Goodwill and Purchased Intangible Assets. China Water evaluates goodwill and intangible assets for impairment pursuant to SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), which provides that goodwill and other intangible assets with indefinite lives are not amortized but tested for impairment annually or more frequently if circumstances indicate potential impairment. The impairment test is comprised of two steps:

1.	A reporting unit’s fair value is compared to its carrying value. The carrying values of each reporting unit are determined by specifically identifying and allocating the assets and liabilities of China Water to each reporting unit based on headcount, relative revenues or costs, or other methods as deemed appropriate by management. If the fair value is less than its carrying value, impairment is indicated;

2.	If impairment is indicated in the first step, it is measured by comparing the implied fair value of goodwill and intangible assets to their carrying value at the reporting unit level.

Long-Lived and Amortizing Intangible Assets. China Water accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected future net cash flows generated by the asset. If it is determined that the asset may not be recoverable and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference. SFAS No. 144 requires companies to separately report discontinued operations, including components of an entity that either have been disposed of (by sale, abandonment or in a distribution to owners) or classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

In accordance with SFAS No. 144, China Water assesses the impairment of identifiable intangibles and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could individually or in combination trigger an impairment review include the following:

1.	Significant underperformance relative to expected historical or projected future operating results;

2.	Significant changes in the manner of use of the acquired assets or the strategy for overall business;

3.	Significant negative industry or economic trends;

4.	Significant decline in stock price for a sustained period; and

5.	Market capitalization relative to net book value.

If China Water determined that the carrying value of intangibles and long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, it would record an impairment equal to the excess of the carrying amount of the asset over its estimated fair value.

On a quarterly basis, China Water assesses whether events or changes in circumstances have occurred that potentially indicate the carrying value of long-lived assets may not be recoverable.

Off Balance Sheet Arrangements

China Water does not have any off-balance sheet arrangements as defined by rules recently enacted by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on its financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. China Water is exposed to interest rate risk due primarily to its short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. Since July 20, 2007, the People’s Bank of China has increased the interest rate of Renminbi bank loans with a term of six months or less by 0.2% and loans with a term of six to 12 months by 0.3%. The new interest rates are approximately 6.0% and 6.8% for Renminbi bank loans with a term six months or less and loans with a term of six to 12 months, respectively. The change in interest rates has no impact on China Water’s bank loans secured before July 28, 2007. China Water monitors interest rates in conjunction with its cash requirements to determine the appropriate level of debt balances relative to other sources of funds. China Water has not entered into any hedging transactions in an effort to reduce its exposure to interest rate risk.

Credit Risk. China Water is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Foreign Exchange Risk. The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the Renminbi has no longer been pegged to the U.S. Dollar at a constant exchange rate. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of China Water’s earnings and cash assets are denominated in Renminbi, but its reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect China Water’s balance sheet and its earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect China Water’s financial results reported in U.S. dollar terms without giving effect to any underlying change in its business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend China Water issues in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments it makes in the future.

Very limited hedging transactions are available in China to reduce China Water’s exposure to exchange rate fluctuations. To date, China Water has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While China Water may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure at all. In addition, China Water’s foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert Renminbi into foreign currencies.

Most of China Water’s transactions are settled in Renminbi and U.S. dollars. In the opinion of China Water’s directors, China Water is not exposed to significant foreign currency risk.

Inflation. Inflationary factors, such as increases in the cost of China Water’s products and overhead costs, could impair its operating results. Although China Water does not believe that inflation has had a material impact on its financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on its ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of its products do not increase with these increased costs.

China Water’s Operations are Substantially in Foreign Countries. Substantially all of China Water’s operations are conducted in China and are subject to various political, economic, and other risks and uncertainties inherent in conducting business in China. Among other risks, China Water and its subsidiaries’ operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations. Additional information regarding such risks can be found under the heading “Risk Factors” in this Proxy Statement.

HECKMANN SPECIAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by the Heckmann board of directors of proxies to be voted at the Heckmann special meeting, which is to be held at Heckmann’s headquarters, which are located at 75080 Frank Sinatra Drive, Palm Desert, California 92211, at 10:00 a.m., local time, on October 30, 2008. On or about October 2, 2008, Heckmann commenced mailing this Proxy Statement and the enclosed form of proxy to its stockholders entitled to vote at the Heckmann special meeting.

Purpose of the Heckmann Special Meeting

In connection with the proposed acquisition of China Water, Heckmann stockholders will be asked to vote on the following proposals:

•	To adopt and approve an amendment to Heckmann’s amended and restated certificate of incorporation to provide for the corporation to have a perpetual existence (the “Charter Amendment Proposal”).

•

To adopt and approve the Agreement and Plan of Merger and Reorganization, dated May 19, 2008, by and among Heckmann, Heckmann Acquisition II Corporation and China Water and Drinks Inc., as the same may be amended from time to time, and approve the merger and related transactions contemplated thereby (the “Business Combination Proposal”).

•

To approve the issuance of Heckmann common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger and Reorganization, dated May 19, 2008, by and among Heckmann, Heckmann Acquisition II Corporation and China Water and Drinks Inc., as the same may be amended from time to time (the “Share Issuance Proposal”).

•

To approve any motion to adjourn or postpone the Heckmann special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes at the time of the Heckmann special meeting to approve the first three proposals listed above (the “Adjournment and Postponement Proposal”).

•	To transact such other business as may properly come before the Heckmann special meeting or any adjournment or postponement thereof.

The first three proposals listed above relating to the merger are conditioned upon each other and approval of each of these proposals is required for completion of the merger. The Charter Amendment Proposal and the Share Issuance Proposal will become effective only if both proposals are approved by the Heckmann stockholders and the merger is completed.

Heckmann Record Date; Stock Entitled to Vote

The close of business on September 15, 2008 has been fixed as the record date for the determination of Heckmann stockholders entitled to notice of, and to vote at, the Heckmann special meeting or any adjournments or postponements of the Heckmann special meeting.

As of the Heckmann record date, there were 67,646,800 shares of common stock outstanding and entitled to vote at the Heckmann special meeting.

A complete list of stockholders entitled to vote at the Heckmann special meeting will be available for examination by any Heckmann stockholder at Heckmann’s headquarters, 75080 Frank Sinatra Drive, Palm Desert, California for purposes pertaining to the Heckmann special meeting, during normal business hours for a period of ten days before the Heckmann special meeting, and at the time and place of the Heckmann special meeting.

Quorum and Votes Required

In order to carry on the business of the Heckmann special meeting, Heckmann must have a quorum of its stockholders. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Heckmann special meeting.

Required Vote to Approve Proposals

Heckmann must receive the following approvals of the Heckmann stockholders to approve the proposals considered at the Heckmann special meeting:

•

Charter Amendment Proposal: the affirmative vote of a majority of the outstanding shares of common stock of Heckmann entitled to vote at the Heckmann special meeting, including a majority of the shares of Heckmann common stock voted by the Heckmann public stockholders, is required to approve the Charter Amendment Proposal;

•

Business Combination Proposal: the affirmative vote of a majority of the outstanding shares of common stock of Heckmann entitled to vote at the Heckmann special meeting, including a majority of the shares of Heckmann common stock voted by the Heckmann public stockholders, is required to approve the Business Combination Proposal;

•

Share Issuance Proposal: the affirmative vote of a majority of votes cast by holders of Heckmann common stock entitled to vote at the Heckmann special meeting is required to approve the Share Issuance Proposal; and

•

Adjournment and Postponement Proposal: the affirmative vote of a majority of votes cast by holders of Heckmann common stock entitled to vote at the Heckmann special meeting is required to approve the Adjournment and Postponement Proposal.

In addition to the vote required to approve the Business Combination Proposal, Heckmann will proceed with the merger only if Heckmann public stockholders owning less than 30% of the shares sold in the initial public offering exercise their conversion rights, as described below.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If you are a Heckmann stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote your shares of common stock on the Charter Amendment Proposal or the Business Combination Proposal, your failure to vote or instruct your broker or other nominee how to vote will have the same effect as a vote against the Charter Amendment Proposal and/or the Business Combination Proposal, as applicable. If you “abstain” from voting on the Charter Amendment Proposal or the Business Combination Proposal, your shares will be counted as present for purposes of determining whether a quorum exists but will be counted as voting against the proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Charter Amendment Proposal or the Business Combination Proposal, your shares will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Charter Amendment Proposal and/or the Business Combination Proposal.

If you are a Heckmann stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote your shares on the Share Issuance Proposal, your failure to vote or instruct your broker or other nominee how to vote will have no effect on the outcome of the vote for this proposal. Similarly, if you “abstain” from voting on the Share Issuance Proposal, your shares will be counted as present for purposes of determining whether a quorum exists but will have no effect on the outcome of the vote for this proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Share Issuance Proposal, your shares will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Share Issuance Proposal.

The approval of the Charter Amendment Proposal, the Business Combination Proposal and the Share Issuance Proposal are conditioned on each other, and approval of each is required for completion of the acquisition of China Water.

Conversion Rights

If you hold shares of Heckmann common stock issued in Heckmann’s initial public offering, then you have the right to vote against the Business Combination Proposal and demand that Heckmann convert your shares into a pro rata portion of the cash held in the trust account in which a substantial portion of the net proceeds of Heckmann’s initial public offering are held. The right to vote against the Business Combination Proposal and demand that your shares be converted into a pro rata portion of the cash held in the trust account is sometimes referred to herein as the “conversion right.” Holders of warrants issued by Heckmann do not have any conversion rights.

SIMPLY VOTING AGAINST THE BUSINESS COMBINATION PROPOSAL OR CHECKING THE “EXERCISE CONVERSION RIGHTS” BOX ON A PROXY CARD DOES NOT PERFECT YOUR CONVERSION RIGHTS. YOU MUST ALSO TENDER YOUR SHARES PRIOR TO THE HECKMANN SPECIAL MEETING AS DESCRIBED BELOW.

Pursuant to the arrangements established at the time of Heckmann’s initial public offering, Heckmann will not complete the merger if Heckmann stockholders representing 30% or more of the outstanding shares issued in Heckmann’s initial public offering exercise their conversion rights.

If you properly exercise your conversion rights and the merger is completed, then you will be entitled to receive a pro rata portion of the cash held in the trust account, which will be calculated as (a) the amount held in the trust account less income taxes payable on the interest earned on the trust account (each calculated as of two business days prior to the consummation of the merger), divided by (b) the total number of shares issued in Heckmann’s initial public offering. If you exercise your conversion rights, then you will be exchanging your shares of Heckmann common stock for cash and will no longer own these shares. If you do not make a demand to exercise your conversion rights at the time you vote against the Business Combination Proposal (or if you do not vote against the Business Combination Proposal), you will lose your conversion rights, and that loss cannot be remedied.

It is anticipated that the funds to be distributed to stockholders who properly exercise their conversion rights will be distributed promptly after completion of the merger. Heckmann public stockholders who convert their stock into their pro rata share of the trust account will still have the right to exercise any warrants to purchase shares of Heckmann common stock that they hold.

Because the conversion price will likely be lower than the $8.00 per unit offering price of the units issued in the initial public offering, and may be less than the market price of the Heckmann common stock on the date of conversion, there may be a disincentive on the part of the Heckmann public stockholders to exercise their conversion rights.

Procedures Required for Conversion

An eligible Heckmann public stockholder may request conversion at any time after the mailing of this Proxy Statement and prior to the votes taken with respect to the proposed merger at the Heckmann special meeting. Any request for conversion, once made, may be withdrawn at any time prior to the date of the Heckmann special meeting. If a Heckmann public stockholder wishes to exercise his, her or its conversion rights, the stockholder must vote against the proposed merger, demand that Heckmann convert the shares held by such stockholder into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates as described below prior to the Heckmann special meeting. If, notwithstanding the stockholder’s vote, the proposed merger is consummated and the stockholder follows the procedures required for conversion, then the stockholder will be entitled to receive a pro rata share of the trust account, including any undistributed interest earned thereon as calculated two business days prior to the consummation of the proposed merger, with interest, but net of deferred underwriting discounts and commissions, income taxes on any interest and interest income of up to $4.5 million released to Heckmann to fund its working capital requirements. The stockholder will not be able to transfer his, her or its shares following the approval of the proposed merger unless the definitive agreement relating to the proposed merger is terminated. A stockholder who exercises his, her or its conversion rights will exchange the shares held by the stockholder for cash and will no longer own those shares of common stock, although the stockholder will still have the right to exercise any warrants he, she or it still holds. If the proposed merger is not consummated then a stockholder’s shares will not be converted into cash and will be returned to the stockholder, even if such stockholder elected to convert.

Heckmann public stockholders must tender their shares to American Stock Transfer & Trust Company, LLC, the transfer agent for Heckmann, prior to the Heckmann special meeting or deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) system. Traditionally, in order to perfect conversion rights in connection with a blank check company’s proposed business combination, a stockholder could simply vote against the proposed business combination and check a box on the proxy card indicating the stockholder was seeking to exercise their conversion rights. After the business combination was approved, the company would contact the stockholder to arrange for the stockholder to deliver his, her or its certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which the stockholder could monitor the price of the stock in the market. If the price rose above the conversion price, the stockholder could sell his, her or its shares in the open market before actually delivering his, her or its shares to the company for cancellation in consideration for the conversion price. Thus, the conversion right, to which the stockholders were aware they needed to commit before the stockholders meeting, become a “put” right surviving past the consummation of the business combination until the converting holder delivered his, her or its certificate. The requirement for physical or electronic delivery by the Heckmann public stockholders prior to the Heckmann special meeting ensures that a converting Heckmann public stockholder’s election to convert is irrevocable once the business combination is approved.

In order to physically deliver stock certificates, the Heckmann public stockholders must comply with the following steps. If the shares are held in street name, a Heckmann public stockholder must instruct his, her or its account executive at his, her or its bank or broker to withdraw the shares from the Heckmann public stockholder’s account and request that a physical certificate be issued in the Heckmann public stockholder’s name. American Stock Transfer & Trust Company will be available to assist with the process. No later than the day prior to the Heckmann special meeting, a Heckmann public stockholder must present a written instruction to American Stock Transfer & Trust Company, LLC that he, she or it wishes to convert his, her or its shares into a pro rata share of the trust account and confirm that the Heckmann public stockholder has held the shares since the record date and will not sell or transfer the shares prior to the closing of the proposed merger. Certificates that have not been tendered in accordance with these procedures by the day prior to the Heckmann special meeting will not be converted into cash. In the event that a Heckmann public stockholder tenders his, her or its shares and decides prior to the Heckmann special meeting that he, she or it does not want to convert his, her or its shares, the Heckmann public stockholder may withdraw his, her or its tender. In the event that a Heckmann public stockholder tenders shares and the proposed merger is not completed, these shares will not be converted into cash and the physical certificates representing the shares will be returned to the Heckmann public stockholder.

Appraisal or Dissenters’ Rights

The holders of Heckmann common stock will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger.

Voting by Heckmann Directors and Executive Officers

On the Heckmann record date, directors and executive officers of Heckmann and their affiliates owned and were entitled to vote 13.5 million shares of Heckmann common stock, or approximately 20.0% of the total voting power of the shares of Heckmann common stock outstanding on that date. These directors and officers have agreed to vote their respective shares of common stock in the same manner as a majority of the shares of common stock voted by the Heckmann public stockholders.

Voting of Proxies

Giving a proxy means that a Heckmann stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Heckmann special meeting in the manner it directs. A Heckmann stockholder may vote by proxy or in person at the meeting. To vote by proxy, a Heckmann stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number 1-800-776-9437 and following the instructions on the proxy card;

•	Via the Internet, by going to the web address http://www.voteproxy.com and following the instructions on the proxy card; or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

You may also cast your vote in person at the Heckmann special meeting.

Heckmann requests that each Heckmann stockholder complete and sign the accompanying proxy and return it to Heckmann as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Heckmann stock represented by it will be voted at the Heckmann special meeting in accordance with the instructions contained on the proxy card. Alternatively, Heckmann stockholders can vote via the Internet or by telephone.

If any proxy is returned without indication as to how to vote, the Heckmann stock represented by the proxy will be considered a vote in favor of each of the proposals considered at the Heckmann special meeting. Unless a Heckmann stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Heckmann special meeting.

A broker or other nominee of a Heckmann stockholder does not have authority to vote on the proposals described in this Proxy Statement without receiving instructions from the beneficial owner as to how the shares are to be voted. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions that your broker or other nominee provides.

Every Heckmann stockholder’s vote is important. Accordingly, each Heckmann stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not it plans to attend the Heckmann special meeting in person.

Revocability of Proxies and Changes to a Heckmann Stockholder’s Vote

A Heckmann stockholder has the power to change its vote at any time before its shares are voted at the Heckmann special meeting by:

•	notifying Heckmann’s Corporate Secretary in writing at 75080 Frank Sinatra Drive, Palm Desert, California 92211 that he, she or it is revoking his, her or its proxy;

•	executing and delivering a later dated proxy card or submitting a later dated vote by telephone or through the internet; or

•	voting in person at the special meeting.

However, if a Heckmann stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from Heckmann stockholders is made on behalf of the Heckmann board of directors. Heckmann will bear the cost and expense of printing and mailing this Proxy Statement and all fees paid to the SEC. Heckmann will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Heckmann officers by mail, telephone, fax, personal interviews or other methods of communication. Heckmann has engaged D.F. King & Co., Inc. to assist Heckmann in the distribution and solicitation of proxies from Heckmann stockholders and will pay D.F. King & Co., Inc. an estimated fee of $15,000 plus out-of-pocket expenses for its services.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

As permitted by law, only one copy of this Proxy Statement is being delivered to Heckmann stockholders residing at the same address, unless the Heckmann stockholders have notified Heckmann of their desire to receive multiple copies of the Proxy Statement. This is known as householding.

Heckmann will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to: Heckmann, Attention: Corporate Secretary, 75080 Frank Sinatra Drive, Palm Desert, California 92211.

Attending the Heckmann Special Meeting

Subject to space availability, all Heckmann stockholders as of the record date, or their duly appointed proxies, may attend the Heckmann special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.

If you are a registered Heckmann stockholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the Heckmann special meeting, please vote your proxy but keep the admission ticket and bring it with you to the Heckmann special meeting.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the Heckmann special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the Heckmann record date.

Proposals to be Considered at the Heckmann Special Meeting

Item 1.	The Charter Amendment Proposal (Item 1 on proxy card)

Heckmann is proposing to amend its existing amended and restated certificate of incorporation to provide that Heckmann will have a perpetual existence. The form of certificate of amendment is attached as Annex H to this Proxy Statement.

Amending the amended and restated certificate of incorporation to provide for Heckmann to have a perpetual existence is necessary to effect the merger. The Charter Amendment Proposal will become effective only in connection with and immediately before the time of completion of the merger. This Proposal 1 is conditioned on the approval of Proposals 2 and 3, and the approval of both of these Proposals is required for completion of the merger.

The Heckmann board of directors recommends a vote FOR the Charter Amendment Proposal (Item 1).

Item 2.	Business Combination Proposal (Item 2 on proxy card)

Heckmann and China Water have entered into an Agreement and Plan of Merger and Reorganization, dated May 19, 2008, as amended, by and among Heckmann, Heckmann Acquisition II Corporation and China Water pursuant to which China Water will merge with and into a newly formed, wholly-owned subsidiary of Heckmann, with the subsidiary surviving and continuing its existence as a wholly-owned subsidiary of Heckmann. As part of the merger, Heckmann and certain existing and former members of China Water’s management as well as certain stockholders that are parties to the undertaking agreement have entered into agreements pursuant to which Heckmann will purchase approximately 33.0 million shares of China Water common stock immediately prior to the effective time of the merger. Heckmann is asking its stockholders to adopt and approve the Agreement and Plan of Merger and Reorganization and approve the merger and related transactions contemplated thereby.

The Business Combination Proposal will become effective only in connection with and immediately before the time of completion of the merger. This Proposal 2 is conditioned on the approval of Proposals 1 and 3, and the approval of both of these Proposals is required for completion of the merger.

The Heckmann board of directors recommends a vote FOR the Business Combination Proposal (Item 2).

Item 3.	Share Issuance Proposal (Item 3 on proxy card)

In connection with the merger, each outstanding share of China Water common stock will be converted into the right to receive (i) for each share of China Water common stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to the terms of the merger agreement, $5.00 in cash; and (ii) for each share of China Water common stock with respect to which an election to receive cash has not been effectively made or has been revoked pursuant to the terms of the merger agreement, the right to receive 0.8 of a share of Heckmann common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.

Heckmann is asking its stockholders to approve the Share Issuance Proposal. The Share Issuance Proposal will become effective only in connection with and immediately before the time of completion of the merger. This Proposal 3 is conditioned on the approval of Proposals 1 and 2, and the approval of both of these Proposals is required for completion of the merger.

The Heckmann board of directors recommends a vote FOR the Share Issuance Proposal (Item 3).

Item 4.	Possible Adjournment or Postponement of the Heckmann Special Meeting (Item 4 on proxy card)

The Heckmann special meeting may be adjourned or postponed to another time or place to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Charter Amendment Proposal, the Business Combination Proposal and/or the Share Issuance Proposal.

The Heckmann board of directors recommends a vote FOR this proposal (Item 4).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the Heckmann special meeting by Heckmann, and Heckmann does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information for the periods indicated is derived from the historical consolidated financial statements of Heckmann, China Water, and Guangzhou Grand Canyon Distilled Water Co. Ltd. (“Grand Canyon”) and gives effect to Heckmann’s acquisition of China Water and China Water’s acquisition of Grand Canyon.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2008 and the year ended December 31, 2007 are based on the historical financial statements of Heckmann, China Water, and Grand Canyon using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information is preliminary and is not necessarily indicative of the combined financial position or results of operations for the periods or dates indicated, or the future results of the combined company.

The pro forma adjustments and allocation of purchase prices are preliminary and are based on Heckmann management’s estimates of the fair value of the assets to be acquired and the liabilities to be assumed. The final purchase price allocations will be completed after asset and liability valuations are finalized. These final valuations will be based on the actual net tangible and intangible assets of China Water that exist as of the effective date of the transaction. Any final adjustments may change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial information presented herein. Amounts preliminarily allocated to and the estimated useful lives of intangible assets with indefinite and definite lives may change significantly, which could result in a material increase or decrease in amortization of definite lived intangible assets.

The unaudited pro forma condensed combined balance sheet is presented as if the transaction had been completed on June 30, 2008 and combines the historical unaudited consolidated balance sheet of Heckmann at June 30, 2008 and the historical unaudited consolidated balance sheet of China Water at June 30, 2008.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2007 and for the six months ended June 30, 2008 are presented as if the China Water and Grand Canyon transactions had been completed on January 1, 2007.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2007 combines the historical consolidated results of Heckmann for the period ended May 29, 2007 (inception) through December 31, 2007, China Water for the year ended December 31, 2007, and Grand Canyon for the year ended December 31, 2007. The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2008 combines the historical consolidated results of Heckmann and China Water for the six months ended June 30, 2008 and the pre-acquisition results for Grand Canyon for the period from January 1, 2008 to June 12, 2008.

Certain reclassifications have been made to conform the China Water historical amounts to the pro forma presentation.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Heckmann for the period May 29, 2007 (inception) through December 31, 2007 and for the six months ended June 30, 2008, for China Water for the year ended December 31, 2007 and for the six months ended June 30, 2008, and for Grand Canyon for the year ended December 31, 2007, all of which are included herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2008

(in thousands)

	Heckmann	China Water	Adjustments to; Heckmann & China Water		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,183	$23,873	$354,583	(a)	$381,639
Accounts receivable, net	—	36,678	—		36,678
Due from related companies	—	3,996	—		3,996
Inventories, net	—	2,701	291	(c)	2,992
Prepaid expenses	65	11,834	—		11,899
Cash and cash equivalents held in trust account	429,065	—	(55,000	)(a)	—
			(19,482	)(a)
			(354,583	)(a)
Deferred tax asset	72	—	—		72
Other current assets	158	1,599	—		1,757

Total current assets	432,543	80,681	(74,191)		439,033
Property, plant and equipment, net	—	10,639	—		10,639
Other assets	725	8	—		733
Deposits	—	25,099	—		25,099
Deferred financing costs	—	5,050	(5,050	)(f)	—
Investment in unconsolidated equity investee	—	30,922	41,078	(d)	72,000
Intangibles, net	—	14,889	46,739	(e)	46,739
			(14,889	)(e)
Goodwill	—	15,982	384,719	(b)	384,719
			(15,982	)(e)

Total assets	$433,268	$183,270	$362,424		$978,962

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$4,384	—		$4,384
Deferred revenues	—	3,246	—		3,246
Accrued expenses	283	5,803	—		6,086
Acquisition consideration payable	—	1,060	—		1,060
Debt, current portion	—	32	—		32
Income tax payable	—	8,698	—		8,698
Due to related company	—	334	—		334
Deferred underwriting fees	19,482	—	(19,482	)(a)	—

Total current liabilities	19,765	23,557	(19,482)		23,840
Deferred income taxes			18,695	(f)	18,695
Convertible notes payable, net of discount of $37,651	—	12,349	(12,349	)(g)	—
Long-term portion of acquisition consideration payable	—	1,910	—		1,910
Long-term debt, less current portion	—	114	—		114

Total Liabilities	19,765	37,930	(13,136)		44,559

Minority interests		3,213			3,213
Commitments and Contingencies:
Common stock, subject to possible redemption, 16,235,039 shares at $7.91 per share	128,419	—	(128,419	)(h)	—
Deferred interest income attributable to common stock subject to possible redemption (net of taxes of $121,324)	177	—	(177	)(h)	—
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—	—		—
Common stock, $0.001 par value	68	95	(95	)(h)	131
			63	(h)
Additional paid-in capital	280,175	190,077	(190,077	)(h)	926,395
			517,624	(h)
			128,419	(h)
			177	(h)
Retained earnings	4,664	(52,365)	52,365	(h)	4,664
Accumulated other comprehensive income	—	4,320	(4,320	)(h)	—

Total stockholders’ equity	284,907	142,127	504,156		931,190

Total liabilities and stockholders’ equity	$433,268	$183,270	$362,424		$978,962

See accompanying notes to financial statements

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents estimated sources and use of funds as follows (dollars in thousands):

Sources of funds:
Transfer of cash and cash equivalents held in trust upon completion of the merger	$429,065

Total sources	$429,065

Use of funds:
Purchase of China Water—Cash paid of $1.36 for 32,998 shares of China Water common stock (1)	$45,000
Payment of deferred underwriting fees upon completion of the merger	19,482
Estimated direct transaction fees and expenses	10,000

Total uses	74,482

Net increase in historical cash (2)	$354,583

(1)	Pursuant to recent amendments to the majority stockholder written consent and undertaking agreements and related documents, Heckmann is purchasing approximately 33.0 million shares of China Water common stock immediately prior to the effective time of the merger for aggregate cash proceeds of $45.0 million.

(2)	If the adjusted net income of Heckmann for its fiscal year ending December 31, 2009 exceeds $90 million Heckmann will be obligated to make contingent payments of $145.5 million. If Heckmann meets the conditions that would allow it to make such payments through the issuance of stock, then Heckmann would incur a significant cash obligation.

(b)	Total estimated consideration as shown in the table below is allocated to China Water’s tangible and intangible assets and liabilities based on their estimated fair values as of the effective date of the transaction. The preliminary estimated consideration is allocated as follows (dollars in thousands):

Calculation of consideration:
Common stock issued for acquisition of China Water (1)(3)		$517,687
Cash paid for acquisition of China Water (2)(3)		45,000
Estimated direct transaction fees and expenses		10,000

Total consideration		572,687

Preliminary allocation of consideration:
Inventories (see note c)	$291
Investment in unconsolidated equity investee (d)	41,078
Intangible assets (see note e)	15,868
Deferred debt issue costs (see note f)	(5,050)
Deferred income taxes (see note g)	(18,695)
Conversion of 5% convertible notes (see note h)	12,349
China Water net tangible assets (see note i)	142,127

Preliminary fair value of net assets		187,968

Goodwill		$384,719

(1)	Represents the value of the approximately 62.7 million shares of Heckmann common stock to be issued to China Water stockholders at an assumed price of $8.25 per share, which was calculated using the average of the closing stock price of a share of Heckmann common stock during the two days before the date of the amendments to the majority stockholder written consent and undertaking agreements.

(2)	Represents cash consideration of $1.36 per share of China Water common stock-based on approximately 33.0 million shares of China Water common stock.
(3)	Should the holders of approximately 8.3 million shares of China Water common stock who have not made an election elect to receive $5.00 cash for all of such shares, the total stock consideration would decrease by $68.5 million and the total cash consideration would increase by $41.5 million, for an overall decrease in the total consideration from $562.7 million to $535.7 million.
(c)	Represents the estimated purchase accounting adjustment of $0.3 million to capitalize manufacturer’s profit in inventory. This preliminary estimate is part of the initial assessment of the fair value of assets to be acquired and liabilities to be assumed.
(d)	Represents the increase to value the equity investment in a publicly traded security at available quoted market price of $2.00 per share.
(e)	The pro forma adjustment includes allocations to trade names, customer and distributor relationships, and supply contracts with lives ranging from 10-15 years and the elimination of China Water’s historical intangible assets and goodwill. This adjustment is preliminary and may differ materially based on final valuations.
(f)	Represents the decrease in deferred financing costs of $5.1 million related to the conversion of China Water’s historical secured convertible notes upon completion of the merger.
(g)	Represents adjustments to deferred income tax liabilities related to identifiable intangibles that are estimated as part of the merger.
(h)	Represents the conversion by holders of China Water’s secured convertible notes due January 29, 2011 into China Water common stock concurrent with the execution of the merger and in accordance with the Conversion Agreement and the corresponding elimination of the residual discount on the convertible notes payable of $38 million.
(i)	Represents adjustments to reflect the elimination of the historical equity of China Water totaling $142.1 million, the issuance of $517.6 million of new Heckmann equity and the reclassification of approximately $128.6 million of Heckmann common stock previously subject to redemption. This reclassification assumes Heckmann stockholders unanimously vote to approve the transaction and no Heckmann common stockholders elect to redeem their shares. At the time Heckmann seeks stockholder approval of any business combination, each public stockholder will have its shares of common stock converted to cash if the stockholder votes against the business combination and follows the other applicable procedures and the business combination is approved and completed. The actual per-share redemption price to be paid for each share so converted will be equal to the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income taxes on such interest, and net of interest income of up to $4.5 million previously released to Heckmann to fund its working capital requirements (subject to the tax holdback and calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in Heckmann’s initial public offering. The $7.91 per share redemption value was determined by dividing 29.99% of the net proceeds of the initial public offering ($428,071,040) by 29.99% of the units sold in the initial public offering (54,116,800) less one share.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the twelve months ended December 31, 2007

(in thousands, except share and per share data)

	May 29, 2007 (inception) through Dec 31, 2007 Heckmann	Twelve months ended Dec 31, 2007 China Water	Twelve months ended Dec 31, 2007 Grand Canyon	Adjustments		Pro Forma Combined (a)
Revenue	$—	$56,773	$18,990	$—		$75,763
Cost of goods sold	—	37,342	12,200	—		49,542

Gross profit	—	19,431	6,790	—		26,221
Operating expenses:
Selling and marketing expenses	—	1,396	1,470	3,743	(b)	6,609
General and administrative costs	169	56,512	570	(155	)(c)	1,126
				(55,970	)(d)

Total operating expenses	169	57,908	2,040	(52,382)		7,735

Income / (loss) from operations	(169)	(38,477)	4,750	52,382		18,486

Other income / (expense)	—	541	10			551
Interest income	2,490	—	—	—		2,490
Interest expense	(4)	—	—	—		(4)
Income from equity investment	—	1,797	—	—		1,797

Income / (loss) before taxes and minority interests	2,317	(36,139)	4,760	52,382		23,320
Provision for income taxes	1,171	307	829	(1,435	)(f)	872
Minority interest, net of tax	—	(76)	(1,297)	—		(1,373)

Net income / (loss)	$1,146	$(36,522)	$2,634	$53,817		$21,075

Net income per share
Basic	$0.05					$0.24
Diluted	$0.05					$0.21
Weighted average shares outstanding
Basic	25,305,415			62,749,928	(g)	88,055,343
Diluted	25,305,415			73,227,620	(h)	98,533,035

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(in thousands, except share and per share data)

	For the six months ended June 30, 2008		For the pre acquisition period Jan 1 - June 12, 2008 Grand Canyon	Adjustments		Pro Forma Combined (a)
	Heckmann	China Water
Revenue	$—	$47,943	$11,529	$—		$59,472
Cost of goods sold	—	29,748	7,519	—		37,267

Gross profit	—	18,195	4,010	—		22,205
Operating expenses:
Selling and marketing expenses	—	830	558	1,872	(b)	3,260
General and administrative costs	788	31,551	337	(159	)(c)	4,532
				(27,985	)(d)

Total operating expenses	788	32,381	895	(26,272)		7,792

Income / (loss) from operations	(788)	(14,186)	3,115	26,272		14,413

Other income / (expense)	—	232	9			241
Interest income	6,847	—	—	—		6,847
Interest expense	—	(8,716)	—	8,679	(e)	(37)
Income from equity investment	—	3,698	—	—		3,698

Income / (loss) before taxes and minority interests	6,059	(18,972)	3,124	34,951		25,162
Provision for income taxes	2,365	2,310	452	247	(f)	5,374
Minority interest, net of tax	—	(726)	(882)	—		(1,608)

Net income / (loss)	$3,694	$(22,008)	$1,790	$34,704		$18,180

Net income per share
Basic	$0.06	$—		$—		$0.14
Diluted	$0.06	$—		$—		$0.13
Weighted average shares outstanding
Basic	67,646,800			62,749,928	(g)	130,396,728
Diluted	67,646,800			76,994,661	(h)	144,641,461

Notes to Unaudited Pro Forma Condensed Combined Statements of Income

(a)	The pro forma condensed combined statements of income do not reflect the $0.3 million non-recurring charge to cost of goods sold that will be incurred as the capitalized manufacturer’s profit in inventory under purchase accounting is recorded as those inventories are sold following the close of the merger.

(b)	Represents a pro forma adjustment to reflect incremental amortization resulting from fair value adjustments to amortizable intangible assets. The amount of this adjustment and the assumptions regarding useful lives are preliminary. The actual adjustment may differ materially and will be based on final valuations and final determinations of useful lives (dollars in millions):

	Fair value	Useful life in years	Six months ended June 30, 2008	Year ended December 31, 2007
Intangibles amortization:
Customer and distributor relationships	$27.8	12	$1.2	$2.3
Trade name	4.9	10	0.3	0.5
Supply contracts	14.1	15	0.4	0.9

Total amortization			$1.9	$3.7

(c)	Represents the elimination of amortization expense relating to historical intangible assets.

(d)	Represents the elimination of an accrual for stock-based compensation relative to the make good escrow agreement. Pursuant to the release agreement, these expenses will terminate upon the consummation of the merger, as more fully discussed under “Related Agreements—Release Agreement.”

(e)	Represents the elimination of amortization of deferred financing costs, interest expense and discount amortization relating to China Water’s secured convertible notes.

(f)	Represents the pro forma effect at a statutory rate of 40% without applying an income tax benefit to the stock-based compensation or convertible note discount amortization.

(g)	Represents the 62,749,928 shares of Heckmann common stock to be issued in connection with the merger.

(h)	Represents the 62,749,928 shares of Heckmann common stock to be issued in connection with the merger and the issuance of 10,477,692 and 14,244,733 shares, calculated under the treasury method at December 31, 2007 and June 30, 2008, respectively, as a result of the assumed exercise of warrants to purchase Heckmann common stock.

HECKMANN DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

Upon consummation of the merger, the board of directors and executive officers of Heckmann will be as follows:

Name	Age	Position
Richard J. Heckmann	64	Chief Executive Officer and Chairman of the Board
Xu Hong Bin(1)	43	Director—Nominee
Lou L. Holtz	71	Director
Alfred E. Osborne, Jr.	63	Director
Dan Quayle	61	Director
Timothy L. Traff(1)	50	Director—Nominee
Andrew D. Seidel(1)	46	Director—Nominee
Donald G. Ezzell	45	Vice President, General Counsel and Secretary

(1)	Messrs. Xu, Traff and Seidel will be appointed to the Heckmann board of directors effective as of and contingent upon the completion of the merger. In addition, under the terms of the merger agreement, Heckmann will appoint one additional director to be designated by China Water and acceptable to Heckmann, which appointment will be effective as of and contingent upon completion of the merger.

Richard J. Heckmann, Chief Executive Officer, Chairman of the Board

Mr. Heckmann previously served as Chief Executive Officer and Chairman of the board of directors of K2 Inc., or K2, a manufacturer of sporting goods equipment, until his retirement from K2 on August 8, 2007. K2 was acquired by Jarden Corporation on August 8, 2007, and Mr. Heckmann joined the board of directors of Jarden Corporation. During his tenure as Chairman and Chief Executive Officer of K2 beginning in November 2002, K2 (which was in workout status at that time) more than doubled revenues, which grew from approximately $582 million for the year ended December 31, 2002 to approximately $1.4 billion for the year ended December 31, 2006 and tripled net income which grew from approximately $12.1 million for the year ended December 31, 2002 to approximately $37.7 million for the year ended December 31, 2006. Prior to his involvement in K2, Mr. Heckmann founded United States Filter Corporation in 1990 and was its Chief Executive Officer. Through a series of acquisitions, United States Filter Corporation grew from annualized revenues of approximately $17 million in 1990 to over $5.0 billion in 1999, when it was acquired by Vivendi S.A. of Paris, France in March 1999 for approximately $8.2 billion, including the assumption of approximately $1.8 billion of debt. Mr. Heckmann has extensive experience with business acquisitions. While he was with United States Filter Corporation, it consummated over 150 acquisitions, ranging up to $1.7 billion in value. Mr. Heckmann was directly involved in locating targets and conducting business diligence with respect to a significant number of United States Filter Corporation’s and K2’s acquisitions. During Mr. Heckmann’s tenure at K2, K2 consummated over 20 acquisitions, the largest of which was valued at $150 million. Mr. Heckmann is also part owner of the National Basketball Association Phoenix Suns franchise.

In 1971, Mr. Heckmann founded and became Chairman of the Board of Tower Scientific Corporation, which grew into the largest manufacturer of custom prosthetic devices in the United States. In 1977, Tower Scientific was acquired by the Hexcel Corporation. Mr. Heckmann is also a founding stockholder of Callaway Golf, Inc.

Mr. Heckmann was appointed associate administrator for finance and investment of the Small Business Administration in Washington, D.C., from 1978 to 1979, where he was responsible for small business lending and venture capital investments made by the United States government. He served as a director of MPS Group, Inc. from April 2003 through March 2004, Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from

January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. In 2003, Mr. Heckmann was appointed to a special governance committee of the New York Stock Exchange, the Corporate Accountability and Listing Standards Committee. He also served as chairman of the Listed Company Advisory Committee of the New York Stock Exchange from 2001 to 2003.

Mr. Heckmann has an agreement with K2 that prohibits him from competing with K2 for a period of three years from August 8, 2007 and prohibits him from soliciting K2’s employees or the business of any of its customers, suppliers or distributors for a period of four years from August 8, 2007. K2’s product lines consist primarily of skiing, baseball, fishing, flotation device, skateboard and paintball products. Although Mr. Heckmann’s non-competition obligation prevents Heckmann from acquiring a target company that competes in any of these product lines, Heckmann does not expect that Mr. Heckmann’s non-competition obligation will have a material impact on its ability to find and consummate business combinations following the merger, nor does Heckmann expect Mr. Heckmann’s non-solicitation obligation to have a material impact on the combined companies.

Xu Hong Bin, Director-Nominee

Mr. Xu has served as a director and as president of China Water since June 2007. Mr. Xu has over ten years of experience in bottled water and bottled beverage marketing, plant operation, setup and management, and has extensive experience in and strong business connections with the water and water resource industry in China. Mr. Xu founded and served as Chief Executive Officer of the Taoda Group, the predecessor of China Water, from December 1995 to June 2007. Prior to that, Mr. Xu served as a government official managing water resources in Qinghai Province from 1984 to 1990 and was the general manager of a transportation company from 1990 to 1995. Mr. Xu graduated from the Water Resource Institute of Qinghai Province in China in 1984.

Lou L. Holtz, Director

Mr. Holtz became a college football television analyst for ESPN in September 2005 after his retirement as the head football coach of the University of South Carolina in November 2004. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at North Carolina State University from 1972 to 1975 and three seasons at William and Mary from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of The Fighting Spirit.

Alfred E. Osborne, Jr., Director

Dr. Osborne is the Senior Associate Dean at the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor since 1972 and has served the school in various capacities over the years. Currently, he also serves as the faculty director of the Harold Price Center for Entrepreneurial Studies at UCLA, a position he has held since July 2003. Dr. Osborne is a member of the board of directors of Kaiser Aluminum, Inc., a fabricated aluminum products manufacturing company, EMAK Worldwide, Inc., a marketing services company, and Wedbush, Inc., a financial services and investment firm. Dr. Osborne also serves as a director of First Pacific Advisors’ Capital, Crescent and New Income Funds.

Dan Quayle, Director

Mr. Quayle served as a congressman, senator and the 44th Vice President of the United States. During his tenure as Vice President, President George H.W. Bush named Mr. Quayle head of the Council of Competitiveness, which worked to ensure America’s international competitiveness in the 21st century. He has made official visits to numerous countries and was chairman of the National Space Council.

Since leaving public office, Mr. Quayle has authored three books, including Standing Firm, A Vice-Presidential Memoir. He established and sold an insurance business in Indiana. For two years he was a distinguished visiting professor of international studies at Thunderbird, The American Graduate School of International Management.

Mr. Quayle joined Cerberus in 1999, and currently serves as chairman of Cerberus Global Investments. Cerberus is one of the world’s leading private investment firms, with over $27 billion in committed capital and offices in New York, Chicago, Los Angeles, Atlanta, London, Baarn (The Netherlands), Frankfurt, Osaka and Tokyo. As chairman of Cerberus Global Investments, Mr. Quayle has been actively involved in new business sourcing and marketing for Cerberus in North America, Asia and Europe. Mr. Quayle is currently a director of Aozora Bank, Tokyo, Japan.

Timothy L. Traff, Director-Nominee

Mr. Traff is the Managing Partner of Desert Springs Investments (DSI) in Minneapolis, Minnesota, a position he has held since 1999. DSI consults with high net worth individuals, families, and corporations with responsibility for investment management decisions and strategic asset allocations. Prior to his involvement with DSI, from 1990 to 1999, Mr. Traff served as a co-founder, board member, and executive vice president for corporate development at United States Filter Corporation. Mr. Traff was directly involved in all aspects of U.S. Filter’s funding and growth and he provided operational leadership in many roles including management, finance, administration, acquisitions, strategic planning, implementation, and integration. Mr. Traff received his Bachelor’s degree of General Studies in 1982 from the University of Minnesota.

Andrew D. Seidel, Director-Nominee

Mr. Seidel is the Chief Executive Officer of Underground Solutions, Inc., a position he has held since 2006, after leading the investor group that purchased a majority of the company in late 2005. Underground Solutions, Inc., is a water infrastructure and pipeline company located in Poway, California. From 2000 to 2005, Mr. Seidel served as the Chief Executive Officer of United States Filter Corporation, then a wholly-owned subsidiary of Veolia Environment (NYSE: VE), until its sale to Siemens, AG. From 1991 to 1999, Mr. Seidel served as Chief Operating Officer for the Water & Wastewater Group of U.S. Filter. From 1990 to 1991, he was a senior consultant with Deloitte & Touche Management Consulting and from 1984 to 1989, he held various positions of increasing responsibility within the rocket motor engineering and specialty chemical divisions of Hercules, Inc. Mr. Seidel currently serves as an Advisory Council Member of VantagePoint Venture Partners, one of the largest clean technology funds in the world. Mr. Seidel has also served as a Director of Aqua America (NYSE:WTR), United States Filter Corporation (NYSE:USF) and National Waterworks, a Thomas Lee/JP Morgan water infrastructure business that was sold to the Home Depot in 2006. Mr. Seidel received his BSE in Chemical Engineering from the University of Pennsylvania in 1984, and his MBA from The Wharton School, University of Pennsylvania, in 1990.

Donald G. Ezzell, Vice President, General Counsel and Secretary

Mr. Ezzell joined Heckmann in 2007 and serves as its Vice President, General Counsel, and Secretary. Since 2000, Mr. Ezzell has concurrently served as the President of Owl Creek Investments, Ltd., a private holding company for oil and gas exploration and operating entities based in Houston, Texas, and as a founder and director of The General Counsel Group, P.C., a business law firm with offices in Los Angeles, California and Houston, Texas. From 1998 to 2000, Mr. Ezzell served as Chief Operating Officer and General Counsel to Geoworks Corporation, a publicly listed Nasdaq company in Alameda, California. Prior to that, Mr. Ezzell was in private practice as a corporate attorney with the national law firms of Arter & Hadden LLP and Thelen Reid & Priest, LLP. Mr. Ezzell received a Bachelor’s of Arts degree from UCLA in 1985 and a Juris Doctorate from Hastings College of the Law, University of California, San Francisco, in 1989.

Number and Terms of Office of Director

The members of the Heckmann board of directors are classified into three classes, with each class serving a three-year term and until the successors of each such class have been elected and qualified. The members of each class upon consummation of the merger are set forth below:

•	Class I: Mr. Holtz and Mr. Traff and an additional China Water nominee (term expires 2008);

•	Class II: Mr. Quayle and Mr. Seidel (term expires 2009); and

•	Class III: Mr. Heckmann, Dr. Osborne and Mr. Xu (term expires 2010).

Voting Arrangements

Pursuant to the agreement and plan of merger and reorganization, upon consummation of the merger, Mr. Xu will be appointed to fill a vacancy on Heckmann’s board of directors. In addition, China Water’s board of directors has the right to nominate one additional person to serve as a member of Heckmann’s board of directors, which nominee must be acceptable to Heckmann’s nominating and corporate governance committee.

The existing Heckmann stockholders have not agreed to vote their shares in favor of the re-election of any member of Heckmann’s board of directors.

Family Relationships

There are no family relationships among any of the Heckmann directors and executive officers.

Director Independence

Heckmann’s board of directors has determined that Messrs. Holtz, Quayle, and Dr. Osborne are, and that Messrs. Traff and Seidel will be, “independent directors” as defined in Rule 10A-3 of the Exchange Act and the rules of the New York Stock Exchange. In general, an “independent director” is a person other than an officer or employee of Heckmann or any other individual having a relationship, which, in the opinion of Heckmann’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The independent directors will have regularly scheduled meetings at which only independent directors will be present. Heckmann’s board of directors has determined that Messrs. Heckmann and Xu are not independent.

Audit Committee

Heckmann has established an audit committee of the board of directors which presently consists of Dr. Osborne, as Chairman, Mr. Heckmann and Mr. Quayle. The Heckmann board of directors has determined that each of Dr. Osborne and Mr. Quayle are independent, and that Mr. Heckmann is not independent. On or before November 16, 2008, the audit committee must consist of three independent directors. After the merger, director nominees Traff and Seidel will join the audit committee in place of Messrs. Heckmann and Quayle. The audit committee’s duties, which are specified in its Audit Committee Charter, include, but are not limited to:

•	serving as an independent and objective party to monitor the financial reporting process, audits of financial statements and internal control system;

•	reviewing and appraising the audit efforts of the independent registered public accounting firm retained by Heckmann and the Heckmann internal finance department;

•

providing an open avenue of communications among the independent registered public accounting firm retained by Heckmann, Heckmann financial and senior management, the Heckmann internal finance department, and the Heckmann board of directors;

•	overseeing compliance with the related party transactions policy adopted by the Heckmann board of directors; and

•	reviewing and approving director expense reimbursement claims.

Financial Experts on Audit Committee

The audit committee complies with the independence requirements of Rule 10A-3 of the Exchange Act and the rules of the New York Stock Exchange and is comprised of members who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Heckmann board of directors believes that Dr. Osborne satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under the SEC’s rules and regulations.

Compensation Committee

Heckmann has established a compensation committee of its board of directors, which consists of Mr. Quayle, as Chairman, Mr. Holtz, and Dr. Osborne, all of whom have been determined by the Heckmann board of directors to be independent directors. The compensation committee oversees Heckmann’s compensation and employee benefit plans and practices, including its executive compensation plans, and its incentive-compensation and equity-based plans. It also reviews and discusses with management the compensation discussion and analysis to be included in Heckmann’s annual proxy statement or annual report on Form 10-K filed with the SEC, and it prepares the compensation committee report as required by the rules of the SEC.

Compensation Committee Interlocks and Insider Participation

None of the members of Heckmann’s compensation committee is a current or former officer or employee of Heckmann. During 2007, none of Heckmann’s executive officers served as a member of the board of directors or of the compensation committee of any entity that has one or more executive officers who served on Heckmann’s board of directors or Heckmann’s compensation committee.

Nominating and Governance Committee

Heckmann has established a nominating and governance committee of its board of directors, which presently consists of Mr. Quayle, as Chairman, Mr. Holtz and Dr. Osborne, all of whom have been determined by the Heckmann board of directors to be independent directors. The nominating and governance committee is responsible for overseeing the selection of persons to be nominated to serve on the Heckmann board of directors. The nominating and governance committee considers persons identified by its members, management, stockholders, investment bankers and others. The nominating and governance committee also advises the board with respect to its composition, procedures and committees, and it serves to develop and recommend to the board a set of corporate governance principles applicable to Heckmann, and oversees the evaluation of the board and Heckmann’s management.

Code of Ethics

Heckmann has adopted a code of ethics that applies to directors, officers and employees that complies with the rules and regulations of the New York Stock Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Act of 1934, Heckmann’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and Heckmann. Specific due dates for those reports have been established, and Heckmann is required to report herein any failure to file such reports by those due dates. Based on its review of Forms 3, 4 and 5 filed by its directors and executive officers, Heckmann believes that during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to such persons were made in a timely manner.

Stockholder Nominations

Since the last annual report filed by Heckmann, there has been no change to the procedures by which Heckmann stockholders may recommend nominees to the Heckmann board of directors.

Conflicts of Interest

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, Heckmann’s Chief Executive Officer and each of its directors has agreed, until the earliest of the initial business combination, the liquidation of Heckmann or such time as he ceases to be an officer or director, to present to Heckmann for its consideration, prior to presentation to any other entity, any business opportunity with a fair market value of $200 million, subject to any pre-existing fiduciary or contractual obligations the individual might have. Mr. Heckmann, as Chief Executive Officer, will determine whether Heckmann should pursue any potential transaction presented to Heckmann. Heckmann has also agreed not to consummate a business combination with an entity with which its officers and directors are affiliated. Furthermore, neither Heckmann Acquisition, LLC, nor any of Heckmann’s directors, nor any entity with which they are affiliated, will be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Heckmann will not enter into a business combination with any of its officers, directors, any of their affiliates or any portfolio company of any of their affiliates.

Heckmann officers and directors may have the following conflicts of interest:

•

Heckmann directors currently are, and may in the future become, affiliated with entities, including other blank check companies, engaged in business activities similar to those Heckmann intends to conduct.

•

Although Mr. Heckmann has expressed his full time commitment to Heckmann’s success, he is not required to devote any specific number of hours to Heckmann’s affairs and accordingly, may have conflicts of interest in allocating his time among various business activities.

•

In the event Heckmann dissolves and liquidates because it fails to complete a business combination, the shares and warrants owned by the Heckmann founders will be worthless, resulting in potentially significant losses to them. The desire by the Heckmann founders to avoid rendering their securities worthless may result in a conflict of interest when they determine whether the terms, conditions and timing of a particular business combination are appropriate and in the best interests of the Heckmann stockholders, and the conflict of interest will increase as November 16, 2009 approaches and Heckmann has not consummated a business combination.

•	Certain of the Heckmann officers and directors may enter into consulting or employment agreements with Heckmann as part of a business combination, pursuant to which they may be entitled to compensation for their services which may influence their motivation in identifying and selecting a target acquisition, and timely completing a business combination.

•

Heckmann’s directors may have a conflict of interest with respect to evaluating a particular business combination, if the retention or resignation of any such directors were included by a target business as a condition to any agreement with respect to a business combination.

•	Certain of Heckmann’s directors have purchased shares of common stock in the open market, and they are entitled to vote these shares as they choose on a proposal to approve a business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of their multiple business affiliations, Heckmann’s directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of the Heckmann directors (including Mr. Heckmann), have signed letter agreements with Heckmann pursuant to which they have agreed, until the earliest of an initial business combination, the liquidation of Heckmann or such time as he ceases to be a director of Heckmann, to present to Heckmann for its consideration, prior to presentation to any other entity, any business opportunity with a fair market value of $200 million or more, subject to certain pre-existing fiduciary or contractual obligations he might have. The following table lists Heckmann’s current directors, their affiliated entities with which a conflict of interest is reasonably likely and the priority for or against Heckmann reflected in the agreements.

Director	Affiliated Entities	Priority
Richard J. Heckmann	Jarden Corporation	Mr. Heckmann will first present any business opportunity with a fair market value of $200 million or more to Heckmann, subject only to Mr. Heckmann’s contractual obligation not to compete with K2, Inc., a subsidiary of Jarden Corporation.

Alfred E. Osborne, Jr.	Kaiser Aluminum, Inc., EMAK Worldwide, Inc., Wedbush, Inc.	Dr. Osborne may be required to present any business opportunity with a fair market value of $200 million or more to his other affiliated entities before presenting such opportunity to Heckmann.

Dan Quayle	Cerberus Global Investments	Mr. Quayle may be required to present any business opportunity with a fair market value of $200 million or more to Cerberus Global Investments before presenting such opportunity to Heckmann.

Messrs. Osborne and Quayle may be required to present business opportunities to their affiliated entities if the business opportunity is within the line of business of their affiliated entities. For a description of the lines of business of Messrs. Osborne and Quayle’s affiliated entities, see “Directors and Executive Officers.”

Heckmann’s board of directors will be responsible for enforcing the letter agreements, and does not intend to grant waivers to the terms and conditions of the letter agreements.

In connection with the vote required for Heckmann’s initial business combination, all of Heckmann’s founders have agreed to vote their respective shares of common stock in the same manner as a majority of the outstanding shares held by the Heckmann public stockholders. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to their founders’ shares. Any common stock acquired by the founders after Heckmann’s initial public offering will be considered part of the holdings of the Heckmann public stockholders. These founders will have the same rights as other public stockholders with respect to such shares, including voting rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

In order to reduce the potential for actual or apparent conflicts, Heckmann will not acquire or invest in any company that is an affiliate of an entity with which a member of its board of directors or management is affiliated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On June 21, 2007, Heckmann issued 14,375,000 units to its founders (13,500,000 net of redemption) for an aggregate purchase price of $71,875 in cash, or $0.005 per unit. Of this total, 13,152,746 founders’ units are held by Heckmann Acquisition, LLC, an entity that is owned by Mr. Heckmann, 188,628 founders’ units are held by Mr. Holtz and 94,122 founders’ units are held by each of Dr. Osborne and Mr. Quayle.

Immediately prior to the consummation of its initial public offering, Heckmann privately sold warrants to purchase 7,000,000 shares of common stock at a price of $1.00 per warrant, for an aggregate purchase price of $7,000,000, to its founders. It sold 5,000,000 of these warrants to Heckmann Acquisition, LLC, an entity that is owned by Mr. Heckmann. In addition, it privately sold a total of 2,000,000 warrants to its directors other than Mr. Heckmann. The proceeds received from the sale of these warrants were placed in the trust account for the benefit of the public stockholders. These warrants are identical to the warrants sold in its initial public offering, except that the warrants held by the founders will not be redeemable by Heckmann so long as they are held by a founder or a founder’s permitted transferee. In addition, the founders have agreed not to transfer, assign or sell any of their warrants or underlying shares (subject to certain limited exceptions for estate planning purposes) until the 90th day following the consummation of a business combination, such as the acquisition of China Water. The founders have agreed not to transfer, assign or sell any of these securities until one year after Heckmann consummates a business combination, except that the 7,000,000 warrants may be transferred after the 90th day following the consummation of a business combination. The founders have also agreed to waive their right to receive distributions upon Heckmann’s dissolution and liquidation prior to a business combination with respect to their founders’ shares.

The holder of these securities have registration rights pursuant to an agreement with Heckmann. The holder of these securities will be entitled to make up to two demands that Heckmann register these shares and can elect to exercise these registration rights at any time commencing three months prior to the date on which the lock-up period for their securities expires, provided that any registration statement will not become effective before the applicable lock-up periods for these securities expires. In addition, the holder of these securities have “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which the lock-up period for these securities expires. Heckmann will bear the expenses incurred in connection with the filing of any such registration statements other than underwriting commissions incurred by the holders.

Commencing in November 2007, Heckmann has paid Mr. Heckmann a monthly fee of $10,000 for certain administrative services, including office space, utilities and secretarial support. This arrangement is solely for Heckmann’s benefit and is not intended to provide Mr. Heckmann with compensation in lieu of a salary.

Heckmann reimburses its directors, officers and managers, subject to approval of the audit committee, for any reasonable out-of-pocket expenses incurred by them in connection with activities on Heckmann’s behalf, such as identifying and investigating possible target acquisitions and business combinations. There is no limit on the amount of these out-of-pocket expenses reimbursable by Heckmann, which will be reviewed only by the audit committee or a court of competent jurisdiction if such reimbursement is challenged. Through June 30, 2008, Heckmann had reimbursed its officers and managers for $233,432 in out-of-pocket expenses and no out-of-pocket expenses have been incurred by directors of Heckmann other than Mr. Heckmann.

Other than the $10,000 administrative fee payable to Mr. Heckmann and reimbursable out-of-pocket expenses payable to Heckmann’s officers and directors, no compensation or fees of any kind, including finder’s and consulting fees, have been or will be paid to any of the founders, or to any of their respective affiliates or family members for services rendered to Heckmann prior to or with respect to its initial business combination; however, to the extent that such out-of-pocket expenses exceed Heckmann’s available funds outside of the trust account, such out-of-pocket expenses will not be reimbursed unless Heckmann completes a business combination.

Mr. Heckmann loaned $258,300 to fund a portion of the expenses Heckmann owed to third parties. The loan and accrued interest on the loan (at a rate of 3.60% per year) was fully repaid on November 16, 2007.

Heckmann’s officers and directors, including Mr. Xu who will become an officer and director of Heckmann upon the completion of the merger, have interests in the merger based on their stock and warrant holdings in Heckmann, or China Water. Please see page 66 “Interests of Heckmann’s Management in the Merger” and page 67 “Interests of China Water’s Management in the Merger” for a discussion of the interests of the Heckmann officers and directors, including Mr. Xu, that may be in addition to or different from the interests of the Heckmann and/or China Water stockholders generally.

All ongoing and future transactions between Heckmann and any of its officers and directors and their respective affiliates will be on terms believed by Heckmann to be no less favorable than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Heckmann’s disinterested “independent” directors or the members of the board who do not have an interest in the transaction, in either case who had access, at Heckmann’s expense, to Heckmann’s attorneys or independent legal counsel. Heckmann will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to Heckmann than those that would be available to Heckmann with respect to such a transaction from unaffiliated third parties. Heckmann will not enter into a business combination or invest alongside any of its directors, officers, any affiliate of Heckmann or of any of its directors or officers or a portfolio company of any affiliate of Heckmann’s directors or officers.

EXECUTIVE COMPENSATION

Heckmann

No executive officer has received any cash compensation for services rendered to Heckmann. Heckmann is paying Mr. Heckmann a fee of $10,000 per month for providing administrative services, but only until the consummation of the proposed merger. Other than the fee payable to Mr. Heckmann, no compensation of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of Heckmann’s directors, founders, officers or managers, prior to or in connection with a business combination. However, such individuals and entities are being reimbursed for any out-of-pocket expenses incurred in connection with activities on Heckmann’s behalf such as identifying potential target acquisitions and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than the audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Heckmann will generally not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement.

Even though Heckmann believes that its success depends on the continued service of Mr. Heckmann, Heckmann has not entered into an employment agreement with Mr. Heckmann, nor has it obtained “key man” life insurance. Accordingly, Heckmann cannot be sure that Mr. Heckmann will remain with it for the immediate or foreseeable future. In conjunction with the merger, Heckmann may seek to enter into employment agreements with certain of its officers which would provide for cash and/or equity compensation for services to be rendered to Heckmann following the merger. In addition, under the terms of the merger agreement, Heckmann will enter into employment and non-compete agreements with Mr. Xu, who is also critical to the success of the combined company, to be effective upon the closing.

The merger agreement provides that upon the closing of the merger, China Water shall have adopted a bonus plan for Mr. Xu and other officers of China Water (who have not yet been identified or selected) consisting of a $15.0 million bonus pool that will be payable if China Water achieves $90 million in adjusted net income for the fiscal year ending December 31, 2009, as adjusted for certain expenses, including the contingent payments payable under the conversion and release agreements.

China Water

Mr. Xu, president and director of China Water and a nominee as a Heckmann director upon completion of the merger, has not received any cash compensation for services rendered to China Water as an officer or director for the fiscal years ended December 31, 2005, 2006 and 2007. However, China Water reimburses its directors for expenses incurred by them in connection with attending China Water’s board of directors’ meetings.

The following table includes information concerning compensation for the year ended December 31, 2007 for Mr. Xu.

2007 Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Xu Hong Bin	2007	—	—	$56,000,000	—	$56,000,000
President and Director	2006	—	—	—	—	—
	2005	—	—	—	—	—

(1)	In 2007, China Water recorded compensation expense related to Xu Hong Bin’s obligations under a make good escrow agreement, which was entered into in connection with China Water’s 2007 equity financing transaction. Under the make good escrow agreement, effective May 31, 2007 Mr. Xu agreed to transfer 11.2 million shares of China Water common stock owned by him to certain investors in the event that China Water did not meet certain performance targets for its fiscal year ended December 31, 2007 and another 11.2 million shares of China Water common stock owned by him to the investors in the event that China Water does not meet certain performance targets for its fiscal year ended December 31, 2008. The agreement to release the shares from escrow upon the achievement of the 2007 performance targets was presumed to be a separate compensatory arrangement between China Water and Mr. Xu. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) is deemed to be stock-based compensation during the year ended December 31, 2007. Through June 30, 2008, China Water has accrued an additional $28 million ($14 million for each of the quarters ended March 31, 2008 and June 30, 2008) as stock-based compensation as China Water believes it is probable that the performance target will be achieved for fiscal 2008. Pursuant to the release agreement, upon the consummation of the merger, the make good escrow agreement will terminate and the investors will release in full any rights they have to any shares of China Water common stock owned by Mr. Xu. Accordingly, the compensation expense related to Mr. Xu’s obligations under the make good escrow agreement will terminate upon consummation of the merger.

Grants of Plan-Based Awards Table

Name and Position	Grant Date	All Other Stock Awards; Number of Shares	Grant Date Fair Value of Stock Awards(1)
Xu Hong Bin	May 31, 2007	11,200,00	$56,000,000
President and Director

(1)	See Footnote 1 to 2007 Summary Compensation Table.

The merger agreement provides that, as a condition to Heckmann’s obligation to consummate the merger, Mr. Xu shall enter into an employment and non-competition agreement on terms mutually acceptable to Heckmann and Mr. Xu.

HECKMANN SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of Heckmann Before the Proposed Merger

The following table sets forth information regarding the beneficial ownership of Heckmann securities as of June 30, 2008 by:

•	each person known by Heckmann to be the beneficial owner of more than 5% of the outstanding shares of its common stock;

•	each of Heckmann’s officers and directors; and

•	all of Heckmann’s officers and directors as a group (five persons).

Each stockholder’s beneficial ownership is based on 67,646,800 shares of Heckmann common stock outstanding as of June 30, 2008.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage Ownership
Richard J. Heckmann (3) Chairman of the Board and Chief Executive Officer	13,152,746	19.44%

Lou Holtz Director	188,628	*

Alfred E. Osborne, Jr. Director	96,313	*

Dan Quayle Director	94,313	*

Donald G. Ezzell (3) Vice President, General Counsel and Secretary	75,000	*

Executive officers and directors as a group	13,532,000	20%

John A. Murphy (4) 222 Berkeley St., 17th Floor Boston, MA 02116	5,868,446	8.68%

Trafelet Capital Management, L.P. (5) 590 Madison Avenue, 37th Floor New York, NY 10022	3,950,000	5.80%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	The address for each director and officer is c/o Heckmann Corporation, 75080 Frank Sinatra Dr., Palm Desert, California 92211. Unless otherwise indicated, Heckmann believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The information in this table is based on statements in filings with the SEC, or other reliable information available to Heckmann.
(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from June 30, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The following table does not reflect record or beneficial ownership of the founder warrants or other outstanding warrants, as Heckmann does not believe that these warrants will become exercisable within 60 days of June 30, 2008.

(3)	Heckmann Acquisition, LLC is the record holder of all of these shares. Heckmann Enterprises, Inc. is the sole managing member of Heckmann Acquisition, LLC. Mr. Heckmann is the sole stockholder of Heckmann Enterprises, Inc., and may be considered to have beneficial ownership of the Heckmann Acquisition, LLC’s interests. Mr. Heckmann disclaims beneficial interest of any shares in which he does not have a pecuniary interest including 75,000 units to which Mr. Ezzell has certain rights.
(4)	Based on information contained in the Schedule 13F filed on August 14, 2008 by Alydar Partners LLC and the Schedule 13G filed on June 10, 2008 by John A. Murphy, Alydar Capital, LLC, Alydar Partners, LLC, Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited. Pursuant to the 13G, John A. Murphy is managing member of Alydar Capital, LLC and Alydar Partners, LLC. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P. and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited.
(5)	Based on information contained in the Schedule 13G filed on June 27, 2008 by Trafelet Capital Management, L.P., Trafelet & Company, LLC and Remy Trafelet. Pursuant to the 13G, these shares are held by several private investment funds for which Trafelet Capital Management, L.P. serves as the investment manager. Trafelet & Company, LLC serves as the general partner of Trafelet Capital Management, L.P. and Remy Trafelet serves as managing member of Trafelet & Company, LLC.

Share Ownership of Heckmann After the Merger

The following table sets forth information regarding the beneficial ownership of Heckmann securities if the proposed merger is consummated by:

•	each person known by Heckmann to be the beneficial owner of more than 5% of the outstanding shares of its common stock;

•	each of Heckmann’s officers and directors; and

•	all of Heckmann’s officers and directors as a group (eight persons).

Each stockholder’s beneficial ownership is based on 67,646,800 shares of Heckmann common stock outstanding as of June 30, 2008, and assuming 62,749,926 shares of Heckmann common stock are issued in the proposed merger, and further assuming that none of Heckmann’s public stockholders owning shares issued by Heckmann in its initial public offering vote against the merger and exercise their conversion rights.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)		Percentage Ownership
Richard J. Heckmann (3) Chairman of the Board and Chief Executive Officer	13,152,746		10.08%

Lou Holtz Director	188,628		*

Alfred E. Osborne, Jr. Director	96,313		*

Dan Quayle Director	94,313		*

Xu Hong Bin Director—Nominee 17, J Avenue Yijing Garden, Aiguo Road, Louhu District, Shenzhen City, China	18,639,000	(4)	14.29%

Timothy L. Traff (5) Director-Nominee	84,000		*

Andrew D. Seidel Director-Nominee	17,000		*

Donald G. Ezzell (3) Vice President, General Counsel and Secretary	75,000		*

Executive officers and directors as a group	36,909,000		28.31%

Pinnacle China Fund, L.P. (6) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	7,545,482		5.78%

The Pinnacle Fund, L.P. (7) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	7,545,482		5.78%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each director and officer is c/o Heckmann Corporation, 75080 Frank Sinatra Dr., Palm Desert, California 92211. Unless otherwise indicated, Heckmann believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The information in this table is based on statements in filings with the SEC, or other reliable information available to Heckmann.
(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from June 30, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The following table does not reflect record or beneficial ownership of the founder warrants or other outstanding warrants, as Heckmann does not believe that these warrants will become exercisable within 60 days of June 30, 2008.
(3)	Heckmann Acquisition, LLC is the record holder of all of these shares. Heckmann Enterprises, Inc. is the sole managing member of Heckmann Acquisition, LLC. Mr. Heckmann is the sole stockholder of Heckmann Enterprises, Inc., and may be considered to have beneficial ownership of the Heckmann Acquisition, LLC’s interests. Mr. Heckmann disclaims beneficial interest of any shares in which he does not have a pecuniary interest, including 75,000 units to which Mr. Ezzell has certain rights.
(4)	This amount excludes 6.1 million shares of Heckmann common stock issuable to Chen Xing Hua and other China Water stockholders (none of whom are China Water employees) in exchange for 7.6 million shares of China Water common stock that Mr. Xu has agreed to transfer to them on or about the closing of the merger as an inducement for them to take a reduced price for their shares as described in the section of this Proxy Statement entitled “Related Agreements—Majority Stockholder Written Consent Agreements.”
(5)	Mr. Traff disclaims beneficial ownership of 4,000 shares held in custodial accounts for his two children.
(6)	Mr. Barry M. Kitt, the Manager of Kitt China Management, LLC, the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of Pinnacle China Fund, L.P., has dispositive and voting power over the shares. Mr. Kitt and Pinnacle China Fund, L.P. disclaim aggregation with any shares held by The Pinnacle Fund, L.P.
(7)	Mr. Barry M. Kitt, the Sole Member, Pinnacle Fund Management, L.L.C., the General Partner of Pinnacle Advisers, L.P., the General Partner of Pinnacle Fund, L.P., has dispositive and voting power over the shares. Mr. Kitt and The Pinnacle Fund, L.P. disclaim aggregation with any shares held by Pinnacle China Fund, L.P.

Changes in Control

There are no arrangements currently known to Heckmann the operation of which may at a subsequent date result in a change in control of Heckmann.

CHINA WATER SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of China Water securities as of June 30, 2008 by:

•	each person known by China Water to be the beneficial owner of more than 5% of the outstanding shares of its common stock;

•	each of China Water’s officers and directors; and

•	all of China Water’s officers and directors as a group (five persons).

Each stockholder’s beneficial ownership is based on 94,521,395 shares of China Water common stock outstanding as of June 30, 2008.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percentage Ownership
Xu Hong Bin President and Director 17, J Avenue Yijing Garden, Aiguo Road, Louhu District, Shenzhen City, China	36,000,000	(2)	38.09%

Chen Xing Hua Chief Executive Officer and Director Hua Qiao City, Jin Xiu Apartment #202 Nan Shan District, Shenzhen, China	12,200,000		12.91%

Charles Cheung Wai Bun Independent Director A2, 6/F Evergreen Villa, 43 Stubbs Road Hong Kong, China	—		*

Liang Qiuxia Independent Director Luo Hu Area, Lian Tang, Xian Tai Road Hui Lai Ya Ju, Block 1 #602 Shenzhen, China	—		*

Ng Tak Kau Chief Operating Officer Zhong San 7th Road, Xi Meng Square Block 2 #1506, Guangzhou, China	6,000,000		6.35%

Pinnacle China Fund, L.P. (3) 4965 Preston Park Blvd., Ste. 240 Plano, Texas 75093	8,955,224		9.47%

The Pinnacle Fund, L.P. (4) 4965 Preston Park Blvd., Ste. 240 Plano, Texas 75093	8,955,224		9.47%

Sze Tang Li Flat G, 8/Fl Tower 3 The Waterfront Austin Rd. West TST Hong Kong China (5)	8,453,224		8.94%

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percentage Ownership
Goldman Sachs International c/o Goldman Sachs (Asia) L.L.C. 68th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong China	5,905,882	(6)	5.88%

Total Held by Directors and Executive Officers (five individuals)	48,200,000		51.00%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Unless otherwise indicated, China Water believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The information in this table is based on statements in filings with the SEC, or other reliable information available to Heckmann. Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from June 30, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.
(2)	This amount includes 7.6 million shares of China Water common stock that Mr. Xu has agreed to transfer to Chen Xing Hua and other China Water stockholders (none of who are China Water employees) on or about the closing of the merger as an inducement for them to take a reduced price for their shares as described in the section of this Proxy Statement entitled “Related Agreements—Majority Stockholder Written Consent Agreements.”
(3)	Mr. Barry M. Kitt, the Manager of Kitt China Management, LLC, the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of Pinnacle China Fund, L.P., has dispositive and voting power over the shares. Mr. Kitt and Pinnacle China Fund, L.P. disclaim aggregation with any shares held by The Pinnacle Fund, L.P.
(4)	Mr. Barry M. Kitt, the Sole Member, Pinnacle Fund Management, L.L.C., the General Partner of Pinnacle Advisers, L.P., the General Partner of Pinnacle Fund, L.P., has dispositive and voting power over the shares. Mr. Kitt and The Pinnacle Fund, L.P. disclaim aggregation with any shares held by Pinnacle China Fund, L.P.
(5)	Of the 8,453,224 shares beneficially owned by Sze Tang Li, (i) 2,576,000 of such shares are held by IPacific Asset Management Limited, of which Mr. Li is the sole owner, (ii) 2,422,000 of such shares are held by IBroader Development Limited, of which Mr. Li is the sole owner, (iii) 1,000,000 of such shares are held by Lap Woon Wong, the wife of Mr. Li, (iv) 1,000,000 of such shares are held by Mr. Li himself. In connection with the Securities Purchase Agreement dated May 31, 2007 as described in page 8 of China Water’s Annual Report on Form 10-K filed with the SEC on May 1, 2008, the Company issued warrants for 1,455,224 shares of its common stock to First Asia Finance Group Limited in connection with the Securities Purchase Agreement, of which Mr. Li is the sole owner.
(6)	These shares are issuable upon conversion of China Water’s convertible notes due January 29, 2011, which notes are presently convertible.

DESCRIPTION OF HECKMANN SECURITIES

The following discussion summaries the material terms of Heckmann’s securities. This discussion does not purport to be complete and is qualified in its entirety by reference to the amended and restated certificate of incorporation and bylaws of Heckmann, which documents are incorporated by reference as exhibits to the registration statement of which this Proxy Statement is a part, and the applicable provisions of the Delaware General Corporate Law. All references within this section to securities mean the securities of Heckmann unless otherwise noted.

General

Heckmann’s amended and restated certificate of incorporation authorizes it to issue 250.0 million shares of common stock, par value $0.001 per share, and 1.0 million shares of preferred stock, par value $0.001 per share. As of June 30, 2008, 67,646,800 shares of common stock were issued and outstanding. As of June 30, 2008, warrants to purchase an aggregate of 74,646,800 shares of common stock were issued and outstanding. There are no shares of preferred stock outstanding.

Stock Issuances

Initial Public Offering. On November 16, 2007, Heckmann completed its initial public offering of 54,116,800 units at a public offering price of $8.00 per unit. Each unit consisted of one share of common stock and a warrant exercisable for one share of common stock.

Founder Private Placements. In June 2007, Heckmann issued an aggregate of 14,375,000 units to its founders for an aggregate purchase price of $71,875, or $0.005 per unit (845,000 of which were redeemed as a result of the underwriters in the initial public offering not exercising their over-allotment option in full). Each unit consisted of one share of common stock and a warrant exercisable for one share of common stock. The warrants have an exercise price of $6.00 per warrant.

Immediately prior to the initial public offering, Heckmann completed a private placement of warrants to its founders. The founders purchased warrants exercisable for 7.0 million shares of common stock for an aggregate purchase price of $7.0 million, or $1.00 per warrant. The warrants have an exercise price of $6.00 per warrant.

Common Stock

Public Stockholders’ Shares. Heckmann’s public stockholders of record are entitled to one vote for each share held on all matters to be voted on by the Heckmann’s stockholders. Heckmann’s stockholders do not have cumulative voting rights.

In accordance with each of Articles Fifth and Sixth of Heckmann’s amended and restated certificate of incorporation (which Article Sixth cannot be amended except by the affirmative vote of all of Heckmann’s public stockholders), Heckmann will proceed with a business combination only if (i) the business combination and an amendment to its amended and restated certificate of incorporation that permits its perpetual existence are approved by a majority of the shares of common stock voted by the Heckmann public stockholders and (ii) Heckmann public stockholders owning less than 30% of the shares sold in the initial public offering both exercise their conversion rights and vote against the business combination.

If Heckmann does not consummate a business combination by November 16, 2009, then its corporate existence will terminate, and it will take all action necessary to dissolve. Upon Heckmann’s dissolution, the funds held in trust will be distributed to the Heckmann public stockholders in accordance with the trust agreement, and it will dissolve and liquidate its remaining assets as soon as possible in accordance with Delaware law. Under Delaware law, Heckmann is required to pay, or make provision for the payment of, its creditors out of its remaining assets, and Heckmann is required to make liquidating distributions to its stockholders of any assets remaining after its creditors have been paid in full or amounts have been reserved and set aside for that purpose. Heckmann’s founders have agreed to waive their respective rights to participate in any liquidating distribution occurring upon Heckmann’s failure to consummate a business combination with respect to all of their founders’ shares. Heckmann’s founders have not waived their rights to participate in any such liquidating distribution in respect of any shares of common stock they purchase in the aftermarket.

If Heckmann consummates a business combination by November 16, 2009, then upon a liquidation, dissolution or winding-up of Heckmann at some future date, subject to the prior rights, if any, of preferred stockholders, holders of Heckman’s common stock will be entitled to share ratably in any distribution of Heckmann’s assets, after satisfaction of all debts and other liabilities.

Heckmann’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that Heckmann public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination, comply with the conversion procedure discussed above and the business combination is approved and consummated. Eligible Heckmann public stockholders who convert their stock into their pro rata share of the trust account still have the right to exercise the warrants that they acquired as part of the units.

Subject to the preferences and rights, if any, applicable to preferred stock, holders of Heckmann common stock are entitled to receive dividends if and when declared by the board of directors.

Founders’ Shares. The shares of common stock issued in June 2007 as part of the founders’ units are identical to the shares of common stock included in the initial public offering units, except that, in connection with the vote required for any business combination, Heckmann’s founders have agreed to vote their shares of common stock in the same manner as the holders of a majority of the outstanding shares of common stock sold in the initial public offering vote in respect of approving Heckmann’s initial business combination. The founders do not have conversion rights with respect to the founders’ shares. However, the voting arrangement does not apply to shares purchased following the initial public offering in the open market by Heckmann’s founders. Heckmann’s founders may vote all of their shares purchased in the open market in any manner they determine, in their sole discretion, with respect to any other matters that come before a vote of Heckmann’s stockholders, except its founders have agreed that they will not vote their shares in favor of any proposed amendment or modification to certain fundamental provisions of Heckmann’s amended and restated certificate of incorporation.

If Heckmann is unable to consummate its initial business combination by November 16, 2009, Heckmann founders will participate in the liquidating distributions from the trust account with respect to any shares purchased following the initial public offering in the open market, but not with respect to their founders’ shares.

Preferred Stock

Heckmann’s amended and restated certificate of incorporation authorizes the issuance of 1.0 million shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by Heckmann’s board of directors. Accordingly, Heckmann’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the undertaking agreement Heckmann entered into in connection with its initial public offering prohibits Heckmann, prior to its initial business combination, from issuing equity that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock on a business combination. Heckmann may issue some or all of the preferred stock to consummate a business combination. In addition, the preferred stock may be utilized as a method of discouraging, delaying or preventing a change in control of Heckmann. No shares of preferred stock are outstanding, Although Heckmann does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Warrants

Initial Public Offering Warrants. The warrants issued as part of the units sold by Heckmann in its initial public offering have an exercise price of $6.00 per share, subject to adjustment as discussed below. These warrants may be exercised at the later of:

•	the consummation of a business combination; and

•	one year from the effective date of the registration statement.

The warrants will expire by November 9, 2011 at 5:00 p.m., New York City time or earlier upon redemption.

The warrants offered in the initial public offering may be exercised on a cashless basis or by paying the exercise price in cash. If holders of the warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the holder of a warrant elects to exercise.

Heckmann may call the warrants for redemption,

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of Heckmann’s common stock on the New York Stock Exchange, or other national securities exchange on which its common stock may be traded, equals or exceeds $11.50 per share, subject to adjustments as discussed below, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

In addition, Heckmann may not redeem the warrants unless the shares of common stock underlying the warrants are covered by an effective registration statement and a current prospectus is available from the beginning of the measurement period described above through the date scheduled for redemption.

If the foregoing conditions are satisfied and Heckmann calls the warrants for redemption, each warrant holder shall then be entitled to exercise its warrant prior to the date scheduled for redemption. There can be no assurance, however, that the trading price of the common stock will exceed either the redemption trigger price of $11.50 or the warrant exercise price of $6.00 after Heckmann calls the warrants for redemption.

The redemption criteria for Heckmann’s warrants have been established to provide warrant holders with adequate notice of redemption and a premium over the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to Heckmann’s redemption call.

The exercise price, number of shares of common stock issuable on exercise of the warrants, and the redemption criteria for the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or Heckmann’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Heckmann, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock, nor any voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Heckmann has agreed to use its best efforts to file a registration statement relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, Heckmann cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Heckmann will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Heckmann will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Founders’ Warrants. Heckmann issued an aggregate of 14,375,000 units to its founders in June 2007, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock (845,000 of which were redeemed as a result of the underwriters in the initial public offering not exercising their over-allotment option in full). The founders’ warrants have an exercise price of $6.00 per share. The founders’ warrants are identical to the warrants issued in the initial public offering to the Heckmann public stockholders, except that:

•

the founders’ warrants may not be exercised unless and until the last sale price of Heckmann’s common stock on the New York Stock Exchange, or other national securities exchange on which its common stock may be traded, equals or exceeds $11.50 for any 20 days within any 30 trading day period beginning 90 calendar days after the consummation of Heckmann’s initial business combination;

•	the founders’ warrants will not be redeemable by Heckmann as long as they are held by a founder or a founder’s permitted transferee; and

•

Heckmann’s founders have agreed not to transfer, assign or sell any of the founders’ warrants (including the shares of common stock to be issued upon exercise of these warrants) (subject to certain limited exceptions for estate planning purposes) until one year after Heckmann consummates a business combination, after which time they will be entitled to registration rights.

Immediately prior to the initial public offering, Heckmann consummated a private placement of warrants to its founding stockholders at an aggregate purchase price of $7.0 million, or $1.00 per warrant. These private placement warrants are exercisable for 7.0 million shares of common stock at an exercise price of $6.00 per warrant. The private placement warrants are also identical to the warrants in the initial public offering, except that Heckmann’s founders have agreed not to transfer, assign or sell any of their private placement warrants until after the 90th day following the consummation of a business combination, and the private placement warrants will not be redeemable by Heckmann as long as they are held by a founder or a founder’s permitted transferees.

Registration Rights

The holders of Heckmann’s issued and outstanding securities immediately prior to the consummation of its initial offering are entitled to registration rights pursuant to an agreement. The holders of the majority of these securities are entitled to make up to two demands that Heckmann register these shares. The holders of the majority of these securities can elect to exercise these registration rights at any time commencing three months prior to the date on which the lockup period for these securities expires, provided that any registration statements will not become effective before the applicable lock-up periods for these securities expire. In addition, these security holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which the lockup period for these securities expires. Heckmann will bear the expenses incurred in connection with the filing of any such registration statements other than underwriting commissions incurred by the holders.

Listing

Heckmann’s units, common stock and warrants are listed on the New York Stock Exchange under the symbols “HEK.U,” “HEK” and “HEK.WS,” respectively.

Delaware Anti-Takeover Law; Amended and Restated Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law. Heckmann is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of Heckmann’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” for Section 203 purposes includes a merger or sale of more than 10% of Heckmann’s assets. However, the above provisions of Section 203 do not apply if:

•	Heckmann’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Heckmann’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or subsequent to the date of the transaction, the business combination is approved by Heckmann’s board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This provision could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire Heckmann.

Staggered Board of Directors

Heckmann’s amended and restated certificate of incorporation provides that Heckmann’s board of directors is classified into three classes of directors of approximately equal size. The directors in each class will serve for a three-year term, one class being elected each year by Heckmann stockholders. As a result, in most circumstances, a person can gain control of Heckmann’s board only by successfully engaging in a proxy contest at two or more annual meetings.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under Rule 14a-8 promulgated by the SEC under the Exchange Act, stockholder proposals must be received by Heckmann not less than 120 calendar days before the date Heckmann releases its proxy statement to its stockholders in connection with the previous year’s annual meeting. However, if Heckmann did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before Heckmann begins to print and send its proxy materials. These provisions may preclude Heckmann’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Indemnification Matters

Heckmann’s amended and restated certificate of incorporation provides for indemnification of agents including directors, officers and employees to the maximum extent allowed by Delaware law. Heckmann’s amended and restated certificate of incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent if the board of directors (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, its best interests. With respect to any criminal action or proceeding, the board of directors (or other committee or entity empowered to make such a determination) must formally determine that he had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of Heckmann, no indemnification shall be made if such person is determined to be liable to Heckmann, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. The indemnification provided by Heckmann’s amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

Heckmann has purchased and maintains insurance covering its directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them, whether or not Heckmann would have the power to indemnify them against such liability under the provisions of Heckmann’s certificate of incorporation and applicable Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Heckmann’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, Heckmann has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Warrant Agent

The transfer agent for Heckmann’s securities and warrant agent for its warrants is American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, New York 10038.

DESCRIPTION OF CHINA WATER SECURITIES

The following discussion summarizes the material terms of China Water’s securities. This discussion does not purport to be complete and is qualified in its entirety by reference to the articles of incorporation and bylaws of China Water, and the applicable provisions of the Nevada Revised Statutes. All references within this section to securities mean the securities of China Water unless otherwise noted.

The current authorized capital stock of China Water consists of 150.0 million shares of common stock, par value $.001 per share, of which 94,521,395 shares were issued and outstanding as of June 30, 2008 and 5.0 million shares of preferred stock, par value $.001 per share (“Preferred Stock”), none of which were issued and outstanding as of June 30, 2008.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of China Water’s stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. To date, no dividends have been declared. All shares of common stock are of the same class, and have equal liquidation, preference, and adjustment rights.

Holders of China Water common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for China Water’s common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any additional preferred stock is authorized and issued. All outstanding shares of our common stock are, and upon issuance, the shares underlying all options and warrants and convertible securities will be, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

China Water is authorized to issue up to 5.0 million shares of preferred stock, par value $.001 per share, in one or more series as may be determined by its board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Warrants

China Water has reserved a total of 3,415,276 shares of its common stock for issuance upon exercise of outstanding and exercisable warrants to purchase up to such number of shares of its common stock. Of these, warrants to purchase 2,238,448 shares of China Water common stock have an exercise price of $1.61 and warrants to purchase 1,176,470 shares of China Water common stock have an exercise price of $5.10.

Upon consummation of the merger, each outstanding warrant of China Water shall be assumed by Heckmann and converted automatically into a warrant to purchase shares of Heckmann common stock. The number of shares of Heckmann common stock issuable upon exercise of each such warrant will be equal to the number of shares of China Water common stock underlying such warrant immediately prior to the effective time of the merger, multiplied by the 0.8 exchange ratio, rounded down to the nearest whole share. Thus, the total possible number of shares of Heckmann common stock that will be issuable upon exercise of the converted China Water warrants following the merger is 2,732,220. The per share exercise prices applicable to the converted China Water warrants will be equal to the exercise price per share under the applicable China Water warrant divided by the exchange ratio, rounded up the nearest cent. Accordingly, the exercise prices of the converted China Water warrants will be $2.02 and $6.38, respectively.

Secured Convertible Notes

China Water has outstanding secured convertible promissory notes in the aggregate principal amount of $50,000,000 and, beginning on March 31, 2008, the notes have accrued interest at a rate of 7% per annum. The notes are due on January 11, 2011 and are convertible into shares of China Water’s common stock at a conversion price equal to the greater of (a) $3.00, which prices are subject to adjustment pursuant to customary anti-dilution provisions and volume-weighted average price adjustments, as described in the notes, or (b) $4.25.

As security for its obligations under the notes China Water has pledged up to 65% of the shares held by the China Water in Gain Dynasty Investments Limited, a wholly-owned subsidiary, and up to 65% of the shares held by China Water in Fine Lake, a wholly-owned subsidiary, to Goldman Sachs International, as collateral and security agent for the holders of the notes. In addition, Gain Dynasty pledged all of the outstanding equity of Olympic Forward Trading Limited, its Hong Kong subsidiary, and Fine Lake pledged all of the outstanding equity of Pilpol to Goldman Sachs International, as collateral and security agent for the holders of the notes.

In connection with the execution of the merger agreement, holders of the notes, which notes are convertible into approximately 12.0 million shares of China Water common stock, executed and delivered a conversion agreement with Heckmann and China Water, pursuant to which such holders, subject to the conditions therein, agreed to:

•	convert their notes into China Water common stock in accordance with their terms immediately prior to the effective time of the merger;

•	elect to receive in the merger only Heckmann common stock at the exchange ratio for each share of China Water common stock acquired in respect of the conversion as of the effective time;

•	waive or suspend certain defaults, potential defaults and obligations of China Water under the notes and related documents; and

•	as of the effective time of the merger, release various liens and other rights under and terminate the notes and related documents.

In consideration for such waivers, releases, suspensions, and relinquishment of rights, Heckmann agreed, if the adjusted net income of Heckmann for its fiscal year ending December 31, 2009, exceeds $90.0 million, to pay to each holder a pro rata portion of a contingent payment equal to approximately $45.0 million.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF HECKMANN AND CHINA WATER

Heckmann is a Delaware corporation and is governed by the Delaware General Corporation Law, which we refer to as the DGCL. China Water is a Nevada corporation and is governed by the Nevada Revised Statutes, which we refer to as the NRS. Upon completion of the merger, China Water’s stockholders who elect to receive shares of Heckmann common stock in the merger will become Heckmann stockholders. The rights of the former China Water stockholders and the Heckmann stockholders will therefore be governed by the DGCL, the amended and restated certificate of incorporation of Heckmann and the amended and restated bylaws of Heckmann.

The following description summarizes the material differences that may affect the rights of the stockholders of Heckmann and China Water, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the NRS and the DGCL and the respective certificates of incorporation and bylaws of both Heckmann and China Water. For more information on how to obtain the documents that are not attached to this Proxy Statement, see “Where You Can Find More Information” beginning on page 178.

Capitalization

Heckmann

The total number of shares of all classes of securities authorized under the amended and restated certificate of incorporation of Heckmann, as in effect both prior and subsequent to the merger, is 251,000,000 shares, which is comprised of:

•	250,000,000 shares of common stock, par value $0.001 per share; and

•	1,000,000 shares of preferred stock, par value $0.001 per share.

China Water

The total number of shares of all classes of capital stock authorized under China Water’s articles of incorporation, as amended, is 155,000,000 shares, which is comprised of:

•	150,000,000 shares of common stock, par value $0.001 per share; and

•	5,000,000 shares of preferred stock, par value $0.001 per share.

Voting Rights

Heckmann

The holders of the common stock of Heckmann are entitled to one vote per share on all matters to be voted on by stockholders.

China Water

Each holder of China Water common stock is entitled to one vote per share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Stockholder Action By Written Consent

Both the DGCL and the NRS allow actions to be taken by stockholders by written consent to be made by the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.

Heckmann

The amended and restated certificate of incorporation of Heckmann does not prohibit the stockholders of Heckmann to take actions by written consent.

China Water

The China Water articles of incorporation, as amended, do not prohibit the stockholders of China Water to take actions by written consent.

Dividends

Both the DGCL and NRS permit a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. Both the NRS and the DGCL also provide that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Heckmann

The amended and restated bylaws of Heckmann provide that the board of directors of Heckmann may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of Heckmann as and when the board of directors of Heckmann deems expedient. Further, the amended and restated bylaws of Heckmann provide that the board of directors of Heckmann may set apart out of any funds available for dividends a sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of Heckmann.

China Water

The China Water bylaws provide that the board of directors of China Water may declare dividends at a regular or special meeting and may be paid in cash, property, shares of China Water stock or any other medium.

Number, Election, Vacancy and Removal of Directors

Unless otherwise provided by the DGCL or the certificate of incorporation, a majority of the directors in office can fill any vacancy or newly created directorship. Except where the board of directors is classified or the certificate of incorporation provides for cumulative voting, a director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors. The NRS provide substantially similar requirements, except that any removal of a director requires a vote by two-thirds of the shares entitled to vote at an election of the directors.

Heckmann

The board of directors of Heckmann currently consists of four members. The amended and restated bylaws of Heckmann provide that the number of directors may not be less than one nor more than nine, as determined from time to time by resolutions adopted by the affirmative vote of a majority of the directors then in office. Generally, directors are elected by the holders of a plurality of the voting power of stockholders present in person or represented by proxy and entitled to vote at the annual meeting of stockholders. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy may be filled only by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director.

The members of Heckmann board of directors are classified into three classes, one of which is elected at each meeting of the stockholders. Each board class is elected to hold office for a three-year term and until the successors of such class have been elected and qualified.

Directors may be removed, but only with cause, by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

China Water

The board of directors of China Water currently consists of four members. The bylaws of China Water provide that the number of directors may not be less than two nor more than seven, as determined from time to time by resolutions adopted by the affirmative vote of a majority of the directors then in office. Generally, directors are elected by the holders of a plurality of the voting power of stockholders present in person or represented by proxy and entitled to vote at the annual meeting of stockholders. Any vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director.

Directors may be removed without cause by the affirmative vote of the holders of at least two-thirds majority of the outstanding shares entitled to vote on such removal.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to the certificate of incorporation requires that the board of directors approve the amendment, declare it advisable and submit it to stockholders for adoption. Such amendment must be adopted by a majority in voting power of all issued and outstanding shares and any greater vote required by the certificate of incorporation. Except in limited circumstances, any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence. The NRS provide substantially similar requirements.

Neither Heckmann’s amended and restated certificate of incorporation nor China Water’s articles of incorporation, as amended, contain any special provisions regarding approval of amendments to the articles of incorporation.

Amendments to Bylaws

Heckmann

Heckmann’s amended and restated certificate of incorporation provides that its amended and restated bylaws may be adopted, altered or amended by the affirmative vote of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the voting stock of Heckmann that are entitled to vote. The board of directors shall also have the power to adopt, amend, or repeal the amended and restated bylaws.

China Water

China Water’s bylaws provide that the bylaws may be adopted, amended or repealed by the approval of the holders of seventy percent (70%) of the outstanding shares entitled to vote.

Notice of Certain Stockholder Actions

Heckmann

Heckmann’s amended and restated bylaws contain advance written notice provisions regarding stockholder proposals for business at annual meetings of Heckmann’s stockholders. For business to be properly brought before an annual meeting by a stockholder, Heckmann’s amended and restated bylaws require that the stockholder must have given timely written notice thereof to the secretary of Heckmann. To be timely, the stockholder’s notice must be delivered to or mailed and received at Heckmann’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

However, if Heckmann did not hold an annual meeting the previous year, under Rule 14a-8 promulgated by the SEC under the Exchange Act, then the deadline for stockholders to submit their written proposals is a reasonable time before Heckmann begins to print and send its proxy materials.

China Water

Neither China Water’s articles of incorporation nor its bylaws contain special provisions regarding advance stockholder notice for proposals or director nominees. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, proposals must be received by China Water not less than 120 calendar days before the date China Water releases its proxy statement to its stockholders in connection with the previous year’s annual meeting. However, if China Water did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before China Water begins to print and send its proxy materials.

Special Stockholder Meetings

Under the DGCL, a special meeting of a corporation’s stockholders may be called by the board or by any other person authorized by the corporation’s articles or certificate of incorporation or bylaws. Generally, all stockholders of record entitled to vote must receive notice of stockholder meetings not less than 10 nor more than 60 days before the date of the stockholder meeting. The NRS provide substantially similar requirements.

Heckmann

Under Heckmann’s amended and restated bylaws, a special meeting of stockholders may be called by the president, and shall be called by (i) the chairman of the board of directors; (ii) the president, (iii) any vice president, (iv) the secretary or any assistant secretary or (v) by any such officer at the written request of the board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings. The business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

China Water

Under China Water’s bylaws, special meetings of stockholders may be called by the president or the board of directors, and shall be called by the president, at the request in writing of the stockholders owning a majority in amount of the capital stock of the corporation issued and outstanding and entitled to vote. The business conducted at any special meeting will be limited to the purpose or purposes specified in the notice calling for the special meeting, unless all of the capital stock is represented at the meeting.

Limitation of Personal Liability of Directors and Indemnification

Heckmann

Article Eighth of Heckmann’s amended and restated certificate of incorporation provides that the personal liability of members of Heckmann’s board of directors is eliminated to the fullest extent permitted by Delaware Law. Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Article III of Heckmann’s amended and restated bylaws provides that Heckmann shall indemnify all persons whom it may indemnify as permitted by Delaware law.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the

DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

China Water

Articles Sixth and Seventh of China Water’s articles of incorporation provides that a director or officer of China Water shall not be liable to China Water or its stockholders for monetary damages to the fullest extent permitted by Nevada law. In addition, China Water shall, to the maximum extent permitted by the NRS, indemnify each of its directors and officers against expenses against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of China Water.

The NRS provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The NRS further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The NRS require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Heckmann or China Water pursuant to the foregoing provisions, Heckmann and China Water have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers, Consolidations and Other Transactions

Under the DGCL, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

•	each share of stock of the constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Heckmann

Neither Heckmann’s amended and restated certificate of incorporation nor its bylaws contains any super-majority voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

China Water

Neither China Water’s articles of incorporation, as amended, nor its bylaws contain any super-majority or class voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

State Anti-Takeover Statutes

Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) to effect a “business combination” (defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation) with the corporation for a three-year period. Under Section 203, a corporation may under certain circumstances avoid the restrictions imposed by Section 203. Moreover, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. In Heckmann’s certificate of incorporation, it has opted out of Section 203 of the DGCL.

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, generally provide that a Nevada resident domestic corporation may not engage in any combination with an interested stockholder for a period of three years following the date that such stockholder first became an interested stockholder unless prior to that time the board of directors of the corporation approved either the combination or the transaction by which the stockholder first became an interested stockholder. After expiration of the three-year period, a Nevada corporation may engage in a combination with an interested stockholder only if such stockholder receives approval from the holders of a majority of the disinterested shares at a meeting called no earlier than 3 years after the person first became an interested stockholder, or the offer meets certain fair price criteria specified under Nevada law. For purposes of the foregoing provisions, a “resident domestic corporation” means a Nevada corporation that has 200 or more stockholders and an “interested stockholder” generally means any person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or its affiliate or associate.

The above provisions do not apply to any combination involving a Nevada resident domestic corporation:

•	the original articles of incorporation of which expressly elect not to be governed by these anti-takeover provisions of Nevada law;

•

which does not, as of the date that a person first becomes an interested stockholder, have a class of voting shares registered with the SEC under Section 12 of the Securities Act, unless the articles of incorporation provide otherwise;

•

the articles of incorporation of which were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Securities Act on the effective date of such amendment; or

•	that amends its articles of incorporation, approved by a majority of the disinterested shares, to expressly elect not to be governed by the anti-takeover provisions of Nevada law.

Nevada also has “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive, which provide in effect that a person acquiring a controlling interest in an issuing corporation, and those acting in association with such person, obtain only such voting rights in the control shares as are conferred by stockholders (excluding such acquiring and associated persons) holding a majority of the voting power of the issuing corporation unless the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition provide that these statutes do not apply to the corporation or to an acquisition specifically by types of stockholders. For purposes of the foregoing provisions, a “controlling interest” means the ownership of voting shares sufficient to enable an acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power is the election of directors. An “issuing corporation” means a corporation organized in Nevada which has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada on the corporation’s stock ledger, and which does business in Nevada directly or through an affiliate.

Appraisal Rights; Dissenters’ Rights

Under Section 262 of the Delaware General Corporation Law, the holders of Heckmann common stock will not have appraisal rights in connection with the merger.

Under Chapter 92A of the Nevada Revised Statutes, the holders of China Water common stock will have dissenters’ rights in connection with the merger. In general, shares of China Water common stock issued and outstanding immediately prior to the effective time of the merger that are held by a holder who (i) has not voted such shares in favor of the adoption of the merger agreement and the merger, (ii) is entitled to, and who has, properly demanded and perfected dissenter’s rights for such shares of China Water common stock in accordance with Section 92A.420 of the Nevada Revised Statutes, and (iii) has not effectively withdrawn or forfeited such dissenter’s rights prior to the effective time of the merger, will not be converted into a right to receive merger consideration at the effective time. If, after the effective time of the merger, such holder fails to perfect or withdraws, forfeits or otherwise loses such holder’s dissenter’s rights, then (A) such shares of China Water common stock will be treated as if they had been converted as of the effective time of the merger in a right to receive the merger consideration, without interest thereon, and (B) such holder will receive the merger consideration in accordance with the terms of the merger agreement.

In connection with the execution and delivery of the merger agreement and related agreements, each holder of China Water common stock or other securities who is a party to a conversion agreement or a release agreement, as well as Messrs. Xu and Chen, have released their dissenters’ rights in connection with the merger.

Stockholder Rights Plan

Neither Heckmann nor China Water has a stockholder rights plan in place as of the date of this Proxy Statement.

LEGAL MATTERS

The validity of the issuance of the Heckmann common stock and certain U.S. federal income tax consequences relating to the merger will be passed upon for Heckmann by DLA Piper LLP (US), and certain U.S. federal income tax consequences relating to the merger will be passed upon for China Water by Thelen Reid Brown Raysman & Steiner LLP.

EXPERTS

The financial statements of Heckmann Corporation at December 31, 2007, and for the period from May 29, 2007 (date of inception) through December 31, 2007, appearing in this Prospectus/Proxy and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of China Water and Drinks Inc. and subsidiaries as of and for the year ended December 31, 2007, and the audited financial statements of Guangzhou Grand Canyon Distilled Water Co., Ltd. as of and for the year ended December 31, 2007, appearing in this Registration Statement have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in its reports. GHP Horwath, P.C.’s audit report on the 2007 consolidated financial statements of China Water and Drinks Inc. is based in part on the report of Madsen and Associates, CPA’s, Inc., an independent registered public accounting firm. Such financial statements have been so included in reliance upon the reports of such firm given upon the firm’s authority as an expert in auditing and accounting.

The financial statements of China Bottles Inc.’s predecessor companies, China Valley Development Limited (a Development Stage Company), Fogang Guozhu Plastics Co. Limited, Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Precision Mold Co. Limited, for the periods ended December 31, 2006 and 2005 and for the six months ended June 30, 2007 are required to be included in this Proxy and Information Statement/Prospectus. The financial statements of China Valley Development Limited (a Development Stage Company) as of December 31, 2006 and for the period ended December 31, 2005, the financial statements of Fogang Guozhu Plastics Co. Limited as of December 31, 2006 and 2005, the financial statements of Fogang Guozhu Blowing Equipment Co. Limited as of December 31, 2006 and 2005 and the financial statements of Fogang Guozhu Precision Mold Co. Limited as of December 31, 2006 and 2005 are included in this Proxy and Information Statement/Prospectus in reliance upon the report of Madsen and Associates, CPA’s, Inc., the independent registered public accounting firm of the above referenced companies, given upon the authority of said firm as experts in auditing and accounting.

The financial statements of China Bottles Inc. and subsidiaries (formerly Hutton Holdings Corporation) for periods after the acquisition by China Valley Development Limited of Fogang Guozhu Plastics Co. Limited, Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Precision Mold Co. Limited, which are not required to be included in this Proxy and Information Statement/Prospectus, have been audited by Madsen and Associates, CPA’s, Inc., China Bottles Inc.’s independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Olympic Forward Trading Company, Limited as of December 31, 2006 and 2005, are included in this Proxy and Information Statement/Prospectus in reliance upon the report of Madsen and Associates, CPA’s, Inc., Olympic Forward Trading Company, Limited’s independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, Heckmann’s 2009 annual meeting of stockholders will be held on or about May 15, 2009 unless the date is changed by the Heckmann board of directors. If you are a Heckmann stockholder and you want to include a proposal in the proxy statement for the 2009 annual meeting, you need to provide it to Heckmann by no later than March 15, 2009. You should direct any proposals to the secretary of Heckmann at Heckmann’s principal executive office.

WHERE YOU CAN FIND MORE INFORMATION

Heckmann and China Water file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Heckmann and China Water, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this Proxy Statement.

Heckmann has filed with the SEC a registration statement of which this Proxy Statement forms a part. The registration statement registers the shares of Heckmann common stock to be issued to China Water stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock of Heckmann. The rules and regulations of the SEC allow Heckmann to omit certain information included in the registration statement from this Proxy Statement.

This Proxy Statement also describes the material elements of relevant contracts, exhibits and other information described in this Proxy Statement. Information and statements contained in this Proxy Statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this Proxy Statement.

If you would like additional copies of this Proxy Statement, or if you have questions about the merger or the other proposals to be considered at the Heckmann special meeting, you should contact:

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention:

By Telephone: (760) 341-3606

This Proxy Statement incorporates important business and financial information about Heckmann and China Water that is not included in or delivered with the document. This information is available without charge to Heckmann stockholders upon written or oral request. The request should be sent to:

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention: Investor Relations

By Telephone: (760) 341-3606

You may also obtain these documents by requesting them in writing or by telephone from Heckmann’s proxy solicitation agent at the following address and telephone number:

DF King & Co., Inc.

48 Wall Street

New York, New York 10005

By Telephone: (800) 735-3591

If you are a stockholder of Heckmann and would like to request documents, please do so by October 27, 2008 to receive them before the Heckmann special meeting. If you request any documents from Heckmann, Heckmann will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this Proxy Statement relating to Heckmann has been supplied by Heckmann, and all such information relating to China Water has been supplied by China Water. Information provided by either Heckmann or China Water does not constitute any representation, estimate or projection of the other party.

This document is a prospectus and proxy statement of Heckmann for the Heckmann special meeting. Heckmann has not authorized anyone to give any information or make any representation about the merger or Heckmann that is different from, or in addition to, that contained in this Proxy Statement or in any of the materials that Heckmann has incorporated by reference into this Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

HECKMANN CORPORATION

(a development stage company)

CHINA WATER AND DRINKS, INC.

GUANGZHOU GRAND CANYON DISTILLED WATER CO. LTD.

CHINA VALLEY DEVELOPMENT LIMITED

Report of Independent Registered Public Accounting Firm	F-92

Balance Sheet as of December 31, 2006	F-93

Statement of Operations for Year Ended December 31, 2006 and for Periods from July 5, 2005 to December 31, 2005 and from July 5, 2005 to December 31, 2006	F-94

Statements of Changes in Shareholders’ Equity as of July 5, 2005, as at December 31, 2005 and as at December 31, 2006	F-95

Statements of Cash Flows for the Year Ended December 31, 2006, and for the Periods from July 5, 2005 to December 31, 2005 and from July 5, 2006 to December 31, 2006	F-96

Notes to Financial Statements	F-97

FOGANG GUOZHU PLASTICS CO. LIMITED

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

HUTTON HOLDINGS CORPORATION

Unaudited Pro-Forma Combined Consolidated Balance Sheet, June 30, 2007	F-133

Unaudited Pro-Forma Combined Statement of Operations for the Period Ended June 30, 2007	F-134

Unaudited Pro-Forma Combined Statement of Operations for the Period Ended June 30, 2006	F-135

Notes to Unaudited Pro-Forma Combined Consolidated Financial Statements	F-136

CHINA VALLEY DEVELOPMENT LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Heckmann Corporation

We have audited the accompanying balance sheet of Heckmann Corporation as of December 31, 2007 and the related statements of income, stockholders’ equity and cash flows for the period from May 29, 2007 (date of inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heckmann Corporation as of December 31, 2007 and the results of its operations and its cash flows for the period from May 29, 2007 (date of inception) through December 31, 2007 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

March 27, 2008

HECKMANN CORPORATION

(a development stage company)

BALANCE SHEET

DECEMBER 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$872,252
Prepaid expenses	142,082
Cash and cash equivalents held in trust account	429,560,517
Deferred tax asset	71,687

Total assets	$430,646,538

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$113,430
Income tax payable	1,242,796
Deferred underwriting fees	19,482,048

Total current liabilities	20,838,274
Commitments and Contingencies:
Common stock, subject to possible redemption, 16,235,039 shares at $7.91 per share	128,419,158
Deferred interest income attributable to common stock subject to possible redemption (net of taxes of $181,865)	264,976
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 67,646,800 shares issued and outstanding	67,647
Additional paid-in capital	280,175,586
Retained earnings accumulated during the development stage	880,897

Total stockholders’ equity	281,124,130

Total liabilities and stockholders’ equity	$430,646,538

See accompanying notes to financial statements

HECKMANN CORPORATION

(a development stage company)

STATEMENT OF INCOME

FOR THE PERIOD FROM MAY 29, 2007 (INCEPTION) THROUGH DECEMBER 31, 2007

May 29, 2007 (inception) through December 31, 2007
Formation and general and administrative costs	$169,045

Loss from operations	(169,045)
Interest income, net	2,486,027

Income before provision for taxes	2,316,982
Provision for income taxes	1,171,109

Net income	1,145,873
Deferred interest income, net of taxes, attributable to common stock subject to possible redemption	(264,976)

Net income attributable to common stockholders	$880,897

Net income attributable to common stockholders per share
Basic and diluted	$0.03
Weighted average shares outstanding
Basic and diluted	25,305,415

See accompanying notes to financial statements

HECKMANN CORPORATION

(a development stage company)

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MAY 29, 2007 (INCEPTION) THROUGH DECEMBER 31, 2007

			Additional Paid-In Capital	Retained Earnings Accumulated in the Development Stage	Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance at May 29, 2007 (inception)	—	—	—	—	—
Initial capital from founding stockholders’	14,375,000	$14,375	$57,500		$71,875
Sale of 54,116,800 units, net of underwriters’ discount and offering expenses (including 16,235,039 shares subject to possible redemption)	54,116,800	54,117	401,540,624		401,594,741
Sale of private placement warrants			7,000,000		7,000,000
Net proceeds subject to possible redemption of 16,235,039 shares			(128,419,158)		(128,419,158)
Redemption of founding stockholders’ shares	(845,000)	(845)	(3,380)		(4,225)
Net income				1,145,873	1,145,873
Deferred interest income, net of taxes, attributable to common stock subject to possible redemption				(264,976)	(264,976)

Balance at December 31, 2007	67,646,800	$67,647	$280,175,586	$880,897	$281,124,130

See accompanying notes to financial statements

HECKMANN CORPORATION

(a development stage company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 29, 2007 (INCEPTION) THROUGH DECEMBER 31, 2007

May 29, 2007 (inception) through December 31, 2007
Operating activities
Net income	$1,145,873
Adjustments to reconcile net income to common stockholders to net cash provided by operating activities
Interest earned on cash and cash equivalents held in trust	(1,489,477)
Deferred taxes	(71,687)
Changes in:
Prepaid expenses	(142,082)
Accrued expenses	113,430
Income tax payable	1,242,796

Net cash provided by operating activities	798,853

Investing activities
Cash held in trust account	(428,071,040)

Net cash used in investing activities	(428,071,040)

Financing activities
Proceeds from note to stockholder	258,300
Repayment of note to stockholder	(258,300)
Proceeds from public offering, net	421,076,789
Proceeds from issuance of warrants	7,000,000
Proceeds from issuance of securities to initial stockholders, net	67,650

Net cash provided by financing activities	428,144,439

Net increase in cash	872,252
Cash and cash equivalents—beginning of period	—

Cash and cash equivalents—end of period	$872,252

Non-cash financing activities
Deferred underwriting discounts and commissions	$19,482,048
Redemption of founding stockholders’ shares	$4,225
Supplemental
Cash paid for interest	$4,153
Cash paid for income taxes	—

See accompanying notes to financial statements

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

Note 1—Organization and Nature of Business Operations

Heckmann Corporation (the “Company”) was incorporated in Delaware on May 29, 2007 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more currently unidentified operating business or businesses. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. All activity through December 31, 2007 relates to the company’s formation, initial public offering (the “Offering”) and efforts to identify prospective target businesses described below and in Note 3. At December 31, 2007, the Company had not commenced any operations other than analysis and development activities associated with investigation of prospective target businesses. The Company has selected December 31 as its fiscal year end.

The registration statement for the initial public offering (the “Offering”) was declared effective by the Securities and Exchange Commission on November 9, 2007. The Company closed the Offering on November 16, 2007 and received proceeds of $428,071,040 net of underwriting discounts and commissions of $10,823,360 (including $19,482,048 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Over-Allotment Option Exercise, although substantially all of the net proceeds of the Offering and the Over-Allotment Option Exercise are intended to be generally applied toward consummating a business combination with an operating company or companies. As used herein, a “Target Business” shall mean one or more businesses that at the time of the Company’s initial business combination has a fair market value of at least 80% of the Company’s net assets (excluding deferred underwriting discounts and commissions of approximately $19.5 million) and a “Business Combination” shall mean the acquisition by the Company of such Target Business. Furthermore, there is no assurance that the Company will be able to successfully consummate a Business Combination.

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses that may provide significant opportunities for growth.

Upon the closing of the Offering $428,071,040 was placed in a trust account invested until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the liquidation of the Company. The amount placed in the trust account consisted of the proceeds of this offering and the concurrent private placement of warrants discussed in Note 4 as well as approximately $19.5 million of deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination. The remaining proceeds outside of the trust account as well as the interest income of up to $4.5 million earned on the trust account balance that may be released to the Company (as described below) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $4.5 million of interest income.

The Company will seek stockholder approval before it will consummate any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, the Company’s Initial Stockholders have agreed to vote the shares of common stock owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Stockholders” is defined as the holders of common stock sold as part of the Units in the Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders owning less than 30% of the shares sold in the Offering exercise their conversion rights. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a proposed initial Business Combination, the Company may combine with another Target Business meeting the fair market value criterion described above within 24 months from the Offering (November 16, 2009).

If a Business Combination is approved and completed Public Stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable thereon, and net of any interest income of up to $4.5 million on the balance of the trust account previously released to the Company to fund its working capital requirements (subject to the tax holdback). Public Stockholders who exercise their conversion rights will continue to have the right to exercise any Warrants they may hold. It is important to note that voting against a Business Combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account, which only occurs when the stockholder exercises the conversion rights described above in accordance with the procedures and conditions prescribed in the Offering.

In the event the Company does not consummate a Business Combination within 24 months after consummation of the Offering, the Company will dissolve and promptly distribute only to its Public Stockholders the amount in the trust account, including accrued interest, less any income taxes payable on interest income, any interest income of up to $4.5 million on the balance of the trust account previously released to the Company to fund its working capital requirements, and up to $75,000 of accrued interest to pay the costs of the Company’s dissolution and liquidation (subject to the tax holdback), plus any remaining net assets. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the price per share in the Offering.

Note 2—Summary of Significant Accounting Policies

Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The trust assets are invested in one or more money market funds.

Net income per share:

Basic net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed similar to basic net income per share, but includes the dilutive effect of shares issued pursuant to the Company’s outstanding warrants which are exercisable on the later of (i) the completion of a business combination or (ii) one year after consummation of the Company’s initial public offering.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments:

The Company’s financial instruments consist principally of cash and cash equivalents. The Company believes the financial instruments’ recorded values approximate current values because of their nature and respective durations.

Recent accounting developments:

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007. For non-financial assets and liabilities, the adoption of SFAS 157 has been deferred until January 1, 2009. We are currently evaluating the adoption of SFAS 157 and its impact on our financial position and results of operation.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS 159.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature of financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. We expect SFAS No. 141R will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date. We are still assessing the impact of this standard on our future consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling interests in Consolidated Financial Statements—and amendment of ARB No. 51. The provisions of SFAS No. 160 establish accounting and reporting standards for the noncontrolling interests of a subsidiary. The provisions of SFAS No. 160 are effective for us in fiscal year 2009 and will be applied prospectively, except for the presentation of the noncontrolling interests, which for all periods would be reclassified to equity in the consolidated balance sheet and adjusted out of net income in the consolidated statements of operations. We are currently evaluating the impact of the provisions of SFAS No. 160 on our future consolidated financial statements.

Note 3—Initial Public Offering

On November 16, 2007, the Company sold to the public 54,116,800 Units, including 4,116,800 Units pursuant to the partial Over Allotment Option exercise, at a price of $8.00 per Unit. Each Unit consists of one

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

share of the Company’s common stock, $0.001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination with a Target Business or November 9, 2008 and expiring November 9, 2011, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

In accordance with the Warrant Agreement related to the Warrants, the Company is only required to use its best efforts to effect the registration of the shares of common stock underlying the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

Note 4—Note Payable to Affiliate and Related Party Transactions

Mr. Richard J. Heckmann, Chairman of the Board and Chief Executive Officer of the Company loaned $258,300 to the Company to fund a portion of the expenses owed to third parties. The loan accrued interest at a rate of 3.60% per year and became payable upon the consummation of the Offering. The note was fully repaid on November 16, 2007, including accrued interest of $4,153.

Mr. Heckmann will be paid a monthly fee of $10,000, beginning upon the consummation of the Offering, for certain administrative services, including office space, utilities, and secretarial support. This arrangement is solely for the Company’s benefit and is not intended to provide its officers with compensation in lieu of salary. Through December 31, 2007, the Company had not paid any amounts in accordance with this agreement.

On November 16, 2007, Heckmann Acquisition, LLC, an entity owned and controlled by Mr. Heckmann, purchased 5,000,000 Sponsor Warrants at a price of $1 per warrant. Subsequently, the 5,000,000 Sponsor Warrants held by Heckmann Acquisition, LLC were transferred to Heckmann Enterprises, Inc, an entity owned and controlled by Mr. Heckmann. Heckmann Enterprises, Inc., has agreed that it will not sell or transfer these warrants (except in certain limited circumstances) until after the 90 th day following the consummation of a business combination. In addition, on November 16, 2007, 2,000,000 Sponsor Warrants were sold to our directors other than Mr. Heckmann for an aggregate purchase price of $2,000,000.

Note 5—Founders’ Units

On June 21, 2007, the Company sold 14,375,000 units for an aggregate purchase at a price of $71,875 or $0.005 per unit, to the Company’s founders. Each security consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock. Upon the consummation of the Offering and the partial exercise of the over-allotment option by the underwriters, 845,000 units were redeemed for $4,225. Of the remaining units and net of redemption, 13,152,746 founders’ units were issued to Heckmann Acquisition, LLC, an entity that is owned and controlled by Mr. Heckmann, Chairman of the Board and Chief

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Executive Officer of the Company. Heckmann Enterprises, Inc, an entity owned and controlled by Mr. Heckmann, is the sole managing member of Heckmann Acquisition, LLC. The Company’s founders have agreed not to sell or transfer any of these securities, (except in certain limited circumstances), until one year after the Company consummates a business combination.

Note 6—Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 7—Income Taxes

The Company’s provision for income taxes consists of:

Current
Federal	$1,037,975
State	204,821

Total current	$1,242,796
Deferred
Federal	(71,687)

Total provision for income taxes	$1,171,109

The difference between the actual income tax expense and that computed by applying the U.S. federal income tax rate of 35% to pretax income is summarized below:

Computed expected tax expense
U.S. Federal income tax	35.00%
U.S. Personal Holding Company Tax	9.75%
State and local income taxes net of federal benefit	5.74%

Effective tax rate	50.49%

Significant components of the Company’s deferred tax assets as of December 31, 2007 are shown below:

Deferred tax assets:
State taxes	$71,687

Total Deferred Tax Assets	$71,687

In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure requirements for uncertain tax positions.

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

The Company adopted FIN 48 upon inception. The following table summarizes the activity related to our unrecognized tax benefits:

Balance at January 1, 2007	$—
Increases related to prior year tax positions	—
Increases related to current year tax positions	226,000
Decreases due to settlements	—
Expiration of the statute of limitations for the assessment of taxes	—
Other	—

Balance at December 31, 2007	$226,000

All of the unrecognized tax benefits included above would reduce our annual effective tax rate if recognized. We do expect our unrecognized tax benefits to change over the next twelve months.

The Company is subject to taxation in the U.S. and California taxing jurisdictions. The Company’s tax returns for 2007 are subject to examination by the Federal and California tax authorities.

The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of December 31, 2007, the Company had no interest or penalties accrued for uncertain tax positions.

Note 8—Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share:

May 29, 2007 (inception) through December 31, 2007
Net income attributable to common stockholders	$880,897

Basic earnings per common share:
Weighted average common shares outstanding exclusive of shares subject to possible redemption:	25,305,415

Net income per common share—basic	$0.03

Diluted earnings per common share:
Weighted average common shares outstanding	25,305,415
Effect of dilutive securities—Warrants	—
Weighted average common shares outstanding exclusive of shares subject to possible redemption:	25,305,415

Net income per common share—diluted	$0.03

The Company has approximately 74.6 million warrants outstanding, which are not reflected as dilutive securities since their exercisability is contingent upon the latter of November 9, 2008 or a successful Business Combination.

HECKMANN CORPORATION

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Note 9—Subsequent Events

On February 4, and March 3, 2008, the Company withdrew $3,000,000 and $500,000, respectively of interest earned on the funds held in the trust account for working capital purposes. On March 13, 2008 the Company withdrew $935,000 of interest earned on the funds held in the trust account for the purposes of paying taxes on the aggregate amount of interest on the funds held in the trust account

Note 10—Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the periods from May 29, 2007 (inception) through December 31, 2007.

	Fiscal Quarter Ended
	May 29, 2007 (inception) to June 30, 2007	September 30, 2007	December 31, 2007
Net income (loss) attributable to common stockholders	$—	$(9,869)	$890,766
Net income per share
Basic and diluted	$—	$—	$0.03

HECKMANN CORPORATION

(a corporation in the development stage)

CONDENSED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,183,443	$872,252
Prepaid expenses	64,583	142,082
Cash and cash equivalents held in trust account	429,064,691	429,560,517
Deferred tax asset	71,687	71,687
Other current assets	157,658	—

Total current assets	432,542,062	430,646,538

Deferred costs	725,538	—

Total assets	$433,267,600	$430,646,538

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$282,500	$113,430
Income tax payable	—	1,242,796
Deferred underwriting fees	19,482,048	19,482,048

Total current liabilities	19,764,548	20,838,274
Commitments and Contingencies:
Common stock, subject to possible redemption, 16,235,039 shares at $7.91 per share	128,419,158	128,419,158
Deferred interest income attributable to common stock subject to possible redemption (net of taxes of $121,324 and $181,865 at June 30, 2008 and December 31, 2007, respectively)	176,772	264,976
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 67,646,800 shares issued and outstanding at June 30, 2008 and December 31, 2007	67,647	67,647
Additional paid-in capital	280,175,586	280,175,586
Retained earnings accumulated during the development stage	4,663,889	880,897

Total stockholders’ equity	284,907,122	281,124,130

Total liabilities and stockholders’ equity	$433,267,600	$430,646,538

See accompanying notes to financial statements

HECKMANN CORPORATION

(a corporation in the development stage)

CONDENSED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008	Period from May 29, 2007 (inception) to
			June 30, 2007	June 30, 2008
General and administrative costs	$404,707	$787,515	$—	$956,560

Loss from operations	(404,707)	(787,515)	—	(956,560)
Interest income (expense), net	2,755,480	6,846,848	(611)	9,332,875

Income (loss) before provision for taxes	2,350,773	6,059,333	(611)	8,376,315
Provision for income taxes	853,455	2,364,545	(249)	3,535,654

Net income (loss)	1,497,318	3,694,788	(362)	4,840,661

Deferred interest income, net of taxes, attributable to common stock subject to possible redemption	24,427	88,204	—	(176,772)

Net income (loss) attributable to common stockholders	$1,521,745	$3,782,992	$(362)	$4,663,889

Net income attributable to common stockholders per share
Basic and diluted	$0.02	$0.06	$—	$0.11
Weighted average shares outstanding
Basic and diluted	67,646,800	67,646,800	—	44,531,584

See accompanying notes to financial statements

HECKMANN CORPORATION

(a corporation in the development stage)

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30, 2008	Period from May 29, 2007 (inception) to
		June 30, 2007	June 30, 2008
Operating activities
Net income (loss)	$3,694,788	$(362)	$4,840,661
Adjustments to reconcile net income to net cash provided by operating activities
Interest earned on cash and cash equivalents held in trust, net of trust funds received for funding of expenses	495,826	—	(993,651)
Deferred taxes	—	—	(71,687)
Changes in:
Prepaid expenses	77,499	—	(64,583)
Accrued expenses	169,070	611	282,500
Income tax payable	(1,242,796)	—	—
Deferred costs	(725,538)	—	(725,538)
Other assets	(157,658)	(249)	(157,658)

Net cash provided by operating activities	2,311,191	—	3,110,044

Investing activities
Cash held in trust account	—	—	(428,071,040)

Net cash used in investing activities	—	—	(428,071,040)

Financing activities
Proceeds from note to stockholder	—	—	258,300
Repayment of note to stockholder	—	—	(258,300)
Proceeds from public offering, net	—	—	421,076,789
Proceeds from issuance of warrants	—	—	7,000,000
Proceeds from issuance of securities to initial shareholders, net	—	—	67,650

Net cash provided by financing activities	—	—	428,144,439

Net increase in cash	2,311,191	—	3,183,443
Cash and cash equivalents—beginning of period	872,252	—	—

Cash and cash equivalents—end of period	$3,183,443	$—	$3,183,443

Non-cash financing activities
Deferred underwriting discounts and commissions	—	—	$19,482,048
Redemption of founding stockholders’ shares	—	—	$4,225

Supplemental
Cash paid for interest	—	—	$4,153
Cash paid for income taxes	$3,765,000	—	$3,765,000

See accompanying notes to financial statements

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1—Description of Business

Heckmann Corporation (a corporation in the development stage) (the “Company”) was incorporated in Delaware on May 29, 2007 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating business or businesses. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. All activity through June 30, 2008 relates to the company’s formation, initial public offering and efforts to identify prospective target businesses. At June 30, 2008, the Company had not commenced any operations other than analysis and development activities associated with investigation of prospective target businesses.

The registration statement for the initial public offering (the “Offering”) was declared effective by the Securities and Exchange Commission on November 9, 2007. The Company closed the Offering on November 16, 2007 and received proceeds of $421,071,040 net of underwriting discounts and commissions of $10,823,360 (including $19,482,048 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the partial Over-Allotment Option Exercise, although substantially all of the net proceeds of the Offering and the partial Over-Allotment Option Exercise are intended to be generally applied toward consummating a business combination with an operating company or companies. As used herein, a “Target Business” shall mean one or more businesses that at the time of the Company’s initial business combination has a fair market value of at least 80% of the Company’s net assets (excluding deferred underwriting discounts and commissions of approximately $19.5 million) and a “Business Combination” shall mean the acquisition by the Company of such Target Business. Furthermore, there is no assurance that the Company will be able to successfully consummate a Business Combination. Upon the consummation of the Offering, approximately 99% of the gross proceeds, after payment of certain offering expenses and amounts to the Underwriters, was placed in a trust account (“Trust Account”) and invested in eligible institutional money market funds pursuant to SEC Rule 2(a)(7) and short-term securities issued or guaranteed by the United States. The proceeds will be held in the Trust Account until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the Company’s dissolution and liquidation of the Trust Account as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

In the event that the Company does not consummate a Business Combination within 24 months after the consummation of the Offering the Company will dissolve and distribute the proceeds held in the Trust Account to the Company’s stockholders, excluding the Founders, to the extent of their stock holdings. In the event of such liquidation and distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note 4).

Note 2—Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared by the Company and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2008 and the financial results for the three and six months ended June 30, 2008 and the period from May 29, 2007 (date of inception) to June 30, 2007 and June 30, 2008, in accordance with accounting principles generally accepted in the United

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

States of America for interim financial statements and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in the Company’s annual audited financial statements have been condensed or omitted pursuant to such rules and regulations. The balance sheet as of December 31, 2007, as presented herein, was derived from the Company’s audited financial statements but does not include all disclosures required by generally accepted accounting principles.

The results of operations for the three and six months ended June 30, 2008 and the period from May 29, 2007 (date of inception) to June 30, 2007 and June 30, 2008 are not necessarily indicative of the results of operations to be expected for a full fiscal year. These interim unaudited financial statements should be read in conjunction with the financial statements for the period from May 29, 2007 (date of inception) to December 31, 2007, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Note 3—Summary of Significant Accounting Policies

Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The trust assets are invested in one or more money market funds.

Net income per share:

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed similar to basic net income per share, but includes the dilutive effect of shares issued pursuant to the Company’s outstanding warrants which are exercisable on the later of (i) the completion of a business combination or (ii) one year after consummation of the Company’s initial public offering.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting developments:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007.

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Income taxes:

In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure requirements for uncertain tax positions. The Company adopted FIN 48 upon inception.

The Company is subject to taxation in the U.S. and California taxing jurisdictions. The Company’s tax returns for 2007 are subject to examination by the Federal and California tax authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of June 30, 2008, the Company had no interest or penalties accrued for uncertain tax positions.

Note 4—Initial Public Offering

On November 16, 2007, the Company sold to the public 54,116,800 Units, including 4,116,800 Units pursuant to the partial Over Allotment Option exercise, at a price of $8.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination with a Target Business or November 9, 2008 and expiring November 9, 2011, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

Note 5—Commitment

The Company paid an underwriting discount of 2.5% of the public Unit offering price to the Underwriters at the closing of the Offering, with an additional 4.5% fee of the gross Offering proceeds payable upon the Company’s consummation of a Business Combination. This additional 4.5% fee, or $19,482,048 at June 30, 2008 and December 31, 2007, is reflected as a liability in the accompanying unaudited condensed balance sheets.

Note 6—Fair Value Measurements

Effective January 1, 2008, the Company implemented Statement of Financial Accounting Standard No. 157, Fair Value Measurement, or SFAS 157, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.

The adoption of SFAS 157 to the Company’s financial assets and liabilities and non-financial assets and liabilities that are re-measured and reported at fair value at least annually did not have an impact on the Company’s financial results.

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability (in millions):

Description	June 30, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$3.2	$3.2	$—	$—
Cash and cash equivalents held in trust	429.1	429.1	—	—

Total	$432.3	$432.3	$—	$—

The fair values of the Company’s cash equivalents and cash and cash equivalents held in the Trust Account are determined through market, observable and corroborated sources.

The carrying amounts reflected in the consolidated balance sheets for other current and non-current assets and accrued expenses approximate fair value due to their short-term maturities.

Note 7—Stockholders’ Equity

The Company has authorized 250,000,000 shares of common stock at a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.001 per share. There are 67,646,800 shares of common stock issued and outstanding as of June 30, 2008. There are no shares of preferred stock outstanding as of June 30, 2008.

Note 8—Earnings per Common Share
The table below sets forth the computation of basic and diluted earnings per common share:

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008	Period from May 29, 2007 (inception) to
			June 30, 2007	June 30, 2008
Net income (loss)	$1,497,318	$3,694,788	$(362)	$4,840,661

Basic earnings per common share:
Weighted average common shares outstanding exclusive of shares subject to possible redemption:	67,646,800	67,646,800	—	44,531,584

Net income per common share—basic	$0.02	$0.06	$—	$0.11

Diluted earnings per common share:
Weighted average common shares outstanding	67,646,800	67,646,800	—	44,531,584
Effect of dilutive securities—Warrants	—	—	—	—
Weighted average common shares outstanding exclusive of shares subject to possible redemption:	67,646,800	67,646,800		44,531,584

Net income per common share—diluted	$0.02	$0.06	$—	$0.11

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The Company has approximately 74.6 million warrants outstanding, which are not reflected as dilutive securities since their exercisability is contingent upon the latter of November 9, 2008 or a successful Business Combination.

Note 8—Related Party Transactions

The Company has agreed to pay Heckmann Enterprises, Inc., an entity owned and controlled by Mr. Heckmann, our Chairman of the Board and Chief Executive Officer, a total of $10,000 per month for office space, administrative services and secretarial support. This arrangement is not intended to provide Mr. Heckmann compensation in lieu of a salary. Upon completion of a Business Combination or our liquidation, the Company will cease paying these monthly fees.

Note 9—Recent Developments

On May 19, 2008, the Company, and Heckmann Acquisition II Corp., a Delaware corporation and the Company’s wholly-owned subsidiary (“Acquisition Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with China Water and Drinks Inc., a Nevada corporation (“CWDK”). CWDK is a licensed bottled water producer and operates bottled water production plants in China through six subsidiaries in the cities of Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Feixian (Shandong Province), Nanning (Guangxi Province) and Shenyang (Liaoning Province). Each of its six production plants has two types of production lines: one type produces bottle-sized (350ml-1,500ml) bottled water and the other produces carboy-sized (18.9L) bottled water. CWDK produces a variety of bottled water products, including purified water, mineralized water, and oxygenated water, and it plans to produce other specialized bottled water products, including vitamin and nutrient enriched water and flavored water products in the future. CWDK produces and markets its bottled water products primarily under the brand name “Darcunk,” which in Chinese means “Absolutely Pure.” It also supplies bottled water products to globally recognized beverage companies, including Coca-Cola and Uni-President, under their own brand names. In addition, it provides private label bottled products to companies in the service industry, such as hotels and casinos.

Pursuant to the terms of the Merger Agreement, CWDK will be merged with and into Acquisition Sub (the “Merger”). At the date and time the Merger becomes effective (the “Effective Time”), each share of the CWDK’s common stock (“CWDK Common Stock”) will be converted into the right to receive (i) 0.8 shares of common stock, par value $0.01 per share of the Company (“Company Common Stock”), as such fraction may be adjusted in accordance with the Merger Agreement (the “Exchange Ratio”), and/or (ii) at the election of the holders of CWDK Common Stock, an amount in cash equal to US$5.00 per share of CWDK Common Stock. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

As a result of certain agreements entered into among the Company, CWDK, and certain CWDK security holders in connection with the execution and delivery of the Merger Agreement, CWDK security holders have already elected to receive the Company’s common stock in the merger in respect of approximately 70.1 million shares of CWDK common stock and to receive cash in the merger in respect of approximately 33.0 million shares of CWDK common stock (for aggregate cash proceeds of $165.0 million).

HECKMANN CORPORATION

(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

In addition, in consideration for granting certain waivers, releases, suspensions, and relinquishments of rights related to their CWDK securities, certain CWDK note holders, private placement investors, and management are eligible to share in a contingent payment of $145.5 million, payable in 2010, if the Company achieves a stated net income target for its fiscal year ending December 31, 2009. This contingent payment can be paid, in Heckmann’s sole discretion, through the payment of cash, through the issuance of Heckmann common stock, or through a combination thereof.

The transaction is subject to customary closing conditions. In addition, the closing is conditioned on (a) the affirmative vote of the holders of a majority of the shares of Company Common Stock issued in the Company’s initial public offering to (i) adopt the Merger Agreement, (ii) approve the issuance of Company Common Stock in the Merger, and (iii) adopt an amendment to the amended and restated certificate of incorporation of the Company to provide for perpetual existence, and (b) fewer than thirty percent (30%) of the shares of Company Common Stock issued in the Company’s initial public offering voting against the Merger and electing to convert their shares into cash in accordance with the Company’s amended and restated certificate of incorporation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders China Water and Drinks Inc.

We have audited the consolidated balance sheet of China Water and Drinks Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of China Bottles Inc., the Company’s unconsolidated equity investee, which investment constitutes approximately 26% of total consolidated assets and income of approximately 5% of total consolidated net loss, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for China Bottles Inc, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Water and Drinks Inc. and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2007 to reflect the correction of an error in the estimate of fair value of the Company’s common stock issued in connection with an acquisition, to reflect the correction of an error in accounting for common stock to be issued in an acquisition and to reflect the correction of an error in accounting for a compensatory arrangement.

/S/ GHP Horwath, P.C.

GHP Horwath, P.C.
Denver, Colorado
April 29, 2008 (September 26, 2008
as to the effects of the restatement
discussed in Note 16)

Board of Directors

China Bottles Inc. and Subsidiaries

(Formerly Hutton Holdings Corporation)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of China Bottles Inc. and Subsidiaries (Formerly Hutton Holdings Corporation) as of December 31, 2007 and 2006 and the consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material aspects, the consolidated financial position of the Company as of December 31, 2007 and 2006, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

April 12, 2008

Salt Lake City, Utah

Board of Directors

Olympic Forward Trading Company, Limited

Hong Kong, HK

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Olympic Forward Trading Company, Limited as of December 31, 2006 and 2005 and the related statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As noted in Note 3 to the financial statements, the Company has restated its financial statements as of December 31, 2006 and for the year then ended to correct an accounting error relating to the value-added (VAT) tax liabilities.

In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of Olympic Forward Trading Company, Limited as of December 31, 2006 and 2005 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.
May 26, 2007, except for the restatement
adjustment as outlined in Note 3
which is dated April 28, 2008
Salt Lake City, Utah

CHINA WATER AND DRINKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2007 (As restated, Note 16)	2006 (As restated, Note 3)
ASSETS
Current Assets
Cash and cash equivalents	$10,868	$1,836
Accounts receivable, net of allowance of $22 and $274 at December 31, 2007 and 2006 respectively	18,841	6,990
Due from related companies	8,697	—
Inventories, net	1,406	5,260
Prepaid expenses	6,083	4,242
Other receivables	7,523	58

Total current assets	53,418	18,386
Property, plant and equipment, net	8,102	4,029
Other assets	7	54
Deposits	2,748	—
Investment in unconsolidated equity investee	27,224	—
Due from directors	—	3,593
Intangible assets, net	2,074	—
Goodwill	12,577	—

TOTAL ASSETS	$106,150	$26,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,856	$3,094
Deferred revenues	3,550	2,640
Accrued expenses	922	1,327
Acquisition consideration payable	1,060	—
Current portion of line of credit	82	—
Current portion of long term debt	31	29
Value added taxes payable	5,762	4,820
Income taxes payable	320	—
Due to related companies	144	—
Due to directors	—	7,433

Total current liabilities	15,727	19,343
Long-term portion of line of credit	136	—
Long-term debt, less current portion	131	163

TOTAL LIABILITIES	15,994	19,506
Minority interests	517	—

Stockholders’ Equity
Preferred stock (5,000,000 and 5,000,000 shares authorized Series A Convertible Preferred Stock, $0.001 par value, no shares outstanding at December 31, 2007 and 2006, respectively)	—	—
Common stock (par value $0.001, 150,000,000 and 70,000,000 shares authorized; 94,521,393 and 59,872,000 shares issued and outstanding at December 31, 2007 and 2006, respectively)	95	60
Additional paid-in capital	118,092	(58)
Retained earnings (accumulated deficit)	(30,357)	6,261
Accumulated other comprehensive income	1,809	293

TOTAL STOCKHOLDERS’ EQUITY	89,639	6,556

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$106,150	$26,062

The accompanying notes are an integral part of these consolidated financial statements

CHINA WATER AND DRINKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

	For Years Ended December 31,
	2007 As restated, (Note 16)	2006 As restated, (Note 3)	2005
Revenue	$56,773	$35,700	$27,680
Cost of goods sold	(37,342)	(26,621)	(19,666)

Gross profit	19,431	9,079	8,014
Operating expenses:
Selling and marketing expenses	(64)	(178)	—
General and administrative expenses	(57,844)	(2,923)	(1,045)

Total operating expenses	(57,908)	(3,101)	(1,045)

Income (loss) from operations	(38,477)	5,978	6,969
Other income	541	285	—
Minority interest	(76)	—	—
Income from equity investment	1,797	—	—

Income (loss) before income taxes	(36,215)	6,263	6,969
Provision for income taxes	(307)	—	—

Net income (loss)	(36,522)	6,263	6,969
Foreign currency translation gain	1,516	48	245

Comprehensive income (loss)	$(35,006)	$6,311	$7,214

Net earnings (loss) per share:
Basic	$(0.47)	$0.10	$0.12

Diluted	$(0.47)	$0.10	$0.12

Weighted average number of shares outstanding:
Basic	77,772	59,872	59,872

Diluted	77,772	59,872	59,872

The accompanying notes are an integral part of these consolidated financial statements

CHINA WATER AND DRINKS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

	Year Ended December 31,
	2007	2006 (As restated, Note 3)	2005
Cash flows from operating activities
Net income (loss) (as restated, Note 16)	$(36,522)	$6,263	$6,969
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	921	307	396
Increase in obsolescense reserves for inventories	311	—	—
Reduction in provision for doubtful accounts	(252)	—	—
Income from equity method investment	(1,797)	—	—
Income for minority interest stockholders in subsidiary	76	—	—
Share based compensation (as restated, Note 16)	55,970	—	—
Changes in operating assets and liabilities:
Accounts receivable	(7,960)	(3,135)	(1,694)
Due from related company	(8,697)	—	—
Inventories	4,579	(2,046)	(1,845)
Prepaid expenses and other receivables	(7,910)	137	(3,014)
Other assets	46	11	(63)
Due from director	4,068	(3,593)	—
Deferred revenues and accrued expenses	(180)	1,412	1,049
Other taxes payable	(1,099)	4,792	41
Accounts payable	(726)	1,849	(124)
Due to director	—	4,589	700

Net cash provided by operating activities	828	10,586	2,415

Cash flows from investing activities
Purchases of property and equipment	(1,140)	(150)	(1,665)
Deposit	(2,748)
Pilpol Acquisition, net of cash acquired of $1,416	(3,917)	—	—
Shenyang Aixin Acquisition, net of cash acquired of $68	(992)	—	—
Hutton acquisition	(9,000)	—	—
Other	—	(50)	(150)

Net cash (used in) investing activities	(17,797)	(200)	(1,815)

Cash flows from financing activities
Increase in line of credit	82	—	—
Payments on long-term debt agreements	(84)	(28)	(27)
Proceeds from issuance of Series A preferred stock, net of offering costs	26,354	—	—
Due to stockholders	(331)
Dividend paid	—	(9,893)	—

Net cash provided by/(used in) financing activities	26,021	(9,921)	(27)

Net increase in cash and cash equivalents	9,052	465	573
Cash and cash equivalents at beginning of period	1,836	1,371	798
Effect of change in foreign exchange rate on cash and cash equivalents	(20)	—	—

Cash and cash equivalents at end of period	$10,868	$1,836	$1,371

Supplemental disclosure of cash flow information:
Cash paid for interest	$51	$10	$—
Non-cash investing and financing activities:
Common stock to be issued to Pilpol former-owners for acquisition (as restated, Note 16)	$12,189	$—	$—
Payable to Shenyang owners for 66.67% acquisition	$1,060	$—	$—
Common stock issued to Hutton owners for acquisition (as restated, Note 16)	$16,426	$—	$—
Transfer of Due to Directors into additional paid in capital	$7,172	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

CHINA WATER AND DRINKS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Preferred Stock		Common Stock		Additional Paid-In Capital Amount	Retained Earnings (Accumulated Deficit) Amount	Accumulated Other Comprehensive Income Amount	Total Stockholders’ Equity Amount
	No. of Shares	Amount	No. of Shares	Amount
As at January 1, 2005	—	$—	59,872	$60	$(58)	$2,922	$—	$2,924
Net income	—	—	—	—	—	6,969	—	6,969
Foreign currency translation adjustment	—	—	—	—	—	—	245	245
Dividends paid to stockholder	—	—	—	—	—	—	—	—
Issuance of common stock and recapitalization in reverse acquisition transaction	—	—	—	—	—	—	—	—

As at December 31, 2005	—	—	59,872	60	(58)	9,891	245	10,138

Net income (as restated, Note 3)	—	—	—	—	—	6,263	—	6,263
Foreign currency translation adjustment	—	—	—	—	—	—	48	48
Dividends paid to stockholder	—	—	—	—	—	(9,893)	—	(9,893)

As at December 31, 2006 (as restated, Note 3)	—	—	59,872	60	(58)	6,261	293	6,556

Net Loss	—	—	—	—	—	(36,522)	—	(36,522)
Foreign currency translation adjustment	—	—	—	—	—	—	1,516	1,516
Contribution to Additional Paid-In Capital by Directors	—	—	—	—	7,172	—	—	7,172
Sale of Series A convertible preferred stock, net offering costs	4,478	4	—	—	26,354	—	—	26,358
Issuance of common stock in connection with conversion of Series A convertible preferred stock	(4,478)	(4)	22,388	22	(18)	—	—	—
Issuance of common stock in connection with the 48% acquisition of China Bottles Inc. (as restated, Note 16)	—	—	2,133	2	16,424	—	—	16,426
Common stock to be issued in connection with the acquisition of Pilpol (as restated, Note 16)	—	—	—	—	12,189	—	—	12,189
Share based compensation (as restated, Note 16)	—	—	—	—	55,970	—	—	55,970
Acquisition of UGODS			10,128	11	59	(96)		(26)

As at December 31, 2007 (as restated, Note 16)	—	$—	94,521	$95	$118,092	$(30,357)	$1,809	$89,639

The accompanying notes are an integral part of these consolidated financial statements

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006 AND 2005

NOTE 1—Organization, Description of Business and Reverse Merger

Organization and Description of Business

China Water and Drinks Inc. and subsidiaries (formerly UGODS, Inc.) (The Company), a Nevada Corporation, is engaged in the manufacture of bottled water products and operates bottled water production plants in five provinces in the People’s Republic of China (“PRC” or “China”)—Guangdong, Jilin, Shandong, Guangxi and Liaoning. The Company produces and markets bottled water products under the brand name “Darcunk” to distributors throughout China, and supplies bottled water products to beverage and servicing companies in the industry. The Company operates in one reportable segment in China.

Reverse Merger

Effective May 30, 2007, Gain Dynasty Investments Limited (“Gain Dynasty”), a China Corporation, completed a reverse merger transaction (“the Acquisition”) with UGODS, Inc., a public shell in which Gain Dynasty, merged with and into UGODS, Inc. and UGODS, Inc. acquired all the outstanding common stock of Gain Dynasty from Mr. Xu Hong Bin for 59,872,000 shares of the Company’s common stock. For accounting purposes, Gain Dynasty is considered the accounting acquirer. Accordingly, the reverse merger was accounted for as a recapitalization of Gain Dynasty in which the assets and liabilities of the Company have been recorded using Gain Dynasty’s historical values, and the stockholders of Gain Dynasty received approximately 86% of the post-acquisition common stock of UGODS, Inc. In addition, the historical stockholders equity of Gain Dynasty prior to the Acquisition has been retroactively restated (recapitalization) for the equivalent number of shares received in the Acquisition. The restated consolidated retained earnings of Gain Dynasty have been carried forward after the Acquisition.

NOTE 2—Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with US generally accepted accounting principles, and include the results of China Water and Drinks Inc., its wholly-owned subsidiaries, Gain Dynasty Investments Ltd. and its wholly-owned subsidiaries, Olympic Forward Trading Company Ltd., Guangdong Taoda Drink Co Ltd., Zhanjiang Taoda Drink Co Ltd., Changchun Taoda Beverage Co Ltd., Shandong Olympic Forward Drink Co Ltd; Fine Lake International Ltd. (“Fine Lake”) and its wholly-owned subsidiary, Pilpol (HK) Biological Ltd. (“Pilpol”) and its wholly-owned subsidiary, Nanning Taoda Drink Co Ltd. (“Nanning”) and its 66.67% owned subsidiary, Shen Yang Aixin Industry Co. Ltd. (“Shenyang”). The financial results for Changchun Taoda Beverage Co. Ltd. from August 2005 and for Shangong Olympic Forward Drink Co. Ltd. for all periods presented are included in the audited financial statements for Olympic Forward Trading Company, Limited as of December 31, 2005 and for all periods of 2006. All significant inter-company transactions have been eliminated in consolidation.

Equity method investments

Investee entities in which the Company can exercise significant influence, but not control, are accounted for under the equity method of accounting. Whether the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the company’s board of directors and ownership level, generally 20% to 50% interest in the voting securities of the company including voting rights associated with the Company’s holdings in common, preferred and other convertible instruments in the company. Under the equity method of accounting, the Company’s share of the earnings or losses of these companies is included in the equity income (loss) section of the consolidated statements of operations.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

A loss in value of an investment that is other than a temporary decline is recognized as a charge to operations. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment.

The Company holds a 48% equity investment in China Bottles Inc. (“China Bottles”) (formerly Hutton Holdings Corporation) (Note 7).

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Economic and Political Risk

The Company’s business operations are conducted in the PRC and are subject to special considerations and risks not typically associated with companies in North America and Western Europe. China’s political, economic and legal environments may influence the Company’s business, financial condition and results of operations, including adverse effects by changes in governmental policies in laws and regulations, anti-inflationary measures, and rates and methods of taxation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, contingencies and litigation. In the future, the Company may realize actual results that differ from the current reported estimates and if the estimates that we have used change in the future, such changes could have a material impact on the Company’s consolidated financial statements.

Foreign Currency Translation

The functional currency of the Company’s wholly-owned PRC subsidiaries is the Chinese Renminbi Yuan, (“RMB”). RMB is not freely convertible into foreign currencies. The functional currency of the Company’s BVI and Hong Kong subsidiaries is the Hong Kong Dollar (“HKD”). The Company’s PRC, BVI and Hong Kong subsidiaries’ financial statements are maintained in their functional currency Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

In connection with the Acquisition, the Company adopted the United States dollar as its reporting currency. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52 “Foreign Currency Translation,” the financial statements of the Company’s foreign subsidiaries are translated into United States Dollars (“USD”) using year-end rates of exchange for assets and liabilities and rates of exchange that

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

approximate the rates in effect at the transaction date for revenues, expenses, gains and losses. Amounts classified in stockholders’ equity are translated at historical exchange rates. The resulting translation adjustments are not included in determining net income but are included in foreign exchange adjustment recorded in accumulated other comprehensive income (loss), a component of stockholders’ equity.

Translation rates applied are as follows:

	December 31,
	2007	2006	2005
Year end RMB : USD exchange rate	7.314	7.807	8.070
Year Average RMB : USD exchange rate	7.617	7.939	8.201
Year end HKD : USD exchange rate	7.805	7.800	7.800
Year Average HKD : USD exchange rate	7.803	7.800	7.800

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Subsequent to December 31, 2007, the RMB foreign exchange rates continued to experience a notable rise against the USD. During the first quarter of 2008, the RMB : USD ratio ranged from a high of 7.314 to a low of 6.994, closing at 7.022 at March 31, 2008 with an average of 7.176.

Concentrations of Customer and Supplier Risk

None of the Company’s customers comprise 10% or more of accounts receivable at December 31, 2007 and 2006, respectively.

Four customers comprised 20%, 13%, 12% and 11% of revenues for the year ended December 31, 2007. Four customers comprised 15%, 13% and 13% of revenues for the year ended December 31, 2006. Four customers comprised 20%, 15%, 11% and 11% of revenues for the year ended December 31, 2005.

The Company purchased 27% of raw materials from 3 vendors, 16% from 2 vendors and 34% from 2 vendors for the years ending December 31, 2007, 2006 and 2005 respectively. The company believes that alternative vendors could be secured without interruption to operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in China and Hong Kong, with significant balances maintained in RMB. Balances at financial institutions or PRC state-owned banks are not covered by insurance. The Company has not experienced any historical losses in such accounts and believes that the risk of any loss is minimal.

Accounts Receivable, net

Accounts receivable are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts to reflect the expected

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

uncollectibility of trade receivables based on the Company’s historical experience and the customer’s current ability to pay its obligation to the Company. Accounts with outstanding balances longer than the payment terms are considered past due. The Company writes off trade receivables when they become uncollectible and payments subsequently received on such receivables are credited against the provision for bad debts.

Inventories, net

Inventories consist of raw materials to produce plastic bottles, caps and labels and are stated at the lower of cost or net realizable value. Cost is determined on a weighted-average cost method. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed. As of December 31, 2007 and 2006, management determined that the amount charged to allowance for obsolescence is $311,000 and 0 respectively.

Property, Plant and Equipment, net

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Additions and major replacements or betterments are added to the assets at cost. Maintenance and repair costs and minor replacements are charged to expense when incurred. When assets are replaced or otherwise disposed, the cost and accumulated depreciation are removed from the accounts and the gains or losses, if any, are reflected in the statement of operations. Gains or losses on the disposal of such assets are included in the statements of operations. Depreciation expense is allocated to cost of goods sold and general and administrative expense based on the use of the assets. Approximately 5% of depreciation expense was allocated to general and administrative expense.

Depreciation is computed using the following estimated useful lives:

Buildings	20-25 years
Motor vehicles	5-10 years
Office equipment	5-10 years
Machinery and equipment	3-15 years

Goodwill and Intangible Assets, net

The Company accounts for goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No.142 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions (Note 8). SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. The

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Company operates one reporting unit. Significant judgments required to estimate the fair value of a reporting unit include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates and could also affect the determination of fair value and/or goodwill impairment at future reporting dates. The Company performs its impairment annually during the fourth quarter of the fiscal year and determined that there was no impairment of goodwill as of December 31, 2007.

The Company’s amortizable intangible assets include customer relationships acquired in business acquisitions (Note 8). These costs are being amortized using the straight-line method over their estimated useful life of seven years.

Accounting for the Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Long-Lived Assets”, the Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of their carrying amounts to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. The Company determined that there was no impairment of long-lived assets as of December 31, 2007 and 2006.

Income Taxes

The Company has adopted the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. In assessing the impact of FIN 48, the Company evaluated its methodologies in calculating corporate income tax.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalty associated with any unrecognized tax benefits, nor was any interest expense recognized for the years ended December 31, 2007, 2006 and 2005.

Retirement Benefits

PRC regulations mandate companies to contribute funds into the national retirement system managed by the government, which benefits qualified employees based on where they were born within the country. The

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Company records any required contribution as payroll tax expense. Very few of the Company’s employees qualify under the national retirement system. The Company provides no other retirement benefits to its employees. The Company recorded $31,000, $12,000 and $5,000 of retirement benefits expense for the years ended December 31, 2007, 2006 and 2005, respectively. No accruals were necessary at December 31, 2007 and 2006.

Acquisition Consideration Payable

Acquisition Consideration Payable consists of a payable of $1,060,000 in cash in connection with the Company’s 2007 acquisition of Shenyang (Note 8).

Revenue Recognition

The Company sells its products through two primary sales channels; regional distributors in China and OEM customers. Revenues are recognized upon shipment of finished products to regional distributors and when finished products are delivered to OEM customers. At this time, the title and the risks and benefits of ownership have been transferred, persuasive evidence of an agreement exists, the price is fixed and determinable, and collection is reasonably assured. The Company has not recorded sales return allowances as distributors and customers are not allowed to return finished products.

Taxes Collected From Customers and Remitted to Governmental Authorities

Revenues are recorded net of taxes collected from customers and remitted to governmental authorities.

Shipping and Handling Costs

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” shipping and handling costs incurred in bringing finished products or raw materials to our warehouse are capitalized as part of inventory and relieved in cost of sales when a sale occurs. The Company does not bill customers for shipping and handling costs. Shipping and handling costs related to the movement of finished goods from the Company’s warehouse to the customer locations are reflected in selling, general and administrative expenses and amounted to approximately $123,800, $95,300 and $69,200 for the years ended December 31, 2007, 2006 and 2005, respectively.

Advertising Costs

Advertising costs are expensed as incurred and amounted to $30,000, $153,000 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Earnings Per Share

The Company complies with the accounting and reporting requirements of SFAS No. 128, “Earnings Per Share.” Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Contingently issuable shares are considered outstanding common shares and are included in the computation of basic EPS as of the date that all necessary conditions have been satisfied. Therefore, basis EPS includes contingently issuable shares related to the Company’s stock subscription payable which provides an obligation to issue 1,523,578 shares (a fixed number). Diluted EPS is based upon the weighted average number of common shares outstanding during the period plus the additional weighted average common equivalent shares during the period. Common equivalent shares result from the assumed exercises of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding shares of common stock (the “treasury stock method”). Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive. At December 31, 2007, the Company’s dilutive securities include warrants exercisable for common stock and as-if conversion of preferred stock. A reconciliation of the numerators and denominators of basic and diluted (loss) earnings per share is presented below.

	2007 (As restated, Note 16)	2006 (As restated, Note 3)	2005
	(In thousands, except per share data)
Basic and diluted net earnings (loss) per share:
Net income (loss)	$(36,522)	$6,263	$6,969

Weighted average common shares outstanding	77,196	59,872	59,872
Effect of stock subscription payable	576	—	—

Total weighted average common shares outstanding	77,772	59,872	59,872

Basic and diluted net income (loss) per share	$(0.47)	$0.10	$0.12

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that fair values be disclosed for the Company’s financial instruments. The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable, customer deposits and other payables approximate fair value due to the short-term nature of these instruments. The Company’s long-term debt, secured by various properties, bears interest at rates commensurate with market rates and therefore management believes carrying values approximate fair values. It is currently not practicable to estimate the fair value of other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined. The fair value of amounts due from and to related parties is not practicable to estimate due to the related party nature of the underlying transactions.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The statement is effective for fiscal years beginning after November 15, 2008 for non-financial assets and liabilities, and is effective for fiscal year beginning after November 15, 2007 for financial assets and liabilities. The statement will be applied prospectively by the Company for any fair value measurements that arise after the date of adoption.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact this standard may have on the Company’s consolidated operating results and financial position upon adoption.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” SFAS No. 141 (Revised 2007) changes how a reporting enterprise accounts for the acquisition of a business. SFAS No. 141 (Revised 2007) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions, and applies to a wider range of transactions or events. SFAS No. 141 (Revised 2007) is effective for fiscal years beginning on or after December 15, 2008 and early adoption and retrospective application is prohibited. Management is currently evaluating the impact this standard may have on the Company’s consolidated operating results and financial position upon adoption.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Early adoption is not permitted. Management is currently evaluating the impact this standard may have on the Company’s consolidated operating results and financial position upon adoption.

NOTE 3—Restatement

Subsequent to the issuance of the Company’s consolidated financial statements for the year ended December 31, 2006, the Company determined that the financial statements required restatement to correct the accounting for value-added tax (VAT) liabilities. The restatement resulted from a detailed analysis of the Company’s VAT accounts which disclosed errors in the recording of VAT deductions as well as VAT liabilities. An adjustment was recorded to increase liabilities and cost of goods sold by $2.6 million as of and for the year ended December 31, 2006.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

A summary of the effects of the restatement are as follows (in thousands, except per share amounts):

	December 31, 2006
	As Previously Reported	As Restated
VAT liability	$2,268	$4,820
Cost of goods sold	$24,069	$26,621
Gross profit	$11,631	$9,079
Net income	$8,815	$6,263
Earnings per share:
Basic	$0.15	$0.10
Diluted	$0.15	$0.10

NOTE 4—Accounts receivable

	December 31, 2007	December 31, 2006
Accounts receivable, gross	$18,863	$7,264
Allowance, beginning of year	(274)	—
Amount credited/(charged) to expense	252	(274)

Allowance, end of year	(22)	(274)

Accounts receivable, net	$18,841	$6,990

NOTE 5—Inventories

Inventories consist the following (in thousands):

	December 31, 2007	December 31, 2006
Total inventory, gross	$1,717	$5,260
Allowance, beginning of year	—	—
Net amount charged to expense due to obsolescence	311	—

Allowance, end of year	311	—
Inventories, net	1,406	5,260

Representing:
Raw materials	1,215	4,030
Work-in-progress	—	403
Finished goods	191	827

	$1,406	$5,260

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

NOTE 6—Property, Plant and Equipment, net

Property, plant and equipment consist primarily of manufacturing facilities and equipment owned and operated in China as follows (in thousands):

	December 31, 2007	December 31, 2006
At cost:
Buildings	$1,886	$961
Machinery and equipment	8,078	4,627
Motor vehicles	212	129
Office equipment	475	67

	10,651	5,784

Less: accumulated depreciation
Buildings	$333	$30
Machinery and equipment	2,069	1,656
Motor vehicles	74	50
Office equipment	179	19

	2,655	1,755

Construction in process	106	—

Plant and equipment, net of accumulated depreciation	$8,102	$4,029

NOTE 7—Investment in Equity Investee (as restated, Note 16)

On August 31, 2007, the Company purchased an aggregate of 11,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of convertible preferred stock of China Bottles. The total consideration paid for the China Bottles investment was $25,426,664, consisting of $9,000,000 in cash and 2,133,333 shares of the Company’s common stock valued at $7.70 per share, the quoted market price of the Company’s common stock on August 31, 2007.

The Company considered the requirements of EITF No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock” in the determination of the impact of the 5,000,000 shares of convertible preferred stock on its ownership of China Bottles. EITF No. 02-14 defines “in-substance” common stock as an investment where one has the risk and reward characteristics that are substantially similar to the investee’s common stock. The Company concluded that the convertible preferred stock is “in-substance” common stock, and accordingly the Company has recorded a 48% ownership in the equity of China Bottles using the equity method of accounting. Each share of convertible preferred stock is automatically converted into five shares of China Bottles common stock on the second business day following the effectiveness of an amendment to China Bottles’ Articles of Incorporation increasing the number of authorized shares of capital stock of China Bottles from 60,000,000 to 200,000,000. This occurred on April 3, 2008.

Through three wholly-owned Chinese subsidiaries, China Bottles engages in the manufacture of beverage bottle production equipment as well as the provision of molds and bottle production services for various customers in China.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

Based on its available recent quoted market price from April 15, 2008 of $6.00, the aggregate value of the company’s investment in China Bottles is approximately $216,000,000. Aggregate value is not indicative of fair value. The following table summarizes the assets and liabilities of China Bottles as at December 31, 2007 and 2006 respectively; and its results of operations from August 31, 2007 through December 31, 2007 and for the year ended December 31, 2006 (in thousands):

	2007	2006
Current assets	$11,721	$—
Non-current assets	$3,866	$—
Current liabilities	$(9,087)	$(2)
Non-current liabilities	$—	$—
Revenues	$22,502	$—
Gross margin	$6,568	$—
Net income	$3,744	$(2)

NOTE 8—Acquisitions

Pilpol acquisition (as restated, Note 16)

On June 15, 2007 (as amended on August 15, 2007), the Company, through its wholly-owned subsidiary Fine Lake, acquired 100% of the outstanding equity of Pilpol. Pilpol owns and operates Nanning, a PRC bottled water production company located in Nanning, southern PRC. The purchase price for Pilpol was $5,332,522 in cash, as well as 1,523,578 shares of the Company’s common stock valued at $12,188,624. Initially, the shares were to be issued upon the registration of the Company’s common stock underlying the Company’s Series A Convertible Preferred Stock (Note 14). On August 15, 2007, the parties agreed to fix the number of shares of common stock to be issued at a future date to 1,523,578 shares of common stock. As of December 31, 2007, the registration has not yet occurred and no shares have been issued to Pilpol’s former stockholders.

The Company applied SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”), when determining the classification of these stock subscriptions. While these subscriptions provide an obligation to issue 1,523,578 shares, they are classified as liabilities since a fixed monetary amount is known at inception. At the date the number of shares became fixed, the liability was reclassified to equity. As of December 31, 2007, the share consideration has not yet been issued. Accordingly, the Company has recorded the fixed monetary amount of $12.2 million within stockholders equity at December 31, 2007 as common stock to be issued.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

The following table represents the preliminary allocation of the acquisition cost to the net assets acquired based on their respective estimated fair values at the date of acquisition (in thousands). Intangible assets consist of customer-based intangible assets. Goodwill is not deductible for tax purposes. The purchase price allocation is subject to refinement.

Cash and cash equivalents	$1,416
Accounts receivable	2,299
Inventories	646
Prepayments, deposits and other receivables	992
Amount due from directors	475
Plant and equipment	959
Amortizable intangible assets	2,116
Goodwill	11,441

TOTAL ASSETS PURCHASED	20,344

Accounts payables	594
Amount due to stockholders	331
Other payables and accrued expenses	33
Taxes payable	1,865

TOTAL LIABILITIES ASSUMED	2,823

TOTAL CONSIDERATION	$17,521

Shenyang acquisition

On August 24, 2007 the Company, through its wholly- owned subsidiary, Pilpol, acquired 66.7% of the equity of Shenyang for a total cash consideration of $2,120,000. Shenyang, is a PRC bottled water production company located in Shenyang, (northern) PRC.

The following table represents the preliminary allocation of the acquisition cost to the net assets acquired based on their respective estimated fair values at the date of acquisition (in thousands). Intangible assets consist of customer-based intangible assets. Goodwill is not deductible for tax purposes. The purchase price allocation is subject to refinement.

Cash and cash equivalents	$68
Accounts receivable	1,591
Inventories	79
Prepayments, deposits and other receivables	404
Construction in progress	336
Property, plant and equipment	871
Amortizable intangible assets	113
Goodwill	1,136

TOTAL ASSETS PURCHASED	4,598

Trade payables	895
Other payables	385
Deposits received	2
Tax payable	495
Short term loan	265

TOTAL LIABILITIES ASSUMED	2,042

Less: Minority interests	436

TOTAL CONSIDERATION	$2,120

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

The results of Pilpol’s and Shenyang’s operations have been included in the consolidated financial statements since the respective dates of acquisition.

The following tables show supplemental information of the results of operations on a pro forma basis for the years ended December 31, 2007 and 2006 as if the acquisitions of Pilpol and Shenyang had been completed at the beginning of the respective periods (in thousands, except per share data) (unaudited).

The pro forma financial information does not necessarily reflect the results that would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results. The pro forma calculations do not reflect any synergies that might be achieved from combining the operations.

Year ended December 31, 2007:

	Historical Combined	Pro-forma Adjustment—Pilpol	Pro-forma Adjustment—Shenyang	Pro-forma
	(as restated, Note 16)	(as restated, Note 16)
Revenue	$56,773	$5,931	$2,044	$64,748
(Loss) income from operations	$(38,477)	$1,773	$313	$(36,391)
Net (loss) income	$(36,522)	$1,734	$363	$(34,425)
Basic and diluted (loss) earnings per share	$(0.47)	$0.02	$0.00	$(0.45)

Year ended December 31, 2006:

	Historical Combined	Pro-forma Adjustment—Pilpol	Pro-forma Adjustment—Shenyang	Pro-forma
Revenue	$35,700	$9,368	$2,675	$47,743
Income from operations	$5,978	$2,619	$366	$8,963
Net income	$6,263	$2,619	$358	$9,240
Basic and diluted earnings per share	$0.10	$0.04	$0.01	$0.15

Other Acquisition Activities

As a part of the Company’s strategy of growth through additional acquisitions, from time to time, the Company may enter into term sheets with companies that may be acquired in the near future. Under conditions of the term sheets, the Company may pay cash upfront to an escrow agent to support the negotiations in good faith. The Company is not obligated to further pursue the acquisitions if certain conditions exist, and is entitled a full refund of the deposit. As of December 31, 2007 and 2006, the Company has paid deposits related to potential acquisitions of $1,388,000 and $0, respectively. In March 2008, the Company made an additional deposit of approximately $2,734,000 in connection with potential business acquisitions. The $2,734,000 was paid from advances from a related company.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

NOTE 9—Goodwill and Intangible Assets

The carrying values of goodwill and intangible assets are as follows (in thousands):

	Goodwill	Intangible Assets, net
	(as restated, Note 16)
Acquisition of Pilpol and Shenyang	$12,577	$2,229
Amortization expense	—	(155)

Balance at December 31, 2007	$12,577	$2,074

Intangible assets consist of customer-based intangible assets with an estimated useful life of 7 years and estimated amortization expense of approximately $318,000 per year for each of the next 5 years.

NOTE 10—Lines of Credit and Long Term Debt

At December 31, 2007 and 2006, lines of credit and long-term debt consist of the following:

Lines of Credit

In connection with the Shenyang acquisition, the Company assumed the outstanding balances on two lines of credit with Shenyang Rural Credit Union. Proceeds from the lines of credit are used to purchase raw materials and for working capital.

(In thousands)

		Maturity date	Rate	Authorized Maximum	Balance December 31, 2007
Line of credit	Line 1	November 20, 2008	9.69%	$82	$82
Line of credit	Line 2	November 20, 2009	9.69%	191	136

The lines of credit are collateralized by factory premises in Shenyang City, Liaoning Province, the PRC.

Note Payable

In October 2003, the Company entered into a note payable with Bank of China (Hong Kong) to acquire a residential apartment that is held by the Company for long term investment purposes. The note is payable in monthly installments of principle and interest, with interest adjusting in accordance with the bank market rate 4.15% at December 31, 2007 and 5.5% at December 31, 2006 is due on October 2012 and is collateralized by the apartment.

At December 31, 2007, future payments of the note payable are summarized below (in thousands):

Years ending December 31,
2008	$31
2009	32
2010	34
2011	35
2012	30

Total	$162

Current portion of note payable	$31
Total long-term portion of note payable	$131

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

NOTE 11—Taxes Payable

Corporate Income Taxes (“CIT”)

It is management’s intention to reinvest all the income attributable to the Company earned by its operations outside the United States of America (the “U.S.”). Accordingly, no U.S. corporate income taxes are provided in these consolidated financial statements.

Under the current laws of the BVI, dividends and capital gains arising from the Company’s investments in the BVI through Gain Dynasty Investments Limited and Fine Lake International Limited are not subject to income taxes and no withholding tax is imposed on payments of dividends by the Company.

No Hong Kong corporate income tax has been provided in the financial statements, as the Company did not have any assessable profits for the Hong Kong companies (Olympic Forward Trading Co Ltd. and Pilpol (HK) Biological Ltd.).

All of our PRC subsidiaries except for Shenyang are entitled to a tax exemption through the end of 2007. The Company will begin recognizing income tax expense for those PRC subsidiaries in 2008. The Company’s PRC subsidiaries qualify as wholly foreign-owned enterprises (“WFOEs”), and as such enjoy a 100% tax exemption (“Tax Holiday”) for the first two years after the first year of achieving profitability (2006) and a 50% tax exemption for the following three years.

No deferred tax has been provided in the financial statements as there are no material temporary differences.

A reconciliation of tax at the United States federal statutory rate to the effective income tax rate recorded in the financial statements is as follows:

	2007	2006	2005
US federal statutory rate	34.0%	34.0%	34.0%
Foreign tax rate difference	(1.0)%	(1.0)%	(1.0)%
Effect of tax holiday/exemption	(31.4)%	(33.0)%	(33.0)%

	1.6%	0.0%	0.0%

The following table displays the statutory and effective tax rates for each subsidiary:

	Expiration of Tax	Statutory Tax rate (%) Years Ending			Effective Tax Rate (%) Years Ending
	Holiday	2007	2006	2005	2007	2006	2005
China Water and Drinks Inc.	N/A	34.0	34.0	34.0	0	0	0
Gain Dynasty Investments Limited	N/A	0.0	0.0	0.0	0	0	0
Fine Lake International Limited	N/A	0.0	0.0	0.0	0	0	0
Olympic Forward Trading Company Limited	N/A	17.5	17.5	17.5	0	0	0
Pilpol (HK) Biological Limited	N/A	17.5	N/A	N/A	0	N/A	N/A
Guangdong Taoda Drink Co., Limited	FY2007	33.0	33.0	33.0	0	0	0
Zhanjiang Taoda Drink Co., Limited	FY2007	33.0	33.0	33.0	0	0	0
Changchun Taoda Beverage Co., Limited	FY2007	33.0	33.0	33.0	0	0	0
Shandong Olympic Forward Drink Co., Limited	FY2007	33.0	33.0	33.0	0	0	0
Nanning Taoda Drink Company Limited	FY2007	33.0	N/A	N/A	0	N/A	N/A
Shen Yang Aixin Industry Co. Ltd.	N/A	33.0	N/A	N/A	33.0	N/A	N/A

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

A reconciliation of expected income tax at the US federal statutory rate (34%) to the income tax expense recorded in the financial statements is as follows:

	2007 (as restated, Note 16)	2006	2005
Expected tax (benefit) expense	$(12,313)	$3,514	$2,296
Preferential tax treatment (tax holiday)	(6,074)	(3,513)	—
Non-taxable items	18,567	—	—
Underprovision in previous years	127	—	—
Utilization of tax losses	—	(1)	(1)
Others	—	—	(2,295)

Income tax expense	$307	$—	$—

The aggregate effect of the tax holiday is $6,074,000 and $3,513,000 for the years ended December 31, 2007 and 2006, respectively. The tax holiday ended in 2007 and the Company will enjoy a tax reduction of 50% for the following three years. The per share effect of the tax holiday is as follows:

	2007 (as restated, Note 16)	2006	2005
Value of tax holiday	$6,074	$3,513	$—
Number of basic shares	77,772	59,872	—
Number of diluted shares	77,772	59,872	—
Value of tax holiday per basic share	$0.08	$0.06	$—

Value of tax holiday per diluted share	$0.08	$0.06	$—

Beginning January 1, 2008, a new Chinese Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs.

FIN 48 Considerations

We adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” on January 1, 2007. Upon adoption, the Company visited its tax positions on corporate income taxes given the different jurisdictions of the Company and its subsidiaries and concluded that there was no unrecognized tax benefit, and that there was no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

We file income tax returns in the U.S. federal jurisdiction. We were not subject to U.S. federal tax examinations until the acquisition occurred. We do not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, we did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor were any interest expenses recognized during the quarter. Our effective tax rate differs from the federal statutory rate primarily due to foreign tax rate differences and preferential tax treatment.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

The Company estimates corporate income taxes throughout the year on a monthly basis, with a final report at year-end. An annual statutory audit is required and performed on each legal subsidiary or company which is submitted to the tax authorities in support of the Company’s tax filing. The tax authorities respond with a seal of approval to indicate their review and processing of the Company’s filings.

For corporate income taxes, the Company has filed the necessary forms to obtain a tax holiday for its WFOEs and is awaiting approval of the tax holiday. Typically, companies apply for the tax holiday in the first year that profits are reported and the application and approval process may take up to two years to complete. During April 2008, the PRC State Tax Bureau wrote a letter to the Company accepting the return originally filed for 2005, which indicates a tax loss. The Company has determined that 2006 is the first year of taxable income for its WFOEs.

NOTE 12—Related Party Transactions

During the year ended December 31, 2007, the Company entered into related party transactions with two entities with whom Mr. Xu Hong Bin, the Company’s President and Director, holds a direct and indirect role as the entities legal representative for local registration purposes. In March 2008, one of these related parties made a deposit payment of approximately $2,734,000 to a potential acquiree.

At December 31, 2007, due to related companies includes $144,000 of funds received from one of these entities to hold as a good faith deposit in connection with the entity’s pursuit of a specified business acquisition. Subsequent to December 31, 2007, this was abandoned and the Company repaid the amount to this related party.

During the year ended December 31, 2007, the Company paid amounts to a second entity for purchases of materials to be used in the Company’s water bottle production activities. The Company subsequently determined that the materials were of inferior quality and returned them to the entity. At December 31, 2007, included in Due from Related Companies is $5,283,000, for the returned materials. The refund was received subsequent to year-end.

During the fourth quarter of 2007, $7,172,000 that the Company owed to certain of its Directors was transferred to equity as contributions. No shares of the Company’s stock were issued in connection with these contributions.

The Company has entered into an informal agreement with China Bottles to provide working capital support in the form of notes payable by China Bottles to the Company. The notes yield interest to the Company at an annual interest rate equal to the market rate, mature six months after August 31, 2007 and are payable upon demand before maturity. The Hong Kong one-month risk-free market rate was approximately 3.5%; financial institutions typically charge 2-3% in addition to the base market rate. Accordingly, the interest rate was set at 6%. At December 31, 2007, the Company has included in Due from related companies $3,414,000 of notes receivable from China Bottles. The Company expects to receive full repayment from China Bottles during 2008.

NOTE 13—Commitments and Contingencies

Operating Leases

The Company leases office and warehouse space, machinery and other equipment under noncancellable operating lease agreements which expire at various dates through 2011. These leases generally contain scheduled rent increases or escalation clauses, renewal options, or in some cases, purchase options.

Rental expense incurred for noncancellable operating leases was $597,000, $242,000 and $209,000 during 2007, 2006 and 2005, respectively.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

At December 31, 2007, future minimum lease payments under operating leases are as follows (in thousands):

Year ending December 31,
2008	$339
2009	288
2010	133
2011	86

Total future minimum lease payments	$846

Contract Commitment

One of the Company’s subsidiaries, Changchun Taoda Beverage Co Ltd., entered into a contract with Zhongmei Construction Group Co. (“Zhongmei”) on September 24, 2007 for Zhongmei to construct an additional office and production plant in Changchun. The contract, amounting to $1,716,000 (RMB12,552,000), began on September 26, 2007 and construction is to be completed by July 31, 2008. At December 31, 2007, the Company has no liability under the contract and there are no specified conditions or remedies for defaults by either party to the contract. The Company does not anticipate any losses stemming from the contract.

Environmental Liabilities

In accordance with the requirements of the PRC’s Environmental Protection Law, the Company has installed required environmental protection equipment, adopted advanced environmental protection technologies, established responsibility systems for environmental protection, and has reported to and registered with the relevant local environmental protection departments. The Company has complied with the relevant regulations and has never paid a fee for the excessive discharge of pollutants. Management believes that there are no unrecorded liabilities in connection with the Company’s compliance with environment laws and regulations.

Litigation

The Company is subject to claims and litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty. The Company is currently not engaged in any claims or litigation matters and management believes that any unknown claims will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 14—Stockholders’ Equity

Stock and Share Sale (as restated, Note 16)

On May 31, 2007, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain investors (“the Investors”) and issued 4,447,612 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”) (the “Share Sale”). Gross proceeds to the Company were $30,000,000. Each share of Preferred Stock was convertible into five shares of the Company’s common stock and entitled the holder to the same voting rights as holders of the Company’s common stock on an as converted basis. The Company received $26,358,000, net of offering costs of the Share Sale. On July 11, 2007, all 4,477,612 shares of Preferred Stock were converted into 22,388,060 shares of the Company’s common stock.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

In connection with the Share Sale, the Company agreed to provide the Investors rights to register for resale the shares of common stock underlying the Preferred Stock pursuant to the terms of a registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement also requires the Company to register for resale any shares of common stock that may be released to the Investors pursuant to the terms of a Make Good Escrow Agreement (as defined below) and any shares of common stock that may be transferred to the Investors pursuant to the terms of a Stock Pledge Agreement (as defined below). Pursuant to the terms of the Registration Rights Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement with respect to the resale of the shares of common stock underlying the Preferred Stock issued to the Investors in the Share Sale by no later than 90 days after the consummation of the Share Sale. In the event that the Company does not file timely such registration statement and/or in the event that such registration statement is not declared effective on or prior to 180 days after the consummation of the Share Sale, the Company will be required to pay liquidated damages to each Investor in an amount equal to 1% of the aggregate investment amount originally paid by such Investor for each month during which the Company has not complied with its registration obligations up to a maximum of 10% of such Investor’s investment amount.

The Company accounts for registration rights agreements in accordance with the FASB’s Statement of Position (“FSP”) EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument, should be separately recognized and accounted for as a contingency in accordance with SFAS No. 5 “Accounting for Contingencies.” In January 2008, the Company obtained from the Investors a waiver of the liquidated damages and an extension of the completion of the registration statement until 15 days after the filing of the Company’s 2007 Form 10-K. As a result of the waiver management believes that a liability is not probable and therefore, has not accrued any estimated penalties.

In connection with the Share Sale, the Investors, the Company, Mr. Xu Hong Bin, a major stockholder of the Company, the Pinnacle Fund, as agent, and Loeb & Loeb LLP, as escrow agent, have entered into a Make Good Escrow Agreement (the “Make Good Escrow Agreement”) , whereby Mr. Xu Hong Bin has agreed to transfer 11,194,030 and 11,194,030 shares of the Company’s common stock owned by him to the Investors on a pro rata basis in the event that the Company does not meet certain performance targets for the years ended December 31, 2007 and 2008, respectively. The performance target for the Company’s fiscal year ended December 31, 2007 is the achievement of after-tax net income of at least $19,000,000 excluding any compensation relating to the Make Good Escrow Agreement. The performance target for the Company’s fiscal year ended December 31, 2008 is the achievement of after-tax net income of at least $30,000,000 and earnings per share of at least $0.30 excluding any compensation relating to the Make Good Escrow Agreement and expenses relating to any beneficial conversion feature attributable to the 5% convertible notes payable. The Company has achieved the target for the year ended December 31, 2007.

The agreement to release the shares from escrow upon the achievement of the 2007 after-tax net income target was presumed to be a separate compensatory arrangement between the Company and Mr. Xu Hong Bin. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million or $5.00 per share) was charged to income as stock-based compensation expense when the shares were released from escrow during the year ended December 31, 2007.

In connection with the Share Sale, certain of the Company’s stockholders have entered into Lock-Up Agreements by which each of them agreed not to transfer any of the Company’s common stock owned by them until the first year anniversary of the effective date of the initial registration statement filed by the Company with respect to the resale of the shares of common stock underlying the shares of Preferred Stock purchased by the Investors in the Share Sale.

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

In connection with the Share Sale, the Company, Mr. Xu Hong Bin, Mr. Chen Xing Hua and the Pinnacle Fund, as agent, entered into a Stock Pledge Agreement pursuant to which Mr. Xu Hong Bin and Mr. Chen Xing Hua each agreed to transfer to the Investors, on a pro rata basis, upon the demand on the Investors, 11,194,030 shares of common stock owned by such stockholders in the event that the Company did not timely file a Certificate of Amendment with the State of Nevada amending the Articles of Incorporation of the Company to increase the authorized shares of the Company’s common stock from 70,000,000 to not less than 150,000,000. On May 30, 2007, the Company’s Board of Directors and stockholders approved the increase in the authorized number of shares of common stock from 70,000,000 to 150,000,000 and on July 10, 2007, the Company filed the necessary amendment with the State of Nevada.

Common Stock Warrants

In conjunction with the Securities Purchase Agreement the Company issued 2,238,806 common stock warrants to the transactions placement agents to purchase a total of 2,238,806 shares of the Company’s common stock. The warrants, have an exercise price of $1.61 per share, are exercisable immediately and expire on August 22, 2012.

Statutory surplus reserve

In accordance with the PRC Company Law and the Company’s Articles of Incorporation, the Company is required to appropriate 10% of its profit after tax as reported in its PRC statutory financial statements to a statutory surplus reserve.

Appropriations to the statutory surplus reserve may cease to apply if the balance of the statutory surplus reserve has reached an amount equal to 50% of the Company’s registered capital. Surplus reserves can be used to offset prior year accumulated losses, to expand the Company’s operations or for conversion into share capital. The Company may, upon the approval by a resolution at the Annual General Meeting, convert its surplus reserve into share capital and issue new shares to existing stockholders in proportion to their original shareholdings to increase the nominal value of each share. When converting the Company’s statutory surplus reserves into share capital, the amount of such reserves remaining unconverted must not be less than 25% of the registered capital.

At December 31, 2007, $3,346,000 of the Company’s additional paid-in capital or retained earnings (if one has a negative balance) is attributable to this reserve requirement. The Company does not plan to distribute earnings or declare dividends in the near future. However, if the Company determines future distributions are appropriate, such distributions will be subject to this reserve requirement.

Dividends paid to stockholders

In 2006, prior to the reverse merger, the Company paid $9,893 of dividends to its stockholders which represented a distribution of profits.

NOTE 15—Subsequent Events

Convertible Notes Payable

On January 24, 2008, the Company entered into a Securities Purchase Agreement (the “2008 Securities Purchase Agreement”), with certain investors, for the purchase and sale of 5% secured convertible notes (the “Notes”) in the aggregate amount of $50,000,000 (the “Purchase Price”). The Company received proceeds of $26

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

million ($30 million, net of financing costs) and $20.0 million is held in escrow until the Company files its 2007 Form 10-K. The Company will use the proceeds from the sale of the Notes solely for the purpose of acquiring related businesses and the Notes are secured by all of the capital stock owned by the Company in each of its subsidiaries (other than its subsidiaries located in the People’s Republic of China) and China Bottles.

The Notes are due three years from their issue date (the “Maturity Date”), and are convertible into shares of the Company’s common stock at a conversion price equal to the greater of (a) $3.00, which prices are subject to adjustment pursuant to customary anti-dilution provisions and Volume-Weighted Average Price (“VWAP”) adjustments, as described in the Notes, or (b) $4.25. The Company is to pay interest on the unconverted and then outstanding principal amount of the Notes at the rate of 5% per annum, payable quarterly in arrears, beginning on March 31, 2008, and on each date that principal is being converted into shares (as to the principal amount being converted) and on the Maturity Date.

Conversion of Equity Investee Preferred Stock to Common Stock

On March 7, 2008, China Bottles’ Board of Directors filed a Form DEF14C that effectively authorized the increase in China Bottle’s authorized preferred and common stock from 10,000,000 and 50,000,000 to 25,000,000 and 175,000,000 shares, respectively. Par value for each class of stock remains at $0.001 per share. According to the terms of China Bottles’ preferred stock, the Company’s investment in China Bottles’ preferred stock was automatically converted into 25,000,000 shares of China Bottles’ common stock. The conversion did not have any impact on the Company’s accounting treatment for its investment in China Bottles.

Note 16—2007 Restatement

Subsequent to the issuance of the Company’s consolidated financial statements as of and for the year ended December 31, 2007, the Company determined that there were errors made in accounting for certain transactions in its 2007 consolidated financial statements. These errors are as follows:

(A)	The fair value of the shares of common stock issued to China Bottles as part of the acquisition consideration was estimated to be $3.50 per share. In addition, the fair value of the shares of common stock to be issued to Pilpol as part of the acquisition consideration was also estimated to be $3.50 per share. The quoted market price of the Company’s common stock on the dates of these acquisitions was $7.70 and $8.00 per share, respectively. The initial decrease in the estimated fair value of these shares was primarily due to consideration of the effects on the quoted market price related to price fluctuations, quantities traded, issue costs and the like. However, after further consideration, the Company determined that the quoted market price represented the best evidence of the fair value of its common stock issued in connection with these acquisitions and as a result, the Company has restated its December 31, 2007 consolidated financial statements to use quoted market price in accounting for these acquisitions.

(B)	On August 15, 2007, the Company and the former owners of Pilpol agreed to amend the purchase price to fix the number of shares to be issued in the Pilpol acquisition at 1,523,578 shares. As a result, on August 15, 2007, the Company should have reclassified the monetary value of these shares, which was $12,188,624, to stockholders’ equity, pursuant to SFAS No. 150. The Company has restated its December 31, 2007 consolidated financial statements to reclassify this amount from acquisition consideration payable to stockholders’ equity.

(C)	As discussed in Note 14, pursuant to an escrow agreement entered into in connection with a $30 million preferred stock offering in May 2007, Mr. Xu Hong Bin, a major shareholder of the Company,

CHINA WATER AND DRINKS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007, 2006 AND 2005

agreed to transfer 11,194,030 and 11,194,030 shares of the Company’s common stock owned by him to the preferred stock investors on a pro rata basis in the event that the Company does not meet certain performance targets for the years ended December 31, 2007 and 2008, respectively. The agreement to release the shares from escrow upon the achievement of certain criteria is presumed to be a separate compensatory arrangement between the Company and Mr. Xu Hong Bin. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) should have been charged to income as stock-based compensation during the year ended December 31, 2007. As a result, the Company has restated its December 31, 2007 consolidated financial statements to account for this escrow agreement as a separate compensatory arrangement between the Company and Mr. Xu Hong Bin.

The adjustments required to correct the errors discussed above resulted in the restatement of the Company’s December 31, 2007 consolidated financial statements from amounts previously reported as follows:

Balance sheet:

	December 31, 2007
	As previously reported	As restated
Investment in unconsolidated equity investee	$18,264	$27,224
Goodwill	5,721	12,577
Total assets	90,334	106,150
Acquisition consideration payable, current portion	6,393	1,060
Total current liabilities	21,060	15,727
Total liabilities	21,327	15,994
Additional paid-in capital	40,973	118,092
Retained earnings (accumulated deficit)	25,613	(30,357)
Total stockholders' equity	68,490	89,639
Total liabilities and stockholders' equity	90,334	106,150

Statement of operations:
	December 31, 2007
	As previously reported	As restated
General and administrative expenses	$1,874	$57,844
Total operating expenses	1,938	57,908
Income (loss) from operations	17,493	(38,477)
Income (loss) before income taxes	19,755	(36,215)
Net income (loss)	19,448	(36,522)
Comprehensive income (loss)	20,964	(35,006)

Earnings (loss) per share:
Basic	0.25	(0.47)
Diluted	0.24	(0.47)
Basic average number of diluted shares outstanding	77,196	77,772
Weighted average number of diluted shares outstanding	80,896	77,772

Condensed Consolidated Financial Statements

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	As of June 30, 2008	As of December 31, 2007
	(unaudited)
	(As Restated, Note 14)	(As Restated, Note 14)
ASSETS
Current Assets
Cash and cash equivalents	$23,873	$10,868
Accounts receivable, net of allowance of $7 and $22 at June 30, 2008 and December 31, 2007 respectively	36,678	18,841
Due from related companies	3,996	8,697
Inventories, net	2,701	1,406
Prepayments	11,834	6,083
Other receivables	1,599	7,523

Total current assets	80,681	53,418
Property, plant and equipment, net	10,639	8,102
Other assets	8	7
Deposits	25,099	2,748
Deferred financing costs	5,050	—
Investment in unconsolidated equity investee	30,922	27,224
Intangible assets, net	14,889	2,074
Goodwill	15,982	12,577

TOTAL ASSETS	$183,270	$106,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,384	$3,856
Deferred revenues	3,246	3,550
Accrued expenses	5,803	922
Acquisition consideration payable, current portion	1,060	1,060
Current portion of line of credit	—	82
Current portion of long term debt	32	31
Value added taxes payable	6,421	5,762
Income taxes payable	2,277	320
Due to a related company	334	144

Total current liabilities	23,557	15,727
Convertible notes payable, net of discount of $37,651	12,349	—
Long-term portion of acquisition consideration payable	1,910	—
Long-term portion of line of credit	—	136
Long-term debt, less current portion	114	131

TOTAL LIABILITIES	37,930	15,994

Minority interests	3,213	517

Stockholders’ Equity
Preferred stock (5,000,000 shares authorized, $0.001 par value, no shares issued)	—	—
Common stock (150,000,000 shares authorized, $0.001 par value, 94,521,393 shares issued and outstanding)	95	95
Additional paid-in capital	190,077	118,092
Accumulated deficit	(52,365)	(30,357)
Accumulated other comprehensive income	4,320	1,809

TOTAL STOCKHOLDERS’ EQUITY	142,127	89,639

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$183,270	$106,150

See accompanying Notes to Consolidated Financial Statements.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2008	2007	2008	2007
	(As Restated, Note 14)		(As Restated, Note 14)
Revenue	$32,486	$12,499	$47,943	$18,715
Cost of goods sold	(19,762)	(8,189)	(29,748)	(12,452)

Gross profit	12,724	4,310	18,195	6,263

Operating expenses:
Selling and marketing expenses	(363)	—	(404)	—
General and administrative expenses	(16,405)	(372)	(31,977)	(647)

Total operating expenses	(16,768)	(372)	(32,381)	(647)

Income (loss) from operations	(4,044)	3,938	(14,186)	5,616
Other income	109	8	232	8
Interest expense	(5,039)	(10)	(8,716)	(10)
Minority interest	(590)	—	(726)	—
Income from equity investment	2,333	—	3,698	—

Income (loss) before income taxes	(7,231)	3,936	(19,698)	5,614
Provision for income taxes	(1,640)	—	(2,310)	—

Net income (loss)	(8,871)	3,936	(22,008)	5,614
Foreign currency translation gain	821	507	2,511	467

Comprehensive income (loss)	$(8,050)	$4,443	$(19,497)	$6,081

Earnings (loss) per share:
Basic (Note 2)	$(0.09)	$0.13	$(0.23)	$0.28

Diluted (Note 2)	$(0.09)	$0.13	$(0.23)	$0.28

Weighted average number of shares outstanding:
Basic (Note 2)	96,045	29,866	96,045	20,052

Diluted (Note 2)	96,045	29,866	96,045	20,052

See accompanying Notes to Consolidated Financial Statements.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands, except per share data)

	For the Six Months Ended June 30,
	2008	2007
Cash flows from operating activities
Net (loss) income (as restated, Note 14)	$(22,008)	$5,614
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	937	161
Reduction in provision for doubtful accounts	(15)	—
Income from equity method investment	(3,698)	—
Minority interest	726	—
Non-cash interest expense (as restated, Note 14)	7,200	—
Stock-based compensation (as restated, Note 14)	27,985	—
Changes in operating assets and liabilities, net of business acquisitions:		—
Accounts receivable	(9,610)	(7,360)
Due from related companies	3,782	—
Inventories	(824)	(1,097)
Prepaid expenses and other receivables	1,420	(1,063)
Other assets	—	507
Due from director	—	2,154
Deposits	1,889	—
Deferred revenues and accrued expenses	477	(2,069)
VAT and income taxes payable	2,052	2,247
Accounts payable	182	—
Due to a related company	(1,306)	895
Due to director	—	(7,433)
Due to shareholder	—	381
Net assets acquired in acquisition	—	4,471

Net cash provided by (used in) operating activities	9,189	(2,592)

Cash flows used in investing activities
Purchases of property and equipment	(2,392)	(1,006)
Deposits under term sheets for potential acquisitions	(20,173)	(300)
Cash paid for acquisition of Grand Canyon, net of cash acquired of $736	(16,454)	—

Net cash used in investing activities	(39,019)	(1,306)

Cash flows from financing activities
Payments on long-term debt	(250)	(13)
Issuance of convertible notes, net	44,099	—
Proceeds from issuance of preferred stock, net of offering costs	—	30,198

Net cash provided by financing activities	43,849	30,185

Net increase in cash and cash equivalents	14,019	26,287
Cash and cash equivalents at beginning of period	10,868	1,893
Effect of change in foreign exchange rate on cash and cash equivalents	(1,014)	—

Cash and cash equivalents at end of period	$23,873	$28,180

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,478	$—

Cash paid for income taxes	$728	$—

Non-cash investing and financing activities:
Deposits paid under term sheets for potential acquisitions by related parties in exchange for reduction in amounts owed to the Company	$3,000	$—

Payable to Grand Canyon former owners for acquisition	$1,910	—

See accompanying Notes to Consolidated Financial Statements.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share data)

	Preferred Stock		Common Stock		Additional Paid-In Capital US$	Accumulated Deficit US$	Accumulated Other Comprehensive Income US$	Total Stockholders’ Equity US$
	No. of Shares	US$	No. of Shares	US$
As of January 1, 2008 (as restated, Note 14)	—	—	94,521	$95	$118,092	$(30,357)	$1,809	$89,639
Net loss	—	—	—	—		(22,008)	—	(22,008)
Beneficial conversion feature on convertible notes (as restated, Note 14; Note 9)	—	—	—	—	44,000	—	—	44,000
Stock-based compensation (as restated, Note 14; Note 11)	—	—	—	—	27,985	—	—	27,985
Foreign currency translation adjustment	—	—	—	—	—	—	2,511	2,511

As of June 30, 2008 (as restated, Note 14)	—	—	94,521	$95	$190,077	$(52,365)	$4,320	$142,127

See accompanying Notes to Consolidated Financial Statements.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

NOTE 1—Organization and Description of Business, Basis of Presentation, Restatement and Reverse Merger

Organization and Description of Business

China Water and Drinks Inc. and subsidiaries (formerly “UGODS, Inc.”) (the “Company”), a Nevada corporation, is engaged in the manufacture of bottled water products and operates bottled water production plants in five provinces in the People’s Republic of China (“PRC” or “China”)—Guangdong, Jilin, Shandong, Guangxi and Liaoning. The Company produces and markets bottled water products primarily under the brand name “Darcunk” to distributors throughout China, and supplies bottled water products to beverage and servicing companies in the industry. The Company operates in one reportable segment in China.

Basis of Presentation

The accompanying financial statements as of June 30, 2008 and for the six months ended June 30, 2008 and 2007 have been prepared by the Company without audit. Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s audited annual financial statements for the year ended December 31, 2007, which are included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on September 29, 2008. Amounts as of December 31, 2007 are derived from these audited consolidated financial statements.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company’s financial position as of June 30, 2008, its results of operations and its cash flows for the six months ended June 30, 2008 and 2007 have been made. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the operating results for the full year.

Reverse Merger

Effective May 30, 2007, Gain Dynasty Investments Limited (“Gain Dynasty”), a China corporation, completed a reverse merger transaction (the “Reverse Merger Transaction”) with UGODS, Inc., a public shell into which Gain Dynasty merged and pursuant to which the Company acquired all the outstanding common stock of Gain Dynasty from Mr. Xu Hong Bin for 59,872,000 shares of the Company’s common stock. For accounting purposes, Gain Dynasty is considered the accounting acquirer. Accordingly, the reverse merger was accounted for as a recapitalization of Gain Dynasty and the assets and liabilities of the Company have been recorded using Gain Dynasty’s historical values, and the shareholders of Gain Dynasty received approximately 86% of the post-acquisition common stock of the Company. In addition, the historical shareholders equity of Gain Dynasty prior to the Reverse Merger Transaction has been retroactively restated (recapitalization) for the equivalent number of shares received in the Reverse Merger Transaction. The restated consolidated retained earnings of Gain Dynasty have been carried forward after the Reverse Merger Transaction. UGODS, Inc. changed its name to China Water and Drinks Inc. after the completion of the Reverse Merger Transaction.

NOTE 2—Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with over US GAAP and include the results of China Water and Drinks Inc., its wholly-owned subsidiaries, Gain Dynasty Investments

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Ltd. and its wholly-owned subsidiaries, Olympic Forward Trading Co. Ltd., Guangdong Taoda Drink Co. Ltd., Zhanjiang Taoda Drink Co. Ltd., Changchun Taoda Beverage Co. Ltd., Shandong Olympic Forward Drink Co. Ltd., Fine Lake International Ltd. (“Fine Lake”) and its wholly-owned subsidiary, Pilpol (HK) Biological Ltd. (“Pilpol”) and its wholly-owned subsidiary, Nanning Taoda Drink Co. Ltd. (“Nanning”) and its 66.67% owned subsidiary, Shen Yang Aixin Industry Co. Ltd. (“Shenyang”), Favor Start Investments Ltd. (“Favor Start”) and its wholly owned subsidiary Prosper Focus Enterprise Ltd. (“Prosper Focus”) and its 67% owned subsidiary Guangzhou Grand Canyon Pure Distilled Water Co. Ltd. (“Grand Canyon”). All significant inter-company transactions have been eliminated in consolidation.

Equity method investments

Investee entities over which the Company can exercise significant influence, but not control, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company’s share of the earnings or losses of these companies is included in the equity income (loss) section of the consolidated statements of operations.

A loss in value of an investment that is other than a temporary decline is recognized as a charge to operations. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment.

The Company holds a 48% equity investment in China Bottles Inc. (“China Bottles”).

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Economic and Political Risk

The Company’s business operations are conducted in the PRC and are subject to special considerations and risks not typically associated with companies in North America and Western Europe. China’s political, economic and legal environments may influence the Company’s business, financial condition and results of operations, including adverse effects by changes in governmental policies in laws and regulations, anti-inflationary measures, and rates and methods of taxation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Please refer to our Annual Report on Form 10-K/A for fiscal year 2007 filed with SEC on September 29, 2008 for the estimates.

Foreign Currency Translation

The functional currency of the Company’s wholly-owned PRC subsidiaries is the Chinese Renminbi Yuan, (“RMB”). RMB is not freely convertible into foreign currencies. The functional currency of the Company’s BVI

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

and Hong Kong subsidiaries is the Hong Kong Dollar (“HKD”). The Company’s PRC, BVI and Hong Kong subsidiaries’ financial statements are maintained in their functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

The financial statements of the Company’s foreign subsidiaries are translated into United States Dollars (“USD”) using period-end rates of exchange for assets and liabilities and rates of exchange that approximate the rates in effect at the transaction date for revenues, expenses, gains and losses. Amounts classified in stockholders’ equity are translated at historical exchange rates. The resulting translation adjustments are not included in determining net income but are included in foreign exchange adjustment recorded in accumulated other comprehensive income (loss), a component of stockholders’ equity.

Accounts Receivable, net

Accounts receivable are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts to reflect the expected uncollectibility of trade receivables based on the Company’s historical experience and the customer’s current ability to pay its obligation to the Company. Accounts with outstanding balances longer than the payment terms are considered past due. The Company writes off trade receivables when they become uncollectible and payments subsequently received on such receivables are credited against the provision for bad debts.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in China, Hong Kong and USA, with significant balances maintained in RMB, HKD and USD. Balances at financial institutions or PRC state-owned banks are not covered by insurance. The Company has not experienced any historical losses in such accounts and believes that the risk of any loss is minimal.

Inventories, net

Inventories consist of raw materials to produce plastic bottles, caps and labels and are stated at the lower of cost or net realizable value. Cost is determined on a weighted-average cost method. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

Property, Plant and Equipment, net

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Additions and major replacements or betterments are added to the assets at cost. Maintenance and repair costs and minor replacements are charged to expense when incurred. When assets are replaced or otherwise disposed, the cost and accumulated depreciation are removed from the accounts and the gains or losses, if any, are reflected in the statement of operations. Gains or losses on the disposal of such assets

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

are included in the statements of operations. Depreciation expense is allocated to cost of goods sold and general and administrative expense based on the use of the assets. Approximately 5% of depreciation expense was allocated to general and administrative expense.

Depreciation is computed using the following estimated useful lives:

Buildings	20-25 years
Motor vehicles	5-10 years
Office equipment	5-10 years
Machinery and equipment	3-15 years

Goodwill and Intangible Assets, net

The Company accounts for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. SFAS No.142 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. The Company operates one reporting unit. Significant judgments required to estimate the fair value of a reporting unit include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates and could also affect the determination of fair value and/or goodwill impairment at future reporting dates. The Company performs its impairment test annually during the second quarter of the fiscal year. Management believes that there was no impairment of goodwill as of June 30, 2008.

The Company’s amortizable intangible assets include customer relationships and a trademark acquired in business acquisitions. These costs are being amortized using the straight-line method over their estimated useful life of 7 to 19.5 years.

Accounting for the Impairment of Long-Lived Assets

In accordance with SFAS No. 144,”Long-Lived Assets”, the Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of their carrying amounts to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. The Company determined that there was no impairment of long-lived assets as of June 30, 2008.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Retirement Benefits

PRC regulations mandate companies to contribute funds into the national retirement system managed by the government, which benefits qualified employees based on where they were born within the country. The Company records any required contribution as payroll tax expense. Very few of the Company’s employees qualify under the PRC national retirement system. The Company provides no other retirement benefits to its employees.

Acquisition Consideration Payable

Acquisition consideration payable consists of a payable of $1.1 million due in cash in connection with the Company’s 2007 acquisition of Shenyang, and $1.9 million due in cash in connection with the Company’s acquisition of Grand Canyon (Note 7).

Revenue Recognition

The Company sells its products through two primary sales channels; regional distributors in China and OEM customers. Revenues are recognized upon shipment of finished products to regional distributors and when finished products are delivered to OEM customers. At this time, the title and the risks and benefits of ownership have been transferred, persuasive evidence of an agreement exists, the price is fixed and determinable, and collection is reasonably assured. The Company has not recorded sales return allowances as distributors and customers are not allowed to return finished products.

Seasonality

Our sales are subject to seasonality factors. We typically experience higher sales of bottled water in summer time in coastal cities while the sales remain constant throughout the entire year in some inland cities. In general, we believe our sales will be higher in the second and third quarters of the year when the weather is hot and dry, and lower in the first and fourth quarters of the year when the weather is cold and wet. Sales peak during the months from June to September. Sales can also fluctuate during the course of a financial year for a number of other reasons, including weather conditions and the timing of advertising and promotional campaigns. As a result of these reasons, our operating results may fluctuate. In addition, the seasonality of our results may be affected by other unforeseen circumstances, such as production interruptions.

Taxes Collected From Customers and Remitted to Governmental Authorities

Revenues are recorded net of taxes collected from customers and remitted to governmental authorities.

Shipping and Handling Costs

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” shipping and handling costs incurred in bringing finished products or raw materials to our warehouse are capitalized as part of inventory and relieved in cost of sales when a sale occurs. The Company does not bill customers for shipping and handling costs. Shipping and handling costs related to the movement of finished goods from the Company’s warehouse to the customer locations are reflected in selling, general and administrative expenses. The total shipping and handling costs reflected in selling, general and administrative expenses for the six month periods ended June 30, 2008 and 2007 were $59,379 and $16,714, respectively.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Earnings Per Share

A reconciliation of the numerators and denominators of basic and diluted earnings per share is presented below (all amounts are in thousands).

	Three Months Ended		Six Months Ended
	June 30, 2008 (As restated, Note 14)	June 30, 2007	June 30, 2008 (As restated, Note 14)	June 30, 2007
Basic and diluted net earnings (loss) per share:
Net income (loss)	$(8,871)	$3,936	$(22,008)	$5,614

Weighted average common shares outstanding	94,521	29,866	94,521	20,052
Effect of stock subscription payable	1,524	—	1,524	—

	96,045	29,866	96,045	20,052

Basic and diluted net income (loss) per share	$(0.09)	$0.13	$(0.23)	$0.28

Warrants to purchase 1,792 and 1,931 shares of common stock, respectively, were not included in the dilution calculation for the three and six months ended June 30, 2008 as the effect would be anti-dilutive. ▲In addition, 11,765 shares of common stock underlying convertible debt were not included in the dilution calculation for both the three and six months ended June 30, 2008 as the effect would be anti-dilutive. There were no dilutive securities outstanding for the three and six months ended June 30, 2007.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that fair values be disclosed for the Company’s financial instruments. The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable, customer deposits and other payables approximate fair value due to the short-term nature of these instruments. The Company’s long-term debt, secured by various properties, bears interest at rates commensurate with market rates and therefore management believes carrying values approximate fair values. It is currently not practicable to estimate the fair value of other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined. The fair value of amounts due from and to related parties is not practicable to estimate due to the related party nature of the underlying transactions.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

NOTE 3—Accounts receivable

Accounts receivable consist of the following:

	June 30, 2008	December 31, 2007
	(Unaudited)
Accounts receivable, gross	$36,685	$18,863

Allowance, beginning of year	(22)	(274)
Amount credited to expenses	—	252
Accounts receivable written off	15	—

Allowance, end of period	(7)	(22)

Accounts receivable, net	$36,678	$18,841

NOTE 4—Inventories

Inventories consist the following:

	June 30, 2008	December 31, 2007
	(Unaudited)
Inventories, net	$2,701	$1,406

Representing:
Raw materials	$2,523	$1,215
Work-in-progress	—	—
Finished goods	178	191

	$2,701	$1,406

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

NOTE 5—Property, Plant and Equipment, net

Property, plant and equipment consist primarily of manufacturing facilities and equipment owned and operated in China as follows:

	June 30, 2008	December 31, 2007
	(Unaudited)
At cost:
Buildings	$1,536	$1,303
Machinery and equipment	10,093	8,078
Motor vehicles	357	212
Office equipment	516	475

	12,502	10,068

Less: accumulated depreciation
Buildings	338	333
Machinery and equipment	2,824	2,069
Motor vehicles	91	74
Office equipment	208	179

	3,461	2,655

Construction in process	1,067	106

Investment property	531	583

Property, plant and equipment, net	$10,639	$8,102

NOTE 6—Investment in Equity Investee (As Restated, Note 14)

On August 31, 2007, the Company purchased an aggregate of 11,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of convertible preferred stock of China Bottles. The total consideration paid for the China Bottles investment was $25,427 consisting of $9,000 in cash and 2,133,333 shares of the Company’s common stock valued at $7.70 per share, the quoted market price of the Company’s common stock on August 31, 2007.

The Company considered the requirements of EITF No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock” in the determination of the impact of the 5,000,000 shares of convertible preferred stock on its ownership of China Bottles. EITF No. 02-14 defines “in-substance” common stock as an investment where one has the risk and reward characteristics that are substantially similar to the investee’s common stock. The Company concluded that the convertible preferred stock was “in-substance” common stock, and accordingly the Company has recorded a 48% ownership in the equity of China Bottles using the equity method of accounting. Each share of convertible preferred stock is automatically converted into five shares of China Bottles common stock on the second business day following the effectiveness of an amendment to China Bottles’ Articles of Incorporation increasing the number of authorized shares of common stock of China Bottles from 50,000,000 to 175,000,000. This occurred on April 3, 2008. As a result, the Company now owns 36,000,000 shares of China Bottles common stock, which represents 48% of the total common shares issued and outstanding.

Through three wholly owned Chinese subsidiaries, China Bottles engages in the manufacture of beverage bottle production equipment as well as the provision of molds and bottle production services for various customers in China.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Based on its available recent quoted market price from August 12, 2008 of $2 per share, the aggregate value of the company’s investment in China Bottles is approximately $72,000. Aggregate value is not indicative of fair value. The following table summarizes the assets and liabilities of China Bottles as of June 30, 2008 and December 31, 2007 respectively, and revenues, gross margin and net income for three and six months ended June 30, 2008, respectively:

	June 30, 2008	December 31, 2007
Current assets	$29,698	$11,721
Non-current assets	$4,282	$3,866
Current liabilities	$18,693	$9,087
Non-current liabilities	—	—

	Six months ended June 30, 2008	Three months ended June 30, 2008
Revenues	$38,356	24,632
Gross margin	$12,078	8,009
Net income	$7,704	4,860

NOTE 7—Acquisitions

Grand Canyon acquisition

Effective as of June 12, 2008, the Company and Mr. Li Sui Poon (“Mr. Li”), a Hong Kong resident, entered into an amended and restated Share Purchase Agreement (“Amendment”) amending primarily the provisions of the original agreement relating to the transaction structure for the acquisition of a majority interest in Grand Canyon. In connection with the Amendment, Mr. Li transferred his 100% ownership interest in Prosper Focus to Favor Start, a company incorporated in the British Virgin Islands and 100% owned by Mr. Li. As a result of the transfer, Favor Start became the 100% owner of Prosper Focus which in turn owns a 67% equity interest in Grand Canyon, a Sino-Foreign Joint Venture limited liability company formed in PRC.

Under the terms of the Amendment, the Company purchased from Mr. Li 100% of the issued and outstanding equity interests in Favor Start thereby becoming the indirect 100% owner of Prosper Focus and the indirect 67% owner of Grand Canyon effective as of June 12, 2008.

The Company has completed the acquisition of Favor Start as part of its strategy to significantly expand the size of its operations from both a financial and geographic standpoint. The primary reasons for the acquisition are to expand sales offerings in new markets, generate growth in the Company’s business, develop deeper relationships with major suppliers to the Company’s markets, and realize potential operational savings. As the primary reasons for this acquisition are not related to the tangible assets of the businesses acquired, the purchase price was in excess of the fair value of the tangible and intangible assets acquired less liabilities assumed resulting in goodwill. Goodwill is not expected to be deductible for income tax purposes. The purchase price for the shares of Favor Start is USD$19,100 (consisting of $17,200 of cash and a payable of $1,910 due to the former shareholders), resulting in a goodwill of $3,405.

The following table represents the preliminary allocation of the acquisition cost to the net assets acquired based on their respective estimated fair values at the date of acquisition (in thousands). Intangible assets consist of customer-based intangible assets and a trade mark. The purchase price allocation is not considered final as of the date of this report and subject to refinement, as the Company is still reviewing all of the underlying

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

assumptions and calculations used in the allocation. However, the Company believes the final purchase price allocation will not be materially different than presented below.

Current Assets
Cash and cash equivalents	$736
Accounts receivable	6,675
Due from related companies	1,701
Inventories	369
Other receivables and prepayments	385
Property plant & equipment	290
Amortizable intangible assets (Note 8)	12,974
Goodwill (Note 8)	3,405

Total Assets Purchased	26,535

Current Liabilities
Accounts payable	854
Advances from customers	15
Due to related companies	1,492
Other payables and accruals	3,055
Accrued payroll	52

Total Liabilities Assumed	5,468

Less: Minority Interest	1,967

Total consideration	$19,100

The Company has included the results of operations of Grand Canyon in its consolidated financial statements from the effective date of the acquisition forward.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

The following unaudited pro forma financial information for the three and six months ended June 30, 2008 and 2007, give effect to the above acquisition as if it had occurred at the beginning of each respective period.

	Three months ended June 30, 2008	Three months ended June 30, 2007
	(Unaudited)	(Unaudited)
	(As Restated, Note 14)
Revenue	$38,647	$17,603
Net income (loss)	$(8,286)	$4,050
Basic net income (loss) per common share	$(0.09)	$0.14
Diluted net income (loss) per common share	$(0.09)	$0.13
Basic shares used in per share calculation	96,045	29,866
Diluted shares used in per share calculation	96,045	34,360

	Six months ended June 30, 2008	Six months ended June 30, 2007
	(Unaudited)	(Unaudited)
	(As Restated, Note 14)
Revenue	$59,271	$27,434
Net income (loss)	$(20,820)	$5,594
Basic net income (loss) per common share	$(0.22)	$0.28
Diluted net income (loss) per common share	$(0.22)	$0.26
Basic shares used in per share calculation	96,045	20,052
Diluted shares used in per share calculation	96,045	24,546

Other Acquisition Activities

As a part of the Company’s strategy of growth through additional acquisitions, from time to time, the Company may enter into term sheets or other preliminary agreements with companies that may be acquired in the near future. Under conditions of such term sheets or other preliminary agreements, the Company may pay cash upfront to an escrow agent to support the negotiations in good faith. The Company is not obligated to further pursue the acquisitions if certain conditions exist or fail to be satisfied, and is entitled a full refund of the deposit. As of June 30, 2008, the Company has paid deposits related to potential acquisitions of $24,453.

NOTE 8—Goodwill and Intangible Assets

Goodwill and intangible assets are related with acquisitions of Pilpol, Shenyang and Grand Canyon and consist of the following:

	Goodwill	Intangible assets, net
Acquisition of Pilpol, Shenyang, and Grand Canyon (as restated, Note 14)	$12,577	$2,229
Amortization expense – 2007	—	(155)

Balance at December 31, 2007 (as restated, Note 14)	12,577	2,074
Acquisition of Grand Canyon	3,405	12,974
Amortization expense – 2008	—	(159)

Balance at June 30, 2008 (as restated, Note 14)	$15,982	$14,889

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Intangible assets for acquisition of Pilpol and Shenyang consist of customer-based intangible assets with an estimated useful life of 7 years and estimated amortization expense of approximately $318 per year for each of the next 5 years.

Intangible assets from the acquisition of Grand Canyon consist of customer-based intangible assets of $4,734 and a trade mark of $8,240, with estimated useful lives of 7 years and 19.5 years respectively, and estimated amortization expense of approximately $676 and $423 per year for each of the next 5 years, respectively. Based on management assessment, there is no significant residual value of the intangible assets.

NOTE 9—Long Term Debt

At June 30, 2008, lines of credit and long-term debt consist of the following:

Note Payable

In October 2003, the Company entered into a note payable with Bank of China (Hong Kong) to acquire a real estate property that is held by the Company for long term investment purposes. The note is payable in monthly installments of principal and interest, with interest adjusting in accordance with the bank market rate, 2.65% at June 30, 2008, is due in October 2012 and is collateralized by the property.

Convertible Notes Payable (As Restated, Note 14)

On January 24, 2008, the Company entered into a Securities Purchase Agreement (the “2008 Securities Purchase Agreement”), with certain investors, for the purchase and sale of 5% secured convertible notes (the “Notes”) in the aggregate amount of $50,000 (the “Purchase Price”). The Company received proceeds of $44,000 ($50,000, net of financing costs) .The Company will use the proceeds from the sale of the Notes solely for the purpose of acquiring related businesses and the Notes are secured by all of the capital stock owned by the Company in each of its subsidiaries (other than its subsidiaries located in the People’s Republic of China) and China Bottles.

The Notes are due three years from their issue date (the “Maturity Date”), and are convertible into shares of the Company’s common stock at a conversion price equal to the greater of (a) $3.00, which prices are subject to adjustment pursuant to customary anti-dilution provisions and Volume-Weighted Average Price (“VWAP”) adjustments, as described in the Notes, or (b) $4.25. The quoted market price of the Company’s common stock at the date of the transaction was estimated to be $17.25 per share, and accordingly a beneficial conversion feature resulted.

In accordance with Emerging Issues Task Force (EITF) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company recognized the advantageous value of conversion rights attached to the convertible debt. Such rights give the debt holder the ability to convert debt into shares of common stock at a price per share that is less than the fair market value (quoted market price) of the common stock on the commitment date. This represents an embedded beneficial conversion feature which is to be valued separately upon issuance of the debt. The beneficial value was calculated based on the intrinsic value (the fair market value of the stock at the commitment date of $17.25 in excess of the conversion rate of $4.25) of the feature and was recorded as a discount to the related debt and an addition to additional paid-in-capital.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

In this instance, the intrinsic value of the beneficial conversion feature was greater than the proceeds allocated to the convertible debt, which was $44 million. Pursuant to EITF 98-5, the amount of the discount assigned to the beneficial conversion feature was limited to the amount of proceeds allocated to the convertible debt. The discount is subsequently being amortized to interest expense over the remaining outstanding period of the related debt, which matures in January 2010 using the effective interest method.

Under the 2008 Securities Purchase Agreement, the Company was to pay interest on the unconverted and then outstanding principal amount of the Notes at the rate of 5% per annum, payable quarterly in arrears, beginning on June 30, 2008, and on each date that principal is being converted into shares (as to the principal amount being converted) and on the Maturity Date.

As security for its obligations under the Notes, upon the closing of the Notes the Company pledged all of the outstanding equity of Gain Dynasty Investments Limited (“Gain Dynasty”) and Fine Lake to Goldman Sachs International, as collateral and security agent for the holders of the Notes (the “Collateral and Security Agent”). In addition, as security for the Notes, Gain Dynasty pledged all of the outstanding equity of Olympic Forward Trading Company Limited, its Hong Kong subsidiary (“Olympic”) to the Collateral and Security Agent and Fine Lake pledged all of the outstanding equity of Pilpol to the Collateral and Security Agent.

On March 31, 2008, the Company and the Collateral and Security Agent entered into (i) a Deed of Amendment amending the 2008 Securities Purchase Agreement by and between the Company and the Collateral and Security Agent such that at all times no more than 65% of the shares held by the Company in Gain Dynasty shall be charged in favor of the Collateral and Security Agent and (ii) a Deed of Amendment amending the 2008 Securities Purchase Agreement by and between the Company and the Collateral and Security Agent such that at all times no more than 65% of the shares held by the Company in Fine Lake shall be charged in favor of Collateral and Security Agent. As consideration for this reduction in collateral, the Company executed Amendments to each of the outstanding Notes to increase the interest rate payable with respect to the Notes from 5% per annum to 7% per annum.

The common stock underlying the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States except pursuant to an effective registration statement filed with the SEC or pursuant to an applicable exemption from the relevant registration requirements. The Company has agreed to file a registration statement with the SEC for the resale of the common stock underlying the convertible notes sold in the private placement.

The registration rights agreement provides the investors with certain registration rights whereby the Company could incur penalties if a registration statement is not filed or declared effective by the SEC on a timely basis. Under the registration rights agreement, the Company has agreed to file a registration statement with the SEC registering for resale the shares underlying the Notes on the 15th day following the earlier of (i) the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31,2007 or (ii) the latest date on which the Company is required to file its Form 10-K, subject to extension under Rule 12b-25. Furthermore, the Company has agreed to cause the registration statement to be declared effective as soon as possible, but in any event, no later than upon the earlier of (i) the 75th day following the filing date; provided that, if the SEC reviews and has written comments to the filed registration statement that would require the filing of a pre-effective amendment thereto with the SEC, then the effective date shall be the 105th day following the filing date or (ii) the fifth trading following the date on which the Company is notified by the SEC that the initial registration statement will not be reviewed and is no longer subject to review and comments. In the event that the Company does not file the registration statement timely and /or in the event that the registration statement is not declared

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

effective in the timeframe noted above, the Company will be required to pay liquidated damages to the investors as a rate per annum equal to an additional 0.25% of the aggregate principal amount of the Notes outstanding as of the original issue date, to and including the 90th day thereafter or until the registration statement is filed and/or declared effective by the SEC, and 0.5% from the 91st day thereafter until the registration statement is filed and/or declared effective by the SEC.

In addition, the Company has agreed to use its reasonable best efforts to keep the registration statement continuously effective. Under the registration rights agreements, the requirement to keep a registration statement effective is suspended upon the earlier of (i) the fifth anniversary of the effective date, (ii) at such time that shares covered by the registration statement have been publicly sold by the investors, or (iii) the date shares each investor is able to sell the shares without limitation under SEC Rule 144. If at any time during this effectiveness period (i) the registration statement ceases to be effective, (ii) the investors are not authorized to use the prospectus pursuant to Section 3 (g), or (iii) the investors are otherwise restricted by the Company from effecting sales pursuant to the registration statement for more than 30 days, whether or not consecutive, in any 90-day period, or for more than 90 days, whether or not consecutive, during any 12-month period, then the Company will be required to pay liquidated damages to the investors. The liquidated damages are to be paid at a rate per annum equal to an additional 0.25% of the aggregate principal amount of the Notes outstanding as of the original issue date from the 31st day of the applicable 90-day period or the 91st of the applicable 12-month period until the earlier of (i) the time the investors are again able to make sales under the registration statement, or (ii) the expiration of the effectiveness period.

Any amount to be paid as liquidated damages, if any, shall be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as defined in the Note, following the date of such registration default or effectiveness failure, as applicable. Such liquidation damages will accrue in respect to the aggregate principal amount of the Notes outstanding as of the original issue date at the rates noted above.

The Company accounts for registration rights agreements in accordance with the FASB’s Statement of Position (“FSP”) EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument, should be separately recognized and accounted for as a contingency in accordance with SFAS No. 5 “Accounting for contingencies.”

The registration payment arrangement does not provide for a maximum potential amount of consideration that may be required to be paid as liquidated damages. As of the date of the filing of this Form 10-Q, the Company has not filed a registration statement to register the shares underlying the Notes. Management has determined that the current carrying amount of the liability representing the Company’s obligations under the registration payment arrangement would not be material as of June 30, 2008. Any gains or losses resulting in changes in the carrying amount of this liability will be recorded as interest expense.

In connection with the Company’s anticipated merger transaction with Heckmann Corporation, certain of the Company’s obligations which are described in the foregoing paragraphs, particularly the Company’s registration obligations and liquidated damages liability, have been suspended pending consummation of the merger transaction with Heckmann Corporation.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

NOTE 10—Taxes Payable

(a)	Corporate Income Taxes (“CIT”)

Under the current laws of the BVI, dividends and capital gains arising from the Company’s investments in the BVI through Gain Dynasty Investments Limited and Fine Lake International Limited are not subject to income taxes and no withholding tax is imposed on the payments of dividends by the Company. No Hong Kong corporate income tax has been provided in the financial statements, as the Company did not have any assessable profits for the Hong Kong companies (Olympic Forward Trading Co Ltd and Pilpol (HK) Biological Ltd).

Beginning January 1, 2008, a new Chinese Enterprise Income Tax (“CIT”) law replaced the laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard CIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs.

The income tax payable balances of $2,277 and $320 as of June 30, 2008 and December 31, 2007, respectively, have been accrued and reflected as taxes payable in the accompanying consolidated balance sheets.

There are no differences between reported book or financial income and income computed for income tax purposes. Therefore, the Company has made no adjustment for deferred tax assets or liabilities.

(b)	Value Added Tax (“VAT”)

The VAT payable balances of $6,421 and $5,762 as of June 30, 2008 and December 31, 2007, respectively, have been accrued and reflected as value added taxes payable in the accompanying consolidated balance sheets.

(c)	Provistion for Income Taxes

United States

We are subject to United States corporate income tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we had no income taxable in the United States for the first six months of fiscal year 2008.

British Virgin Islands

Our subsidiaries, Gain Dynasty Investments Limited, Fine Lake International Limited and Favor Start Investments Limited, were incorporated in the British Virgin Islands, or BVI, and, under the current laws of the BVI, are not subject to income taxes.

PRC

Before the implementation of the corporate income tax (“CIT”) law (as discussed below), Foreign Invested Enterprises (“FIE”) established in the PRC are generally subject to an CIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law (“CIT Law”), and on November 28, 2007, the State Council of China passed the Implementing Rules for the CIT Law (“Implementing Rules”) which took effect on January 1, 2008. The CIT Law and Implementing Rules impose a unified CIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

rate alongside other domestic businesses rather than benefiting from the FEIT, and its associated preferential tax treatments, beginning January 1, 2008.

In addition to the changes to the current tax structure, under the CIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an CIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC CIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

As approved by the relevant PRC tax authority, our subsidiaries Guangdong Taoda Drink Co. Limited, Zhanjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited, Shandong Olympic Forward Drink Co. Limited, Nanning Taoda Drink Co. Limited and Guangzhou Grand Canyon Pure Distilled Water Co. Limited were entitled to a two-year exemption from CIT followed by a 50.0% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year. The tax holiday of the above companies commenced in 2006. Accordingly, the above companies were exempted from CIT for 2006 and 2007 and thereafter entitled to a 50% reduction on CIT tax rate of 12.5% for 2008, 2009 and 2010. The year of 2010 is the last year that we enjoy a 50.0% tax reduction. From 2011, we are subject to PRC CIT at a rate of 25.0% of assessable profits, consisting of a 25% national tax.

NOTE 11—Related Party Transactions

Due from Related Companies

A summary of due from related companies balance as of June 30, 2008 are as follows:

June 30, 2008
(Unaudited)
China Bottles	$1
Fogang Guozhu Plastics Co. Ltd.	800
Guangzhou Grand Canyon Pure Distilled Water Sales & Services Co., Ltd.	1,727
Shenzhen Nanbeixing Trading Limited	1,468

$3,996

Fogang Guozhu Plastics Co. Ltd. is subsidiary of China Bottles. The Company holds 48% of the common and preferred shares of China Bottles. The Company has entered into an informal agreement with China Bottles to provide working capital support in the form of notes payable by China Bottles to the Company. The notes yield interest to the Company at an annual interest rate equal to the market rate and are payable upon demand. The interest rate was set at 6%.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

Grand Canyon sells bottled water and carboy water to one of its owners, Guangzhou Grand Canyon Distilled Water Sales & Services Co., Ltd. The transactions with this entity totaled to $110 during June 13 to June 30, 2008, which were made in the ordinary course of business. The amount due from this entity at June 30,2008 are under the same terms as amounts due from the Company’s other customers.

Shenzhen Nanbeixing Trading Limited is a company in which Mr. Xu Hong Bin, the Company’s President and Director, holds a direct and indirect role as its legal representative for local registration purposes. This amount is interest free and due on demand.

Stock-Based Compensation (as restated, Note 14)

In May 2007, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain investors (“the Investors”) and issued 4,447,612 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”) (the “Share Sale”). Gross proceeds to the Company were $30,000,000. Each share of Preferred Stock was convertible into five shares of the Company’s common stock and entitled the holder to the same voting rights as holders of the Company’s common stock on an as converted basis. The Company received $26,358,000, net of offering costs of the Share Sale. In July 2007, all 4,477,612 shares of Preferred Stock were converted into 22,388,060 shares of the Company’s common stock.

In connection with the Share Sale, the Investors, the Company, Mr. Xu Hong Bin, a major shareholder of the Company, the Pinnacle Fund, as agent, and Loeb & Loeb LLP, as escrow agent, have entered into a Make Good Escrow Agreement (the “Make Good Escrow Agreement”), whereby Mr. Xu Hong Bin has agreed to transfer 11,194,030 and 11,194,030 shares of the Company’s common stock owned by him to the Investors on a pro rata basis in the event that the Company does not meet certain performance targets for the years ended December 31, 2007 and 2008, respectively. The performance target for the Company’s fiscal year ended December 31, 2007 was the achievement of after-tax net income of at least $19,000,000. The performance target for the Company’s fiscal year ending December 31, 2008 is the achievement of after-tax net income of at least $30,000,000 and earnings per share of at least $0.30. The Company achieved the target for the year ended December 31, 2007.

The agreement to release the shares from escrow upon the achievement of certain criteria was presumed to be a separate compensatory arrangement between the Company and Mr. Xu Hong Bin. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) was charged to income as stock-based compensation during the year ended December 31, 2007. Through June 30, 2008, the Company has accrued an additional $28 million ($14 million for each of the quarters ended March 31, 2008 and June 30, 2008) as stock-based compensation as the Company believes it is probable that the performance target will be achieved for fiscal year ending December 31, 2008.

NOTE 12—Commitments and Contingencies

Environmental Liabilities

In accordance with the requirements of the PRC’s Environmental Protection Law, the Company has installed required environmental protection equipment, adopted advanced environmental protection technologies, established responsibility systems for environmental protection, and has reported to and registered with the relevant local environmental protection departments. The Company has complied with the relevant regulations

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

and has never paid a fee for the excessive discharge of pollutants. Management believes that there are no unrecorded liabilities in connection with the Company’s compliance with environment laws and regulations.

Litigation

The Company is subject to claims and litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty. The Company is currently not engaged in any claims or litigation matters and management believes that any unknown claims will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 13—Merger Agreement with Heckmann Corporation

On May 19, 2008, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Heckmann Corporation, a Delaware corporation (“Parent”), and Heckmann Acquisition II Corp., a Delaware corporation and the Parent’s wholly-owned subsidiary (“Acquisition Sub”). Pursuant to the terms of the Merger Agreement, the Company is to be merged with and into Acquisition Sub (the “Merger”). At the date and time the Merger becomes effective, each share of the Company’s common stock (“Company Common Stock”) will be converted into the right to receive (i) 0.8 shares of common stock, par value $0.01 per share of the Parent, as such fraction may be adjusted in accordance with the Merger Agreement, and/or (ii) at the election of the holders of Company Common Stock, an amount in cash equal to US$5.00 per share of Company common stock. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The completion of the transaction is subject to customary closing conditions, including the approval of the stockholders of the Parent. On May 19, 2008, the holders of a majority of the Company’s common stock have approved the merger.

NOTE 14—Restatements

Subsequent to the issuance of the Company’s interim consolidated financial statements of and for the periods ended June 30, 3008, the Company determined that there were errors made in accounting for certain transactions in its December 31, 2007 and June 30, 2008 consolidated financial statements. These errors are as follows:

(A)	The fair value of the shares of common stock issued to China Bottles as part of the acquisition consideration was estimated to be $3.50 per share. In addition, the fair value of the shares of common stock to be issued to Pilpol as part of the acquisition consideration was also estimated to be $3.50 per share. The quoted market price of the Company’s common stock on the dates of these acquisitions was $7.70 and $8.00 per share, respectively. The initial decrease in the estimated fair value of these shares was primarily due to consideration of the effects on the quoted market price related to price fluctuations, quantities traded, issue costs and the like. However, after further consideration, the Company determined that the quoted market price represented the best evidence of the fair value of its common stock issued in connection with these acquisitions and, as a result, the Company has restated its December 31, 2007 and June 30, 2008 consolidated financial statements to use quoted market price in accounting for these acquisitions.

(B)

As a result of the Company’s determination that quoted market price represented the best evidence of the fair value of its common stock, the Company determined that the issuance of convertible notes in January 2008 included a beneficial conversion feature. The fair value of the Company’s common stock

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

on the date of the convertible note issuance was originally estimated to be $4.25 per share based on the factors outlined in (A) above, which was equal to the conversion price of the notes. However, using quoted market price as fair value (which was $17.25 per share at the date of the issuance) results in a beneficial value attributable to the conversion feature of $44 million, as discussed in more detail in Note 9. As a result, the Company has restated its June 30, 2008 consolidated financial statements to record the beneficial conversion feature as a discount to the related debt and an addition to additional paid-in capital. The discount is being amortized as additional interest expense from the date of the convertible note issuance through the maturity date.

(C)	On August 15, 2007, the Company and the former owners of Pilpol agreed to amend the purchase price to fix the number of shares to be issued in the Pilpol acquisition at 1,523,578 shares. As a result, on August 15, 2007, the Company should have reclassified the monetary value of these shares, which was $12,188,624, to stockholders’ equity, pursuant to SFAS No. 150. The Company has restated its December 31, 2007 and June 30, 2008 consolidated financial statements to reclassify this amount from acquisition consideration payable to stockholders’ equity.

(D)	As discussed in Note 11, pursuant to an escrow agreement entered into in connection with a $30 million preferred stock offering in May 2007, Mr. Xu Hong Bin, the president and a major shareholder of the Company, agreed to transfer 11,194,030 and 11,194,030 shares of the Company’s common stock owned by him to the preferred stock investors on a pro rata basis in the event that the Company does not meet certain performance targets for the years ended December 31, 2007 and 2008, respectively. The agreement to release the shares from escrow upon the achievement of certain criteria is presumed to be a separate compensatory arrangement between the Company and Mr. Xu Hong Bin. Accordingly, the fair value of the shares at the time they were placed into escrow ($56 million) should have been charged to income as stock-based compensation during the year ended December 31, 2007. In addition, through June 30, 2008, the Company should have accrued an additional $28 million ($14 million for each of the quarters ended March 31, 2008 and June 30, 2008) as stock-based compensation as the Company believes it is probable that the performance target will be achieved for fiscal year ending December 31, 2008. As a result, the Company has restated its December 31, 2007 and June 30, 2008 consolidated financial statements to account for this escrow agreement as a separate compensatory arrangement between the Company and Mr. Xu Hong Bin.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SIX MONTHS ENDED JUNE 30, 2008

(In thousands, except per share amounts)

The adjustments required to correct the errors discussed above resulted in the restatement of the Company’s December 31, 2007 and June 30, 2008 consolidated financial statements from amounts previously reported as follows:

Balance sheet:

	December 31, 2007		June 30, 2008
	As previously reported	As restated	As previously reported	As restated
Investment in unconsolidated equity investee	$18,264	$27,224	$21,962	$30,922
Goodwill	5,721	12,577	9,126	15,982
Total assets	90,334	106,150	167,454	183,270
Acquisition consideration payable, current portion	6,393	1,060	6,393	1,060
Total current liabilities	21,060	15,727	28,890	23,557
Convertible notes	—	—	50,000	12,349
Total liabilities	21,327	15,994	80,914	37,930
Additional paid-in capital	40,973	118,092	40,973	190,077
Retained earnings (accumulated deficit)	25,613	(30,357)	37,939	(52,365)
Total stockholders' equity	68,490	89,639	83,327	142,127
Total liabilities and stockholders' equity	90,334	106,150	167,454	183,270

Statement of operations:

	June 30, 2008
	For the three months ended		For the six months ended
	As previously reported	As restated	As previously reported	As restated
General and administrative expenses	$2,413	$16,405	$3,992	$31,977
Total operating expenses	2,776	16,768	4,396	32,381
Income (loss) from operations	9,948	(4,044)	13,799	(14,186)
Interest expense	1,382	5,039	2,367	8,716
Income (loss) before income taxes	10,418	(7,231)	14,636	(19,698)
Net income (loss)	8,778	(8,871)	12,326	(22,008)
Comprehensive income (loss)	9,599	(8,050)	14,837	(19,497)
Earnings (loss) per share:
Basic	0.09	(0.09)	0.13	(0.23)
Diluted	0.09	(0.09)	0.12	(0.23)
Weighted average number of diluted shares outstanding	109,602	96,045	109,741	96,045

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Guangzhou Grand Canyon Distilled Water Co., Ltd.

We have audited the accompanying balance sheet of Guangzhou Grand Canyon Distilled Water Co., Ltd. as of December 31, 2007, and the related statements of operations and comprehensive income, changes in members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guangzhou Grand Canyon Distilled Water Co., Ltd. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GHP Horwath, P.C.

GHP HORWATH, P.C.

Denver, Colorado

June 12, 2008

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

BALANCE SHEETS AS OF MARCH 31, 2008 (UNAUDITED)

AND DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$198	$182
Accounts receivable	5,454	3,922
Due from related companies	1,431	1,323
Inventories	387	253
Other receivables and prepayments	650	613

Total Current Assets	8,120	6,293
Property and Equipment, net	282	294

	$8,402	$6,587

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$341	$992
Advances from customers	15	13
Due to related companies	132	46
Other payables and accruals	2,645	2,030
Accrued payroll	103	64
Taxes payable	553	272

Total Liabilities (all current)	3,789	3,417

MEMBERS’ EQUITY

Paid-in capital	1,913	1,913
Appropriated retained earnings	913	913
Unappropriated retained earnings	1,283	—
Accumulated other comprehensive income	504	344

Total Members’ Equity	4,613	3,170

	$8,402	$6,587

See accompanying notes to financial statements.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

	For the three months ended March 31, 2008	For the three months ended March 31, 2007	For the year ended December 31, 2007
	(unaudited)	(unaudited)
Sales	$5,167	$3,615	$18,990
Cost of goods sold	(3,170)	(2,368)	(12,200)

Gross profit	1,997	1,247	6,790

Operating expenses
Selling and marketing expenses	(323)	(260)	(1,470)
General and administrative expenses	(130)	(118)	(570)

Total operating expenses	(453)	(378)	(2,040)

Income from operations	1,544	869	4,750

Other income
Miscellaneous income (expense)	3	(8)	10

Income before income taxes	1,547	861	4,760

Provision for income taxes	(264)	(150)	(829)

Net income	1,283	711	3,931
Other comprehensive income
Foreign currency translation gain	160	18	181

Comprehensive income	$1,443	$729	$4,112

See accompanying notes to financial statements.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

	Paid-in Capital	Appropriated Retained Earnings	Unappropriated Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Members’ Equity
Balance at January 1, 2007	$1,913	$471	$(917)	$163	$1,630

Net income	—	—	3,931	—	3,931
Dividends declared	—	—	(2,572)	—	(2,572)
Transfer to reserves	—	442	(442)	—	—
Foreign currency translation gain	—	—	—	181	181

Balance at December 31, 2007	1,913	913	—	344	3,170

Net income (unaudited)	—	—	1,283	—	1,283
Foreign currency translation gain (unaudited)	—	—	—	160	160

Balance at March 31, 2008 (unaudited)	$1,913	$913	$1,283	$504	$4,613

See accompanying notes to financial statements.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

	For the three months ended March 31, 2008	For the three months ended March 31, 2007	For the year ended December 31, 2007
	(unaudited)	(unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$1,283	$711	$3,931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24	13	64
Changes in operating assets and liabilities
Decrease (Increase) in operating assets:
Accounts receivable	(1,340)	(435)	(1,685)
Due from related companies	(51)	(47)	(613)
Inventories	(121)	18	19
Others receivables and prepayments	(11)	(24)	505
Increase (Decrease) in operating liabilities:
Accounts payable	(677)	753	450
Advances from customers	2	11	12
Due to related companies	82	(35)	(476)
Others payables and accruals	521	272	139
Accrued payroll	35	(22)	(37)
Taxes payable	264	150	261

Net Cash Provided by Operating Activities	11	1,365	2,570

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	—	(1)	(63)

Net Cash Used in Investing Activities	—	(1)	(63)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend paid	—	—	(2,469)

Net Cash Used in Financing Activities	—	—	(2,469)

Effect of exchange rate change on cash	5	5	18

NET INCREASE IN CASH AND CASH EQUIVALENTS	16	1,369	56
CASH AND CASH EQUIVALENTS, beginning	182	126	126

CASH AND CASH EQUIVALENTS, ending	$198	$1,495	$182

SUPPLEMENTAL DISCLOSURES
Interest paid	$—	$—	$—

Income taxes paid	$—	$—	$568

See accompanying notes to financial statements.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Guangzhou Grand Canyon Distilled Water Co., Ltd. (the “Company” or “Grand Canyon”) was incorporated in the People’s Republic of China (“PRC”) in 1994 with a registered and paid-in capital of Renminbi (“RMB”) 16,396,108 (approximately $1,913).

The principal activities of the Company are the producing and sale of pure distilled water and mineral water in China.

On May 20, 2008, China Water and Drinks Inc. (“CWDK”) entered into a Share Purchase Agreement with Prosper Focus Enterprise Limited (“Prosper Focus”), a Hong Kong company under which CWDK acquired 67% ownership of Grand Canyon. Prosper Focus has no assets other than being the holding company of Grand Canyon. Because Prosper Focus had no substantive business operations since its formation by the owners of the Company in April 2007 until it acquired Grand Canyon on December 17, 2007, the financial statements included herein present the financial condition, results of operations and cash flows of Grand Canyon as of and for the year ended December 31, 2007. Completion of the transaction is subject to further due diligence by each party, negotiation and execution of a definitive agreement, and other customary pre-closing conditions, and is anticipated to occur in June 2008.

Basis of preparation

The accompanying financial statements as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company’s financial position as of March 31, 2008, its results of operations and its cash flows for the three months ended March 31, 2008 and 2007 have been made. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the operating results for the full year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased and cash deposits with financial institutions with original maturities of three months or less to be cash equivalents.

The Company maintains its cash accounts at credit worthy financial institutions and closely monitors the movements of its cash positions.

(b) Accounts Receivable

The Company extends unsecured credit to its customers in the normal course of business. The Company regularly evaluates and monitors the creditworthiness of each customer on a case-by-case basis. The Company includes any account balances that are determined to be uncollectible in an allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on management’s analysis, the allowance for doubtful accounts as of March 31, 2008 (unaudited) and December 31, 2007 is not significant.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

Three unrelated customers accounted for 23.54%, 12.84%, and 11.46%, respectively, of accounts receivable at March 31, 2008 (unaudited), and these three customers accounted for 7.44%, 14.67% and 14.43%, respectively, of revenues for the three months ended March 31, 2008 (unaudited).

Three customers accounted for 39.5%, 10.78s% and 8.99%, respectively, of revenues for the three months ended March 31, 2007 (unaudited).

Three unrelated customers accounted for 30.62%, 8.25%, and 7.69%, respectively, of accounts receivable at December 31, 2007, and these three customers accounted for 37.62%, 14.08% and 13.65%, respectively, of revenues for the year ended December 31, 2007.

(c) Prepayments

Prepayments represents the cash paid in advance for the purchase of inventory items from suppliers.

(d) Advances from Customers

Advances from customers represents the cash received from customers as deposits/advance payments for the purchase of the Company’s products.

(e) Fair Value of Financial Instruments

Management has estimated that the carrying amounts of non-related party financial instruments approximate their fair values due to their short-term maturities. The fair value of the amount due from (to) related parties is not practicable to estimate due to the related party nature of the underlying transactions.

(f) Inventories

Inventories consist of bottles, packing materials, bottled water, and carboy water, and are valued at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves. Based on management’s analysis, there were no impairments of inventories as of March 31, 2008 (unaudited) and December 31, 2007.

During the three months ended March 31, 2008 and 2007 (unaudited), and the year ended December 31, 2007, approximately 89%, 88%, and 89%, respectively, of total inventory purchases were from five unrelated suppliers. Approximately 63%, 57%, and 62%, respectively, of total inventory purchases were from one supplier, from which the Company procures bottles. However management believes that the Company could purchase these parts from other suppliers without interruption to the Company’s operations.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

(g) Property and Equipment

Property and equipment consist of office equipment, distilling equipment, and motor vehicles, and is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the assets' estimated useful lives, as follows:

Office equipment	5 years
Distilling equipment	5-10 years
Motor vehicles	5 years

Maintenance and repair costs are expensed as incurred, whereas significant renewals and betterments are capitalized.

(h) Accounting for the Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is determined by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There were no impairments of long-lived assets as of March 31, 2008 (unaudited) and December 31, 2007.

(i) Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(j) Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104. All of the following criteria must exist in order for the Company to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. The criteria are generally met when the company delivers its products to customers.

(k) Seasonality

The Company’s sales are subject to seasonality factors. The Company typically experiences higher sales of bottled water in summer time in coastal cities while the sales remain constant throughout the entire year in some

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

inland cities. In general, management believes that sales will be higher in the second and third quarters of the year when the weather is hot and dry, and lower in the first and fourth quarters of the year when the weather is cold and wet. Sales peak during the months from June to September. Sales can also fluctuate during the course of a financial year for a number of other reasons, including weather conditions and the timing of advertising and promotional campaigns. As a result of these reasons, the operating results may fluctuate. In addition, the seasonality of our results may be affected by other unforeseen circumstances, such as production interruptions.
(l) Retirement Plan

Retirement benefits in the form of contributions under a defined contribution retirement plan to the relevant authorities are charged to the statement of operations as incurred. Retirement benefit expense (included in cost of sales, selling expenses, general and administrative expenses) for the three months ended March 31, 2008 and 2007 (unaudited) and the year ended December 31, 2007 were $72, $66, and $270, respectively.

(m) Foreign Currency Translation

The functional currency of the Company is the RMB and the RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the functional currency, have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet date, revenue and expenses are translated at the average exchange rates for the period, and members’ equity is translated at historical exchange rates. Translation adjustments are included in accumulated other comprehensive income, a component of members’ equity.

The exchange rates applied are as follows:

	March 31, 2008	March 31, 2007	December 31, 2007
Year end RMB exchange rate	7.0222	7.7409	7.3141
Average RMB exchange rate	7.1757	7.7714	7.6172

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(n) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

(o) Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws.

(p) Sales, use and other Value Added Tax

Revenue is recorded net of sales, use and other Value Added Tax.

(q) Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (R), “Business Combinations” (“SFAS 141 (R)”), which becomes effective for fiscal periods beginning after December 15, 2008. SFAS 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51” (“SFAS 160”) which becomes effective for fiscal periods beginning after December 15, 2008. This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This statement does not require any new fair value measurements but provides guidance on how to measure fair value and clarifies the definition of fair value under accounting principles generally accepted in the United States of America. This statement also requires new disclosures about the extent to which fair value measurements in financial statements are based on quoted market prices, market-corroborated inputs, or unobservable inputs that are based on management’s judgments and estimates. The statement is effective for the Company on January 1, 2009 for non-financial assets and liabilities, and was effective for the Company on January 1, 2008 for financial assets and liabilities. As it relates to the Company’s financial assets and liabilities, the adoption of SFAS 157 did not have a material impact on the Company’s financial statements. The Company is still in the process of evaluating the impact that SFAS 157 will have on its non-financial assets and liabilities.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 allows companies the choice to measure many financial instruments and certain other items at fair value. This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 was effective for the Company on January 1,2008. The Company did not apply the fair value option to any of its outstanding investments, and therefore the adoption of SFAS 159 did not have an impact on the Company’s financial statements.

3. RELATED PARTY BALANCES AND TRANSACTIONS

The Company sells bottled water and carboy water to one of its owners, Guangzhou Grand Canyon Distilled Water Sales Co., Ltd. and other entities controlled by the controlling owner of Grand Canyon. The transactions with these entities were made in the ordinary course of business and were negotiated at arms length. A summary of balances and transactions with related parties follows:

(a) Related company balances

At March 31, 2008 (unaudited) and December 31, 2007, amount due from/to related companies consist of:

	March 31, 2008	December 31, 2007
Due from related companies
Guangzhou Grand Canyon Distilled Water Sales Co., Ltd.	$1,431	$1,323

Due to related companies

Rich Standard Investment Co., Ltd.	$12	$11
Shanghai Grand Canyon Distilled Water Sales Co., Ltd.	10	10
Guangzhou Hanshan Beverage Co., Ltd.	110	25

	$132	$46

(b) Related party transactions

Related party transactions for the three months ended March 31, 2008 and 2007 (unaudited), and the year ended December 31, 2007 consist of:

	Three months ended March 31,		Year ended December 31, 2007
	2008	2007
Revenue
Guangzhou Grand Canyon Distilled Water Sales Co., Ltd.	$202	$206	$1,017

Processing fee
Guangzhou Hanshan Beverage Co., Ltd.	$102	$76	$378

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

4. INVENTORIES

At March 31, 2008 (unaudited) and December 31, 2007, inventories consist of:

	March 31, 2008	December 31, 2007
Raw materials	$90	$34
Work in process	18	3
Finished goods	279	216

	$387	$253

5. PROPERTY AND EQUIPMENT

At March 31, 2008 (unaudited) and December 31, 2007, property and equipment consists of:

	March 31, 2008	December 31, 2007
Office equipment	$131	$126
Distilling equipment	1,897	1,821
Motor vehicles	578	555

	2,606	2,502
Less accumulated depreciation	(2,324)	(2,208)

	$282	$294

Depreciation expense for the three months ended March 31, 2008 and 2007 (unaudited), the year ended December 31, 2007 were, approximately $24, $13, and $64, respectively

6. INCOME TAX EXPENSE

The Company is governed by the Income Tax Laws of the PRC and is subject to the PRC’s corporate income tax. The statutory rate is 33%. However, since the Company is a foreign investment production enterprise located in the technological economic development zone in old urban district, the corporate income tax rate is 24% and the local income tax rate is 3%. As approved by the tax authorities, the Company is entitled to a two year exemption from corporate income tax followed by three years of a 50% tax reduction, commencing from the first cumulative profit-making year net of losses carried forward. The Company’s first cumulative profit-making year was 2005. Therefore, the corporate income tax rate for year 2007 was 12% with a local income tax rate of 3%, resulting in an aggregate tax rate of 15%.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

The reconciliation of income taxes computed at the PRC federal statutory tax rate applicable to enterprises operating in the technological economic development zone in old urban district, to income tax expense for the three months ended March 31, 2008 and 2007 (unaudited) and for the year ended December 31, 2007, is as follows:

	Three months ended March 31,		Year ended December 31, 2007
	2008	2007
PRC federal statutory tax rate	15%	15%	15%
Taxable income	$1,547	$861	$4,760
Computed expected income tax expense	$232	$129	$714
Non-deductible expenses	32	21	115

Income tax expense	$264	$150	$829

Effective January 1, 2008, the Company must determine the corporate income tax in accordance with the Corporate Income Tax Law of the People’s Republic of China (hereinafter “the new CIT Law”) as approved by the National People’s Congress on March 16, 2007. Under the new CIT Law, the corporate income tax rate applicable to the Company will be gradually increased to 25% in a 5-year period from 2008 to 2012.

In June 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance for de-recognition of tax positions, financial statement classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation was effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the Company’s financial position or results of operations.

The Company files tax returns with the relevant government authorities in the PRC. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized for the three months ended March 31, 2008 and 2007 (unaudited), and the year ended December 31, 2007.

No deferred tax has been provided in the financial statements as there are no material temporary differences.

7. COMMITMENTS AND CONTINGENCIES

The Company leases office and factory space in Guangzhou in the PRC under an agreement that will expire in November 2009. Rental expense for the three months ended March 31, 2008 and 2007 (unaudited) and for the year ended December 31, 2007 was approximately $53, $49, and $198, respectively.

GUANGZHOU GRAND CANYON DISTILLED WATER CO., LTD.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2007

Expressed in thousands of U.S. dollars

Future minimum lease payments as of March 31, 2008 and December 31, 2007 are as follows:

	March 31, 2008	December 31, 2007
2008	$155	$206
2009	189	189

	$344	$395

8. APPROPRIATED RETAINED EARNINGS

The Company’s income is distributable to its owners after transfer to statutory reserves as required under relevant PRC laws and regulations and the Company’s Articles of Association. As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain a statutory surplus reserve fund which is non-distributable. Appropriations to such reserve are 10% of net profit after taxation as per the statutory financial statements of the Company.

The statutory surplus reserve fund can be used to make up prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue. The appropriation may cease to apply if the balance of the fund has reached 50% of the entity’s registered capital.

For the three months ended March 31, 2008 and 2007 (unaudited), the year ended December 31, 2007, approximately RMB0, RMB0, RMB2,993,000 ($0, $0, $442) were appropriated for this purpose, respectively.

Board of Directors

China Valley Development Limited

(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of China Valley Development Limited (A Development Stage Company) as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2006 and for the period July 5, 2005 (date of inception) to December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material aspects, the financial position of China Valley Development Limited as of December 31, 2006 and the results of its operations and cash flows for the year ended December 31, 2006 and for the period July 5, 2005 (date of inception) to December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company will need additional working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

October 31, 2007

Salt Lake City, Utah

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

December 31, 2006
ASSETS
CURRENT ASSETS

TOTAL ASSETS	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT LIABILITIES
Other payables and accrued liabilities	$2,090

Total current liabilities	2,090

TOTAL LIABILITIES	2,090

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 50,000 shares authorized, 50,000 shares issued and outstanding on December 31, 2006	50,000
Less: Stock Subscription Receivable	(50,000)
Deficit accumulated during development stage	(2,090)

TOTAL STOCKHOLDERS’ EQUITY	(2,090)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$—

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

	Year Ended December 31, 2006	From July 5, 2005 (date of inception) to December 31, 2005	From July 5, 2005 (date of inception) to December 31, 2006
Revenue	$—	$—	$—

Cost of goods sold	—	—	—

Gross profit	—	—	—

Expenses

General and administrative	872	1,218	2,090

Net loss	$(872)	$(1,218)	$(2,090)

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Shares	Common Stock	Stock Subscriptions Receivable	Deficit Accumulated During the Development Stage	Total
As of July 5, 2005, date of inception		$—	$—	$—	$—
Shares issued for subscription receivable	50,000	50,000	(50,000)	—	—
Net loss		—		(1,218)	(1,218)

As at December 31, 2005	50,000	50,000	(50,000)	(1,218)	(1,218)
Net loss		—		(872)	(872)

As at December 31, 2006	50,000	$50,000	$(50,000)	$(2,090)	$(2,090)

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Year Ended 2006	From inception (July 5, 2005) to December 31,
		2005	2006
Cash flows from operating activities
Net loss for the year	$(872)	$(1,218)	$(2,090)
Adjustments to reconcile net loss to net Cash (used in) provided by operating activities:

Other payables and accrued liabilities	872	1,218	2,090

Net cash flows from operating activities	—	—	—

Net increase in cash and cash equivalents	$—	$—	$—

Cash and cash equivalents—beginning of period		—	—

Cash and cash equivalents—end of period	$—	$—	$—

Non cash financing activities;

Stock issued for subscription receivable		$50,000	$50,000

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE 1—ORGANIZATION AND PRINCIPAL ACTIVITIES

China Valley Development Limited (the “Company”) was incorporated on July 5, 2005 under the laws of British Virgin Islands. The Company had no significant business activities for the year ended December 31, 2006 and 2005 and is considered to be a development stage company.

On August 24, 2007, the Company acquired 100% ownership of Guozhu Holdings Limited, a Hong Kong registered company. Guozhu Holdings Limited owns 100% ownership of Fogang Guozhu Plastics Company Limited and Guangdong Guozhu Precision Mold Company Limited, both of which are registered in China. Also, through Excellent Fame Investments Limited, the Company’s wholly owned subsidiary registered in Hong Kong, the Company also owns 100% of Fogang Guozhu Blowing Equipment Company Limited, a Chinese registered company.

The principle operations of Guangdong Guozhu Precision Mold Company Limited are manufacture and sale of precision mold and PVC products while the principle operations of Fogang Guozhu Blowing Equipment Company are manufacture and sale of blowing equipment and plastic production machinery.

The principle operations of Fogang Guozhu Plastics Company Limited are plastic bottle and PVC products manufacturing.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(b) Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to the commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CHINA VALLEY DEVELOPMENT LIMITED

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006

(d) Recent accounting pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 3—COMMON STOCK

The Company issued 50,000 shares in July of 2005 to founders of the Company in exchange for a stock subscription receivable. This stock subscription receivable is outstanding at December 31, 2006.

NOTE 4—FOREIGN CURRENCY TRANSLATION AND DERIVATIVE FINANCIAL INSTRUMENTS

The accompanying consolidated financial statements are presented in United States dollars (“US$”). The functional currency of the Company is Hong Kong Dollar (“HKD”). Capital accounts of the consolidated financial statements are translated into US$ from HKD at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005
Year end HKD : US$ exchange rate	7.8	7.8
Average yearly HKD : US$ exchange rate	7.8	7.8

NOTE 5—SUBSEQUENT EVENTS

(a)	On August 24, 2007, the Company acquired 100% ownership of Guozhu Holdings Limited, a Hong Kong registered company. Guozhu Holdings Limited owns 100% ownership of Fogang Guozhu Plastics Company Limited and Guangdong Guozhu Precision Mold Company Limited, both of which are registered in China. Also, through Excellent Fame Investments Limited, the Company’s wholly owned subsidiary registered in Hong Kong, the Company also owns 100% of Fogang Guozhu Blowing Equipment Company Limited, a Chinese registered company.

The principle operations of Guangdong Guozhu Precision Mold Company Limited are manufacture and sale of precision mold and PVC products while the principle operations of Fogang Guozhu Blowing Equipment Company are manufacture and sale of blowing equipment and plastic production machinery.

The principle operations of Fogang Guozhu Plastics Company Limited are plastic bottle and PVC products manufacturing.

(b)	On August 26, 2007, the Company entered into an Agreement for Share Exchange with Hutton Holdings Corporation, a Nevada corporation and Cai Yingren and Wu Wen, the owners and shareholders of the Company.

NOTE 6—GOING CONCERN

The Company will need additional working capital for its future planned activity which raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining sufficient working capital to be successful in that effort. The management of the Company has developed a strategy, which it believes will accomplish this objective, through additional short term loans, and equity funding, which will enable the Company to operate for the coming year.

Board of Directors

Fogang Guozhu Plastics Co. Limited

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying balance sheets of Fogang Guozhu Plastics Co. Limited as of December 31, 2006 and 2005 and the statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material aspects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

August 6, 2008

Salt Lake City, Utah

FOGANG GUOZHU PLASTICS CO. LIMITED

BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$26,529	$18,842
Accounts receivable, net of allowance for doubtful accounts	265,829	367,264
Inventories	457,328	875,506
Amounts due from related parties	—	24,783
Prepaid expenses and other receivables	702,403	1,324

Total current assets	1,452,089	1,287,719
PROPERTY, PLANT & EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	1,050,154	964,601
LAND USE RIGHTS, NET OF ACCUMULATED AMORTIZATION	118,515	117,367

TOTAL ASSETS	$2,620,758	$2,369,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$180,324	$34,653
Accrued expenses and other payables	220,429	9,620
Amount due to a director	236,004	337,293
Amounts due to related parties	45,178	—
Customers deposits	270,389	629,922
Taxes payable/(recoverable)	81,391	(2,662)

Total current liabilities	1,033,715	1,008,826
TOTAL LIABILITIES	$1,033,715	$1,008,826

STOCKHOLDERS’ EQUITY
Capital	$354,195	$354,195
Additional paid in capital	904,955	904,955
Retained earnings	362,197	183,627
Other comprehensive income (loss)	(34,304)	(81,916)

TOTAL STOCKHOLDERS’ EQUITY	$1,587,043	$1,360,861

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,620,758	$2,369,687

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PLASTICS CO. LIMITED

STATEMENTS OF INCOME & COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2006	2005
REVENUE	$1,916,222	$1,635,464
COST OF SALES	(1,664,156)	(1,395,420)

GROSS MARGIN	252,066	240,044

EXPENSES
General & administrative	160,236	106,737
Sales & distribution	106,520	277,541

TOTAL OPERATING EXPENSES	266,756	384,278

OPERATING LOSS	(14,690)	(144,234)
OTHER INCOME
Sales of scrap	7,416	36,157
Other income	267,694	102,395
Interest income	560	581

INCOME (LOSS) BEFORE TAXES	260,980	(5,101)
PROVISION FOR TAXATION	(82,410)	(1,810)

NET INCOME (LOSS)	$178,570	$(6,911)

OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	47,612	40,533

COMPREHENSIVE INCOME	$226,182	$33,622

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PLASTICS CO. LIMITED

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Capital	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total
BALANCE AT JANUARY 1, 2005	$354,195	$904,955	$473,033	$(122,449)	$1,609,734
Foreign currency translation gain	—	—	—	40,533	40,533
Dividends paid	—	—	(282,495)	—	(282,495)
Net loss	—	—	(6,911)	—	(6,911)

BALANCE AT DECEMBER 31, 2005	$354,195	$904,955	$183,627	$(81,916)	$1,360,861
Foreign currency translation gain	—	—	—	47,612	47,612
Net income	—	—	178,570	—	178,570

BALANCE AT DECEMBER 31, 2006	$354,195	$904,955	$362,197	$(34,304)	$1,587,043

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PLASTICS CO. LIMITED

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$178,570	$(6,911)
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	92,283	96,131
Amortization of land use rights	2,581	2,515
Changes in operating assets and liabilities:
Decrease in accounts receivable	112,590	8,497
Decrease/(increase) in inventories	418,178	(526,228)
(Increase)/decrease in prepaid expenses and other receivable	(701,078)	188,187
Increase/(decrease) in accounts payable	145,671	(173,888)
(Decrease)/increase in customer deposits	(359,533)	369,986
Increase/(decrease) in accrued expenses and other payables	196,792	(74,266)
Increase/(decrease) in amounts due to related parties	69,961	(36,869)
(Decrease)/increase in amount due to a director	(101,290)	352,643
Increase/(decrease) in taxes payable	98,070	(21,593)

Net cash provided from operating activities	152,795	178,204

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(146,744)	(65,935)
Purchase of land use rights	—	—

Net cash used in investing activities	(146,744)	(65,935)

Cash Flows From Financing Activities:
Payment of dividend	—	(282,495)

Net cash used in financing activities	—	(282,495)

Net increase/(decrease) in cash	6,051	(170,226)
Effect of foreign exchange rate changes	1,636	27,043
Cash at Beginning of Period	18,842	162,025

Cash at the End of Period	$26,529	$18,842

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE 1—PRINCIPAL ACTIVITIES AND ORGANIZATION

Fogang Guozhu Plastics Co. Limited (“the Company”) is engaged in production of beverage bottle which mainly is made of PET, a type of plastic with desirable characteristic for packaging including clear and wide range of color and shape, tough, good resistance to heat, moisture, dilute acid, and recyclable.

The Company was incorporated under the laws of the People’s Republic of China (the “PRC”) on November 23, 1993. The Company was acquired by Guozhu Holdings Limited, a Hong Kong company, on August 16, 2007.

NOTE 2 - BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and Political Risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the PRC.

(c) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company did not provide an allowance for doubtful accounts for the years ended December 31, 2006 and 2005. No bad debts incurred for the years ended December 31, 2006 and 2005, respectively.

(d) Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average method of accounting.

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

(e) Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f) Land Use Rights

According to the law of PRC, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government for 50 years.

Land use rights represent the cost for purchasing the right to use the leasehold land for the production facilities of the Company. It is stated at cost less amortization. Land use rights are being amortized using the straight-line method over the lease term of 50 years.

Amortization expense was $2,581 and $2,515 for the years ended December 31, 2006 and 2005, respectively.

(g) Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated to its residual value over the following estimated useful lives:

Building	20 years
Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Motor vehicles	5 to 10 years

(h) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended December 31, 2006 and 2005.

(i) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate applicable is 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company incurred income tax expense of $82,410 and $1,810 for the years ended December 31, 2006 and 2005, respectively.

(j) Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

(k) Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,

b)	Delivery has occurred or services have been rendered,

c)	The seller’s price to the buyer is fixed or determinable, and

d)	Collectibility is reasonably assured.

(l) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(m) Retirement Benefits

The country of PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

(n) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(o) Foreign Currency Translation

The accompanying financial statements are presented in United States dollars (US$). The functional currency of the Company is the Renminbi (RMB). Capital accounts of the financial statements are translated into US$ from RMB and at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005
Year end RMB : US$ exchange rate	7.818	8.070
Average RMB : US$ exchange rate for the year	7.982	8.190

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(p) Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 4—ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

	2006	2005
Accounts receivable	$265,829	$367,264
Less: Allowance for doubtful accounts	—	—

Accounts receivable, net	$265,829	$367,264

NOTE 5—INVENTORIES

Inventories consisting of raw materials, work-in-progress and finished goods are stated at the lower of weighted average cost or market value. Inventories are beverage bottles and its raw material to manufacture the bottles.

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

Inventories as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Raw materials	$348,051	$552,410
Work-in-progress	—	—
Finished goods	109,277	323,096

Total	$457,328	$875,506

NOTE 6—PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consist of payments and deposits made by the Company to third parties in the normal course of business operations. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

	2006	2005
Prepaid expenses	$646,692	$—
Other receivables	55,711	1,324

Total	$702,403	$1,324

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company.

NOTE 7—PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company. Property, plant and equipment as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
At cost:
Buildings	$211,208	$204,613
Machinery and equipment	937,969	857,255
Motor vehicles	77,191	52,476
Furniture & fixtures	42,066	33,790
Construction in progress	504,189	426,974

	1,772,623	1,575,108

Less: Accumulated depreciation
Buildings	$104,161	$91,739
Machinery and equipment	542,443	456,600
Motor vehicles	49,795	41,800
Furniture & fixtures	26,070	20,368
Construction in progress	—	—

	722,469	610,507

Property, plant and equipment, net	$1,050,154	$964,601

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

Depreciation expense for the years ended December 31, 2006 and 2005 was $92,283 and $96,131, respectively.

NOTE 8—LAND USE RIGHTS, NET OF ACCUMULATED AMORTIZATION

Land use rights of the Company are being amortized using the straight-line method over the lease term of 50 years.

	2006	2005
At cost	$131,747	$127,633
Less: Accumulated amortization	13,232	10,266

Land use rights, net	$118,515	$117,367

Amortization expense for the years ended December 31, 2006 and 2005 was $2,581 and $2,515, respectively.

Amortization expense for the next 5 years end thereafter is as follows:

Year Ending December 31,
2006	$2,581
2007	2,581
2008	2,581
2009	2,581
2010	2,581
Thereafter	105,610

$118,515

NOTE 9—CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations and the VAT payable/(recoverable) by the Company. These liabilities do not carry any interest rate and are paid within 12 months. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

Customer deposits, accrued expenses and other payables as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Customer deposits	$270,389	$629,922
Accrued expenses	3,610	21,896
Other payables	216,819	(12,276)

Total	$490,818	$639,542

FOGANG GUOZHU PLASTICS CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

NOTE 10—INCOME TAX

(a) Enterprise Income Tax (“EIT”)

In accordance with the relevant tax laws and regulations of the PRC, the statutory corporate income tax rate is 33% in PRC for the year of 2006 and 2005.

The Company’s tax expense differs from the “expected” tax expense as follows:

	2006	2005
Computed “expected” tax expense	$82,410	$1,810
Permanent expenses	—

Income tax expense	$82,410	$1,810

The provision for income tax for the years ended December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Current	$82,410	$1,810
Deferred	—	—

Total income tax expenses	$82,410	$1,810

(b) Value Added Tax (“VAT”)

VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payable have been accrued and reflected as other payables in the accompanying balance sheets.

NOTE 11—RELATED PARTY TRANSACTIONS

Due to related parties represented net advances from/(to) Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Precision Mold Co. Limited as of December 31, 2006 for the purposes of working capital. The amounts are unsecured, interest-free and have no repayment terms.

Due from related parties represented net advances from/(to) Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Precision Mold Co. Limited as of December 31, 2005. The amounts are unsecured, interest-free and have no repayment terms.

Due to a director represented advances from Mr Wu Wen as of December 31, 2006 and 2005 for the purposes of working capital. The amount is unsecured, interest-free and repaid in 2007.

NOTE 12—CAPITAL

The Company’s capital is $354,195 (RMB2,672,400)

Board of Directors

Fogang Guozhu Blowing Equipment Co. Limited

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying balance sheets of Fogang Guozhu Blowing Equipment Co. Limited as of December 31, 2006 and 2005 and the statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material aspects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

August 6, 2008

Salt Lake City, Utah

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$312,118	$92,553
Accounts receivable, net of allowance for doubtful accounts	1,001,881	301,155
Inventories	2,680,409	1,566,651
Prepaid expenses and other receivables	448,665	155,766

Total current assets	4,443,073	2,116,125
PROPERTY, PLANT & EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	374,826	350,027

TOTAL ASSETS	$4,817,899	$2,466,152

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$631,601	$288,200
Accrued expenses and other payables	3,645,434	410,011
Amount due to a director	459,968	224,201
Amounts due to related parties	344,948	24,783
Customers deposits	1,167,205	232,175
Notes payable—short term	102,328	—
Taxes payable	1,040,246	859,790

Total current liabilities	7,391,730	2,039,160
TOTAL LIABILITIES	$7,391,730	$2,039,160

STOCKHOLDERS’ EQUITY
Capital	$265,076	$265,076
Additional paid in capital	—	—
(Accumulated deficit)/retained earnings	(2,873,359)	179,162
Other comprehensive income/(loss)	34,452	(17,246)

TOTAL STOCKHOLDERS’ EQUITY	$(2,573,831)	$426,992

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,817,899	$2,466,152

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

STATEMENTS OF INCOME & COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2006	2005
REVENUE	$16,318,728	$8,628,420
COST OF SALES	(12,164,359)	(6,032,799)

GROSS MARGIN	4,154,369	2,595,621

EXPENSES
General & administrative	221,149	80,550
Sales & distribution	497,368	121,699

TOTAL OPERATING EXPENSES	718,517	202,249

OPERATING INCOME	3,435,852	2,393,372
OTHER INCOME (EXPENSES)
Sales of scrap and parts	368,283	208,638
Other income (expense)	(1,937)	(27,417)
Interest income	5,182	1,838
Interest expense	(15,909)	—

INCOME BEFORE TAXES	3,791,471	2,576,431
PROVISION FOR TAXATION	(1,983,211)	(850,223)

NET INCOME	$1,808,260	$1,726,208

OTHER COMPREHENSIVE INCOME
Gain/(Loss) on Foreign Exchange Translation	51,698	(17,246)

COMPREHENSIVE INCOME	$1,859,958	$1,708,962

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Capital	Additional Paid in Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total
Capital contribution	$265,076	$—	$—	$—	$265,076
Foreign currency translation loss	—		—	(17,246)	(17,246)
Dividends paid	—		(1,547,046)	—	(1,547,046)
Net income	—		1,726,208	—	1,726,208

BALANCE AT DECEMBER 31, 2005	$265,076	$—	$179,162	$(17,246)	$426,992
Foreign currency translation gain	—	—	—	51,698	51,698
Dividends paid	—		(4,860,781)	—	(4,860,781)
Net income	—	—	1,808,260	—	1,808,260

BALANCE AT DECEMBER 31, 2006	$265,076	$—	$(2,873,359)	$34,452	$(2,573,831)

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2006	2005
Cash Flows From Operating Activities:
Net income	$1,808,260	$1,726,208
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	41,894	12,361
Changes in operating assets and liabilities:
Increase in accounts receivable	(700,726)	(301,155)
Increase in inventories	(1,113,758)	(1,566,651)
Increase in prepaid expenses and other receivable	(292,899)	(155,766)
Increase in accounts payable	343,401	288,200
Increase in customers deposits	935,030	232,175
Increase in accrued expenses and other payables	3,507,906	137,528
Increase in amounts due to related parties	320,165	24,783
Increase in amount due to a director	235,767	224,201
Increase in notes payable	102,328	—
(Decrease)/increase in taxes payable	(92,027)	1,132,273

Net cash provided from operating activities	5,095,341	1,754,157

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(56,288)	(362,572)

Net cash used in investing activities	(56,288)	(362,572)

Cash Flows From Financing Activities:
Capital contribution	—	265,076
Payment of dividends	(4,860,781)	(1,547,046)

Net cash used in financing activities	(4,860,781)	(1,281,970)

Net increase in cash	178,272	109,615

Effect of foreign exchange rate changes	41,293	(17,062)

Cash at Beginning of Period	92,553	—

Cash at the End of Period	$312,118	$92,553

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE 1—PRINCIPAL ACTIVITIES AND ORGANIZATION

Fogang Guozhu Blowing Equipment Co. Limited (“the Company”) produces, markets and sells full range of beverage bottle production machineries including high speed injection molding machines, semi-automatic and high speed automatic plastics stretch blow molding machines, infrared ray preform heater and label heat shrinker.

The Company was incorporated under the laws of the People’s Republic of China (the “PRC”) on April 1, 2005. The Company was acquired by Excellent Fame Investments Limited, a Hong Kong company, on August 16, 2007.

NOTE 2—BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Economic and Political Risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the PRC.

(c) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company did not provide an allowance for doubtful accounts for the year/period ended December 31, 2006 and 2005, respectively. No bad debts incurred for the year/period ended December 31, 2006 and 2005, respectively.

(d) Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average method of accounting.

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

(e) Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f) Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated to its residual value over the following estimated useful lives:

Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Motor vehicles	5 to 10 years

(g) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the year/period ended December 31, 2006 and 2005.

(h) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate applicable is 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company incurred income tax expense of $1,983,211 and $850,223 for the year/period ended December 31, 2006 and 2005, respectively.

(i) Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

(j) Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,

b)	Delivery has occurred or services have been rendered,

c)	The seller’s price to the buyer is fixed or determinable, and

d)	Collectibility is reasonably assured.

(k) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(l) Retirement Benefits

The country of PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

(m) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(n) Foreign Currency Translation

The accompanying financial statements are presented in United States dollars (US$). The functional currency of the Company is the Renminbi (RMB). Capital accounts of the financial statements are translated into

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

US$ from RMB and at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005
Year end RMB : US$ exchange rate	7.818	8.070
Average RMB : US$ exchange rate for the year	7.982	8.190

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(o) Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 4—ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

	2006	2005
Accounts receivable	$1,001,881	$301,155
Less: Allowance for doubtful accounts	—	—

Accounts receivable, net	$1,001,881	$301,155

NOTE 5—INVENTORIES

Inventories consisting of raw materials, work-in-progress and finished goods are stated at the lower of weighted average cost or market value. Inventories are beverage bottle production machineries and the raw material to manufacture the machineries.

Inventories as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Raw materials	$2,041,165	$1,336,389
Work-in-progress	—	—
Finished goods	639,244	230,262

Total	$2,680,409	$1,566,651

NOTE 6—PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consist of payments and deposits made by the Company to third parties in the normal course of business operations. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

	2006	2005
Prepaid expenses	$407,489	$108,172
Other receivables	41,176	47,594

Total	$448,665	$155,766

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company.

NOTE 7—PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company. Property, plant and equipment as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
At cost:
Machinery and equipment	$367,271	$319,888
Motor vehicles	40,266	39,009
Furniture & fixtures	23,010	3,675

	430,547	362,572

Less: Accumulated depreciation
Machinery and equipment	$49,207	$12,328
Motor vehicles	3,623	—
Furniture & fixtures	2,891	217

	55,721	12,545

Property, plant and equipment, net	$374,826	$350,027

Depreciation expense for the years ended December 31, 2006 and 2005 was $41,894 and $12,361, respectively.

NOTE 8—CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations and the VAT payable by the Company. These liabilities do not carry any interest rate and are paid within 12 months. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

Customer deposits, accrued expenses and other payables as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Customer deposits	$1,167,205	$232,175
Accrued expenses	31,453	14,957
Other payables	3,613,981	395,054

Total	$4,812,639	$642,186

NOTE 9—INCOME TAX

(a) Enterprise Income Tax (“EIT”)

In accordance with the relevant tax laws and regulations of the PRC, the statutory corporate income tax rate is 33% in PRC for the year of 2006 and 2005.

FOGANG GUOZHU BLOWING EQUIPMENT CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

The Company’s tax expense differs from the “expected” tax expense as follows:

	2006	2005
Computed “expected” tax expense	$1,983,211	$850,223
Permanent expenses	—	—

Income tax expense	$1,983,211	$850,223

The provision for income tax for the year/period ended December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Current	$1,983,211	$850,223
Deferred	—	—

Total income tax expenses	$1,983,211	$850,223

(b) Value Added Tax (“VAT”)

VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payable have been accrued and reflected as other payables in the accompanying balance sheets.

NOTE 10—RELATED PARTY TRANSACTIONS

Due to related parties represented net advances from/(to) Fogang Guozhu Plastics Co. Limited and Fogang Guozhu Precision Mold Co. Limited as of December 31, 2006 and 2005 for the purposes of working capital. The amounts are unsecured, interest-free and have no fixed repayment terms.

Due to a director represented advances from Mr. Wu Wen as of December 31, 2006 and 2005 for the purposes of working capital. The amount is unsecured, interest-free and repaid in 2007.

NOTE 11—CAPITAL

The Company’s capital is $265,076 (RMB2,000,000).

Board of Directors

Fogang Guozhu Precision Mold Co. Limited

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying balance sheets of Fogang Guozhu Precision Mold Co. Limited as of December 31, 2006 and 2005 and the statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material aspects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
August 6, 2008
Salt Lake City, Utah

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$145,190	$149,595
Accounts receivable, net of allowance for doubtful accounts	1,059,982	208,159
Inventories	1,441,369	491,794
Amounts due from related parties	390,126	—
Amount due from a director	22,694	—
Prepaid expenses and other receivables	188,159	780,212

Total current assets	3,247,520	1,629,760
PROPERTY, PLANT & EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	1,380,193	1,215,154

TOTAL ASSETS	$4,627,713	$2,844,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$680,586	$95,029
Accrued expenses and other payables	1,736,444	513,059
Amount due to a director	—	169,764
Customers deposits	672,018	888,637
Short term bank loans	383,730	—
Taxes recoverable	(4,679)	(1,481)

Total current liabilities	3,468,099	1,665,008

TOTAL LIABILITIES	$3,468,099	$1,665,008

STOCKHOLDERS’ EQUITY
Capital	$1,234,000	$1,234,000
Additional paid in capital	—	—
Accumulated deficit	(189,277)	(77,749)
Other comprehensive income	114,891	23,655

TOTAL STOCKHOLDERS’ EQUITY	1,159,614	$1,179,906

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,627,713	$2,844,914

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

STATEMENTS OF INCOME & COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2006	2005
REVENUE	$7,552,671	$1,839,512

COST OF SALES	(4,672,302)	(1,421,601)

GROSS MARGIN	2,880,369	417,911

EXPENSES
General & administrative	190,533	207,228
Sales & distribution	223,388	213,541

TOTAL OPERATING EXPENSES	413,921	420,769

OPERATING INCOME (LOSS)	2,466,448	(2,858)

OTHER INCOME
Sales of scrap	9,321	—
Other income (expenses)	66,713	(4,317)
Interest income	12,504	535
Interest expense	(12,068)	(6,053)

INCOME (LOSS) BEFORE TAXES	2,542,918	(12,693)

PROVISION FOR TAXATION	(6,710)	—

NET INCOME (LOSS)	$2,536,208	$(12,693)

OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	91,236	29,221

COMPREHENSIVE INCOME	$2,627,444	$16,528

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Capital	Additional Paid in Capital	Accumulated Deficits	Accumulated Other Comprehensive Income	Total
BALANCE AT JANUARY 1, 2005	$1,234,000	$—	$(65,056)	$(5,566)	$1,163,378

Foreign currency translation gain	—	—	—	29,221	29,221

Net income	—	—	(12,693)	—	(12,693)

BALANCE AT DECEMBER 31, 2005	$1,234,000	$—	$(77,749)	$23,655	$1,179,906

Foreign currency translation gain	—	—	—	91,236	91,236

Dividends paid	—	—	(2,647,736)	—	(2,647,736)

Net income	—	—	2,536,208	—	2,536,208

BALANCE AT DECEMBER 31, 2006	$1,234,000	$—	$(189,277)	$114,891	$1,159,614

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$2,536,208	$(12,693)
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	166,840	137,146
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(851,823)	101,563
Increase in inventories	(949,575)	(193,801)
Decrease/(increase) in prepaid expenses and other receivable	604,445	(506,008)
(Increase)/decrease in amounts due from related parties	(390,126)	12,086
Increase in amount due from a director	(204,850)	—
Increase in amount due to a director	—	169,765
Increase/(decrease) in accounts payable	585,557	(774,049)
(Increase)/decrease in customer deposits	(216,619)	664,775
Increase in accrued expenses and other payables	1,703,937	9,493
Decrease in taxes payable	(485,017)	(10,925)

Net cash provided from (used in) operating activities	2,498,977	(402,648)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(296,211)	(165,594)

Net cash used in investing activities	(296,211)	(165,594)

Cash Flows From Financing Activities:
Proceeds from bank loans	383,730	—
Dividends paid	(2,647,736)	—

Net cash provided from financing activities	(2,264,006)	—

Net decrease in cash	(61,240)	(568,242)

Effect of foreign exchange rate changes	56,835	1,950

Cash at Beginning of Period	149,595	715,887

Cash at the End of Period	$145,190	$149,595

See accompanying notes to the consolidated financial statements

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE 1—PRINCIPAL ACTIVITIES AND ORGANIZATION

Fogang Guozhu Precision Mold Co. Limited (“the Company”) is engaged in production of preform injection mold and blowing mold.

The Company was incorporated under the laws of the People’s Republic of China (the “PRC”) on December 6, 2001. The Company was acquired by Guozhu Holdings Limited, a Hong Kong company, on August 16, 2007.

NOTE 2—BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and Political Risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the PRC.

(c) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company did not provide an allowance for doubtful accounts for the years ended December 31, 2006 and 2005, respectively. No bad debts incurred for the years ended December 31, 2006 and 2005, respectively.

(d) Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average method of accounting.

(e) Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f) Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated to its residual value over the following estimated useful lives:

Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Motor vehicles	5 to 10 years

(g) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended December 31, 2006 and 2005.

(h) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate applicable is 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company incurred income tax expense of $6,710 and $0 for the years ended December 31, 2006 and 2005, respectively.

(i) Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

(j) Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,

b)	Delivery has occurred or services have been rendered,

c)	The seller’s price to the buyer is fixed or determinable, and

d)	Collectibility is reasonably assured.

(k) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(l) Retirement Benefits

The country of PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

(m) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(n) Foreign Currency Translation

The accompanying financial statements are presented in United States dollars (US$). The functional currency of the Company is the Renminbi (RMB). Capital accounts of the financial statements are translated into US$ from RMB and at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005
Year end RMB : US$ exchange rate	7.818	8.070
Average RMB : US$ exchange rate for the year	7.982	8.190

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(o) Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 4—ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

	2006	2005
Accounts receivable	$1,059,982	$208,159
Less: Allowance for doubtful accounts	—	—

Accounts receivable, net	$1,059,982	$208,159

NOTE 5—INVENTORIES

Inventories consisting of raw materials, work-in-progress and finished goods are stated at the lower of weighted average cost or market value. Inventories are preform injection mold and blowing mold and the raw material to manufacture the molds.

Inventories as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Raw materials	$566,650	$152,568
Work-in-progress	457,731	67,584
Finished goods	416,988	271,642

Total	$1,441,369	$491,794

NOTE 6—PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consist of payments and deposits made by the Company to third parties in the normal course of business operations. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

	2006	2005
Prepaid expenses	$181,764	$96,693
Other receivables	6,395	683,519

Total	$188,159	$780,212

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company.

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

NOTE 7—PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company. Property, plant and equipment as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
At cost:
Machinery and equipment	$1,704,905	$1,413,199
Motor vehicles	123,087	119,244
Furniture & fixtures	35,436	23,042
Construction in progress	102,539	62,130

	1,965,967	1,617,615

Less: Accumulated depreciation
Machinery and equipment	$515,419	$360,371
Motor vehicles	55,289	32,099
Furniture & fixtures	15,066	9,991
Construction in progress	—	—

	585,774	402,461

Property, plant and equipment, net	$1,380,193	$1,215,154

Depreciation expense for the years ended December 31, 2006 and 2005 was $166,840 and $137,146, respectively.

NOTE 8—CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations and the VAT payable by the Company. These liabilities do not carry any interest rate and are paid within 12 months. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

Customer deposits, accrued expenses and other payables as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Customer deposits	$672,018	$888,637
Accrued expenses	30,586	29,631
Other payables	1,705,858	483,428

Total	$2,408,462	$1,401,696

NOTE 9—SHORT-TERM BANK LOAN

The short-term bank loan is repaid in 2007.

Short-term loan is summarized as follows:

Due date	Interest rate per annum	2006
June 13, 2007	7.605%	$383,730

FOGANG GUOZHU PRECISION MOLD CO. LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 and 2005

NOTE 10—INCOME TAX

(a) Enterprise Income Tax (“EIT”)

In accordance with the relevant tax laws and regulations of the PRC, the statutory corporate income tax rate is 33% in PRC for the year of 2006 and 2005.

The Company’s tax expense differs from the “expected” tax expense as follows:

	2006	2005
Computed “expected” tax expense	$839,163	$—
Permanent expenses	(832,453)	—

Income tax expense	$6,710	$—

The permanent difference represents the tax exemption enjoyed by the Company during the tax holiday given by the tax bureau.

The provision for income tax for the years ended December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Current	$6,710	$—
Deferred	—	—

Total income tax expenses	$6,710	$—

(b) Value Added Tax (“VAT”)

VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payable have been accrued and reflected as other payables in the accompanying balance sheets.

NOTE 11—RELATED PARTY TRANSACTIONS

Due from related parties represented net advances from/(to) Fogang Guozhu Blowing Equipment Co. Limited and Fogang Guozhu Plastics Co. Limited as of December 31, 2006.

Due from a director represented advances to Mr. Wu Wen as of December 31, 2006. The amount is unsecured, interest-free and settled in 2007.

Due to a director represented advances from Mr. Wu Wen as of December 31, 2005 for the purposes of working capital. The amounts are unsecured, interest-free and repayable within 12 months.

NOTE 12—CAPTIAL

The Company’s capital is $1,234,000.

HUTTON HOLDINGS CORPORATION

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET

JUNE 30, 2007

	Hutton Historical	China Valley Historical	Pro forma Adjustment		Pro forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$176	$6,070,975	$—		$6,071,151
Accounts receivable, net	—	3,956,623	—		3,956,623
Inventories	—	5,999,142	—		5,999,142
Prepaid expenses and other receivables	1,206	2,314,948	—		2,316,154
Amount due from a director	—	275,120	—		275,120

Total current assets	1,382	18,161,808	—		18,618,190
PROPERTY, PLANT & EQUIPMENT, NET	3,120	2,879,081	—		2,882,201
LAND USE RIGHT, NET	—	197,110	—		197,110

TOTAL ASSETS	$4,502	$21,692,999	$—		$21,697,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$240	$2,311,681	$—		$2,311,921
Accrued expenses and other payables	—	6,835,787	—		6,835,787
Customers deposits	—	4,152,498	—		4,152,498
Notes payable	—	32,839	—		32,839
Short term bank loans	—	1,050,834	—		1,050,834
Taxes payable	—	2,315,998	—		2,315,998

Total current liabilities	240	16,699,637	—		16,699,877

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	5,000	(1)	5,000
Common stock	25,521	—	24,479	(2)	50,000
Additional paid in capital	(16,997)	2,758,228	(55,331)	(3)	2,685,900
Accumulated deficits	(4,262)	2,053,793	25,852	(4)	2,075,383
Other comprehensive income	—	181,341	—		181,341

TOTAL STOCKHOLDERS’ EQUITY	4,262	4,993,362	—		4,997,624

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,502	$21,692,999	$—		$21,697,501

HUTTON HOLDINGS CORPORATION

UNAUDITED PRO-FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED JUNE 30, 2007

	Hutton Historical	China Valley Historical	Pro forma Adjustment	Pro forma Combined
REVENUE	$29,042	$17,509,820	$—	$17,538,862
COST OF SALES	19,760	10,687,909	—	10,707,669

GROSS PROFIT	9,282	6,821,911	—	6,831,193
EXPENSES
Sales and marketing	2,008	548,967	—	550,975
General and administrative	44,741	512,066	—	556,807

TOTAL EXPENSES	46,749	1,061,033	—	1,107,782
OPERATING LOSS / INCOME	(37,467)	5,760,878	—	5,723,411
OTHER INCOME	59,346	258,332	—	317,678
INTEREST INCOME / EXPENSES	(289)	(18,705)	—	(18,994)

LOSS / INCOME BEFORE TAXES	21,590	6,000,505	—	6,022,095
PROVISION FOR TAXATION	—	1,244,183	—	1,244,183

NET LOSS / INCOME	21,590	4,756,322	—	4,777,912
OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	—	66,302	—	66,302

COMPREHENSIVE LOSS / INCOME	$21,590	$4,822,624	$—	$4,844,214

HUTTON HOLDINGS CORPORATION

UNAUDITED PRO-FORMA COMBINED STATEMENT OF OPERATIONS FOR THE PERIOD ENDED JUNE 30, 2006

	Hutton Historical	China Valley Historical	Pro forma Adjustment	Pro forma Combined
REVENUE	$188,528	$13,197,486	$—	$13,386,014
COST OF SALES	77,849	7,995,380	—	8,073,229

GROSS PROFIT	110,679	5,202,106	—	5,312,785
EXPENSES
Sales and marketing	(13,050)	415,389	—	402,339
General and administrative	96,449	268,852	—	365,301

TOTAL EXPENSES	83,399	684,241	—	767,640
OPERATING LOSS / INCOME	27,280	4,517,865	—	4,545,145
OTHER INCOME	—	117,495	—	117,495
INTEREST INCOME / EXPENSES	243	—	—	243

LOSS / INCOME BEFORE TAXES	27,523	4,635,360	—	4,662,883
PROVISION FOR TAXATION	—	1,008,226	—	1,008,226

NET LOSS / INCOME	27,523	3,627,134	—	3,654,657
OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	—	45,922	—	45,922

COMPREHENSIVE LOSS / INCOME	$27,523	$3,673,056	$—	$3,700,579

HUTTON HOLDINGS CORPORATION

NOTES TO PRO-FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1    BASIS OF PRESENTATION

The unaudited pro-forma consolidated financial statements include the accounts of Hutton Holdings Corporation (“HTTH” or the “Company”), China Valley Development Limited (“China Valley”), Guozhu Holdings Limited, Fogang Guozhu Plastics Company Limited, Guangdong Guozhu Precision Mold Company Limited, Excellent Fame Investments Limited and Fogang Guozhu Blowing Equipment Company Limited.

On August 26, 2007, the Company entered into and closed an Agreement for Share Exchange with China Valley, a British Virgin Island incorporated company, Cai Yingren and Wu Wen, the owners and shareholders of China Valley. The Company acquired 100% ownership of China Valley at a consideration of 29,750,000 shares of its common stock and 5,000,000 shares of its preferred stock. This business combination has been accounted for as a reverse merger with China Valley being the accounting acquirer. Accordingly, the Company’s historical financial statements have been prepared to give retroactive effect to the reverse merger, and represent the operations of China Valley.

China Valley acquired 100% ownership of Guozhu Holdings Limited, a Hong Kong registered company on August 24, 2007. Since the ownership of the Company and Guozhu Holdings Limited were the same and they were under the control of one same shareholder, the merger was accounted for as a transaction between entities under common control, whereby the Company recognized the assets and liabilities transferred at their carrying amounts. Accordingly, China Valley’s historical financial statements have been prepared to give retroactive effect to the merger, and represent the operations of the Company and Guozhu Holdings Limited.

On August 16, 2007, Guozhu Holdings Limited acquired 100% ownership of Fogang Guozhu Plastics Company Limited and Guangdong Guozhu Precision Mold Company Limited, both of which are registered in China. Also, through Excellent Fame Investments Limited, Guozhu Holdings Limited’s wholly owned subsidiary registered in Hong Kong, Guozhu Holdings Limited also acquired 100% of Fogang Guozhu Blowing Equipment Company Limited, a Chinese registered company. Since Guozhu Holdings Limited, Excellent Fame Investments Limited and the three Chinese registered companies were under the control of one same shareholder, these mergers were accounted for as transactions among entities under common control, whereby Guozhu Holdings Limited recognized the assets and liabilities transferred at their carrying amounts. Accordingly, Guozhu Holdings Limited’s historical financial statements have been prepared to give retroactive effect to the mergers, and represent the operations of Guozhu Holdings Limited, Excellent Fame Investments Limited and the three Chinese registered companies.

These pro forma financial statements have been prepared utilizing the assumptions that the historical operations of these operating companies would be combined with the historical operations of Hutton and China Valley.

The principle operations of Guangdong Guozhu Precision Mold Company Limited are the manufacturing and sale of precision mold and PVC products while the principle operations of Fogang Guozhu Blowing Equipment Company are the manufacturing and sale of blowing equipment and plastic production machinery.

NOTE 2    PRO FORMA FINANCIAL STATEMENTS

The accompanying unaudited pro forma combined financial statements are based upon the historical consolidated statements of operations of the Company, China Valley, Guozhu Holdings Limited and the subsidiaries of Guozhu Holdings Limited. The unaudited pro forma combined balance sheet has been prepared as if the acquisition occurred on June 30, 2007. The unaudited pro forma combined financial statements of operations for the period ended June 30, 2006 and 2007 have been prepared as if the acquisition had occurred on

January 1, 2006 and 2007, respectively. The historical consolidated statements of operations of Guozhu Holdings Limited, Fogang Guozhu Plastics Company Limited, Guangdong Guozhu Precision Mold Company Limited, Excellent Fame Investments Limited and Fogang Guozhu Blowing Equipment Company Limited are combined into China Valley as if China Valley is the surviving corporate entity while Guozhu Holdings Limited, Fogang Guozhu Plastics Company Limited, Guangdong Guozhu Precision Mold Company Limited and Fogang Guozhu Blowing Equipment Company Limited are the accounting acquirers. The pro forma information may not be indicative of the results that actually would have occurred if the merger had been in effect from and on the dates indicated or which may be obtained in the future.

NOTE 3    CONSOLIDATING ENTRIES

The consolidating entries on the pro-forma consolidated balance sheet to eliminate investments in subsidiary accounts:

(1)	Increase in preferred stock as a result of issuing shares for merger

(2)	Net effect of increase in common stock as a result of issuing shares for merger, elimination of share capital of China Valley and cancellation of 5,271,000 by certain shareholders of the Company as a condition of the merger

(3)	Net effect of increase in paid up capital as a result of issuing shares for merger, reduction of paid up capital as a result of elimination of deficits of HTTH before merger and reduction of paid up capital as a result of cancellation of 5,271,000 by certain shareholders of the Company

(4)	Elimination of deficits of HTTH before merger and the excess of HTTH deficits over its paid in capital

CHINA VALLEY DEVELOPMENT LIMITED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(RESTATED)

	June 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,070,975	$483,837
Accounts receivable, net	3,956,623	2,327,692
Inventories	5,999,142	4,579,106
Prepaid expenses and other receivables	2,314,948	1,339,227
Amount due from a director	275,120	—

Total current assets	18,616,808	8,729,862
PROPERTY, PLANT & EQUIPMENT, NET	2,879,081	2,805,173
LAND USE RIGHT, NET	197,110	118,515

TOTAL ASSETS	$21,692,999	$11,653,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$2,311,681	$1,492,511
Accrued expenses and other payables	6,835,787	5,604,397
Amount due to a director	—	673,276
Customers deposits	4,152,498	2,109,612
Notes payable	32,839	102,328
Short term bank loans	1,050,834	383,730
Taxes payable	2,315,998	1,116,958

Total current liabilities	16,699,637	11,482,812

TOTAL LIABILITIES	$16,699,637	$11,482,812

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 50,000 shares authorized, 50,000 shares issued and outstanding on June 30, 2007 and December 31, 2006	$50,000	$50,000
Less: Stock Subscription Receivable	(50,000)	(50,000)
Additional paid in capital	2,758,228	2,758,228
Retained earnings (Accumulated deficits)	2,053,793	(2,702,529)
Other comprehensive income	181,341	115,039

TOTAL STOCKHOLDERS’ EQUITY	$4,993,362	$170,738

TOTAL LIABILITIES AND EQUITY	$21,692,999	$11,653,550

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(RESTATED)

	For the Six Months ended June 30,
	2007	2006
REVENUE	$17,509,820	$13,414,853
COST OF SALES	10,687,909	7,995,380

GROSS PROFIT	6,821,911	5,419,473
EXPENSES
General and administrative	512,066	268,852
Selling and distributions	548,967	415,389

TOTAL OPERATING EXPENSES	1,061,033	684,241

OPERATING INCOME	5,760,878	4,735,232
OTHER INCOME
Sales of scraps	210,831	2,192
Sales of parts	39,142	104,634
Other income (expenses)	—	8,389
Interest income	8,359	2,280
Interest expense	(18,705)	—

INCOME BEFORE TAXES	6,000,505	4,852,727
PROVISION FOR TAXATION	1,244,183	1,008,226

NET INCOME	$4,756,322	$3,844,501

OTHER COMPREHENSIVE INCOME
Gain on Foreign Exchange Translation	66,302	133,824

COMPREHENSIVE INCOME	$4,822,624	$3,978,325

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(RESTATED)

	For the Six Months Ended June 30,
	2007	2006
Cash Flows From Operating Activities:
Net income	$4,756,322	$3,844,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	174,946	149,560
Amortization of land use rights	1,984	1,290
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,628,931)	(541,007)
Increase in inventories	(1,420,036)	(1,422,234)
Increase in prepaid expenses and other receivable	(975,721)	(1,189,619)
Increase in accounts payable	819,170	2,422,710
Increase in customer deposits	2,042,886	810,940
Increase in accrued expenses and other payables	1,231,390	1,055,865
Decrease in notes payable	(69,489)	—
Increase in taxes payable	1,199,040	2,677,327

Net cash provided by operating activities	6,131,561	7,809,333

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(248,854)	(250,800)

Decrease in amount due to/from a director	(948,396)	(731,256)

Net cash used in investing activities	(1,197,250)	(982,056)

Cash Flows From Financing Activities:
Proceeds from bank loans	667,104	375,281

Net cash used in financing activities	667,104	375,281

Net increase in cash	5,601,415	7,202,558

Effect of foreign exchange rate changes	(14,277)	132,705

Cash and Cash Equivalents at Beginning of Period	483,837	260,990

Cash and Cash Equivalents at the End of Period	$6,070,975	$7,596,253

See accompanying notes to the consolidated financial statements

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2007

NOTE 1	ORGANIZATION AND PRINCIPAL ACTIVITIES

China Valley Development Limited (the “Company”) was incorporated on July 5, 2005 under the laws of British Virgin Islands.

On August 24, 2007, the Company acquired 100% ownership of Guozhu Holdings Limited, a Hong Kong registered company. Guozhu Holdings Limited owns 100% ownership of Fogang Guozhu Plastics Company Limited and Guangdong Guozhu Precision Mold Company Limited, both of which are registered in China. Also, through Excellent Fame Investments Limited, the Company’s wholly owned subsidiary registered in Hong Kong, the Company also owns 100% of Fogang Guozhu Blowing Equipment Company Limited, a Chinese registered company.

The principle operations of Guangdong Guozhu Precision Mold Company Limited are manufacture and sale of precision mold and PVC products while the principle operations of Fogang Guozhu Blowing Equipment Company Limited are manufacture and sale of blowing equipment and plastic production machinery.

The principle operations of Fogang Guozhu Plastics Company Limited are plastic bottle and PVC products manufacturing.

Subsequent to the acquisition, Guangdong Guozhu Precision Mold Company Limited, Fogang Guozhu Blowing Equipment Company Limited and Guangdong Guozhu Precision Mold Company Limited became the surviving business of the Company.

The unaudited consolidated financial statements of the Company and subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements. Accordingly, they do not include all the information and footnotes required by principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of the management, necessary for fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. These interim financial statements should be read in conjunction with the Company’s annual audited financial statements.

NOTE 2	USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. See “Critical Accounting Policies and Estimates” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section below.

NOTE 3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Economic and Political Risk

The Company’s major operations are conducted in China (“PRC”). Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in Hong Kong and China through its wholly owned subsidiaries.

(c)	Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company did not provide an allowance for doubtful accounts for six months ended June 30, 2007. There were no bad debts incurred for six months ended June 30, 2007.

(d)	Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average, first in first out (FIFO) method of accounting.

(e)	Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f)	Land Use Right

According to the law of PRC, the government owns all the land in PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government for 50 years.

Land use right represent the cost for purchasing the right to use the leasehold land for the production facilities of Fogang Guozhu Blowing Equipment Co., Limited. It is stated at cost less amortization. Land use rights are being amortized using the straight-line method over the lease term of 50 years.

Amortization expense was $1,984 and $1,290 for the periods ended June 30, 2007 and 2006, respectively.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

(g)	Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated to its residual value over the following estimated useful lives:

Building	10 years
Furniture and fixtures	5 years
Machinery and equipment	8 to 10 years
Motor vehicles	5 to 10 years

(h)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the periods ended June 30, 2007 and 2006.

(i)	Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC and Hong Kong, the corporation income tax rate applicable ranges from 17.5% to 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company incurred income tax expense of $1,244,183 and $1,008,226 for the periods ended June 30, 2007 and 2006, respectively.

(j)	Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm’s length with the Company’s lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

(k)	Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,

b)	Delivery has occurred or services have been rendered,

c)	The seller’s price to the buyer is fixed or determinable, and

d)	Collectibility is reasonably assured.

(l)	Retirement Benefits

The country of PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

(m)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(n)	Foreign Currency Translation

The accompanying financial statements are presented in United States dollars (US$). The functional currency of the Company is the Renminbi (RMB). Capital accounts of the financial statements are translated into US$ from RMB and at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the period. The translation rates are as follows:

June 30, 2007
Period end RMB : US$ exchange rate	7.613
Average RMB : US$ exchange rate for the reporting period	7.720

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(o)	Land Use Rights

According to the law of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 50 years.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

(p)	Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 4	ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

June 30, 2007
Accounts receivable	$3,956,623
Less: Allowance for doubtful accounts	—

Accounts receivable, net	$3,956,623

NOTE 5	INVENTORIES

Inventories consisting of raw materials and finished goods are stated at the lower of weighted average cost or market value. Inventories are bottled water and its raw material to manufacture the bottles.

Inventories as of June 30, 2007 are summarized as follows:

June 30, 2007
Raw materials	$2,818,344
Work-in-progress	1,410,823
Finished goods	1,769,975

Total	$5,999,142

NOTE 6	PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consist of payments and deposits made by the Company to third parties in the normal course of business operations. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

NOTE 7	PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company’s wholly owned subsidiaries in China. Property, plant and equipment as of September 30, 2007 are summarized as follows:

June 30, 2007
At cost:
Buildings	$216,895
Machinery and equipment	3,195,806
Motor Vehicles	247,021
Furniture and fixtures	103,218
Construction in progress	683,306

4,446,246

Less: Accumulated depreciation
Buildings	$111,988
Machinery and equipment	1,264,403
Motor Vehicles	127,467
Furniture and fixtures	63,307

1,567,165

Plant and equipment , net	$2,879,081

Depreciation expense for the periods ended June 30, 2007 and June 30, 2006, was $174,946 and $149,560, respectively.

NOTE 8	LAND USE RIGHT

Land use rights of the Company are being amortized using the straight-line method over the lease term of 50 years. Amortization expense for the periods ended June 30, 2007 and June 30, 2006 was $1,984 and $1,290, respectively.

NOTE 9	CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations. These liabilities do not carry any interest rate and are generally payable within 12 months. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

Customer deposits, accrued expenses and other payables as of June 30, 2007 are summarized as follows:

June 30, 2007
Customer deposits	$4,152,498
Accrued expenses	73,607
Other payables	6,762,180

Total	$10,988,285

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

NOTE 10	NOTES PAYABLE

Notes payable are bank guaranteed notes collected by suppliers. All the notes are interest-free and are to be repaid within 6 months.

NOTE 11	SHORT TERM DEBT

All the short-term bank loans are repayable within 12 months and are unsecured.

Short-term loans are summarized as follows:

Due date	Interest rate per annum	June 30, 2007
June 29, 2008	8.541%	$1,050,834

NOTE 12	INCOME TAX

(a)	Corporation Income Tax (“CIT”)

In accordance with the relevant tax laws and regulations of Hong Kong and PRC, the statutory corporate income tax rates are 17.5% for Hong Kong and 33% in PRC. The corporate income tax rates applicable to the Company and its subsidiaries for the periods ended June 30, 2007 and 2006 were as follows:

	June 30, 2007	June 30, 2006
Fogang Guozhu Plastics Co. Ltd.	33%	33%
Fogang Guozhu Blowing Equipment Co. Ltd.	33%	33%
Fogang Guozhu Precision Mold Co. Ltd	33%	33%

The actual and effective corporate income tax was 21% and 21% for the periods ended June 30, 2007 and 2006, respectively.

(b)	Value Added Tax (“VAT”)

There is no VAT under current tax laws in Hong Kong.

In accordance with the current tax laws in the PRC, the VAT rate for the PRC subsidiaries for export sales is 8.5% to 10% and domestic sales is 17%. VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payables have been accrued and reflected as others payable in the accompanying consolidated balance sheets.

NOTE 13	RELATED PARTY TRANSACTIONS

Due to directors consists of advances from directors and payments on behalf of the Company by the directors. Due to directors are unsecured and interest free with no fixed payment terms, but are expected to be repaid to the directors within the current year.

Due from directors consists of advances to directors and payments on behalf for directors. Due from directors is unsecured and interest free with no fixed payment terms, but are expected to be repaid by the directors within the current year.

CHINA VALLEY DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

JUNE 30, 2007

NOTE 14	CAPITAL

The Company has 50,000 share of common stock issued as of June 30, 2007 and December 31, 2006. As of June 30, 2007, shareholder of the Company has not paid $50,000 subscription for common stock and such receivable was recorded as subscription receivable.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

HECKMANN CORPORATION,

a Delaware corporation;

HECKMANN ACQUISITION II CORPORATION,

a Delaware corporation; and

CHINA WATER AND DRINKS, INC.,

a Nevada corporation

Dated as of May 19, 2008

A-i

(continued)

A-ii

(continued)

EXHIBITS

EXHIBIT A	Certain Definitions

EXHIBIT B	Form of Conversion Agreement

EXHIBIT C	Form of Undertaking Agreement

EXHIBIT D	Form of Release Agreement

EXHIBIT E	Form of Majority Stockholder Written Consent Agreement

EXHIBIT F	Form of Registration Rights Agreement

Schedule A	List of Signatories for Conversion Agreement

Schedule B	List of Signatories for Undertaking Agreement

Schedule C	List of Signatories for Release Agreement

Schedule D	List of Signatories for Majority Stockholder Written Consent Agreements

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EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of May 19, 2008, by and among: HECKMANN CORPORATION, a Delaware corporation (“Parent”); HECKMANN ACQUISITION II CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); and CHINA WATER AND DRINKS, INC., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub in accordance with this Agreement and the DGCL and NRS (the “Merger”). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will remain as a wholly owned Subsidiary of Parent.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger, and have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the Merger provided for herein.

C. For U.S. federal income tax purposes, the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Treasury Regulations”).

D. Concurrently with the execution of this Agreement, Parent, the Company and holders set forth on Schedule A of the Company’s 5% secured convertible notes due January 29, 2011 (the “Notes”), which Notes are convertible into shares of the Company Common Stock are entering into a conversion agreement in substantially the form attached as EXHIBIT B (the “Conversion Agreement”), pursuant to which such holders, subject to the conditions therein, will (i) convert their Notes into Company Common Stock, (ii) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio (as defined in Section 1.5(a)(iv) (B)) for each share of Company Common Stock acquired in respect of the Conversion as of the Effective Time, (iii) waive or suspend certain defaults, potential defaults and obligations of the Company under the Note Purchase Documents (as defined in the Conversion Agreement) on the terms set forth in the Conversion Agreement, and (iv) as of the Effective Time, release various liens and other rights under and terminate the Note Purchase Documents, and in consideration for such waivers, releases, suspensions, and relinquishment of rights as holders of Notes, Parent will pay to such holders the Contingent Payment (as defined in the Conversion Agreement).

E. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock set forth on Schedule B are entering into an undertaking agreement in substantially the form attached as EXHIBIT C (the “Undertaking Agreement”), pursuant to which each such holder will (i) elect to receive in the Merger only cash at the Cash Election Price (as defined in Section 1.5(a)(iv) (A)) for each share of Company Common Stock held by such holder, and (ii) provide a general release of claims against the Company, Parent and Merger Sub.

F. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock set forth on Schedule C are entering into a release agreement in substantially the form attached as EXHIBIT D (the “Release Agreement”), pursuant to which each such holder, subject to the conditions therein, will (i) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio for each share of Company Common Stock held by such holders as of the Effective Time, (ii) waive or suspend certain defaults and potential defaults of the Company under the PIPE Transaction Documents (as defined in the Release Agreement) on the terms set forth in the Release Agreement, (iii) as of the Effective Time, terminate the PIPE Transaction Documents, and release in full any and all rights of such holders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined in the Release Agreement), and in consideration for such waivers, releases and suspensions, Parent will pay to such holders the Contingent Payment (as defined in the Release Agreement).

G. Promptly after the execution of this Agreement, the holders of Company Common Stock set forth on Schedule D will execute and deliver agreements in substantially the form attached as EXHIBIT E (the “Majority Stockholder Written Consent Agreements”), pursuant to which each such holder will (i) Consent to and approve the Merger Agreement and the Merger, which consents shall be executed and delivered in accordance with NRS §78.320 and shall be irrevocable, and (ii) elect to receive in the Merger a specified proportion of cash and Parent Common Stock for each share of Company Common Stock held by such holder, and (iii) agree to certain restrictions on the shares of Parent Common Stock held by such holder following the Merger.

H. Concurrently with the execution of this Agreement, Parent and certain holders of Notes and Company Common Stock are entering into a registration rights agreement in substantially the form attached hereto as EXHIBIT F (the “Registration Rights Agreement”), pursuant to which Parent has agreed to register all of the shares of Parent Common Stock issuable to such holders as a result of the Merger (including all Contingent Payment Stock (as defined in the Conversion Agreement and Release Agreement)).

I. The Conversion Agreement, the Undertaking Agreement, the Release Agreement, the Majority Stockholder Written Consent Agreements and the Registration Rights Agreement are collectively referred to herein as the “Related Agreements.”

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1: DESCRIPTION OF TRANSACTION.

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Following the Effective Time, Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and articles of merger satisfying the applicable requirements of the NRS (the “Certificates of Merger”) shall be duly executed by the Company and Merger Sub and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the States of Delaware and Nevada (the “Secretaries of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificates of Merger with the Secretaries of State, or (b) such later date and time as may be specified in the Certificates of Merger with the Consent of Parent. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4 Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

1.4(a) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

1.4(b) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time;

1.4(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and

1.4(d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time.

1.5 Conversion of Shares.

1.5(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

(iv) except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b) and 1.5(c) below, each share of Company Common Stock then outstanding, other than Dissenting Shares (as defined in Section 1.10 below), shall be converted into the following (the consideration described in (A)) below being the “Cash Consideration”, the consideration described in (B) below being the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”):

(A) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to Sections 1.6(c), (d) and (e) (the “Cash Electing Shares”), the right to receive US$5.00 in cash from Parent (the “Cash Election Price”); or

(B) for each such share of Company Common Stock with respect to which an election to receive cash has not been effectively made or has been revoked pursuant to Sections 1.6(c), (d) and (e) (the “Stock Electing Shares”), the right to receive 0.8 of a share of Parent Common Stock (the fraction of a share of Parent Common Stock specified in this Section 1.5(a)(iv) (B) (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the “Exchange Ratio”).

1.5(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

1.5(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.8), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange on the date the Merger becomes effective.

1.6 Company Stock Elections.

1.6(a) Subject to Section 1.7 and to the terms of the Related Agreements, each Person who, on or prior to the Election Date referred to in Section 1.6(c) below, is a record holder of shares of Company Common Stock (and remains a record holder of such stock until the Effective Time) will be entitled, with respect to all or any portion of such holder’s shares, to make an unconditional election (a “Cash/Stock Election”) on or prior to such Election Date to receive, with respect to each such share, the Cash Election Price or shares of Parent Common Stock at the Exchange Ratio, respectively, on the basis hereinafter set forth.

1.6(b) Prior to the mailing of the Joint Proxy and Information Statement/Prospectus, Parent shall appoint a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

1.6(c) The Company shall prepare and mail a form of election (the “Form of Election”) with the Joint Proxy and Information Statement/Prospectus to the record holders of Company Common Stock no later than the record date with respect to the determination of those stockholders of the Company entitled to receive the Joint Proxy and Information Statement/Prospectus. The Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the Cash Election Price for any or all shares of Company Common Stock held by such holder. The Company will use its best efforts to make the Form of Election and the Joint Proxy and Information Statement/Prospectus available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder’s election to receive the Cash Election Price with respect to any or all of such holder’s shares of Company Common Stock shall have been properly made only if the Exchange Agent shall have received a Form of Election properly completed and signed at its designated office, by 5:00 p.m., New York City time, on the date specified in the Form of Election, which date shall not be later than one business day prior to the Closing Date (the “Election Date”).

1.6(d) Any Form of Election may be revoked only by a duly executed written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent that the Merger has been abandoned. If a Form of Election is revoked, the shares of Company Common Stock to which such Form of Election relates shall be treated as Stock Electing Shares.

1.6(e) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Cash Election Price have been properly made or revoked pursuant to this Section 1.6 with respect to shares of Company Common Stock, and as to the time when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Cash Election Price for shares of Company Common Stock was not properly made with respect to such shares, then such shares shall be treated by the Exchange Agent as Stock Electing Shares, and such shares shall be exchanged in the Merger for shares of Parent Common Stock pursuant to Section 1.5(a)(iv) (B). The Exchange Agent shall also make all computations contemplated by Section 1.7, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock, except for manifest mathematical error. Parent and the Company shall make such rules as are consistent with this Section 1.6 and Section 1.7 for the implementation of the elections and computations provided for herein and therein as shall be necessary or desirable fully to effect such elections and computations.

1.7 Issuance of Stock Consideration and Payment of Cash Election Price. The manner in which each share of Company Common Stock (other than shares of Company Common Stock to be cancelled as set forth in Sections 1. 5(a)(i) and (ii)) shall be converted as of the Effective Time into the right to receive the Cash Election Price or the Stock Consideration shall be as set forth in this Section 1.7.

1.7(a) As is more fully set forth below, the Total Cash Consideration (as defined below) in the Merger pursuant to this Agreement shall not be more than 60% of the sum of (i) the Total Stock Consideration, and (ii) the Total Cash Consideration (such limit, the “Cash Limitation”). For purposes hereof, (i) the term “Total Stock Consideration” means the product of (A) the Exchange Ratio, (B) the number of shares of Company Common Stock, other than shares of Company Common Stock issued upon conversion of the Notes, converted into Parent Common Stock, after the application, if and to the extent necessary, of Sections 1.7(d) and 1.7(e), and (C) the average of the high and low trading prices of the Parent Common Stock on the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange on the last business day prior to the date hereof or at the Effective Time, whichever average price is lower, and (ii) the term “Total Cash Consideration” means the sum (after the application, if and to the extent necessary, of Sections 1.7(d), 1.7(e)) of (A) all cash paid in connection with Cash/Stock Elections (including under the Related Agreements), (B) all cash paid in lieu of fractional shares pursuant to Section 1.5(c), (C) cash paid for Dissenting Shares (as defined in Section 1.10) and (D) such other amounts that may at any time be paid in connection with the events contemplated herein that Parent or the Company reasonably believes are required to be taken into account for purposes of the continuity of interest requirement under Section 368(a) of the Code. For these purposes cash that is paid for Dissenting Shares shall be computed as if holders of Dissenting Shares made the Cash Election.

1.7(b) Each share of Company Common Stock that constitutes a Stock Electing Share shall be converted into the right to receive Parent Common Stock at the Exchange Ratio pursuant to Section 1.5(a)(iv) (B).

1.7(c) If the Total Cash Consideration, as determined following the receipt of all Cash/Stock Elections, is equal to or less than the Cash Limitation, each share of Company Common Stock that constitutes a Cash Electing Share shall be converted into the right to receive the Cash Election Price pursuant to Section 1.5(a)(iv) (A).

1.7(d) If the Total Cash Consideration, as determined following the receipt of all Cash/Stock Elections, is more than the Cash Limitation, then the number of Cash Electing Shares shall be reduced, and the following holders of Company Common Stock who have made a Cash/Stock Election (each, a “Cash Electing Shareholder”) shall instead receive shares of Parent Common Stock at the Exchange Ratio to the extent and in the order described below until the Total Cash Consideration is equal to or less than the Cash Limitation:

(i) Each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash/Stock Election to receive as part of the Merger Consideration at least one whole share of Parent Common Stock pursuant to Section 1.5(a)(iv) (B) if such shares are treated as Stock Electing Shares, shall receive such one whole share of Parent Common Stock for such shares of Company Common Stock, at the Exchange Ratio pursuant to Section 1.5(a)(iv) (B), in lieu of receiving the Cash Election Price for such shares pursuant to Section 1.5(a)(iv) (A), provided, however, that if the application of this procedure to fewer than all of such Cash Electing Shareholders is sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, Parent and the Exchange Agent will select by lot the Cash Electing Shareholders whose Cash/Stock Elections will be subject to the foregoing procedure;

(ii) If the application of Section 1.7(d)(i) is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, then, in addition to the application of Section 1.7(d)(i), each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash/Stock Election to receive as part of the Merger Consideration at least a second whole share of Parent Common Stock pursuant to Section 1.5(a)(iv) (B) if such shares are treated as Stock Electing Shares, shall receive such second whole share of Parent Common Stock for such shares of Company Common Stock, at the Exchange Ratio pursuant to Section 1.5(a)(iv) (B), in lieu of receiving the Cash Election Price for such shares pursuant to Section 1.5(a)(iv) (A), provided, however, that if the application of this procedure to fewer than all of such Cash Electing Shareholders is sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, Parent and the Exchange Agent will select by lot the Cash Electing Shareholders whose Cash/Stock Elections will be subject to the foregoing procedure; and

(iii) If the application of Section 1.7(d)(ii) is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, under the principles of Section 1.7(d)(i) and (ii), then the Cash Electing Shares shall continue to be reduced, and each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash/Stock Election to receive as part of the Merger Consideration at least a third whole share and, to the extent necessary, greater than three whole shares, of Parent Common Stock pursuant to Section 1.5(a)(iv) (B) if such shares are treated as Stock Electing Shares, shall receive such third or more whole shares of Parent Common Stock for such shares of Company Common Stock, at the Exchange Ratio pursuant to Section 1.5(a)(iv) (B), in lieu of receiving the Cash Election Price for such shares pursuant to Section 1.5(a)(iv) (A), until the Total Cash Consideration is equal to or less than the Cash Limitation.

1.7(e) If, due to the existence of Dissenting Shares or due to any uncertainty in the calculation of the Cash Limitation, it reasonably appears to Parent or Company that the Merger may potentially fail to satisfy continuity of interest requirements under applicable principles relating to reorganizations under Section 368(a) of the Code, the number of Cash Electing Shares shall be reduced, and Cash Electing Shareholders shall instead receive one or more shares of Parent Common Stock in the order described in Section 1.7(d), to the extent necessary to enable the Merger to satisfy such requirements.

1.8 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the Cash Election Price and/or shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock), as the case may be, as contemplated by Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9 Exchange of Certificates.

1.9(a) Promptly after the Effective Time, but in no event later than three (3) business days thereafter, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments (A) in respect of Cash Electing Shares in accordance with Section 1.5(a)(iv) (A), and (B) in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

1.9(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (1) the Cash Election Price in respect of all Cash Electing Shares with respect to which a Cash/Stock Election has previously been properly made and not revoked by such holder, and/or (2) a certificate or evidence of shares in book entry form representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Cash Election Price and/or the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

1.9(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property laws, escheat laws or similar laws, to receive all such dividends and distributions, without interest).

1.9(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for the applicable Merger Consideration to which the they may be entitled, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

1.9(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9(g) Anything herein to the contrary notwithstanding, shares of Parent Common Stock issuable in exchange for the shares of Company Common Stock held by Mr. Xu Hong Bin shall be placed in escrow to the extent required by and pursuant to the terms of the Majority Stockholder Consent Agreement between Parent and Mr. Xu Hong Bin.

1.10 Dissenting Shares. Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who (a) has not voted such shares in favor of the adoption of this

Agreement and the Merger, (b) is entitled to, and who has, properly demanded and perfected dissenter’s rights for such shares of Company Common Stock in accordance with NRS Section 92A.420 and (c) has not effectively withdrawn or forfeited such dissenter’s rights prior to the Effective Time (the “Dissenting Shares”), will not be converted into a right to receive Merger Consideration at the Effective Time. If, after the Effective Time, such holder fails to perfect or withdraws, forfeits or otherwise loses such holder’s dissenter’s rights, (i) such shares of Company Common Stock will be treated as if they had been converted as of the Effective Time pursuant to Section 1.5, without interest thereon, and (ii) the procedures in Section 1.7 will apply with respect to the payment of Merger Consideration with regard to such shares of Company Common Stock. The Company will give Parent prompt notice of any written notice received by the Company regarding dissenter’s rights with respect to shares of Company Common Stock, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written Consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

1.11 Treatment of Warrants.

1.11(a) At the Effective Time, subject to any necessary Consent of holders of warrants, each warrant issued by the Company to purchase shares of Company Common Stock (each a “Company Warrant”), which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically into a warrant to purchase shares of Parent Common Stock (a “Converted Warrant”) in an amount and at an exercise price determined as provided below (and each Converted Warrant otherwise shall remain subject to the terms of the applicable warrant agreement, notice or letter evidencing the issuance of the Company Warrant pursuant thereto).

(i) The number of shares of Parent Common Stock to be subject to a Converted Warrant shall be equal to the product of (x) the number of shares of Company Common Stock subject to the outstanding Company Warrant and (y) the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of Parent Common Stock under a Converted Warrant shall be equal to the exercise price per share of Company Common Stock under the outstanding Company Warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

1.11(b) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted Warrant an appropriate notice evidencing the foregoing assumption of the Company Warrant by Parent.

1.11(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Converted Warrants, including the authorization for listing of such shares on the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange.

1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, the Company or otherwise) to take such action.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Good Standing.

2.1(a) The Acquired Corporations are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other Entity authority to conduct their respective businesses as now being conducted, to own or use their respective properties and assets that they each purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other Entity and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations.

2.1(b) Part 2.1(b) of the Company Disclosure Schedule lists, as of the date hereof, all Acquired Corporations and indicates as to each the type of Entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. Part 2.1(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the certificate or articles of incorporation, bylaws and other organizational documents (collectively, the “Organizational Documents”) of each of the Acquired Corporations, as currently in effect.

2.1(c) The Company owns 48% of the issued and outstanding voting capital stock of China Bottles, Inc. (“China Bottles”), a Nevada corporation. The Company does not control China Bottles within the meaning of Rule 405 under the Securities Act and does not have any right to acquire any additional capital stock of China Bottles. Except for the foregoing and except as noted in the Company’s audited financial statements, the Company does not make any other representation or warranty in respect of China Bottles (other than as to any agreements to which it is a party listed in Part 2.1(c) of the Company Disclosure Schedule).

2.1(d) The Company has made available to Parent copies of the charters of each committee of the Company’s Board of Directors (the “Company Board”) and any code of conduct or similar policy adopted by the Company.

2.2 Authority; No Conflict.

2.2(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the Required Company Stockholder Vote to be effected pursuant to the Majority Stockholder Written Consent Agreements and the filing of the Certificates of Merger required by the DGCL and NRS). The Board of Directors of the Company has unanimously adopted this Agreement, declared it to be advisable and resolved to recommend to the stockholders of the Company that they vote in favor of the approval of this Agreement in accordance with the NRS. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relative to the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, any Legal Requirements to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (v) require a Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, or that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations.

2.2(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing of the Certificates of Merger as required by the DGCL and NRS, and (C) filings made in connection with applicable Antitrust Laws and investment laws set forth in Part 2.2(c) of the Company Disclosure Schedule, and (ii) such other Consents, filings or notifications, where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, or that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations.

2.3 Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares, $0.001 par value per share, of preferred stock (“Company Preferred Stock”). As of the date hereof, (a) 94,521,395 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 3,415,276 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Warrants, (c) 11,764,704 shares of Company Common Stock are reserved for issuance upon the conversion of outstanding Notes, (d) 1,523,578 shares of Company Common Stock are reserved for issuance to certain former stockholders of Pilpol (HK) Biological Limited (the “Pilpol Stockholders”), (e) 199,000 shares of Company Common Stock are reserved for issuance under an employee incentive plan, (f) no shares of Company Common Stock are held in the treasury of the Company and (g) no shares of Company Preferred Stock are issued or outstanding. There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of the Company, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company have the right to vote. Except as set forth in the second sentence of this Section 2.3, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Warrants or conversion of the Notes. Except as set forth in this Section 2.3, as of the date hereof, other than the Company Warrants and the Notes, there are no Contracts or other obligations relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into, or exercisable or exchangeable for, equity interests in, the Company or any of its Subsidiaries. All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the registration requirements of the Securities Act or any other state securities laws. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business.

2.4 SEC Reports.

2.4(a) The Company (which for purposes hereof, includes its predecessor, Ugods, Inc.) has filed on a timely basis all registration statements, forms, reports and documents required to be filed by it with the SEC for the period from May 14, 2007 to the date hereof, and to the Company’s Knowledge all such filings required to be made prior to May 14, 2007 were made on a timely basis. Part 2.4 of the Company Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, the Company has made available to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment or as an exhibit to such filing) all of the following that have been filed with the SEC prior to the date hereof: (i) the Company’s Annual Reports on Forms 10-K or 10-KSB, (ii) the Company’s Quarterly Reports on Forms 10-Q or 10-QSB, (iii) all proxy and information statements relating to the Company’s meetings of stockholders (whether annual or special) held, or by stockholder consents, (iv) the Company’s Current Reports on Form 8-K, (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, together with the exhibits filed or furnished therewith, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two business days prior to the date of this Agreement, the “Filed Company SEC Reports”). The Company files Company SEC Reports on a voluntarily basis pursuant to Section 15(d) of the Exchange Act. The Company does not have, and has never had, a class of “equity security” (as such term is defined in Rule 13d-1(i) promulgated under the Exchange Act) registered under Section 12 of the Exchange Act.

2.4(b) Each of the Company SEC Reports filed on or after May 14, 2007, as of the date of the filing of such report (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), (i) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Company’s Knowledge, each of the Company SEC Reports filed prior to May 14, 2007, as of the date of the filing of such report (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), (i) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

2.4(c) The Company certifications required by Rules 13a-14 and 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of SOX which are contained in the Company SEC Reports filed on or after May 14, 2007 complied with such laws and the rules and regulations of the SEC promulgated thereunder.

2.4(d) Except as set forth under Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Acquired Corporations have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

2.4(e) From May 14, 2007 to the date hereof, the Company has been in compliance in all material respects with (i) the applicable rules and regulations of the Financial Institutions Regulatory Authority (“FINRA”) in respect of which the Company Common Stock is qualified for quotation and trading on the Over-the-Counter Bulletin Board (the “OTC-BB”), and (ii) the applicable provisions of SOX. The Company has made available to Parent true, correct and complete copies of (A) all correspondence between the Acquired Corporations and the OTC-BB since May 14, 2007, and (B) all correspondence between the Acquired Corporations and FINRA since May 14, 2007. The Company has terminated, and will not renew during the term of this Agreement, its efforts to list the Company Common Stock on a national securities exchange. To the Company’s Knowledge, prior to May 14, 2007, the Company was in compliance in all material respects with (i) the applicable rules and regulations of FINRA in respect of which the Company Common Stock is qualified for quotation and trading on the OTC-BB, and (ii) the applicable provisions of SOX. To the extent that the following are in the Company’s possession, the Company has made available to Parent true, correct and complete copies of (A) all correspondence between the Acquired Corporations and the OTC-BB during the period from January 1, 2005 to May 14, 2007, and (B) all correspondence between the Acquired Corporations and FINRA during the period from January 1, 2005 to May 14, 2007.

2.4(f) Except as set forth under Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2007, (A) there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting; and (B) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to the Company’s outside auditors and the audit committee of the Company Board and are set forth on Part 2. 4(f) of the Company Disclosure Schedule.

2.5 Financial Statements.

2.5(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports (i) complied with the rules and regulations of the

SEC (including Regulation S-X) as of the date of the filing of such reports, (ii) was prepared in accordance with GAAP, (iii) fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Acquired Corporations as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (A) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports since the Company’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Company Balance Sheet”), and (B) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations, taken as a whole), and (iv) are accompanied by an unqualified opinion of a registered independent public accounting firm acceptable to Parent and qualified to practice before the Public Company Accounting Oversight Board (the “PCAOB”). No financial statements of any Person other than the Subsidiaries of the Company are, or, have been, required by GAAP to be included in the consolidated financial statements of the Company. To the Company’s Knowledge, for the period from January 1, 2005 to May 14, 2007, no financial statements of any Person other than the Subsidiaries of the Company were required by GAAP to be included in the consolidated financial statements of the Company.

2.5(b) Part 2.5(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the documents creating or governing all of the Company’s Off-Balance Sheet Arrangements.

2.5(c) To the extent the Company Balance Sheet reflects any outstanding loans to or from any stockholders, officers or directors, or any of their Affiliates, of the Company, all such loans have been repaid or forgiven, as applicable, and are no longer outstanding as of the date hereof.

2.6 Property; Sufficiency of Assets. The Acquired Corporations (i) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of all Encumbrances except (A) Permitted Encumbrances securing payments not yet due and (B) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, in either case in such a manner as to have or be reasonably likely to have a Material Adverse Effect on the Acquired Corporations, and (ii) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms which are specifically identified on Part 2.6 of the Company Disclosure Schedule) and are in possession of the properties purported to be leased thereunder. Each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, other than defaults that would not have or be reasonably likely to have a Material Adverse Effect on the Acquired Corporations. For the avoidance of doubt, the representations and warranties set forth in this Section 2.6 do not apply to Proprietary Rights, which matters are specifically addressed in Section 2.8.

2.7 Real Property; Equipment; Leasehold.

2.7(a) All items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted, except for deficient conditions and inadequacies which in the aggregate would not be reasonably expected to have a Material Adverse Effect.

2.7(b) Part 2.7(b) of the Company Disclosure Schedule sets forth each building or interest in real property, or obligation under any agreement, option or right to purchase any building or real property, including all real property leases and land use rights. This list includes the name of the Entity that owns or leases such property or that holds such land use right, the legal address and the use thereof. Each Acquired Corporation has good and marketable title or has a good and valid leasehold interest or land use right in all real property or buildings that it occupies or uses, free and clear of any Encumbrance other than Permitted Encumbrances. Such real property is neither subject to any decree or order of any Governmental Body to be sold nor is being condemned, expropriated or otherwise taken by any Governmental Body, with or without payment of adequate compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed to any Acquired Corporation. The Company has made available to Parent correct and complete copies of all leases, subleases, licenses, instruments evidencing land use rights and other agreements (including all amendments, modifications, supplements and extensions thereof) granting rights of use, occupancy or enjoyment to any Acquired Corporation.

2.7(c) The current and anticipated use of each building or real property occupied or used by any Acquired Corporation is in compliance with zoning (or equivalent in the PRC) and other restrictions. No Acquired Corporation has made any application for a rezoning of any of the real properties occupied or used by any Acquired Corporation, and the Company has no Knowledge of any proposed or pending change to any zoning affecting any of such real properties.

2.7(d) All utilities, including, without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by any Legal Requirement or necessary for the operation of any real property or building occupied or used by any Acquired Corporation are adequate (both in quality and quantity) to service such real property or buildings for their respective use as presently conducted thereon.

2.7(e) All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any building occupied or used by any Acquired Corporation and any improvement or other structure constructed on the real property occupied or used by any Acquired Corporation have been, or will as of the Closing Date be, fully paid or accrued, if billed, and no one is entitled to claim an Encumbrance under any Legal Requirement for such work performed by or on behalf of any Acquired Corporation. Any such accounts that have not been billed as of the Closing Date will be accurately reflected on the books of account of the Company.

2.7(f) Each of the buildings and real properties occupied or used by any Acquired Corporation is located along one or more dedicated public streets which provides access thereto.

2.7(g) There are no defects in, mechanical failure of or damage to the structural components located in any building or on any real property occupied or used by any Acquired Corporation except for defects, mechanical failures or damage that would not be reasonably likely to have a Material Adverse Effect.

2.7(h) There are no deeds of trust or mortgages related to the obligations or debts of the Company or any Subsidiary, which are an Encumbrance upon any building or real property owned by any Acquired Corporation.

2.7(i) There are no easements (or their equivalent in the PRC) on any building or real property occupied or used by any Acquired Corporation that affect its current or anticipated use in a manner that would be reasonably likely to have a Material Adverse Effect.

2.8 Proprietary Rights.

2.8(a) Part 2.8(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i) Part 2.8(a)(i)(A) lists all of the Patents owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed. Part 2. 8(a)(i) (B) lists all of the Patents in which any of the Acquired Corporations has any right, title or interest (including, without limitation, any interest acquired through a license, other right to use or any covenant not to sue/assert or other immunity from suit granted to any Acquired Corporation) other than those owned by the Acquired Corporations, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations.

(ii) Part 2.8(a)(ii)(A) lists all of the Registered Trademarks owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed. Part 2.8(a)(ii)(B) lists all of the Registered Trademarks in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including, without limitation, any interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations.

(iii) Part 2.8(a)(iii)(A) lists all of the Registered Copyrights owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for Copyright registration have been filed. Part 2.8(a)(iii)(B) lists all of the Registered Copyrights in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including, without limitation, any interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which Registered Copyrights have been registered and applications for Copyright registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations.

2.8(b) The Acquired Corporations are the sole and exclusive owners of and have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 2.8(a)(i) (A), 2.8(a)(ii) (A) and 2.8(a)(iii) (A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Encumbrances, except for (i) any lien for current Taxes not yet due and payable, and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have a valid license and right to use all Proprietary Rights identified in Parts 2.8(a)(i) (B), 2.8(a)(ii) (B), and 2.8(a)(iii) (B) of the Company Disclosure Schedule and all Trade Secrets used by any Acquired Corporation, other than those owned by the Acquired Corporations (including, without limitation, interest acquired through a license or other right to use). With respect to any Proprietary Rights licensed from a third party, no third party that has licensed Proprietary Rights to any Acquired Corporation has any ownership or license rights to improvements or derivative works to such Proprietary Rights made by or on behalf of such Acquired Corporation. The Acquired Corporation Proprietary Rights identified in Part 2.8(a), together with the Trade Secrets used by any Acquired Corporation, constitutes (A) all Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Corporations as conducted prior to or on the date of this Agreement or as proposed to be conducted by Acquired Corporations, (B) all Proprietary Rights necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Products, and (C) all Proprietary Rights required for use of the Acquired Corporation Technology.

2.8(c) Part 2.8(c) lists all Contracts relating to any Acquired Corporation Proprietary Rights, any Acquired Corporation Technology or any Acquired Corporation Product, as follows:

(i) Part 2.8(c)(i) lists (A) any Contract granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights or Technology to or from any of the Acquired Corporations, with or without the right to sublicense the same, on an exclusive basis; (C) joint development Contracts related to any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products; (D) any Contract that restricts the use, transfer, delivery or licensing of Acquired Corporation Products, Acquired Corporation Proprietary Rights (or any tangible embodiment thereof) or any Acquired

Corporation Technology, and (E) any Contract pursuant to which any Acquired Corporation granted any Person a covenant not to sue/assert or other immunity from suit under any Acquired Corporation Patents and any Contract pursuant to which any Person granted a covenant not to sue/assert or other immunity from suit in favor of any Acquired Corporation;

(ii) Part 2.8(c)(ii) lists all licenses, sublicenses, covenants not to sue/assert or other immunity from suit, and other Contracts to which any Acquired Corporation is a party and pursuant to which such Acquired Corporation is authorized to use any Proprietary Rights or Technology owned by any Person, excluding nonexclusive licenses for “off the shelf” software widely available through regular commercial distribution channels on standard terms and conditions (other than open source and general public licenses, as such term is defined below) that were obtained by the Acquired Corporations in the Ordinary Course of Business, at a cost not exceeding $200,000 individually or $500,000 in the aggregate. There are no royalties, fees or other amounts payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products. No Acquired Corporation has transferred, licensed or sublicensed any Acquired Corporation Proprietary Right or Acquired Corporation Technology other than pursuant to written Contract signed by a duly authorized representative of such Acquired Corporation; and

(iii) None of the Acquired Corporations has entered into any written or oral Contract, or other arrangement to indemnify any other Person against any charge of infringement by any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Product other than unaltered indemnification provisions contained in standard form sales or other agreements with customers, end users or distributors arising in the Ordinary Course of Business, the forms of which have been made available to Parent or its counsel.

2.8(d)

(i) None of the Acquired Corporations jointly owns, licenses or claims any right, title or interest with any other Person in any Acquired Corporation Proprietary Rights or Acquired Corporation Technology. No current or former employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Acquired Corporation Proprietary Rights or Acquired Corporation Technology in which any of the Acquired Corporations has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to Acquired Corporations.
(ii) No Person has asserted or threatened a claim, against an Acquired Corporation, nor to the Knowledge of the Company, are there any facts which could give rise to a claim, which would adversely affect any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights or Acquired Corporation Technology, or any Contract or other arrangement under which any Acquired Corporation claims any right, title or interest under any Acquired Corporation Proprietary Rights or Acquired Corporation Technology or restricts in any material respect the use, transfer, delivery or licensing by the Acquired Corporations of the Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products;

(iii) None of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Acquired Corporation Proprietary Rights or Acquired Corporation Technology by any of the Acquired Corporations, the use, transfer or licensing of any Acquired Corporation Products by any of the Acquired Corporations, or which may adversely affect the validity, use or enforceability of any Acquired Corporation Proprietary Rights;

(iv) To the Knowledge of the Company, no Acquired Corporation Proprietary Rights or Acquired Corporation Technology owned by an Acquired Corporation have been infringed or misappropriated by any Person. To the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights or Acquired Corporation Technology by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations.

(v) The Acquired Corporations have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain their Trademarks and no opposition proceedings have been commenced related thereto in any jurisdictions in which such proceedings are available. To the Knowledge of the Company, there does not exist any fact with respect to any Copyrights owned by the Acquired Corporations that would (i) preclude the issuance of any Registered Copyright from any Copyright applications, or (ii) render any such Copyrights invalid or unenforceable.

2.8(e) Each of the Acquired Corporations has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and restrict the use of all Trade Secrets in which any of the Acquired Corporations has any right, title or interest and otherwise maintain and protect the Acquired Corporation Proprietary Rights and Acquired Corporation Technology.

2.8(f) All Technology and Proprietary Rights (including tangible embodiments thereof) incorporated into or part of the Acquired Corporation Products, all Acquired Corporation Technology and all Acquired Corporation Proprietary Rights necessary for the manufacture, test, sale and use of the Acquired Corporation Products are solely owned by the Acquired Corporations. Each Acquired Corporation Product conforms and complies in all material respects with the terms and requirements of any applicable warranty. No customer or other Person has asserted in writing or, to the Knowledge of the Company, threatened to assert any claim against any Acquired Corporation under or based upon any warranty relating to any Acquired Corporation Product. The Company has received no written or, to the Knowledge of the Company, unwritten product liability claim related to any Acquired Corporation Product.

2.9 No Undisclosed Liabilities. The Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Company Balance Sheet, or (b) current liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.10 Taxes.

2.10(a) The Acquired Corporations have filed or caused to be filed all Tax Returns (or applicable extensions) that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All Tax Returns (or applicable extensions) filed by (or that include on a consolidated basis) any of the Acquired Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all material respects true, complete and correct and filed on a timely basis.

2.10(b) The Acquired Corporations have, within the time and in the manner prescribed by Legal Requirements, paid (and until Closing will pay within the time and in the manner prescribed by Legal Requirements) all Taxes that are due and payable by the Acquired Corporations, except for Taxes being contested by the Company in good faith.

2.10(c) Each of the Acquired Corporations has complied (and until the Closing will comply) with all Legal Requirements, rules and regulations relating to the withholding of Taxes and has, within the times and in the manner prescribed by Legal Requirements, paid over (and until the Closing will pay over) to the proper Governmental Body all amounts required to be paid under Legal Requirements, rules and regulations relating to the paying over of Taxes.

2.10(d) To the Company’s Knowledge, no Tax Return of any of the Acquired Corporations is currently under audit or examination by any Governmental Body. No written notice of any such audit or examination has been received by any of the Acquired Corporations and none of the Acquired Corporations has

Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters currently under discussion with any Governmental Body with respect to Taxes. No issues relating to Taxes were raised in writing by the relevant Governmental Body during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Governmental Body in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Part 2.10(d) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar reports or notices received in writing by any of the Acquired Corporations from any Governmental Body since May 14, 2007 and, to the extent in the possession of the Company, since January 1, 2005.

2.10(e) The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Acquired Corporations are in accordance with GAAP. No material differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books of the Acquired Corporations to the extent accrual is required for such assets under GAAP. There exists no proposed assessment of Taxes against any of the Acquired Corporations that is unresolved.

2.10(f) No Encumbrance for Taxes exists with respect to any assets or properties of any of the Acquired Corporations, nor will any such Encumbrances exist at Closing except for Permitted Encumbrances.

2.10(g) Part 2.10(g) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body but excluding customary tax indemnities contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes) to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound. No such agreements shall be modified or terminated after the date hereof prior to Closing without the Consent of Parent.

2.10(h) None of the Acquired Corporations has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

2.10(i) None of the Acquired Corporations has executed any outstanding waivers or comparable Consents regarding the application of the statute of limitations on assessment with respect to any Taxes or Tax Returns.

2.10(j) No power of attorney currently in force has been granted by any of the Acquired Corporations concerning any Taxes or Tax Return.

2.10(k) Part 2.10(k) of the Company Disclosure Schedule lists, and Company has made available to Parent complete and accurate copies of, all material Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods beginning after 2004.

2.10(l) Part 2.10(l) of the Company Disclosure Schedule lists, and Company has made available to Parent true and complete copies of, all material memoranda and material written opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other Tax advisors, which have been received by any of the Acquired Corporations with respect to Taxes.

2.10(m) None of the Acquired Corporations is required to include in income any adjustment for a taxable period for which the statute of limitations period remains open pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations, and to the Company’s Knowledge, the Internal Revenue Service has not proposed any such change in accounting method.

2.10(n) The amount of each Acquired Corporation’s net operating loss carryovers for U.S. federal income tax purposes, if any, and the dates on which they arose, are set forth in Part 2.10(n) of the Company Disclosure Schedule.

2.10(o) The amount of each Acquired Corporation’s tax credit carryover for U.S. federal income tax purposes, and the nature of those tax credits and years in which they arose, are set forth in Part 2.10(o) of the Company Disclosure Schedule.

2.10(p) No election under Section 338 of the Code has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties for any taxable period for which the statute of limitations period remains open.

2.10(q) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan (as defined in Section 2.11(a)), program, arrangement or understanding in effect.

2.10(r) None of the Acquired Corporations is a party to any agreement, Contract or arrangement that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

2.10(s) None of the Acquired Corporations has taken any action, nor to the Company’s Knowledge is there any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.10(t) None of the Acquired Corporations is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account, in each case, arising or occurring prior to the Closing Date and described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

2.10(u) None of the Acquired Corporations has participated in any transaction that is either a “listed transaction” or that the Acquired Corporation believes in good faith is a “reportable transaction” or a “transaction of interest” (all as defined in Section 1.6011-4 of the Treasury Regulations).

2.10(v) None of the Acquired Corporations has, nor has ever had, a permanent establishment in any country other than its country of organization.

2.10(w) No Acquired Corporation is a party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code that would subject any Person to Tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance.

2.10(x) All material related party transactions involving any Acquired Corporation are in compliance with applicable U.S. and foreign transfer pricing principles and documentation requirements and, to the extent applicable, Section 482 of the Code and the Treasury Regulations promulgated thereunder, as well as any comparable provisions of state, local, or foreign law, to the extent applicable.

2.10(y) All dividends and other distributions declared and payable on the shares of capital stock of the Company and each of its Subsidiaries may under the current laws and regulations of the jurisdiction of incorporation of the Company and such Subsidiary be paid to their respective stockholders, and all such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations and are otherwise free and clear of any other Tax, withholding or deduction and without the necessity of obtaining any Governmental Authorization from any Governmental Body having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties. Dividends declared with respect to after-tax retained earnings on the equity interests of the PRC Subsidiaries may under the current laws and regulations of the PRC (which are subject to change, possibly with retroactive effect) be paid to their respective shareholders, in Renminbi that may be converted into U.S. dollars and freely transferable out of the PRC, subject to the successful completion of PRC formalities required for such remittances and all such dividends and distributions.

2.10(z) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will, directly or indirectly cause any of the Acquired Corporations to become subject to or to become liable for the payment of any Tax, or to lose any material Tax benefit, except that the representation and warranty contained in this Section 2.10(z) does not apply to the United States federal or state income tax treatment of the Contemplated Transactions described in Section 2.10(s), Recital C, Section 5.8 and Section 6.1(f).

2.11 Employee Benefits.

2.11(a) There has not been (i) any adoption or material amendment by any of the Acquired Corporations of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan or any employment or service agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations (collectively, “Benefit Plans”), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2007, except, in the case of subsections (i) and (ii), for the adoption of an employee incentive plan, under which (A) 199,000 shares of Company Common Stock reserved for issuance, and (B) no shares of Company Common Stock have been issued. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations, and all Benefit Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the Consent of any participant or other party.

2.11(b) Part 2.11(b) of the Company Disclosure Schedule includes a complete list of all Benefit Plans, whether or not written, and whether covering one Person or more than one Person, sponsored or maintained by any Acquired Corporation, to which any Acquired Corporation contributes or is obligated to contribute, or with respect to which an Acquired Corporation has or may have any liability.

2.11(c) Except as set forth on Part 2.11(c) of the Company Disclosure Schedule, no executive officer of any Acquired Corporation (as defined in Rule 501(f) of the Securities Act) has notified the Company or any Subsidiary that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company or any Subsidiary. No executive officer of the Company or any of its Subsidiaries, to the Knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other Contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters.

2.11(d) There are no outstanding and unpaid loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent Contract, other than routine travel and expense advances made to employees in the Ordinary Course of Business. Except as reflected in the Company SEC Reports, the Acquired Corporations have not, since May 14, 2007, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. There are no such loans reflected in the Company’s books and records, or in the financial statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

2.11(e) Each of the Acquired Corporations has complied, and are presently in compliance with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees. During the three-year period prior to the date of this Agreement, none of the Acquired Corporations has been a party to any action in which any of the Acquired Corporations was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

2.11(f) Except as described on Part 2.11(f) of the Company Disclosure Schedule, there are no retired employees, officers, managers or directors of any of the Acquired Corporations, or their dependents, receiving benefits or scheduled to receive benefits from any of the Acquired Corporations in the future.

2.12 Compliance with Legal Requirements; Governmental Authorizations.

2.12(a) The Acquired Corporations are, and from May 14, 2007 to the date hereof the Acquired Corporations at all times have been, in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, except to the extent that any non-compliance could not be reasonably be expected to have a Material Adverse Effect. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature, except in the case of subsections (i) and (ii) to the extent that any occurrence, circumstance, violation, failure or non-compliance could not reasonably be expected to have a Material Adverse Effect. From May 14, 2007 to the date hereof, none of the Acquired Corporations has received any written notice or other written communication or, to the Knowledge of the Company, any unwritten notice or unwritten communication, from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement or obligation to take remedial action in respect thereof.

2.12(b) To the Company’s Knowledge, prior to May 14, 2007, the Acquired Corporations were at all times in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, except to the extent that any non-compliance could not be reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, prior to May 14, 2007, none of the Acquired Corporations received any notice or other communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement or obligation to take remedial action in respect thereof.

2.13 Environmental Matters. To the Company’s Knowledge, each Acquired Corporation is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each such Acquired Corporation of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except to the extent that any such non-compliance or violation could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Acquired Corporations has received any written communications or, to the Knowledge of the Company, any unwritten communications, from a Governmental Body alleging that any Acquired Corporation is not in such compliance, and there are no past or present actions or, to the Knowledge of the Company, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future. None of the Acquired Corporations has ever been subject to, or received any written notice, or to the Knowledge of the Company, any unwritten notice, of any private, administrative or judicial action alleging a material violation of Environmental Laws, or any written notice, or to the Knowledge of the

Company, any unwritten notice, of any such claim, and, to the Company’s Knowledge, there is no reasonable basis for any such notice or action and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Agency regarding any matter relating to health, safety or protection of the Environment. To the Company’s Knowledge, no facts, events or conditions with respect to the past or present operations or Facilities exist which interferes with or prevents continued compliance with, or gives rise to any common law or statutory liability or otherwise form the basis of any claim involving any non-compliance with Environmental Laws.

2.14 Legal Proceedings.

2.14(a) There is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

2.14(b) To the Knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.15 Absence of Certain Changes and Events. Since December 31, 2007, the Acquired Corporations have conducted their businesses only in the Ordinary Course of Business and there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance exists that would be reasonably likely to result in a Material Adverse Effect on the Acquired Corporations, or:

2.15(a) any loss, damage or destruction to, or any interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

2.15(b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

2.15(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Common Stock issued to the Pilpol Stockholders, upon the valid exercise of Company Warrants, or upon the valid conversion of the Notes), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

2.15(d) any amendment or waiver of any of the rights of any Acquired Corporation under any provision of any Contract evidencing any Company Warrant;

2.15(e) any amendment to any Organizational Document of any of the Acquired Corporations;

2.15(f) any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

2.15(g) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

2.15(h) any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;

2.15(i) any material Tax election by any Acquired Corporation;

2.15(j) any commencement or settlement of any Legal Proceeding by any Acquired Corporation; or

2.15(k) any agreement or commitment to take any of the actions referred to in clauses (a) through (i) above.

2.16 Contracts; No Defaults.

2.16(a) Part 2.16(a) of the Company Disclosure Schedule lists as of the date hereof, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has made available to Parent copies of, each Acquired Corporation Contract and other instrument or document (including any amendment to any of the foregoing):

(i) described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

(ii) with any director, officer or Affiliate of the Company;

(iii) evidencing, governing or relating to indebtedness for borrowed money,

(iv) not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $25,000;

(v) that in any way purports to limit the freedom of any Acquired Corporation or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vi) relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which any of the Acquired Corporations is obligated to make any severance, termination or similar payment in excess of $50,000 to any current or former employee or director, or pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $50,000 to any current or former employee or director;

(vii) (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Rights and/or Technology (except for any Contract pursuant to which (i) any Proprietary Rights is licensed to the Acquired Corporations under any third party software license generally available to the public, or (ii) any Proprietary Rights is licensed by any of the Acquired Corporations to any Person on a non exclusive basis pursuant to an unmodified standard license agreement, the form of which has been provided to Parent); or (B) of the type referred to in Section 2.8(c);

(viii) providing for indemnification of any officer, director, employee or agent;

(ix) (A) relating to the acquisition (by merger, consolidation or otherwise), issuance, voting, registration, sale or transfer of any securities of any Person, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, (C) relating to the acquisition of the assets of any Person (other than the acquisition of assets in the Ordinary Course of Business), or (D) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Warrants;

(x) incorporating or relating to any guaranty, warranty or indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously made available by the Company to Parent;

(xi) relating to any currency hedging;

(xii) imposing or containing a covenant not to sue or similar provisions;

(xiii) (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations under a commercial relationship, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(xiv) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xv) contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $50,000 in the aggregate; and

(xvi) any other Contract, if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

Each of the foregoing is a “Material Contract.”

2.16(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

2.16(c) (i) None of the Acquired Corporations has breached, or committed any default under, any Acquired Corporation Contract, except for breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since May 14, 2007 (and to the Knowledge of the Company as to the period from January 1, 2005 to May 14, 2007), none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.17 Insurance. Part 2.17 of the Company Disclosure Schedule sets forth all of the Company’s currently effective insurance policies. All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice, or to the Knowledge of the Company, any unwritten notice, from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

2.18 Labor Matters. (a) None of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization; (b) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (d) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; (e) no material grievance is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; and (f) none of the Acquired Corporations is a party to, or otherwise bound by, any Consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

2.19 Interests of Officers and Directors. None of the officers or directors of any of the Acquired Corporations or any of their respective Affiliates (other than the Acquired Corporations) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, Contract, agreement, arrangement or understanding with the Acquired Corporations, except as disclosed in the Filed Company SEC Reports and except for the normal rights of a stockholder and rights under the Benefit Plans.

2.20 Business Relationships. The execution of this Agreement and the consummation of the Merger and the other Contemplated Transactions will not materially adversely affect the relationships of the Acquired Corporations with any material customers, distributors, licensors, designers and suppliers. None of the Acquired Corporations has received any notification that any material distributor, reseller, original equipment manufacturer, customer, supplier, foundry or manufacturer will discontinue or materially reduce the purchase, supply or manufacture, as the case may be, of any Acquired Corporation Products.

2.21 Rights Plan; Anti-Takeover Statutes. The Company does not now have, nor has it ever had, any stockholder rights plan or “poison pill” in effect, including, without limitation, any agreement with a third party trust or fiduciary Entity with respect thereto. The Company has taken all appropriate and necessary actions so that the restrictions on business combinations contained in Section 78.411 to 78.444, inclusive, of the NRS will not apply to Parent or Merger Sub or to this Agreement, the Merger, the Conversion Agreement, the Undertaking Agreement, the Release Agreement or the other Contemplated Transactions. Except for Section 78.438 of the NRS (which has been rendered inapplicable by action of the Company’s Board of Directors prior to the execution hereof pursuant to the foregoing sentence), no “moratorium,” “acquisition of controlling interest,” “control share,” “fair price,” “combinations with interested stockholders,” “business combination,” or other similar anti-takeover statutes, laws or regulations of any state, including the State of Nevada (and including the NRS), or any applicable anti-takeover provision in the articles or certificate of incorporation or bylaws of any of the Acquired Corporations is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Conversion Agreement, the Undertaking Agreement, the Release Agreement or the Contemplated Transactions.

2.22 Brokers. No broker, finder, investment banker or other Person (other than Roth Capital Partners, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. There are no other Acquired Corporation Contracts between the Acquired Corporations and Roth Capital Partners, LLC pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.

2.23 Foreign Corrupt Practices Act. Neither the Acquired Corporations, nor to the Knowledge of the Acquired Corporations, any agent or other Person acting on behalf of any of the Acquired Corporations, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to any Governmental Body’s officials or employees or to any foreign or domestic political parties or campaigns from corporate funds,

(iii) failed to disclose fully any contribution made by any of the Acquired Corporations (or made by any Person acting on their behalf of which any Acquired Corporation is aware) which is in violation of any Legal Requirement, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

2.24 PFIC. None of the Acquired Corporations is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of Code.

2.25 OFAC. None of the Acquired Corporations, any director or officer of the Acquired Corporations, or, to the Knowledge of the Acquired Corporations, any agent, employee, Affiliate or Person acting on behalf of any Acquired Corporation is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Acquired Corporations have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in violation of any U.S. sanctions administered by OFAC.

2.26 Money Laundering Laws. The operations of each of the Acquired Corporations are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Acquired Corporation with respect to the Money Laundering Laws is pending or, to the best Knowledge of the Acquired Corporations, threatened.

2.27 Additional PRC Representations and Warranties.

2.27(a) All material Consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each of the Acquired Corporations have been duly obtained from the relevant PRC Governmental Body or their respective local counterparts and are in full force and effect.

2.27(b) All filings and registrations with the PRC Governmental Bodies required in respect of each of the Acquired Corporations and their operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Bodies that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

2.27(c) Each of the Acquired Corporations have complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Governmental Body. There are no outstanding rights to acquire, or commitments made by any of the Acquired Corporations to sell, any of their respective equity interests.

2.27(d) None of the Acquired Corporations is in receipt of any letter or notice from any relevant PRC Governmental Body notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Body for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by any of the Acquired Corporations.

2.27(e) The Acquired Corporations have conducted their respective business activities within their permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant Legal Requirements and with all requisite licenses and approvals granted by competent PRC Governmental Bodies. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of any of the Acquired Corporations’ business which is subject to periodic renewal, none of the Acquired Corporations has any Knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Bodies.

2.27(f) With regard to employment and staff or labor, each of the Acquired Corporations have complied, in all material respects, with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

2.28 Stamp Duty; Transfer Taxes. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of Parent to any Governmental Body in the British Virgin Islands, Hong Kong, the PRC or any other applicable jurisdiction or any political subdivision or taxing authority thereof or therein (other than on the net income of Parent where the net income of Parent is otherwise subject to taxation by the applicable jurisdiction), in connection with the Contemplated Transactions.

2.29 Majority Stockholder Written Consent Agreements. Each holder of Company Common Stock who executes and delivers a written consent pursuant to a Majority Stockholder Written Consent Agreement adopting this Agreement and approving the Merger is (a) an executive officer, Affiliate, or director of the Company, a founder of the Company or such founder’s family member, or a holder of 5% or more of the outstanding Company Common Stock, and (b) an “accredited investor” (as such term is defined in Rule 501(a) promulgated under the Securities Act).

2.30 Required Vote. The affirmative votes or written consents of the holders of a majority of the shares of Company Common Stock outstanding on the record date are the only votes or consents of the holders of any class or series of capital stock of the Company necessary under the NRS and the Company’s Articles of Incorporation to adopt or approve this Agreement and approve the Merger. The shares of Company Common Stock that are subject to the written consents delivered to Parent pursuant to the Majority Stockholder Written Consent Agreements are (and will continue through the Closing to be) sufficient to constitute the Required Company Stockholder Vote.

2.31 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy and Information Statement/Prospectus will, at the time the Joint Proxy and Information Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy and Information Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent represents and warrants to the Company as follows:

3.1 Organization and Good Standing.

3.1(a) Parent and Merger Sub are corporations duly incorporated, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use their respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or Merger Sub is party or by which Parent or Merger Sub or any of their respective assets are bound. Parent and Merger Sub are duly qualified to do business as foreign corporations and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and Merger Sub, taken as a whole.

3.1(b) Parent has made available to the Company through EDGAR copies of the Organizational Documents of Parent, as currently in effect.

3.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Parent Stockholder Vote:

3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Agreements to which Parent is a party by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of the Certificate of Incorporation Amendment and, as required by the DGCL and NRS, the Certificates of Merger). The Board of Directors of Parent (the “Parent Board”) has approved this Agreement and declared it to be advisable. This Agreement and the Related Agreements to which Parent is a party have been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with their terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Neither the execution and delivery of this Agreement nor the Related Agreements to which Parent is a party, nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub; (ii) contravene, conflict with, or result in a violation of, any Legal Requirements to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Merger Sub, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or Merger Sub; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or Merger Sub is party or by which Parent or Merger Sub or any of their respective assets are bound; (v) require a Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or Merger Sub, except, in the case of clauses (ii), (iii), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, or that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent.

3.2(c) Neither the execution and delivery of this Agreement and the Related Agreements to which Parent is a party by Parent, nor the performance of this Agreement and the consummation of the Contemplated Transactions by Parent, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and Blue Sky Laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Merger in any material respect, or would otherwise prevent Parent from performing its obligations under this Agreement in any material respect, or could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and Merger Sub.

3.2(d) The Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the Merger and the Contemplated Transactions. The execution and delivery of this Agreement by the Merger Sub and the consummation by the Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the Parent as the holder of a majority of the then outstanding shares of Merger Sub Common Stock and the filing of the Certificates of Merger as required by the DGCL and NRS). The Board of Directors of Merger Sub has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to Parent that it vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Merger Sub and constitutes the legal, valid and binding obligations of the Merger Sub, enforceable against the Merger Sub in accordance with its terms.

3.3 Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, $0.001 par value per share (“Parent Preferred Stock”). As of the date hereof, (a) 67,646,800 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 74,646,800 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent (“Parent Warrants”), and (c) no shares of Parent Preferred Stock are issued or outstanding. Except as set forth in this Section 3.3, there are no Contracts or other obligations relating to the issued or unissued capital stock of Parent or Merger Sub, or obligating Parent or Merger Sub to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or Merger Sub. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or Merger Sub is free and clear of all Encumbrances of any nature whatsoever. None of the outstanding equity securities or other securities of Parent or Merger Sub was issued in violation of the Securities Act or any other Legal Requirement. Parent is in control of Merger Sub for purposes of Section 368(a)(2)(D) of the Code.

3.4 SEC Reports. Parent has made available through EDGAR to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates, the Parent SEC Reports: (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC

Reports, and (b) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Financial Statements. The financial statements and notes contained or incorporated by reference in Parent SEC Reports fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.

3.6 Absence of Certain Changes and Events. Since the filing of its Annual Report on Form 10-K for the year ended December 31, 2007, Parent has conducted its business only in the Ordinary Course of Business and there has not been any Material Adverse Effect on Parent, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on Parent, or:

3.6(a) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of Parent, or (ii) any repurchase, redemption or other acquisition by Parent of any shares of capital stock or other securities;

3.6(b) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of a Parent Warrant), (ii) any option, warrant or right to acquire any capital stock or any other security of Parent (except for Parent Warrants), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

3.6(c) any amendment, to any Organizational Document of Parent, or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Parent;

3.6(d) any change of the methods of accounting or accounting practices of Parent in any material respect; and

3.6(e) any agreement or commitment to take any of the actions referred to in clauses (a) through (d) above.

3.7 Operation of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any business activities and has no assets, liabilities or obligations other than as contemplated by this Agreement.

3.8 No Undisclosed Liabilities. Parent has no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in Parent’s most recent balance sheet included in the Parent SEC Reports (the “Parent Balance Sheet”), or (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Parent Balance Sheet that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

3.9 Legal Proceedings.

3.9(a) There is no pending Legal Proceeding (i) that has been commenced by or against Parent or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Parent, except for such Legal Proceedings as could not reasonably be expected to, individually or in the aggregate, result in a

Material Adverse Effect on Parent, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

3.9(b) To the Knowledge of Parent, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

3.10 Board Approval. The Parent Board (including any required committee or subgroup of the Parent Board) has, as of the date of this Agreement, unanimously (i) declared the advisability of and approved the Merger and approved and adopted this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets (excluding deferred underwriting discounts and commissions).

3.11 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have not less than $350 million in a trust account (the “Trust Fund”), less such amounts, if any, as Parent is required to (a) set aside to pay any claims pursuant to DGCL Section 281(b), and (b) pay to stockholders who elect to have their shares converted into cash in accordance with the provisions of Parent’s Amended and Restated Certificate of Incorporation and that certain Investment Trust Management Agreement (the “Trust Agreement”), dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the Trust Fund.

3.12 Compliance. Parent has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

3.13 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no officer or director of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s Knowledge, none of its officers has any direct or indirect ownership interest in any Person with whom Parent is Affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each officer of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s Knowledge, except as set forth in the Parent SEC Reports, no officer or director or any member of their immediate families is, directly or indirectly, interested in any material Contract with Parent (other than such contracts as relate to any such individual’s ownership of capital stock or other securities of Parent).

3.14 Full Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy and Information Statement/Prospectus will, at the time the Joint Proxy and Information Statement/Prospectus is mailed to the stockholders of Parent or the stockholders of the Company or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy and Information Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about any of the Acquired Corporations (or any of the Proposed Acquired Persons or other permitted acquisitions) supplied by any of the Acquired Corporations for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus.

3.15 Qualification as a Reorganization. None of Parent, Merger Sub or any of their respective Affiliates has taken or agreed to take any action, nor to Parent’s Knowledge, is there any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 4: CONDUCT OF BUSINESS.

4.1 Covenants of the Company. Except as set forth in Part 4.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each of the Acquired Corporations shall act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable Legal Requirements, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, none of the Acquired Corporations shall directly or indirectly, do any of the following without the prior written Consent of Parent, provided that such Consent shall not be unreasonably withheld:

4.1(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for reacquisition or repurchase upon forfeiture of unvested restricted stock pursuant to the terms of any applicable restricted stock purchase or grant agreement;

4.1(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than the issuance of shares to the Pilpol Stockholders, upon the exercise, settlement or conversion of Company Warrants, or upon conversion of the Notes, in each case, in accordance with the governing agreements relating thereto or their present terms);

4.1(c) amend its Organizational Documents, except as expressly provided by this Agreement;

4.1(d) acquire, or enter into any Purchase Document with respect to the acquisition of, (i) the assets or stock of any business or Person, by merger, consolidation, purchase of stock or assets, or otherwise, or (ii) any other assets that are material, in the aggregate, to the Acquired Corporations, taken as a whole, except (A) acquisitions of the Proposed Acquired Persons in accordance with the terms of the relevant Purchase Documents (as to which the Company will use reasonable efforts to substitute cash for Company Common Stock), and (B) purchases of inventory, components or, subject to Section 4.1(i) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;

4.1(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Acquired Corporations, except for the sale of inventory in the Ordinary Course of Business and transactions related thereto;

4.1(f) adopt or implement any stockholder rights plan;

4.1(g) enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of any Acquired Corporation;

4.1(h) (i) incur or suffer to exist any indebtedness for borrowed money in excess of $500,000, other than such indebtedness which existed as of December 31, 2007 as reflected on the Company Balance Sheet and other than the Notes, or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person in excess of $500,000, other than its direct or indirect wholly owned Subsidiaries, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

4.1(i) make any capital expenditures or other expenditures with respect to property, plant or equipment except for up to $25,000 per month for the Acquired Corporations, taken as a whole, in the Ordinary Course of Business;

4.1(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Legal Requirement or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

4.1(k) except as may be required to comply with any applicable Legal Requirement, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (ii) waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or Consent to any matter with respect to which its Consent is required under, any confidentiality, standstill or similar agreements to which any of the Acquired Corporations is a party;

4.1(l) modify, amend or terminate any Material Contract to which any of the Acquired Corporations is a party or, except in the Ordinary Course of Business, knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of any of the Acquired Corporations);

4.1(m) (i) enter into any material Contract or agreement, or (ii) except in the Ordinary Course of Business, license any material Proprietary Rights and/or Technology to or from any third party;

4.1(n) except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (provided, however, that the Company may hire employees or independent contractors (A) for the sole purpose of replacing employees who have terminated their employment, provided that the hired employees must be hired on terms and conditions, including compensation, which are no greater than the terms and conditions of the employees being replaced, (B) with respect to any open requisitions for employment existing on the date hereof or (C) temporary employees or independent contractors hired in the Ordinary Course of Business terminable at will with no more than 10 business days notice without severance or ongoing benefit obligations), (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (other than increases not in excess of five percent (5%) of base salary granted to non-officer employees pursuant to performance reviews held in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock-based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or benefit plan;

4.1(o) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

4.1(p) initiate, compromise or settle any material litigation or arbitration proceeding;

4.1(q) open or close any facility or office;

4.1(r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

4.1(s) except with respect to any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations of the Acquired Corporations in the Ordinary Course of Business;

4.1(t) fail to (i) timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished, or (ii) use commercially reasonable efforts to cause the Company to implement necessary measures to ensure the Company’s compliance with the requirements of SOX applicable to the Company; or

4.1(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would materially impair or prevent the satisfaction of any conditions in Section 6 hereof other than as specifically provided for in this Section 4.1.

4.2 Covenants of Parent. From the date hereof until the Effective Time, unless the Company shall otherwise Consent in writing, which Consent shall not be unreasonably withheld, or as otherwise expressly permitted by or provided for in this Agreement, Parent shall, and shall cause Merger Sub to, conduct its business in the Ordinary Course of Business and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with third parties and, except as would not cause a Material Adverse Effect on Parent, to keep available the services of its current key employees, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written Consent of Company, which Consent shall not be unreasonably withheld:

4.2(a) Parent shall not adopt or propose any material change in its Organizational Documents except for (i) the Certificate of Incorporation Amendment, (ii) such amendments required by any Legal Requirement or the rules and regulations of the SEC or the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange, or (iii) such amendments that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of Parent; and Parent shall not permit Merger Sub to adopt or propose any material change in their Organizational Documents except for such amendments that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of any business thereof;

4.2(b) Parent shall not, and shall not permit Merger Sub to, change any method of accounting or accounting principles or practices by Parent or Merger Sub, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or GAAP;

4.2(c) Parent shall not, and shall not permit Merger Sub to, fail to (i) timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished (except those filings by Affiliates of Parent required under Section 16(a) of the Exchange Act which do not have a Material Adverse Effect on Parent), or (ii) comply in all material respects with the requirements of the SOX applicable to it; and

4.2(d) Parent shall not, and shall not permit Merger Sub, to agree or commit to do any of the foregoing.

4.3 Confidentiality. The parties acknowledge that Parent and Company have previously executed a Mutual Nondisclosure Agreement dated as of February 29, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

SECTION 5: ADDITIONAL AGREEMENTS.

5.1 No Solicitation.

5.1(a) From the date of this Agreement until the Effective Time, none of the Acquired Corporations shall, nor shall any of their Representatives, directly or indirectly:

(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or would reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, amending or granting any waiver or release under any covenant not to sue or similar agreement with respect to any Company Common Stock, except as expressly permitted by this Section); or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section).

5.1(b) Neither the Company Board nor any committee thereof shall:

(i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of the adoption of this Agreement;

(ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; or

(iii) authorize, cause or permit any of the Acquired Corporations to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal.

5.1(c) The Company shall promptly (within 24 hours) advise Parent orally and in writing, upon the Company gaining Knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition

Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person making any Acquisition Proposal.

5.1(d) Nothing contained in this Section 5.1 or otherwise contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, disclosure would be required under applicable Legal Requirements.

5.1(e) The Acquired Corporations shall, and shall cause their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

5.2 Joint Proxy and Information Statement/Prospectus; Registration Statement.

5.2(a) After the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the Joint Proxy and Information Statement/Prospectus, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A, and Schedule 14A under the Exchange Act with respect to Parent, an information statement with respect to the Company, and the Form S-4 Registration Statement. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other party’s counsel in the preparation of the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of such party’s auditors in the preparation of the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement. In addition, insofar as such information is within the Company’s control, the Company shall provide promptly to Parent such information concerning the business affairs and financial statements of the Proposed Acquired Persons or other permitted acquisition as, in the reasonable judgment of Parent and the Company and their respective counsel, may be required or appropriate for inclusion in the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto, and to the extent that it can do so, the Company shall cause the Proposed Acquired Persons to cooperate in the preparation of the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of such Proposed Acquired Person’s auditors in the preparation of the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement. Each of Parent and the Company shall respond to any comments of the SEC and shall use all commercially reasonable efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Parent and the Company will provide the other with a reasonable opportunity to review and comment (which comments will be considered by the other party in good faith) on any amendment or supplement on the Joint Proxy and Information Statement/Prospectus or the Form S-4 Registration Statement prior to the filing thereof with the SEC. The Company and Parent shall cause the Joint Proxy and Information Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Joint Proxy and Information Statement/Prospectus or any filing pursuant to Section 5.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Joint Proxy and Information Statement/Prospectus, the Merger or any filing pursuant to Section 5.2(b). Each of Parent and the Company shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2 to comply in all material respects with all Legal Requirements.

5.2(b) If, at any time prior to the time that the Required Parent Stockholder Vote has been obtained (the “Specified Time”), any information is discovered or any event occurs with respect to Parent or any of the Acquired Corporations, or any change occurs with respect to the other information included in the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party learning of such information shall notify the other parties promptly of such event, and Parent and the Company shall promptly file with the SEC any necessary amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus, respectively, Parent shall use its reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable, and, Parent and the Company shall, as required by Legal Requirements, disseminate the information contained in such amendment or supplement to holders of Parent Common Stock and Company Common Stock; provided that, no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and the Company and providing Parent and the Company with a reasonable opportunity to review and comment on such amendment or supplement.

5.2(c) Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws and the rules and regulations thereunder.

5.2(d) Part 5.2(d) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, each term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (each, a “Purchase Document”) relating to proposed acquisitions by an Acquired Corporation of the assets or equity interests of any other Person (a “Proposed Acquired Person” and each of such currently proposed acquisitions, a “Proposed Acquisition”). Prior to the closing of any Proposed Acquisition, or any other permitted acquisition, the Company will obtain the financial statements (including, in each case, any notes thereto) and related pro forma financial information that would be required, pursuant to Regulation S-X, to be contained in the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement (the “Acquisition Financial Statements”). All Acquisition Financial Statements will (i) comply with the rules and regulations of the SEC (including Regulation S-X), (ii) be prepared in accordance with GAAP, (iii) fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the respective Proposed Acquired Persons as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements of any such Proposed Acquired Person, to (A) the omission of notes to the extent permitted by Regulation S-X, and (B) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to such Proposed Acquired Person), and (iv) be accompanied by an unqualified opinion of a registered independent public accounting firm acceptable to Parent and qualified to practice before the PCAOB.

5.3 Exchange Listing. Parent agrees to use commercially reasonable efforts to continue the quotation of Parent Common Stock on the American Stock Exchange, New York Stock Exchange or another national securities exchange during the term of this Agreement.

5.4 Access to Information. Each of Parent and the Company shall afford to each other’s officers, employees, accountants, counsel and other representatives, reasonable access (subject to Legal Requirements regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the date hereof through the Effective Time or the termination of this Agreement, to its (and the Company shall provide Parent with such access to each Proposed Acquired Person’s or other permitted acquisition’s) properties, books, contracts, commitments, personnel and records in a manner commensurate with due diligence conducted by any party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the parties or their respective Subsidiaries or the Proposed Acquired Persons, as the case may be, or create a risk of damage or destruction to any property or assets of the parties or their respective Subsidiaries. During such period, the Company and Parent shall furnish or make available promptly to each other (except as otherwise available on EDGAR) (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Parent and the Company, as the case may be, will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, Parent and the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) access to such documents or information would risk of waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (ii) access to a Contract to which any of the Acquired Corporations or Parent and Merger Sub is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract.

5.5 Parent Stockholders’ Meeting.

5.5(a) Parent, acting through Parent’s Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of Parent and the rules of the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Form S-4 Registration Statement, the Parent Stockholders’ Meeting for the purpose of considering and voting upon (i) the adoption of this Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger and (iii) the adoption of the Certificate of Incorporation Amendment (the “Parent Voting Proposal”). In connection therewith (A) the Parent Board shall recommend approval of the Parent Voting Proposal by the stockholders of Parent and include such recommendation in the Joint Proxy and Information Statement/Prospectus, (B) neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to the Company the recommendation of the Parent Board that the Parent’s stockholders vote in favor of the Parent Voting Proposal, and (C) Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal and shall take all other action necessary or advisable to secure the Required Parent Stockholder Vote. Nothing contained in this Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit Parent from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, such action is required under applicable Legal Requirements.

5.5(b) Except to the extent required by Legal Requirements, Parent shall not (i) change the date specified in the Joint Proxy and Information Statement/Prospectus for the Parent Stockholders’ Meeting or (ii) postpone, delay or adjourn the Parent Stockholders’ Meeting, except, in each case, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy and Information Statement/Prospectus required by applicable Legal Requirements is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders’ Meeting, or (B) if there are an insufficient number of shares of Parent Common Stock represented in person or by proxy at the Parent Stockholders’ Meeting to constitute a quorum or otherwise to approve the Parent Voting Proposal, in which case Parent may postpone, delay, or adjourn the Parent Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Parent Stockholder Vote as promptly as practicable in the prevailing circumstances.

5.6 Legal Conditions to the Merger.

5.6(a) Subject to the terms hereof, including Section 5.6(b), the Company and the Parent shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as reasonably practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Acquired Corporations or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of Merger, (iii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) any applicable Antitrust Laws, and any related governmental request thereunder, and (C) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall cooperate with each other in connection with the making of all such filings (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use all commercially reasonable efforts (subject to Legal Requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Legal Requirement (including all information required to be included in the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 5.6(a) shall modify or affect their respective rights and responsibilities under Section 5.6(b).

5.6(b) Subject to the terms hereof, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use all commercially reasonable efforts to obtain, as applicable, any government clearances, approvals, actions, or non-actions required to satisfy the conditions contained in Section 6 under any Legal Requirement, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits, or threatens to restrict, prevent, or prohibit, the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Body relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. In furtherance and not in limitation of the foregoing, the Company shall (i) keep Parent informed of any communication received from, or given to, any Governmental Body and of any communication received from or given to any Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of the Company) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (ii) permit Parent to review in advance any communication given by the Company to, and consult with Parent in advance of any meeting or conference with, any Governmental Body or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of Company) and, to the extent permitted by such Governmental Body or other Person, give Parent the opportunity to attend and participate in such meetings and conferences.

5.6(c) Notwithstanding anything in this Agreement to the contrary, neither Parent nor the Company nor any of their Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

5.6(d) Each of Parent and the Acquired Corporations shall give any notices to third parties, and use all commercially reasonable efforts to obtain any third party Consents related to or required in connection with the Merger that are (i) necessary to consummate Merger, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent the occurrence of an event that would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, prior to or after the Effective Time.

5.7 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement, except as may be required by any applicable Legal Requirements, fiduciary duties or the listing requirements of any national exchange or the OTC-BB. Each party hereto shall use reasonable efforts to provide copies of such press release or other announcement to the other party, and give due consideration to such comments of such other party prior to such release or announcement.

5.8 Section 368(a) Reorganization. Parent and Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

5.9 Exchange Listing of Additional Shares. Parent shall, if required by the rules of the American Stock Exchange, New York Stock Exchange or any other national securities exchange on which the Parent Common Stock is then listed, file with the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

5.10 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written Consent, which will not be unreasonably withheld or delayed.

5.11 Indemnification.

5.11(a) From and after the Effective Time, Parent shall, to the fullest extent permitted by Legal Requirements, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of any of the Acquired Corporations (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist at the Effective Time.

5.11(b) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.11.

5.11(c) The provisions of this Section are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by any Legal Requirement, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section.

5.12 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality or that makes reference to a Material Adverse Effect to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

5.13 Approval of Stockholders. The Company shall promptly after the date hereof take all action necessary in accordance with the NRS and its Articles of Incorporation and Bylaws to obtain the written consents required to be executed and delivered pursuant to the Majority Stockholder Written Consent Agreements from the holders of Company Common Stock listed on Schedule D evidencing such holders’ adoption of this Agreement and approval of the Merger.

5.14 Exemption from Liability Under Section 16(b).

5.14(a) The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock or Converted Warrants, as applicable, in exchange for shares of Company Common Stock or outstanding Company Warrants pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

5.14(b) The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Parent Insiders (as defined below) of Parent Common Stock or Converted Warrants, as applicable, in exchange for shares of Company Common Stock or outstanding Company Warrants pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

5.14(c) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or outstanding Company Warrants deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock or Converted Warrants in connection with the Merger, which shall be provided by the Company to Parent within ten (10) business days after the date of this Agreement.

5.14(d) For purposes of this Agreement, “Company Insiders” mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company equity securities, as listed in the Section 16 Information, and “Parent Insiders” mean those Company Insiders, if any, who after the consummation of the Merger will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent equity securities.

5.15 Tax Matters.

5.15(a) From the date of this Agreement until the Effective Time, the Acquired Corporations, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by Legal Requirements and properly granted by the appropriate authority, provided that, the Company notifies Parent that any of the Acquired Corporations is availing itself of such extensions, and (ii) pay all Taxes shown as due on such Tax Returns.

5.15(b) Each party shall reasonably cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Contemplated Transactions. From the date hereof through the Effective Time, the Acquired Corporations shall use reasonable efforts to provide Parent with any other Tax information reasonably requested by Parent.

5.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

5.17 Appointment of Parent Directors. Effective as of the Effective Time, Parent shall increase the size of the Parent Board by two members for a total of seven (7) directors and shall cause to be appointed to the Parent Board two current members of the Company Board designated by the Company and reasonably acceptable to Parent.

5.18 No Claim Against Trust Fund; Sole Remedy For Termination of Agreement. The Company has read and understands (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). The Company acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, the Company acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that the Company may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement pursuant to Section 7.1, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”), and the Company hereby waives any and all Claims against any of Parent’s vendors that have issued a Trust Waiver to Parent in connection with services provided to Parent. Notwithstanding the foregoing, this Section 5.18 shall not constitute a waiver of any other remedy of the Company under this Agreement.

SECTION 6: CONDITIONS TO MERGER.

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

6.1(a)

(i) This Agreement, the Related Agreements and the Merger shall have been adopted and approved by the Required Company Stockholder Vote as evidenced by the written consents executed and delivered pursuant to the Majority Stockholder Written Consent Agreements;

(ii) the Parent Voting Proposal shall have been approved at the Parent Stockholders’ Meeting by the Required Parent Stockholder Vote;

(iii) the Certificate of Incorporation Amendment shall have been approved at the Parent Stockholders’ Meeting and filed with the Secretary of State of the State of Delaware to be effective as of the Closing;

(iv) holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation (the “Cash Conversion Election”).

6.1(b) Any waiting period applicable to the consummation of the Merger under applicable Antitrust Laws shall have expired or been terminated, and all other necessary approvals under applicable Antitrust Laws shall have been obtained.

6.1(c) Other than the filing of the Certificates of Merger, all authorizations, Consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Merger and the consummation of the other transactions contemplated by this Agreement and the Related Agreements, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations taken as a whole or the Parent.

6.1(d) The Form S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy and Information Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

6.1(e) No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction (preliminary or permanent) or other Legal Requirement which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement and the Related Agreements.

6.1(f) Each of Company and Parent shall have received a written opinion from its respective counsel, dated as of the Closing Date, based on appropriate representations of the Parent, the Company and their respective Affiliates, and such other facts, circumstances, assumptions and agreements as counsel shall deem relevant, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Parent, Merger Sub and the Company shall each execute and deliver to such counsel tax representation letters requested by such counsel, and upon which such counsel can rely, in connection with such written opinions.

6.2 Additional Conditions to Obligations of Parent and the Merger Sub. The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Sub:

6.2(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) the representations and warranties of the Company set forth in Section 2.3 shall be true and correct in all but de minimis respects and (iii) as to all representations and warranties of the Company other than those set forth in Section 2.3, where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably expected to have, a Material Adverse Effect on the Acquired Corporations taken as a whole.

6.2(b) The Acquired Corporations shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

6.2(c) No Material Adverse Effect with respect to the Acquired Corporations taken as a whole shall have occurred since the date of this Agreement.

6.2(d) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company certifying that the conditions set forth in Sections 6.2(a), (b) and (c) above have been satisfied.

6.2(e) There shall not be instituted or pending any action or proceeding by any Governmental Body (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Parent or Merger Sub of all or any material portion of the business of the Acquired Corporations or of the Parent or Merger Sub or to compel the Parent or Merger Sub to dispose of or hold separate all or any material portion of the business or assets of the Acquired Corporations or of the Parent or Merger Sub, or (ii) seeking to impose limitations on the ability of the Parent or Merger Sub effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation, other Acquired Corporations or other permitted acquisitions) including the right to vote any such shares on any matters properly presented to stockholders or seeking to require divestiture by the Parent or Merger Sub of any such shares.

6.2(f) Holders of no more than five percent (5%) of the shares of Company Common Stock outstanding immediately before the Effective Time shall have taken action to exercise their dissenters’ rights pursuant to Section 92A.380 of the NRS.

6.2(g) Parent shall have received (i) the opinion of Thelen Reid Brown Raysman & Steiner LLP, the Company’s special counsel (“Thelen”); (B) the opinion of Hale Lane Peek Dennison and Howard, LLP, the Company’s special Nevada counsel; (C) the opinion of De Heng Law Firm, the Company’s PRC counsel; (D) the opinion of F. Zimmern & Co., the Company’s Hong Kong counsel; and (E) the opinion of Maples and Calder, the Company’s British Virgin Islands counsel, each dated as of the Closing Date, in form and substance reasonably satisfactory to Parent.

6.2(h) Parent shall have received a “comfort” letter in customary form from G.H.P. Horwath, PC (“Horwath”), dated the date of effectiveness of the Joint Proxy and Information Statement/Prospectus (or such other date or dates reasonably acceptable to Parent), including, with respect to the financial statements and other financial and pro forma information of the Acquired Corporations and the Proposed Acquired Persons included in the Joint Proxy and Information Statement/Prospectus.

6.2(i) The Company shall have corrected material deficiencies of which the Company has been advised by Thelen contained in any Company SEC Report, registration statement, form, report or document filed by it with the SEC since May 14, 2007, or required by the SEC.

6.2(j) Parent shall have received a written report from Horwath setting forth any and all deficiencies, significant deficiencies, and/or material weaknesses noted in connection with the Company’s compliance efforts with Section 404 of SOX, and a separate written description from the Company of the remediation and/or proposed remediation plans for such deficiencies, significant deficiencies, and/or material weaknesses.

6.2(k) At or prior to Closing, the Company shall have delivered to Parent copies of resolutions and actions taken by the Company Board and the Company’s stockholders in connection with the approval of this Agreement and the Related Agreements.

6.2(l) The parties shall have agreed to the persons to be listed on Part 6.2(l) of the Company Disclosure Schedule and such persons shall have delivered written resignations from their positions and offices with the Acquired Corporations.

6.2(m) The Majority Stockholder Written Consent Agreements shall remain effective, the cash or stock elections, as applicable, made thereunder shall remain in full force and effect and the transactions that are required to be consummated by the Effective Time shall have been consummated.

6.2(n) The Undertaking Agreement shall remain effective and the transactions contemplated thereby that are required to be consummated at or prior to the Effective Time shall have been consummated.

6.2(o) The Conversion Agreement shall remain effective, the stock election made thereunder shall remain in full force and effect and the transactions contemplated thereby that are required to be consummated at or prior to the Effective Time shall have been consummated.

6.2(p) The Release Agreement shall remain effective, the stock election made thereunder shall remain in full force and effect and the transactions contemplated thereby that are required to be consummated at or prior to the Effective Time shall have been consummated, including, without limitation, the termination of the Make Good Escrow Agreement.

6.2(q) Xu Hong Bin shall have entered into an employment and non-competition agreement on terms and conditions acceptable to Parent and him.

6.2(r) The Company shall have implemented a bonus plan for Xu Hong Bin and other officers of the Company consisting of a $15 million bonus pool based on the Company’s net income for the fiscal year ending December 31, 2009, as adjusted for stock compensation and expenses of the office of the Chairman and the bonuses themselves and certain contingent payments.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

6.3(a) The representations and warranties of Parent and the Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably expected to have, a Material Adverse Effect on Parent.

6.3(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

6.3(c) The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent and the Chief Financial Officer of Parent certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) above have been satisfied.

6.3(d) The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on the American Stock Exchange, New York Stock Exchange or another national securities exchange, subject to official notice of issuance.

SECTION 7: TERMINATION AND AMENDMENT.

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after the approval of Merger by the stockholders of the Company or the sole stockholder of the Merger Sub:

7.1(a) by mutual written Consent of Parent, Merger Sub and the Company;

7.1(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2008 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

7.1(c) by either Parent or the Company if (i) a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or (ii) as of the Effective Date, there shall be pending, or there shall be overtly and credibly threatened in writing, any action, suit or proceeding by any Governmental Body or other Person, having a reasonable likelihood of success, which, if successful, would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations or Parent;

7.1(d) by Parent, if it has not promptly received after execution of this Agreement, an Undertaking Agreement executed by each holder of Company Common Stock set forth on Schedule B, the Release Agreement, the Conversion Agreement or either of the Majority Stockholder Written Consent Agreements;

7.1(e) by either Parent or the Company if at the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) at which a vote on the Parent Voting Proposal is taken, the Parent Voting Proposal shall not have been approved by the Required Parent Stockholder Vote (provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement);

7.1(f) by Parent if at the Parent Stockholders’ Meeting (including any adjournment or postponement thereof), the holders make a Cash Election Conversion;

7.1(g) by Parent, if the Company shall have willfully breached its obligations under Section 5.1;

7.1(h) by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or 6.2 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by the Company of written notice from Parent of such breach or failure to perform or the Outside Date; or

7.1(i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by Parent of written notice from the Company of such breach or failure to perform from the Company or the Outside Date.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and, except as set forth in Section 7.3, there shall be no liability or obligation on the part of Parent, the Company, the Merger Sub or their respective officers, directors, stockholders, or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation, and (b) the provisions of Sections 4.3

(Confidentiality) and the Confidentiality Agreement, Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses) and Section 8 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

7.3 Fees and Expenses. Except as otherwise provided below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and Parent shall share equally (i) all fees and expenses incurred by Parent or the Company in seeking approvals under applicable Antitrust Laws, and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Joint Proxy and Information Statement/Prospectus (including any related preliminary materials) and the Form S-4 Registration Statement and any amendments or supplements thereto. If this Agreement is terminated by the Company pursuant to Section 7.1(e) or by Parent pursuant to Section 7.1(f) and, prior to November 16, 2009, Parent acquires one or more operating businesses, in a single transaction or series of contemporaneous transactions, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination having collectively a fair market value (as calculated in accordance with Parent’s Amended and Restated Certificate of Incorporation) of at least eighty percent (80%) of Parent’s net assets (excluding deferred underwriting discounts and commissions) at the time of the acquisition, then Parent shall pay to the Company as its sole right and remedy an amount equal to all of the Company’s fees, costs and expenses of the Company’s attorneys, accountants and other service providers incurred by the Company in respect of the Merger prior to such termination, provided that such amount shall not exceed $2 million.

SECTION 8: MISCELLANEOUS PROVISIONS.

8.1 Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company, Parent or Merger Sub; provided, however, that, after the adoption and approval of this Agreement and the Contemplated Transactions by the stockholders of the Company, (a) no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or alter or change any of the terms and conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would be materially adverse to the stockholders of the Company, or if such approval is otherwise required under applicable Law, and (b) no amendment may be made that would increase the amount of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger unless all stockholders of the Company have the right to share pro rata in such increase; provided, further, that from and after the date of this Agreement, whether or not any such stockholder approval of this Agreement has been obtained, without the prior written Consent of each Note holder this Agreement may not be amended (i) to lower the Exchange Ratio, (ii) to change the terms of the Contingent Payments (as such terms are defined in the Conversion Agreement and Release Agreement), (iii) to change the time periods set forth in Section 7.1(b), (iv) to amend Section 8.1, Section 8.2 or the last sentence of Section 8.12, or (v) to increase the consideration provided to certain holder’s of the Company Common Stock without proportionately increasing the consideration provided to stockholders. Subject to the foregoing, this Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

8.2 Waiver.

8.2(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.2(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.3 No Survival. Except in connection with, and to the extent provided in, the Conversion Agreement, the Release Agreement, the Undertaking Agreements, and the Majority Stockholder Written Consent Agreements, none of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.

8.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Conversion Agreement, the Release Agreement, the Undertaking Agreements, and the Majority Stockholder Written Consent Agreements, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.5 Execution of Agreement; Counterparts; Electronic Signatures.

8.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

8.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

8.6 Governing Law. Except to the extent that the corporate laws of the State of Nevada or the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.7 Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York Court”); and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any Legal Requirement. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.9 Disclosure Schedules.

8.9(a) The Company Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3, respectively. The information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, as the case may be, and shall not be deemed to relate to or to qualify any other representation or warranty, except that the disclosure made by the Company in the Company Disclosure Schedule with respect to any representation or warranty hereunder will be deemed to have been made with respect to any other representation and warranty requirement the same or similar disclosure to the extent that the relevance of such disclosure to such other representations and warranties is reasonably evident from the face of such disclosure.

8.9(b) If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Statement (other than an exception set forth as such in the Company Disclosure Schedule), the statements in this Agreement will control.

8.10 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 7.3, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights hereunder may be assigned by such party without the prior written Consent of the other party. No party may assign or delegate its obligations hereunder. Any attempted assignment of this Agreement or of any such rights by the Company without such Consent shall be void and of no effect.

8.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 5.11 “Indemnification.” Notwithstanding the foregoing, the holders of Notes party to the Conversion Agreement shall be express third party beneficiaries of this Agreement with respect to the provisos of Section 8.1, Section 8.2 and the last sentence of this Section 8.12.

8.13 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

Company (before the Closing):

China Water and Drinks, Inc.

Unit 07, 6/F, Concordia Plaza

1 Science Museum Road

Tsimshatsui East, KO K3 00000

Attention: Xu Hong Bin

Fax no.: +86.20.3435.1997

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP

875 3 rd Avenue

New York, New York 10222

Attention: Richard S. Green

Fax no.: 212.603.2001

and:

Thelen Reid Brown Raysman & Steiner LLP

701 Eighth Street, NW

Washington, D.C. 20001

Attention: Joseph R. Tiano, Jr.

Fax no.: 202.654.1877

Parent and Merger Sub:

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention: Don Ezzell

Fax no.: 760.341.3727

with a copy to:

DLA Piper US LLP

2415 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Steven D. Pidgeon

Fax no.: 480.606.5524

8.14 Construction; Usage.

8.14(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof unless the context requires otherwise;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) “or” is used in the inclusive sense of “and/or”;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.

8.14(b) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

8.14(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.15 Enforcement of Agreement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Remainder of page intentionally left blank—signature page follows]

EXECUTION COPY

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

HECKMANN CORPORATION

By:	/s/ RICHARD J. HECKMANN
Name:	Richard J. Heckmann
Title:	Chief Executive Officer and Chief Financial Officer

HECKMANN ACQUISITION II CORP.

By:	/s/ RICHARD J. HECKMANN
Name:	Richard J. Heckmann
Title:	Chief Executive Officer and Chief Financial Officer

CHINA WATER AND DRINKS, INC.

By:	/s/ XU HONG BIN
Name:	Xu Hong Bin
Title:	President

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Acquired Corporation(s). An “Acquired Corporation” means the Company or any of its Subsidiaries, and the “Acquired Corporations” means the Company and all of its Subsidiaries.

Acquired Corporation Contract. “Acquired Corporation Contract” shall mean any Contract (a) to which any of the Acquired Corporations is a party, (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation, or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Acquired Corporation Product(s). “Acquired Corporation Product(s)” means each and all of the products developed or distributed by any Acquired Corporation, whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of an Acquired Corporation.

Acquired Corporation Proprietary Rights. “Acquired Corporation Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.

Acquired Corporation Technology. “Acquired Corporation Technology” means all Technology owned by any Acquired Corporation or used in the conduct of the business of any Acquired Corporation as currently conducted or contemplated to be conducted.

Acquisition Program. “Acquisition Program” shall mean the (i) Proposed Acquisitions, and (ii) currently contemplated business acquisitions and capital expansion projects as previously disclosed in writing to Parent prior to the date hereof.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving any of the Acquired Corporations, in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of Company Common Stock, (ii) the issuance by any of the Acquired Corporations of its equity securities (other than pursuant to any underwritten or broadly distributed offering), considered as a whole, (iii) the acquisition (including, without limitation, through any license or lease, other than nonexclusive licenses or purchases of assets in the Ordinary Course of Business) in any manner, directly or indirectly, of assets of any of the Acquired Corporations, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined under Section 13(d) of the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of the outstanding shares of Company Common Stock, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Acquired Corporations in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly shall acquire beneficial ownership of outstanding securities of any class of voting securities of any of the Acquired Corporations, or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the transactions contemplated by this Agreement.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving an Acquisition Proposal.

Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this EXHIBIT A is attached, as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” shall mean any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.

Coca-Cola Agreements. “Coca-Cola Agreements” shall mean (i) that certain processing agreement by and between Jilin COFCO Coca-Cola Beverages Co. Ltd. and Changchun Taoda Beverage Co. Ltd. dated September 1, 2005, (ii) that certain processing agreement by and between Guangdong Taigu Coca-Cola Beverages Co. Ltd. and Guangdong Taoda Beverage Co. Ltd. dated January 1, 2008, (iii) that certain processing agreement by and between Nanning Coca-Cola Beverages Co. Ltd. and Nanning Taoda Beverage Co. Ltd. dated January 1, 2006, (iv) that certain processing agreement by and between Qingdao Coca-Cola Beverage Co. Ltd. and Shandong Taoda Beverage Co. Ltd. with an effective term from March 1, 2008 to February 28, 2010, and (v) that certain processing agreement by and between Shenyang Coca-Cola Beverage Co. Ltd. and Changchun Taoda Beverage Co. Ltd. dated March 29, 2007.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by Contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.

Copyrights. “Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environment. “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental Law. “Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Facilities. “Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Corporation and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Corporation.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred herein were prepared.

Governmental Authorization. “Governmental Authorization” shall mean any, (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any, (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

Issued Patents. “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

Joint Proxy and Information Statement/Prospectus. “Joint Proxy and Information Statement/Prospectus” shall mean the joint proxy and information statement/prospectus to be sent to the Company’s stockholders in connection with the Stockholders Written Consents and to the Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Knowledge. An individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter after conducting a reasonable inquiry of appropriate senior executives and responsible key employees of the Company or Parent, as applicable, concerning the existence of such fact or other matter. The Company and Parent, respectively, will be deemed to have “Knowledge” of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of Parent or Mr. Hong Bin Xu, with respect to the Company, respectively, has, or at any time had, Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange upon which the Parent Common Stock or the Company Common Stock is then listed or traded). Reference to any Legal Requirement means such legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section other provision.

Material Adverse Effect.

An event, violation, inaccuracy, circumstance or development will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or development (including, without limitation, changes in political conditions or Legal Requirements) has or would have a material adverse effect on (a) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, including, without limitation, any reduction in business received by the Company under the Coca-Cola Agreements, (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, (c) the ability of the Company to consummate the Proposed Acquisitions, or carry into effect the Acquisition Program, except, with respect to (a), (b) and (c), to the extent that an such event, violation, inaccuracy, circumstance or development results directly and proximately from (i) changes in economic conditions in any country in which the Acquired Corporations operate, except to the extent that the same disproportionately impact the Acquired Corporations as compared to other similarly situated companies, (ii) changes to the economic conditions affecting the industries in which the Acquired Corporations operate, except to the extent that the same disproportionately impact the Acquired Corporations as compared to other companies in the industries in which the Acquired Corporations operate, (iii) changes that are primarily attributable to the announcement of this Agreement, and (iv) changes in the market price or trading volume of the Company Common Stock; provided, however, that with respect to (i), (ii), (iii) and (iv), the underlying causes of such changes shall not be excluded.

An event, violation, inaccuracy, circumstance or development will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, inaccuracy, circumstance or development (including, without limitation, changes in political conditions or Legal Requirements) has or would have a material adverse effect on (a) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of Parent and Merger Sub taken as a whole, or (b) the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under the Agreement, except to the extent that an such event, violation, inaccuracy, circumstance or development results directly and proximately from (i) changes that are primarily attributable to the announcement of this Agreement, (ii) changes in the market price or trading volume of Parent Common Stock (provided that the underlying causes of such changes shall not be excluded), and (iii) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately impact Parent and Merger Sub as compared to other companies affected by the change in Legal Requirements or GAAP.

Merger Sub Common Stock. “Merger Sub Common Stock” shall mean the Common Stock, $.01 par value per share, of Merger Sub.

NRS. “NRS” shall mean the Nevada Revised Statutes.

Occupational Safety and Health Law. “Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

Off-Balance Sheet Arrangement. “Off-Balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an Entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have (a) any obligation under a direct or indirect guarantee or similar arrangement, (b) a retained or contingent interest in assets transferred to an unconsolidated Entity or similar arrangement, (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements, or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation (i) obligations that are not classified as a liability according to GAAP, (ii) contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable, or (iii) liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but, in each case, exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

Ordinary Course of Business. “Ordinary Course of Business” shall mean the Ordinary Course of Business consistent with past custom and practice (including with respect to frequency and amount).

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.

Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on the Parent Voting Proposal.

Part. “Part” shall mean a part or section of the Company Disclosure Letter.

Patents. “Patents” shall mean the Issued Patents and the Patent Applications.

Patent Applications. “Patent Applications” shall mean all published and unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

Permitted Encumbrances. “Permitted Encumbrances” means (a) statutory liens for Taxes that are not yet due and payable, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (e) Encumbrances that do not materially affect the use or anticipated use of the property.

Person. “Person” shall mean any individual, Entity or Governmental Body.

PRC. “PRC” shall mean the People’s Republic of China.

PRC Governmental Body. “PRC Governmental Body” shall mean a Governmental Body of the PRC.

PRC Subsidiaries. “PRC Subsidiaries” shall mean Guangdong Taoda Drink Co. Ltd., Zhanjiang Taoda Drink Co. Ltd., Changchun Taoda Beverage Co. Ltd., Shandong Olympic Forward Drink Co. Ltd., Nanning Taoda Drink Co., Ltd. and Shenyang Aixin Co. Ltd.

Proprietary Rights. “Proprietary Rights” shall mean any (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, domain names, and domain name registrations, (iv) Copyrights,

(v) Trade Secrets, (vi) protections or rights under neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, moral rights law, database protection law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances, and all other intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable Legal Requirements, such other intangible assets, properties or rights), (b) renewals, extensions and restorations of any of the foregoing, now or hereafter in force and effect, whether worldwide or in individual countries or regions, or (c) any right to use or exploit any of the foregoing.

Registered Copyrights. “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

Registered Trademarks. “Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Required Company Stockholder Vote. “Required Company Stockholder Vote” shall mean the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote.

Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean (i) the affirmative vote to adopt this Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting and constituting a quorum for the purpose of voting on such approval, and (ii) the absence of a Cash Conversion Election.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Technology. “Technology” shall mean all manufacturing and operating specifications, data processes, process technology, plans, drawings, blueprints, formulae, designs, algorithms, data, databases, data collections and compilations, models, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, improvements, logic, code, work of authorship and any other tangible or intangible form of technology, information or know-how.

Trade Secrets. “Trade Secrets” shall mean all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes including fabrication process architecture and process flow, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

Trademarks. “Trademarks” shall mean all (a) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols for which registrations has been obtained.

EXHIBIT B

FORM OF CONVERSION AGREEMENT

EXHIBIT C

FORM OF UNDERTAKING AGREEMENT

EXHIBIT D

FORM OF RELEASE AGREEMENT

EXHIBIT E

FORM OF MAJORITY STOCKHOLDER WRITTEN CONSENT AGREEMENT

EXHIBIT F

FORM OF REGISTRATION RIGHTS AGREEMENT

Schedule A

List of Signatories for Conversion Agreement

1.	The Pinnacle Fund, L.P.

2.	Pinnacle China Fund, L.P.

3.	Goldman Sachs International

4.	Liberty Harbor Master Fund, L.P.

Schedule B

List of Signatories for Undertaking Agreement

1.	IPacific Asset Management

2.	IBroader Developments Limited

3.	Lap Woon Wong

4.	Sze Tang Li

5.	Canary Global Investments Inc.

6.	Chen Fang

Schedule C

List of Signatories for Release Agreement

1.	The Pinnacle Fund, L.P.

2.	Pinnacle China Fund, L.P.

3.	Southwell Partners, L.P.

4.	Westpark Capital, L.P.

5.	Sandor Capital Master Fund, L.P.

6.	Atlas Capital Master Fund, L.P.

7.	Atlas Capital (Q.P.), L.P.

8.	Centaur Value Fund

9.	United Centaur Master Fund

10.	Precept Capital Master Fund, G.P.

11.	Glacier Partners

12.	Aaron M. Gurewitz, as Trustee of the AMG Trust est. 1/23/07

13.	BTG Investments, LLC

14.	Gorden Roth

15.	Robert Stephenson

16.	John J. Weber

17.	Richard Shapiro

18.	Matthew Hayden

Schedule D

List of Signatories for Majority Stockholder Written Consent Agreements

1.	Xu Hong Bin

2.	Chen Xing Hua

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made and entered into as of September 29, 2008, by and among HECKMANN CORPORATION, a Delaware corporation (“Parent”), HECKMANN ACQUISITION II CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and CHINA WATER AND DRINKS, INC., a Nevada corporation (the “Company”), and, solely with respect to Section 2.4, Xu Hong Bin and Cheng Xing Hua, and amends that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Parent, Merger Sub and the Company dated as of May 19, 2008.

RECITALS

A. Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned subsidiary of Parent.

B. In light of extraordinary conditions in world credit and capital markets, the desire of Parent to preserve its cash in light of these conditions, the de minimis price paid for Company Common Stock by certain Company stockholders, and other factors, such Company stockholders have agreed to sell some or all of their shares of Company Common Stock, whether owned directly or indirectly, to Parent immediately prior to the Effective Time of the Merger at a price significantly lower than the Merger consideration (the “Stock Sales”).

C. To effectuate the Stock Sales, the applicable parties have entered into an amendment to the Undertaking Agreement and amendments to the Majority Stockholder Written Consent Agreements, and two Company stockholders have executed separate stock sale agreements.

D. Pursuant to Section 8.1 of the Merger Agreement, Parent, Merger Sub and the Company, may amend the Merger Agreement by signing an instrument in writing, provided that any such amendment is authorized by their respective boards of directors.

E. To the extent required under and in accordance with the Merger Agreement, the NRS, and the Company’s Articles of Incorporation and Bylaws, concurrent with the execution of this Amendment by the partiers hereto, Xu Hong Bin and Chen Xing Hua, in their capacity as Company stockholders, will execute and deliver in accordance with NRS §78.320 a written consent, pursuant to which Xu Hong Bin and Chen Xing Hua will irrevocably consent to reaffirm their adoption of the Merger Agreement and approval of the Merger, and adopt this Amendment.

F. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

Now therefore, in accordance with the procedures for amendment of the Agreement set forth in Section 8.1 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1: AMENDMENT

1.1 Recital E of the Merger Agreement is amended by deleting “(the “Undertaking Agreement”),” and replacing such language with the following:

“(as the same may be amended from time to time, the “Undertaking Agreement”).”

1.2 Recital G of the Merger Agreement is amended by deleting “(the “Majority Stockholder Written Consent Agreements”),” and replacing such language with the following:

“(as the same may be amended from time to time, the “Majority Stockholder Written Consent Agreements”).”

1.3 Section 3.6(a) of the Merger Agreement is amended by adding the following to the end of clause (ii):

“, other than any acquisition of Company Common Stock by Parent pursuant to the Related Agreements or from Ng Tak Kau or Jin Shu Xing.”

1.4 Section 6.2 of the Merger Agreement is amended by adding the following new Section 6.2(s)

“6.2(s) the agreements pursuant to which Jin Shu Xing and Ng Tak Kau agreed to sell 100% and 15%, respectively, of their shares of Company Common Stock to Parent shall remain effective and the transactions contemplated thereby that are required to be consummated at or prior to the Effective Time shall have been consummated.”

SECTION 2: MISCELLANEOUS PROVISIONS

2.1 Effectiveness. This Amendment shall become effective upon execution.

2.2 Representations and Warranties.

2.2(a) The Company represents and warrants that the Board of Directors of the Company has, as of the date of this Amendment, unanimously (i) reaffirmed its adoption of the Merger Agreement and adopted this Amendment, (ii) declared the Merger Agreement and this Amendment to be advisable and (iii) resolved to recommend to the stockholders of the Company that they vote in favor of reaffirming their adoption of the Merger Agreement and approval of the Merger, and adopting this Amendment in accordance with the NRS.

2.2(a) Parent represents and warrants that the Parent Board (including any required committee or subgroup of the Parent Board) has, as of the date of this Amendment, unanimously (i) reaffirmed its declaration of the advisability and approval of the Merger, (ii) reaffirmed its adoption and approval of the Merger Agreement and the transactions contemplated thereby, and approved and adopted this Amendment and the transactions contemplated hereby, (iii) reaffirmed its determination that the Merger is in the best interests of the stockholders of Parent, and (iv) reaffirmed its determination that the fair market value of the Company is equal to at least 80% of Parent’s net assets (excluding deferred underwriting discounts and commissions).

2.3 Approval of Stockholders. The Company shall promptly after the date hereof take all action necessary in accordance with the NRS and its Articles of Incorporation and Bylaws to obtain written consents required to be executed and delivered pursuant to the Majority Stockholder Written Consent Agreements, as amended, from Xu Hong Bin and Chen Xing Hua evidencing their adoption of this Amendment and reaffirming their adoption of the Merger Agreement and approval of the Merger.

2.4 Disclosure. Parent and Merger Sub acknowledge and agree that the restatements more fully described in the Company’s current report on Form 8-K dated on or about the date hereof and reflected in the Company’s Form 10-K/A and Form 10-Qs dated the date hereof (the “Restatements”), will be deemed to be disclosed on Part 2.4 and Part 2.5(a) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, the Parent and Merger Sub agree that: (a) neither Parent nor Merger Sub shall be entitled to exercise any termination rights under Section 7.1 of the Merger Agreement or otherwise due to, or as a result of, the Restatements; (b) neither Parent nor Merger Sub shall allege a breach of, or seek damages under, the Merger Agreement due to, or as a result of, the Restatement; and (c) neither Parent nor Merger Sub shall make an indemnification claim against, or be entitled to recover any damages from, Xu Hong Bin and Cheng Xing Hua, under the Majority Stockholder Written Consent Agreements or otherwise due to, or as a result of, the Restatement. Notwithstanding anything to the contrary contained herein or in Section 7.4 of the Majority Stockholder Consent Agreements, this Section 2.4 is intended for the benefit of, and shall be enforceable by, Xu Hong Bin and Cheng Xing Hua and shall be construed both independently and as if it were contained in the Majority Stockholder Consent Agreements.

2.5 Limited Nature of Amendment. Except as expressly amended hereby, the Merger Agreement remains in full force and effect in accordance with its terms and this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, representations, warranties, covenants or agreements contained in the Merger Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

2.6 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

2.7 Execution of Agreement; Counterparts; Electronic Signatures.

2.7(a) This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

2.7(b) The exchange of copies of this Amendment and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of an original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

2.7(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Amendment or any other document contemplated by this Amendment (including any amendment or other change thereto) unless and until such party shall have executed this Amendment or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Amendment or such other document contemplated.

2.8 Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a party of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

[Remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written:

HECKMANN CORPORATION

By: /s/    RICHARD J. HECKMANN

Name: Richard J. Heckmann

Title: Chief Executive Officer and

Chief Financial Officer

HECKMANN ACQUISITION II CORP.

By: /s/    RICHARD J. HECKMANN

Name: Richard J. Heckmann

Title: Chief Executive Officer and

Chief Financial Officer

CHINA WATER AND DRINKS, INC.

By: /s/    XU HONG BIN

Name: Xu Hong Bin

Title: President

XU HONG BIN

/s/    XU HONG BIN

CHEN XING HUA

/s/    CHEN XING HUA

Annex B

EXECUTION COPY

MAJORITY STOCKHOLDER CONSENT AGREEMENT

[XU HONG BIN]

THIS STOCKHOLDER CONSENT AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2008, by and among: HECKMANN CORPORATION, a Delaware corporation (“Parent”), and Xu Hong Bin (the “Consenting Stockholder”).

RECITALS

A. The Consenting Stockholder is a holder of outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of China Water and Drinks, Inc., a Nevada corporation (the “Company”), and is the record holder and has sole voting power over such number of shares of Company Common Stock as is set forth opposite the Consenting Stockholder’s name on Schedule A (the “Shares”).

B. Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and the Company have entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned Subsidiary of Parent.

C. Pursuant to the Merger Agreement, each share of Company Common Stock will be converted, upon the Merger, into the right to receive (i) shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock.

D. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock are entering into an undertaking agreement (the “Undertaking Agreement”), pursuant to which each such holder will (i) elect to receive in the Merger only cash at US$5.00 for each share of Company Common Stock held by such holder, and (ii) provide a general release of claims against the Company, Parent and Merger Sub.

E. Concurrently with the execution of this Agreement, Parent, the Company and holders of the Company’s 5% secured convertible notes due January 29, 2011 (the “Notes”), which Notes are convertible into shares of Company Common Stock, are entering into a conversion agreement (the “Conversion Agreement”), pursuant to which such holders, subject to the conditions therein, will (i) convert their Notes into Company Common Stock, (ii) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio, (iii) release the Company of certain of its obligations under, and waive certain breaches, defaults and potential defaults of the Company under the Note Purchase Documents (as defined in the Conversion Agreement) on the terms set forth in the Conversion Agreement, and (iv) as of the Effective Time, release various liens and other rights under and terminate the Note Purchase Documents, and in consideration for such waivers, releases, suspensions, and relinquishment of rights as holders of Notes, Parent will, if certain conditions are met, pay to such holders the Contingent Payment (as defined in the Conversion Agreement).

F. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock (the “Releasors”) are entering into a release agreement (the “Release Agreement”), pursuant to which each such holder, subject to the conditions set forth therein, will (i) elect to receive in the Merger only Parent Common Stock for each share of Company Common Stock held by such holder, (ii) waive or suspend certain defaults, potential defaults, and obligations of the Company under the PIPE Transaction Documents (as defined in the Release Agreement) on the terms set forth in the Release Agreement, (iii) as of the

Effective Time, terminate the PIPE Transaction Documents, and release in full any and all rights of such holders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined in the Release Agreement), and in consideration for such waivers, releases and suspensions, Parent will, if certain conditions are met, pay to such holders the Contingent Payment (as defined in the Release Agreement).

G. In consideration of the execution and delivery of the Merger Agreement and the other agreements referred to above by Parent and Merger Sub, the Consenting Stockholder desires to (i) vote, or execute a written consent with respect to the Shares, consenting to the adoption of the Merger Agreement and the approval of the Merger, and (ii) elect to receive all stock in the Merger, except as to 15% of the Consenting Stockholder’s Shares.

H. Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

AGREEMENT

The Consenting Stockholder, intending to be legally bound, agrees as follows:

SECTION 1: WRITTEN CONSENT.

1.1 Execution of Written Consent. Concurrent with the execution of this Agreement, the Consenting Stockholder is hereby delivering to the Company a written consent, executed and delivered in accordance with NRS §78.320, in the form attached as EXHIBIT B (the “Stockholder Written Consent”), pursuant to which the Consenting Stockholder is irrevocably consenting to the adoption of the Merger Agreement and the approval of the Merger.

1.2 Effectiveness; Agreement Not to Revoke. The Consenting Stockholder acknowledges and agrees that the Stockholder Written Consent is effective upon the Consenting Stockholder’s execution and delivery to the Company in accordance with NRS §78.320 and Section 1.1 above and that the corporate action consented to in such Stockholder Written Consent may be taken at any time thereafter as provided in the NRS, subject to the terms of the Merger Agreement, the applicable rules and regulations of the SEC, and other applicable Legal Requirements. The Consenting Stockholder further covenants and agrees that the Consenting Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Stockholder Written Consent. The Consenting Stockholder also covenants and agrees to re-execute and re-deliver the Stockholder Written Consent as and when requested by Parent in order that the corporate action contemplated by the Stockholder Written Consent remains continuously authorized by the Consenting Stockholder at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination”).

SECTION 2: ELECTION PURSUANT TO MERGER AGREEMENT.

2.1 Election. The Consenting Stockholder hereby elects (the “Cash/Stock Election”) to, in the event the Merger occurs, receive in the Merger (i) cash at $5.00 per share in respect of 15% of the Shares held by the Consenting Stockholder, and (ii) shares of Parent Common Stock at the Exchange Ratio with respect to the remaining Shares held by the Consenting Stockholder. The Consenting Stockholder agrees that, subject to the consummation of the Merger, the Cash/Stock Election is unconditional and irrevocable. The Consenting Stockholder acknowledges that his Cash/Stock Election pursuant to this Section 2.1 was made on a completely voluntary basis. The Consenting Stockholder will execute such further instruments and provide such further information relevant to the Cash/Stock Election, including declarations related to Taxes, as Parent shall reasonably request in connection with the foregoing.

2.2 Effectiveness; Agreement Not to Revoke. The Consenting Stockholder acknowledges and agrees that the Cash/Stock Election is effective upon the execution and delivery thereof to Parent in accordance with Section 2.1 above, and the Consenting Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Cash/Stock Election. The Consenting Stockholder also covenants and agrees to re-execute and re-deliver the Cash/Stock Election as and when requested by Parent in order that such Cash/Stock Election remains continuously in effect at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the Termination.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF THE CONSENTING STOCKHOLDER.

The Consenting Stockholder represents and warrants to Parent as of the date hereof and as of the Effective Time as follows:

3.1 Authority; No Conflict.

3.1(a) The Consenting Stockholder has all necessary individual power, capacity and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby (collectively, the “Contemplated Transactions”). This Agreement has been duly and validly executed and delivered by the Consenting Stockholder and constitutes the legal, valid and binding obligation of the Consenting Stockholder, enforceable against the Consenting Stockholder in accordance with its terms.

3.1(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any Legal Requirements to which the Consenting Stockholder, or any of the assets owned or used by the Consenting Stockholder, is subject; or (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Consenting Stockholder is a party, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions in any material respect or would otherwise not prevent the Consenting Stockholder from performing his obligations under this Agreement in any material respect.

3.1(c) The execution and delivery of this Agreement by the Consenting Stockholder does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Consenting Stockholder will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions, or otherwise prevent the Consenting Stockholder from performing his obligations under this Agreement.

3.2 Ownership; Voting. The Consenting Stockholder owns, beneficially or of record, the number of Shares as set forth opposite the Consenting Stockholder’s name on Schedule A hereto, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act, Blue Sky Laws and other securities laws, and has full power and authority to vote the Consenting Stockholder’s Shares in favor of the Merger and the other transactions contemplated by the Merger Agreement.

3.3 Review of Merger, Conversion, Release and Undertaking Agreements. The Consenting Stockholder has received execution copies of the Merger Agreement, Conversion Agreement, Undertaking Agreement and Release Agreement and has had an opportunity to review them with assistance of counsel and other advisors of his own choosing. The Consenting Stockholder acknowledges and agrees that the terms of such agreements and this Agreement are fair and reasonable.

3.4 Review of SEC Filings. The Consenting Stockholder has had access to the Parent SEC Reports and the Company SEC Reports and has had an opportunity to review the Parent SEC Reports and the Company SEC Reports with assistance of counsel and other advisors of its own choosing. The Consenting Stockholder and his advisors have been afforded the opportunity to ask questions of and receive answers from the Company and Parent regarding the Company, the Company SEC Reports, Parent, the Parent SEC Reports and the Contemplated Transactions.

3.5 Company Representations and Warranties. To the knowledge of the Consenting Stockholder, the representations and warranties made by the Company in the Merger Agreement are true and accurate in all respects. With respect to the knowledge of the Consenting Stockholder, the term “knowledge” shall mean the actual knowledge of the Consenting Stockholder of such matter or what a prudent individual could be expected to discover or otherwise become aware of with respect to a matter after conducting a reasonable inquiry of appropriate senior executives and responsible key employees of the Company concerning the existence of such matter.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent represents and warrants to the Consenting Stockholder as of the date hereof and as of the Effective Time as follows:

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under contracts to which Parent is party or by which Parent or any of its assets are bound. Parent is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Parent.

4.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Parent Stockholder Vote:

4.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement, and to perform its obligations hereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions and the Merger. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Consenting Stockholder, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent, (ii) contravene, conflict with, or result in a violation of, any Legal Requirement, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or would otherwise not prevent Parent from performing its obligations under this Agreement or the Merger Agreement in any material respect.

4. 2(c) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement and the consummation of the Contemplated Transactions and the Merger by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and Blue Sky Laws (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions in any material respect, or would otherwise not prevent Parent from performing its obligations under this Agreement in any material respect.

4.3 Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, US$0.001 par value per share (“Parent Preferred Stock”). As of the date hereof, (a) 67,646,800 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 74,646,800 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent (“Parent Warrants”), and (c) no shares of Parent Preferred Stock are issued or outstanding. Except as set forth in this Section 4.3, there are no Warrants relating to the issued or unissued capital stock of Parent, or obligating Parent to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent. None of the outstanding equity securities or other securities of Parent was issued in violation of the Securities Act or any other Legal Requirement.

4.4 SEC Reports. Parent has made available to the Consenting Stockholder a correct and complete copy of each of the Parent SEC Reports, which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates, the Parent SEC Reports: (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (b) did not at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

4.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent SEC Reports present fairly the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.

4.6 Availability of Funds. Parent has uncommitted cash on hand in an amount sufficient to consummate the transactions contemplated hereby.

SECTION 5: ADDITIONAL AGREEMENTS.

5.1 No Solicitation. The Consenting Stockholder covenants and agrees as of the date hereof and as of the Effective Time as follows:

5.1(a) No Solicitation or Negotiation. From the date of this Agreement until the earlier to occur of the Termination and the Effective Time, the Consenting Stockholder will not, directly or indirectly:

(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section); or

(iii) otherwise sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by the Consenting Stockholder.

It is agreed that any violation of the restrictions set forth in this Section 5.1(a) by any Representative of the Consenting Stockholder, whether or not such Person is purporting to act on behalf of the Consenting Stockholder or otherwise, shall be deemed to be a breach of this Section 5.1(a) by the Consenting Stockholder. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination, stock purchase or other similar transaction involving or affecting any of the Shares, or (ii) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the Contemplated Transactions.

5.1(b) No Alternative Acquisition Agreement. Until the earlier to occur of the Termination and the Effective Time, the Consenting Stockholder will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal or any transactions described in Section 5.1(a)(iii).

5.1(c) Cessation of Ongoing Discussions. Until the earlier to occur of the Termination and the Effective Time, the Consenting Stockholder will cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or transactions described in Section 5. 1(a)(iii).

5.2 Legal Conditions to the Contemplated Transactions. Subject to the terms hereof, Parent and the Consenting Stockholder shall use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the Contemplated Transactions as promptly as reasonably practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Consenting Stockholder in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the Merger, (iii) as promptly as practicable, make all filings and any other submissions that such party is required to make, with respect to this Agreement, the Contemplated Transactions and the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the Contemplated Transactions and the Merger, and to fully carry out the purposes of this Agreement. Parent and the Consenting Stockholder shall use commercially reasonable efforts to cooperate with each other in connection with the making of all such filings other than any filing required to be made by the Consenting Stockholder with the SEC or any regulatory body (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, this Section 5.2 shall not be deemed to impose greater or different obligations on Parent with respect to the Merger than as provided in the Merger Agreement.

5.3 Public Disclosure. No party will issue any press release or otherwise make any public statement or other disclosure with respect to the Contemplated Transactions, unless the other party shall have approved such disclosure or such disclosure is required by any Legal Requirement.

5.4 Notification of Certain Matters. The Consenting Stockholder shall give prompt notice to Parent of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) any representation or warranty of the Consenting Stockholder contained in this Agreement to be untrue or inaccurate in any respect, or (b) any covenant, condition or agreement not to be complied with or satisfied by him under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to Parent or the conditions to such party’s obligation to consummate the Contemplated Transactions.

5.5 Market Standoff. For a period beginning at the Effective Time and ending on the second anniversary of such date, the Consenting Stockholder hereby agrees not to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Parent Common Stock received by the Consenting Stockholder in the Merger. For a period beginning on the date that is the two year anniversary of the Effective Date and ending on the first anniversary of such date, the Consenting Stockholder hereby agrees to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) Parent Common Stock received by the Consenting Stockholder in the Merger only in conformity with the volume limitations set forth in Rule 144(e) promulgated under the Securities Act.

5.6 General Release. Effective upon the Effective Time, and as a condition to Parent’s executing this Agreement and the Merger Agreement:

5.6(a) The Consenting Stockholder, for himself and his heirs, devisees, legal representatives, successors, and assigns (each, a “Releasing Party”, and, collectively, the “Releasing Parties”), does hereby acknowledge complete satisfaction of and does hereby fully, finally, and forever release and discharge each of the Company, Parent, and Merger Sub, and each of the respective directors, officers, employees, stockholders, representatives, predecessors, successors, Affiliates, parents, Subsidiaries (direct and indirect), beneficiaries, heirs, executors, or assigns of any of them (collectively, the “Released Parties”) of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind or nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past and through and including the Effective Time, against the Released Parties, or any of them, including, but not limited to, any claims which relate to or arise out of such Releasing Party’s relationship with the Company or any of its predecessors or Affiliates, or such Releasing Party’s rights or status as a stockholder of the Company or any of its predecessors or Affiliates, and further including, without limitation, any claims of fraud or fraudulent inducement in connection with the negotiation, execution, delivery, and performance of this Agreement and the other documents and agreements to which such Releasing Party is a party in connection with the Contemplated Transactions (collectively, the “Causes of Action”); provided, however, that nothing in this Section shall release, acquit, or discharge any Causes of Action or preclude a lawsuit or claim in respect of any Causes of Action that a Releasing Party may have or bring arising under this Agreement or the other documents and agreements executed and delivered pursuant to this Agreement and under any employment agreement or other agreement between the Consenting Stockholder and Parent that by its terms continues in effect following the Effective Time.

5.6(b) Each Releasing Party acknowledges that (i) the cash election price in the Merger is less, as of the date hereof, than the stock election under which Parent Common Stock will be issued, (ii) Parent Common Stock could trade at prices lower or higher than the current price, and (iii) Parent may take any number of actions that could have an effect on the price of its stock, including the issuance of Parent Company Stock and mergers or acquisitions. To the extent that Releasing Party is receiving cash in the Merger, he will not participate in any appreciation of Parent’s Common Stock. Any and all Causes of Action, without limitation arising from or relating to such differences in value or such other transactions or such increases or decreases in value are encompassed within the scope of the release set forth herein.

5.6(c) Each Releasing Party represents, warrants, covenants, and agrees that such Releasing Party (a) has not and will not assign any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the matters covered hereby and has been fully apprised of the consequences hereof.

5.6(d) Each Releasing Party covenants and agrees not to institute any litigation, lawsuit, claim, or action against any of the Released Parties with respect to any released Causes of Action.

5.7 Release of Dissenter’s Rights. The Consenting Stockholder hereby fully, finally, and forever releases, waives and discharges any dissenter’s rights that he is or may be entitled to in accordance with Nevada Revised Statutes Section 92A.420.

5.8 Escrow.

5.8(a) In order to secure the Consenting Stockholder’s obligations under Section 3, Section 5.1, and Section 5.5 above and Section 6 below, Parent shall hold the certificates evidencing 90% of the shares of Parent Common Stock received by the Consenting Stockholder in respect of the Merger (the “Parent Shares”), in escrow together with separate stock powers executed by the Consenting Stockholder in blank for transfer. Parent shall not retain the Parent Shares except as provided in Section 6 of this Agreement. In the event Parent is entitled to any Parent Shares under Section 6 below, Parent is hereby authorized by the Consenting Stockholder, as the Consenting Stockholder’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Parent Shares to which Parent is then entitled and to transfer such Parent Shares in accordance with the terms hereof.

5.8(b) On March 31, 2010, Parent shall deliver to the Consenting Stockholder the certificates representing 80% of the Parent Shares and, on the date that is the two year anniversary of the Closing Date, Parent shall deliver to the Consenting Stockholder the certificates representing the remaining Parent Shares, in each case, less the number of Parent Shares having a Value (as determined in the manner set forth in Section 6.2(e)) below (but based on 15-day trading period ending on the day before the release date) equal to the good faith estimate of Losses that the Parent Indemnified Parties have incurred or expect to incur for claims made under Section 6.2. The Consenting Stockholder shall retain the full power to vote his Parent Shares in his discretion and the Parent Shares shall remain the sole property of the Consenting Stockholder, in each case, unless and until such Parent Shares shall have been recovered pursuant to Section 6.2(e). At such time as any Parent Shares are no longer subject to the provisions of Section 2, Section 5.1, Section 5.5 or Section 6, Parent shall, at the written request of the Consenting Stockholder, deliver to the Consenting Stockholder the certificates representing such Parent Shares.

5.8(c) The parties agree to discuss in good faith the creation by the Consenting Stockholder and funding with shares of Company Common Stock or Parent Common Stock, as the case may be, of a trust, escrow or other arrangement for the benefit of his children, in an amount not to exceed $3.5 million.

SECTION 6: SURVIVAL; INDEMNIFICATION.

6.1 Survival.

6.1(a) The representations, warranties, covenants, and agreements of the Consenting Stockholder made herein and in all agreements, documents, and instruments executed and delivered by the Consenting Stockholders in connection herewith (i) are material, shall be deemed to have been relied upon by Parent, and shall survive the Closing regardless of any investigation on the part of Parent or its Representatives, with Parent reserving its rights hereunder, and (ii) shall bind the Consenting Stockholder’s successors and assigns, whether so expressed or not, and shall inure to the benefit of Parent and its respective successors and assigns.

6.1(b) The representations and warranties of the Consenting Stockholders made herein and in all agreements, documents, and instruments executed and delivered by the Consenting Stockholders in connection herewith shall expire and be of no further force or effect on March 31, 2010, except that any written claim for breach thereof made by Parent prior to such expiration date and delivered to the party against whom such claim is made shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of Parent hereunder; provided, however, that (i) the representations and warranties set forth in Section 3.2, and Section 3.3 hereof shall survive indefinitely and any such written claim with respect to a breach of such representations and warranties, or with respect to fraud, intentional misrepresentation or willful breach, may be given at any time, and (ii) the representation and warranty of the Consenting Stockholder contained in Section 3.5 insofar as it relates to the representations and warranties of the Company set forth in Section 2.10 of the Merger Agreement, shall survive for three (3) years following the Effective Time, and, any such written claim with respect to a breach of such representation and warranty may be given at any time on or prior to the third anniversary of the Effective Time.

6.2 Indemnification.

6.2(a) Indemnification by Consenting Stockholders. The Consenting Stockholder acknowledges and agrees that the Parent has relied on the representations, warranties, covenants and other agreements of the Consenting Stockholder contained in this Agreement in connection with the Contemplated Transactions. Accordingly, the Consenting Stockholder, severally and not jointly, on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns (collectively, the “Stockholder Indemnifying Parties”) agrees (to the extent of the Merger Consideration received by the Consenting Stockholder in connection with the Merger) to defend, indemnify and holder Parent, its Affiliates, stockholders, directors, officers, employees and agents and each person that who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Parent Indemnified Parties”) harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of counsel), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively, “Losses”) which may be sustained or suffered by any such Parent Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Consenting Stockholder in this Agreement or in any certificate delivered pursuant to this Agreement, and (ii) any breach of any covenant or agreement made by the Consenting Stockholder in this Agreement or in any certificate delivered pursuant to this Agreement, in each case, without respect to any materiality or Material Adverse Effect qualification contained in such representation, warranty, covenant or agreement (or any underlying representation or warranty contained in the Merger Agreement).

6.2(b) Notice; Payment of Losses; Defense of Third-Party Claims.

(i) A Parent Indemnified Party shall give written notice of a claim for indemnification under Sections 6. 2(a) to the applicable Stockholder Indemnifying Party promptly after receipt of any written claim by any third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim in the form of a formal complaint filed with a court of competent jurisdiction and served on the Parent Indemnified Party or in the form of a final determination by any Governmental Body), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of the Parent Indemnified Party to recover indemnity or reimbursement except to the extent that the Stockholder Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Parent Indemnified Party shall also provide the Stockholder Indemnifying Party with such further information concerning any such claims as the Stockholder Indemnifying Party may reasonably request by written notice.

(ii) Within seven (7) business days after receiving notice of a claim for indemnification or reimbursement, the Stockholder Indemnifying Party shall, by written notice to the Parent Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Stockholder Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Parent Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Stockholder Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Stockholder Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above and reimbursement of expenses as set forth herein) until the matter is resolved in accordance with this Agreement.

(iii) In the case of any third party claim, if, within seven (7) business days after receiving the notice described in the preceding paragraph (a), the Stockholder Indemnifying Party gives written notice to the Parent Indemnified Party stating that the Stockholder Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Stockholder Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Stockholder Indemnifying Party’s own cost and expense, then, except as provided below, counsel for the defense shall be selected by the Stockholder Indemnifying Party (subject to the consent of such Parent Indemnified Party which consent shall not be unreasonably withheld) and such Stockholder Indemnifying Party shall not be required to make any payment to such Parent Indemnified Party with respect to such claim, liability or expense as long as the Stockholder Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Stockholder Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Stockholder Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Parent Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Stockholder Indemnifying Party’s obligation to indemnify such Parent Indemnified Party therefor will be fully satisfied only by payment of money by the Stockholder Indemnifying Party pursuant to a settlement which includes a complete release of such Parent Indemnified Party. The Stockholder Indemnifying Party shall keep such Parent Indemnified Party apprised of the status of the claim, liability, or expense and any resulting suit, proceeding or enforcement action, shall furnish such Parent Indemnified Party with all documents and information that such Parent Indemnified Party shall reasonably request, and shall consult with such Parent Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Parent Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Stockholder Indemnifying Party and such Parent Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Parent Indemnified Party shall be paid by the Stockholder Indemnifying Party. If (A) no such notice of intent to dispute and defend is given by the Stockholder Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, or (B) the third party claim relates to breaches of representations and warranties made by a Stockholder Indemnifying Party that relate to the Company, its business or operations, Parent may undertake the defense of such claim, liability, or expense at the Stockholder Indemnifying Party’s own cost and expense (with counsel selected by Parent), and shall have the right to compromise or settle, such claim, liability, or expense (exercising reasonable business judgment). If such claim, liability, or expense is one that by its nature cannot be defended solely by the Stockholder Indemnifying Party, then such Parent Indemnified Party shall make available all information and assistance that the Stockholder Indemnifying Party may reasonably request and shall cooperate with the Stockholder Indemnifying Party in such defense.

6.2(c) Monetary Limitation. No claim for Losses may be brought under this Section 6.2 unless and until the aggregate amount of all claims for Losses of a Parent Indemnified Party is at least $5.00 million (without double counting for the same threshold in the majority stockholder written consent agreement between Parent and Chen Xing Hua) whereupon all claims for Losses of such Parent Indemnified Party may be brought by such Parent Indemnified Party, and the maximum liability of the Stockholder Indemnifying Parties shall be the total Value of consideration received by the Consenting Stockholder under the Merger as of the Effective Time (based on Parent Common Stock valued in the manner described in Section 6. 2(e) below, but with the 15-day trading period ending on the day before the day on which the Effective Time occurs).

6.2(d) Limitation on Contribution and Certain Other Rights. The Consenting Stockholder hereby agrees that if, following the Effective Time, any Losses become due from the Consenting Stockholder pursuant to this Section 6.2 (a “Loss Payment”), the Consenting Stockholder shall have no rights against Parent, the Company or any of their directors, officers or employees (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and the Consenting Stockholder shall not take any action against Parent or any such Person with respect thereto.

6.2(e) Payment of Claims. In the event that a Parent Indemnified Party sustains or incurs Losses for which it is entitled to be indemnified by a Stockholder Indemnifying Party under this Agreement, such Parent Indemnified Party shall be entitled (in addition to collecting directly from the Stockholder Indemnifying Party) to exercise its rights under Section 5.8 above to recover Parent Shares held by Parent pursuant to Section 5.8 having a Value equal to the amount of such Losses. For purposes of this Section 6.2(e), in the event a Parent Indemnified Party is to receive Shares or Parent Shares in connection with any such claim for Losses, the number of Shares or Parent Shares to be received shall be equal to the number obtained by dividing (i) the amount of such Losses, by (ii) the average closing sale price per share of Parent Common Stock on the trading market or national securities exchange on which such shares are then traded over the fifteen (15) trading days ending on the trading day prior to the date such shares are due to such Parent Indemnifying Party (the “Value” of a share).

SECTION 7: MISCELLANEOUS PROVISIONS.

7.1 Fees, Expenses and Taxes. All fees, expenses and Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, expenses, or Taxes, whether or not the Contemplated Transactions are consummated.

7.2 Amendment. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Parent and the Consenting Stockholder.

7.3 Waiver.

7.3(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.3(b) At any time prior to the Effective Time, Parent (with respect to the Consenting Stockholder) and the Consenting Stockholder (with respect to Parent), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such other party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

7.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

7.5 Execution of Agreement; Counterparts; Electronic Signatures.

7.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

7.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

7.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

7.6 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

7.7 Consent to Jurisdiction; Venue. In any action or proceeding between Parent and the Consenting Stockholder arising out of or relating to this Agreement or any of the transactions contemplated by this

Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York Court”); and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Consenting Stockholder agrees that personal service may be effected by mail addressed to their residence as reflected in the records of the Company, provided, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

7.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.9 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, and except as provided in Section 6 and Section 7.1, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Consenting Stockholder’s rights hereunder may be assigned by the Consenting Stockholder without the prior written consent of Parent. Any attempted assignment of this Agreement or of any such rights by the Consenting Stockholder without such consent shall be void and of no effect.

7.11 No Third Party Rights. Except as provided in Section 5 and Section 6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

Parent:

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention: Don Ezzell

Fax no.: (760) 341-3727

with a copy to:

DLA Piper US LLP

2415 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Steven D. Pidgeon

Fax no.: (480) 606-5524

If to Consenting Stockholder:

Xu Hong Bin

Unit 607, 6/F Concordia Plaza, 1 Science Museum Road

Tsimshatsui East, Kowloon, Hong Kong

People’s Republic of China

Fax no.: (            )

with copies to:

Thelen Reid Brown Raysman & Steiner, LLP

875 Third Avenue

10th Floor New York, NY 10022

Fax no.: (212) 603-2001

Attention: Richard S. Green

and

Thelen Reid Brown Raysman & Steiner, LLP

701 Eighth Street, NW

Washington, DC 20001

Fax no.: (202) 508-4321

Attention: Joseph R. Tiano, Jr.

7.13 Construction; Usage.

7.13(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof unless the context requires otherwise;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) “or” is used in the inclusive sense of “and/or”;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” under this Agreement.

7.13(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

7.13(c) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.14 Enforcement of Agreement.

7.14(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

7.14(b) The Consenting Stockholder has read and understands (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). The Consenting Stockholder acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, the Consenting Stockholder acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that the Consenting Stockholder may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”), and the Consenting Stockholder hereby waives any and all Claims against any of Parent’s vendors that have issued a Trust Waiver to Parent in connection with services provided to Parent. Notwithstanding anything to the contrary, this Section 7.14(b) shall not constitute a waiver of any remedy of the Consenting Stockholder under this Agreement.

7.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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EXECUTION COPY

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

HECKMANN CORPORATION

By:
Name:	Richard J. Heckmann
Title:	Chief Executive Officer and Chief Financial Officer

CONSENTING STOCKHOLDER:

Xu Hong Bin

EXECUTION COPY

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

Cash Conversion Election. “Cash Conversion Election” shall mean the exercise by holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation.

Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.

Certificates of Merger. “Certificates of Merger” shall mean the certificate of merger satisfying the applicable requirements of the DGCL and the articles of merger satisfying the applicable requirements of the NRS required to be filed in connection with the Merger.

Company SEC Reports. “Company SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by the Company with the SEC.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Effective Time. “Effective Time” shall mean the date and time the Merger becomes effective.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Agent. “Exchange Agent” shall mean a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent for the payment of the Merger Consideration pursuant to the Merger Agreement.

Exchange Ratio. “Exchange Ratio” shall mean 0.8 of a share of Parent Common Stock.

GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to herein were prepared.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Parent Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaces or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

Liens. “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Make Good Escrow Agreement. “Make Good Escrow Agreement” shall mean that certain make good escrow agreement by and among Xu Hong Bin, The Pinnacle Fund, L.P., as agent, Loeb & Loeb LLP, as escrow agent, and the investors party thereto, which investors include the Releasors.

NRS. “NRS” shall mean the Nevada Revised Statutes.

Organizational Documents. “Organizational Documents” means the certificate or articles of incorporation, bylaws and other organizational documents.

Parent SEC Reports. “Parent SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by Parent with the SEC.

Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on (i) the adoption of the Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger and (iii) the adoption of the Certificate of Incorporation Amendment.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Representatives. “Representatives” shall mean any party’s respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives.

Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean the affirmative vote to adopt the Merger Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholder Meeting and constituting a quorum for the purpose of voting on such proposal and the absence of the Cash Conversion Election.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Trust Agreement. “Trust Agreement” shall mean that certain Investment Trust Management Agreement, dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the trust fund established pursuant thereto.

Trust Fund. “Trust Fund” shall mean the trust fund established pursuant to the Trust Agreement.

Warrants. “Warrants” shall mean any options, stock appreciation rights, warrants, convertible or exchangeable securities or other rights, Contracts, arrangements or commitments of any character relating to the issuance of equity.

EXECUTION COPY

EXHIBIT B

ACTION BY WRITTEN CONSENT IN LIEU OF MEETING

OF THE STOCKHOLDERS OF CHINA WATER & DRINKS, INC.

The undersigned stockholders (the “Consenting Stockholders”) of China Water & Drinks, Inc., a Nevada corporation (the “Company”), being the holders of a majority of the outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of the Company (on an as converted basis), voting as a single class, pursuant to Section 78.320 of the Nevada Revised Statutes (the “NRS”), and for purposes of Section 92A.120 of the NRS, do hereby consent to the adoption of the following resolutions and agree that said resolutions shall have the same force and effect as if duly adopted by affirmative vote at a meeting of the stockholders of the Company duly called and held for the purpose:

WHEREAS, Heckmann Corporation, a Delaware corporation (“Parent”), Heckmann Acquisition II Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of May 19, 2008 (the “Merger Agreement”), pursuant to which the Company agreed to merge with and into Merger Sub (the “Merger”), with the Company ceasing to exist and Merger Sub surviving as a wholly owned Subsidiary of Parent; and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the Merger Agreement and the Merger, and have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the Merger; and

WHEREAS, in connection with the Merger Agreement, (i) Parent, the Company and certain stockholders of the Company entered into an undertaking agreement, pursuant to which such stockholders elected to receive all cash in the Merger and agreed to provide a general release of claims against the Company, Parent and Merger Sub, (ii) Parent, the Company and each holder of the Company’s outstanding convertible notes which are convertible into Company Common Stock entered into a conversion agreement, pursuant to which such holders agreed to convert their notes into Company Common Stock, waive or suspend certain defaults, potential defaults and obligations or the Company for the times set forth therein, as of the effective time of the Merger, release various liens and other rights and elected to receive all stock in the Merger, and in consideration for releases, waivers, suspensions and relinquishment of rights, Parent agreed to grant to such holders the right to receive a contingent payment, and (iii) Parent, the Company and certain stockholders of the Company entered into a release agreement, pursuant to which such stockholders agreed to waive or suspend certain defaults, potential defaults and obligations of the Company, release in full any and all rights of such stockholders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined therein) and elected to receive all stock in the Merger, and in consideration for such waivers, releases and suspensions, Parent agreed to grant to such stockholders the right to receive a contingent payment; and

WHEREAS, at the request of Parent, the Consenting Stockholders are entering into an agreement, pursuant to which, among other things, the Consenting Stockholders are delivering this written consent; and

WHEREAS, each Consenting Stockholder has received an execution copy of the Merger Agreement and the other agreements referred to above, has had an opportunity to review such agreements with assistance of counsel and other advisors of its own choosing, and believes that the terms of the Merger Agreement and such other agreements are fair and reasonable.

NOW THEREFORE, be it:

RESOLVED:	That the Merger Agreement and the Merger be, and each of them hereby is, adopted and approved.

FURTHER RESOLVED:	That this Consent be, and hereby is, irrevocable.

FURTHER RESOLVED:	That this consent be filed with the records of meetings of the stockholders of the Company.

IN WITNESS WHEREOF, each of the undersigned has hereunto set its hand on the date set forth opposite its name below.

Date:	May 19, 2008	By:
		Name:	Xu Hong Bin

Date:	May 19, 2008	By:
		Name:	Chen Xing Hua

SCHEDULE A

SCHEDULE OF CONSENTING STOCKHOLDER’S

OWNERSHIP OF SHARES

Name of Consenting Stockholder	Number of Shares
Xu Hong Bin	36,000,000

EXECUTION COPY

AMENDMENT NO. 1 TO MAJORITY STOCKHOLDER CONSENT AGREEMENT

[XU HONG BIN]

THIS AMENDMENT NO. 1 TO MAJORITY STOCKHOLDER CONSENT AGREEMENT (this “Amendment”) is made and entered into as of September 19, 2008, by and among HECKMANN CORPORATION, a Delaware corporation (“Parent”), and XU HONG BIN (the “Consenting Stockholder”), and amends that certain Majority Stockholder Consent Agreement (the “Agreement”) by and between Parent and the Consenting Stockholder dated as of May 19, 2008.

RECITALS

A. Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and China Water and Drinks, Inc., a Nevada corporation (the “Company”) have entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned subsidiary of Parent.

B. In order to (i) provide for the contribution by the Consenting Stockholder to the Company of all of the equity interests of a company owned by the Consenting Stockholder that leases property for the benefit of the Company and which has a wholly owned subsidiary that is in discussions to purchase a real property interest for the benefit of the Company, and (ii) to ensure that for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and for the Merger Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.3628-2(g) and 1.368-3(a) of the United States Treasury Regulations, Parent and the Consenting Stockholder desire to amend the Agreement.

C. Pursuant to Section 7.2 of the Agreement, Parent and the Consenting Stockholder may amend the Agreement by signing an instrument in writing.

D. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

Now therefore, in accordance with the procedures for amendment of the Agreement set forth in Section 7.2 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1 : AMENDMENT

1.1 Section 5 of the Agreement is amended by adding the following Section 5.9:

“5.9 Contribution of Equity. The Consenting Stockholder agrees to contribute to the Company immediately prior to the Effective Time, for no consideration, all of the issued and outstanding equity interests of China Water and Drinks (HK) Holdings Ltd. (“CWHK”). The Consenting Stockholder represents and warrants that he owns all right, title and interest in and to CWHK free and clear of all liens and encumbrances, that he can freely and without any approvals, consents or filings, transfer such right, title and interest, and that all liabilities of CWHK and/or its subsidiaries have been reflected in the financial statements contained in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008.

1.2 Section 6.2(e) of the Agreement is amended and restated in its entirety to read as follows:

“6.2(e) Payment of Claims. In the event that a Parent Indemnified Party sustains or incurs Losses for which it is entitled to be indemnified by a Stockholder Indemnifying Party under this Agreement, such Parent Indemnified Party shall be entitled (in addition to collecting cash directly from the Stockholder Indemnifying Party) to either (i) exercise its rights under Section 5.8 above to recover Parent Shares held by Parent pursuant to Section 5.8 having a Value equal to the amount of such Losses; provided, however, that neither Parent nor any Parent Indemnified Party will exercise its rights under Section 6.2(e)(i) of this Agreement to recover shares of Parent Common Stock held by Parent to the extent that exercise of such rights by such persons (individually or in the aggregate) would cause the “Total Cash Consideration” to exceed the “Cash Limitation,” as each of those terms is defined in Section 1.7(a) of the Merger Agreement, except that the “Cash Limitation” shall be determined by excluding from the definition of “Total Stock Consideration” all shares of Parent Common Stock used to indemnify Parent or any Parent Indemnified Party for Losses pursuant to Section 6.2(e)(i) of this Agreement, and/or (ii) cause the Parent Shares to be sold for the account of the Stockholder Indemnifying Party having a Value equal to the amount of such Losses. For purposes of this Section 6.2(e), but subject to the proviso of clause (i) of the immediately preceding sentence, in the event a Parent Indemnified Party is to receive Shares or Parent Shares in connection with any such claim for Losses, the number of Shares or Parent Shares to be received and/or sold shall be equal to the number obtained by dividing (x) the amount of such Losses, by (y) the average closing sale price per share of Parent Common Stock on the trading market or national securities exchange on which such shares are then traded over the fifteen (15) trading days ending on the trading day prior to the date such shares are due to such Parent Indemnifying Party (the “Value” of a share).”

SECTION 2 : MISCELLANEOUS PROVISIONS

2.1 Effectiveness. This Amendment shall become effective upon execution.

2.2 Limited Nature of Amendment. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

2.3 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

2.4 Execution of Agreement; Counterparts; Electronic Signatures.

      2.4(a) This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

      2.4(b) The exchange of copies of this Amendment and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of an original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

      2.4(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Amendment or any other document contemplated by this Amendment (including any amendment or other change thereto) unless and until such party shall have executed this Amendment or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Amendment or such other document contemplated.

2.5 Legal Representation of the Parties. This Amendment was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Amendment to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.6 Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a party of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

[Remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written:

PARENT:

HECKMANN CORPORATION

By:

Name:

Title:

CONSENTING STOCKHOLDER:

XU HONG BIN

AMENDMENT NO. 2 TO MAJORITY STOCKHOLDER CONSENT AGREEMENT

[XU HONG BIN]

THIS AMENDMENT NO. 2 TO MAJORITY STOCKHOLDER CONSENT AGREEMENT (this “Amendment”) is made and entered into as of September 26, 2008, by and among HECKMANN CORPORATION, a Delaware corporation (“Parent”), and XU HONG BIN (the “Consenting Stockholder”), and amends that certain Majority Stockholder Consent Agreement (the “Agreement”) by and between Parent and the Consenting Stockholder dated as of May 19, 2008, as amended by Amendment No. 1 to Majority Stockholder Consent Agreement dated as of September 19, 2008.

RECITALS

A. Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and China Water and Drinks, Inc., a Nevada corporation (the “Company”) have entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned subsidiary of Parent.

B. Pursuant to Section 7.2 of the Agreement, Parent and the Consenting Stockholder may amend the Agreement by signing an instrument in writing.

C. In light of extraordinary conditions in world credit and capital markets, the desire of Parent to preserve its cash in light of these conditions, the de minimis price paid for Company Common Stock by the Consenting Stockholder, and other factors, the Consenting Stockholder has agreed to sell some of his shares of Company Common Stock that he owns directly or indirectly to Parent immediately prior to the Effective Time of the Merger at a price significantly lower than the Merger consideration.

D. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

Now therefore, in accordance with the procedures for amendment of the Agreement set forth in Section 7.2 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1: AMENDMENT

1.1 Recital D of the Agreement is amended and restated in its entirety to read as follows:

“Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock are entering into an undertaking agreement (the “Undertaking Agreement”), pursuant to which each such holder will (i) immediately prior to the Effective Time, sell to Parent each share of Company Common Stock held by such holder, and (ii) provide a general release of claims against the Company, Parent and Merger Sub.”

1.2 Clause (ii) of Recital G is amended and restated in its entirety to read as follows:

“(ii) sell the Transferred Shares to Parent and elect to receive stock in the Merger with respect to the Stock Electing Shares.”

1.3 Section 2 of the Agreement is amended and restated in its entirety to read as follows:

“SECTION 2: SALE AND PURCHASE OF SHARES; ELECTION PURSUANT TO MERGER

AGREEMENT

2.1 Sale. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time (the “Share Sale Closing”) :

2.1(a) The Consenting Stockholder shall sell, assign, transfer, convey and deliver to Parent, and Parent shall purchase from the Consenting Stockholder, the Transferred Shares, free and clear of any and all Liens. The Transferred Shares, together with the Stock Electing Shares, constitute 100% of the Shares held, beneficially and of record, by the Consenting Stockholder. The Consenting Stockholder will execute such further instruments and provide such further information, including declarations related to Taxes, as Parent shall reasonably request in connection with the foregoing. The Consenting Stockholder acknowledges that his election to sell the Transferred Shares under this Agreement was made on a completely voluntary basis.

2.1(b) In consideration for the transfer of Shares pursuant to Section 2.1(a), Parent shall pay to the Consenting Stockholder the amount in cash set forth opposite the Consenting Stockholder’s name on Schedule A by wire transfer of immediately available funds to such bank accounts as the Consenting Stockholder shall designate in writing to Parent within 3 days of the purchase.

2.2 Election. The Consenting Stockholder hereby elects (the “Stock Election”) to, in the event the Merger occurs, receive in the Merger shares of Parent Common Stock at the Exchange Ratio in respect of the Stock Electing Shares. The Consenting Stockholder agrees that, subject to the consummation of the Merger, the Stock Election is unconditional and irrevocable. The Consenting Stockholder acknowledges that his Stock Election pursuant to this Section 2.2 was made on a completely voluntary basis. The Consenting Stockholder will execute such further instruments and provide such further information relevant to the Stock Election, including declarations related to Taxes, as Parent shall reasonably request in connection with the foregoing.

2.3 Effectiveness; Agreement Not to Revoke. The Consenting Stockholder acknowledges and agrees that the Stock Election is effective upon the execution and delivery thereof to Parent in accordance with Section 2.2 above, and the Consenting Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Stock Election. The Consenting Stockholder also covenants and agrees to re-execute and re-deliver the Stock Election as and when requested by Parent in order that such Stock Election remains continuously in effect at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the Termination.

2.4 Termination. This Agreement shall terminate, without liability to any party other than for willful breach, upon any termination of the Merger Agreement. The provisions of Section 7 (Miscellaneous) and Section 5.3 (Public Disclosure) shall survive any termination.

2.5 Conditions. Parent’s obligation to consummate the Contemplated Transactions shall be subject to:

2.5(a) satisfaction of all pre-closing conditions to the Merger Agreement, including all necessary shareholder approvals;

2.5(b) the receipt of all necessary consents or approvals, the making of any required filings or applications, and the absence of any legal or regulatory restriction, pending or threatened, in connection with the Contemplated Transactions, including the absence of any pending or threatened restrictions pertaining to ownership of the Shares or operation of the business of the Company; and

2.5(c) the representations and warranties of the Consenting Stockholder being true and correct as of the Share Sale Closing, and all obligations required to be performed by the Consenting Stockholder prior to the Share Sale Closing having been so performed.”

1.4 Section 5.6(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“5.6(b) Each Releasing Party acknowledges that (i) the cash price paid per share pursuant to Section 2.1(a) is less than the cash election price in the Merger and, as of the date hereof, than the stock election under which Parent Common Stock will be issued, (ii) Parent Common Stock could trade at prices lower or higher than the current price, and (iii) Parent may take any number of actions that could have an effect on the price of its stock, including the issuance of Parent Company Stock and mergers or acquisitions. To the extent that Releasing Party is receiving cash hereunder, he will not participate in any appreciation of Parent’s Common Stock. Any and all Causes of Action, without limitation arising from or relating to such differences in value or such other transactions or such increases or decreases in value are encompassed within the scope of the release set forth herein.”

1.5 The parenthetical “(to the extent of the Merger Consideration received by the Consenting Stockholder in connection with the Merger)” in Section 6.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows: “(to the extent of the consideration received by Consenting Stockholder in connection with the Merger and under Section 2.1(a)).”

1.6 Section 6.2(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

6.2(c) Monetary Limitation. No claim for Losses may be brought under this Section 6.2 unless and until the aggregate amount of all claims for Losses of a Parent Indemnified Party is at least $5.00 million (without double counting for the same threshold in the stockholder written consent agreements between Parent and Chen Xing Hua) whereupon all claims for Losses of such Parent Indemnified Party may be brought by such Parent Indemnified Party, and the maximum liability of the Stockholder Indemnifying Parties shall be the sum of (i) the total Value of consideration received by the Consenting Stockholder under the Merger as of the Effective Time (based on Parent Common Stock valued in the manner described in Section 6.2(e) below, but with the 15-day trading period ending on the day before the day on which the Effective Time occurs), and (ii) the purchase price paid by Parent for the Transferred Shares.

1.7 The following defined terms are added to EXHIBIT A:

Stock Electing Shares. “Stock Electing Shares” shall mean the number of Shares set forth opposite the Consenting Stockholder’s name on Schedule A under the heading “Stock Electing Shares.”

Transferred Shares. “Transferred Shares” shall mean the number of Shares set forth opposite the Consenting Stockholder’s name on Schedule A under the heading “Transferred Shares.”

1.8 Schedule A of the Agreement is amended and replaced in its entirety with Schedule A attached hereto.

SECTION 2: MISCELLANEOUS PROVISIONS

2.1 Effectiveness. This Amendment shall become effective upon execution.

2.2 Limited Nature of Amendment. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, representations, warranties, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

2.3 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

2.4 Execution of Agreement; Counterparts; Electronic Signatures.

2.4(a) This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

2.4(b) The exchange of copies of this Amendment and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of an original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

2.4(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Amendment or any other document contemplated by this Amendment (including any amendment or other change thereto) unless and until such party shall have executed this Amendment or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Amendment or such other document contemplated.

2.5 Legal Representation of the Parties. This Amendment was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Amendment to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.6 Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a party of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

[Remainder of page intentionally left blank—signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written:

PARENT:

HECKMANN CORPORATION

By:
Name:
Title:

CONSENTING STOCKHOLDER:

XU HONG BIN

SCHEDULE A

Name of Consenting Stockholder	Transferred Shares	Stock Electing Shares	Purchase Price (US$)
Xu Hong Bin	5,400,000	30,600,000	$15,000,000

Annex C

EXECUTION COPY

MAJORITY STOCKHOLDER CONSENT AGREEMENT

[CHEN XING HUA]

THIS STOCKHOLDER CONSENT AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2008, by and among: HECKMANN CORPORATION, a Delaware corporation (“Parent”), and CHEN XING HUA (the “Consenting Stockholder”).

RECITALS

A. The Consenting Stockholder is a holder of outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of China Water and Drinks, Inc., a Nevada corporation (the “Company”), and is the record holder and has sole voting power over such number of shares of Company Common Stock as is set forth opposite the Consenting Stockholder’s name on Schedule A (the “Shares”).

B. Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and the Company have entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned Subsidiary of Parent.

C. Pursuant to the Merger Agreement, each share of Company Common Stock will be converted, upon the Merger, into the right to receive (i) shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock.

D. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock are entering into an undertaking agreement (the “Undertaking Agreement”), pursuant to which each such holder will (i) elect to receive in the Merger only cash at US$5.00 for each share of Company Common Stock held by such holder, and (ii) provide a general release of claims against the Company, Parent and Merger Sub.

E. Concurrently with the execution of this Agreement, Parent, the Company and holders of the Company’s 5% secured convertible notes due January 29, 2011 (the “Notes”), which Notes are convertible into shares of Company Common Stock, are entering into a conversion agreement (the “Conversion Agreement”), pursuant to which such holders, subject to the conditions therein, will (i) convert their Notes into Company Common Stock, (ii) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio, (iii) release the Company of certain of its obligations under, and waive certain breaches, defaults and potential defaults of the Company under the Note Purchase Documents (as defined in the Conversion Agreement) on the terms set forth in the Conversion Agreement, and (iv) as of the Effective Time, release various liens and other rights under and terminate the Note Purchase Documents, and in consideration for such waivers, releases, suspensions, and relinquishment of rights as holders of Notes, Parent will, if certain conditions are met, pay to such holders the Contingent Payment (as defined in the Conversion Agreement).

F. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock (the “Releasors”) are entering into a release agreement (the “Release Agreement”), pursuant to which each such holder, subject to the conditions set forth therein, will (i) elect to receive in the Merger only Parent Common Stock for each share of Company Common Stock held by such holder, (ii) waive or suspend certain defaults, potential defaults, and obligations of the Company under the PIPE Transaction

Documents (as defined in the Release Agreement) on the terms set forth in the Release Agreement, (iii) as of the Effective Time, terminate the PIPE Transaction Documents, and release in full any and all rights of such holders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined in the Release Agreement), and in consideration for such waivers, releases and suspensions, Parent will, if certain conditions are met, pay to such holders the Contingent Payment (as defined in the Release Agreement).

G. In consideration of the execution and delivery of the Merger Agreement and the other agreements referred to above by Parent and Merger Sub, the Consenting Stockholder desires to (i) vote, or execute a written consent with respect to, the Shares consenting to the adoption of the Merger Agreement and the approval of the Merger, and (ii) elect to receive cash for 100% of the Consenting Stockholder’s Shares.

H. Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

AGREEMENT

The Consenting Stockholder, intending to be legally bound, agrees as follows:

SECTION 1: WRITTEN CONSENT.

1.1 Execution of Written Consent. Concurrent with the execution of this Agreement, the Consenting Stockholder is hereby delivering to the Company a written consent, executed and delivered in accordance with NRS §78.320, in the form attached as EXHIBIT B (the “Stockholder Written Consent”), pursuant to which the Consenting Stockholder is irrevocably consenting to the adoption of the Merger Agreement and the approval of the Merger.

1.2 Effectiveness; Agreement Not to Revoke. The Consenting Stockholder acknowledges and agrees that the Stockholder Written Consent is effective upon the Consenting Stockholder’s execution and delivery to the Company in accordance with NRS §78.320 and Section 1.1 above and that the corporate action consented to in such Stockholder Written Consent may be taken at any time thereafter as provided in the NRS, subject to the terms of the Merger Agreement, the applicable rules and regulations of the SEC, and other applicable Legal Requirements. The Consenting Stockholder further covenants and agrees that the Consenting Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Stockholder Written Consent. The Consenting Stockholder also covenants and agrees to re-execute and re-deliver the Stockholder Written Consent as and when requested by Parent in order that the corporate action contemplated by the Stockholder Written Consent remains continuously authorized by the Consenting Stockholder at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination”).

SECTION 2: ELECTION PURSUANT TO MERGER AGREEMENT.

2.1 Cash Election. The Consenting Stockholder hereby elects (the “Cash Election”), in the event the Merger occurs, to receive in the Merger cash at $5.00 per share in respect of 100% of the Shares held by the Consenting Stockholder. The Consenting Stockholder agrees that, subject to consummation of the Merger, the Cash Election is unconditional and irrevocable. The Consenting Stockholder acknowledges that his Cash Election pursuant to this Section 2.1 was made on a completely voluntary basis. The Consenting Stockholder will execute such further instruments and provide such further information relevant to the Cash Election, including declarations related to Taxes, as Parent shall reasonably request in connection with the foregoing.

2.2 Effectiveness; Agreement Not to Revoke. The Consenting Stockholder acknowledges and agrees that the Cash Election is effective upon the execution and delivery thereof to Parent in accordance with Section 2.1 above, and the Consenting Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Cash Election. The Consenting Stockholder also covenants and agrees to re-execute and re-deliver the Cash Election as and when requested by Parent in order that such Cash Election remains continuously in effect at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the Termination.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF THE CONSENTING STOCKHOLDER.

The Consenting Stockholder represents and warrants to Parent as of the date hereof and as of the Effective Time as follows:

3.1 Authority; No Conflict.

3.1(a) The Consenting Stockholder has all necessary individual power, capacity and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby (collectively, the “Contemplated Transactions”). This Agreement has been duly and validly executed and delivered by the Consenting Stockholder and constitutes the legal, valid and binding obligation of the Consenting Stockholder, enforceable against the Consenting Stockholder in accordance with its terms.

3.1(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any Legal Requirements to which the Consenting Stockholder, or any of the assets owned or used by the Consenting Stockholder, is subject; or (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Consenting Stockholder is a party, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions in any material respect or would otherwise not prevent the Consenting Stockholder from performing its obligations under this Agreement in any material respect.

3.1(c) The execution and delivery of this Agreement by the Consenting Stockholder does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Consenting Stockholder will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions, or otherwise prevent the Consenting Stockholder from performing his obligations under this Agreement.

3.2 Ownership; Voting. The Consenting Stockholder owns, beneficially or of record, the number of Shares as set forth opposite the Consenting Stockholder’s name on Schedule A hereto, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act, Blue Sky Laws and other securities laws, and has full power and authority to vote the Consenting Stockholder’s Shares in favor of the Merger and the other transactions contemplated by the Merger Agreement.

3.3 Review of Merger, Conversion, Release and Undertaking Agreements. The Consenting Stockholder has received execution copies of the Merger Agreement, Conversion Agreement, Undertaking Agreement and Release Agreement and has had an opportunity to review them with assistance of counsel and other advisors of his own choosing. The Consenting Stockholder acknowledges and agrees that the terms of such agreements and this Agreement are fair and reasonable.

3.4 Review of SEC Filings. The Consenting Stockholder has had access to the Parent SEC Reports and the Company SEC Reports and has had an opportunity to review the Parent SEC Reports and the Company SEC

Reports with assistance of counsel and other advisors of its own choosing. The Consenting Stockholder and his advisors have been afforded the opportunity to ask questions of and receive answers from the Company and Parent regarding the Company, the Company SEC Reports, Parent, the Parent SEC Reports and the Contemplated Transactions.

3.5 Company Representations and Warranties. To the knowledge of the Consenting Stockholder, the representations and warranties made by the Company in the Merger Agreement are true and accurate in all respects. With respect to the knowledge of the Consenting Stockholder, the term “knowledge” shall mean the actual knowledge of the Consenting Stockholder of such matter or what a prudent individual could be expected to discover or otherwise become aware of with respect to a matter after conducting a reasonable inquiry of appropriate senior executives and responsible key employees of the Company concerning the existence of such matter.

3.6 No Continuing Interest in the Company. Such Selling Stockholder understands and acknowledges that:

3.6(a) upon consummation of the Contemplated Transactions, such Selling Stockholders will have no continuing interest in the Company or in Parent; and

3.6(b) after consummation of the Contemplated Transactions, the value of the Company and Parent and/or their respective businesses and capital stock may appreciate, and may appreciate significantly, and such Selling Stockholder will not benefit from such appreciation.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent represents and warrants to the Consenting Stockholder as of the date hereof and as of the Effective Time as follows:

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under contracts to which Parent is party or by which Parent or any of its assets are bound. Parent is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Parent.

4.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Stockholder Vote:

4.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement, and to perform its obligations hereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions and the Merger. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Consenting Stockholder, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent, (ii) contravene, conflict with, or result in a violation of, any Legal Requirement, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or would otherwise not prevent Parent from performing its obligations under this Agreement in any material respect.

4.2(c) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement and the consummation of the Contemplated Transactions and the Merger by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and Blue Sky Laws (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions in any material respect, or would otherwise not prevent Parent from performing its obligations under this Agreement in any material respect.

4.3 Availability of Funds. Parent has uncommitted cash on hand in an amount sufficient to consummate the transactions contemplated hereby.

SECTION 5: ADDITIONAL AGREEMENTS.

5.1 No Solicitation. The Consenting Stockholder covenants and agrees as of the date hereof and as of the Effective Time as follows:

5.1(a) No Solicitation or Negotiation. From the date of this Agreement until the earlier to occur of the Termination and the Effective Time, the Consenting Stockholder will not, directly or indirectly:

(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section); or

(iii) otherwise sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by the Consenting Stockholder.

It is agreed that any violation of the restrictions set forth in this Section 5.1(a) by any Representative of the Consenting Stockholder, whether or not such Person is purporting to act on behalf of the Consenting Stockholder or otherwise, shall be deemed to be a breach of this Section 5.1(a) by the Consenting Stockholder. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination, stock purchase or other similar transaction involving or affecting any of the Shares, or (ii) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the Contemplated Transactions.

5.1(b) No Alternative Acquisition Agreement. Until the earlier to occur of the Termination and the Effective Time, the Consenting Stockholder will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal or any transactions described in Section 5.1(a)(iii).

5.1(c) Cessation of Ongoing Discussions. Until the earlier to occur of the Termination and the Effective Time, the Consenting Stockholder will cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or transactions described in Section 5.1(a)(iii).

5.2 Legal Conditions to the Contemplated Transactions. Subject to the terms hereof, Parent and the Consenting Stockholder shall use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the Contemplated Transactions as promptly as reasonably practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Consenting Stockholder in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the Merger, (iii) as promptly as practicable, make all filings and any other submissions such party is required to make, with respect to this Agreement, the Contemplated Transactions and the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the Contemplated Transactions and the Merger, and to fully carry out the purposes of this Agreement. Parent and the Consenting Stockholder shall use commercially reasonable efforts to cooperate with each other in connection with the making of all such filings other than any filing required to be made by the Consenting Stockholder with the SEC or any regulatory body (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, this Section 5.2 shall not be deemed to impose greater or different obligations on Parent with respect to the Merger than as provided in the Merger Agreement.

5.3 Public Disclosure. No party shall issue any press release or otherwise make any public statement or other disclosure with respect to the Contemplated Transactions, unless the other party shall have approved such disclosure or such disclosure is required by any Legal Requirement.

5.4 Notification of Certain Matters. The Consenting Stockholder shall give prompt notice to Parent of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) any representation or warranty of the Consenting Stockholder contained in this Agreement to be untrue or inaccurate in any respect, or (b) any covenant, condition or agreement not to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to Parent or the conditions to such party’s obligation to consummate the Contemplated Transactions.

5.5 General Release. Effective upon the Effective Time, and as a condition to Parent’s executing this Agreement and the Merger Agreement:

5.5(a) The Consenting Stockholder, for himself and his heirs, devisees, legal representatives, successors, and assigns (each, a “Releasing Party”, and, collectively, the “Releasing Parties”), does hereby acknowledge complete satisfaction of and does hereby fully, finally, and forever release and discharge each of the Company, Parent, and Merger Sub, and each of the respective directors, officers, employees, stockholders, representatives, predecessors, successors, Affiliates, parents, Subsidiaries (direct and indirect), beneficiaries, heirs, executors, or assigns of any of them (collectively, the “Released Parties”) of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind or nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing

Parties, or any of them, had, has, or may have had at any time in the past and through and including the Effective Time, against the Released Parties, or any of them, including, but not limited to, any claims which relate to or arise out of such Releasing Party’s relationship with the Company or any of its predecessors or Affiliates, or such Releasing Party’s rights or status as a stockholder of the Company or any of its predecessors or Affiliates, and further including, without limitation, any claims of fraud or fraudulent inducement in connection with the negotiation, execution, delivery, and performance of this Agreement and the other documents and agreements to which such Releasing Party is a party in connection with the Contemplated Transactions (collectively, the “Causes of Action”); provided, however, that nothing in this Section shall release, acquit, or discharge any Causes of Action or preclude a lawsuit or claim in respect of any Causes of Action that a Releasing Party may have or bring arising under this Agreement or the other documents and agreements executed and delivered pursuant to this Agreement.

5.5(b) Each Releasing Party acknowledges that (i) the cash election price in the Merger is less, as of the date hereof, than the stock election under which Parent Common Stock will be issued, (ii) Parent Common Stock could trade at prices lower or higher than the current price, and (iii) Parent may take any number of actions that could have an effect on the price of its stock, including the issuance of Parent Company Stock and mergers or acquisitions. To the extent that Releasing Party is receiving cash in the Merger, he will not participate in any appreciation of Parent’s Common Stock. Any and all Causes of Action, without limitation arising from or relating to such differences in value or such other transactions or such increases or decreases in value are encompassed within the scope of the release set forth herein.

5.5(c) Each Releasing Party represents, warrants, covenants, and agrees that such Releasing Party (a) has not and will not assign any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the matters covered hereby and has been fully apprised of the consequences hereof.

5.5(d) Each Releasing Party covenants and agrees not to institute any litigation, lawsuit, claim, or action against any of the Released Parties with respect to any released Causes of Action.

5.6 Release of Dissenter’s Rights. The Consenting Stockholder hereby fully, finally, and forever releases, waives and discharges any dissenter’s rights that he is or may be entitled to in accordance with Nevada Revised Statutes Section 92A.420.

SECTION 6: SURVIVAL; INDEMNIFICATION.

6.1 Survival.

6.1(a) The representations, warranties, covenants, and agreements of the Consenting Stockholder made herein and in all agreements, documents, and instruments executed and delivered by the Consenting Stockholders in connection herewith (i) are material, shall be deemed to have been relied upon by Parent, and shall survive the Closing regardless of any investigation on the part of Parent or its Representatives, with Parent reserving its rights hereunder, and (ii) shall bind the Consenting Stockholder’s successors and assigns, whether so expressed or not, and shall inure to the benefit of Parent and its respective successors and assigns.

6.1(b) The representations and warranties of the Consenting Stockholders made herein and in all agreements, documents, and instruments executed and delivered by the Consenting Stockholders in connection herewith shall expire and be of no further force or effect on March 31, 2010, except that any written claim for breach thereof made by Parent prior to such expiration date and delivered to the party against whom such claim is made shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of Parent hereunder; provided, however, that (i) the representations and warranties set forth in Section 3.2, and Section 3.3 hereof shall survive indefinitely and any such written claim with respect to a breach of such representations and warranties, or with respect to fraud, intentional misrepresentation or willful breach, may be given at any time, and (ii) the representation and warranty contained in Section 3.5 insofar as it relates to the representations and warranties of the Company set forth in Section 2.10 of the Merger Agreement shall survive for three (3) years following the Effective Time, and, any such written claim with respect to a breach of such representation and warranty may be given at any time on or prior to the third anniversary of the Effective Time.

6.2 Indemnification.

6.2(a) Indemnification by Consenting Stockholders. The Consenting Stockholder acknowledges and agrees that the Parent has relied on the representations, warranties, covenants and other agreements of the Consenting Stockholder contained in this Agreement in connection with the Contemplated Transactions. Accordingly, the Consenting Stockholder, severally and not jointly, on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns (collectively, the “Stockholder Indemnifying Parties”) agrees (to the extent of the Merger Consideration received by the Consenting Stockholder in connection with the Merger) to defend, indemnify and holder Parent, its Affiliates, stockholders, directors, officers, employees and agents and each person that who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Parent Indemnified Parties”) harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of counsel), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively, “Losses”) which may be sustained or suffered by any such Parent Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Consenting Stockholder in this Agreement or in any certificate delivered pursuant to this Agreement, and (ii) any breach of any covenant or agreement made by the Consenting Stockholder in this Agreement or in any certificate delivered pursuant to this Agreement, in each case, without respect to any materiality or Material Adverse Effect qualification contained in such representation, warranty, covenant or agreement (or any underlying representation or warranty contained in the Merger Agreement).

6.2(b) Notice; Payment of Losses; Defense of Third-Party Claims.

(i) A Parent Indemnified Party shall give written notice of a claim for indemnification under Sections 6.2(a) to the applicable Stockholder Indemnifying Party promptly after receipt of any written claim by any third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim in the form of a formal complaint filed with a court of competent jurisdiction and served on the Parent Indemnified Party or in the form of a final determination by any Governmental Body), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of the Parent Indemnified Party to recover indemnity or reimbursement except to the extent that the Stockholder Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Parent Indemnified Party shall also provide the Stockholder Indemnifying Party with such further information concerning any such claims as the Stockholder Indemnifying Party may reasonably request by written notice.

(ii) Within seven (7) business days after receiving notice of a claim for indemnification or reimbursement, the Stockholder Indemnifying Party shall, by written notice to the Parent Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Stockholder Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Parent Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Stockholder Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Stockholder Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above and reimbursement of expenses as set forth herein) until the matter is resolved in accordance with this Agreement.

(iii) In the case of any third party claim, if, within seven (7) business days after receiving the notice described in the preceding paragraph (a), the Stockholder Indemnifying Party gives written notice to the Parent Indemnified Party stating that the Stockholder Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Stockholder Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Stockholder Indemnifying Party’s own cost and expense, then, except as provided below, counsel for the defense shall be selected by the Stockholder Indemnifying Party (subject to the consent of such Parent Indemnified Party which consent shall not be unreasonably withheld) and such Stockholder Indemnifying Party shall not be required to make any payment to such Parent Indemnified Party with respect to such claim, liability or expense as long as the Stockholder Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Stockholder Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Stockholder Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Parent Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Stockholder Indemnifying Party’s obligation to indemnify such Parent Indemnified Party therefor will be fully satisfied only by payment of money by the Stockholder Indemnifying Party pursuant to a settlement which includes a complete release of such Parent Indemnified Party. The Stockholder Indemnifying Party shall keep such Parent Indemnified Party apprised of the status of the claim, liability, or expense and any resulting suit, proceeding or enforcement action, shall furnish such Parent Indemnified Party with all documents and information that such Parent Indemnified Party shall reasonably request, and shall consult with such Parent Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Parent Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Stockholder Indemnifying Party and such Parent Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Parent Indemnified Party shall be paid by the Stockholder Indemnifying Party. If (A) no such notice of intent to dispute and defend is given by the Stockholder Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, or (B) the third party claim relates to breaches of representations and warranties made by a Stockholder Indemnifying Party that relate to the Company, its business or operations, Parent may undertake the defense of such claim, liability, or expense at the Stockholder Indemnifying Party’s own cost and expense (with counsel selected by Parent), and shall have the right to compromise or settle, such claim, liability, or expense (exercising reasonable business judgment). If such claim, liability, or expense is one that by its nature cannot be defended solely by the Stockholder Indemnifying Party, then such Parent Indemnified Party shall make available all information and assistance that the Stockholder Indemnifying Party may reasonably request and shall cooperate with the Stockholder Indemnifying Party in such defense.

6.2(c) Monetary Limitation. No claim for Losses may be brought under this Section 6.2 unless and until the aggregate amount of all claims for Losses of a Parent Indemnified Party is at least $5.00 million (without double counting for the same threshold in the majority stockholder written consent agreement between Parent and Xu Hong Bin) whereupon all claims for Losses of such Parent Indemnified Party may be brought by such Parent Indemnified Party, and the maximum liability of the Stockholder Indemnifying Parties shall be the total consideration received by the Consenting Stockholder under the Merger as of the Effective Time.

6.2(d) Limitation on Contribution and Certain Other Rights. The Consenting Stockholder hereby agrees that if, following the Effective Time, any Losses become due from the Consenting Stockholder pursuant to this Section 6.2 (a “Loss Payment”), the Consenting Stockholder shall have no rights against Parent, the Company or any of their directors, officers or employees (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and the Consenting Stockholder shall not take any action against Parent or any such Person with respect thereto.

SECTION 7: MISCELLANEOUS PROVISIONS.

7.1 Fees, Expenses and Taxes. All fees, expenses and Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, expenses, or Taxes, whether or not the Contemplated Transactions are consummated.

7.2 Amendment. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Parent and the Consenting Stockholder.

7.3 Waiver.

7.3(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.3(b) At any time prior to the Effective Time, Parent (with respect to the Consenting Stockholder) and the Consenting Stockholder (with respect to Parent), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such other party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

7.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

7.5 Execution of Agreement; Counterparts; Electronic Signatures.

7.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

7.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

7.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

7.6 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

7.7 Consent to Jurisdiction; Venue. In any action or proceeding between Parent and the Consenting Stockholder arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York Court”); and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Consenting Stockholder agrees that personal service may be effected by mail addressed to their residence as reflected in the records of the Company, provided, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

7.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.9 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, and except as provided in Section 6 and Section 7.1, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Consenting Stockholder’s rights hereunder may be assigned by the Consenting Stockholder without the prior written consent of Parent. Any attempted assignment of this Agreement or of any such rights by the Consenting Stockholder without such consent shall be void and of no effect.

7.11 No Third Party Rights. Except as provided in Section 5 and Section 6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

Parent:

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention: Don Ezzell

Fax no.: (760) 341-3727

with a copy to:

DLA Piper US LLP

2415 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Steven D. Pidgeon

Fax no.: (480) 606-5524

If to Consenting Stockholder:

Chen Xing Hua

Unit 607, 6/F Concordia Plaza, 1 Science Museum Road

Tsimshatsui East, Kowloon, Hong Kong

People’s Republic of China

Fax no.: (        )

with copies to:

Thelen Reid Brown Raysman & Steiner, LLP

875 Third Avenue

10th Floor

New York, NY 10022

Fax no.: (212) 603-2001

Attention: Richard S. Green

and

Thelen Reid Brown Raysman & Steiner, LLP

701 Eighth Street, NW

Washington, DC 20001

Fax no.: (202) 508-4321

Attention: Joseph R. Tiano, Jr.

7.13 Construction; Usage.

7.13(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof unless the context requires otherwise;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) “or” is used in the inclusive sense of “and/or”;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” under this Agreement.

7.13(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

7.13(c) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.14 Enforcement of Agreement.

7.14(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

7.14(b) The Consenting Stockholder has read and understands (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). The Consenting Stockholder acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, the Consenting Stockholder acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that the Consenting Stockholder may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”), and the Consenting Stockholder hereby waives any and all Claims against any of Parent’s vendors that have issued a Trust Waiver to Parent in connection with services provided to Parent. Notwithstanding anything to the contrary, this Section 7.14(b) shall not constitute a waiver of any remedy of the Consenting Stockholder under this Agreement.

7.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Remainder of page intentionally left blank—signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

HECKMANN CORPORATION

By:
Name:	Richard J. Heckmann
Title:	Chief Executive Officer and Chief Financial Officer

CONSENTING STOCKHOLDER:

Chen Xing Hua

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

Cash Conversion Election. “Cash Conversion Election” shall mean the exercise by holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation.

Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.

Certificates of Merger. “Certificates of Merger” shall mean the certificate of merger satisfying the applicable requirements of the DGCL and the articles of merger satisfying the applicable requirements of the NRS required to be filed in connection with the Merger.

Company SEC Reports. “Company SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by the Company with the SEC.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Effective Time. “Effective Time” shall mean the date and time the Merger becomes effective.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Agent. “Exchange Agent” shall mean a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent for the payment of the Merger Consideration pursuant to the Merger Agreement.

Exchange Ratio. “Exchange Ratio” shall mean 0.8 of a share of Parent Common Stock.

GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to herein were prepared.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Parent Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaces or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

Liens. “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Make Good Escrow Agreement. “Make Good Escrow Agreement” shall mean that certain make good escrow agreement by and among Xu Hong Bin, The Pinnacle Fund, L.P., as agent, Loeb & Loeb LLP, as escrow agent, and the investors party thereto, which investors include the Releasors.

NRS. “NRS” shall mean the Nevada Revised Statutes.

Organizational Documents. “Organizational Documents” means the certificate or articles of incorporation, bylaws and other organizational documents.

Parent SEC Reports. “Parent SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by Parent with the SEC.

Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on (i) the adoption of the Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger and (iii) the adoption of the Certificate of Incorporation Amendment.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Representatives. “Representatives” shall mean any party’s respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives.

Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean the affirmative vote to adopt the Merger Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholder Meeting and constituting a quorum for the purpose of voting on such proposal and the absence of the Cash Conversion Election.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Trust Agreement. “Trust Agreement” shall mean that certain Investment Trust Management Agreement, dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the trust fund established pursuant thereto.

Trust Fund. “Trust Fund” shall mean the trust fund established pursuant to the Trust Agreement.

Warrants. “Warrants” shall mean any options, stock appreciation rights, warrants, convertible or exchangeable securities or other rights, Contracts, arrangements or commitments of any character relating to the issuance of equity.

EXHIBIT B

ACTION BY WRITTEN CONSENT IN LIEU OF MEETING

OF THE STOCKHOLDERS OF CHINA WATER & DRINKS, INC.

The undersigned stockholders (the “Consenting Stockholders”) of China Water & Drinks, Inc., a Nevada corporation (the “Company”), being the holders of a majority of the outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of the Company (on an as converted basis), voting as a single class, pursuant to Section 78.320 of the Nevada Revised Statutes (the “NRS”), and for purposes of Section 92A.120 of the NRS, do hereby consent to the adoption of the following resolutions and agree that said resolutions shall have the same force and effect as if duly adopted by affirmative vote at a meeting of the stockholders of the Company duly called and held for the purpose:

WHEREAS, Heckmann Corporation, a Delaware corporation (“Parent”), Heckmann Acquisition II Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of May 19, 2008 (the “Merger Agreement”), pursuant to which the Company agreed to merge with and into Merger Sub (the “Merger”), with the Company ceasing to exist and Merger Sub surviving as a wholly owned Subsidiary of Parent; and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the Merger Agreement and the Merger, and have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the Merger; and

WHEREAS, in connection with the Merger Agreement, (i) Parent, the Company and certain stockholders of the Company entered into an undertaking agreement, pursuant to which such stockholders elected to receive all cash in the Merger and agreed to provide a general release of claims against the Company, Parent and Merger Sub, (ii) Parent, the Company and each holder of the Company’s outstanding convertible notes which are convertible into Company Common Stock entered into a conversion agreement, pursuant to which such holders agreed to convert their notes into Company Common Stock, waive or suspend certain defaults, potential defaults and obligations or the Company for the times set forth therein, as of the effective time of the Merger, release various liens and other rights and elected to receive all stock in the Merger, and in consideration for releases, waivers, suspensions and relinquishment of rights, Parent agreed to grant to such holders the right to receive a contingent payment, and (iii) Parent, the Company and certain stockholders of the Company entered into a release agreement, pursuant to which such stockholders agreed to waive or suspend certain defaults, potential defaults and obligations of the Company, release in full any and all rights of such stockholders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined therein) and elected to receive all stock in the Merger, and in consideration for such waivers, releases and suspensions, Parent agreed to grant to such stockholders the right to receive a contingent payment; and

WHEREAS, at the request of Parent, the Consenting Stockholders are entering into an agreement, pursuant to which, among other things, the Consenting Stockholders are delivering this written consent; and

WHEREAS, each Consenting Stockholder has received an execution copy of the Merger Agreement and the other agreements referred to above, has had an opportunity to review such agreements with assistance of counsel and other advisors of its own choosing, and believes that the terms of the Merger Agreement and such other agreements are fair and reasonable.

NOW THEREFORE, be it:

RESOLVED:	That the Merger Agreement and the Merger be, and each of them hereby is, adopted and approved.

FURTHER RESOLVED:	That this Consent be, and hereby is, irrevocable.

FURTHER RESOLVED:	That this consent be filed with the records of meetings of the stockholders of the Company.

IN WITNESS WHEREOF, each of the undersigned has hereunto set its hand on the date set forth opposite its name below.

Date:	May 19, 2008	By:
		Name:	Xu Hong Bin

Date:	May 19, 2008	By:
		Name:	Chen Xing Hua

SCHEDULE A

SCHEDULE OF CONSENTING STOCKHOLDER’S

OWNERSHIP OF SHARES

Name of Consenting Stockholder	Number of Shares
Chen Xing Hua	12,200,000

AMENDMENT NO. 1 TO MAJORITY STOCKHOLDER CONSENT AGREEMENT

[CHEN XING HUA]

THIS AMENDMENT NO. 1 TO MAJORITY STOCKHOLDER CONSENT AGREEMENT (this “Amendment”) is made and entered into as of September 26, 2008, by and among HECKMANN CORPORATION, a Delaware corporation (“Parent”), and CHEN XING HUA (the “Consenting Stockholder”), and amends that certain Majority Stockholder Consent Agreement (the “Agreement”) by and between Parent and the Consenting Stockholder dated as of May 19, 2008.

RECITALS

A. Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and China Water and Drinks, Inc., a Nevada corporation (the “Company”) have entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned subsidiary of Parent.

B. Pursuant to Section 7.2 of the Agreement, Parent and the Consenting Stockholder may amend the Agreement by signing an instrument in writing.

C. In light of extraordinary conditions in world credit and capital markets, the desire of Parent to preserve its cash in light of these conditions, the de minimis public price paid for Company Common Stock by the Consenting Stockholder, and other factors, the Consenting Stockholder has agreed to sell all of his shares of Company Common Stock that he owns directly or indirectly to Parent immediately prior to the Effective Time of the Merger at a price significantly lower than the Merger consideration.

D. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

Now therefore, in accordance with the procedures for amendment of the Agreement set forth in Section 7.2 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1: AMENDMENT

1.1 Recital D of the Agreement is amended and restated in its entirety to read as follows:

“Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock are entering into an undertaking agreement (the “Undertaking Agreement”), pursuant to which each such holder will (i) immediately prior to the Effective Time, sell to Parent each share of Company Common Stock held by such holder, and (ii) provide a general release of claims against the Company, Parent and Merger Sub.”

1.2 Clause (ii) of Recital G is amended and restated in its entirety to read as follows:

“(ii) sell Consenting Stockholder’s Shares to Parent.”

1.3 Section 2 of the Agreement is amended and restated in its entirety to read as follows:

“SECTION 2: SALE AND PURCHASE OF SHARES.

2.1 Sale. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time (the “Share Sale Closing”):

“2.1(a) The Consenting Stockholder shall sell, assign, transfer, convey and deliver to Parent, and Parent shall purchase from the Consenting Stockholder, the Shares, free and clear of any and all Liens. The Shares constitute 100% of the Shares held, beneficially and of record, by the Consenting Stockholder. The Consenting Stockholder will execute such further instruments and provide such further information, including declarations related to Taxes, as Parent shall reasonably request in connection with the foregoing. The Consenting Stockholder acknowledges that his election to sell Shares under this Agreement was made on a completely voluntary basis.

2.1(b) In consideration for the transfer of Shares pursuant to Section 2.1(a), Parent shall pay to the Consenting Stockholder the amount in cash set forth opposite the Consenting Stockholder’s name on Schedule A by wire transfer of immediately available funds to such bank accounts as the Consenting Stockholder shall designate in writing to Parent within 3 days of purchase.

2.2 Termination. This Agreement shall terminate, without liability to any party other than for willful breach, upon any termination of the Merger Agreement. The provisions of Section 7 (Miscellaneous) and Section 5.3 (Public Disclosure) shall survive any termination.

2.3 Conditions. Parent’s obligation to consummate the Contemplated Transactions shall be subject to:

2.3(a) satisfaction of all pre-closing conditions to the Merger Agreement, including all necessary shareholder approvals;

2.3(b) the receipt of all necessary consents or approvals, the making of any required filings or applications, and the absence of any legal or regulatory restriction, pending or threatened, in connection with the Contemplated Transactions, including the absence of any pending or threatened restrictions pertaining to ownership of the Shares or operation of the business of the Company; and

2.3(c) the representations and warranties of the Consenting Stockholder being true and correct as of the Share Sale Closing, and all obligations required to be performed by the Consenting Stockholder prior to the Share Sale Closing having been so performed.”

1.4 Section 5.5(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“5.5(b) Each Releasing Party acknowledges that (i) the cash price paid per share pursuant to Section 2.1(a) is less than the cash election price in the Merger and, as of the date hereof, than the stock election under which Parent Common Stock will be issued, (ii) Parent Common Stock could trade at prices lower or higher than the current price, and (iii) Parent may take any number of actions that could have an effect on the price of its stock, including the issuance of Parent Company Stock and mergers or acquisitions. To the extent that Releasing Party is receiving cash hereunder, he will not participate in any appreciation of Parent’s Common Stock. Any and all Causes of Action, without limitation arising from or relating to such differences in value or such other transactions or such increases or decreases in value are encompassed within the scope of the release set forth herein.”

1.5 The parenthetical “(to the extent of the Merger Consideration received by the Consenting Stockholder in connection with the Merger)” in Section 6.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows: “(to the extent of the consideration received by Consenting Stockholder under Section 2.1(a)).”

1.6 The words “under the Merger as of the Effective Time” at the end of Section 6.2(c) are hereby deleted and replaced with the words “under Section 2.1(a).”

1.7 The capitalized words “Effective Time” are deleted in each place where they appear in the Agreement, except where they appear in Recital E, Recital F, Section 1.2 and Exhibit A to the Agreement, and are replaced with the words “Share Sale Closing.”

1.8 The capitalized word “Closing” is deleted from Section 6.1(a) of the Agreement and replaced with the words “Share Sale Closing.”

1.9 Schedule A of the Agreement is amended and replaced in its entirety with Schedule A attached hereto.

SECTION 2: MISCELLANEOUS PROVISIONS

2.1 Effectiveness. This Amendment shall become effective upon execution.

2.2 Limited Nature of Amendment. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, representations, warranties, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

2.3 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

2.4 Execution of Agreement; Counterparts; Electronic Signatures.

2.4(a) This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

2.4(b) The exchange of copies of this Amendment and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of an original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

2.4(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Amendment or any other document contemplated by this Amendment (including any amendment or other change thereto) unless and until such party shall have executed this Amendment or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Amendment or such other document contemplated.

2.5 Legal Representation of the Parties. This Amendment was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Amendment to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.6 Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a party of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written:

PARENT:

HECKMANN CORPORATION

By:
Name:
Title:

CONSENTING STOCKHOLDER:

CHEN XING HUA

SCHEDULE A

Name of Consenting Stockholder	Number of Shares	Purchase Price (US$)
Chen Xing Hua	12,200,000	$12,656,652

Annex D

EXECUTION COPY

UNDERTAKING AGREEMENT

(Li-Related Holders)

THIS UNDERTAKING AGREEMENT (“Agreement” is made and entered into as of May 19, 2008, by and among: HECKMANN CORPORATION, a Delaware corporation (“Parent”), CHINA WATER AND DRINKS, INC., a Nevada corporation (the “Company”) and the Persons and Entities listed on Schedule A hereto (each a “Selling Stockholder,” and collectively, the “Selling Stockholders”).

RECITALS

A. The Selling Stockholders are holders of outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of the Company, and are the respective record holders and have sole voting power over such number of shares of Company Common Stock as set forth opposite their names on Schedule A (the “Shares”).

B. Concurrently with the execution of this Agreement, Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and the Company are entering into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”). Upon consummation of the Merger, the Company will cease to exist and Merger Sub will remain as a wholly owned Subsidiary of Parent.

C. Pursuant to the Merger Agreement, each share of Company Common Stock will be converted, upon the Merger, into the right to receive (i) shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock.

D. Concurrently with the execution of this Agreement, Parent, the Company and certain holders of the Company’s 5% secured convertible notes due January 29, 2011 (the “Notes”), which Notes are convertible into shares of Company Common Stock, are entering into a conversion agreement (the “Conversion Agreement”), pursuant to which such holders, subject to the conditions therein, will (i) convert their Notes into Company Common Stock, (ii) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio, (iii) waive or suspend certain defaults, potential defaults and obligations of the Company under the Note Purchase Documents (as defined in the Conversion Agreement) on the terms set forth in the Conversion Agreement, and (iv) as of the Effective Time, release various liens and other rights under and terminate the Note Purchase Documents, and in consideration for such waivers, releases, suspensions, and relinquishment of rights as holders of Notes, Parent will pay to such holders the Contingent Payment (as defined in the Conversion Agreement).

E. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock (the “Releasors”) are entering into a release agreement (the “Release Agreement”), pursuant to which each such holder, subject to the conditions therein, will (i) elect to receive in the Merger only Parent Common Stock for each share of Company Common Stock held by such holder as of the Effective Time, (ii) waive or suspend certain defaults and potential defaults of the Company under the PIPE Transaction Documents (as defined in the Release Agreement) on the terms set forth in the Release Agreement, (iii) as of the Effective Time, terminate the PIPE Transaction Documents, and release in full any and all rights of such holders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined in the Release Agreement), and in consideration for such waivers, releases and suspensions, Parent will pay to such holders the Contingent Payment (as defined in the Release Agreement).

F. The Selling Stockholders desire to make certain undertakings in respect of such transactions.

G. Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1: ELECTION PURSUANT TO MERGER AGREEMENT.

1.1 Cash Election. Subject to the conditions of this Section 1, each Selling Stockholder, severally and not jointly, hereby elects (the “Cash Election”) to, in the event the Merger occurs, receive in the Merger cash at US$5.00 per share for the Shares held as of the Effective Time by such Selling Stockholder. Each Selling Stockholder agrees that, subject to consummation of the Merger, the Cash Election is unconditional and irrevocable. Each Selling Stockholder acknowledges that his, her or its Cash Election pursuant to this Section 1.1 was made on a completely voluntary basis. Each Selling Stockholder will execute such further instruments and provide such further information relevant to the Cash Election, including tax declarations, as Parent shall reasonably request in connection with the foregoing.

1.2 Effectiveness; Agreement Not to Revoke. Each Selling Stockholder acknowledges and agrees that the Cash Election is effective upon the execution and delivery of this Agreement by such Selling Stockholder, and the Selling Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Cash Election. Each Selling Stockholders also covenants and agrees to re-execute and re-deliver the Cash Election as and when reasonably requested by Parent in order that such Cash Election remains continuously in effect at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the termination of the Merger (the “Termination”).

SECTION 2: REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS.

Each Selling Stockholder represents and warrants, severally and not jointly, to Parent as of the date hereof and as of the Effective Time as follows:

2.1 Organization and Good Standing. Such Selling Stockholder, if an Entity, is duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of its jurisdiction of incorporation or organization, and is duly qualified to do business as a foreign Entity and is in good standing (where such concept is applicable) under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

2.2 Authority; No Conflict.

2.2(a) Such Selling Stockholder has all necessary individual or other Entity power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby (collectively, the “Contemplated Transactions”). The execution and delivery of this Agreement by such Selling Stockholder and the consummation by such Selling Stockholder of the Contemplated Transactions have been duly and validly authorized by all necessary individual or other Entity action, as applicable, and no other individual or other Entity proceedings on the part of such Selling Stockholder are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by such Selling Stockholder and constitutes the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents, if any, of such Selling Stockholder, (ii) contravene, conflict with, or result in a violation of, any Legal Requirements or any order to which such Selling Stockholder, or any of the assets owned or used by such Selling Stockholder, are subject, or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which such Selling Stockholder is a party, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions in any material respect or would otherwise not prevent such Selling Stockholder from performing its obligations under this Agreement in any material respect.

2.2(c) The execution and delivery of this Agreement by such Selling Stockholder does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by such Selling Stockholder will not, require any Consent of, or filing with or notification to, any Governmental Body in the United States, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions, or would otherwise not prevent such Selling Stockholder from performing its obligations under this Agreement.

2.3 Ownership; Voting. Such Selling Stockholder owns, beneficially or of record, the number of issued and outstanding shares of Company Common Stock as set forth opposite such Selling Stockholder’s name on Schedule A hereto, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act or other securities laws. Upon consummation of the Merger, Parent will own the Shares of such Selling Stockholder free and clear of any and all Liens.

2.4 Review of Merger, Conversion and Release Agreements. Such Selling Stockholder has received execution copies of the Merger Agreement, Conversion Agreement and Release Agreement and has had an opportunity to review them with assistance of counsel and other advisors of its own choosing. Such Selling Stockholder acknowledges and agrees that the terms of such agreements and this Agreement are fair and reasonable.

2.5 Review of SEC Filings. Such Selling Stockholder has had access to the Parent SEC Reports and the Company SEC Reports and has had an opportunity to review the Parent SEC Reports and the Company SEC Reports with assistance of counsel and other advisors of its own choosing. Such Selling Stockholder and its advisors, if any, have been afforded the opportunity to ask questions of and receive answers from the Company and Parent regarding the Company, the Company SEC Reports, Parent, the Parent SEC Reports and the Contemplated Transactions.

2.6 No Continuing Interest in the Company. Such Selling Stockholder understands and acknowledges that:

2.6(a) upon consummation of the Contemplated Transactions, such Selling Stockholders will have no continuing interest in the Company or in Parent; and

2.6(b) after consummation of the Contemplated Transactions, the value of the Company and Parent and/or their respective businesses and capital stock may appreciate, and may appreciate significantly, and such Selling Stockholder will not benefit from such appreciation.

2.7 Accredited Investor. Such Selling Stockholder is an “accredited investor” as defined by Rule 501(a) promulgated under the Securities Act.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent represents and warrants to the Selling Stockholders as of the date hereof and as of the Effective Time as follows:

3.1 Organization and Good Standing. Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which Parent is party or by which Parent or any of its assets are bound. Parent is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Parent.

3.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Parent Stockholder Vote:

3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement, and to perform its obligations hereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions and the Merger (other than with respect to the Merger, the filing of the Certificate of Incorporation Amendment and, as required by the DGCL and NRS, the Certificates of Merger. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Selling Stockholders, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent, or ii) contravene, conflict with, or result in a violation of any Legal Requirement to which Parent, or any of the assets owned or used by Parent, may be subject; except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect.

3.2(c) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement and the consummation of the Contemplated Transactions and the Merger by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and state securities laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect.

3.3 Availability of Funds. Parent has cash on hand in an amount sufficient to consummate the Contemplated Transactions.

SECTION 4: ADDITIONAL AGREEMENTS.

4.1 No Solicitation. Each Selling Stockholder, severally but not jointly, covenants and agrees as of the date hereof and as of the Effective Time as follows:

4.1(a) No Solicitation or Negotiation. From the date of this Agreement until the earlier to occur of the Termination and the Effective Time, such Selling Stockholder will not, and will cause its respective Representatives not to, directly or indirectly:

(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 4.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section); or

(iii) otherwise sell, offer to sell, Contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) the Shares or any other securities of the Company held by such Selling Stockholder.

It is agreed that any violation of the restrictions set forth in this Section 4.1(a) by any Representative of such Selling Stockholder, whether or not such Person is purporting to act on behalf of such Selling Stockholder or otherwise, shall be deemed to be a breach of this Section 4.1(a) by such Selling Stockholder. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination, stock purchase or other similar transaction involving or affecting any of the Shares, or (ii) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; in each case other than the Contemplated Transactions and the Merger.

4.1(b) No Alternative Acquisition Agreement. From the date of this Agreement until the earlier to occur of the Termination and the Effective Time, such Selling Stockholder will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal or transactions described in Section 4.1(a)(iii).

4.1(c) Cessation of Ongoing Discussions. From the date of this Agreement until the earlier to occur of the Termination and the Effective Time, such Selling Stockholder will, and will cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or transactions described in Section 4.1(a)(iii).

4.2 Enforcement. The Company shall, if requested by Parent, take appropriate measures to enforce the provisions of this Section 4.1 by placing a stop-transfer order against transfer of the Shares.

4.3 Legal Conditions to the Contemplated Transactions. Subject to the terms hereof, Parent, the Company and each Selling Stockholder, severally but not jointly, shall each use all commercially reasonable efforts to

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions and the Merger as promptly as reasonably practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by it in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the Merger, (iii) as promptly as practicable, make all filings and any other submissions it is required to make, with respect to this Agreement and the Contemplated Transactions and the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the Contemplated Transactions, and to fully carry out the purposes of this Agreement. Parent, the Company and the Selling Stockholders shall use commercially reasonable efforts to cooperate with each other in connection with the making of all such filings other than any filing required to be made by any Selling Stockholder with the SEC or any regulatory body (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, this Section 4.3 shall not be deemed to impose greater or different obligations on the Company or Parent with respect to the Merger as provided in the Merger Agreement.

4.4 Public Disclosure. No Selling Stockholder shall issue any press release or otherwise make any public statement or other disclosure with respect to the Contemplated Transactions, unless Parent shall have approved such disclosure or such disclosure is required by any Legal Requirement.

4.5 Notification of Certain Matters. Each party shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any respect, or (b) any covenant, condition or agreement not to be complied with or satisfied by such party under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to any other party or the conditions to any other party’s obligation to consummate the Contemplated Transactions.

4.6 General Release. Effective upon the Effective Time and as a condition to Parent entering into this Agreement and the Merger Agreement:

4.6(a) Each Selling Stockholder, for itself, himself, or herself, and its, his, or her heirs, devisees, legal representatives, successors, and assigns (each, a “Releasing Party”, and, collectively, the “Releasing Parties”), does hereby acknowledge complete satisfaction of and does hereby fully, finally, and forever release and discharge each of the Company, Parent, and Merger Sub, and each of the respective directors, officers, employees, stockholders, representatives, predecessors, successors, Affiliates, parents, Subsidiaries (direct and indirect), beneficiaries, heirs, executors, or assigns of any of them (collectively, the “Released Parties”) of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind or nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past and through and as of the Effective Time, against the Released Parties, or any of them, including, but not limited to, any claims which relate to or arise out of such Releasing Party’s relationship with the Company or any of its predecessors or Affiliates, or such Releasing Party’s rights or status as a stockholder of the Company or any of its predecessors or Affiliates, and further including, without limitation, any claims of fraud or fraudulent inducement in connection with the negotiation, execution, delivery, and performance of this Agreement and the other documents and agreements to which such Releasing Party is a party in connection with the Contemplated Transactions (collectively, the “Causes of Action”); provided, however, that nothing in this Section shall release, acquit, or discharge any Causes of Action that a Releasing Party may have arising under this Agreement or the other documents and agreements executed and delivered pursuant to this Agreement.

4.6(b) Each Releasing Party acknowledges that (i) the trading price of the Company Common Stock on the date hereof and as of the Effective Time may be higher than the Purchase Price being paid for the Shares hereunder, and (ii) each of Parent and the Company and their respective Affiliates, Subsidiaries, and successors may from time to time enter into agreements for additional types of financing, including, without limitation, recapitalizations, mergers, and public offerings of stock of Parent and/or the Company and/or their respective Affiliates, Subsidiaries, and successors, and also may pursue acquisitions or enter into agreements for the sale of Parent and/or the Company and/or their respective Affiliates, Subsidiaries, and successors or for all or a portion of the assets of Parent and/or the Company and/or their respective Affiliates, Subsidiaries, and successors, in each case which may result in or reflect an increase or decrease in the value of the Shares being sold to Parent hereunder, and that any and all Causes of Action, without limitation arising from or relating to such differences in value or such other transactions or such increases or decreases in value are encompassed within the scope of the release set forth herein.

4.6(c) Each Releasing Party represents, warrants, covenants, and agrees that such Releasing Party (i) has not and will not assign any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the matters covered hereby and has been fully apprised of the consequences hereof.

4.6(d) Each Releasing Party covenants and agrees not to institute any litigation, lawsuit, claim, or action against any of the Released Parties with respect to any released Causes of Action.

4.6(e) Subject to consummation of the Merger, each Releasing Party hereby fully, finally, and forever releases, waives and discharges any dissenter’s rights that such Releasing Party is or may be entitled to in accordance with Nevada Revised Statutes Section 92A.420.

SECTION 5: MISCELLANEOUS PROVISIONS.

5.1 Survival. The representations, warranties, covenants, and agreements of the parties made herein, and with respect to any Selling Stockholder, made in all agreements, documents, and instruments executed and delivered by such Selling Stockholder in connection herewith (i) are material, shall be deemed to have been relied upon by each other party, and shall survive the Effective Time regardless of any investigation on the part of any other party or its Representatives, with each party reserving its rights hereunder, and (ii) shall bind the applicable party’s successors and assigns (including, without limitation, any successor by way of acquisition, merger, or otherwise), whether so expressed or not, and shall inure to the benefit of each other party and its respective successors and assigns.

5.2 Fees, Expenses and Taxes. All fees, expenses and Taxes incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees, expenses, or Taxes, whether or not the Contemplated Transactions are consummated.

5.3 Amendment. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Parent, the Company and a majority in interest of the Selling Stockholders.

5.4 Waiver.

5.4(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.4(b) At any time prior to the Effective Time, Parent (with respect to any Selling Stockholder and the Company), the Company (with respect to any Selling Stockholder and Parent) and the Selling Stockholders (with respect to Parent and the Company) may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, which in the case of the Selling Stockholders, shall mean a majority in interest.

5.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

5.6 Execution of Agreement; Counterparts; Electronic Signatures.

5.6(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

5.6(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

5.6(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

5.7 Governing Law. Except to the extent that the corporate laws of the State of Nevada or the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

5.8 Consent to Jurisdiction; Venue. In any action or proceeding between or among the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York

Court”), and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Selling Stockholder agrees that personal service may be effected by mail addressed to their residence as reflected in the records of the Company, provided, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

5.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.10 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, and except as provided in Section 5.2, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

5.11 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights hereunder may be assigned by the any party without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights by any party without such consent shall be void and of no effect.

5.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.13 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

Parent:

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention: Don Ezzell

Fax no.: (760) 341-3727

with a copy to:

DLA Piper US LLP

2415 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Steven D. Pidgeon

Fax no.: 480.606.5524

the Company:

China Water and Drinks, Inc.

17, J Avenue Yijing Garden

Shenzhen City

SHZ 518000

China

Attention:

Fax no.: +86 755 8218 2376

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP

875 Third Avenue

New York, New York 10022

Attention: Richard S. Green

Fax no.: 212.603.2001

and

Thelen Reid Brown Raysman & Steiner LLP

701 Eighth Street, NW

Washington, D.C. 20001

Attention: Joseph R. Tiano, Jr.

Fax no.: 202.654.1877

If to a Selling Stockholder, to its address and facsimile number set forth on Schedule A, with copies to such Selling Stockholder’s representatives as set forth on Schedule A.

5.14 Construction; Usage.

5.14(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof unless the context requires otherwise;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) “or” is used in the inclusive sense of “and/or”;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” under this Agreement.

5.14(b) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

5.14(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.15 Enforcement of Agreement.

5.15(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.15(b) Each Selling Stockholder has read and understands (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). Each Selling Stockholder acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, each Selling Stockholder acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that such Selling Stockholder may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”), and each Selling Stockholder hereby waives any and all Claims against any of Parent’s vendors that have issued a Trust Waiver to Parent in connection with services provided to Parent. Notwithstanding the foregoing, this Section 5.15(b) shall not constitute a waiver of any other remedy of the Selling Stockholders under this Agreement.

5.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

HECKMANN CORPORATION

By:
Name:	Richard J. Heckmann
Title:	Chief Executive Officer and Chief Financial Officer

COMPANY:

CHINA WATER AND DRINKS, INC.

By:
Name:	Xu Hong Bin
Title:	President

SELLING STOCKHOLDER:

IPACIFIC ASSET MANAGEMENT

By:
Name:	Albert S. Li
Title:	Director

SELLING STOCKHOLDER:

IBROADER DEVELOPMENTS LIMITED

By:
Name:	Albert S. Li
Title:	Director

SELLING STOCKHOLDER:

LAP WOON WONG

SELLING STOCKHOLDER:

SZE TANG LI

SELLING STOCKHOLDER:

CANARY GLOBAL INVESTMENTS INC.

By:
Name:	Adrian Li
Title:	Sole Director

SELLING STOCKHOLDER:

CHEN FANG

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

Antitrust Laws. “Antitrust Laws” shall mean any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

Cash Conversion Election. “Cash Conversion Election” shall mean the exercise by holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the closing the Merger of their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation.

Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.

Certificates of Merger. “Certificates of Merger” shall mean the certificate of merger satisfying the applicable requirements of the DGCL and the articles of merger satisfying the applicable requirements of the NRS required to be filed in connection with the Merger.

Company SEC Reports. “Company SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by the Company with the SEC.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Effective Time. “Effective Time” shall mean the date and time the Merger becomes effective.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio. “Exchange Ratio” shall mean. 80 of a share of Parent Common Stock.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) any self-regulatory organization.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Parent Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

Liens. “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

NRS. “NRS” shall mean the Nevada Revised Statutes.

Organizational Documents. “Organizational Documents” means the certificate or articles of incorporation, bylaws and other organizational documents.

Parent SEC Reports. “Parent SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by Parent with the SEC.

Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on (i) the adoption of the Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger and (iii) the adoption of the Certificate of Incorporation Amendment.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Representatives. “Representatives” shall mean any party’s respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives.

Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean the affirmative vote to adopt the Merger Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholder Meeting and constituting a quorum for the purpose of voting on such proposal and the absence of the Cash Conversion Election.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Trust Agreement. “Trust Agreement” shall mean that certain Investment Trust Management Agreement, dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the trust fund established pursuant thereto.

Trust Fund. “Trust Fund” shall mean the trust fund established pursuant to the Trust Agreement.

SCHEDULE A

SCHEDULE OF SELLING STOCKHOLDERS

Name and Address of Selling Stockholder	Number of Shares	Selling Stockholder’s Representatives
IPacific Asset Management	2,576,000
IBroader Developments Limited	2,422,000
Lap Woon Wong	1,000,000
Sze Tang Li	1,000,000
Canary Global Investments Inc.	1,000,000
Chen Fang	908,000

	8,906,000

AMENDMENT NO. 1 TO UNDERTAKING AGREEMENT

[LI RELATED HOLDERS]

THIS AMENDMENT NO. 1 TO UNDERTAKING AGREEMENT (this “Amendment”) is made and entered into as of September 26, 2008, by and among HECKMANN CORPORATION, a Delaware corporation (“Parent”), CHINA WATER AND DRINKS, INC., a Nevada corporation (the “Company”) and the Persons and Entities listed on Schedule A hereto (each a “Selling Stockholder,” and collectively, the “Selling Stockholders”), and amends that certain Undertaking Agreement (the “Agreement”) by and among Parent, the Company and the Selling Stockholders dated as of May 19, 2008.

RECITALS

A. Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and the Company have entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned subsidiary of Parent.

B. In light of extraordinary conditions in world credit and capital markets, the desire of Parent to preserve its cash in light of these conditions, the de minimis price paid for Company Common Stock by the Selling Stockholders, and other factors, the Selling Stockholders have agreed to sell all of their shares of Company Common Stock, whether owned directly or indirectly, to Parent immediately prior to the Effective Time of the Merger at a price significantly lower than the Merger consideration.

C. Pursuant to Section 5.3 of the Agreement, Parent, the Company and a majority in interest of the Selling Stockholders may amend the Agreement by signing an instrument in writing.

D. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

Now therefore, in accordance with the procedures for amendment of the Agreement set forth in Section 5.3 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1: AMENDMENT

1.1 Recital F of the Agreement is amended and restated in its entirety to read as follows:

“The Selling Stockholders desire to sell their Shares to Parent and provide a general release of claims against the Company, Parent and Merger Sub.”

1.2 Section 1 of the Agreement is amended and restated in its entirety to read as follows:

“SECTION 1: SALE AND PURCHASE OF SHARES.

1.1 Sale. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time (the “Closing”):

1.1(a) The Selling Stockholders shall sell, assign, transfer, convey and deliver to Parent, and Parent shall purchase from the Selling Stockholders, the Shares, free and clear of any and all Liens. The Shares constitute 100% of the Shares held, beneficially and of record, by the Selling Stockholders. Each Selling Stockholder will execute such further instruments and provide such further information, including tax declarations, as Parent shall reasonably request in connection with the foregoing. Each Selling Stockholder acknowledges that his, her or its election to sell Shares under this Agreement was made on a completely voluntary basis.

1.1(b) In consideration for the transfer of Shares pursuant to Section 1.1(a), Parent shall pay to each Selling Stockholder the amount in cash set forth opposite such Selling Stockholder’s name on Schedule A (the “Purchase Price”) by wire transfer of immediately available funds to such bank accounts as such Selling Stockholder shall designate in writing to Parent within 3 days of the purchase.

1.2 Termination. This Agreement shall terminate, without liability to any party other than for willful breach, upon any termination of the Merger Agreement. The provisions of Section 5 (Miscellaneous) and Section 4.4 (Public Disclosure) shall survive any termination.

1.3 Conditions. Parent’s obligation to consummate the Contemplated Transactions shall be subject to:

1.3(a) satisfaction of all pre-closing conditions to the Merger Agreement, including all necessary shareholder approvals;

1.3(b) the receipt of all necessary consents or approvals, the making of any required filings or applications, and the absence of any legal or regulatory restriction, pending or threatened, in connection with the Contemplated Transactions, including the absence of any pending or threatened restrictions pertaining to ownership of the Shares or operation of the business of the Company; and

1.3(c) the representations and warranties of the Selling Stockholders’ being true and correct as of the Closing, and all obligations required to be performed by the Selling Stockholders prior to the Closing having been so performed.

1.3 The final sentence of Section 2.3 of the Agreement is amended and restated in its entirety to read as follows:

“Upon consummation of the Contemplated Transactions, Parent will own the Shares of such Selling Stockholder free and clear of any and all Liens.”

1.4 The capitalized word “Termination” is deleted and replaced with the words “termination of the Merger” in Sections 4.1(a), 4.1(b) and 4.1(c) of the Agreement.

1.5 The capitalized words “Effective Time” are deleted in each place where they appear in the Agreement, except where they appear in Recital D, Recital E and Exhibit A of the Agreement, and are replaced with the word “Closing.”

1.6 Schedule A to the Agreement is amended and replaced in its entirety with Schedule A attached hereto.

SECTION 2: MISCELLANEOUS PROVISIONS

2.1 Effectiveness. This Amendment shall become effective upon execution.

2.2 Limited Nature of Amendment. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, representations, warranties, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. In addition, as to Cheng Feng, this document supersedes the agreement entitled “Cash/Stock Election (Chen Feng)” dated as of June 10, 2008 and, upon execution of this Agreement by Chen Feng, his election made under that agreement to receive cash at $5.00 per share for each of his Shares will no longer be effective.

2.3 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

2.4 Execution of Agreement; Counterparts; Electronic Signatures.

2.4(a) This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

2.4(b) The exchange of copies of this Amendment and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of an original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

2.4(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Amendment or any other document contemplated by this Amendment (including any amendment or other change thereto) unless and until such party shall have executed this Amendment or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Amendment or such other document contemplated.

2.5 Legal Representation of the Parties. This Amendment was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Amendment to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.6 Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a party of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written:

PARENT:

HECKMANN CORPORATION

By:
Name:
Title:

COMPANY:

CHINA WATER AND DRINKS, INC.

By:
Name:
Title:

SELLING STOCKHOLDER:

IPACIFIC ASSET MANAGEMENT

By:
Name:
Title:

SELLING STOCKHOLDER:

IBROADER DEVELOPMENTS LIMITED

By:
Name:
Title:

SELLING STOCKHOLDER:

LAP WOON WONG

SELLING STOCKHOLDER:

SZE TANG LI

SELLING STOCKHOLDER:

CANARY GLOBAL INVESTMENTS INC.

By:
Name:
Title:

SELLING STOCKHOLDER:

CHEN FANG

SCHEDULE A

SCHEDULE OF SELLING STOCKHOLDERS

Name and Address of Selling Stockholder	Number of Shares	Purchase Price (US$)
IPacific Asset Management	2,576,000	$2,672,421
IBroader Developments Limited	2,422,000	$2,512,657
Lap Woon Wong	1,000,000	$1,037,430
Sze Tang Li	1,000,000	$1,037,431
Canary Global Investments Inc.	1,000,000	$1,037,431
Chen Fang	3,000,000	$3,112,291

	10,998,000	$11,409,662

Annex E

EXECUTION COPY

RELEASE AGREEMENT

(PIPE Investors)

THIS RELEASE AGREEMENT (“Agreement”) is made and entered into as of May 19, 2008 (the “Execution Date”), by and among: HECKMANN CORPORATION, a Delaware corporation (“Parent”), CHINA WATER AND DRINKS, INC., a Nevada corporation (the “Company”); and the Persons and Entities signatory hereto (each a “Releasors,” and collectively, the “Releasors”). The Parent, the Company and the Releasors who execute this Agreement shall hereinafter be referred to collectively as the “parties” and individually as a “party.”

RECITALS

A. The Releasors are holders of shares of common stock, par value US$0.001 per share (“Company Common Stock”) of the Company, and own the number of issued and outstanding shares of Company Common Stock set forth opposite their names on Schedule A.

B. Concurrently with the execution of this Agreement, Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”). Upon consummation of the Merger, the Company will cease to exist and Merger Sub will remain as a wholly owned Subsidiary of Parent.

C. Pursuant to the Merger Agreement, each share of Company Common Stock will be converted, upon the Merger, into the right to receive (i) shares of common stock, par value US$0.01 per share, of Parent (“Parent Common Stock”) at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock.

D. Concurrently with the execution of this Agreement, Parent and certain holders of the Company’s 5% secured convertible notes due January 29, 2011, which notes are convertible into shares of Company Common Stock, and Company Common Stock are entering into a registration rights agreement in the form attached hereto as EXHIBIT B (the “Registration Rights Agreement”), pursuant to which Parent will agree to register all of the shares of Parent Common Stock issuable to such holders as a result of the Merger (including all Contingent Payment Stock (as defined below)).

E. Releasors have indicated a willingness to (i) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio for each share of Company Common Stock held as of the Effective Time by such Releasor, (ii) release the Company from certain obligations and waive certain defaults or potential defaults of the Company, and (iii) as of the Effective Time, terminate the PIPE Transaction Documents and release in full any and all rights of such Releasors in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement, as more fully described in Section 1.1(a). In consideration for such waiver and release, Parent will, if the Adjusted Net Income (as defined in Section 1.4(c)) of Parent for its fiscal year ending December 31, 2009, exceeds US$90 million, pay to each Releasor a pro rata portion of a contingent payment of US$85,546,280 (the “Contingent Payment”).

F. Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1: WAIVER AND RELEASE.

1.1 Waiver and Release. Upon the terms and subject to the conditions set forth in this Agreement without further action of the parties:

1.1(a) Each Releasor who is a holder of Company Common Stock, severally but not jointly, hereby:

(i) as of the Effective Time, releases in full any and all rights of such Releasor in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement, and agrees that such Make Good Escrow Agreement and the Lock-Up Agreement shall terminate, and all shares of Company Common Stock held by Xu Hong Bin thereunder shall be released to him (the “Release”).

(ii) as of the Execution Date, waives the defaults or potential defaults of the Company under the PIPE Transaction Documents set forth on Schedule B (the “Waiver”); and

(iii) from the Execution Date until the earlier to occur of the Effective Time or the Termination (as defined in Section 1.2(b)), Releasors hereby waive and release the Company from, and the Company shall not be obligated to perform its obligations under, or comply with its covenants contained in: (A) Sections 4.4, 4.7, 4.9, 4.11, 4.14, 4.15, 4.17 and 4.18 of the SPA; or (B) the RRA.

1.1(b) In addition, each such Releasor, for the period from the date hereof until the earlier to occur of the Effective Time or Termination, hereby, severally and not jointly, agrees to waive any defaults under, and suspend its rights under, and agrees not to take not to take any action pursuant to, the Make Good Escrow Agreement.

1.1(c) In furtherance of the foregoing, each such Releasor, on and after the Closing Date (as defined in Section 1.3), will, at Parent’s expense, execute, acknowledge, certify and deliver any and all such further documents and do such further acts as Parent or Parent’s successors and assigns may reasonably request for the purposes of further evidencing, confirming, perfecting and otherwise documenting the Waiver and the Release.

1.2 Stock Election.

1.2(a) Subject to the conditions of this Section 1.2, each Releasor, severally and not jointly, hereby elects (the “Stock Election”) to, in the event the Merger occurs, receive in the Merger shares of Parent Common Stock at the Exchange Ratio, and not cash, for each share of Company Common Stock held as of the Effective Time by such Releasor. Each Releasor agrees that, subject to satisfaction of the conditions set forth in Sections 6.1 and 6.3, the Stock Election is unconditional and irrevocable. Each Releasor acknowledges that its Stock Election pursuant to this Section 1.2(a) was made on a completely voluntary basis.

1.2(b) Each Releasor acknowledges and agrees that the Stock Election is effective so long as the terms of the Merger and the Merger Agreement have not been amended, modified or waived in a manner that adversely affects the Releasors without their consent and provided that the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived prior to the Effective Time, and, subject to the foregoing (i) such Releasor will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Stock Election and (ii) covenants and agrees to re-execute and re-deliver the Stock Election as and when reasonably requested by Parent in order that such Stock Election remains continuously in effect at all times from the Execution Date through the first to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (the

“Merger Termination”) or (iii) the termination of this Agreement under Section 7 (the “Termination”). For the purposes of this Section 1.2(b), any amendment, modification or waiver of the terms of the Merger or the Merger Agreement shall be deemed to adversely affect the Releasors only if such amendment, modification or waiver (i) lowers the Exchange Ratio, (ii) changes the terms of the Contingent Payment, (iii) changes the time periods set forth in Section 7.1(b) of the Merger Agreement, (iv) amends or adds a new provision that effectively amends any of Sections 1.1 (Merger of Merger Sub into the Company), 1.2 (Effect of the Merger), 1.3 (Closing; Effective Time); 1.5 (Conversion of Shares), 1.6 (Company Stock Elections), 1.7 (Issuance of Stock Consideration and Payment of Cash Election Price), 1.9(a) or (b) (Exchange of Certificates), 1.12 (Tax Consequences), 3 (Representations and Warranties of Parent), 4.2 (Covenants of Parent), 5.2 (Joint Proxy and Information Statement/Prospectus; Registration Statement), 5.3 (Exchange Listing), 5.8 (Section 368(a) Reorganization), 5.9 (Exchange Listing of Additional Shares), 6.1 (Conditions to Each Party’s Obligation To Effect the Merger), 6.3 (Additional Conditions to Obligations of the Company), 8.1 (Amendment), 8.2 (Waiver), 8.4 (Entire Agreement), 8.6 (Governing Law), 8.14 (Construction; Usage), Exhibit A (Certain Definitions) or the last sentence of Section 8.12 (No Third Party Rights) of the Merger Agreement, or (v) increases the consideration to be provided to any holders of the Company Common Stock without proportionately increasing the consideration to be provided to the Releasors.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which date shall be the date of the closing of the transactions contemplated by the Merger Agreement. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall be consummated on the Closing Date immediately prior to the closing of the transactions contemplated by the Merger Agreement, but immediately prior to the Conversion contemplated by the Conversion Agreement, and subject to the satisfaction of the conditions to closing set forth in Section 6 below.

1.4 Contingent Payment.

1.4(a) Parent shall, if Adjusted Net Income (as defined below) of Parent for its fiscal year ending December 31, 2009, exceeds US$90 million, pay to each Releasor such Releasor’s pro rata portion of the Contingent Payment, as set forth opposite each such Releasor’s name on Schedule A.

1.4(b) The Contingent Payment shall be paid by Parent to the Releasors, within fifteen (15) days following the filing of Parent’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009 (the “2009 Annual Report”) by Parent with the SEC, by, at Parent’s sole option, (i) wire transfer of immediately available funds to a bank account designated by such Releasor in writing for such purpose, if paid in this method, (ii) the issuance to the Releasors of Parent Common Stock having an aggregate value, based on the Closing Sale Price per share of Parent Common Stock calculated on the date of filing the 2009 Annual Report, equal to the amount of the Contingent Payment (“Contingent Payment Stock”) and subject to the registration rights set forth in the Registration Rights Agreement, or (iii) any combination of (i) or (ii), provided, that, (A) Parent shall inform the Releasors of such irrevocable election within three days of the filing of the 2009 Annual Report, (B) Parent shall make the same election as to all Releasors, and (C) notwithstanding the foregoing, Parent must make the Contingent Payment in cash (1) if, at the time of payment of the Contingent Payment, Parent Common Stock is not then listed for trading on a national securities exchange, (2) if, at the time of payment of the Contingent Payment, Parent is not then current in its reporting obligations under the Exchange Act and the rules promulgated thereunder, or (3) if, at the time of payment of the Contingent Payment, Parent Common Stock issued or issuable to such Releasor in connection with the Merger is not registered for resale pursuant to an effective registration statement, which is then available for use by the Releasors thereunder (subject to permitted black-outs thereunder).

1.4(c) For purposes of this Section 1.4:

(i) the term “Adjusted Net Income” shall mean the Consolidated Net Income of Parent for its fiscal year ending December 31, 2009, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such fiscal year included in the 2009 Annual Report, the aggregate amount of (1) any stock compensation expenses, (2) expenses attributable to the office of the Chairman of Parent, and (3) to the extent accrued in 2009, the Contingent Payments that may be made hereunder or under the Conversion Agreement, any bonuses paid under the bonus plan referenced in Section 6.2(r) of the Merger Agreement, and a contingent investment banking fee of up to $4.5 million payable to Roth Capital Partners LLC.

(ii) the term “Consolidated Net Income” shall mean the net income (or deficit) of Parent for its fiscal year ending December 31, 2009, determined on a consolidated basis in accordance with GAAP, as set forth in Parent’s consolidated financial statements included in the 2009 Annual Report audited by Parent’s registered independent public accounting firm with respect thereto.

(iii) the term “Closing Sale Price” means the average over the ten preceding trading days of the closing trade price for a share of Parent Common Stock on the national securities exchange upon which the Parent Common Stock is listed (the “Principal Market”), as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of the Parent Common Stock prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for the Parent Common Stock at such time, the last closing bid price or last trade price, as applicable, of the Parent Common Stock on the principal securities exchange or trading market where the Parent Common Stock is then listed or traded, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, as applicable, of the Parent Common Stock in the over-the-counter market on the electronic bulletin board, as reported by Bloomberg, or, if no closing bid price or last trade price, as applicable, is reported for the Parent Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for the Parent Common Stock on a particular date on any of the foregoing bases, the Closing Sale Price of the Parent Common Stock on the applicable date shall be the fair market value as mutually determined by the Parent and the Releasors; provided, that if Parent and the Releasors are unable to agree upon the fair market value of the Parent Common Stock, then such dispute shall be resolved by independent appraisal to be conducted by an independent, reputable investment bank selected by Parent and approved by the Releasors, with the costs thereof to be borne equally by Parent and the Releasors.

1.4(d) The right of a Releasor to receive the Contingent Payment, and Parent’s obligation to make such payment, shall continue to run to the benefit of each Releasor even if such Releasor shall have transferred or sold all or any portion of its Parent Common Stock or Company Common Stock. Parent hereby agrees that the Contingent Payment Stock, if any, is subject to the benefits and obligations contained in the Registration Rights Agreement.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF THE RELEASORS.

Each Releasor represents and warrants, severally and not jointly, to Parent as of the Execution Date and as of the Closing as follows:

2.1 Organization and Good Standing. Such Releasor, if an Entity, is duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of its respective jurisdiction of incorporation or organization, and is duly qualified to do business as a foreign Entity and is in good standing (where such concept is applicable) under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

2.2 Authority; No Conflict.

2.2(a) Such Releasor has all necessary individual or other Entity power and authority, as applicable, to execute and deliver this Agreement and the Registration Rights Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (the “Contemplated Transactions”). The execution and delivery of this Agreement and the Registration Rights Agreement by such Releasor and the consummation by such Releasor of the Contemplated Transactions have been duly and validly authorized by all necessary individual or other Entity action, as applicable, and no other individual or other Entity proceedings on the part of such Releasor are necessary to authorize this Agreement and the Registration Rights Agreement or to consummate the Contemplated Transactions. Each of this Agreement and the Registration Rights Agreement has been duly and validly executed and delivered by such Releasor, and constitutes the legal, valid and binding obligation of such Releasor, enforceable against such Releasor in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents, if any, of such Releasor, (ii) contravene, conflict with, or result in a violation of, any Legal Requirements or any order to which such Releasor, or any of the assets owned or used by such Releasor, are subject, or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which such Releasor is a party, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions in any material respect, or would otherwise not prevent such Releasor from performing its obligations under this Agreement in any material respect.

2.2(c) Assuming the accuracy of the Company’s representations and warranties contained herein, the execution and delivery of this Agreement by such Releasor does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by such Releasor will not, require any Consent of, or filing with or notification to, any Governmental Body in the United States, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions, or would otherwise not prevent such Releasor from performing its obligations under this Agreement.

2.3 Ownership. Such Releasor owns, beneficially or of record, the number of shares of Company Common Stock as set forth opposite such Releasor’s name on Schedule A, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act or other securities laws.

2.4 Review of Merger Agreement. Such Releasor has received an execution copy of the Merger Agreement and has had an opportunity to review the Merger Agreement with assistance of counsel and other advisors of its own choosing. Such Releasor understands and acknowledges that, pursuant to the Merger Agreement, each share of Company Common Stock held by stockholders of the Company, including those shares held by the Releasors, will be converted into the right to receive (i) shares of Parent Common Stock at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock in accordance with the terms thereof.

2.5 Securities Law Matters.

2.5(a) Such Releasor will acquire Parent Common Stock in the Merger and, if applicable, will acquire the Contingent Payment Stock hereunder, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Releasor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of Parent Common Stock received in the Merger or the Contingent Payment Stock.

2.5(b) Such Releasor is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act or an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

2.5(c) Such Releasor understands that the shares of Contingent Payment Stock that may be issued hereunder are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Parent is relying in part upon the truth and accuracy of, and such Releasor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Releasor set forth in this Section 2.5 in order to determine the availability of such exemptions and the eligibility of such Releasor to acquire the shares of Parent Common Stock to be acquired in the Merger and the shares of Contingent Payment Stock that may be acquired hereunder.

2.5(d) Such Releasor and its advisors, if any, have had access to the Parent SEC Reports and have been afforded the opportunity to ask questions of and receive answers from Parent regarding Parent, the Parent SEC Reports and the Contemplated Transactions; however, such opportunity does not affect the ability of such Releasor to rely on the representations and warranties of Parent contained herein. Such Releasor understands that its investment in the shares of Parent Common Stock to be acquired in the Merger and the Contingent Payment Stock that may be acquired hereunder, involves a high degree of risk. Such Releasor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the shares of Parent Common Stock to be acquired in the Merger and the shares of Contingent Payment Stock that may be acquired hereunder.

2.5(e) Such Releasor understands that no United States federal or state agency or any other Governmental Body has passed on or made any recommendation or endorsement of the shares of Parent Common Stock being acquired in the Merger, the shares of Contingent Payment Stock that may be acquired hereunder or the fairness or suitability of the investment in Parent Common Stock (including the Contingent Payment Stock) nor have such authorities passed upon or endorsed the merits of the offering of the Parent Common Stock or the Contingent Payment Stock contemplated hereby.

2.5(f) Such Releasor understands that (i) the shares of Parent Common Stock and Contingent Payment Stock have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) pursuant to an exemption from such registration, including pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto); and (ii) neither Parent nor any other Person, other than as provided herein or in the Registration Rights Agreement, is under any obligation to register the shares of Parent Common Stock or Contingent Payment Stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

2.5(g) Such Releasor understands that the certificates or other instruments representing the shares of Parent Common Stock and Contingent Payment Stock may bear any legend as required by federal or state securities laws and a restrictive legend in a form approved by Parent, and that a stop-transfer order may be placed against transfer of such stock certificates; provided, that any such legend shall be removed and Parent shall issue a certificate without such legend to the holder of the shares of Parent Common Stock or Contingent Payment Stock, as applicable, or issue to such holder by electronic delivery at the applicable balance account at Depository Trust Company, unless otherwise required by state securities laws, if (i) such shares of Parent Common Stock or Contingent Payment Stock, as applicable, are registered pursuant to an effective registration statement under the Securities Act, or (ii) in connection with a sale, assignment or other transfer, Parent receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act, including pursuant to Rule 144 or Rule 144A thereunder.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent represents and warrants to the Releasors as of the Execution Date and as of the Closing as follows:

3.1 Organization and Good Standing. Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which Parent is party or by which Parent or any of its assets are bound. Parent is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Parent.

3.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Parent Stockholder Vote:

3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Merger Agreement, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of each of this Agreement, the Registration Rights Agreement and the Merger Agreement by Parent and the consummation by Parent of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Registration Rights Agreement or the Merger Agreement or to consummate the Contemplated Transactions and the Merger (other than, with respect to the Merger, the filing of the Certificate of Incorporation Amendment and as required by the DGCL and NRS, the Certificates of Merger). Each of this Agreement, the Registration Rights Agreement and the Merger Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of such agreements by the applicable counterparties thereto, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Neither the execution and delivery of this Agreement, the Registration Rights Agreement nor the Merger Agreement, nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent, or (ii) contravene, conflict with, or result in a violation of any Legal Requirement to which Parent, or any of the assets owned or used by Parent, may be subject, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement, the Registration Rights Agreement or the Merger Agreement in any material respect.

3.2(c) Neither the execution and delivery of this Agreement, the Registration Rights Agreement nor the Merger Agreement by Parent, nor the performance of such agreements and the consummation of the Contemplated Transactions and the Merger, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and state securities laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement, the Registration Rights Agreement and the Merger Agreement in any material respect.

3.3 Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, US$0.001 par value per share (“Parent Preferred Stock”). As of the Execution Date, (a) 67,646,800 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 74,646,800 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent (“Parent Warrants”), and (c) no shares of Parent Preferred Stock are issued or outstanding. Except as set forth in this Section 3.3, there are no Contracts, obligations, preemptive rights or other rights relating to the issued or unissued capital stock of Parent, or other Contracts obligating Parent to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent. None of the outstanding equity securities or other securities of Parent was issued in violation of the Securities Act or any other Legal Requirement.

3.4 SEC Reports. Parent has made available through EDGAR to the Releasors a correct and complete copy of each of the Parent SEC Reports, which are all the forms, reports and documents required to be filed by Parent with the SEC. As of their respective filing dates, the Parent SEC Reports: (a) were prepared in accordance and complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (b) did not (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent SEC Reports present fairly the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis throughout the periods presented and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.

3.6 Certain Registration Matters. Assuming the accuracy of the Releasors’ representations and warranties set forth in Section 2.5, no registration under the Securities Act is required for the issuance of the Parent Common Stock or Contingent Payment Stock by the Parent to the Releasors.

3.7 Non-Compete. There is no non-compete agreement or other similar commitment to which the Parent or any of its Subsidiaries is a party that would impose restrictions upon the Releasors or any of their respective Affiliates.

3.8 No Undisclosed Business. Neither the Parent nor any of its Subsidiaries is engaged in insurance, banking and financial services, telecommunications, public utility businesses or any other regulated businesses.

3.9 Foreign Corrupt Practices Act. None of the Parent, its Subsidiaries or any director, officer, agent, employee, or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Parent Affiliate”), has violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, nor has any Parent Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a

“Government Official”) or to any Person under circumstances where such Parent Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of: (a) (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Government Entity, or (b) in order to assist the Parent or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to the Parent or its Subsidiary. “Government Entity” as used in the previous paragraph means any government or any department, agency or instrumentality thereof, including any Entity or enterprise owned or controlled by a government, or a public international organization.

3.10 OFAC. None of (a) the Parent or any of its Subsidiaries or (b) any of their respective officers, employees, directors or agents ((a) and (b) collectively, “Relevant Persons”) has engaged directly or indirectly in transactions connected with any of North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or otherwise engaged directly or indirectly in transactions connected with any government, country or other Entity or Person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control, including Specially Designated Nationals and Blocked Persons, and no Relevant Person is or controlled by (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) any such Person or Entity.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Releasors as of the Execution Date and as of the Closing as follows:

4.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which the Company is party or by which the Company or any of its assets are bound. The Company is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the Company.

4.2 Authority; No Conflict.

4.2(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement in connection with the Contemplated Transactions and the Merger, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger Agreement or to consummate the Contemplated Transactions or the Merger (other than with respect to the Merger, the Required Company Stockholder Vote to be effected pursuant to the Majority Stockholder Written Consent Agreements and, as required by the DGCL and NRS, the filing of the Certificates of Merger). Each of this Agreement and the Merger Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the Releasors and Parent and due execution and delivery of the Merger Agreement by Parent, as applicable, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.2(b) Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company, (ii) contravene, conflict with, or result in a violation of, any Legal Requirements to which the Company, or any of the assets owned or used by the Company, is subject, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company, or that otherwise relates to the business of, or any of the assets owned or used by, the Company, (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Company is a party; (v) require a Consent from any Person, or (vi) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company, except, in the case of clauses (ii), (iii), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement or the Merger Agreement in any material respect.

4.2(c) The execution and delivery of this Agreement and the Merger Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions and the Merger by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act or state securities laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, and (C) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

4.3 SEC Reports. The Company has made available through EDGAR to the Releasors a correct and complete copy of each of the Company SEC Reports, which are all the forms, reports and documents required to be filed by the Company with the SEC. Except as set forth in the Company’s disclosure schedule to the Merger Agreement, as of their respective filing dates, the Company SEC Reports (a) were prepared in accordance and complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Company SEC Reports, and (b) did not (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.4 Financial Statements. The financial statements and notes contained or incorporated by reference in the Company SEC Reports present fairly the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis throughout the periods presented and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.

4.5 Equity Securities. The Company does not have, and has never had, a class of equity securities registered under Section 12 of the Exchange Act.

SECTION 5: ADDITIONAL AGREEMENTS.

5.1 No Solicitation. Each Releasor, severally but not jointly, covenants and agrees as of the Execution Date and as of the Closing as follows:

5.1(a) From the Execution Date until the earlier to occur of the Termination, the Merger Termination or the Effective Time, such Releasor will not, directly or indirectly:

(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section); or

(iii) otherwise sell, offer to sell, Contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) its Company Common Stock or any other securities of the Company held by such Releasor.

It is agreed that any violation of the restrictions set forth in this Section 5.1(a) by any Representative of such Releasor, whether or not such Person is purporting to act on behalf of such Releasor or otherwise, shall be deemed to be a breach of this Section 5.1(a) by such Releasor. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or stock purchase or other similar transaction involving or affecting any of such Releasor’s Company Common Stock, or (ii) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; in each case other than the Contemplated Transactions and the Merger.

5.1(b) From the Execution Date until the earlier to occur of the Termination, the Merger Termination or the Effective Time, such Releasor will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal or transactions described in Section 5.1(a)(iii).

5.1(c) From the Execution Date until the earlier to occur of the Termination, the Merger Termination or the Effective Time, such Releasor will cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or transactions described in Section 5.1(a)(iii).

5.2 Enforcement. The Company shall, if requested by Parent, take appropriate measures to enforce the provisions of this Section 5.2 by placing a stop-transfer order against transfer of the Company Common Stock owned by any Releasor.

5.3 Legal Conditions to the Contemplated Transactions. Subject to the terms hereof, Parent, the Company and each Releasor, severally but not jointly, shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions and the Merger as promptly as reasonably practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by it in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the Merger, (iii) as promptly as practicable, make all filings and any other submissions it is required to make, with respect to this

Agreement, the Contemplated Transactions and the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the Contemplated Transactions and the Merger, and to fully carry out the purposes of this Agreement. Parent, the Company and the Releasors shall use commercially reasonable efforts to cooperate with each other in connection with the making of all such filings other than any filing required to be made by any Releasor with the SEC or any regulatory body (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, this Section 5.3 shall not be deemed to impose greater or different obligations on the Company or Parent with respect to the Merger than as provided in the Merger Agreement.

5.4 Public Disclosure. No party shall issue any press release or otherwise make any public statement or other disclosure with respect to the Contemplated Transactions, unless (a) the other parties shall have approved such disclosure or (b) disclosure is required by any Legal Requirement.

5.5 Notification of Certain Matters. Each party shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any respect, or (b) any covenant, condition or agreement not to be complied with or satisfied by such party under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to any other party or the conditions to any other party’s obligation to consummate the Contemplated Transactions. Each of Parent and the Company shall keep the Releasors informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving Parent or the Company, as applicable, so that the Releasors will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and Parent and the Company shall reasonably cooperate with the Releasors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meetings with regulatory authorities and, if requested by a majority in interest of the Releasors, making a public announcement of such matters).

5.6 Market Standoff. For periods beginning on the Closing Date and ending on the six-month anniversary of the Closing Date, each Releasor, severally but not jointly, hereby agrees not to, directly or indirectly, offer, sell, pledge, Contract to sell (including any short sale), grant any option to purchase, or otherwise transfer or dispose of any shares of Parent Common Stock acquired by Releasor pursuant to the Merger Agreement or enter into any Hedging Transaction (as defined below) relating to any such shares of Parent Common Stock. For purposes of this Section 5.6, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to, or derives any significant part of its value from Parent Common Stock. For purposes of clarity, the foregoing shall in no respect restrict or inhibit the ability of a Releasor to, directly or indirectly, buy or Contract to buy any securities of Parent, nor shall the provisions of this Section 5.6 impair the ability of a Releasor to make any distributions of Parent Common Stock to its interest holders (but subject to the continued applicability of this provision) in connection with a winding up or liquidation of such Releasor.

5.7 Release of Dissenter’s Rights. Subject to consummation of the Merger and the revocation standards of Section 1.2 hereof, each Releasor hereby fully, finally, and forever releases, waives and discharges any dissenter’s rights that such Releasor is or may be entitled to in accordance with Nevada Revised Statutes Section 92A.420 and in connection with the Merger.

5.8 Exchange Act Reports. Parent covenants to use reasonable best efforts to timely make all filings required under the Exchange Act and the rules promulgated thereunder.

5.9 Registration Rights Agreement. The Parent shall enter into the Registration Rights Agreement.

5.10 No Additional Agreements. Neither the Company nor Parent has any agreement or understanding with any Releasor with respect to the Contemplated Transactions or the transactions contemplated by the Merger Agreement other than as specified in this Agreement, the Merger Agreement or the agreements delivered thereunder.

5.11 SEC Reports. Each of Parent and the Company shall promptly, and with a view to filing by 4:00 p.m. Eastern Standard Time on the trading day immediately following the date of this Agreement file with the SEC a Current Report on Form 8-K to disclose the material terms of the Contemplated Transactions, the Merger and related transactions.

SECTION 6: CONDITIONS TO THE CONTEMPLATED TRANSACTIONS.

6.1 Conditions to Each Party’s Obligation To Effect the Contemplated Transactions. The respective obligations of each party to this Agreement to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

6.1(a) All of the conditions to the obligation of the parties to the Merger Agreement to effect the Merger set forth in Section 6 of the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement and the Merger shall have been consummated on or before December 31, 2008.

6.1(b) All authorizations, Consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Contemplated Transactions and the Merger, shall have been filed, been obtained or occurred.

6.1(c) No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction (preliminary or permanent) or other Legal Requirement which is in effect and which has the effect of making the Contemplated Transactions or the Merger illegal or otherwise prohibiting consummation of the Contemplated Transactions or the Merger.

6.1(d) This Agreement shall not have been terminated in accordance with Section 7.

6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent:

6.2(a) The representations and warranties of the Releasors and the Company set forth in this Agreement shall be true and correct (without respect to any materiality standard contained in an individual representation or warranty) in all material respects as of the Execution Date and as of the Closing Date as though made on the Closing Date.

6.2(b) Each Releasor and the Company shall have performed in all material respects all obligations required to be performed by such Releasor or the Company, as applicable, under this Agreement on or prior to the Closing Date.

6.2(c) Each Releasor shall have executed and delivered to Parent any documents reasonably requested by Parent pursuant to Section 1. 1(c) above.

6.3 Additional Conditions to Obligations of the Releasors. The obligation of each Releasor to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Releasors:

6.3(a) The representations and warranties of Parent and the Company set forth in this Agreement shall be true and correct (without respect to any materiality standard contained in an individual representation or warranty) in all material respects as of the Execution Date and as of the Closing Date as if made on the Closing Date.

6.3(b) Each of Parent and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

6.3(c) No amendment, modification or waiver of the terms of the Merger or the Merger Agreement shall have been made such that any Releasor would have the right to revoke or seek a revocation of its election under Section 1.2.

6.3(d) Parent shall have entered into the Registration Rights Agreement with the other parties signatory thereto.

SECTION 7: TERMINATION AND AMENDMENT.

7.1 Termination. This Agreement may be terminated at any time prior to the Closing, by written notice by the terminating party to the other party, before or after the approval of the Merger Agreement by the stockholders of Parent:

7.1(a) by mutual written consent of Parent, the Company and a majority in interest of the Releasors;

7.1(b) by Parent or any Releasor, with prompt notice to the non-terminating parties, if a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions or the Merger;

7.1(c) by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Releasor set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and (ii) if curable, shall not have been cured prior to twenty (20) days following receipt by each Releasor, of written notice from Parent of such breach or failure to perform;

7.1(d) by a majority in interest of the Releasors, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and (ii) if curable, shall not have been cured prior to twenty (20) days following receipt by Parent of written notice from the Releasors of such breach or failure to perform;

7.1(e) by a majority in interest of the Releasors following any amendment, modification or waiver of the terms of the Merger or Merger Agreement such that any Releasor would have the right to revoke or seek a revocation of its election under Section 1.2;

7.1(f) by Parent, the Company or a majority in interest of the Releasors if the Merger Agreement shall have been terminated; or

7.1(g) by Parent or any Releasor if the Effective Time shall not have occurred by December 31, 2008.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement, without further action of the parties, including, but not limited to, any election made by a Releasor in accordance with Section 1.2 or waiver of dissenter’s rights under Section 5.7, shall immediately become void and there shall be no liability or obligation on the part of Parent or any Releasor or their respective officers, directors, stockholders, or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation, and (ii) the provisions of Sections 5.4 (Public Disclosure), Section 7.2 (Effect of Termination), and Section 8 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

SECTION 8: MISCELLANEOUS PROVISIONS.

8.1 Survival. The representations, warranties, covenants, and agreements of the parties made herein and in the Registration Rights Agreement, and with respect to any Releasor, made in all agreements, documents, and instruments executed and delivered by such Releasor in connection herewith (i) are material, shall be deemed to have been relied upon by each other party, and shall survive the Closing regardless of any investigation on the part of any other party or its Representatives, with each party reserving its rights hereunder, and (ii) shall bind the applicable party’s successors and assigns (including, without limitation, any successor by way of acquisition, merger, or otherwise), whether so expressed or not, and shall inure to the benefit of each other party and its respective successors and assigns.

8.2 Fees, Expenses and Taxes. All fees, expenses and Taxes incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees, expenses or Taxes whether or not the Contemplated Transactions are consummated.

8.3 Amendment. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Parent, the Company and a majority in interest of the Releasors.

8.4 Waiver.

8.4(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.4(b) At any time prior to the Closing, Parent (with respect to any Releasor and the Company), the Company (with respect to any Releasor and Parent) and any Releasor for itself and no other Releasor (with respect to Parent and the Company), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.6 Execution of Agreement; Counterparts; Electronic Signatures.

8.6(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

8.6(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.6(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

8.7 Governing Law. Except to the extent that the corporate laws of the State of Nevada or the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Consent to Jurisdiction; Venue. In any action or proceeding between or among the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York Court”), and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Releasor agrees that personal service may be effected by mail addressed to their residence as reflected in the records of the Company, provided, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any party without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights by any party without such consent shall be void and of no effect.

8.11 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

If to Parent:

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention: Don Ezzell

Fax no.: 760.341.3727

with a copy to:

DLA Piper US LLP

2415 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Steven D. Pidgeon

Fax no.: 480.606.5524

If to the Company:

China Water and Drinks, Inc.

Unit 07, 6/F, Concordia Plaza

1 Science Museum Road

Tsimshatsui East, KO K3 00000

Attention: Xu Hong Bin

Fax no.: +86.20.3435.1997

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP

875 Third Avenue

New York, New York 10022

Attention: Richard S. Green

Fax no.: 212.603.2001

and

Thelen Reid Brown Raysman & Steiner LLP

701 Eighth Street, NW

Washington, D.C. 20001

Attention: Joseph R. Tiano, Jr.

Fax no.: 202.654.1877

If to a Releasor, to its address and facsimile number set forth on Schedule A, with copies to such Releasor’s representatives as set forth on Schedule A.

8.13 Construction; Usage.

8.13(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof unless the context requires otherwise;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) “or” is used in the inclusive sense of “and/or”;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” under this Agreement.

8.13(b) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

8.13(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14 Enforcement of Agreement.

8.14(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.14(b) Each Releasor has read and understands (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). Each Releasor acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, each Releasor acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that the Releasors may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement pursuant to Section 7.1, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”), and each Releasor hereby waives any and all Claims against any of Parent’s vendors that have issued a Trust Waiver to Parent in connection with services provided to Parent. Notwithstanding the foregoing, this Section 8.14(b) shall not constitute a waiver of any other remedy of the Releasors under this Agreement.

8.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.16 Other Stockholders.

8.16(a) Parent will request each holder of Company Common Stock listed on Schedule A to execute this Agreement.

8.17 Additional Tax Matters.

8.17(a) Parent agrees that it will (and will, to the extent relevant, cause its Affiliates to) take the Contingent Payment into account for federal income tax purposes (i.e., either by deduction or capitalization of the Contingent Payment) only when and if the Contingent Payment becomes fixed (i.e., the Adjusted Net Income contingency under Section 1.4 is resolved). Parent further agrees that, if and only if Parent makes the Contingent Payment, Parent will send (or cause to be sent) a Form 1099 to the Releasors reporting the income from the Contingent Payment in and for the year of such payment.

8.17(b) Each Holder will provide a Form W-9, substitute Form W-9 or Form W-8, as applicable, prior to the Closing.

[Remainder of page intentionally left blank—signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

HECKMANN CORPORATION

By:
Name:	Richard J. Heckmann
Title:	Chief Executive Officer and Chief Financial Officer

COMPANY:

CHINA WATER AND DRINKS, INC.

By:
Name:	Xu Hong Bin
Title:	President

RELEASORS:

THE PINNACLE FUND, L.P.

By:	Pinnacle Advisors, L.P., its General Partner

	By:	Pinnacle Fund Management, LLC, its General Partner

By:
		Name:	Barry M. Kitt
		Title:	Sole Member

PINNACLE CHINA FUND, L.P.

By:	Pinnacle China Advisors, L.P., its General Partner

	By:	Pinnacle China Management LLC, its General Partner

		By:	Kitt China Management, LLC, its Manager

By:
			Name:	Barry M. Kitt
			Title:	Manager

RELEASOR:

MATTHEW HAYDEN

RELEASOR:

SANDOR CAPITAL MASTER FUND, L.P.

By:
Name:
Title:

RELEASOR:

WESTPARK CAPITAL, L.P.

By:
Name:
Title:

RELEASOR:

ATLAS CAPITAL MASTER FUND, L.P.

By:
Name:
Title:

RELEASOR:

ATLAS CAPITAL (Q.P.), L.P.

By:
Name:
Title:

RELEASOR:

CENTAUR VALUE FUND

By:
Name:
Title:

RELEASOR:

UNITED CENTAUR MASTER FUND

By:
Name:
Title:

RELEASOR:

SOUTHWELL PARTNERS, L.P.

By:
Name:
Title:

RELEASOR:

PRECEPT CAPITAL MASTER FUND, G.P.

By:
Name:
Title:

RELEASOR:

GLACIER PARTNERS

By:
Name:
Title:

RELEASOR:

AARON M. GUREWITZ, AS TRUSTEE OF THE AMG TRUST EST. 1/23/07

RELEASOR:

BTG INVESTMENTS, LLC

By:
Name:
Title:

RELEASOR:

GORDON ROTH

RELEASOR:

ROBERT STEPHENSON

RELEASOR:

JOHN J. WEBER

RELEASOR:

RICHARD SHAPIRO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

Antitrust Laws. “Antitrust Laws” shall mean any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

Cash Conversion Election. “Cash Conversion Election” shall mean the exercise by holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation.

Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.

Certificates of Merger. “Certificates of Merger” shall mean the certificate of merger satisfying the applicable requirements of the DGCL and the articles of merger satisfying the applicable requirements of the NRS required to be filed in connection with the Merger.

Closing Escrow Agreement. “Closing Escrow Agreement” shall mean that certain closing escrow agreement between the Company and the Releasors dated May 31, 2007.

Company SEC Reports. “Company SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by the Company with the SEC.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean, with respect to a specified Person, any written agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, or written legally binding commitment or undertaking of any nature to which the specified Person is a party or by which it or any of its properties or assets may be bound or affected.

Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by Contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.

Conversion Agreement. “Conversion Agreement” shall mean that certain conversion agreement by and between the Company, Parent and the other parties signatory thereto of even date herewith.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

EDGAR. “EDGAR” shall mean the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

Effective Time. “Effective Time” shall mean the date and time the Merger becomes effective.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio. “Exchange Ratio” shall mean 0.8 of a share of Parent Common Stock.

GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to herein were prepared.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, or other government, (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body and any court or other tribunal), or (d) any self-regulatory organization.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Parent Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

Liens. “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Lock-Up Agreement. “Lock-Up Agreement” shall mean that certain lock-up agreement between the Company and the Releasors dated May 31, 2007.

Majority Stockholder Written Consent Agreements. “Majority Stockholder Written Consent Agreements” shall mean the majority stockholder written agreement (i) by and between the Company and Xu Hong Bin, and (ii) the Company and Chen Xing Hua, each, of even date herewith.

Make Good Escrow Agreement. “Make Good Escrow Agreement” shall mean that certain make good escrow agreement dated May 31, 2007 by and among Xu Hong Bin, The Pinnacle Fund, L.P., as agent, Loeb & Loeb LLP, as escrow agent, and the investors party thereto, which investors include the Releasors.

NRS. “NRS” shall mean the Nevada Revised Statutes.

Organizational Documents. “Organizational Documents” means the certificate or articles of incorporation, bylaws and other organizational documents.

Parent SEC Reports. “Parent SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by Parent with the SEC.

Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on (i) the adoption of the Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger and (iii) the adoption of the Certificate of Incorporation Amendment.

Person. “Person” shall mean any individual, Entity or Governmental Body.

PIPE Transaction Documents. “PIPE Transaction Documents” shall mean the Securities Purchase Agreement, the Registration Rights Agreement, the Make Good Escrow Agreement, the Closing Escrow Agreement and the Lock-Up Agreement.

Representatives. “Representatives” shall mean any party’s respective directors, officers or employees.

Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean the affirmative vote to adopt the Merger Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholder Meeting and constituting a quorum for the purpose of voting on such proposal and the absence of the Cash Conversion Election.

RRA. “RRA” shall mean that certain registration rights agreement between the Company and the Releasors dated May 31, 2007.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

SPA. “SPA” shall mean that certain securities purchase agreement between the Company and the Releasors dated May 31, 2007.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Trust Agreement. “Trust Agreement” shall mean that certain Investment Trust Management Agreement, dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the trust fund established pursuant thereto.

Trust Fund. “Trust Fund” shall mean the trust fund established pursuant to the Trust Agreement.

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

Schedule A

Name and Address of Releasor	Total Number of Shares Beneficially Owned	Pro Rata Portion of Contingent Payment	Releasor’s Representatives
The Pinnacle Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, Texas 75093 Attention: Barry M. Kitt Fax: (972) 985.2121	8,955,224	$34,218,509	Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Attention: Eric L. Cohen, Esq. Fax: (212) 294.4700

Pinnacle China Fund, L.P. c/o The Pinnacle Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, Texas 75093 Attention: Barry M. Kitt Fax: (972) 985.2121	8,955,224	$34,218,509	Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Attention: Eric L. Cohen, Esq. Fax: (212) 294.4700

Southwell Partners, L.P. 1901 North Akard Street Dallas, TX 75201 Attention: Wilson Jaeggli Fax: (214) 922.9699	746,269	$2,851,544

Westpark Capital, L.P. 4965 Preston Park Blvd, Suite 220 Plano, TX 75093 Attention: Patrick J. Brosnahan Fax: (972) 985.2161	1,492,537	$5,703,084

Sandor Capital Master Fund, L.P.	261,195	$998,044
Atlas Capital Master Fund, L.P.	235,075	$898,237
Atlas Capital (Q.P.), L.P.	138,060	$527,536
Centaur Value Fund	223,881	$855,464
United Centaur Master Fund	149,254	$570,310

Precept Capital Master Fund, G.P.	373,134	$1,425,770
Glacier Partners	261,194	$998,040
Aaron M. Gurewitz, as Trustee of the AMG Trust est. 1/23/07	20,000	$76,421
BTG Investments, LLC	305,634	$1,167,848
Gordon Roth	20,000	$76,421
Robert Stephenson	7,500	$28,658
John J. Weber	20,000	$76,421
Richard Shapiro	74,627	$285,155
Matthew Hayden	149,254	$570,310

Annex F

EXECUTION COPY

CONVERSION AGREEMENT

(Holders of Notes)

THIS CONVERSION AGREEMENT (“Agreement”) is made and entered into as of May 19, 2008 (the “Execution Date”), by and among: HECKMANN CORPORATION, a Delaware corporation (“Parent”); CHINA WATER AND DRINKS, INC., a Nevada corporation (the “Company”); and the Persons and Entities signatory hereto (each a “Holder,” and collectively, the “Holders”). The Parent, the Company and the Holders who execute this Agreement shall hereinafter be referred to collectively as the “parties” and individually as a “party.”

RECITALS

A. The Holders are holders of the Company’s 5% secured convertible notes due January 29, 2011 (the “Notes”), which Notes are convertible into shares of the Company’s common stock, par value US$0.001 per share (“Company Common Stock” and together with the Notes, the “Securities”), and holds the principal amount of Notes set forth opposite their names on Schedule A.

B. Concurrently with the execution of this Agreement, Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”). Upon consummation of the Merger, the Company will cease to exist and Merger Sub will remain as a wholly owned Subsidiary of Parent.

C. Pursuant to the Merger Agreement, each share of Company Common Stock will be converted, upon the Merger, into the right to receive (i) shares of common stock, par value US$0.01 per share, of Parent (“Parent Common Stock”) at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock.

D. Concurrently with the execution of this Agreement, Parent and certain holders of Notes and Company Common Stock are entering into a registration rights agreement in the form attached hereto as EXHIBIT B (the “Registration Rights Agreement”), pursuant to which Parent will agree to register all of the shares of Parent Common Stock issuable to such holders as a result of the Merger (including all Contingent Payment Stock (as defined below)).

E. The Holders have indicated a willingness to (i) convert their Notes into Company Common Stock (such transaction is referred to herein as the “Conversion”), (ii) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio for each share of Company Common Stock acquired in respect of the Conversion as of the Effective Time, (iii) waive or suspend certain defaults, potential defaults and obligations of the Company under the Note Purchase Documents for the times set forth herein, and (iv) as of the Effective Time, release various liens and other rights under and terminate the Note Purchase Documents. In consideration for such releases, suspensions, and relinquishment of rights as holders of Notes, Parent will, if the Adjusted Net Income (as defined in Section 1.6(c)) of Parent for its fiscal year ending December 31, 2009, exceeds US$90 million, pay to each Holder a pro rata portion of a contingent payment of US$44,953,720 (the “Contingent Payment”).

F. Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

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AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1: CONVERSION OF NOTES; STOCK ELECTION; OTHER AGREEMENTS AND CONTINGENT PAYMENT.

1.1 Conversion of Notes. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time the Holders shall convert all and not less than all of their Notes into Company Common Stock pursuant to the terms of the Notes. Each Holder shall deliver a notice of conversion as set forth on Annex A to the Note immediately prior to the Effective Time. The Holders acknowledge that the current conversion price is $4.25 per share. The Company and each Holder agrees Sections 4 and 10(e) of the Note do not apply to, nor impair or preclude, such conversion, as the Company does not have, and has never had, a class of equity security registered under Section 12 of the Exchange Act. Parent acknowledges the foregoing sentence.

1.2 Stock Election.

1.2(a) Subject to the conditions of this Section 1.2, each Holder, severally and not jointly, hereby elects (the “Stock Election”) to, in the event the Merger occurs, receive in the Merger shares of Parent Common Stock at the Exchange Ratio, and not cash, for each share of Company Common Stock held as of the Effective Time by such Holder. Each Holder agrees that, subject to satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3, the Stock Election is unconditional and irrevocable. Each Holder acknowledges that its Stock Election pursuant to this Section 1.2(a) was made on a completely voluntary basis.

1.2(b) Each Holder acknowledges and agrees that the Stock Election is effective so long as the terms of the Merger and the Merger Agreement have not been amended, modified or waived in a manner that adversely affects the Holders without their consent and provided that the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived prior to the Effective Time, and, subject to the foregoing (i) such Holder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Stock Election and (ii) covenants and agrees to re-execute and re-deliver the Stock Election as and when reasonably requested by Parent in order that such Stock Election remains continuously in effect at all times from the Execution Date through the first to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (the “Merger Termination”) or (iii) the termination of this Agreement under Section 7 (the “Termination”). For the purposes of this Section 1.2(b), any amendment, modification or waiver of the terms of the Merger or the Merger Agreement shall be deemed to adversely affect the Holders only if such amendment, modification or waiver (i) lowers the Exchange Ratio, (ii) changes the terms of the Contingent Payment, (iii) changes the time periods set forth in Section 7.1(b) of the Merger Agreement, (iv) amends or adds a new provision that effectively amends any of Sections 1.1 (Merger of Merger Sub into the Company), 1.2 (Effect of the Merger), 1.3 (Closing; Effective Time); 1.5 (Conversion of Shares), 1.6 (Company Stock Elections), 1.7 (Issuance of Stock Consideration and Payment of Cash Election Price), 1.9(a) or (b) (Exchange of Certificates), 1.12 (Tax Consequences), 3 (Representations and Warranties of Parent), 4.2 (Covenants of Parent), 5.2 (Joint Proxy and Information Statement/Prospectus; Registration Statement), 5.3 (Exchange Listing), 5.8 (Section 368(a) Reorganization), 5.9 (Exchange Listing of Additional Shares), 6.1 (Conditions to Each Party’s Obligation To Effect the Merger), 6.3 (Additional Conditions to Obligations of the Company), 8.1 (Amendment), 8.2 (Waiver), 8.4 (Entire Agreement), 8.6 (Governing Law), 8.14 (Construction; Usage), Exhibit A (Certain Definitions) or the last sentence of Section 8.12 (No Third Party Rights) of the Merger Agreement, or (v) increases the consideration to be provided to any holders of the Company Common Stock without proportionately increasing the consideration to be provided to the Holders.

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1.3 Waivers, Releases and Consents as of the Execution Date.

1.3(a) Each Holder, severally and not jointly, without further action of the parties, effective as of the Execution Date, hereby:

(i) waives any default resulting from the Company’s execution, delivery and performance of the Merger Agreement and Related Agreements and, from the Execution Date until the earlier to occur of the Termination or Merger Termination, agrees not to exercise any rights or remedies under the Note Purchase Documents as a result of the Company’s execution and delivery of the Merger Agreement and agreements related thereto, and performance of its obligations thereunder;

(ii) waives all defaults and breaches existing as of the Execution Date under the Note Purchase Documents set forth on Schedule B, provided, that upon the earlier to occur of the Termination or the Merger Termination, such waiver will be automatically revoked without further action of the parties;

(iii) agrees that from the Execution Date until the earlier to occur of the Effective Time, the Termination and the Merger Termination, each Holder shall not require the Company, and the Company shall not be obligated, to comply with its covenants contained in: (A) Sections 4(c), 4(f), 4(u) and 4(w) of the Note Purchase Agreement, and, to the extent that the Company’s indemnity obligations under Section 10 of the Note Purchase Agreement shall result, or shall have resulted, from defaults and breaches existing as of the Execution Date under the Note Purchase Documents as more fully set forth on Schedule B, Section 10(k) of the Note Purchase Agreement; (B) Section 6 of the Notes; and (C) the Notes RRA.

1.3(b) In furtherance of the foregoing, each such Holder will, at Parent’s expense, execute, acknowledge, certify and deliver any and all such further documents and do such further acts as Parent or Parent’s successors and assigns may reasonably request for the purposes of further evidencing, confirming, perfecting and otherwise documenting the foregoing waivers and releases.

1.4 Waivers and Releases as of the Closing.

1.4(a) Each Holder, without further action of the parties, effective as of the Closing (as defined in Section 1.5), acknowledges that by converting their Notes, they are also:

(i) releasing and discharging any and all Liens securing the Company’s obligations under the Notes in favor of such Holder on or in any Company Common Stock and/or any capital stock of any Subsidiary of the Company;

(ii) releasing and discharging the Company and Mr. Xu Hong Bin from any and all Liens arising under the Stock Pledge Agreement, dated January 29, 2008, by and among the Company, Mr. Xu Hong Bin and Goldman, in accordance with and subject to the terms thereof;

(iii) releasing and discharging the Company from any and all Liens arising under the Charge Over Shares of Fine Lake International Limited, dated January 25, 2008, by and among the Company, Fine Lake International Limited and Goldman, in accordance with and subject to the terms thereof;

(iv) releasing and discharging the Company from any and all Liens arising under the Charge Over Shares of Gain Dynasty Investments Limited, dated January 25, 2008, by and among the Company, Gain Dynasty Investments Limited and Goldman, in accordance with and subject to the terms thereof;

(v) releasing and discharging Fine Lake International Limited and Mr. Xu Hong Bin from any and all Liens arising under the Charge Over Shares of Pilpol (HK) Biological Limited, dated January 29, 2008, by and among Fine Lake International Limited, Mr. Xu Hong Bin and Goldman, in accordance with and subject to the terms thereof; and

(vi) releasing and discharging Gain Dynasty Investments Limited and Mr. Xu Hong Bin from any and all Liens arising under the Charge Over Shares of Olympic Forward Trading Company dated January 29, 2008, by and among Gain Dynasty Investments Limited, Mr. Xu Hong Bin and Goldman, in accordance with and subject to the terms thereof.

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1.4(b) In addition, each Holder agrees that each of the Note Purchase Documents shall terminate upon the Merger Closing.

1.4(c) In furtherance of the foregoing, each Holder, will, at Parent’s expense, execute, acknowledge, certify and deliver any and all such further documents and do such further acts as Parent or Parent’s successors and assigns may reasonably request for the purposes of further evidencing, confirming, perfecting and otherwise documenting the foregoing releases.

1.5 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which date shall be the date of the closing of the transactions contemplated by the Merger Agreement. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall be consummated on the Closing Date immediately prior to the closing of the transactions contemplated by the Merger Agreement (and immediately after the deliveries under the Release Agreement), and subject to the satisfaction of the conditions to closing set forth in Section 6 below.

1.6 Contingent Payment.

1.6(a) Parent shall, if Adjusted Net Income (as defined below) of Parent for its fiscal year ending December 31, 2009, exceeds US$90 million, pay to each Holder such Holder’s pro rata portion of the Contingent Payment, as set forth opposite each such Holder’s name on Schedule A.

1.6(b) The Contingent Payment shall be paid by Parent to the Holders, within fifteen (15) days following the filing of Parent’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009 (the “2009 Annual Report”) by Parent with the SEC, by, at Parent’s sole option, (i) wire transfer of immediately available funds to a bank account designated by such Holder in writing for such purpose, if paid in this method, (ii) the issuance to the Holders of Parent Common Stock having an aggregate value, based on the Closing Sale Price per share of Parent Common Stock calculated on the date of filing the 2009 Annual Report, equal to the amount of the Contingent Payment (“Contingent Payment Stock”) and subject to the registration rights set forth in the Registration Rights Agreement, or (iii) any combination of (i) or (ii), provided, that, (A) the Parent shall inform the Holders of such irrevocable election within three days of the filing of the 2009 Annual Report, (B) Parent shall make the same election as to all Holders, and (C) notwithstanding the foregoing, Parent must make the Contingent Payment in cash (1) if, at the time of payment of the Contingent Payment, Parent Common Stock is not then listed for trading on a national securities exchange, (2) if, at the time of payment of the Contingent Payment, Parent is not then current in its reporting obligations under the Exchange Act and the rules promulgated thereunder, or (3) if, at the time of payment of the Contingent Payment, Parent Common Stock issued or issuable to such Holder in connection with the Merger is not registered for resale pursuant to an effective registration statement, which is then available for use by the Holders thereunder (subject to permitted black-outs thereunder).

1.6(c) For purposes of this Section 1.6:

(i) the term “Adjusted Net Income” shall mean the Consolidated Net Income of Parent for its fiscal year ending December 31, 2009, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such fiscal year included in the 2009 Annual Report, the aggregate amount of (1) any stock compensation expenses, (2) expenses attributable to the office of the Chairman of Parent, and (3) to the extent accrued in 2009, the Contingent Payments that may be made hereunder or under the Release Agreement, any bonuses paid under the bonus plan referenced in Section 6.2(r) of the Merger Agreement, and a contingent investment banking fee of up to $4.5 million payable to Roth Capital Partners LLC.

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(ii) the term “Consolidated Net Income” shall mean the net income (or deficit) of Parent for its fiscal year ending December 31, 2009, determined on a consolidated basis in accordance with GAAP, as set forth in Parent’s consolidated financial statements included in the 2009 Annual Report audited by Parent’s registered independent public accounting firm with respect thereto.

(iii) the term “Closing Sale Price” means the average over the ten preceding trading days of the closing trade price for a share of Parent Common Stock on the national securities exchange upon which the Parent Common Stock is listed (the “Principal Market”), as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of the Parent Common Stock prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for the Parent Common Stock at such time, the last closing bid price or last trade price, as applicable, of the Parent Common Stock on the principal securities exchange or trading market where the Parent Common Stock is then listed or traded, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, as applicable, of the Parent Common Stock in the over-the-counter market on the electronic bulletin board, as reported by Bloomberg, or, if no closing bid price or last trade price, as applicable, is reported for the Parent Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for the Parent Common Stock on a particular date on any of the foregoing bases, the Closing Sale Price of the Parent Common Stock on the applicable date shall be the fair market value as mutually determined by the Parent and the Holders; provided, that if Parent and the Holders are unable to agree upon the fair market value of the Parent Common Stock, then such dispute shall be resolved by independent appraisal to be conducted by an independent, reputable investment bank selected by Parent and approved by the Holders, with the costs thereof to be borne equally by Parent and the Holders.

1.6(d) Unless assigned in accordance with Section 8.10, the right of a Holder to receive the Contingent Payment, and Parent’s obligation to make such payment, shall continue to run to the benefit of each Holder even if such Holder shall have transferred or sold all or any portion of its Parent Common Stock or Company Common Stock. Parent hereby agrees that the Contingent Payment Stock, if any, is subject to the benefits and obligations contained in the Registration Rights Agreement.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF THE HOLDERS.

Each Holder represents and warrants, severally and not jointly, to Parent as of the Execution Date and as of the Closing as follows:

2.1 Organization and Good Standing. Such Holder, if an Entity, is duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of its respective jurisdiction of incorporation or organization, and is duly qualified to do business as a foreign Entity and is in good standing (where such concept is applicable) under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

2.2 Authority; No Conflict.

2.2(a) Such Holder has all necessary individual or other Entity power and authority, as applicable, to execute and deliver this Agreement and the Registration Rights Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (the “Contemplated Transactions”). The execution and delivery of this Agreement and the Registration Rights Agreement by such Holder and the consummation by such Holder of the Contemplated Transactions have been duly and validly authorized by all necessary individual or other Entity action, as applicable, and no other individual or other Entity proceedings on the part of such Holder are necessary to authorize this

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Agreement and the Registration Rights Agreement or to consummate the Contemplated Transactions. Each of this Agreement and the Registration Rights Agreement has been duly and validly executed and delivered by such Holder, and constitutes the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents, if any, of such Holder, (ii) contravene, conflict with, or result in a violation of, any Legal Requirements or any order to which such Holder, or any of the assets owned or used by such Holder, are subject, or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which such Holder is a party, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions in any material respect, or would otherwise not prevent such Holder from performing its obligations under this Agreement in any material respect.

2.2(c) Assuming the accuracy of the Company’s representations and warranties contained herein, the execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by such Holder will not, require any Consent of, or filing with or notification to, any Governmental Body in the United States, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions, or would otherwise not prevent such Holder from performing its obligations under this Agreement.

2.3 Ownership. Such Holder owns, beneficially or of record, the Securities set forth opposite such Holder’s name on Schedule A, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act or other securities laws.

2.4 Review of Merger Agreement. Such Holder has received an execution copy of the Merger Agreement and has had an opportunity to review the Merger Agreement with assistance of counsel and other advisors of its own choosing. Such Holder understands and acknowledges that, pursuant to the Merger Agreement, each share of Company Common Stock held by stockholders of the Company, including those shares held by the Holders prior to and subsequent to the Conversion, will be converted into the right to receive (i) shares of Parent Common Stock at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock in accordance with the terms thereof.

2.5 Securities Law Matters.

2.5(a) Such Holder will acquire Parent Common Stock in the Merger and, if applicable, will acquire the Contingent Payment Stock hereunder, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Holder does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of Parent Common Stock received in the Merger or the Contingent Payment Stock.

2.5(b) Such Holder is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act or an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

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2.5(c) Such Holder understands that the shares of Contingent Payment Stock that may be issued hereunder are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Parent is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth in this Section 2.5 in order to determine the availability of such exemptions and the eligibility of such Holder to acquire the shares of Parent Common Stock to be acquired in the Merger and the shares of Contingent Payment Stock that may be acquired hereunder.

2.5(d) Such Holder and its advisors, if any, have had access to the Parent SEC Reports and have been afforded the opportunity to ask questions of and receive answers from Parent regarding Parent, the Parent SEC Reports and the Contemplated Transactions; however, such opportunity does not affect the ability of such Holder to rely on the representations and warranties of Parent contained herein. Such Holder understands that its investment in the shares of Parent Common Stock to be acquired in the Merger and the Contingent Payment Stock that may be acquired hereunder, involves a high degree of risk. Such Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the shares of Parent Common Stock to be acquired in the Merger and the shares of Contingent Payment Stock that may be acquired hereunder.

2.5(e) Such Holder understands that no United States federal or state agency or any other Governmental Body has passed on or made any recommendation or endorsement of the shares of Parent Common Stock being acquired in the Merger, the shares of Contingent Payment Stock that may be acquired hereunder or the fairness or suitability of the investment in Parent Common Stock (including the Contingent Payment Stock) nor have such authorities passed upon or endorsed the merits of the offering of the Parent Common Stock or the Contingent Payment Stock contemplated hereby.

2.5(f) Such Holder understands that (i) the shares of Parent Common Stock and Contingent Payment Stock have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) pursuant to an exemption from such registration, including pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto), and (ii) neither Parent nor any other Person, other than as provided herein or in the Registration Rights Agreement, is under any obligation to register the shares of Parent Common Stock or Contingent Payment Stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

2.5(g) Such Holder understands that the certificates or other instruments representing the shares of Parent Common Stock and Contingent Payment Stock may bear any legend as required by federal or state securities laws and a restrictive legend in a form approved by Parent, and that a stop-transfer order may be placed against transfer of such stock certificates; provided, that any such legend shall be removed and Parent shall issue a certificate without such legend to the holder of the shares of Parent Common Stock or Contingent Payment Stock, as applicable, or issue to such holder by electronic delivery at the applicable balance account at Depository Trust Company, unless otherwise required by state securities laws, if (i) such shares of Parent Common Stock or Contingent Payment Stock, as applicable, are registered pursuant to an effective registration statement under the Securities Act, or (ii) in connection with a sale, assignment or other transfer, Parent receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act, including pursuant to Rule 144 or Rule 144A thereunder.

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SECTION 3: REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent represents and warrants to the Holders as of the Execution Date and as of the Closing as follows:

3.1 Organization and Good Standing. Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which Parent is party or by which Parent or any of its assets are bound. Parent is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Parent.

3.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Parent Stockholder Vote:

3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Merger Agreement, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of each of this Agreement, the Registration Rights Agreement and the Merger Agreement by Parent and the consummation by Parent of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Registration Rights Agreement or the Merger Agreement or to consummate the Contemplated Transactions and the Merger (other than, with respect to the Merger, the filing of the Certificate of Incorporation Amendment and, as required by the DGCL and NRS, the Certificates of Merger). Each of this Agreement, the Registration Rights Agreement and the Merger Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of such agreements by the applicable counterparties thereto, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Neither the execution and delivery of this Agreement, the Registration Rights Agreement nor the Merger Agreement, nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent, or (ii) contravene, conflict with, or result in a violation of any Legal Requirement to which Parent, or any of the assets owned or used by Parent, may be subject, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement, the Registration Rights Agreement or the Merger Agreement in any material respect.

3.2(c) Neither the execution and delivery of this Agreement, the Registration Rights Agreement, nor the Merger Agreement by Parent, nor the performance of such agreements and the consummation of the Contemplated Transactions and the Merger, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and state securities laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would

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not prevent or delay the consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement, the Registration Rights Agreement and the Merger Agreement in any material respect.

3.3 Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, US$0.001 par value per share (“Parent Preferred Stock”). As of the Execution Date, (a) 67,646,800 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 74,646,800 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent (“Parent Warrants”), and (c) no shares of Parent Preferred Stock are issued or outstanding. Except as set forth in this Section 3.3, there are no Contracts, obligations, preemptive rights or other rights relating to the issued or unissued capital stock of Parent, or other Contracts obligating Parent to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent. None of the outstanding equity securities or other securities of Parent was issued in violation of the Securities Act or any other Legal Requirement.

3.4 SEC Reports. Parent has made available through EDGAR to the Holders a correct and complete copy of each of the Parent SEC Reports, which are all the forms, reports and documents required to be filed by Parent with the SEC. As of their respective filing dates, the Parent SEC Reports: (a) were prepared in accordance and complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (b) did not (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent SEC Reports present fairly the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis throughout the periods presented and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.

3.6 Certain Registration Matters. Assuming the accuracy of the Holders’ representations and warranties set forth in Section 2.5, no registration under the Securities Act is required for the issuance of the Parent Common Stock or Contingent Payment Stock by the Parent to the Holders.

3.7 Non-Compete. There is no non-compete agreement or other similar commitment to which the Parent or any of its Subsidiaries is a party that would impose restrictions upon the Holders or any of their respective Affiliates.

3.8 No Undisclosed Business. Neither the Parent nor any of its Subsidiaries is engaged in insurance, banking and financial services, telecommunications, public utility businesses or any other regulated businesses.

3.9 Foreign Corrupt Practices Act. None of the Parent, its Subsidiaries or any director, officer, agent, employee, or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Parent Affiliate”), has violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, nor has any Parent Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances where such Parent Affiliate knew or was aware of

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a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of: (a) (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Government Entity, or (b) in order to assist the Parent or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to the Parent or its Subsidiary. “Government Entity” as used in the previous paragraph means any government or any department, agency or instrumentality thereof, including any Entity or enterprise owned or controlled by a government, or a public international organization.

3.10 OFAC. None of (a) the Parent or any of its Subsidiaries, or (b) any of their respective officers, employees, directors or agents ((a) and (b) collectively, “Relevant Persons”) has engaged directly or indirectly in transactions connected with any of North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or otherwise engaged directly or indirectly in transactions connected with any government, country or other Entity or Person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control, including Specially Designated Nationals and Blocked Persons, and no Relevant Person is or controlled by (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) any such Person or Entity.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Holders as of the Execution Date and as of the Closing as follows:

4.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which the Company is party or by which the Company or any of its assets are bound. The Company is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the Company.

4.2 Authority; No Conflict.

4.2(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement in connection with the Contemplated Transactions and the Merger, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger Agreement or to consummate the Contemplated Transactions or the Merger (other than with respect to the Merger, the Required Company Stockholder Vote to be effected pursuant to the Majority Stockholder Written Consent Agreements and, as required by the DGCL and NRS, the filing of the Certificates of Merger). Each of this Agreement and the Merger Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the Holders and Parent and due execution and delivery of the Merger Agreement by Parent, as applicable, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

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4.2(b) Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company, (ii) contravene, conflict with, or result in a violation of, any Legal Requirements to which the Company, or any of the assets owned or used by the Company, is subject, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company, or that otherwise relates to the business of, or any of the assets owned or used by, the Company, (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Company is a party, (v) require a Consent from any Person, or (vi) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company, except, in the case of clauses (ii), (iii), (iv), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement or the Merger Agreement in any material respect.

4.2(c) The execution and delivery of this Agreement and the Merger Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions and the Merger by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, or state securities laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, and (C) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

4.3 SEC Reports. The Company has made available through EDGAR to the Holders a correct and complete copy of each of the Company SEC Reports, which are all the forms, reports and documents required to be filed by the Company with the SEC. Except as set forth in the Company’s disclosure schedule to the Merger Agreement, as of their respective filing dates, the Company SEC Reports (a) were prepared in accordance and complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Company SEC Reports, and (b) did not (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.4 Financial Statements. The financial statements and notes contained or incorporated by reference in the Company SEC Reports present fairly the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis throughout the periods presented and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.

4.5 Equity Securities. The Company does not have, and has never had, a class of equity securities registered under Section 12 of the Exchange Act.

4.6 No Commission. The Company has not paid and has no obligation to pay any commission or other remuneration to any Person for soliciting the Conversion.

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4.7 All Notes. To its knowledge, the Company represents that all Holders of Notes are listed on Schedule A, and such Schedule accurately lists the entirety of the Notes held by such Holders listed thereon.

SECTION 5: ADDITIONAL AGREEMENTS.

5.1 Legal Conditions to the Contemplated Transactions. Subject to the terms hereof, Parent, the Company and each Holder, severally but not jointly, shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions and the Merger as promptly as reasonably practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by it in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the Merger, (iii) as promptly as practicable, make all filings and any other required submissions it is required to make, with respect to this Agreement, the Contemplated Transactions and the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the Contemplated Transactions and the Merger, and to fully carry out the purposes of this Agreement. Parent, the Company and the Holders shall use commercially reasonable efforts to cooperate with each other in connection with the making of all such filings other than any filing required to be made by holders of Notes with the SEC or any regulatory body (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, this Section 5.1 shall not be deemed to impose greater or different obligations on the Company or Parent with respect to the Merger than as provided in the Merger Agreement.

5.2 Public Disclosure. No party shall issue any press release or otherwise make any public statement or other disclosure with respect to the Contemplated Transactions, unless (a) the other parties shall have approved such disclosure, or (b) such disclosure is required by any Legal Requirement. None of the parties hereto other than Goldman shall use the name of Goldman, Sachs & Co. or any other Affiliate of Goldman without obtaining in each instance the prior written consent of Goldman.

5.3 Notification of Certain Matters. Each party shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any respect, or (b) any covenant, condition or agreement not to be complied with or satisfied by such party under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to any other party or the conditions to any other party’s obligation to consummate the Contemplated Transactions. Each of Parent and the Company shall keep the Holders informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving Parent or the Company, as applicable, so that the Holders will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and Parent and the Company shall reasonably cooperate with the Holders, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meetings with regulatory and, if requested by the Holders of a majority of the aggregate principal amount of the Notes, making a public announcement of such matters).

5.4 Market Standoff. For periods beginning on the Closing Date and ending on the six-month anniversary of the Closing Date, each Holder, severally but not jointly, hereby agrees not to, directly or indirectly, offer, sell, pledge, Contract to sell (including any short sale), grant any option to purchase, or otherwise transfer or dispose of any shares of Parent Common Stock acquired by Holder pursuant to the Merger Agreement or enter into any

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Hedging Transaction (as defined below) relating to any such shares of Parent Common Stock. Notwithstanding anything herein to the contrary a Holder may, without the prior consent of any party, transfer shares of Parent Common Stock to one of its respective Affiliates; provided, that such transferee will be bound by the restrictions of this Section 5.4. For purposes of this Section 5.4, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to any Parent Common Stock. For purposes of clarity, the foregoing shall in no respect restrict or inhibit the ability of a Holder to, directly or indirectly, buy or Contract to buy any securities of Parent, nor shall the provisions of this Section 5.4 impair the ability of a Holder to make any distributions of Parent Common Stock to its interest holders (but subject to the continued applicability of this provision) in connection with a winding up or liquidation of such Holder.

5.5 Release of Dissenter’s Rights. Subject to consummation of the Merger and the revocation standards of Section 1.2 hereof, each Holder hereby fully, finally, and forever releases, waives and discharges any dissenter’s rights, that such Holder is or may be entitled to in accordance with Nevada Revised Statutes Section 92A.420 and in connection with the Merger.

5.6 Exchange Act Reports. Parent covenants to use reasonable best efforts to timely make all filings required under the Exchange Act and the rules promulgated thereunder.

5.7 Registration Rights Agreement. The Parent shall enter into the Registration Rights Agreement.

5.8 No Additional Agreements. Neither the Company nor Parent has any agreement or understanding with any Holder with respect to the Contemplated Transactions or the transactions contemplated by the Merger Agreement other than as specified in this Agreement, the Merger Agreement or the agreements delivered thereunder.

5.9 SEC Reports. Each of Parent and the Company shall promptly, and with a view to filing by 4:00 p.m. Eastern Standard Time on the trading day immediately following the date of this Agreement, file with the SEC a Current Report on Form 8-K to disclose the material terms of the Contemplated Transactions, the Merger and related transactions.

SECTION 6: CONDITIONS TO THE CONTEMPLATED TRANSACTIONS.

6.1 Conditions to Each Party’s Obligation To Effect the Contemplated Transactions. The respective obligations of each party to this Agreement to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

6.1(a) All of the conditions to the obligation of the parties to the Merger Agreement to effect the Merger set forth in Section 6 of the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement by December 31, 2008.

6.1(b) All authorizations, Consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Merger and the Contemplated Transactions, shall have been filed, been obtained or occurred.

6.1(c) No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction (preliminary or permanent) or other Legal Requirement which is in effect and which has the effect of making the Merger of the Contemplated Transactions illegal or otherwise prohibiting consummation of the Merger or the Contemplated Transactions.

6.1(d) This Agreement shall not have been terminated in accordance with Section 7.

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6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent:

6.2(a) The representations and warranties of the Holders and the Company set forth in this Agreement shall be true and correct (without respect to any materiality standard contained in an individual representation or warranty) in all material respects as of the Execution Date and as of the Closing Date as though made on the Closing Date.

6.2(b) Each Holder and the Company shall have performed in all material respects all obligations required to be performed by such Holder or the Company, as applicable, under this Agreement on or prior to the Closing Date.

6.2(c) Each Holder shall have executed and delivered to Parent any documents reasonably requested by Parent pursuant to Section 1.3(b) or Section 1.4(c) above.

6.3 Additional Conditions to Obligations of the Holders. The obligation of each Holder to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Holders:

6.3(a) The representations and warranties of Parent and the Company set forth in this Agreement shall be true and correct (without respect to any materiality standard contained in an individual representation or warranty) in all material respects as of the Execution Date and as of the Closing Date as if made on the Closing Date.

6.3(b) Each of Parent and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

6.3(c) No amendment, modification or waiver of the terms of the Merger or the Merger Agreement shall have been made such that any Holder would have the right to revoke or seek a revocation of its election under Section 1.2.
6.3(d) Parent shall have entered into the Registration Rights Agreement with the other parties signatory thereto.

SECTION 7: TERMINATION AND AMENDMENT.

7.1 Termination. This Agreement may be terminated at any time prior to the Closing, by written notice by the terminating party to the other party, before or after the approval of the Merger Agreement by the stockholders of Parent:

7.1(a) by mutual written consent of Parent, the Company, Goldman, Pinnacle, Pinnacle China, Liberty Harbor and the Holders of a majority of the aggregate outstanding principal amount of the Notes;

7.1(b) by Parent or any Holder, with prompt notice to the non-terminating parties, if a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions or the Merger;

7.1(c) by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Holder set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and (ii) if curable, shall not have been cured prior to twenty (20) days following receipt by each Holder, of written notice from Parent of such breach or failure to perform;

7.1(d) by Goldman, Pinnacle, Pinnacle China, Liberty Harbor and the Holders of a majority of the aggregate outstanding principal amount of the Notes, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which

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breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and (ii) if curable, shall not have been cured prior to twenty (20) days following receipt by Parent of written notice from the Holders of such breach or failure to perform;

7.1(e) by Goldman, Pinnacle, Pinnacle China, Liberty Harbor and the Holders of a majority of the aggregate outstanding principal amount of the Notes, following any amendment, modification or waiver of the terms of the Merger or the Merger Agreement such that any Holder would have the right to revoke or seek a revocation of its election under Section 1.2.;

7.1(f) by Parent, the Company, Goldman, Pinnacle, Pinnacle China, Liberty Harbor or the Holders of a majority of the aggregate outstanding principal amount of the Notes if the Merger Agreement shall have been terminated; or

7.1(g) by Parent, the Company or any Holder if the Effective Time shall not have occurred by December 31, 2008.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement, without further action of the parties, including, but not limited to, any election made by a Holder in accordance with Section 1.2 or waiver of dissenter’s rights under Section 5.5, shall immediately become void and there shall be no liability or obligation on the part of Parent or any Holder or their respective officers, directors, stockholders, or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation, and (ii) the provisions of Sections 5.2 (Public Disclosure), Section 7.2 (Effect of Termination), and Section 8 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

SECTION 8: MISCELLANEOUS PROVISIONS.

8.1 Survival. The representations, warranties, covenants, and agreements of the parties made herein and in the Registration Rights Agreement, and with respect to any Holder, made in all agreements, documents, and instruments executed and delivered by such Holder in connection herewith (i) are material, shall be deemed to have been relied upon by each other party, and shall survive the Closing regardless of any investigation on the part of any other party or its Representatives, with each party reserving its rights hereunder, and (ii) shall bind the applicable party’s successors and assigns (including, without limitation, any successor by way of acquisition, merger, or otherwise), whether so expressed or not, and shall inure to the benefit of each other party and its respective successors and assigns.

8.2 Fees, Expenses and Taxes. Except as otherwise provided in Section 4(d)(viii) of the Notes, all fees, expenses and Taxes, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees, expenses or Taxes whether or not the Contemplated Transactions are consummated.

8.3 Amendment. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Parent, the Company and a majority in interest of the Holders measured by principal amount of the Notes; provided, however, that no such amendment will be effective unless agreed to in writing by each of Goldman, Pinnacle, Pinnacle China and Liberty Harbor.

8.4 Waiver.

8.4(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or

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privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.4(b) At any time prior to the Closing, Parent (with respect to any Holder and the Company), the Company (with respect to any Holder and Parent) and any Holder for itself and no other Holder (with respect to Parent and the Company), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.6 Execution of Agreement; Counterparts; Electronic Signatures.

8.6(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

8.6(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.6(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

8.7 Governing Law. Except to the extent that the corporate laws of the State of Nevada or the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Consent to Jurisdiction; Venue. In any action or proceeding between or among the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York Court”), and (b) agrees that all claims in respect of such action or proceeding may be heard and determined

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exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Holder agrees that personal service may be effected by mail addressed to their residence as reflected in the records of the Company, provided, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any party without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights by any party without such consent shall be void and of no effect. Notwithstanding anything herein to the contrary, if a Holder transfers shares of Parent Common Stock to one of its respective Affiliates pursuant to Section 5.4, such Holder may, without the prior consent of any party, assign this Agreement to such Affiliate.

8.11 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

If to Parent:

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention: Don Ezzell

Fax no.: 760.341.3727

with a copy to:

DLA Piper US LLP

2415 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Steven D. Pidgeon

Fax no.: 480.606.5524

If to the Company:

China Water and Drinks, Inc.

Unit 07, 6/F, Concordia Plaza

1 Science Museum Road

Tsimshatsui East, KO K3 00000

Attention: Xu Hong Bin

Fax no.: +86.20.3435.1997

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with a copy to:

Thelen Reid Brown Raysman & Steiner LLP

875 Third Avenue

New York, New York 10022

Attention: Richard S. Green

Fax no.: 212.603.2001

and

Thelen Reid Brown Raysman & Steiner LLP

701 Eighth Street, NW

Washington, D.C. 20001

Attention: Joseph R. Tiano, Jr.

Fax no.: 202.654.1877

If to a Holder, to its address and facsimile number set forth on Schedule A, with copies to such Holder’s representatives as set forth on Schedule A.

8.13 Construction; Usage.

8.13(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof unless the context requires otherwise;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) “or” is used in the inclusive sense of “and/or”;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” under this Agreement.

8.13(b) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

8.13(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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8.14 Enforcement of Agreement.

8.14(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.14(b) Each Holder acknowledges that the following materials are publicly available through EDGAR (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). Each Holder acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, each Holder acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that the Holders may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement pursuant to Section 7.1, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”). Notwithstanding the foregoing, this Section 8.14(b) shall not constitute a waiver of any other remedy of the Holders under this Agreement.

8.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.16 Accession by other Noteholders. Pursuant to the Note Purchase Documents, the releases, suspensions and waivers herein will bind all holders of Notes, and each holder of Notes will obtain rights to the Contingent Payment, whether or not they execute this Agreement. Parent will request each holder of Notes listed on Schedule A to execute this Agreement.

8.17 Certain Permitted Activities. Notwithstanding anything in this Agreement to the contrary, Goldman, Sachs & Co. and its Affiliates may engage in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of their business; provided that no material nonpublic information regarding the Merger is used in connection with such activities.

8.18 Additional Tax Matters.

8.18(a) Each party hereto agrees that the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the Parent and the Holders further agrees that, the exchange of Company Common

F-19

Stock for Parent Common Stock in the Merger (including the exchange of the Company Common Stock to be received by the Holders pursuant hereto) is intended to be treated as a tax-free exchange under Section 354 of the Code, and, absent a final determination to the contrary, no party will take any action or position inconsistent with such treatment, and to the extent relevant, Parent will cause its Affiliates not to take any action or position inconsistent with such treatment.

8.18(b) Parent agrees that it will (and will, to the extent relevant, cause its Affiliates to) take the Contingent Payment into account for federal income tax purposes (i.e., either by deduction or capitalization of the Contingent Payment) only when and if the Contingent Payment becomes fixed (i.e., the Adjusted Net Income contingency under Section 1.6 is resolved). Parent further agrees that, if and only if Parent makes the Contingent Payment, Parent will send (or cause to be sent) a Form 1099 to the Holders reporting the income from the Contingent Payment in and for the year of such payment.

8.18(c) Each Holder will provide a Form W-9, substitute Form W-9 or Form W-8, as applicable, prior to the Closing.

[Remainder of page intentionally left blank—signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:		COMPANY:

HECKMANN CORPORATION		CHINA WATER AND DRINKS, INC.

By:		By:
Name:	Richard J. Heckmann	Name:	Xu Hong Bin
Title:	Chief Executive Officer and Chief Financial Officer	Title:	President

HOLDERS:

THE PINNACLE FUND, L.P.

By:	Pinnacle Advisors, L.P., its General Partner

	By:	Pinnacle Fund Management, LLC, its General Partner

By:
		Name:	Barry M. Kitt
		Title:	Sole Member

PINNACLE CHINA FUND, L.P.

By:	Pinnacle China Advisors, L.P., its General Partner

	By:	Pinnacle China Management, LLC, its General Partner

		By:	Kitt China Management, LLC, its Manager

By:
			Name:	Barry M. Kitt
			Title:	Manager

GOLDMAN SACHS INTERNATIONAL

By:
Name:	Barend Pennings
Title:	Managing Director

F-21

HOLDER:

LIBERTY HARBOR MASTER FUND I, L.P.

By:
Name:	Brendan McGovern
Title:	Vice President

F-22

HOLDER:

SOUTHWELL PARTNERS, L.P.

By:
Name:
Title:

F-23

HOLDER:

WESTPARK CAPITAL, L.P.

By:
Name:
Title:

F-24

HOLDER:

ATLAS ALLOCATION FUND, L.P.

By:
Name:
Title:

F-25

HOLDER:

HAYMAN CAPITAL MASTER FUND, L.P.

By:
Name:
Title:

F-26

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

Antitrust Laws. “Antitrust Laws” shall mean any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

Cash Conversion Election. “Cash Conversion Election” shall mean the exercise by holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation.

Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.

Certificates of Merger. “Certificates of Merger” shall mean the certificate of merger satisfying the applicable requirements of the DGCL and the articles of merger satisfying the applicable requirements of the NRS required to be filed in connection with the Merger.

Company SEC Reports. “Company SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by the Company with the SEC.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean, with respect to a specified Person, any written agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, or written legally binding commitment or undertaking of any nature to which the specified Person is a party or by which it or any of its properties or assets may be bound or affected.

Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by Contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

EDGAR. “EDGAR” shall mean the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

Effective Time. “Effective Time” shall mean the date and time the Merger becomes effective.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, or other enterprise, association, organization or entity.

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Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio. “Exchange Ratio” shall mean 0.8 of a share of Parent Common Stock.

GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to herein were prepared.

Goldman. “Goldman” shall mean Goldman Sachs International.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body and any court or other tribunal), or (d) any self-regulatory organization.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Parent Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

Liberty Harbor. “Liberty Harbor” shall mean Liberty Harbor Master Fund I, L.P.

Liens. “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Majority Stockholder Written Consent Agreements. “Majority Stockholder Written Consent Agreements” shall mean the majority stockholder written agreement (i) by and between the Company and Xu Hong Bin, and (ii) the Company and Chen Xing Hua, each, of even date herewith.

Merger Closing. “Merger Closing” shall mean the Closing as defined in Section 1.3 of the Merger Agreement.

Note Escrow Agreement. “Note Escrow Agreement” shall mean the escrow agreement dated January 24, 2008 between the Company, the Holders, TriState Title and Escrow LLC, Roth Capital Partners and the other holders of Notes party thereto, as amended.

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Note Purchase Agreement. “Note Purchase Agreement” shall mean the securities purchase agreement dated January 24, 2008 between the Company, the Holders, and the other holders of Notes party thereto.

Note Purchase Documents. “Note Purchase Documents” shall mean the Note Purchase Agreement, the Notes, the Notes RRA, the Note Escrow Agreement and the agreements listed in Section 1.4(a) and all other agreements and documents executed and delivered in connection therewith, as amended from time to time through the Execution Date.

Notes RRA. “Notes RRA” shall mean the registration rights agreement dated January 24, 2008 between the Company, the Holders, and the other holders of Notes party thereto, as amended through the Execution Date.

NRS. “NRS” shall mean the Nevada Revised Statutes.

Organizational Documents. “Organizational Documents” means the certificate or articles of incorporation, bylaws and other organizational documents.

Parent SEC Reports. “Parent SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by Parent with the SEC.

Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on (i) the adoption of the Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger, and (iii) the adoption of the Certificate of Incorporation Amendment.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pinnacle. “Pinnacle” shall mean The Pinnacle Fund, L.P.

Pinnacle China. “Pinnacle China” shall mean Pinnacle China Fund, L.P.

Release Agreement. “Release Agreement” shall mean that certain release agreement by and between the Company, Parent and the other parties signatory thereto of even date herewith.

Representatives. “Representatives” shall mean any party’s respective directors, officers or employees.

Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean the affirmative vote to adopt the Merger Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholder Meeting and constituting a quorum for the purpose of voting on such proposal and the absence of the Cash Conversion Election.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax,

F-29

business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Trust Agreement. “Trust Agreement” shall mean that certain Investment Trust Management Agreement, dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the trust fund established pursuant thereto.

Trust Fund. “Trust Fund” shall mean the trust fund established pursuant to the Trust Agreement.

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EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

F-31

Schedule A

Name and Address of Holder	Principal Amount of Notes	Pro Rata Portion of Contingent Payment	Holder’s Representatives
The Pinnacle Fund, L.P. 4965 Preston Park Blvd., Suite 240	$2,000,000	$1,798,148	Winston & Strawn LLP 200 Park Avenue
Plano, Texas 75093 Attention: Barry M. Kitt Fax: (972) 985.2121			New York, New York 10166 Attention: Eric L. Cohen, Esq. Fax: (212) 294.4700

Pinnacle China Fund, L.P. c/o The Pinnacle Fund, L.P. 4965 Preston Park Blvd., Suite 240	$2,000,000	$1,798,148	Winston & Strawn LLP 200 Park Avenue New York, New York 10166
Plano, Texas 75093 Attention: Barry M. Kitt Fax: (972) 985.2121			Attention: Eric L. Cohen, Esq. Fax: (212) 294.4700

Goldman Sachs International c/o Goldman Sachs (Asia) L.L.C.	$25,100,000	$22,566,770	Sullivan and Cromwell LLP 28th Floor
68th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong			Nine Queen’s Road Central Hong Kong Attention: William Y. Chua, Esq.
Attention: Raymond Chow/Stella Ngan Fax: (852) 2233.5619			Fax: (852) 2522.2280

Liberty Harbor Master Fund, L.P. c/o Liberty Harbor I GP, LLC 1 New York Plaza New York, NY 10004 Attention: Brendan McGovern; Jon Yoder Fax: (646) 835.3510; (212) 256.5597	$10,000,000	$8,990,745	Wiston & Strawn LLP 200 Park Avenue New York, New York 10166 Attention: Eric L. Cohen, Esq. Fax: (212) 294.4700

Southwell Partners, L.P. 1901 North Akard Street Dallas, TX 75201 Attention: Wilson Jaeggli Fax: (214) 922.9699	$4,000,000	$3,596,296

Westpark Capital, L.P. 4965 Preston Park Blvd, Suite 220 Plano, TX 75093 Attention: Patrick J. Brosnahan Fax: (972) 985.2161	$4,000,000	$3,596,296

Atlas Allocation Fund, L.P. 100 Crescent Court, Suite 880 Dallas, TX 75201 Attention: Caryn Peeples Fax: (214) 999.6095	$2,000,000	$1,798,148

Hayman Capital Master Fund, L.P. 2626 Cole Avenue, Suite 200 Dallas, TX 75204 Attention: Chris Kirkpatrick Fax: (214) 347.8051	$900,000	$809,168

F-32

Annex G

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of May 19, 2008, by and among Heckmann Corporation, a Delaware corporation (the “Company”), and the investors signatory hereto (each a “Investor” and collectively, the “Investors”) and will be effective at the Effective Time of the Merger described below.

WHEREAS, concurrently with the execution of this Agreement and as a condition to the Company and Investors’ entering into this Agreement, the Company and certain Investors who are holders of China Water & Drinks, Inc.’s (“CWDK”) 5% Convertible Notes due January 29, 2011 (the “Notes”), which are convertible into shares of CWDK’s common stock, are entering into a conversion agreement (the “Conversion Agreement”), pursuant to which such holders will, subject to the terms thereof, among other things, convert their Notes into CWDK common stock, execute and deliver a written election to acquire all stock in a merger involving CWDK and the Company (the “Merger”), and release certain liens in their favor, and in consideration for such conversion, stock election and release, CWDK will grant to such holders the right to a Contingent Payment (as defined in the Conversion Agreement), which may at the Company’s discretion be payable, in all or in part, in shares of the Company’s common stock (such stock, the “Contingent Payment Stock”).

WHEREAS, concurrently with the execution of this Agreement and as a condition to the Company and Investors’ entering into this Agreement, CWDK and certain specified holders of CWDK common stock are entering into a release agreement (the “Release Agreement”), pursuant to which each such holder will execute and deliver an election to receive all stock in the Merger, release certain obligations and waive certain potential defaults of CWDK, if any, and release Xu Hong Bin from his obligations under the Make Good Escrow Agreement, and in consideration for such stock election, waiver and release, the Company will grant to such holders the right to a Contingent Payment (as defined in the Release Agreement).

This Agreement is made in connection with that certain Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among the Company and the signatories thereto (the “Merger Agreement”), the Conversion Agreement and the Release Agreement.

This Agreement is a material inducement to the Investors entering into the Conversion Agreement and Release Agreement, as applicable.

The Company and the Investors hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Conversion Agreement will have the respective meanings given such terms in the Conversion Agreement. As used in this Agreement, the following terms have the respective meanings set forth in this Section 1:

“Advice” has the meaning set forth in Section 6(d).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Commission” means the Securities and Exchange Commission.

“Commission Comments” means written comments which are received by the Company from the Commission to a filed Registration Statement, a copy of which shall have been provided by the Company to the Holders, which either (i) requires the Company to limit the number of Registrable Securities which may be included therein to a number which is less than the number sought to be included thereon as filed with the Commission or (ii) requires the Company to exclude Contingent Payment Stock issuable to certain Holders from such Registration Statement.

“Effective Date” means, as to a Registration Statement, the date on which such Registration Statement is first declared effective by the Commission.

“Effectiveness Date” means (a) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the earlier of: (i) the 90 th day following the Closing Date; provided, that, if the Commission reviews and has written comments to such filed Registration Statement that would require the filing of a pre-effective amendment thereto with the Commission, then the Effectiveness Date under this clause (a)(i) shall be the 120th day following the Closing Date, and (ii) the fifth Trading Day following the date on which the Company is notified by the Commission that the initial Registration Statement will not be reviewed or is no longer subject to further review and comments, and (b) with respect to a Registration Statement required to be filed under Section 2(b), the earlier of: (i) the 90th day following the date Contingent Payment Stock becomes issuable to Holders pursuant to the Conversion Agreement; provided, that, if the Commission reviews and has written comments to such filed Registration Statement that would require the filing of a pre-effective amendment thereto with the Commission, then the Effectiveness Date under this clause (b)(i) shall be the 120th day following the date on which the Contingent Payment Stock becomes issuable to Holders, and (ii) the fifth Trading Day following the date on which the Company is notified by the Commission that such Registration Statement will not be reviewed or is no longer subject to further review and comments.

“Effectiveness Period” means, as to any Registration Statement required to be filed pursuant to this Agreement, the period commencing on the Effective Date of such Registration Statement and ending on the earliest to occur of (a) the second anniversary of such Effective Date, (b) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Holders of the Registrable Securities included therein, or (c) such time as all of the Registrable Securities covered by such Registration Statement may be sold by the Holders without volume restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Date” means (a) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the thirtieth calendar day following the Closing Date; and (b) with respect to any additional Registration Statements required to be filed pursuant to Section 2(b), the thirtieth calendar day following the date Contingent Payment Stock becomes issuable to Holders.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” has the meaning set forth in Section 5(c).

“Indemnifying Party” has the meaning set forth in Section 5(c).

“Losses” has the meaning set forth in Section 5(a).

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, a “free writing prospectus” as defined in Rule 405 under the Securities Act and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means: (i) the Parent Common Stock issuable to Holders in connection with the Merger, (ii) the Contingent Payment Stock, (iii) and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any price adjustment as a result of such stock splits, reverse stock splits or similar events with respect to any of the securities referenced in (i) or (ii) above.

“Registration Statement” means the initial registration statement required to be filed in accordance with Section 2(a) and any additional registration statements required to be filed under this Agreement, including in each case the Prospectus, amendments and supplements to such registration statements or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference therein.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

2. Registration.

(a) On or prior to its applicable Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all Registrable Securities (including Contingent Payment Stock, whether or not such Contingent Payment Stock is then issuable) not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement required to be filed under this Agreement shall be filed on Form S-1 (or if the Company is then eligible to utilize Form S-3 promulgated under the Securities Act, on Form S-3, or if another form of registration is required, it shall utilize such other available form appropriate for such purpose) and contain (except if otherwise required pursuant to written comments received from the Commission upon a review of such Registration Statement, other than as to the characterization of any Holder as an underwriter, which shall not occur without such Holder’s written consent) a “Plan of Distribution” section in substantially the form attached hereto as Annex A. The Company shall cause each Registration Statement required to be filed under this Agreement to be declared effective under the Securities Act as soon as possible but, in any event, no later than its Effectiveness Date, and shall use its reasonable best efforts to keep each such Registration Statement continuously effective during its entire Effectiveness Period. By 5:00 p.m. (New York City time) on the business day immediately following the Effective Date of each Registration Statement, the Company shall file with the Commission in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement (whether or not such filing is technically required under such Rule).

(b) If for any reason a Registration Statement is effective but not all outstanding Registrable Securities are registered for resale pursuant thereto, then the Company shall prepare and file by the applicable Filing

Date an additional Registration Statement to register the resale of all such unregistered Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415.

(c) Each Holder agrees to furnish to the Company a completed Questionnaire in substantially the form attached to this Agreement as Annex B (a “Selling Holder Questionnaire”).

3. Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than four trading days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto, the Company shall furnish to each Holder copies of the “Selling Stockholders” section of such document, the “Plan of Distribution” and any risk factor contained in such document that addresses specifically this transaction or the Selling Stockholders, as proposed to be filed, which documents will be subject to the review of such Holder. The Company shall use commercially reasonable efforts to reflect in such documents such comments as the Holders and their respective counsel may reasonably propose. The Company shall not file a Registration Statement, any Prospectus or any amendments or supplements thereto in which the “Selling Stockholder” section thereof differs from the disclosure received from a Holder in its Selling Holder Questionnaire (as amended or supplemented). The Company shall not file a Registration Statement, any Prospectus or any amendments or supplements thereto in which it (i) characterizes any Holder as an underwriter, (ii) excludes a particular Holder due to such Holder refusing to be named as an underwriter, or (iii) reduces the number of Registrable Securities being registered on behalf of a Holder except pursuant to, in the case of subsection (iii), the Commission Comments, without, in each case, such Holder’s express written authorization.

(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible provide the Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that would not result in the disclosure to the Holders of material and non-public information concerning the Company; (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statement(s) and the disposition of all Registrable Securities covered by each Registration Statement; and (v) take such action as may be necessary so that (A) each Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) each Prospectus, and any amendment or supplement to such Prospectus, does not at any time during the Effectiveness Period include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Notify the Holders as promptly as reasonably possible (and, in the case of (i)(A) below, not less than three trading days prior to such filing and (if requested by any such Person) confirm such notice in writing no later than one Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (the Company shall provide true and complete copies thereof and all written responses thereto to each of the Holders that pertain to the Holders as a Selling Stockholder or to the Plan of Distribution, but not information which the Company believes would constitute material and non-public information); and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (vi) of the occurrence of any material pending corporate development that, in the discretion of the Company upon advice of counsel, makes it appropriate to suspend, in accordance with Section 6(d) herein, the availability of a Registration Statement and the related Prospectus. For purposes of Section 3(c)(iv), “notification” shall include the dissemination of a press release or similar announcement in the ordinary course, or the filing of any report or registration statement under the federal securities laws.

(d) Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(e) Furnish to each Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Person (including those previously furnished) promptly after the filing of such documents with the Commission.

(f) Prior to any public offering of Registrable Securities, register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of all jurisdictions within the United States as any Holder may request, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement(s).

(g) Upon the occurrence of any event contemplated by Section 3(c)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Promptly deliver to each Holder, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Holder may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(i) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement(s), which certificates shall be free of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may request.

(j) In the event that any broker-dealer registered under the Exchange Act shall be an “affiliate” (as defined in Rule 2720(b)(1) of the FINRA Conduct Rules (or any successor provision thereto)) of the Company or has a “conflict of interest” (as defined in Rule 2720(b)(7) of the FINRA Conduct Rules (or any successor provision thereto)) and such broker-dealer shall be intended to underwrite, participate as a member of an underwriting syndicate or selling group or assist in the distribution of any Registrable Securities covered by the Registration Statements, whether as a Holder of such Registrable Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, and such Holder cannot by reasonable efforts appoint an alternative broker-dealer then the Company shall assist such broker-dealer in complying with the requirements of the FINRA Conduct Rules, including, without limitation, by (A) engaging a “qualified independent underwriter” (as defined in Rule 2720(b)(15) of the FINRA Conduct Rules (or any successor provision thereto)) to participate in the preparation of the registration statement relating to such Registrable Securities, to exercise usual standards of due diligence in respect thereto and to recommend the public offering price of such Registrable Securities, (B) indemnifying such qualified independent underwriter to the extent of the indemnification of underwriters provided in Section 5 hereof, and (C) providing such information to such broker-dealer as may be required in order for such broker-dealer to comply with the requirements of the FINRA Conduct Rules.

(k) Make generally available to its securityholders as soon as practicable, but in any event not later than eighteen months after (i) the effective date (as defined in Rule 158(c) under the Securities Act) of the Registration Statements, (ii) the effective date of each post-effective amendment to the Registration Statements, and (iii) the date of each filing by the Company with the Commission of an Annual Report on Form 10-K that is incorporated by reference in the Registration Statements, an earning statement of the Company and its subsidiaries complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158).

(l) Use its reasonable best efforts to take all other steps necessary to effect the registration, offering and sale of the Registrable Securities contemplated hereby.

4. Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any trading market on which the Common Stock is then listed for trading, and (B) in compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

5. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, agents, investment advisors, partners, members and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (1) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A hereto for this purpose) or (2) in the case of an occurrence of an event of the type specified in Section 3(c)(ii)-(v), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of an Advice or an amended or supplemented Prospectus, but only if and to the extent that following the receipt of the Advice or the amended or supplemented Prospectus the misstatement or omission giving rise to such Loss is or would have been corrected. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent that, such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified

Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within twenty five trading days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d) Contribution. If a claim for indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Holders in this Section 5(d) to contribute shall be several in proportion to the number of Registrable Securities sold by them and not joint.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by a Holder, of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) No Piggyback on Registrations. Except as and to the extent specified in Schedule 6(b), neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in a Registration Statement other than the Registrable Securities, and the Company shall not during the Effectiveness Period enter into any agreement providing any such right to any of its security holders. The Company may not file any other registration statement following the Effective Time of the Merger (other than on Form S-8) until after the fifteenth day following such date as the initial Registration Statement required to be filed in accordance with Section 2(a) has been filed with the Commission.

(c) Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(d) Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 3(c)(v) or (vi), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. Notwithstanding anything to the contrary set forth in this Agreement, the Company may not suspend the availability of any Registration Statement, and the Holder shall not be required to discontinue disposition of Registrable Securities pursuant to this Section, for an aggregate of more than thirty trading days during any 365-day period (which need not be on consecutive days). The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(e) Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than the Company’s registration statement registering 50,000,000 Units of the Company (File No. 333-144056) and any successor registration statement thereto or registration statements on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder written notice of such determination and, if within fifteen calendar days after receipt of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such holder requests to be registered, subject to customary underwriter cutbacks and lockups applicable to all holders of registration rights.

(f) Amendments and Waivers. The provisions of this Agreement, including the provisions of this Section 6(f), may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of no less than a majority of the then outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of at least a majority of the Registrable Securities to which such waiver or consent relates; provided, further that no amendment or waiver to any provision of this Agreement relating to naming any Holder or requiring the naming of any Holder as an underwriter may be effected in any manner without such Holder’s prior written consent. Section 2(a) may not be amended or waived except by written consent of each Holder affected by such amendment or waiver.

(g) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Heckmann Corporation
75080 Frank Sinatra Drive
Palm Desert, California 92211
Attn: Don Ezzell
Facsimile: (760) 341-3727

With a copy to:	DLA Piper US LLP
2415 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Facsimile: (480) 606-5524
Attn.: Steven D. Pidgeon, Esq.

If to a Investor:	To the address set forth under such Investor’s name on the signature pages hereto.

If to any other Person who is then the registered Holder:

To the address of such Holder as it appears in the stock transfer books of the Company

With a copy to:	Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Facsimile: (212) 294-4700
Attn.: Eric L. Cohen, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(h) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of each Holder. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted under the Conversion Agreement.

(i) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(j) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(k) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

(l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(m) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(n) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(o) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(p) Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint with the obligations of each other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other Transaction Document. Each Investor acknowledges that no other Investor will be acting as agent of such Investor in enforcing its rights under this Agreement. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any Proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Registration Rights Agreement for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

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SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

HECKMANN CORPORATION

By:
Name:	Richard J. Heckmann
Title:	Chief Executive Officer and Chief Financial Officer

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SIGNATURE PAGES OF INVESTORS TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

GOLDMAN SACHS INTERNATIONAL

By:
Name:	Barend Pennings
Title:	Managing Director

ADDRESS FOR NOTICE

c/o:	Goldman Sachs (Asia) LLC

Street:	Cheung Kong Center / 62nd Floor
2 Queen’s Road Central

City/State/Zip:	Hong Kong

Attention:	Raymond Chow / Stella Ngan

Tel:	(852)—2978-0432

Fax:	(852)—2233-5619

Email:	ficc-1stops-hk@gs.com

Cc:	Sullivan & Cromwell, LLP

Street:	28th Floor, Nine Queen’s Road Central

City/State/Zip:	Hong Kong

Attention:	William Y. Chua, Esq.

Tel:	(852)—2826-8632

Fax:	(852)—2522-2280

Email:	chuaw@sullcrom.com

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

NAME OF INVESTING ENTITY

THE PINNACLE FUND, L.P.

By:	PINNACLE ADVISORS, L.P., its General Partner

	By:	PINNACLE FUND MANAGEMENT, LLC, its General Partner

By:
		Name:	Barry M. Kitt
		Title:	Sole Member

ADDRESS FOR NOTICE

c/o:	The Pinnacle Fund, L.P.

Street:	4965 Preston Park Blvd., Suite 240

City/State/Zip:	Plano, Texas 75093

Attention:	Barry M. Kitt

Tel:

Fax:	(972) 985-2121

Email:

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

NAME OF INVESTING ENTITY

PINNACLE CHINA FUND, L.P.

By:	PINNACLE CHINA ADVISORS, L.P., its General Partner

	By:	PINNACLE CHINA MANAGEMENT, LLC, its General Partner

		By:	KITT CHINA MANAGEMENT, LLC, its manager

By:
			Name:	Barry M. Kitt
			Title:	Manager

ADDRESS FOR NOTICE

c/o:	The Pinnacle Fund, L.P.

Street:	4965 Preston Park Blvd., Suite 240

City/State/Zip:	Plano, Texas 75093

Attention:	Barry M. Kitt

Tel:

Fax:	(972) 985-2121

Email:

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

NAME OF INVESTING ENTITY

LIBERTY HARBOR MASTER FUND I, L.P.

By:	Liberty Harbor I GP, LLC, its general partner

By:
Name:	Brendan McGovern
Title:	Vice President

ADDRESS FOR NOTICE

c/o:	Liberty Harbor I GP, LLC

Street:	1 New York Plaza

City/State/Zip:	New York, NY 10004

Attention:	Brendon McGovern; Jon Yoder

Tel:	212-357-5817; 212-902-0328

Fax:	646-835-3510; 212-256-5597

Email:	Brendan.mcgovern@libertyharborllc.com; jon.yoder@gs.com

Annex A

Plan of Distribution

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

an exchange distribution in accordance with the rules of the applicable exchange;

privately negotiated transactions;

to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

a combination of any such methods of sale; and

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved,

(iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it is the view of the Commission that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Annex B

HECKMANN CORPORATION

Selling Securityholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Common Stock”), of Heckmann Corporation, a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a Registration Statement for the registration and resale of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement, dated as of May     , 2008 (the “Registration Rights Agreement”), among the Company and the Investors named therein. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

	(a)	Full Legal Name of Selling Securityholder

	(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities Listed in Item 3 below are held:

	(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by the questionnaire):

2.	Address for Notices to Selling Securityholder:

Telephone:

Fax:

Contact Person:

3.	Beneficial Ownership of Registrable Securities:

Type and Principal Amount of Registrable Securities beneficially owned:

4.	Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes  ☐    No  ☐

Note:	If yes, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(b)	Are you an affiliate of a broker-dealer?

Yes  ☐    No  ☐

(c)	If you are an affiliate of a broker-dealer, do you certify that you bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes  ☐    No  ☐

Note:	If no, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

5.	Beneficial Ownership of Other Securities of the Company Owned by the Selling Securityholder.

Except as set forth below in this Item 5, the undersigned is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item 3.

Type and Amount of Other Securities beneficially owned by the Selling Securityholder:

6.	Relationships with the Company:

Except as set forth below, the undersigned did not hold any position or office and did not have any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

7.	The Company has advised each Selling Stockholder that it is the view of the Commission that it may not use shares registered on the Registration Statement to cover short sales of Common Stock made prior to the date on which the Registration Statement is declared effective by the Commission, in accordance with 1997 Securities and Exchange Commission Manual of Publicly Available Telephone Interpretations Section A.65. If a Selling Stockholder uses the prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under the Registration Statement.

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof and prior to the Effective Date for the Registration Statement.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 6 and the inclusion of such information in the Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated: _______________________________	Beneficial Owner: _______________________________

By:
Name:
Title:

PLEASE FAX A COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

☐

Annex H

Form of Certificate of Amendment of

Amended and Restated Certificate of Incorporation of

Heckmann Corporation

Heckmann Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

ONE: That on                     , 2008 resolutions were duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Existing Certificate”), declaring such amendment to be advisable and recommending such amendment for approval by the Corporation’s stockholders, and calling a meeting of the stockholders of the Corporation for consideration thereof. Such resolutions provide that:

Article FIFTH of the Existing Certificate shall be amended and restated in its entirety to read as follows:

“FIFTH: The Corporation shall have perpetual existence.”

TWO: That on                     , 2008, pursuant to resolutions of the Corporation’s Board of Directors, a special meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

THREE: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOUR: That the capital of the Corporation shall not be reduced under or by reason of such amendment.

FIVE: That this amendment shall be effective upon the consummation of a Business Combination, as such term is defined in the Existing Certificate.

IN WITNESS WHEREOF, the Corporation has duly caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed as of this      day of                     , 2008.

By:
Richard J. Heckmann
Chief Executive Officer

H-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The registrant’s amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, it has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Article Ninth of the registrant’s amended and restated certificate of incorporation provides, in part:

“The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.”

The registrant has obtained policies insuring the registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger and Reorganization, dated May 19, 2008, by and among registrant, Heckmann Acquisition II Corporation and China Water and Drinks Inc. (included in Annex A to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

2.1A	Amendment No. 1 to Merger Agreement, dated September 29, 2008, by and among registrant, Heckmann Acquisition II Corporation and China Water and Drinks Inc. (included in Annex A to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of registrant, incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to registrant’s Registration Statement on Form S-1 filed September 4, 2007.

3.2	Amended Restated Bylaws of registrant, incorporated herein by reference to Exhibit 3.2 to Amendment No. 4 to registrant’s Registration Statement on Form S-1 filed October 26, 2007.

3.3	Amendment to Amended and Restated Certificate of Incorporation of registrant, to be effective upon the consummation of the merger (included as Annex H to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

4.1	Specimen share certificate of registrant’s common stock incorporated herein by reference to Exhibit 4.1 to registrant’s Registration Statement on Form S-1 filed June 26, 2007.

4.5	Registration Rights Agreement, dated May 19, 2008, by and between registrant and the holders of China Water and Drinks Inc. common stock named therein (included as Annex G to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

5.1**	Opinion of DLA Piper USA, LLP regarding the legality of the securities being registered.

8.1**	Opinion of DLA Piper USA, LLP regarding certain U.S. income tax aspects of the merger.

8.2**	Opinion of Thelen Reid Brown Raysman & Steiner LLP regarding certain U.S. income tax aspects of the merger.

10.19	Majority Stockholder Consent Agreement, dated May 19, 2008, by and between registrant and Xu Hong Bin (included in Annex B to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.19A	Amendment No. 1 to Majority Stockholder Consent Agreement, dated September 19, 2008, by and between registrant and Xu Hong Bin (included in Annex B to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.19B	Amendment No. 2 to Majority Stockholder Consent Agreement, dated September 26, 2008, by and between registrant and Xu Hong Bin (included in Annex B to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

Exhibit Number	Exhibit Description

10.20	Majority Stockholder Consent Agreement, dated May 19, 2008, by and between registrant and Chen Xing Hua (included in Annex C to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.20A	Amendment No. 1 to Majority Stockholder Consent Agreement, dated September 26, 2008, by and between registrant and Chen Xing Hua (included in Annex C to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.21	Undertaking Agreement, dated May 19, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. common stock named therein (included in Annex D to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.21A	Amendment No. 1 to Undertaking Agreement, dated September 26, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. common stock named therein (included in Annex D to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.22	Conversion Agreement, dated May 19, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. 5% secured convertible notes due January 29, 2011 named therein (included as Annex F to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.23	Release Agreement, dated May 19, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. named therein (included as Annex E to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of GHP Horwath, P.C., Independent Registered Public Accounting Firm.

23.3*	Consent of Madsen & Associates CPA Inc., Independent Registered Public Accounting Firm.

23.4*	Consent of Madsen & Associates CPA Inc., Independent Registered Public Accounting Firm.

23.5**	Consent of DLA Piper USA, LLP (included as part of Exhibit 5.1).

23.6**	Consent of DLA Piper USA, LLP (included as part of Exhibit 8.1).

23.7**	Consent of Thelen Reid Brown Raysman & Steiner LLP (included as part of Exhibit 8.2).

24.1**	Powers of Attorney for registrant.

99.1**	Form of Proxy Card.

99.2**	Consent of Andrew D. Seidel as director nominee.

99.3**	Consent of Timothy L. Traff as director nominee.

99.4**	Form of Election and Letter of Transmittal for stockholders of China Water & Drinks Inc.

(b)	Financial Statement Schedules: None
(c)	Opinions: None
*	Filed herewith
**	Previously filed.

Item 22.	Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, State of California, on the 1st day of October, 2008.

HECKMANN CORPORATION

By:	/s/ DONALD G. EZZELL
Donald G. Ezzell
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard J. Heckmann	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	October 1, 2008

/s/ DONALD G. EZZELL Donald G. Ezzell	Vice President, General Counsel and Secretary	October 1, 2008

* Lou L. Holtz	Director	October 1, 2008

* Alfred E. Osborne, Jr.	Director	October 1, 2008

* Dan Quayle	Director	October 1, 2008

* By:	/S/ DONALD G. EZZELL
Name:	Donald G. Ezzell Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger and Reorganization, dated May 19, 2008, by and among registrant, Heckmann Acquisition II Corporation and China Water and Drinks Inc. (included in Annex A to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

2.1A	Amendment No. 1 to Merger Agreement, dated September 29, 2008, by and among registrant, Heckmann Acquisition II Corporation and China Water and Drinks Inc. (included in Annex A to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of registrant, incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to registrant’s Registration Statement on Form S-1 filed September 4, 2007.

3.2	Amended Restated Bylaws of registrant, incorporated herein by reference to Exhibit 3.2 to Amendment No. 4 to registrant’s Registration Statement on Form S-1 filed October 26, 2007.

3.3	Amendment to Amended and Restated Certificate of Incorporation of registrant, to be effective upon the consummation of the merger (included as Annex H to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

4.1	Specimen share certificate of registrant’s common stock incorporated herein by reference to Exhibit 4.1 to registrant’s Registration Statement on Form S-1 filed June 26, 2007.

4.5	Registration Rights Agreement, dated May 19, 2008, by and between registrant and the holders of China Water and Drinks Inc. common stock named therein (included as Annex G to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

5.1**	Opinion of DLA Piper USA, LLP regarding the legality of the securities being registered.

8.1**	Opinion of DLA Piper USA, LLP regarding certain U.S. income tax aspects of the merger.

8.2**	Opinion of Thelen Reid Brown Raysman & Steiner LLP regarding certain U.S. income tax aspects of the merger.

10.19	Majority Stockholder Consent Agreement, dated May 19, 2008, by and between registrant and Xu Hong Bin (included in Annex B to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.19A	Amendment No. 1 to Majority Stockholder Consent Agreement, dated September 19, 2008, by and between registrant and Xu Hong Bin (included in Annex B to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.19B	Amendment No. 2 to Majority Stockholder Consent Agreement, dated September 26, 2008, by and between registrant and Xu Hong Bin (included in Annex B to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.20	Majority Stockholder Consent Agreement, dated May 19, 2008, by and between registrant and Chen Xing Hua (included in Annex C to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.20A	Amendment No. 1 to Majority Stockholder Consent Agreement, dated September 26, 2008, by and between registrant and Chen Xing Hua (included in Annex C to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

Exhibit Number	Exhibit Description

10.21	Undertaking Agreement, dated May 19, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. common stock named therein (included in Annex D to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.21A	Amendment No. 1 to Undertaking Agreement, dated September 26, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. common stock named therein (included in Annex D to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.22	Conversion Agreement, dated May 19, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. 5% secured convertible notes due January 29, 2011 named therein (included as Annex F to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.23	Release Agreement, dated May 19, 2008, by and among registrant, China Water and Drinks Inc. and the holders of China Water and Drinks Inc. common stock named therein (included as Annex E to the joint proxy and information statement/prospectus forming part of this registration statement and incorporated herein by reference).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of GHP Horwath, P.C., Independent Registered Public Accounting Firm.

23.3*	Consent of Madsen & Associates CPA Inc., Independent Registered Public Accounting Firm.

23.4*	Consent of Madsen & Associates CPA Inc., Independent Registered Public Accounting Firm.

23.5**	Consent of DLA Piper USA, LLP (included as part of Exhibit 5.1).

23.6**	Consent of DLA Piper USA, LLP (included as part of Exhibit 8.1).

23.7**	Consent of Thelen Reid Brown Raysman & Steiner LLP (included as part of Exhibit 8.2).

24.1**	Powers of Attorney for registrant.

99.1**	Form of Proxy Card.

99.2**	Consent of Andrew D. Seidel as director nominee.

99.3**	Consent of Timothy L. Traff as director nominee.

99.4**	Form of Election and Letter of Transmittal for stockholders of China Water & Drinks Inc.

*	Filed herewith
**	Previously filed.